As filed with the Securities and Exchange Commission on October 11, 2024.

No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________

CID HOLDCO, INC.
(Exact name of registrant as specified in its charter)

__________________________

Delaware
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(302) 332-4122
7500 Old Georgetown Road, Suite 901
Bethesda, Maryland 20814

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

SEE ID, Inc.
(Exact name of registrant as specified in its charter)

__________________________

Nevada
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

__________________________

(302) 332-4122
7500 Old Georgetown Road, Suite 901
Bethesda, Maryland 20814

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Gerry Williams Penny J. Minna DLA Piper LLP (US) One Atlantic Center 1201 West Peachtree Street, Suite 2900 Atlanta, GA 30309 (404) 736-7891	Amy Bowler Holland & Hart LLP 555 17th Street, Suite 3200 Denver, CO 80202 (303) 295-8000
Krisanne Cunningham Rice Reuther Sullivan & Carroll LLP 3800 Howard Hughes Pkwy, Suite 1200 Las Vegas, Nevada 89169 (702) 732-9099

__________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934 (“Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. CID HoldCo, Inc. may not issue the securities offered by this proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS OF SHOULDERUP TECHNOLOGY
ACQUISITION CORPORATION

PROSPECTUS FOR
___________SHARES OF COMMON STOCK
__________ WARRANTS TO PURCHASE SHARES OF COMMON STOCK AND
__________ SHARES OF COMMON STOCK UNDERLYING WARRANTS OF
CID HOLDCO, INC.

The board of directors of ShoulderUp Technology Acquisition Corp., a Delaware corporation (“SUAC”), has unanimously approved the business combination agreement (as it may be further amended, restated, modified and/or supplemented from time to time), dated as of March 18, 2024 (the “Business Combination Agreement”) by and among SUAC, CID HoldCo, Inc., a Delaware corporation and wholly-owned subsidiary of SUAC (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“SEI Merger Sub,” and together with ShoulderUp Merger Sub, the “Merger Subs”), and SEE ID, Inc., a Nevada corporation (“SEE ID”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. You are being asked to vote on, among other proposals the Business Combination Proposal, the Organizational Document Proposal, the Nasdaq Proposal, the NTA Proposal, and the Equity Incentive Plan Proposal.

Holdings and the Merger Subs are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. Holdings is a wholly-owned direct subsidiary of SUAC and both the Merger Subs are wholly-owned direct subsidiaries of Holdings. Pursuant to the Business Combination Agreement, at closing, each of the following transactions will occur in the following order: (i) ShoulderUp Merger Sub will merge with and into SUAC (the “ShoulderUp Merger”), with SUAC surviving the ShoulderUp Merger as a wholly-owned subsidiary of Holdings (the “ShoulderUp Surviving Company”); and (ii) simultaneously with the ShoulderUp Merger, SEI Merger Sub will merge with and into SEE ID (the “SEE ID Merger”), with SEE ID surviving the SEE ID Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”) (the ShoulderUp Merger and the SEE ID Merger, together the “Mergers” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

SEE ID helps businesses digitally transform their operations using IoT and AI technology. With significant innovations in RF networking, use of vision system overlays and a cloud-based AI engine, the company offers a differentiated asset tracking and workflow management solution for operations intensive enterprises. SEE ID’s goal is to provide increased safety, assurance and efficiency across enterprise processes.

If SUAC stockholders approve the Business Combination Proposal (as defined below) and the parties consummate the Business Combination: (i) the holders of shares of SUAC’s common stock (“SUAC Common Stock”) issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one share of common stock of Holdings (“Holdings Common Stock”) in exchange for each share of SUAC Common Stock held by them, subject to adjustment as more fully described in the Business Combination Agreement, (ii) the holders of each whole warrant to purchase SUAC Class A Common Stock will receive one warrant to purchase Holdings Common Stock at an exercise price of $11.50 per share, and (iii) 13 million shares of Holdings Common Stock, subject to adjustment as more fully described in the Business Combination Agreement, will be issued to the SEE ID Stockholders in proportion to their ownership interests in SEE ID. As a result of the Business Combination, SUAC and SEE ID will become wholly-owned subsidiaries of Holdings.

In connection with the execution of the Business Combination Agreement, SUAC entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), dated March 18, 2024, with each of the directors of SUAC, pursuant to which, among other things, such directors agreed to approve the Business Combination Agreement and the Business Combination.

Contemporaneously with the execution of the Business Combination Agreement, certain SEE ID Stockholders entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”), dated March 18, 2024, pursuant to which such securityholders agreed to approve the Business Combination Agreement and the Business Combination.

Additionally, as a condition to closing the Business Combination, SUAC or Holdings, as applicable, will close simultaneously with a line of credit (including an equity line of credit with respect to Holdings common stock) on customary terms of no less than $50,000,000 and no greater than $100,000,000 prior to the closing of the Business Combination.

It is anticipated that, upon completion of the Business Combination, SUAC’s former stockholders will own approximately 45.99% of the outstanding shares of Holdings Common Stock, that SEE ID’s former securityholders will own approximately 35.99% of the outstanding shares of Holdings Common Stock. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Business Combination Agreement. These relative percentages assume that none of SUAC’s existing Public Stockholders (as defined below) exercise their redemption rights in connection with the Business Combination. If any of SUAC’s Public Stockholders exercise their redemption rights, or any of the other assumptions underlying these percentages become inaccurate, these percentages may vary from the amounts shown above. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The table below illustrates varying beneficial ownership levels in Holdings immediately upon Closing, assuming no additional redemptions by public stockholders, 25% redemption by public stockholders, 50% redemption by public stockholders, 75% redemption by public stockholders, and the maximum redemptions by public stockholders.

	Scenario 1		Scenario 2		Scenario 3		Scenario 4
	(Assuming No Redemptions)		(Assuming 50% Redemptions)		(Assuming 75% Redemptions)		(Assuming Maximum Redemptions)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders(1)	859,414	3.35%	859,414	3.41%	859,414	3.44%	859,414	3.47%
Shares of ShoulderUp Common Stock redeemed	—	0.00%	(429,707)	(1.70)%	(644,561)	(2.58)%	(859,414)	(3.47)%
Total held by Public Stockholders(2)	859,414	3.35%	429,707	1.70%	214,854	0.86%	—	0.00%
Private placement shares – Class A(3)	1,350,000	5.26%	1,350,000	5.35%	1,350,000	5.40%	1,350,000	5.44%
Founder shares – Class B(4)	10,450,000	40.73%	10,450,000	41.42%	10,450,000	41.78%	10,450,000	42.14%
Former SEE ID stockholders(5)	9,234,620	35.99%	9,234,620	36.60%	9,234,620	36.92%	9,234,620	37.24%
Conversion of SEE ID SAFE Notes(6)	1,986,607	7.74%	1,986,607	7.87%	1,986,607	7.94%	1,986,607	8.01%
Shares from exercise of SEE ID Options(7)	1,778,773	6.93%	1,778,773	7.05%	1,778,773	7.11%	1,778,773	7.17%
Pro Forma Combined Company Common Stock outstanding at Closing	25,659,414	100%	25,229,707	100%	25,014,854	100%	24,800,000	100%

Holdings is applying to have the Holdings Common Stock and Holdings Warrants listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbols DAIC and DAIC.W, respectively. SUAC Class A Common Stock, SUAC Warrants and SUAC Units are currently traded on the over-the-counter market (the “OTC”) under the symbols SUAC, SUACW and SUACU, respectively.

Pursuant to the Existing SUAC Charter, SUAC is providing holders of shares of SUAC Class A Common Stock sold as part of the units issued in SUAC’s initial public offering (such shares, “Public Shares” and such stockholders, “Public Stockholders”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of SUAC’s initial public offering, as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to SUAC to pay SUAC’s franchise and income taxes and for working capital purposes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $9,375,040 on August 31, 2024, the estimated per share redemption price would have been approximately $10.91. Public Stockholders may elect to redeem their Public Shares even if they vote for the Business Combination Proposal. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the Public Shares issued in the IPO. Holders of SUAC’s outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. ShoulderUp Technology Sponsor LLC, a Delaware limited liability company (“Sponsor”), and SUAC’s officers and directors are not entitled to redeem their shares of SUAC Class B Common Stock (or any shares of SUAC Class A Common Stock issued in exchange for such shares of SUAC Class B Common Stock) and have agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the completion of the Business Combination. The shares of SUAC Class B Common Stock (and any shares of SUAC Class A Common Stock issued in exchange for such shares of SUAC Class B Common Stock) will be excluded from the pro rata calculation used to determine the per-share redemption price.

The accompanying proxy statement/prospectus provides shareholders of SUAC with detailed information about the Business Combination and other matters to be considered at the special meeting of SUAC. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 18 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the business combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

SHOULDERUP TECHNOLOGY ACQUISITION CORPORATION
125 Townpark Drive
Suite 300
Kennesaw, GA 30144

Proxy Statement/Prospectus, dated __, 2024
and first mailed to stockholders on or about __, 2024

To the Stockholders of ShoulderUp Technology Acquisition Corp.:

You are invited to attend a special meeting (the “Special Meeting”) of the stockholders of ShoulderUp Technology Acquisition Corp., a Delaware corporation (“SUAC”) relating to the business combination agreement, dated March 18, 2024 (the “Business Combination Agreement”), by and among SUAC, CID HoldCo, Inc., a Delaware corporation and wholly-owned subsidiary of SUAC (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“SEI Merger Sub,” and together with ShoulderUp Merger Sub, the “Merger Subs”), and SEE ID, Inc., a Nevada corporation (“SEE ID”). This document is both a proxy statement/prospectus containing information about SUAC’s special meeting of stockholders and a prospectus of Holdings with respect to the securities to be issued to SUAC’s securityholders and equity holders of SEE ID in the Business Combination (as defined below).

Holdings and the Merger Subs are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. Holdings is a wholly-owned direct subsidiary of SUAC and both the Merger Subs are wholly-owned direct subsidiaries of Holdings. Pursuant to the Business Combination Agreement, at closing, each of the following transactions will occur in the following order: (i) ShoulderUp Merger Sub will merge with and into SUAC (the “ShoulderUp Merger”), with SUAC surviving the ShoulderUp Merger as a wholly-owned subsidiary of Holdings (the “ShoulderUp Surviving Company”); and (ii) simultaneously with the ShoulderUp Merger, SEI Merger Sub will merge with and into SEE ID (the “SEE ID Merger”), with SEE ID surviving the SEE ID Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”) (the ShoulderUp Merger and the SEE ID Merger, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

SEE ID helps businesses digitally transform their operations using IoT and AI technology. With significant innovations in RF networking, use of vision system overlays and a cloud-based AI engine, the company offers a differentiated asset tracking and workflow management solution for operations intensive enterprises. Their goal in mind is to provide increased safety, assurance and efficiency across enterprise processes.

If SUAC stockholders approve the Business Combination Proposal (as defined below) and the parties consummate the Business Combination: (i) the holders of shares of SUAC’s common stock (“SUAC Common Stock”) issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one share of common stock of Holdings (“Holdings Common Stock”) in exchange for each share of SUAC Common Stock held by them, subject to adjustment as more fully described in the Business Combination Agreement, (ii) the holders of each whole warrant to purchase SUAC Class A Common Stock will receive one warrant to purchase Holdings Common Stock at an exercise price of $11.50 per share, and (iii) 13 million shares of Holdings Common Stock, subject to adjustment as more fully described in the Business Combination Agreement, will be issued to the equity holders of SEE ID in proportion to their ownership interests in SEE ID. As a result of the Business Combination, SUAC and SEE ID will become wholly-owned subsidiaries of Holdings.

In connection with the execution of the Business Combination Agreement, SUAC entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), dated March 18, 2024, with each of the directors of SUAC, pursuant to which, among other things, such directors agreed to approve the Business Combination Agreement and the Business Combination.

Contemporaneously with the execution of the Business Combination Agreement, certain key SEE ID Stockholders entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”), dated March 18, 2024, pursuant to which such securityholders agreed to approve the Business Combination Agreement and the Business Combination.

It is anticipated that, upon completion of the Business Combination, SUAC’s former stockholders will own approximately 45.99% of the outstanding shares of Holdings Common Stock, that SEE ID’s former securityholders will own approximately 35.99% of the outstanding shares of Holdings Common Stock.

These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Business Combination Agreement. These relative percentages assume that none of SUAC’s existing Public Stockholders (as defined below) exercise their redemption rights in connection with the Business Combination. If any of SUAC’s Public Stockholders exercise their redemption rights, or any of the other assumptions underlying these percentages become inaccurate, these percentages may vary from the amounts shown above. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Holdings is applying to have the Holdings Common Stock and Holdings Warrants listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbols DAIC and DAIC.W, respectively. SUAC Class A Common Stock, SUAC Warrants and SUAC Units are currently traded on the over-the-counter market (the “OTC”) under the symbols SUAC, SUACW and SUACU, respectively.

Pursuant to the Existing SUAC Charter, SUAC is providing holders of shares of SUAC Class A Common Stock sold as part of the units issued in SUAC’s initial public offering (such shares, “Public Shares” and such stockholders, “Public Stockholders”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established in connection with SUAC’s initial public offering (the “Trust Account”), including interest not previously released to SUAC to pay its taxes, as of two (2) business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $9,375,040 on August 31, 2024, the estimated per share redemption price would have been approximately $10.91. Public Stockholders may elect to redeem their Public Shares even if they vote for the Business Combination Proposal. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the Public Shares issued in SUAC’s initial public offering. Holders of SUAC’s outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination.

ShoulderUp Technology Sponsor LLC, a Delaware limited liability company (“Sponsor”), and SUAC’s officers and directors are not entitled to redeem their shares of SUAC Class B Common Stock (or any shares of SUAC Class A Common Stock issued in exchange for such shares of SUAC Class B Common Stock) and have agreed to waive their redemption rights with respect to any Public Shares held by them in connection in connection with the completion of the Business Combination. The shares of SUAC Class B Common Stock (and any shares of SUAC Class A Common Stock issued in exchange for such shares of SUAC Class B Common Stock) will be excluded from the pro rata calculation used to determine the per-share redemption price.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

After careful consideration, SUAC’s board of directors (the “SUAC Board”) has unanimously approved the Business Combination Agreement and the Business Combination and determined that each of the proposals to be presented at the Special Meeting is fair to, advisable, and in the best interests of SUAC and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of SUAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that SUAC’s stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

Your vote is very important.    To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Special Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

On behalf of the SUAC Board, I would like to thank you for your support of SUAC and look forward to a successful completion of the Business Combination.

Very truly yours,

Phyllis W. Newhouse
Chief Executive Officer
ShoulderUp Technology Acquisition Corp.

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF SUAC CLASS A COMMON STOCK THROUGH SUAC UNITS, ELECT TO SEPARATE YOUR SUAC UNITS INTO THE UNDERLYING SUAC COMMON STOCK AND SUAC PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF SUAC CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST HOLDINGS’ DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF THE STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

The accompanying proxy statement/prospectus is dated [•], 2024 and is first being mailed to the stockholders of SUAC on or about [•], 2024.

SHOULDERUP TECHNOLOGY ACQUISITION CORPORATION
125 Townpark Drive, Suite
300 Kennesaw, GA 30144

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF SHOULDERUP TECHNOLOGY ACQUISITION CORPORATION TO BE HELD ON [•], 2024

TO THE STOCKHOLDERS OF SHOULDERUP TECHNOLOGY ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of ShoulderUp Technology Acquisition Corp., a Delaware corporation (“SUAC”), will be held at 10:00 am, Eastern Time, on [•], 2024. In an effort to increase participation in the meeting, after careful consideration, we have determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You are cordially invited to attend the Special Meeting online by visiting and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

At the Special Meeting, you will be asked to consider and vote on the following proposals:

(1)     Proposal No. 1 — The Business Combination Proposal — To adopt and approve the Business Combination Agreement, dated as of March 18, 2024 (as it may be further amended, restated, modified and/or supplemented from time to time, the “Business Combination Agreement”), entered into by and among SUAC, CID HoldCo, Inc. , a Delaware corporation and wholly-owned subsidiary of SUAC (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“SEI Merger Sub”), and SEE ID, Inc., a Nevada corporation (“SEE ID”) and the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”), pursuant to which:

•        ShoulderUp Merger Sub will merge with and into SUAC (the “ShoulderUp Merger”), with SUAC surviving the ShoulderUp Merger as a wholly-owned subsidiary of Holdings (the “ShoulderUp Surviving Company”);

•        simultaneously with the ShoulderUp Merger, SEI Merger Sub will merge with and into SEE ID (the “SEE ID Merger”), with SEE ID surviving the SEE ID Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”);

•        we refer to this proposal as the “Business Combination Proposal.”

(2)     Proposal No. 2 — The Organizational Document Proposal — To approve and adopt, assuming the Business Combination Proposal is approved and adopted, the amended and restated certificate of incorporation of Holdings (the “Proposed Holdings Charter”), which, if approved, would take effect upon the Closing (we refer to this proposal as the “Organizational Document Proposal”, collectively with the Business Combination Proposal, the “Conditions Precedent Proposals”);

(3)     Proposal No. 3(A)-(C) — the Advisory Charter Proposals — To approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Holdings Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as three sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”);

•        Proposal No. 3(A):    to establish Holdings’ capital structure, authorizing (i) [10,000,000] shares of Preferred Stock, par value $0.0001 per share, and (ii) [290,000,000] shares of Holdings Common Stock, par value $0.0001 per share (we refer to this as “Advisory Charter Proposal A”);

•        Proposal No. 3(B):    to classify the directors into three classes designated as Class I, Class II and Class III, and to provide that the members of the board of directors of Holdings be elected serve as Class I, Class II and Class III directors to serve staggered terms until the first, second and third annual meeting of the stockholders of Holdings, respectively, held after the amendment and restatement of Holdings’ Charter, which annual meetings of stockholders shall be held at such date and time and at such place, if any, within or outside the State of Delaware as may be fixed by the board of directors of Holdings. Each elected director shall hold office until the third annual meeting following such director’s election or until his successor shall be elected and duly qualified, or his earlier death, resignation, retirement, disqualification or removal from office (we refer to this as “Advisory Charter Proposal B”);

•        Proposal No. 3(C):    to provide that unless Holdings consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on Holdings’ behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of Holdings’ directors, officers, employees or agents or Holdings’ stockholders, (3) any action asserting a claim against Holdings or any director or officer arising pursuant to any provision of the DGCL, the Proposed Holdings Charter or the Proposed Holdings Bylaws, or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction (we refer to this as “Advisory Charter Proposal C”);

(4)     Proposal No. 4 — The Nasdaq Proposal — To approve, assuming the Conditions Precedent Proposals are approved and adopted, for purposes of complying with Nasdaq Capital Market rules (the “Nasdaq”), the issuance of shares of Holdings Common Stock and the Holdings Public Warrants in connection with the Business Combination (we refer to this proposal as the “Nasdaq Proposal”);

(5)     Proposal No. 5 — The NTA Proposal — To approve and adopt, assuming the Conditions Precedent Proposals are approved and adopted, amendments to the second amended and restated certificate of incorporation of SUAC (as amended, the “Existing SUAC Charter”), which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by SUAC, prior to the consummation of the proposed Business Combination, to remove from the Existing SUAC Charter (i) the limitation on share repurchases prior to the consummation of a business combination that would cause SUAC’s net tangible assets (“NTA”) to be less than $5,000,001 following such repurchases, and (ii) the limitation that SUAC shall not consummate a business combination if it would cause SUAC’s NTA to be less than $5,000,001 either immediately prior or subsequent to the consummation of such business combination (we refer to this proposal as the “NTA Proposal;

(6)     Proposal No. 6 — The Equity Incentive Plan Proposal — To approve and adopt, assuming the Business Combination Proposal and the Organizational Document Proposal are approved and adopted, to consider and vote upon a proposal to approve and adopt the CID HoldCo Inc. 2024 Equity Incentive Plan (the “Equity Incentive Plan”) (we refer to this proposal as the “Equity Incentive Plan Proposal”); and

(7)     Proposal No. 7 — The Adjournment Proposal — To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Conditions Precedent Proposals, the Advisory Charter Proposals, the Nasdaq Proposal, the NTA Proposal or Equity Incentive Plan Proposal (we refer to this proposal as the “Adjournment Proposal”).

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. We urge you to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

The record date for the Special Meeting is __, 2024. Only holders of record of shares of SUAC Class A Common Stock and shares of SUAC Class B Common Stock at the close of business on the record date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of SUAC’s stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at SUAC’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at _________________________.

SUAC Class A Common Stock, SUAC Warrants and SUAC Units are currently traded on the over-the-counter market (the “OTC”) under the symbols SUAC, SUACW and SUACU, respectively. Certain shares of SUAC Class A Common Stock and SUAC Public Warrants currently trade as SUAC Units consisting of one share of SUAC Class A Common Stock and are listed on the OTC under the symbol “SUACU.” The SUAC Units will automatically separate into component securities of Holdings upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Holdings intends to apply for listing the shares of the Holdings Common Stock and Holdings Public Warrants on the Nasdaq under the symbols “DAIC” and “DAIC.W,” respectively, and such Nasdaq listing is a condition to Closing.

Pursuant to the Existing SUAC Charter, a holder of shares of SUAC Class A Common Stock sold as part of the units issued in SUAC’s initial public offering (each such share, a “Public Share”, and such stockholder, a “Public Stockholder”) may request that SUAC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. Public Stockholders will be entitled to receive cash for any Public Shares to be redeemed only if they:

(a)     (i) hold shares of Public Shares or (ii) hold shares of Public Shares through SUAC Units and they elect to separate their SUAC Units into the underlying Public Shares and warrants (“SUAC Public Warrants”) prior to exercising their redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on __, 2024 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, SUAC’s transfer agent (the “transfer agent”), that SUAC redeem their Public Shares for cash and (ii) deliver their Public Shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of SUAC Units must elect to separate the underlying Public Shares and SUAC Public Warrants prior to exercising redemption rights with respect to their Public Shares. SUAC has not issued fractional SUAC Warrants other than as part of SUAC Units, each of which is comprised of one share of SUAC Class A Common Stock and one-half of one SUAC Public Warrant. If, upon the detachment of SUAC Public Warrants from SUAC Units or otherwise, a holder of SUAC Warrants would be entitled to receive a fractional SUAC Warrant, SUAC will round down to the nearest whole number of SUAC Warrants to be issued to such holder. If holders hold their SUAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the SUAC Units into the underlying Public Shares of and SUAC Public Warrants, or if a holder holds SUAC Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. A holder of the SUAC Public Warrants will not be able to exercise any fraction of a SUAC Warrant. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the transfer agent, we will redeem each Public Share for a per share price, payable in cash, equal to (i) the aggregate amount on deposit in the trust account established in connection with SUAC’s initial public offering (the “Trust Account”), including interest not previously released to SUAC to pay our taxes, as of two business days prior to the consummation of the Business Combination, divided by the number of then-outstanding Public Shares. As of August 31, 2024, this would have amounted to approximately $10.91 per Public Share. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such Public Shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a Public Stockholder delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that we instruct our transfer agent to return the certificate (physically or electronically). Public Stockholders can make such requests by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. SUAC will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, Public Stockholders, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without SUAC’s prior consent. Accordingly, if a Public Stockholder, alone or acting in concert as a group, seeks to redeem more than 15% of the Public Shares, then any such Public Shares in excess of that 15% limitation would not be redeemed for cash, without our prior consent.

ShoulderUp Technology Sponsor LLC, a Delaware limited liability company, and SUAC’s officers and directors are not entitled to redeem their shares of SUAC Class B Common Stock (or any shares of SUAC Class A Common Stock issued in exchange for such shares of SUAC Class B Common Stock) and have agreed to waive their redemption rights with respect to any Public Shares held by them in connection in connection with the completion of the Business Combination. The shares of SUAC Class B Common Stock (and any shares of SUAC Class A Common Stock issued in exchange for such shares of SUAC Class B Common Stock) will be excluded from the pro rata calculation used to determine the per-share redemption price.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination.

Approval of the Business Combination Proposal and the Organizational Document Proposal (collectively, the “Conditions Precedent Proposal”) requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of SUAC Class A Common Stock and SUAC Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Each of the Advisory Charter Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of shares of SUAC Class A Common Stock and SUAC Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and each of the proposals. We urge you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares of SUAC Class A Common Stock, please contact Phyllis W. Newhouse at Phyllis@shoulderup.com.

This notice of special meeting and the proxy statement/prospectus are available at [_______________].

By Order of the Board of Directors

Phyllis W. Newhouse
ShoulderUp Technology Acquisition Corp.
Chief Executive Officer
[•], 2024

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ADDITIONAL INFORMATION

If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact:

ShoulderUp Technology Acquisition Corp.
125 Townpark Drive, Suite 300
Kennesaw, Georgia 30144
Attn: Phyllis Newhouse
Telephone: (650) 276-7040

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on __, 2024, you must request the information no later than __, 2024, five business days prior to the date of the Special Meeting.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 232 of the enclosed proxy statement/prospectus.

FREQUENTLY USED TERMS

Definitions

In this document:

“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by SUAC that more time is necessary or appropriate to approve one or more Proposals at the Special Meeting.

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options to the extent that Company Options are exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Merger Consideration Value” means $130,000,000.00.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 18, 2024, by and among SUAC, Holdings, ShoulderUp Merger Sub, SEI Merger Sub, and SEE ID. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the Special Meeting to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the ShoulderUp Merger and SEE ID Merger.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Holdings and its subsidiaries after giving effect to the Business Combination and the related transactions.

“Company Change of Control Payments” means any success, change of control, retention, transaction bonus or other similar payment or amount that SEE ID is required to pay to any current or former officer, director or employee of SEE ID or any affiliate of SEE ID (including any “double trigger” payments or similar amounts that may become due and payable based upon the occurrence of the Mergers or the other transactions contemplated to occur on the Closing Date pursuant to the Business Combination Agreement or the ancillary agreements contemplated thereto followed by or combined with one or more additional circumstances, matters or events) pursuant to the express terms of any plan, policy, arrangement or Contract to which SEE ID is a party or by which any of its assets are bound as of or prior to the Closing, in each case, as a result of the consummation of the Mergers or the other transactions contemplated to occur on the Closing Date pursuant to the Business Combination Agreement or the ancillary agreements contemplated thereto. The Company Change of Control Payments shall not in the aggregate exceed $1,000,000.

“Company Option” means, as of any determination time, each option to purchase SEE ID Common Stock that is outstanding and unexercised immediately prior to the Effective Time, whether granted under a SEE ID equity plan or otherwise.

“DGCL” means the Delaware General Corporation Law, as amended.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means 12:01a.m. on the Closing Date or at such other date and/or time as may be agreed in writing by SEE ID and SUAC and specified in each of the SUAC Certificate of Merger and the SEE ID Articles of Merger.

“Equity Incentive Plan” means the CID HoldCo, Inc. 2024 Equity Incentive Plan.

“Equity Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve the Equity Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient (for clarity, expressed as a ratio) of (a) the SEE ID Merger Consideration Value divided by (b) the SEE ID Fully Diluted Common Stock.

“Existing SUAC Bylaws” means the bylaws of SUAC.

“Existing SUAC Charter” means the amended and restated certificate of incorporation of SUAC, dated as of November 19, 2021, as amended, modified and supplemented from time to time.

“Founder Shares” means the 10,450,000 shares of SUAC Class B Common Stock purchased by the Sponsor prior to the IPO, and any shares of SUAC Class A Common Stock issued upon the exchange of such shares of SUAC Class B Common Stock.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, municipal, local, or foreign government, governmental authority, non-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, or tribunal.

“Holdings” means CID HoldCo, Inc., a Delaware corporation which, prior to Closing, will be a wholly-owned subsidiary of SUAC.

“Holdings Board” means the board of directors of Holdings.

“Holdings Common Stock” means the shares of common stock of Holdings, par value $0.0001 per share.

“Holdings Parties” means, collectively, Holdings and the Merger Subs.

“Holdings Private Placement Warrants” are the warrants for Holdings Common Stock (which shall be in the identical form of SUAC Private Placement Warrants).

“Holdings Public Warrant” means the warrants for Holdings Common Stock (which shall be in the identical form of redeemable SUAC Public Warrants which were sold as part of the IPO, but in the name of Holdings).

“Holdings Warrants” means the Holdings Public Warrants and the Holdings Private Placement Warrants.

“Initial Stockholders” means the Sponsor and the officers and directors of SUAC who hold Founder Shares.

“Intended Tax Treatment” means that the parties to the Business Combination Agreement intend that the Mergers shall together qualify as an exchange described in Section 351(a) of the Code.

“IPO” means the initial public offering of SUAC Units, SUAC Class A Common Stock and SUAC Warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on November 17, 2021

“Mergers” shall mean (i) the merger of SUAC Merger Sub into SUAC with SUAC continuing as the surviving entity and (ii) the merger of SEI Merger Sub with an into SEE ID, with SEE ID continuing as the surviving entity.

“Minimum Proceeds” means cash and cash equivalents in an aggregate amount of not less than $6,000,000 including the cash available to SUAC from the Trust Account (after any redemptions by the SUAC Stockholders and the payment of the any Trust Account expenses, and the proceeds from the PIPE Financing, after deducting all Outstanding SUAC Expenses, all Outstanding SEE ID Expenses, and all Company Change of Control Payments.

“Nasdaq” means the Nasdaq Capital Market stock exchange.

“Nasdaq Listing Condition” refers to that certain condition under the Business Combination Agreement that requires the listing on Nasdaq of the Holdings Common Stock and Holdings Public Warrants.

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“Nasdaq Proposal” means to consider and vote on a proposal to approve, for purposes of complying with the Nasdaq Capital Market rules, the issuance of shares of Holdings Common Stock pursuant to the Business Combination Agreement in connection with the Business Combination.

“National Exchange” means NYSE, NASDAQ, or NYSE American.

“Nevada Act” means Chapter 78 and Chapter 92A of the Nevada Revised Statutes.

“Outstanding SEE ID Expenses” means all of the following fees and expenses incurred by or on behalf of SEE ID in connection with the preparation, negotiation and execution of the Business Combination Agreement and the consummation of the transactions contemplated hereby, to the extent such fees and expenses are incurred at or prior to Closing and expected to remain unpaid as of the close of business on the business day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to SEE ID incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by SEE ID in connection with the Transactions, which may not exceed in the aggregate $2,000,000.

“Outstanding SUAC Expenses” means all fees, expenses and disbursements incurred by or on behalf of SUAC, Holdings or the Merger Subs for outside counsel, agents, advisors, consultants, experts, brokers, financial advisors and other service providers engaged by or on behalf of SUAC, Holdings or the Merger Subs in connection with the Transactions (including the PIPE Financing), SUAC’s initial public offering, or otherwise in connection with SUAC’s operations and that remain unpaid (together with written invoices and wire transfer instructions for the payment thereof), which may not exceed in the aggregate $5,000,000.

“Outstanding Transaction Expenses” means all Outstanding SEE ID Expenses and all Outstanding SUAC Expenses.

“Per Share Price” means $10.00.

“Private Placement Warrants Purchase Agreement” means certain warrant agreement dated November 16, 2021, by and between SUAC and the Sponsor.

“Proposed Holdings Bylaws” means the amended and restated bylaws of Holdings to take effect upon the Closing, a form of which is attached hereto as Annex C.

“Proposed Holdings Charter” means the amended and restated certificate of incorporation of Holdings which, if approved, would take effect upon the Closing, a form of which is attached hereto as Annex B.

“Public Shares” means the shares of SUAC’s Class A Common Stock sold as part of SUAC units issued in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Stockholders” means the holders of Public Shares.

“Record Date” means [•], 2024.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Registration Rights and Lock-Up Agreement” means the Registration Rights and Lock-Up Agreement to be entered into between Holdings, the Sponsor, and certain other holders of Holdings Common Stock, upon the completion of the Business Combination.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SEE ID” means SEE ID, Inc., a Nevada corporation, and its subsidiaries.

“SEE ID Articles of Merger” means an articles of merger in such form as is required by law, and executed in accordance with, the relevant provisions of the Nevada Act and mutually agreed by the Company and SEI Merger Sub.

“SEE ID Fully Diluted Common Stock” means, without duplication, the sum of (a) the aggregate number of shares of SEE ID Shares that are issued and outstanding as of immediately prior to the Effective Time, (and, for the avoidance of doubt, following the Company Convertible Instruments Conversion (as defined in the Business Combination Agreement)) plus (b) aggregate number of shares of SEE ID Shares issuable upon the full exercise, exchange or conversion of Company Options (as defined in the Business Combination Agreement) that are outstanding as of immediately prior to the Effective Time.

“SEE ID Merger Consideration” means a number of shares of Holdings Common Stock equal to (for clarity, expressed as a number and not a dollar amount) the (a) quotient of (i) the Aggregate Merger Consideration Value divided by (ii) $10.00.

“SEE ID Shares” means common stock of SEE ID.

“SEE ID Stockholders” means any person holding SEE ID Shares.

“SEI Merger Sub” means SEI Merger Sub, Inc., a Delaware corporation.

“ShoulderUp Merger Sub” means ShoulderUp Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdings.

“Sponsor” means ShoulderUp Technology Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of March 18, 2024, by and between SUAC, SEE ID and the Initial Stockholders.

“SUAC Board” means the board of directors of SUAC.

“SUAC Certificate of Merger” means a certificate of merger in form and substance reasonably acceptable to SUAC and SEE ID to be filed the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL to effect the ShoulderUp Merger.

“SUAC Class A Common Stock” means the shares of Class A common stock of SUAC, par value $0.0001 per share.

“SUAC Class B Common Stock” means the shares of Class B common stock of SUAC, par value $0.0001 per share.

“SUAC Common Stock” means the shares of SUAC Class A Common Stock and SUAC Class B Common Stock.

“SUAC Private Placement Warrants” means a whole warrant entitling the holder to purchase one-half share of SUAC Class A Common Stock for $11.50 per whole share on the terms and subject to the conditions set forth in the SUAC Warrant Agreement and the Private Placement Warrants Purchase Agreement.

“SUAC Public Warrants” means a whole warrant entitling the holder to purchase one-half share of SUAC Class A Common Stock for $11.50 per whole share on the terms and subject to the conditions set forth in the SUAC Warrant Agreement.

“SUAC Shares” means, collectively, the shares of SUAC Class A Common Stock and SUAC Class B Common Stock.

“SUAC Stockholders” means any person holding SUAC Shares.

“SUAC Units” means a unit consisting of one share of SUAC Class A Common Stock and three-fourths of one SUAC Public Warrant.

“SUAC Warrant” means, collectively, SUAC Public Warrants and SUAC Private Placement Warrants.

“SUAC Warrant Agreement” means that certain warrant agreement dated November 16, 2021, by and between SUAC and Continental Stock Transfer & Trust Company, as warrant agent.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, executive committee or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate, or other document filed or required to be filed with respect to taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transactions” means the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account established by SUAC pursuant to the Trust Agreement with J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee, in which all of the proceeds of the IPO and part of the proceeds of the Private Placement was placed.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus may be considered forward-looking statements. Forward-looking statements generally relate to future events or SUAC’s or SEE ID’s future financial or operating performance. For example, projections of future Adjusted EBITDA and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        SUAC’s ability to complete the Business Combination, or, if SUAC does not consummate the Business Combination, any other initial business combination;

•        the benefits of the Business Combination;

•        the future financial performance of Holdings following the Business Combination;

•        expansion plans and opportunities; and

•        SUAC’s potential ability to obtain financing to complete the Business Combination.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by SUAC and its management, and Holdings and its management, as the case may be, are inherently uncertain. There can be no assurance that future developments affecting SUAC and SEE ID will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the items in the following list, which summarizes some of the principal risks relating to the Business Combination and SUAC’s and Holdings’ businesses:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements governing the Business Combination;

•        the outcome of any legal proceedings that may be instituted against SUAC, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

•        the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of SUAC, to obtain financing to complete the Business Combination or to satisfy other conditions to Closing;

•        changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•        the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•        the risk that the Business Combination disrupts current plans and operations of SEE ID as a result of the announcement and consummation of the Business Combination;

•        the ability of Holdings to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•        costs related to the Business Combination;

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•        changes in applicable laws or regulations;

•        the possibility that SEE ID or the combined company may be adversely affected by other economic, business, or competitive factors;

•        Holdings’ estimates of expenses and profitability;

•        ability to raise financing in the future;

•        success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•        Holdings’ public securities’ potential liquidity and trading;

•        the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain Holdings’ resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated;

•        litigation and the ability to adequately protect SEE ID’s intellectual property rights; and

•        other factors relating to the business, operations and financial performance of SEE ID detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a stockholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect SUAC or Holdings.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of SUAC, may have regarding the Proposals being considered at the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Special Meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus.

Q:     What is the purpose of this document?

A:     SUAC, Holdings, ShoulderUp Merger Sub, SEI Merger Sub and SEE ID have agreed to the Business Combination under the terms of the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Special Meeting because you owned SUAC Common Stock at the close of business on [•], 2024, the “Record Date” for the Special Meeting, and are therefore entitled to vote at the Special Meeting.

         This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:     What is being voted on?

A:     Below are the proposals that the SUAC stockholders are being asked to vote on:

•        Proposal No. 1 — The Business Combination Proposal to approve the Business Combination Agreement and the Business Combination.

•        Proposal No. 2 — The Organizational Document Proposal to approve the Proposed Holdings Charter.

•        Proposal Nos. 3(A)-(C) — The Advisory Charter Proposal to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Holdings Charter.

•        Proposal No. 4 — The Nasdaq Proposal approve the issuance of shares of Holdings Common Stock in connection with the Business Combination.

•        Proposal No. 5 — The NTA Proposal to approve the NTA Amendments to the Existing SUAC Charter.

•        Proposal No. 6 — The Equity Incentive Plan Proposal to approve the CID HoldCo, Inc. 2024 Equity Incentive Plan.

•        Proposal No. 7 — The Adjournment Proposal to approve the adjournment of the Special Meeting in certain circumstances.

Q:     What vote is required to approve the Proposals?

A:     Proposal No. 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of SUAC Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 1. The approval of the Business Combination Proposal requires the affirmative vote (in person online or by proxy) of the majority of the issued and outstanding shares of SUAC Common Stock, and we have been informed by our Sponsor, directors, and executive officers and/or their affiliates who are holders of approximately 93.21% of the outstanding shares of common stock that they intend to vote in favor of the Business Combination Proposal. Accordingly, the approval of the Business Combination Proposal will not require the affirmative vote of any of the then outstanding public shares of common stock entitled to vote thereon at the Special Meeting.

         Proposal No. 2 — The Organizational Document Proposal requires the affirmative vote of the majority of the issued and outstanding shares of SUAC Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

Proposal No. 3 — The Advisory Charter Proposal requires the affirmative vote of the majority of the issued and outstanding shares of SUAC Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 3. Broker non-votes will have no effect on the vote for Proposal 3.

Proposal No. 4 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of SUAC Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 4. Broker non-votes will have no effect on the vote for Proposal 4.

Proposal No. 5 — The NTA Proposal requires the affirmative vote of 65% of the issued and outstanding shares of SUAC Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 5. Notwithstanding the approval of the NTA Proposal, if the Conditions Precedent Proposals are not approved, the actions contemplated by the NTA Proposal will not be implemented.

Proposal No. 6 — The Equity Incentive Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of SUAC Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 6. Broker non-votes will have no effect on the vote for Proposal 6.

Proposal No. 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of SUAC Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7. Broker-non votes have no effect on the vote for Proposal 7.

Q:     Why is SUAC proposing the NTA Proposal?

A:     In the judgment of the SUAC Board, the adoption of the proposed amendments to the Existing SUAC Charter prior to the Business Combination may be necessary to facilitate the Business Combination. The Existing SUAC Charter limits SUAC’s ability to consummate a Business Combination, or to redeem SUAC Class A Common Stock in connection with a Business Combination, if it would cause SUAC to have less than $5,000,001 in net tangible assets. The purpose of such limitation is to ensure that the SUAC Class A Common Stock are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the SUAC Class A Common Stock will be exchanged for Holdings Common Stock in connection with the consummation of the Business Combination and Holdings Common Stock, if listed, would not be deemed to be a “penny stock” since it would be listed on Nasdaq, the SUAC Board believes the $5,000,001 net tangible assets requirement in the Existing SUAC Charter is not required to ensure that the SUAC Class A Common Stock and the Holdings Class A Common Stock, if listed, would not be “penny stock.” SUAC is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that SUAC’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, SUAC would be unable to consummate the Business Combination even if all other conditions to Closing are met.

         Even if the NTA Proposal and the Condition Precedent Proposals are approved, the Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by the parties to the Business Combination Agreement. If SUAC is unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated but Holdings is not listed on Nasdaq or any other national securities exchange, Holdings may become subject to the “penny stock” rules, which would make it more difficult to trade Holdings Common Stock. For more information, see the sections entitled “Proposal No. 5: The NTA Proposal — Reasons for the Amendments” and “Risk Factors — Risks Related to the Business Combination — SUAC cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, SUAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Holdings Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Holdings’ shares.”

Q:     Are any of the proposals conditioned on one another?

A:     The Organizational Document Proposal (Proposal No. 2) is conditioned upon the approval of Business Combination Proposal (Proposal No. 1). The adoption of Proposal Nos. 4, 5 and 6 are dependent upon the approval of all of the Conditions Precedent Proposals. Therefore, if Conditions Precedent Proposals are not approved, then none of the Nasdaq Proposal, NTA Proposal and Equity Incentive Plan Proposal will have any effect, even if approved by SUAC stockholders. Proposal Nos. 3 and 7 are not conditioned or dependent upon the approval of any other Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, SUAC will not consummate the Business Combination. If SUAC does not consummate the Business Combination and fails to complete an initial business combination by November 19, 2024, SUAC will be required to dissolve and liquidate, unless SUAC seeks stockholder approval to amend the Existing SUAC Charter to extend the date by which the Business Combination may be consummated. If SUAC does seek stockholder approval to amend the Existing SUAC Charter to extend the date by which the Business Combination may be consummated, SUAC stockholders may elect to redeem their shares in connection with such proposal.

Q:     How will the Initial Stockholders vote?

A:     On March 18, 2024, in connection with the execution of the Business Combination Agreement, Sponsor entered into a sponsor support agreement (the “Sponsor Support Agreement”) with SUAC, SEE ID, and the SUAC directors pursuant to which each such director and Sponsor agreed to vote in favor of the approval and adoption of the Business Combination and vote against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely effect the Business Combination set forth in the Business Combination Agreement.

Q:     How many votes do I and others have?

A:     You are entitled to one vote for each share of SUAC Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were 12,659,414 shares of SUAC Common Stock outstanding and entitled to vote.

Q:     What is the consideration being paid to SEE ID Stockholders?

A:     Under the Business Combination Agreement, the consideration for the Business Combination being paid to the SEE ID Stockholders is equal to a number of shares of Holdings Common Stock equal to (for clarity, expressed as a number and not a dollar amount) the (a) quotient of (i) the SEE ID Merger Consideration Value divided by (ii) $10.00.

Q:     Do any of SUAC’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Board to approve the Business Combination Agreement, SUAC stockholders should be aware that certain SUAC executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of SUAC stockholders generally.

         These interests, which may create actual or potential conflicts of interest, include (i) the limited amount of time in which SUAC has to complete an initial business combination, (ii) the SUAC Private Placement Units and Founder Shares, which are currently worth approximately [$119,163,000] (based upon the closing price of Public Shares of $9.91 on September 24, 2024, and the closing price of SUAC Public Units of $10.25 on September 24, 2024) but will become worthless if SUAC does not consummate a business combination, (iii) the Initial Stockholders may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment, (iv) Sponsor and SUAC’s officers and directors and their affiliates not being entitled to reimbursement for fees due and out-of-pocket expenses from the Trust Account if SUAC does not consummate a business combination, (v) Sponsor has made certain loans to SUAC in the amount of $275,000, including loans relating SUAC’s extension, that may not be repaid and would be forgiven (except to the extent there are funds available to SUAC outside of the Trust Account) if a business combination is not consummated, (vi) the Business Combination Agreement provides for the continued indemnification of SUAC’s current directors and officers and the continuation of directors and officers liability insurance post-Business Combination, and (vii) the ability of SUAC’s directors and officers to change or waive terms of the Business Combination.

         These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the sections entitled “Interests of Certain Persons in the Business Combination” and “Certain Relationships and Related Person Transactions of SUAC” beginning on pages 116.

Q:     How do I attend the Special Meeting?

A:     As a registered shareholder, you received either a Notice and Access instruction form or Proxy Card from Continental Stock Transfer. Both forms contain instructions on how to attend the virtual special meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer by telephone at 917-262-2373, or by email proxy@continentalstock.com.

         You can pre-register to attend the virtual meeting starting [•] (three business days prior to the meeting date). Go to the URL address in your browser www.cstproxy.com/[_____]/2024, enter your control number, name and email address.

         Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number.

         Beneficial holders will need to contact Continental Stock Transfer to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number. Either way you must contact Continental for specific instructions on how to receive the control number. Continental Stock Transfer can be contacted at the number or email address above. Please allow up to 48 hours prior to the meeting for processing your control number.

         If you do not have access to Internet, you can listen only to the meeting by dialing 1 800-450-7155 (or +1 857-999-9155 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number [•]#. Please note that you will not be able to vote or ask questions at the Stockholder Meeting if you choose to participate telephonically.

Q:     Who may vote at the Special Meeting?

A:     Only holders of record of SUAC Common Stock as of the close of business on [•] may vote at the Special Meeting. As of the Record Date, there was one holder of record of SUAC Common Stock. Please see “SUAC Special Meeting of the Stockholders — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Special Meeting?

A:     Stockholders representing a majority of the shares of SUAC Common Stock issued and outstanding as of the Record Date and entitled to vote at the Special Meeting must be present by virtual attendance or represented by proxy in order to hold the Special Meeting and conduct business. This is called a quorum. Shares of our SUAC Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present by virtual attendance and entitled to vote at the Special Meeting or (ii) has properly submitted a proxy card or voting instructions through a broker, bank, or custodian. In the absence of a quorum, stockholders representing a majority of the votes present or represented by proxy at the Special Meeting may adjourn the meeting until a quorum is present.

Q:     Am I required to vote against the Business Combination Proposal in order to have my Public Shares redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that SUAC redeem your Public Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Public Shares for cash are sometimes referred to herein as “redemption rights”. If the Business Combination is not completed, holders of Public Shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of SUAC Class A Common Stock will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a Public Stockholder desiring to exercise your redemption rights in respect of your Public Shares, you must complete the following steps no later than 5:00 p.m., Eastern time, two business days before the Special Meeting: (i) demand that SUAC redeem your shares into cash; (ii) submit your request in writing to Continental, at the address listed at the end of this section; and (iii) deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System.

         Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Special Meeting. No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two business days before the Special Meeting.

         SUAC stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of SUAC Common Stock as of the Record Date.

         The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of SUAC Class A Common Stock then outstanding. Please see the section entitled “SUAC Special Meeting of the Stockholders — Redemption Rights” for the procedures to be followed if you wish to exercise your right to have your Public Shares redeemed for cash.

Q:     What will be the relative equity stakes of SUAC Shareholders, the Sponsor, existing shareholders in SEE ID and any potential PIPE investors upon completion of the Business Combination?

A:     Upon consummation of the Business Combination, Holdings will become a new public company and SUAC will become a wholly-owned subsidiary of Holdings. The former shareholders of SUAC and the former stockholders of SEE ID will become security holders of Holdings.

         The following summarizes the pro forma Holdings Common Stock outstanding under the two redemption scenarios below:

	Assuming No Redemptions		Assuming Maximum Redemptions
	(Shares)%		(Shares)%
SEE ID Merger Shares	13,000,000	54.13%	13,000,000	56.14%
SUAC Public Shares(1)	859,414	03.58%	—	0.00%
SUAC Founder and Private Shares(2)	10,157,334	42.29%	10,157,334	43.86%
Total SUAC Shares	11,016,748	45.87%	10,157,334	43.86%
PIPE Investors	—	0.00%	—	0.00%
Pro Forma Holdings Common Stock at December 31, 2023	24,016,748	100%	23,157,334	100%

____________

(1)      In connection with the extension amendment proposal approved at the Special Meeting on May 17, 2024, holder of 1,125,154 shares of the Company’s common stock properly exercised their right to redeem their shares. Following such redemptions, 859,414 shares of common stock remained issued and outstanding.

(2)      At Closing, (a) 1,350,000 private placement shares will be 100% vested, (b) the sponsor will transfer 1,000,000 founder shares to certain of the Company’s stockholders at Closing pursuant to non-redemption agreements that were executed in connection with the Company’s extension that was approved at a special meeting of the Company’s stockholders held on April 20, 2023 that extended the SPAC’s termination date to November 19, 2023, all of which will be 100% vested, (c) the Sponsor will transfer 376,000 founder shares to certain of the Company’s stockholders at Closing pursuant to non-redemption agreements that were executed in connection with the Company’s extension of its termination date to May 19, 2024, all of which will be 100% vested, (d) the Sponsor will transfer 266,666 founder shares to certain of the Company’s stockholders at Closing pursuant to non-redemption agreements that were executed in connection with the Company’s extension of its termination date to November 19, 2024, all of which will be 100% vested, (e) 3,150,000 of the founder shares will be 100% vested and remain held by the sponsor, and (f) 2,650,000 founder shares will be subject to vesting post-closing.

Q:     How can I vote?

A:     If you are a stockholder of record, you may vote online at the virtual Special Meeting or vote by proxy using the enclosed proxy card or the Internet. Whether or not you plan to participate in the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

         To vote online at the virtual Special Meeting, follow the instructions above under “How do I attend the Special Meeting?”

         To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Special Meeting, we will vote your shares as you direct. To vote via the Internet, please go to www.cstproxy.com/[___]/2024, and follow the instructions. Please have your proxy card handy when you go to the website. Easy-to-follow prompts will allow you to confirm that your instructions have been properly recorded.

         Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [•]. After that, Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Special Meeting or attend the virtual Special Meeting to vote your shares online.

         If your shares are registered in the name of your broker, bank, or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

         If you are the “beneficial owner” of SUAC Common Stock and you plan to vote those shares at the virtual Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of SUAC Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Special Meeting for processing your control number.

         After obtaining a valid legal proxy from your broker, bank, or other agent, to then register to attend the Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on [•].

         You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Special Meeting prior to the start time leaving ample time for the check in.

Q:     Who can help answer any other questions I might have about the virtual Special Meeting?

         If you have any questions concerning the virtual Special Meeting or need help voting your shares of SUAC Common Stock, please contact:

ShoulderUp Technology Acquisition Corp.
125 Townpark Drive, Suite 300
Kennesaw, Georgia 30144
Attn: Phyllis Newhouse
Telephone: (650) 276-7040

         The Notice of Special Meeting, Proxy Statement and form of Proxy Card are available at: www.cstproxy.com/[____]/2024.

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

         Each of the Proposals to be presented at the Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have no effect on the approval of the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Charter Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal as such shares are not “entitled to vote” regarding such matters.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     SUAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Special Meeting. For purposes of approval, an abstention on any Proposal will have the same effect as a vote “AGAINST” such Proposal.

Q:     If I have not yet submitted a proxy, may I still do so?

A:     Yes. If you have not yet submitted a proxy, you may do so by (a) visiting www.cstproxy.com/[_____]/2024 and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free 1 877-770-3647 in the U.S. and Canada or: +1 312-780-0854 (standard rates apply) from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual Special Meeting in person and casting your vote or by voting again by the Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that the proxy solicitor receives no later than two business days prior to the Special Meeting. If you hold your shares of SUAC Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

ShoulderUp Technology Acquisition Corp.
125 Townpark Drive, Suite 300
Kennesaw, Georgia 30144
Attn: Phyllis Newhouse
Telephone: (650) 276-7040

         Unless revoked, a proxy will be voted at the virtual Special Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of SUAC Common Stock represented by your proxy will be voted FOR each of the Proposals. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

Q:     Should I send in my share certificates now to have my shares of SUAC Class A Common Stock redeemed?

A:     SUAC stockholders who intend to have their Public Shares redeemed should send their certificates to Continental at least two business days before the Special Meeting. Please see “SUAC Special Meeting of the Stockholders — Redemption Rights” for the procedures to be followed if you wish to exercise your right to have your Public Shares redeemed for cash.

Q:     Who will solicit the proxies and pay the cost of soliciting proxies for the Special Meeting?

A:     SUAC will pay the cost of soliciting proxies for the Special Meeting. SUAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SUAC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the SUAC Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What happens if I sell my shares before the Special Meeting?

A:     The Record Date for the Special Meeting is earlier than the date of the Special Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of SUAC Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Special Meeting, but will transfer ownership of the shares and will not hold an interest in SUAC after the Business Combination is consummated.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite regulatory and stockholder approvals are received, SUAC expects that the Business Combination will occur as soon as possible following the Special Meeting and all conditions specified in the Business Combination Agreement are satisfied or waived.

Q:     Are SEE ID Stockholders required to approve the Business Combination?

A:     Yes. The approval of at least a majority of the holders of outstanding SEE ID Shares will be required to consummate the Business Combination.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Business Combination Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

Q:     May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:     No. Appraisal rights are not available to holders of shares of SUAC Common Stock in connection with the proposed Business Combination. For additional information, see the section entitled “SUAC Special Meeting of the Stockholders — Appraisal Rights.”

Q:     What happens if the Business Combination is not consummated?

A:     If SUAC does not consummate the Business Combination by November 19, 2024 (unless such date has been extended as described herein) then pursuant to Article VI of the Existing SUAC Charter, SUAC’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate SUAC as soon as reasonably practicable. Following dissolution, SUAC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of SUAC Class A Common Stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of SUAC Class A Common Stock would be paid at liquidation would be approximately $10.91 per share based on amounts on deposit in the Trust Account as of August 31, 2024.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following the closing of the Business Combination, holders of Public Shares exercising their redemption rights will receive their per share redemption price out of the funds in the Trust Account. As of August 31, 2024, there was approximately $9,375,040 in the Trust Account. SUAC estimates that investors validly exercising their redemption rights in connection with the Business Combination will receive approximately $10.91 per share. The balance of the funds will be released to SEE ID to fund working capital needs of the Combined Company.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     A U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations” below) of SUAC Common Stock that exercises its redemption rights may be treated as selling SUAC Common Stock, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of SUAC Common Stock shares that a U.S. Holder owns or is deemed to own (including through the ownership of SUAC Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the section entitled “Certain United States Federal Income Tax Considerations — U.S. Holders — Redemption of Shares of SUAC Common Stock.”

         We strongly urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:     What are the U.S. federal income tax consequences of the Business Combination to holders of SUAC Common Stock and SUAC Warrants?

A:     As discussed in more detail below under “Certain United States Federal Income Tax Considerations,” the ShoulderUp Merger, taken together with the SEE ID Merger, is intended to qualify as a tax-deferred exchange for U.S. federal income tax purposes under Section 351 of the Code.

         If the ShoulderUp Merger qualifies as a tax-deferred exchange under Section 351 of the Code, then the exchange of SUAC Warrants for Holdings Warrants in the ShoulderUp Merger would not qualify for tax-deferred treatment and would be taxable as further described in the section entitled “Certain United States Federal Income Tax Considerations — U.S. Holders — The Receipt of Holdings Warrants in the ShoulderUp Merger.”

         The parties intend to report the ShoulderUp Merger, taken together with the SEE ID Merger, as a tax-deferred exchange under Section 351 of the Code to the extent the applicable requirements are satisfied. However, any change that is made after the date hereof in any of the foregoing bases for the intended tax treatment, including any inaccuracy of the facts or assumptions upon which such expectations were based, could adversely affect the intended tax treatment.

         You are strongly urged to consult your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Business Combination (including the ShoulderUp Merger) to you.

Q:     Who will manage the Combined Company after the Business Combination?

A:     As a condition to the closing of the Business Combination, all of the officers and directors of SUAC will resign, subject to certain closing conditions. For information on the anticipated management of the Combined Company, see the section entitled “Management of Holdings Following the Business Combination — Executive Officers and Directors After the Business Combination” in this proxy statement/prospectus.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

ShoulderUp Technology Acquisition Corp.
125 Townpark Drive, Suite 300
Kennesaw, Georgia 30144
Attn: Phyllis Newhouse
Telephone: (650) 276-7040

         You may also obtain additional information about SUAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This section summarizes information related to the Business Combination and other Proposals to be voted on at the Special Meeting. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which it refers you.

Parties to the Business Combination

ShoulderUp Technology Acquisition Corp.

ShoulderUp Technology Acquisition Corp., or SUAC, is a blank check company incorporated in Delaware and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Although SUAC is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, SUAC focused its search on businesses that have their primary operations in the technology services industry. SUAC must complete its initial business combination within thirty-six (36) months from the closing of the IPO.SUAC Units, SUAC Class A Common Stock, and SUAC Public Warrants trade on the OTC under the symbols “SUACU,” “SUAC” and “SUACW,” respectively. At the Closing, the outstanding shares of SUAC Common Stock will be exchanged for shares of Holdings Common Stock. The mailing address of SUAC’s principal executive office is 125 Townpark Drive, Suite 300, Kennesaw, Georgia 30144, and its telephone number is (970) 924-0446.

SEE ID, Inc.

SEE ID, Inc., a Nevada corporation, helps businesses digitally transform their operations using IoT and AI technology. With significant innovations in RF networking, use of vision system overlays and a cloud-based AI engine, the company offers a differentiated asset tracking and workflow management solution for operations intensive enterprises. SEE ID’s goal is to provide increased safety, assurance and efficiency across enterprise processes. The mailing address of SEE ID’s principal executive office is 7500 Old Georgetown Road, Suite 901 Bethesda, Maryland 20814, and its telephone number is (302) 332-4122.

CID HoldCo, Inc.

CID HoldCo, Inc., or Holdings, is a Delaware corporation that was incorporated on February 27, 2024 to facilitate the Business Combination. To date, Holdings has not conducted any material activities other than those incident to its formation. Other than 1,000 shares of Holdings Common Stock held by SUAC, there are no shares of Holdings Common Stock or Holdings Warrants currently outstanding.

Holdings is applying to have Holdings Common Stock and Holdings Warrants listed on the Nasdaq under the symbols DAIC and DAIC.W, respectively. The mailing address of Holdings’ principal executive office is 7500 Old Georgetown Road, Suite 901 Bethesda, Maryland 20814, and its telephone number is (302) 332-4122.

SUAC Special Meeting

A Special Meeting of stockholders of SUAC will be held at 10:00 a.m., Eastern standard time, [•]. We will hold the Special Meeting virtually. You can participate in the virtual Special Meeting as described under “SUAC Special Meeting of the Stockholders — How to Attend the Special Meeting.” The Special Meeting is being held to consider and vote upon and approve the Business Combination Proposal, the Organizational Document Proposal, the Advisory Charter Proposal, the Nasdaq Proposal, the NTA Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.

Merger Subsidiaries

Each of Holdings and the Merger Subs are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. Holdings is a wholly-owned direct subsidiary of SUAC and both the Merger Subs are wholly-owned direct subsidiaries of Holdings.

Terms of the Business Combination Agreement (page 97)

The Business Combination will be structured as a “double dummy” transaction, pursuant to which:

(a)     At Closing, each of the following transactions will occur in the following order: (i) Holdings will complete the ShoulderUp Merger, with SUAC surviving the ShoulderUp Merger as a wholly-owned subsidiary of Holdings (the “ShoulderUp Surviving Company”); and (ii) simultaneously with the ShoulderUp Merger, Holdings will complete the SEE ID Merger with SEE ID surviving the SEE ID Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”).

Consideration Received under the Business Combination Agreement

•        SUAC Stockholders will have the right to receive in connection with the SUAC Merger, (i) one share of Holdings Common Stock in exchange for each share of SUAC Common Stock outstanding immediately prior to the Effective Time, and (ii) one Holdings Warrant exercisable for shares of Holdings Common Stock in exchange for each SUAC Warrant outstanding immediately prior to the Effective Time (the “SUAC Merger Consideration”).

•        Sponsor, as a SUAC stockholder, will have the right to receive 8,792,666 shares of Holdings Common Stock immediately after the Effective Time of the ShoulderUp Merger.

•        SEE ID Stockholders will have the right to receive a number of shares of Holdings Common Stock equal to the Exchange Ratio for each SEE ID Share issued and outstanding immediately prior to the Effective Time. Based upon the estimates included in the Pro Forma Financial Statements included herein, the SEE ID Stockholders would receive approximately 13,000,000 million shares of Holdings Common Stock as SEE ID Merger Consideration.

For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal Consideration to be Received in the Business Combination.”

Conditions to the Closing of the Business Combination Agreement

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:

•        SEE ID shall deliver to SUAC the written consent of the holders of at least a majority of outstanding shares of SEE ID Common Stock, in favor of the approval and adoption of the Business Combination Agreement and the Business Combination;

•        Stockholder and board approval and adoption by the requisite affirmative vote from each of SUAC, Holdings and the Merger Subs of the “ShoulderUp Proposals” (as defined in the Business Combination Agreement);

•        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Mergers, illegal or otherwise prohibiting consummation of the Business Combination, including the Mergers Agreement);

•        All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

•        No Material Adverse Effect shall have occurred between the date of execution of the Business Combination Agreement and the Closing Date;

•        The Registration Statement, of which this proxy statement/prospectus is a part, shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC;

•        The shares of Holdings Common Stock shall be listed on Nasdaq as of the Closing Date;

•        Holdings shall be listed on, and in compliance by Holdings with requirements of, Nasdaq, and a supplemental listing shall have been filed with Nasdaq and effective as of the Closing Date, listing the shares constituting the SEE ID Merger Consideration;

•        The delivery of officer’s certificates from each of SEE ID, SUAC, Holdings, and the Merger Subs, certifying as to the satisfaction of the certain closing conditions;

•        A supplemental listing application shall have been filed with Nasdaq and effective as of the Closing Date listing the shares constituting the SEE ID Merger Consideration;

•        The accuracy of the representations and warranties of SEE ID, SUAC, Holdings and the Merger Subs, as applicable, as of the date of the Business Combination Agreement and as of the Closing;

•        Each of the SEE ID, SUAC, Holdings, and the Merger Subs, as applicable, shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement;

•        SUAC shall have cash and cash equivalents in an aggregate amount of not less than $6,000,000 including the cash available to SUAC from the Trust Account (after any redemptions by the SUAC stockholders and the payment of any Trust Account expenses) and the proceeds from the PIPE Financing, after deducting all Outstanding SUAC Expenses, all Outstanding SEE ID Expenses, and all Company Change of Control Payments;

•        SUAC Liabilities (as defined as “ShoulderUp Liabilities” in the Business Combination Agreement) shall not exceed $250,000 as of the Effective Time;

•        The SUAC Warrants shall have been amended to remove the ability of the holders of the SUAC Warrants to exercise on a cashless basis;

•        The delivery of closing deliverables and documentation, including, but not limited to, the PCAOB Financial Statements, the Stockholder Support Agreement, the Registration Rights and Lock-Up Agreement, the Sponsor Support Agreement and employment agreements by and between SUAC and certain SEE ID employees;

•        The SEE ID Merger Consideration shall have been issued prior to or concurrently with the Closing;

•        There shall be no outstanding, pending or threatened Actions against SUAC or any Affiliate that would reasonably be expected to have a Material Adverse Effect in respect to SUAC or to prevent the timely consummation of the Business Combination; and

•        SUAC or Holdings, as applicable, will close simultaneously with the Closing a line of credit (including an equity line of credit with respect to Holdings common stock) on customary terms of no less than $50,000,000 and no greater than $100,000,000 prior to the Effective Time, which shall not count towards the Minimum Proceeds.

For additional information regarding the conditions to the completion of the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”

Other Agreements Relating to the Business Combination

Registration Rights and Lock Up Agreement

The Business Combination Agreement provides that, upon the consummation of the Business Combination, Holdings and certain key SEE ID Stockholders will enter into a Registration Rights and Lock Up Agreement. Under the Registration Rights and Lock-Up Agreement, following the consummation of the Business Combination, certain stockholder signatories thereto will have “shelf” and “piggyback” registration rights. The Registration Rights and Lock-Up Agreement also provides that Holdings will pay certain expenses relating to such registrations and indemnify the stockholder signatories thereto against (or make contributions in respect of) certain liabilities that may arise under the Securities Act. This summary is qualified by reference to the complete text of the form of Restated Registration Rights and Lock-Up Agreement, which is filed as an exhibit to this Registration Statement of which this information statement/prospectus forms a part.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, each of the directors of SUAC entered into the Sponsor Support Agreement with SUAC and SEE ID, pursuant to which each such director and Sponsor agreed to vote in favor of the approval and adoption of the Business Combination Agreement and vote against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely effect the Business Combination or any of the other transactions set forth in the Business Combination Agreement. In addition, such Initial Stockholders also agreed that they would not sell, assign or otherwise transfer any of the Sponsor Shares (as defined therein) unless the buyer, a controlled affiliate of such Initial Stockholder and executes the Sponsor Support Agreement or a joinder agreement to the Sponsor Support Agreement.

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, certain stockholders representing approximately 99.45% of the issued and outstanding equity interests of SEE ID entered into the Stockholder Support Agreement with SUAC and SEE ID, pursuant to which such SEE ID Stockholders agreed to vote all Shares beneficially owned by them in favor of approval and adoption of the Business Combination Agreement and approval of the Business Combination, and vote against any action that would resulting in a breach of any covenant, representation or warranty of SEE ID under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Business Combination to be consummated. In addition, such SEE ID Stockholders also agreed that they would not sell, assign, or otherwise transfer any of the SEE ID Shares held by them, with certain limited exceptions, unless the buyer, assignee or transferee is a controlled affiliate of a stockholder of SEE ID and executes the Stockholder Support Agreement or a joinder agreeing to become a party to the Stockholder Support Agreement.

Voting Securities

As of the close of business on [•] (the “Record Date”), there were 12,659,414 shares of SUAC Common Stock issued and outstanding. Only SUAC stockholders who hold shares of SUAC Common Stock of record as of the Record Date are entitled to vote at the Special Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Organizational Document Proposal, the Advisory Charter Proposal, the Nasdaq Proposal, the NTA Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of the holders of a majority of the issued and outstanding shares of SUAC Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Attending the Special Meeting either by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker nonvotes will have no effect on the Proposals.

With respect to the Business Combination, pursuant to the Sponsor Support Agreement, the Initial Stockholders holding an aggregate of 11,800,000 shares of SUAC Common Stock (constituting approximately 93.21% of the issued and outstanding shares of SUAC Common Stock) have agreed to vote their respective shares of SUAC Common Stock in favor of each of the Proposals.

Appraisal Rights

Appraisal rights are not available to holders of shares of SUAC Common Stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to the Existing SUAC Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of August 31, 2024, this would have amounted to approximately $10.91 per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares, or (b) hold Public Shares through SUAC Units and you elect to separate your SUAC Units into the underlying Public Shares prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on [•], (a) submit a written request to Continental that SUAC redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding SUAC Units must separate the underlying shares of SUAC Class A Common Stock prior to exercising redemption rights with respect to the shares. If the SUAC Units are registered in a holder’s own name, the holder must deliver the certificate for its SUAC Units to Continental, with written instructions to separate the SUAC Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the SUAC Units.

If a holder exercises his/her redemption rights, then such holder will be exchanging his/her Public Shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein and the Business Combination is completed. Please see the section titled “SUAC Special Meeting of the Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that SUAC’s Sponsor, directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        the fact that each of Initial Stockholders has waived its right to redeem any of Founder Shares and Public Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, which have been or will be converted into 10,450,000 shares of SUAC Class A Common Stock in accordance with the terms of the Existing SUAC Charter and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $103,559,500 based on the closing price of $9.91 per public share on September 24, 2024;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of SUAC Class A Common Stock sold in the IPO and the number of Class A Common Stock that the Initial Stockholders will receive upon Closing of the Business Combination, the Initial Stockholders may earn a positive rate of return on their investment even if the Class A Common Stock trades below the price initially paid for the Class A Common Stock in the IPO and public shareholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic interest for us to, rather than liquidate if we fail to complete our initial business combination, enter into an initial business combination on potentially less favorable terms with potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, that would be the case if such parties had paid the full offering price for their Founder Shares;

•        the fact that each of the Initial Stockholders has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if SUAC fails to complete an initial business combination by November 19, 2024;

•        the fact that the Sponsor purchased an aggregate of 1,350,000 private placement units at a price of $10.00 per unit (“Private Placement Units”); if SUAC does not consummate an initial business combination by November 19, 2024, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the Public Stockholders and the Private Placement Units held by the Sponsor will be worthless; the Private Placement Units held by the Sponsor had an estimated aggregate market value of approximately $13,378,500 based upon the closing price of $9.91 per unit on September 24, 2024;

•        the fact that the Sponsor and certain officers and directors of SUAC paid an aggregate of $13,525,000 for its investment in Holdings, as summarized in the table below, and following the consummation of the Business Combination, the aggregate value of the Sponsor’s investment will be $116,938,000, based upon the respective closing price of the Class A Common Stock on the NYSE on September 24, 2024.

Sponsor Group Ownership of SUAC Prior to Closing

	Securities Held by Sponsor Group	Sponsor Cost at SUAC’s IPO ($)
Founder Shares	10,450,000	$25,000	(1)
Private Placement Units	1,350,000	$13,500,000
Total		$13,525,000

Sponsor Group Ownership of Holdings Following the Closing

	Securities Held by Sponsor Group Prior to Closing	Value per Security ($)	Total Value ($)
Shares of Holdings Common Stock Issued to Holders of Founder Shares	10,450,000	$9.91	$103,559,500
Holdings Private Placement Units	1,350,000	$9.91	$13,378,500
Total			$116,938,000

•        if the Trust Account is liquidated, including in the event SUAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to SUAC if and to the extent any claims by a third-party for services rendered or products sold to SUAC, or a prospective target business with which SUAC has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination Agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act; and

•        the fact that [•] as SUAC’s financial advisor will be entitled to receive a placement agency and financial advisory fees, as applicable, upon completion of the Business Combination.

In addition, you should also keep in mind that SEE ID’s directors and officers may have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        the fact that Sheldon Paul is a board member who is also an investor in SEE ID and the owner of a partner distribution company, Pope Technologies LLC.

Certain Other Benefits in the Business Combination

In addition to the interests of the Sponsor and SUAC’s and SEE ID’s directors and officers in the Business Combination, stockholders should be aware that SUAC engaged [•] to act as its financial advisor pursuant to which SUAC will pay [•] a fee of $[•], with payment due at, and conditioned upon, the closing of the Business Combination.

Accordingly, if the Business Combination, or any other initial business combination, is not consummated, [•] will not receive its placement agency and financial advisory fees.

[•] has an interest in SUAC and Holdings completing a business combination that will result in the payment of a financial advisory fee and, potentially, a placement agency fee. In considering approval of the Business Combination, SUAC’s stockholders should be aware that [•]’s has a financial interest that is different from, or in addition to, the interests of our stockholders and should consider the roles of [•] in light of the commissions and fees that [•] is entitled to receive if the Business Combination is consummated.

Ownership Structure

The following diagram illustrates the ownership structure of SUAC, Holdings, ShoulderUp Merger Sub, SEI Merger Sub and SEE ID prior to the Business Combination and then after the Business Combination.

Prior to the Business Combination

SUAC Stockholders and Warrantholders 100%
SEE ID Stockholders
ShoulderUp Technology Acquisition Corporation (Delaware Corporation) (“SUAC”)
SEE ID, Inc. (Nevada)
CID HoldCo, Inc.
(Delaware Corporation) (“Holdings”)
SEI Merger Sub (Delaware)
ShoulderUp Merger Sub (Delaware)

After the Business Combination

SUAC Stockholders and Warrantholders
[__]% Max Redemption
SEE ID Stockholders [__]%
[•]% No Redemption/No Redemption /
PIPE Investors [__]%
CID HoldCo, Inc.
(Delaware)
("Holdings")
ShoulderUp Technology Acquisition Corporation
(Delaware)
("ShoulderUp Surviving Company")
SEE ID, Inc.
(Nevada)
("Surviving Company")

The table below illustrates varying beneficial ownership levels in Holdings immediately upon Closing, assuming no additional redemptions by Public Stockholders, 25% redemption by Public Stockholders, 50% redemption by Public Stockholders, 75% redemption by Public Stockholders, and the maximum redemptions by public stockholders.

	Scenario 1		Scenario 2		Scenario 3		Scenario 4
	(Assuming No Redemptions)		(Assuming 50% Redemptions)		(Assuming 75% Redemptions)		(Assuming Maximum Redemptions)
	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders(1)	859,414	3.35%	859,414	3.41%	859,414	3.44%	859,414	3.47%
Shares of ShoulderUp Common Stock redeemed	—	0.00%	(429,707)	(1.70)%	(644,561)	(2.58)%	(859,414)	(3.47)%
Total held by Public Stockholders(2)	859,414	3.35%	429,707	1.70%	214,854	0.86%	—	0.00%
Private placement shares – Class A(3)	1,350,000	5.26%	1,350,000	5.35%	1,350,000	5.40%	1,350,000	5.44%
Founder shares – Class B(4)	10,450,000	40.73%	10,450,000	41.42%	10,450,000	41.78%	10,450,000	42.14%
Former SEE ID stockholders(5)	9,234,620	35.99%	9,234,620	36.60%	9,234,620	36.92%	9,234,620	37.24%
Conversion of SEE ID SAFE Notes(6)	1,986,607	7.74%	1,986,607	7.87%	1,986,607	7.94%	1,986,607	8.01%
Shares from exercise of SEE ID Options(7)	1,778,773	6.93%	1,778,773	7.05%	1,778,773	7.11%	1,778,773	7.17%
Pro Forma Combined Company Common Stock outstanding at Closing	25,659,414	100%	25,229,707	100%	25,014,854	100%	24,800,000	100%

____________

(1)      Amount is after giving effect to the redemption of 25,845,428 Public Shares in the April 2023 Partial Redemption, 2,170,004 Public Shares in the November 2023 Partial Redemption, and 1,125,154 Public Shares in the May 2024 Partial Redemption.

(2)      Amount excludes 15,000,000 outstanding Warrants.

(3)      Amount excludes 675,000 outstanding Warrants.

(4)      Founder shares is classified as Class B common stock. Such shares will automatically convert into shares of Class A common stock upon the consummation of the initial business combination on a one-for-one basis, subject to adjustment as described therein. In connection with the Company’s extension of the deadline by which it has to consummate a business combination, on April 5, 2023, the Company and its Sponsor, entered into certain agreements with one or more third parties (the “April Non-Redeeming Stockholders” in exchange for the Non-Redeeming Stockholders agreeing not to redeem the Company’s Public Shares at the April 2023 special meeting of stockholders called by the Company at which the Founder Share Amendment Proposal was approved (the “Non-Redemption Agreements”). The Non-Redemption Agreements provide for the allocation of up to 1,000,000 Founder Shares to the Non-Redeeming Stockholders, which shares will be transferred to the Non-Redeeming Stockholders at the closing of a Business Combination, among satisfaction of other conditions; however, subsequent to the April 2023 special meeting of stockholders, the Non-Redeeming Stockholders may elect to redeem any Public Shares held. In November 2023 and May 2024, the Company and the Sponsor entered into the November Non-Redemption Agreements with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the Special Meeting at which a proposal to amend to the Company’s Certificate of Incorporation to effect an extension of time for the Company to consummate an initial business combination. 376,000 and 266,666 founder shares held by the Sponsor were provided in exchange for such investors agreeing to hold and not redeem certain public shares at the Special Meeting in November 2023 and May 2024, respectively. Certain of the parties to the Non-Redemption Agreements are also members of the Sponsor.

(5)      An aggregate of 13,000,000 shares based upon the calculation of the Aggregate Closing Merger Consideration Value are allocated to the SEE ID Equity Securities in accordance with the Business Combination Agreement. 108,975,000 shares are allocated to the former SEE ID stockholders which is an equivalent of 9,234,620 shares of the Combined Company Common Stock.

(6)      SAFE notes will be converted into 23,443,363 shares of SEE ID Common Stock immediately prior to the Merger. At the Closing, the shares of SEE ID Common Stock issued from the conversion of the SAFE Convertible Notes will be exchanged for 1,986,607 shares of the Combined Company Common Stock.

(7)      Amount assumes all In-the-Money Company Options will be exercised for shares of SEE ID Common Stock immediately prior to the Merger and be exchanged for the shares of the Combined Company Common Stock.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting SUAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the former SEE ID Stockholders are expected to have a majority of the voting power of the Combined Company, SEE ID will comprise all of the ongoing operations of the Combined Company,

SEE ID will comprise a majority of the governing body of the Combined Company, and SEE ID’s senior management will initially comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SEE ID issuing shares for the net assets of SUAC, accompanied by a recapitalization. The net assets of SUAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of SEE ID.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, if applicable to the Business Combination, certain transactions, including the Business Combination, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the Business Combination is conditioned upon the expiration or early termination of the HSR Act waiting period, if applicable.

Summary of Material U.S. Federal Income Tax Considerations

If a U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) exercises its redemption right to have its shares of SUAC Common Stock redeemed for cash, for U.S. federal income tax purposes, such U.S. Holder may be treated as selling SUAC Common Stock, resulting in the recognition of capital gain or capital loss equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the shares of SUAC Common Stock being redeemed. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of SUAC Common Stock shares that a U.S. Holder owns or is deemed to own (including through the ownership of SUAC Warrants).

If a U.S. Holder does not exercise its redemption right to receive cash for its shares of SUAC Common Stock, then, as a result of the Business Combination, we expect that such U.S. Holder should be treated as exchanging its SUAC Common Stock for Holdings Common Stock pursuant to Section 351(a) of the Code. Generally, such U.S. Holder should not recognize any gain or loss.

For a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination and the redemption to U.S. Holders, please carefully review the information set forth in the section entitled “Certain United States Federal Income Tax Considerations — U.S. Holders.”

If a non-U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) exercises its redemption right to have its SUAC Common Stock redeemed for cash, we expect that such redemption may be treated as a sale of SUAC Common Stock. Generally, if the redemption from such non-U.S. Holder is treated as a sale of the shares of SUAC Common Stock, then such non-U.S. Holder’s gain (or loss) from such sale will not be taxable in the United States, subject to certain exceptions as described in the section entitled “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Disposition of Holdings Securities.”5

Generally, the U.S. federal income tax consequences of the Business Combination applicable to non-U.S. Holders who do not exercise their redemption rights are the same as the U.S. federal income tax consequences applicable to U.S. Holders who do not exercise their redemption rights, subject to certain exceptions described in the section entitled “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders.”

For a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination and the redemption to non-U.S. Holders, please carefully review the information set forth in the section entitled “Certain United States Federal Income Tax Considerations — Non-U.S. Holders.”

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Business Combination Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, SUAC and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the materials provided by SEE ID. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that SUAC stockholders vote:

•        FOR the Business Combination Proposal;

•        FOR the Organizational Document Proposal;

•        FOR the Advisory Charter Proposal;

•        FOR the Nasdaq Proposal;

•        FOR the NTA Proposal;

•        FOR the Equity Incentive Plan Proposal; and

•        FOR the Adjournment Proposal.

Summary of Risk Factors (page 18)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors”. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of SEE ID prior to the Closing, which will be the business of Holdings and its subsidiaries following the Closing. Such risks include, but are not limited to:

Risks related to the Business Combination, including that:

•        Sponsor has agreed to vote in favor of the Business Combination Proposal described in this proxy statement/prospectus, regardless of how the Public Stockholders vote.

•        SUAC and SEE ID’s directors have interests that are different from, or in addition to (and which may conflict with), the interests of the Public Stockholders.

•        The announcement of the proposed Business Combination could disrupt SEE ID’s business.

•        SUAC has not obtained a third-party opinion in determining whether to pursue the Business Combination.

•        The unaudited pro forma financial information may not be representative of Holdings’ results if the Business Combination is completed.

•        During the pendency of the Business Combination, SUAC will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

•        The Proposed Holdings Charter will not limit the ability of Sponsor or its affiliates to compete with us.

•        SUAC cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, SUAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition.

•        If not listed on the Nasdaq or other national securities exchange, the shares of Holdings Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Holdings shares.

Risks related to the redemption, including that:

•        The ability of the Public Stockholders to exercise Redemption Rights with respect to Public Shares may prevent SUAC from completing the Business Combination or optimizing its capital structure.

•        If a Public Stockholder fails to receive notice of SUAC’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its Public Shares, such shares may not be redeemed.

•        There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares will put the Public Stockholder in a better future economic position.

Risks if the Business Combination is not consummated, including that:

•        If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

•        If SUAC is unable to complete an initial business combination by November 19, 2024, unless otherwise extended, SUAC will cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

•        You have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or SUAC Public Warrants, potentially at a loss.

Risks related to our organizational structure after the Business Combination, including that:

•        Holdings will be a holding company and its only material asset after completion of the Business Combination will be its interest in its subsidiaries.

•        Entities affiliated with SEE ID will beneficially own, in the aggregate, approximately 57.39% of outstanding Holdings Common Stock upon completion of the Business Combination, and these stockholders may have strategic interests that differ from Holdings’ interests and from those of Holdings’ other stockholders.

Risks related to SEE ID’s business and industry, including that:

•        We have identified material weaknesses in SEE ID’s internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting.

•        Our success and our ability to grow SEE ID’s business depends on retaining and expanding SEE ID’s customer base.

•        We may be unable to maintain and enhance SEE ID’s brand and reputation.

•        Holdings has a limited operating history.

•        Security incidents or real or perceived errors, failures or bugs in SEE ID’s systems or website could impair its business.

•        SEE ID’s management team has limited experience managing a public company.

•        SEE ID’s internal controls over financial reporting may not be effective and SEE ID’s independent registered public accounting firm may not be able to certify as to their effectiveness.

•        We may amend the terms of the Holdings Public Warrants in a manner that may be adverse to holders of such Holdings Public Warrants with the approval by the holders of at least 50% of the then outstanding Holdings Public Warrants. Your unexpired Holdings Public Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Holdings Public Warrants worthless.

Sources of Industry and Market Data (page 119)

Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement/prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which SUAC and Holdings operate is taken from publicly available sources, including third-party sources, or reflects Holdings’ or SEE ID’s estimates that are principally based on information from publicly available sources.

TICKER SYMBOLS AND DIVIDEND INFORMATION

ShoulderUp Technology Acquisition Corp.

SUAC Units, SUAC Class A Common Stock and SUAC Warrants

The SUAC Class A Common Stock and SUAC Public Warrants are currently traded on the OTC under the symbols “SUAC” and “SUACW,” respectively. Certain of the shares of SUAC Class A Common Stock and SUAC Public Warrants currently trade as SUAC Units consisting of one share of SUAC Class A Common Stock and one-half of one redeemable warrant and are traded on the OTC under the symbol “SUACU.” The SUAC Units will automatically separate into component securities of SUAC upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Holdings intends to apply for listing, to be effective at the Closing, of the SUAC Class A Common Stock and Holdings Public Warrants on the Nasdaq under the symbols “DAIC” and “DAIC.W”, respectively upon the Closing. Holdings will not have units traded following the Closing.

The closing price for each share of SUAC Class A Common Stock was $9.91 on September 24, 2024, for each SUAC Unit was $10.25 on September 24, 2024, and for each SUAC Public Warrant was $0.03 on July 2, 2024, respectively. As of [•], the record date for the special meeting, the most recent closing price for each share of SUAC Class A Common Stock, SUAC Unit and SUAC Public Warrant was $[•], $[•] and $[•], respectively.

Holders

As of [•], there was one holder of record of the SUAC Units, one holder of record of shares of SUAC Class A Common Stock and two holders of record of the SUAC Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose SUAC Units, shares of SUAC Class A Common Stock and SUAC Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

SUAC has not paid any cash dividends on its shares of SUAC Common Stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Holdings’ revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Holdings Board at such time.

SEE ID

There is no public market for shares of SEE ID’s equity securities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SUAC

SUAC’s balance sheet data as of December 31, 2023, and December 31, 2022, and statement of operations data for the years ended December 31, 2023 and 2022 are derived from SUAC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results of SUAC included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of SUAC. You should read the following selected financial data in conjunction with “SUAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	December 31, 2023	December 31, 2022
Balance Sheets Data
Total assets	$21,502,723	$310,398,693
Total liabilities	4,181,229	1,095,700
Commitments and contingencies
Class A common stock subject to possible redemption	21,108,225	309,130,532
Total stockholders’ deficit	$(21,632,811)	$(11,027,547)
Basic and diluted net income per share, Class A common stock	$0.01	$0.06
Basic and diluted net income per share, Convertible Class B common stock	$0.01	$0.06
	For the Year ended December 31,
	2023	2022
Statements of Operations Data
General and administrative expenses	$999,143	$923,313
Franchise tax expense	200,400	200,000
Income (loss) before provision for income taxes	1,513,685	3,286,744
Provision (benefit) for income taxes	(1,181,348)	(858,724)
Net income (loss)	332,337	2,428,020
	For the Year ended December 31,
	2023	2022
Statements of Cash Flows
Net Income	$332,337	$2,428,020
Net cash used in operating activities	(1,973,750)	(1,049,907)
Net cash provided by investing activities	294,468,935	668,862
Cash – beginning of the period	409,725	790,770
Cash – end of period	403,456	409,725

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SEE ID

The following table shows selected historical financial information of SEE ID for the periods and as of the dates indicated.

The selected historical financial information of SEE ID as of December 31, 2023, and December 31, 2022 was derived from the historical consolidated financial statements of SEE ID included elsewhere in this proxy statement/prospectus. As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to SEE ID, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of SEE ID going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SEE ID” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace SEE ID’s consolidated financial statements and the related notes. SEE ID’s historical results are not necessarily indicative of SEE ID’s future results.

	December 31, 2023	December 31, 2022
Balance sheets data
Total assets	$1,693,559	$1,194,747
Debt obligations, net	4,602,950	2,219,711
Total liabilities	4,647,057	2,270,145
Total Stockholder’s deficit	(2,953,498)	(1,075,398)
	For the Year Ended December 31,
	2023	2022
Statements of operations data
Total revenues	$439,640	$591,751
Total operating expenses	2,029,430	1,284,356
Loss before provision for income taxes	(1,939,917)	(968,230)
Provision (benefit) for income taxes	—	—
Net loss	(1,939,917)	(968,230)
	Year ended December 31, 2023	Year ended December 31, 2022

Statements of Cash Flows
Net loss	(1,939,917)	(968,230)
Net cash used in operating activities	(1,668,503)	(877,362)
Net cash used in investing activities	(672,319)	(254,857)
Net cash provided by financing activities	2,120,000	1,765,190
Cash – beginning of the period	826,582	193,611
Cash – end of the period	605,760	826,582

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization, whereby SUAC will be treated as the acquired company and SEE ID is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SEE ID issuing stock for the net assets of SUAC, accompanied by a recapitalization. The net assets of SUAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of SEE ID. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2024 gives the pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2024. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2023 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2023.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of Holdings and its subsidiaries after giving effect to the Business Combination and the related transactions (the “combined company”) appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of SEE ID and SUAC and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•        Assuming Minimum Redemptions — assumes that none of the Public Stockholders will elect to redeem their SUAC Class A Common Stock for a pro rata portion of cash in SUAC’s Trust Account, and thus the full amount of $9,375,040 million held in SUAC’s Trust Account as of August 31, 2024 is available for the Business Combination; and

•        Assuming Maximum Redemption — assumes that Public Stockholders holding 859,414 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.91 per share) of the funds in the Trust Account. The maximum redemption amount reflects the assumption that the Existing SUAC Charter is amended pursuant to the NTA Proposal such that SUAC will not be required to maintain a minimum net tangible asset value of at least $5,000,001 either immediately prior to or upon the closing of the Business Combination. Should the NTA Proposal not be approved, SUAC would not be permitted to proceed with the Business Combination unless SUAC has net tangible asset value of at least $5,000,001 either immediately prior to or upon the closing of the Business Combination. This scenario gives effect to Public Share redemptions for aggregate redemption payments of approximately $9,375,040 million using approximately $10.91 per share redemption price.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Period Ended June 30, 2024
Pro forma net loss	$(3,465,156)	$(3,465,156)
Weighted average shares outstanding of common stock	25,659,414	24,800,000
Net loss per share (Basic and Diluted) attributable to common stockholders	$(0.14)	$(0.14)

The following summarizes the pro forma Holdings Common Stock ownership as of June 30, 2024 under (i) the no redemption scenario and (ii) the maximum redemption scenario:

(shares in thousands)	Assuming Minimum Redemptions		Assuming Maximum Redemptions
	(Shares)%		(Shares)%
SEE ID Stockholders	13,000,000	50.66%	13,000,000	56.14%
Total Merger Shares	13,000,000	50.66%	13,000,000	52.42%
SUAC Public Shares(1)	859,414	03.58%	—	0.00%
SUAC Founder and Private Shares(2)	11,800,000	45.99%	11,800,000	47.58%
Total SUAC Shares	12,659,414	49.34%	11,800,000	47.58%
PIPE Investors	—	0.00%	—	0.00%
Pro Forma Holdings Common Stock at [__]	25,659,414	100%	24,800,000	100%

____________

(1)      In connection with the extension amendment proposal approved at the Special Meeting on May 17, 2024, holders of 1,125,154 shares of the Company’s common stock properly exercised their right to redeem their shares. Following such redemptions, 859,414 shares of common stock remained issued and outstanding.

(2)      At Closing, (a) 1,350,000 private placement shares will be 100% vested, (b) the sponsor will transfer 1,000,000 founder shares to certain of the Company’s stockholders at Closing pursuant to non-redemption agreements that were executed in connection with the Company’s extension that was approved at a special meeting of the Company’s stockholders held on April 20, 2023 that extended the SPAC’s termination date to November 19, 2023, all of which will be 100% vested, (c) the Sponsor will transfer 376,000 founder shares to certain of the Company’s stockholders at Closing pursuant to non-redemption agreements that were executed in connection with the Company’s extension of its termination date to May 19, 2024, all of which will be 100% vested, (d) the Sponsor will transfer 266,666 founder shares to certain of the Company’s stockholders at Closing pursuant to non-redemption agreements that were executed in connection with the Company’s extension of its termination date to November 19, 2024, all of which will be 100% vested, (e) 3,150,000 of the founder shares will be 100% vested and remain held by the sponsor, and (f) 2,650,000 founder shares will be subject to vesting post-closing.

See the subsection entitled “Summary of the Proxy Statement/Prospectus” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, Holdings and SEE ID’s business, financial condition, and results of operations. If any of the events described below occur, Holdings’ post-Business Combination business and financial results of Holdings and its subsidiaries could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of Holdings’ securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of SUAC and SEE ID.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of SEE ID prior to the Closing, which will be the business of Holdings and its subsidiaries following the Closing.

Risks Related to the Business Combination and SUAC

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “SUAC,” “we,” “us” or “our” refers to SUAC prior to the Business Combination and to Holdings following the Business Combination.

While we intend to seek stockholder approval of the Business Combination, SUAC’s Sponsor has agreed to vote in favor of the Business Combination Proposal described in this proxy statement/prospectus, regardless of how the Public Stockholders vote.

The Sponsor and SUAC’s officers and directors, pursuant to the Insider Letter Agreement, have, subject to applicable securities laws, agreed, among other things, to vote all of their Public Shares (if any) and shares of Common Stock in favor of all the proposals being presented at the Special Meeting, including the Business Combination Proposal and the transactions contemplated thereby.

As of the record date, the Sponsor owned 11,800,000 shares of SUAC Common Stock, representing approximately 93.21% of the issued and outstanding SUAC Common Stock, and will be able to vote all of such shares at the Special Meeting, and accordingly, the affirmative vote of any Public Shares will not be needed to approve the Business Combination Proposal.

The market price of shares of Holdings Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of Public Stock.

Upon completion of the Business Combination, holders of securities of SUAC will become holders of Holdings securities. Prior to the Business Combination, SUAC’s operations have been limited to the identification of a suitable target for a business combination and the negotiation of, and performance of SUAC’s obligations under, the Business Combination Agreement. Upon completion of the Business Combination, Holdings’ results of operations will depend upon the performance of Holdings’ business, which are affected by factors that are different from those currently affecting the results of operations of SUAC.

Since SUAC’s Sponsor and SUAC’s directors, officers and advisors and SEE ID’s current owners have interests that are different, or in addition to (and which may conflict with), the interests of our other stockholders generally, a conflict of interest may have existed in determining whether the Business Combination is appropriate as SUAC’s initial business combination.

In considering the recommendation of SUAC’s Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, Sponsor and SUAC’s directors, officers and advisors and SEE ID’s current owners have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. SUAC’s Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the Public Stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that each of the Initial Stockholders has waived its right to redeem any of Founder Shares and Public Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, and in November 2021, we effected a 1.0627119 for 1 stock split of our common stock, so that SUAC Sponsor owns an aggregate of 10,450,000 Founder Shares, which have been or will be converted into 10,450,000 shares of SUAC Class A Common Stock in accordance with the terms of the Existing SUAC Charter and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $103,559,500 based on the closing price of $9.91 per public share on September 24, 2024;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of SUAC Class A Common Stock sold in the IPO and the number of Class A Common Stock that the Initial Stockholders will receive upon Closing of the Business Combination, the Initial Stockholders may earn a positive rate of return on their investment even if the Class A Common Stock trades below the price initially paid for the Class A Common Stock in the IPO and public stockholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic interest for us to, rather than liquidate if we fail to complete our initial business combination, enter into an initial business combination on potentially less favorable terms with potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, that would be the case if such parties had paid the full offering price for their Founder Shares;

•        the fact that each of the Initial Stockholders has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if SUAC fails to complete an initial business combination by November 19, 2024;

•        the fact that the Sponsor purchased an aggregate of 1,350,000 private placement units at a price of $10.00 per unit (“Private Placement Units”) that will be worthless if we do not complete the Business Combination. Each private placement unit consists of one share of Class A Common Stock and one-half of one warrant. Each whole warrant is exercisable to purchase one whole share of common stock at $11.50 per share. These securities will also be worthless if we do not complete the Business Combination by November 19, 2024. The Private Placement Units held by the Sponsor had an estimated aggregate market value of approximately $13,378,500 based upon the closing price of $9.91 per unit on September 24, 2024; and

•        if the Trust Account is liquidated, including in the event SUAC is unable to complete an initial business combination within the required time period, Sponsor has agreed that it will be liable to SUAC if and to the extent any claims by a third-party for services rendered or products sold to SUAC, or a prospective target business with which SUAC has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination Agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000.00 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

In addition, you should also keep in mind that SEE ID’s directors and officers may have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        the fact that Sheldon Paul is a board member who is also an investor in SEE ID and the owner of a partner distribution company, Pope Technologies LLC.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding SUAC or its securities, Sponsor, SUAC’s directors and officers and advisors, SEE ID and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of SUAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to SUAC Stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of SUAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the Special Meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. SUAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of SUAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of SUAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals.

The exercise of the SUAC Board’s discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in stockholders’ best interests.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require SUAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by SEE ID or Holdings or to waive rights that SUAC is entitled to under the Business Combination Agreement, including those related to closing conditions. Such events could arise because of changes in the course of SEE ID’s businesses or a request by SEE ID or Holdings to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on SEE ID’s businesses and would entitle SUAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at SUAC’s discretion, acting through its Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for SUAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SUAC does not believe there will be any changes or waivers that its Board would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, SUAC will circulate a new or amended proxy statement/prospectus and resolicit SUAC’s stockholders if changes to the terms of the Transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

We may be unable to obtain additional financing to complete our initial Business Combination or to fund the operations and growth of SEE ID, which could compel us to restructure or abandon the Business Combination.

The Business Combination Agreement provides as a condition to closing that we have cash and cash equivalents of not less than $6 million, including the cash available in SUAC’s trust account and the proceeds from any financing after deducting all transaction expenses of SUAC and SEE ID (including its change of control payments), and SUAC’s liabilities not exceeding $250,000 at the effective time of the Business Combination. As a result, if there are not sufficient proceeds in the trust account, net of amounts needed to satisfy any redemption by public stockholders, we may be required to seek additional financing to complete the initial Business Combination. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to complete the initial Business Combination, we would be compelled to either restructure the transaction or abandon the Business Combination and seek an alternative target business candidate or liquidate. Further, we may be required to obtain additional financing in connection with the closing of the initial Business Combination for general corporate purposes, including for maintenance or expansion of operations of the post-transaction businesses, the payment of principal or interest due on indebtedness incurred in completing the initial Business Combination, or to fund the purchase of other companies. If we are unable to complete our initial Business Combination, our public stockholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless. In addition, even if we do not need additional financing to complete our initial Business Combination, we may require such financing to fund the operations or growth of SEE ID. The failure to secure additional financing could have a material adverse effect on the continued development or growth of SEE ID. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after our initial business combination. In addition, as a condition to Closing, SUAC or Holdings will close with the Closing a line of credit (including an equity line of credit with respect to the Holdings common stock) on customary terms of no less than $50,000,000 and no greater than $100,000,000, which shall not count towards the Minimum Proceeds. If SUAC or Holdings is unable to obtain the Closing line of credit, the line of credit closing condition will not be met and we would be unable to complete the Business Combination without a waiver of such condition by SEE ID.

SUAC will not have any right to make damage claims against SEE ID for the breach of any representation, warranty or covenant made by SEE ID in the Business Combination Agreement after the Closing of the Business Combination.

Except in the case of intentional misrepresentation or intentional omission of a material fact with regard to any representation or warranty contained in the Business Combination Agreement (as modified by disclosure schedules, as applicable) or a certificate delivered or in connection with the Business Combination Agreement that constitutes common law fraud under Delaware Law (“Fraud”), the Business Combination Agreement provides that all of the representations, warranties, covenants, obligations or other agreement of the parties contained therein shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after Closing of the Business Combination in respect thereof), except for (a) those covenants and agreements contained in the Business Combination Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to breaches occurring after Closing and (b) Article X of the Business Combination Agreement and any corresponding definitions set forth in Article I of the Business Combination Agreement. Accordingly, except for Fraud, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, SUAC will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by SEE ID at the time of the Business Combination.

The Business Combination may be completed even though material adverse effects may result from the public announcement or completion of the proposed Business Combination, general business or economic conditions, industry-wide changes, and other causes.

In general, either SUAC or SEE ID can refuse to complete the Business Combination if there is a material adverse effect, event, change or occurrence affecting the other party between the signing date of the Business Combination Agreement and the planned closing of the Business Combination. However, certain types of changes, events, effects or occurrences do not permit either party to refuse to complete the Business Combination under the terms of the Business Combination Agreement, even if such change could be said to have a material adverse effect on the relevant party, including, but not limited to, changes, events, effects or occurrences resulting from the following:

•        any change, development, condition or event generally affecting the industries or markets in which SEE ID operates;

•        general business or economic conditions;

•        any outbreak or escalation of war or hostilities, any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof;

•        changes in the financial, banking, capital or securities markets generally;

•        changes or proposed changes in, or changes or proposed changes in the interpretation of, applicable laws, regulatory framework, or GAAP;

•        the negotiation, execution or delivery of the Business Combination Agreement, public announcement of the Business Combination Agreement or the pendency or consummation of the Business Combination;

•        failure to meet any internal or published budgets, projections, forecasts, estimates or predictions;

•        any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wildfires, acts of God or other natural disasters or comparable events;

•        any epidemics, pandemics, disease outbreaks or quarantines, including the resurgence of new variants of COVID-19; or

•        Furthermore, SUAC or SEE ID may waive the occurrence of any material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, Holdings’ financial condition and results of operations may be adversely affected.

Entities affiliated with SEE ID will beneficially own, in the aggregate, approximately 57.39%, assuming no redemptions, of outstanding Holdings Common Stock upon completion of the Business Combination, and these stockholders may have strategic interests that differ from Holdings’ interests and from those of Holdings’ other stockholders.

Former SEE ID Stockholders will beneficially own, in the aggregate, approximately 57.39%, assuming no redemptions, of Holdings Common Stock upon completion of the Business Combination. As a result, these stockholders will have significant influence over matters requiring stockholder approval, including the election of directors, the approval of certain business combinations or dispositions, amendments to the Proposed Holdings Charter and Proposed Holdings Bylaws and other extraordinary transactions. See “Certain Relationships and Related Person Transactions.”

Former SEE ID Stockholders may, together or separately, have interests that are different from yours and may vote in a way with which you disagree, and which may be adverse to your interests. Furthermore, our concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of Holdings Common Stock to decline or prevent our stockholders from realizing a premium over the market price for their Holdings Common Stock. Additionally, former SEE ID Stockholders, together or separately, may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or supply us with goods and services. Further, former SEE ID Stockholders may have an interest in pursuing acquisitions, divestitures, and other transactions that, in their respective judgment, could enhance their investment in us, even though such transactions might involve risks to you. Stockholders should consider that the interests of former SEE ID Stockholders may differ from their interests in material respects.

SUAC and SEE ID will incur significant transaction and transition costs in connection with the Business Combination.

SUAC and SEE ID have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. SUAC and SEE ID may also incur unanticipated costs associated with the Business Combination, including costs driven by SEE ID’s becoming a public company and the listing on an Approved Stock Exchange of the shares of Holdings Common Stock, and these unanticipated costs may have an adverse impact on the results of operations of SEE ID following the effectiveness of the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, (x) in the case the Business Combination is consummated, will be for the account of the combined company or (y) in the case the Business Combination is not consummated, will be for the account of the party incurring such fees, expenses and costs, in each case subject to the terms of the Business Combination Agreement.

SUAC and SEE ID cannot provide assurance that the benefits of the Business Combination will offset the incremental transaction costs in the near term, if at all. Additionally, the costs related to the Business Combination could be significantly higher than anticipated, which could impact the benefits of the Business Combination.

The Business Combination may be delayed or ultimately prohibited since such initial business combination may be subject to regulatory review and approval, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).

Certain investments that involve the acquisition of, or investment in, a “U.S. business” by a non-U.S. individual or entity (a “foreign person”) may be subject to review and approval by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest, and the nature of any information or governance rights involved.

For example, transactions that result in “control” of a U.S. business by a foreign person are subject to CFIUS jurisdiction. CFIUS also has jurisdiction to review non- “control” transactions that afford a foreign person certain information, governance, and/or access rights in a U.S. business that has a qualifying nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” as those terms are defined in the CFIUS regulations. Foreign investments in U.S. businesses that deal in “critical technology” or that involve certain foreign government interests may be subject to mandatory pre-closing CFIUS filing requirements. Failure to make a CFIUS filing where one is required may subject the transacting parties to significant civil fine. The parties believe that SUAC is not a “foreign person” as defined in 31 C.F.R. § 800.224, that SEE ID does not operate a TID U.S. business, as that term is defined in 31 C.F.R. § 800.248, and that CFIUS filing is neither required nor warranted. Nevertheless, CFIUS may take a different view, and determine that it has jurisdiction over the Business Combination.

CFIUS may decide to investigate, delay, or block the Business Combination, or impose conditions with respect to it, which may delay or prevent the parties from consummating the Business Combination. Because we have only a limited time to complete our initial business combination, our failure to obtain any approvals within the requisite time period may require us to liquidate. In such event, our stockholders will miss the opportunity to benefit from the Business Combination and the potential appreciation in value of such investment and our warrants will become worthless.

The Business Combination may be subject to antitrust laws and regulations, which may adversely affect our business and results of operations.

The completion of the Business Combination may be subject to, among other things, the clearance by antitrust and competition authorities pursuant to applicable antitrust laws and regulations. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. The governmental agencies from which the parties may seek certain of these approvals and consents have broad discretion in administering the governing laws and regulations. We can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the Business Combination, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Holdings’ business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the Business Combination or reduce the anticipated benefits of the Business Combination. If SUAC and SEE ID agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Business Combination, these requirements, limitations, costs, divestitures or restrictions could reduce the anticipated benefits of the Business Combination. This could have a material adverse effect on Holdings’ business and results of operations.

At any time before or after consummation of the Business Combination, applicable authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances. We cannot assure you that the any government authority will not attempt to challenge the Business Combination on antitrust, and, if such a challenge is made, we cannot assure you as to its result.

Subsequent to the consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to SEE ID has identified all material issues or risks associated with SEE ID, its business or the industry in which it competes, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of SEE ID’s control and outside of our control will not later arise. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Holdings. Accordingly, any stockholders of SUAC who choose to remain Holdings stockholders following the Business Combination could suffer a reduction in the value of their investment. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Holdings’ stockholders may not have the same benefits as an investor in an underwritten public offering.

Holdings will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Holdings’ securities and differ from an underwritten initial public offering in several significant ways.

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence typically performed by the underwriters in an underwritten public offering. An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering creates statutory liability on the underwriters for material misstatements or omissions contained in the registration statement pursuant to which an issuer sells securities unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. Going public via a business combination with a SPAC does not involve any underwriters who would engage in the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering. Moreover, the SUAC Insiders will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate. Therefore, there could be a heightened risk of an incorrect valuation of Holdings’ business, which could cause potential harm to investors.

In connection with this proxy statement/prospectus, no parties other than SUAC and SEE ID have conducted an investigation of the disclosures contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, SUAC or SEE ID beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

Because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the Approved Stock Exchange on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the Approved Stock Exchange. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Holdings Common Stock on the Approved Stock Exchange will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. In the case of a transaction with a SPAC, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, PIPE investors who agree to purchase shares at the time of the Business Combination. There was not any PIPE financing committed prior to the execution and announcement of the Business Combination Agreement. The process of establishing the value of a company in a business combination with a SPAC may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the Holdings Common Stock or helping to stabilize, maintain or affect the public price of the Holdings Common Stock following the Closing. Moreover, SUAC will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Holdings Common Stock that will be outstanding immediately following the Closing. All of these differences from an underwritten public offering of Holdings’ securities could result in a more volatile price for the Holdings Common Stock.

Further, there will not be a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the Holdings Common Stock on the Approved Stock Exchange. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Holdings Common Stock or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the Holdings Common Stock.

In addition, the SUAC Insiders, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our stockholders and that would not be present in an underwritten public offering of SEE ID’s securities. Such interests may have influenced the SUAC Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— Since SUAC’s Sponsor and SUAC’s directors, officers and advisors and SEE ID’s current owners have interests that are different, or in addition to (and which may conflict with), the interests of our other stockholders generally, a conflict of interest may have existed in determining whether the Business Combination is appropriate as SUAC’s initial business combination.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if SEE ID became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of

New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Holdings’ ability to be successful following the Business Combination will depend upon the efforts of the Holdings Board and SEE ID’s key personnel and the loss of such persons could negatively impact the operations and profitability of SEE ID and/or SEE ID’s business following the Business Combination.

Holdings’ ability to be successful following the Business Combination will be dependent upon the efforts of the Holdings Board and key personnel. SUAC cannot assure you that, following the Business Combination, the Proposed Holdings Board and Holdings’ key personnel will be effective or successful or remain with Holdings. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause Holdings’ management to expend time and resources becoming familiar with such requirements.

The ability of our Public Stockholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

Since the Business Combination Agreement requires us to meet the Minimum Proceeds condition at Closing, there is increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we liquidate the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of Holdings’ results if the Business Combination is completed.

SUAC and Holdings currently operate as separate companies and have had no prior history as a combined entity, and SEE ID’s and Holdings’ operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Holdings. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination.

The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from SUAC’s and Holdings’ historical financial statements and certain adjustments and assumptions have been made regarding Holdings after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of Holdings.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Holdings’ financial condition or results of operations following the Closing. Any potential decline in Holdings’ financial condition or results of operations may cause significant variations in the stock price of Holdings.

SUAC’s Stockholders will experience dilution due to the issuance of shares of Holdings Common Stock and securities that are exchangeable for shares of Holdings Common Stock to the SEE ID Equity holders as consideration in the Business Combination.

Based on SEE ID’s and SUAC’s current capitalization, we anticipate issuing to SEE ID’s Stockholders an aggregate of approximately 13 million shares of Holdings Common Stock pursuant to the Business Combination Agreement, and it is currently expected that SUAC’s current stockholders would hold in the aggregate approximately [•]% of the outstanding Holdings Common Stock, assuming no Public Stockholders redeem their Public Shares. If any of the Public Shares are redeemed in connection with the Business Combination, the percentage of the outstanding Holdings Common Stock held by the Public Stockholders upon completion of the Business Combination will decrease and the percentages of the outstanding Holdings Common Stock held by the Initial Stockholders and the equity holders of SEE ID upon completion of the Business Combination will increase. To the extent that any of the outstanding Holdings Warrants are exercised for shares of Holdings Common Stock following the Business Combination, SUAC’s current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of SUAC’s current stockholders to influence Holdings’ management through the election of directors following the Business Combination.

Public Stockholders who redeem (or who have previously redeemed) their Public Shares may continue to hold SUAC Public Warrants, which will be exchanged for Holdings Public Warrants and will result in additional dilution to non-redeeming Public Stockholders upon exercise of such Holdings Public Warrants.

Public Stockholders who redeem (or who have previously redeemed) their Public Shares may continue to hold SUAC Public Warrants, which will be exchanged for Holdings Public Warrants and will result in additional dilution to non-redeeming Public Stockholders upon exercise of such Holdings Public Warrants. Assuming (a) all redeeming Public Stockholders that acquired SUAC Units in the IPO continue to hold SUAC Public Warrants that were included in SUAC Units sold in connection with the IPO, and (b) maximum redemption of Public Shares held by the redeeming Public Stockholders, 30,000,000 SUAC Public Warrants would be retained by redeeming Public Stockholders. The outstanding SUAC Public Warrants (which will become Holdings Public Warrants following the Closing) would have a value of approximately $900,000 per warrant based on the closing price of the SUAC Public Warrants on OTC on July 2, 2024. If, following the Closing, the trading price of Holdings Common Stock exceeds $11.50 per share (the strike price for the Holdings Public Warrants) and the Holdings Public Warrants are exercised, non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of Holdings as a result of such exercise by redeeming Public Stockholders.

During the pendency of the Business Combination, SUAC and SEE ID are prohibited from entering into certain transactions that might otherwise be beneficial to SUAC, SEE ID or their respective stockholders because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Certain covenants in the Business Combination Agreement impede the ability of SUAC to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, SUAC may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither SUAC nor SEE ID may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination with any third party, even though any such alternative acquisition could be more favorable to SUAC’s stockholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, SUAC and SEE ID are subject to certain limitations on the operations of their businesses, as summarized under the section titled “Proposal No. 1: The Business Combination Proposal — The Business Combination Proposal — Covenants of the Parties”. The limitations on SUAC’s and SEE ID’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

There may be tax consequences of the conversion of SEE ID SAFEs that may adversely affect holders of SEE ID SAFEs.

In connection with the SEE ID Merger, the SEE ID SAFEs will convert into a number of shares of SEE ID Common Stock, which shall be exchanged for Holdings Common Stock in the SEE ID Merger. The Company intends to treat the conversion of SEE ID SAFEs into SEE ID Common Stock as a tax-free transaction. However, the federal income tax treatment of SAFEs is uncertain, and there can be no assurance that such treatment will be respected. If the conversion of SEE ID SAFEs is not treated as a tax-free transaction, there could be tax consequences to the holders of SEE ID SAFEs.

Holders of SEE ID SAFEs are urged to consult with their tax advisors regarding the treatment of the conversion of their SEE ID SAFEs into SEE ID Common Stock.

There may be tax consequences of the exchange of Company Options that may adversely affect holders of Company Options.

In connection with the SEE ID Merger, the Company Options (whether vested or unvested) will be assumed by Holdings and converted into Holdings Options. The Company intends to treat this option rollover as a tax-free transaction. However, the federal income tax laws governing options are complex, and there can be no assurance that such treatment will be respected. If the exchange of Company Options for Holdings Options is not treated as a tax-free transaction, there could be tax consequences to the holders of Company Options.

Holders of Company Options are urged to consult with their tax advisors regarding the treatment of the exchange of Company Options for Holdings Options in connection with the SEE ID Merger.

There may be tax consequences of the Mergers that may adversely affect holders of SUAC Common Stock or, SUAC Warrants, or SEE ID Common Stock.

The exchange of SUAC Common Stock for Holdings Common Stock pursuant to the ShoulderUp Merger, together with the exchange of SEE ID Common Stock for Holdings Common Stock pursuant to the SEE ID Merger, generally is expected to qualify as a tax-deferred exchange pursuant to Section 351 of the Code for U.S. federal income tax purposes (subject to possible gain recognition in respect of any Holdings Warrants received). If such an exchange fails to qualify as a transaction described in Section 351 of the Code, then a U.S. Holder (as that term is defined in “Certain United States Federal Income Tax Considerations”) would recognize gain in an amount equal to the excess (if any) of (i) the fair market value of the Holdings Common Stock and Holdings Warrants received over (ii) such U.S. Holder’s adjusted tax basis in its SUAC Common Stock and SUAC Warrants, or SEE ID Common Stock, as applicable. Any such gain would be capital gain and generally would be long-term capital gain if the U.S. Holder’s holding period for the SUAC Common Stock (and SUAC Warrants, if any) or SEE ID Common Stock, as applicable, exceeded one year at the time of the Mergers.

U.S. Holders of SUAC Warrants are urged to consult with their tax advisors regarding the treatment of their exchange of SUAC Warrants for Holdings Warrants in connection with the ShoulderUp Merger.

SUAC has a limited ability to assess the management of SEE ID’s business and, as a result, cannot assure you that SEE ID’s management has all the skills, qualifications, or abilities to manage a public company.

SUAC’s ability to assess SEE ID’s management may be limited due to a lack of time, resources, or information. SUAC’s assessment of the capabilities of SEE ID’s management, therefore, may prove to be incorrect, and SEE ID management may lack the skills, qualifications, or abilities that SUAC believed SEE ID management had. Should SEE ID’s management not possess the skills, qualifications, or abilities necessary to manage a public company, the operations and profitability of Holdings may be negatively impacted.

The announcement of the proposed Business Combination could disrupt SEE ID’s relationships with its clients, counterparties, vendors and other business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on SEE ID’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect SEE ID’s ability to retain and hire key personnel and other employees;

•        Buyers, sellers, distribution partners and other parties with which SEE ID maintains business relationships may experience uncertainty about its future and rescind their deposits, seek alternative relationships with third parties, seek to alter their business relationships with SEE ID or fail to extend an existing relationship with SEE ID; and

•        SEE ID has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed business combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact SEE ID’s results of operations and cash available to fund its businesses.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the stockholders of SUAC and SEE ID, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “Proposal No. 1: The Business Combination Proposal — Conditions to the Closing of the Business Combination.” SUAC and SEE ID may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause SUAC and SEE ID to each lose some or all of the intended benefits of the Business Combination. Even if NTA Proposal and the Condition Precedent Proposals are approved, the Nasdaq Listing Condition may not be satisfied, and we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by the parties to the Business Combination Agreement. For more information, see the sections entitled “Proposal No. 5: The NTA Proposal — Reasons for the Amendments” and “Risk Factors — Risks Related to the Business Combination — We cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, we would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition.”

We have identified material weaknesses in our internal controls over financial reporting. The material weaknesses have adversely affected, and could continue to adversely affect, our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We identified material weaknesses in our internal control over financial reporting related to the following as of December 31, 2023:

•        a material weakness in internal controls related to failures in reporting period closing that could lead to understatement of the Company’s liabilities; and

•        a material weakness in internal controls related to the compliance with the provisions of the Trust Agreement related to the use of funds withdrawn from the Trust Account for payment of tax liabilities.

As a result of the identified material weaknesses, our management concluded that our internal controls over financial reporting was not effective as of December 31, 2023.

To respond to the material weaknesses, we devoted significant effort and resources to the remediation and improvement of our internal controls over financial reporting that include increasing communication among our personnel and third-party professionals with whom we consult regarding the application of accounting principles to the Company’s transactions, the establishment of bank accounts to segregate proceeds withdrawn from the Trust Account, and the review and approval of transactions involving the Trust Account. We can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal controls could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our ordinary shares is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our ordinary shares.

We can give no assurance that the measures we have taken will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal controls over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

If the Business Combination is not completed, potential alternative target businesses may have leverage over us in negotiating an initial business combination and our ability to conduct due diligence on a business combination as we approach our dissolution deadline may decrease, which could undermine our ability to complete an initial business combination on terms that would produce value for our stockholders.

Any potential target business with which we enter into negotiations concerning a business combination will be aware that we must complete our initial business combination within thirty-six (36) months from the closing of the IPO. Consequently, a potential target may obtain leverage over us in negotiating a business combination, knowing that we may be unable to complete a business combination with another target business by the Termination Date. This risk will increase as we get closer to the time frame described above. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per Public Share.

SUAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against SUAC. Although SUAC seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with SUAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SUAC’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SUAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to SUAC than any alternative.

Examples of possible instances where SUAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SUAC and agree not seek recourse against the Trust Account for any reason. Upon Redemption of SUAC’s Public Shares, if SUAC is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, SUAC will be required to provide for payment of claims of creditors that were not waived that may be brought against SUAC within the ten years following Redemption. Accordingly, the Redemption Price received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Pursuant to the Insider Letter Agreement, the Sponsor has agreed that it will be liable to SUAC if and to the extent any claims by a vendor (other than SUAC’s independent registered public accounting firm) for services rendered or products sold to SUAC, or a prospective target business with which SUAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under SUAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. SUAC believes that the Sponsor’s only assets are securities of SUAC, and SUAC has neither undertaken any efforts to independently verify whether the Sponsor has sufficient funds available to satisfy its indemnification obligations, nor asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and Redemptions could be reduced to less than $10.00 per Public Share without any meaningful recourse against the Sponsor. In such event, SUAC may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

None of SUAC’s officers or directors will indemnify SUAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

SUAC’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, SUAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SUAC currently expects that its independent directors would take legal action on behalf of SUAC against the Sponsor to enforce their indemnification obligations to SUAC, it is possible that SUAC’s independent directors, in exercising their business judgment, may choose not to do so in any particular instance. If SUAC’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to SUAC’s Public Stockholders.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, by paying public stockholders from the trust account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Holdings will be a holding company and its only material asset after completion of the Business Combination will be its interest in its subsidiaries, and it is accordingly dependent upon distributions made by their subsidiaries to pay taxes and pay dividends.

Upon completion of the Business Combination, Holdings will be a holding company with no material assets other than the equity interests in its direct and indirect subsidiaries. As a result, Holdings will have no independent means of generating revenue or cash flow. Holdings’ ability to pay taxes and pay dividends will depend on the financial results and cash flows of its subsidiaries and the distributions it receives from its subsidiaries. Deterioration in the financial condition, earnings, or cash flow of such subsidiaries for any reason could limit or impair such subsidiaries’ ability to pay such distributions. Additionally, to the extent that Holdings needs funds, and its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or its subsidiaries are otherwise unable to provide such funds, it could materially adversely affect Holdings’ liquidity and financial condition.

Dividends on the Holdings Common Stock, if any, will be paid at the discretion of the Holdings Board, which will consider, among other things, Holdings’ business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict Holdings’ ability to pay dividends or make other distributions to its stockholders. In addition, entities are generally prohibited under relevant law from making a distribution to a stockholder to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of such entity (subject to certain exceptions) exceed the fair value of its assets. If Holdings’ subsidiaries do not have sufficient funds to make distributions, Holdings’ ability to declare and pay cash dividends may also be restricted or impaired.

Holdings does not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes-Oxley Act.

Holdings does not have experience operating as a public company subject to U.S. federal securities laws. Additionally, SEE ID’s officers and directors lack experience in managing a public company subject to U.S. federal securities laws, which makes their ability to comply with applicable laws, rules and regulations uncertain. Holdings’ failure to comply with all applicable laws, rules and regulations could subject Holdings to U.S. regulatory scrutiny or sanction, which could harm its reputation and share price.

Neither Holdings nor SEE ID have previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of U.S. federal securities laws. They have not previously been required to establish and maintain the disclosure controls and procedures, and internal control over financial reporting applicable to an entity that is a foreign private issuer under U.S. federal securities laws, including the Sarbanes-Oxley Act. Holdings may experience errors, mistakes and lapses in processes and controls, resulting in a failure to meet requisite U.S. standards.

As a public company subject to U.S. federal securities laws, Holdings will incur significant legal, accounting, insurance, compliance, and other expenses. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of its management and its finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.

If it fails to adequately implement the required governance and control framework, Holdings may fail to comply with the applicable rules or requirements associated with being a public company subject to U.S. federal securities laws. Such failure could result in the loss of investor confidence, could harm Holdings’ reputation, and cause the market price of SEE ID Common Stock to decline.

Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner or result in making filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to Holdings’ reputation, business, financial condition, operating results and stock price.

Since the completion of SUAC’s IPO, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs. Accordingly, securities of companies such as ours or the securities of Holdings following the Business Combination may be more volatile than other securities and may involve special risks.

Since the completion of SUAC’s IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like ours. Throughout 2023, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, the Holdings securities are subject to potential downward pressures, which may result in high levels of exercise of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float for the shares of Holdings Common Stock following the Closing, which may cause further volatility in the price of Holdings securities and adversely impact Holdings’ ability to secure financing following the closing of the Business Combination.

The SEC has recently issued final rules relating to certain activities of SPACs. Certain of the procedures that we, SEE ID, or others may determine to undertake in connection with such rules may increase our costs and the time needed to complete the Business Combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”), effective no sooner than 125 days following the publication of the 2024 SPAC Rules in the Federal Register, that formally adopted some of the SEC’s proposed rules for SPACs that were released on March 30, 2022. The 2024 SPAC Rules, among other items, impose additional disclosure requirements in initial public offerings by SPACs and business combination transactions involving SPACs and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings, including requiring disclosure of all material bases of the projections and all material assumptions underlying the projections; increase the potential liability of certain participants in proposed business combination transactions; and could impact the extent to which SPACs could become subject to regulation under the Investment Company Act. The 2024 SPAC Rules may materially adversely affect our business, including our ability to complete, and the costs associated with, the Business Combination, and results of operations.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. By having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Our initial public offering was not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of our initial business combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend our Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we have not consummated our initial business combination within the completion window or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination before the Termination Date, our return of the funds held in the Trust Account to our public stockholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, such assets, other than cash, are “securities” for purposes of the Investment Company Act and, therefore, there is a risk that we could be deemed an investment company and subject to the Investment Company Act.

In the adopting release for the 2024 SPAC Rules (as defined below), the SEC provided guidance that a SPAC’s potential status as an “investment company” depends on a variety of factors, such as a SPAC’s duration, asset composition, business purpose and activities and “is a question of facts and circumstances” requiring individualized analysis. If we were deemed to be subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. Unless we are able to modify our activities so that we would not be deemed an investment company, we would either register as an investment company or wind down and abandon our efforts to complete the Business Combination and instead liquidate SUAC. As a result, SUAC Public Stockholders may receive only approximately $10.94 per public share, or less in certain circumstances, on the liquidation of our Trust Account and would be unable to realize the potential benefits of the Business Combination, including the possible appreciation of Holdings’ securities.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we have liquidated the investments held in the Trust Account and instead the funds are held in the Trust Account in cash items until the earlier of the consummation of our initial Business Combination or our liquidation. Following the liquidation of investments in the Trust Account, we have received minimal interest on the funds held in the Trust Account, which has reduced the dollar amount our Public Stockholders would receive upon any redemption or liquidation of SUAC.

Initially, the funds in the Trust Account had, since our initial public offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we liquidated the U.S. government treasury obligations or money market funds held in the Trust Account and instructed Continental (as defined below), the trustee with respect to the Trust Account, to maintain the funds in the Trust Account in cash in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or the liquidation of SUAC. Interest on such deposit account is currently approximately 5% per annum, but such deposit account carries a variable rate and SUAC cannot assure you that such rate will not decrease or increase significantly. Following such liquidation, we have received minimal interest on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any. As a result, the decision to hold all funds in the Trust Account in cash items has reduced the dollar amount our Public Stockholders would receive upon any redemption or liquidation of SUAC.

In the adopting release for the 2024 SPAC Rules, the SEC provided guidance that a SPAC’s potential status as an “investment company” depends on a variety of factors, such as a SPAC’s duration, asset composition, business purpose and activities and “is a question of facts and circumstances” requiring individualized analysis. If we were deemed to be subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. Unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate SUAC.

In addition, the longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that we may be considered an unregistered investment company, in which case we may be required to liquidate SUAC. Accordingly, we may determine, in our discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in as cash items which would further reduce the dollar amount our Public Stockholders would receive upon any redemption or liquidation of SUAC. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to consummate the Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to consummate the Business Combination, and results of operations.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Slam Class A Ordinary Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Ordinary Shares held by non-affiliates exceeds $250 million as of the prior June 30 or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

The market price and trading volume of Holdings Common Stock and warrants may be highly volatile and could decline significantly following the Business Combination.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of Holdings Common Stock and Holdings Public Warrants in spite of our operating performance. Holdings cannot assure you that the market price of Holdings Common Stock and Holdings Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including any of the risks presented under this section entitled “Risk Factors” or presented elsewhere in this proxy statement/prospectus, and, among others, the following:

•        Holdings operating and financial performance, quarterly or annual earnings relative to similar companies;

•        publication of research reports or news stories about Holdings, Holdings’ competitors or Holdings’ industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        the public’s reaction to Holdings’ press-releases, other public announcements and filings with the SEC;

•        announcements by Holdings or Holdings’ competitors of acquisitions, business plans or commercial relationships;

•        any major change in the Holdings Board or senior management;

•        sales of Holdings Common Stock by Holdings, Holdings’ directors, executive officers, principal shareholders;

•        adverse market reaction to any indebtedness Holdings may incur or securities we may issue in the future;

•        short sales, hedging and other derivative transactions in Holdings Common Stock;

•        exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance-linked investments;

•        Holdings’ creditworthiness, financial condition, performance and prospects;

•        Holdings’ dividend policy and whether dividends on Holdings Common Stock have been, and are likely to be, declared and paid from time to time;

•        perceptions of the investment opportunity associated with Holdings Common Stock relative to other investment alternatives;

•        regulatory or legal developments;

•        changes in general market, economic, and political conditions, such as inflationary pressures, rising interest rates, potential recession, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism;

•        conditions or trends in our industry, geographies or customers;

•        changes in accounting standards, policies, guidance, interpretations, or principles; and

•        threatened or actual litigation or government investigations.

In addition, broad market and industry factors may negatively affect the market price of Holdings Common Stock, regardless of Holdings’ actual operating performance, and factors beyond Holdings’ control may cause Holdings’ stock price to decline rapidly and unexpectedly. In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Holdings’ may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on Holdings’ business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject Holdings to significant liabilities.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Holdings following the business combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.

As with most SPAC initial public offerings in recent years, SUAC issued Class A Common Stock as part of units for $10.00 per unit upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of SUAC reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account. Following Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.

SUAC has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to SUAC from a financial point of view.

The SUAC Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. SUAC is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to SUAC from a financial point of view. In analyzing the Business Combination, the SUAC Board and SUAC’s management conducted due diligence on SEE ID and researched the industry in which SEE ID operates and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, SUAC’s stockholders will be relying solely on the judgment of the SUAC Board in determining the value of the Business Combination, and the SUAC Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — SUAC Board of Director’s Reasons for the Approval of the Business Combination.”

SUAC cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standard of Nasdaq if listed. If the Nasdaq Listing Condition is not satisfied, SUAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition.

SUAC’s securities are currently traded on the OTC and it is anticipated that, following the Business Combination, Holdings’ securities will be listed on the Nasdaq. However, SUAC cannot assure you that Holdings’ securities will be able to meet the initial listing requirements of Nasdaq or continue to be listed on the Nasdaq in the future. Holdings’ eligibility for listing on Nasdaq may depend on the number of shares of Holdings Common Stock that are redeemed in connection with the Business Combination, and Holdings’ ability to satisfy initial listing criteria, including certain financial and liquidity measures. Financial and liquidity measures, depending on the listing standard, may include, among others, stockholders’ equity or the market value of Holdings’ publicly traded shares, as well as the number of unrestricted round lot stockholders. In certain high redemption scenarios, Holdings may not be able to satisfy the minimum financial and liquidity measures under any of the initial listing standards, the Nasdaq Listing Condition may not be satisfied, and SUAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by the parties to the Business Combination Agreement. In order to continue to maintain the listing of Holdings’ securities on the Nasdaq, Holdings must also maintain certain financial, distribution and stock price levels. In addition to the listing requirements for Holdings Common Stock, Nasdaq imposes listing standards on warrants, including the Holdings Public Warrants. SUAC cannot assure you that Holdings will be able to meet those initial listing requirements.

If Nasdaq delists Holdings’ securities from trading on its exchange for failure to meet its listing standards after the Business Combination or the Nasdaq Listing Condition is mutually waived and Holdings is not able to list its securities on another national securities exchange, SUAC expects the Holdings’ securities could be quoted on an over-the-counter market. If this were to occur, Holdings could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that Holdings Common Stock is a “penny stock” which will require brokers trading in Holdings Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Holdings’ securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If not listed on Nasdaq or other national securities exchange, the shares of Holdings Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Holdings’ shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” “Penny stocks” are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If Holdings does not obtain a listing on Nasdaq or another national securities exchange and the Nasdaq Listing Condition is waived and if the price of the Holdings Common Stock is less than $5.00, the Holdings Common Stock could be deemed a penny stock. The “penny stock” rules require a broker-dealer, before a transaction in a “penny stock” not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the “penny stock” rules require that before effecting any transaction in a “penny stock” not otherwise exempt from those rules, a broker-dealer must make a special written determination that the “penny stock” is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving “penny stocks”; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Holdings Common Stock, and therefore Holdings stockholders may have difficulty selling their shares.

Risks Related to Redemption

The ability of SUAC’s stockholders to exercise Redemption Rights with respect to SUAC’s Public Shares may prevent SUAC from completing the Business Combination or optimizing its capital structure.

SUAC does not know how many stockholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on SUAC’s expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for Redemption. In addition, if a larger number of shares are submitted for Redemption than SUAC initially expected, SUAC may need to seek to arrange for additional third-party financing to be able to have the minimum amount of cash required as a condition to closing pursuant to the Business Combination Agreement.

Even if such third-party financing is available, SUAC’s ability to obtain such financing is subject to restrictions set forth in the Business Combination Agreement, including the consent of SEE ID, acting reasonably. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “Proposal No 1.: The Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties” and “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”

Furthermore, raising such additional financing may involve dilutive equity issuances at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks if the Business Combination is not Consummated.”

The SUAC Stockholders who wish to redeem their SUAC Shares for a pro rata portion of the Trust Account must comply with specific requirements for Redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline. If SUAC’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their SUAC Shares for a pro rata portion of the funds held in the Trust Account.

A Public Stockholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Stockholder: (1)(a) holds Public Shares or (b) holds Public Shares through SUAC Units and elects to separate its SUAC Units into the underlying Public Shares and SUAC Public Warrants prior to exercising its Redemption Rights with respect to the Public Shares; (2) prior to 5:00 p.m. Eastern Time on [•] (two business days prior to the vote at the Special Meeting) submits a written request to the transfer agent that SUAC redeem its Public Shares for cash; and (3) delivers its Public Shares to the transfer agent physically or electronically through DTC.

If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the transfer agent, SUAC will redeem each share of SUAC Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a Public Stockholder exercises its Redemption Rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with SUAC’s consent, until the Closing. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that SUAC instruct its transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. SUAC will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

If a Public Stockholder fails to receive notice of SUAC’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite SUAC’s compliance with the proxy rules, a Public Stockholder fails to receive SUAC’s proxy materials, such Public Stockholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, the proxy materials that SUAC is furnishing to holders of Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Stockholder fails to comply with these procedures, its Public Shares may not be redeemed. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

If you or a “group” of stockholders are deemed to hold in excess of 15% of SUAC’s Public Shares issued in the IPO, you will lose the ability to redeem all such shares in excess of 15% of SUAC’s Public Shares.

The Existing SUAC Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the IPO, which is referred to as the “Excess Shares.” However, such stockholders may vote all their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over SUAC’s ability to complete the Business Combination and you could suffer a material loss on your investment in SUAC if you sell Excess Shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to the Excess Shares if SUAC completes the Business Combination. As a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

There is no guarantee that a SUAC Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

SUAC can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in SUAC’s share price, and may result in a lower value realized now than a stockholder of SUAC might realize in the future had the stockholder not redeemed its Public Shares. Similarly, if a stockholder does not redeem its Public Shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its Public Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

A new 1% U.S. federal excise tax could be imposed on SUAC in connection with redemptions by SUAC of its shares.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because we are a Delaware corporation, we believe that we are a “covered corporation” for this purpose within the meaning of the Inflation Reduction Act, and while not free from doubt, it is possible that the Excise Tax will apply to any redemptions of SUAC common stock effectuated after December 31, 2022, including redemptions in connection the Business Combination and any amendment to our SUAC’s Amended and Restated Charter to extend the time to consummate the Business Combination, unless an exemption is available or the fair market value of stock repurchased or redeemed is offset by other equity issuances occurring within the same taxable year of such redemptions.

Consequently, the value of a stockholder’s investment in SUAC’s securities may be affected as a result of the Excise Tax. Further, the application of the Excise Tax in the event of a liquidation is uncertain absent further guidance. On April 20, 2023, the SUAC’s stockholders redeemed 25,845,428 shares of SUAC’s Class A common stock for a total of $269,597,445. On November 17, 2023, SUAC’s stockholders redeemed 2,170,004 shares of SUAC’s Class A common stock for a total of $22,904,010. On May 17, 2024, SUAC’s stockholders redeemed 1,125,154 shares of SUAC’s Class A common stock for a total of $12,136,736. Management has evaluated the requirements of the IR Act and SUAC’s operations at the end of the reporting period and has determined that a liability of $2,925,014 should be recorded for the excise tax in connection with the above-mentioned redemptions as of December 31, 2023. This liability will be reviewed and remeasured at each reporting period. Further, SUAC has agreed that any such Excise Taxes shall not be paid from the interest earned on the funds held in the Trust Account. We anticipate that the Excise Taxes will be paid with funds from the financings anticipated to be put in place at the time of the closing of the Business Combination; although, there are no assurances that such financing will be obtained or, if obtained, will be sufficient to satisfy the full amount of the obligation, in which case, SUAC will need to obtain an agreement to assume such liabilities from its business combination target or obtain additional financing from the sponsor or other sources.

Risks if the Business Combination is not Consummated

If SUAC is unable to complete an initial business combination by November 19, 2024, unless otherwise extended, SUAC will cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities.

Pursuant to the Existing SUAC Charter, if SUAC is unable to complete an initial business combination by November 19, 2024, unless otherwise extended, SUAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining SUAC Stockholders and the SUAC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Sponsor and SUAC’s officers and directors have entered into a letter agreement, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the SUAC Class B Common Stock if SUAC fails to complete an initial business combination by November 19, 2024, unless otherwise extended. However, if Sponsor or SUAC’s management team acquires Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if SUAC fails to complete an initial business combination within the prescribed time period. In the event of a liquidation, dissolution or winding up of SUAC after a business combination, SUAC’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the shares of SUAC Common Stock, except that SUAC will provide Public Stockholders with the opportunity to redeem their Public Shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, upon the completion of an initial business combination, subject to the limitations and on the conditions described herein.

Public Stockholders have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or SUAC Public Warrants, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon (i) such stockholder’s exercise of Redemption Rights in connection with SUAC’s initial business combination (which will be the Business Combination should it occur) and then only in connection with those shares of SUAC’s Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, (ii) the Redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Existing SUAC Charter to (A) modify the substance or timing of SUAC’s obligation to redeem 100% of the Public Shares if SUAC does not complete an initial business combination by November 19, 2024 (as such date may be extended) or (B) with respect to any other material provisions relating to stockholders’ rights or pre-business combination activity and (iii) the Redemption of Public Shares if SUAC is unable to complete an initial business combination by November 19, 2024, subject to applicable law and as further described herein. In addition, if SUAC’s plan to redeem its Public Shares if it is unable to complete an initial Business Combination by November 19, 2024 (as such date may be extended) is not completed for any reason, compliance with Delaware law and the Existing SUAC Charter may require that SUAC submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Stockholders may be forced to wait beyond November 19, 2024 before they receive funds from the Trust Account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or SUAC Public Warrants, potentially at a loss.

If we do not consummate an initial business combination by the Termination Date, our Public Stockholders may be forced to wait until after the Termination Date before redemption from the Trust Account.

If we are unable to consummate our initial business combination by the Termination Date, we will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of Public Stockholders from the Trust Account shall be affected automatically by function of the Existing SUAC Charter prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond the Termination Date, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing SUAC Charter, and only then in cases where investors have sought to redeem their Public Shares. Only upon our redemption or any liquidation will Public Stockholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing SUAC Charter. Our Existing SUAC Charter provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable law.

If the net proceeds of our initial public offering not being held in the Trust Account are insufficient to allow us to operate through the Termination Date, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our Public Shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of June 30, 2024, we had cash of $290,466 held outside the Trust Account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2024, we had total current liabilities of $4,868,049. The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until the Termination Date, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our Public Shareholders may only receive approximately $10.00 per share on our redemption of the Public Shares and the public warrants will expire worthless.

Risks Related to Legal and Regulatory Matters

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We may be subject to taxes by U.S. federal, state, local and foreign tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        allocation of expenses to and among different jurisdictions;

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of, and compliance with tax laws regarding, equity-based compensation, such as stock and options;

•        costs related to intercompany restructurings;

•        changes in tax laws, tax treaties, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal, state, and local and foreign taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

Risks Related to Being a Public Company

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for Holdings Common Stock will be influenced by the research and reports that industry or securities analysts publish about Holdings or its business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts-initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

As a public company, we will become subject to additional laws, regulations, and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management’s attention.

As a company with publicly traded securities, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the Nasdaq and other applicable securities laws and regulations.

These rules and regulations require that we adopt additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial, and other compliance costs. These new obligations will also make other aspects of our business more difficult, time-consuming, or costly and increase demand on our personnel, systems, and other resources. For example, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to commit significant resources, hire additional staff, and provide additional management oversight. Furthermore, as a result of disclosure of information in this proxy statement/prospectus and in our Exchange Act and other filings required of a public company, our business and financial condition will become more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of Holdings Common Stock, fines, sanctions, other regulatory actions, and civil litigation, any of which could negatively affect the price of Holdings Common Stock.

The Proposed Holdings Charter will provide that the Court of Chancery of the State of Delaware, or the federal district courts within the State of Delaware if the Court of Chancery does not have jurisdiction, will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act.

The Proposed Holdings Charter which will become effective upon the closing of the Business Combination will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (3) any action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL, the Proposed Holdings Charter or Proposed Holdings Bylaws, or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, unless Holdings consents in writing to the selection of an alternate forum, the federal courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Proposed Holdings Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Proposed Holdings Charter and Proposed Holdings Bylaws to be inapplicable or unenforceable in such action.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our Proposed Holdings Charter and Proposed Holdings Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

A significant portion of our total outstanding shares of Holdings Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Holdings Common Stock to drop significantly, even if our business is doing well.

The Business Combination Agreement contemplates that, at the Closing, Holdings will enter into Registration Rights and Lock-Up Agreements with each of Holdings, SEE ID, and certain of the holders of SEE ID Shares, pursuant to, and on the terms and conditions of which, subject to certain exceptions, such holders shall not transfer or make any public announcement of any intention to effect a transfer of any of the equity interests of securities of Holdings beneficially owned by the holder during the period ending 180 days following the date of such Registration Rights and Lock-Up Agreement.

Following the applicable expiration of the lock-up period, Holdings, SEE ID, and the holders of SEE ID Shares subject to the Registration Rights and Lock-Up Agreements will not be restricted from selling shares of Holdings Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Holdings Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Holdings Common Stock. Upon completion of the Business Combination, Holdings, and certain of the holders of SEE ID Shares will collectively own approximately 57.39% of Holdings Common Stock, translating to a 57.39% voting interest, assuming that no public stockholders redeem their Public Shares in connection with the Business Combination.

As restrictions on resale end and registration statements for the sale of shares of Holdings Common Stock by the parties to the registration rights agreement are available for use, the sale or possibility of sale of these shares of Holdings Common Stock, could have the effect of increasing the volatility in the market price of Holdings Common Stock, or decreasing the market price itself.

Holdings Warrants will become exercisable for Holdings Common Stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the Closing, there will be 31,350,000 outstanding Holdings Warrants to purchase to purchase one half of a share of Holdings Common Stock for an aggregate of 15,675,000 shares of Holdings Common Stock at an exercise price of $11.50 per share, which Holdings Warrants will become exercisable 30 days after the completion of the Business Combination. To the extent such Holdings Warrants are exercised, additional shares of Holdings Common Stock will be issued, which will result in dilution to the holders of Holdings Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares Holdings Common Stock in the public market or the fact that such Holdings Warrants may be exercised could adversely affect the market price of Holdings Common Stock.

Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•        our ability to maintain and attract new customers;

•        the continued development and upgrading of our technology platform;

•        the timing and success of new product, service, feature, and content introductions by us or our competitors or any other change in the competitive landscape of our market;

•        pricing pressure as a result of competition or otherwise;

•        delays or disruptions in our supply chain;

•        errors in our forecasting of the demand for our products and services, which could lead to lower revenue or increased costs, or both;

•        increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        successful expansion into international markets;

•        the diversification and growth of our revenue sources;

•        our ability to maintain gross margins and operating margins;

•        constraints on the availability of consumer financing or increased down payment requirements to finance purchases of our products;

•        system failures or breaches of security or privacy;

•        adverse litigation judgments, settlements, or other litigation-related costs, including content costs for past use;

•        changes in the legislative or regulatory environment, including with respect to insurance and consumer product regulations;

•        fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•        changes in our effective tax rate;

•        changes in accounting standards, policies, guidance, interpretations, or principles; and

•        changes in business or macroeconomic conditions, including lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.

The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of Holdings Common Stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting.

Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

As a private company, we do not currently have any internal audit function. To comply with the requirements of being a public company, we have undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business.

Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of Holdings Common Stock could be negatively affected. We could also become subject to investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which could require additional financial and management resources. In addition, if we fail to remedy any material weakness, our financial statements could be inaccurate, and we could face restricted access to capital markets.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make Holdings Common Stock less attractive to investors.

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•        be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•        be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

•        be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act; and

•        be exempt from any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or be required to deliver a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

We currently intend to take advantage of each of the exemptions described above. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find Holdings Common Stock less attractive as a result, which may result in a less active trading market for Holdings Common Stock and higher volatility in our stock price. We could be an emerging growth company for up to five years following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, though we may cease to be an emerging growth company earlier if (1) we have more than $1.07 billion in annual gross revenue, (2) we qualify as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, or (3) we issue, in any three-year period, more than $1.0 billion in non-convertible debt securities held by non-affiliates. We cannot predict if investors will find Holdings Common Stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of Holdings Common Stock.

The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of the Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls, and employees.

The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting.

In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

In addition, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act when we cease to be an emerging growth company. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have already engaged additional resources to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of the Holdings Board and qualified executive officers.

As we transition from a privately held company to a publicly held company, we risk losing some key employees.

While we have had an exemplary record of retention to date, as we enter this new phase of public operation there is historically a risk of losing some key contributors. Recognizing this risk our management team and Board of Directors is particularly vigilant at this sensitive time and is working actively to retain key individuals to prevent any disruption to growth.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt, or a combination of both. However, the lapse or waiver of any lock up restrictions or any sale or perception of a possible sale by our stockholders, and any related decline in the market price of Holdings Common Stock, could impair our ability to raise capital. Separately, additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to Holdings Common Stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on Holdings Common Stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of Holdings Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of Holdings Common Stock and diluting their interest.

The forecasts of market growth and other projections included in this proxy statement/prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at a similar rate, if at all.

Growth forecasts and projections are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in this proxy statement/prospectus relating to the expected growth in the direct to consumer vehicle and consumer product protection plan market, including estimates based on our own internal survey data, as well as any corresponding projections related to our potential performance, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this proxy statement/prospectus, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

Holdings’ business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause Holdings to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Holdings Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our Board’s attention and resources from Holdings’ business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to Holdings’ future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Holdings may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

We may amend the terms of the Holdings Public Warrants in a manner that may be adverse to holders of Holdings Public Warrants with the approval by the holders of at least 50% of the then outstanding Holdings Public Warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of Holdings Common Stock purchasable upon exercise of a Holdings Public Warrant could be decreased, all without a warrant holder’s approval.

The Holdings Public Warrants will be issued in registered form under a warrant agreement, which will provide that the terms of the Holdings Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Holdings Public Warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. Accordingly, we may amend the terms of the Holdings Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Holdings Public Warrants approve of such amendment. Although our ability to amend the terms of the Holdings Public Warrants with the consent of at least 50% of the then outstanding Holdings Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Holdings Public Warrants, convert the Holdings Public Warrants into cash or Holdings Common Stock, shorten the exercise period or decrease the number of shares of Holdings Common Stock purchasable upon exercise of a Holdings Public Warrant.

Your unexpired Holdings Public Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Holdings Public Warrants worthless.

Outstanding Holdings Public Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Holdings Public Warrant, provided that the last reported sales price of the Holdings Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Holdings sends the notice of Redemption to the Holdings Public Warrantholders. If and when the Holdings Public Warrants become redeemable by Holdings, Holdings may not exercise its Redemption Rights if the issuance of shares of Holdings Common Stock upon exercise of the Holdings

Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or Holdings is unable to effect such registration or qualification, subject to Holdings’ obligation in such case to use its best efforts to register or qualify the shares of Holdings Common Stock under the blue sky laws of the state of residence in those states in which the SUAC Public Warrants were initially offered by SUAC in its IPO. Redemption of the outstanding Holdings Public Warrants could force you to (i) exercise your Holdings Public Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for Redemption, is likely to be substantially less than the market value of your Holdings Public Warrants. None of the Holdings Private Placement Warrants will be redeemable by Holdings so long as they are held by their initial purchasers or their permitted transferees.

Risks Related to SEE ID

Following the Business Combination, Holdings will be a holding company with no direct operations or material assets, other than the operations and assets of SEE ID that relies on dividends, distributions, loans and other payments, advances, and transfers of funds from SEE ID to pay dividends, pay expenses and meet its other obligations. Accordingly, Holdings’ stockholders and warrant holders will be subject to all of the risks of the business of SEE ID following the Business Combination.

Risks Related to Our Business and Industry

Our rapid growth makes it difficult to evaluate our future prospects and increases the risk that we will not continue to grow at or near historical rates.

We are largely a pre-revenue company, with revenue of $439,640 and $591,751 for the fiscal years ended December 31, 2023 and 2022, respectively. As a result, our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. Many factors may contribute to declines in our revenue growth rate, including increased competition, slowing demand for our solution from existing and new customers, a failure by us to continue capitalizing on growth opportunities, terminations of contracts by our existing customers, and the maturation of our business, among others. Our recent and historical growth should not be considered indicative of our future performance. Even if our revenue continues to increase over the long term, we expect that our revenue growth rate will decline in the future as a result of a variety of factors, including the maturation of our business. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our growth rates may slow and our business, financial condition, and results of operations could be harmed.

We face risks associated with the growth of our business in new use cases.

Historically, most of our revenue has been derived from sales relating to research and development activities, including proof of concept demonstrations. For the first two quarters of 2024, we have invested in driving market demand through expansion of sales and marketing activities. We plan to expand the use cases of our solution, including those where we may have limited operating experience, and may be subject to increased business, technology, and economic risks that could affect our financial results. Entering new use cases and expanding in the use cases in which we are already operating will continue to require significant resources, and there is no guarantee that such efforts will be successful or beneficial to us. Historically, sales to a new customer have often led to additional sales to the same customer or similarly situated customers. To the extent we expand into and within new use cases that are regulated, we will likely face additional regulatory scrutiny, risks, and burdens from the governments and agencies which regulate those markets and industries. It is uncertain whether we will be able to achieve penetration and organic growth with respect to any new use cases that we pursue. Any failure to do so may harm our reputation, business, financial condition, and results of operations.

If we fail to effectively manage our growth, our business and results of operations could be harmed.

We have experienced and expect to continue to experience rapid growth, which has placed, and may continue to place, significant demands on our management, operational, and financial resources. For example, our headcount has grown from our 2 founding employees as of the last business day of the fiscal year ended December 31, 2020 to 21 employees and 22 contractors as of the last business day of the fiscal quarter ended March 31, 2024. In addition, we have begun to cultivate channel partners to expand our operations globally and sell our products to customers in Asia and Europe in the short term, and we plan to continue to expand our operations internationally in the future. We have also experienced significant growth in the number of customers, connected assets, transactions, and data supported by our solution and our associated infrastructure, which has placed additional demands on our resources and operations. Our organizational structure is becoming more complex, and we need to scale and adapt our operational, financial, and management controls, as well as our reporting systems and procedures, to manage this complexity. We will require significant expenditures and the allocation of management resources to grow and change in these areas. If we fail to successfully manage our anticipated growth, the quality of our solutions may suffer, which could negatively affect our brand and reputation, harm our ability to retain and attract customers, and adversely impact our business, financial condition, and results of operations.

If we are unable to attract new customers, our future revenue and results of operations will be harmed.

Our future success depends, in part, on our ability to attract new customers. Our ability to attract new customers will depend on the perceived benefits and pricing of our solution and the effectiveness of our sales and marketing efforts. Other factors, many of which are out of our control, may now or in the future impact our ability to attract new customers, including:

•        potential customers’ commitments to or preferences for their existing vendors

•        actual or perceived switching costs

•        potential customers’ inexperience with or reluctance to adopt our solutions in their physical operations;

•        our failure to help potential customers successfully deploy and use our solutions;

•        our failure to develop or expand relationships with existing partners or to attract new partners;

•        our failure to expand into new markets;

•        our failure to expand, retain, and motivate our engineering and research and development, sales and marketing, and other personnel;

•        the adoption of new, or the amendment of existing, laws, rules, or regulations that negatively impact the utility of, or that require difficult-to-implement changes to, our solutions; and

•        general macroeconomic conditions.

If our efforts to attract new customers are not successful, our business, financial condition, and results of operations will suffer.

If we are unable to retain and expand our relationships with existing customers, our financial position and results of operations will be harmed.

In order for us to maintain or improve our results of operations, it is important that our customers renew their subscriptions to access our Dot Cloud SaaS platform when existing contract terms expire and that we expand our commercial relationships with our existing customers. Our contracts are typically for a subscription term of 3 to 5 years. However, our customers have no obligation to renew their subscriptions after the initial terms expire, and our customers might not renew their subscriptions for a similar contract period, with the same or greater economic terms, or at all. In the past, some of our customers have elected not to renew their subscriptions with us and it is difficult to accurately predict long-term customer retention, in part due to our limited experience with renewal cycles to date. Customers may choose not to renew their subscriptions for many reasons, including the belief that our solution is not required for their business needs or is otherwise not cost-effective, a desire to reduce discretionary spending, our discontinuation of a desired application or a belief that our competitors’ offerings provide better value. Additionally, our customers might not renew for reasons entirely out of our control, such as mergers and acquisitions affecting our customer base, the dissolution of their business or business segment utilizing our solution or an economic downturn affecting their industry. A decrease in our renewal rate would have an adverse effect on our business, financial condition, and results of operations.

A part of our growth strategy is to sell subscriptions to our Dot Cloud SaaS platform and expand use cases with our existing customers. Our ability to sell subscriptions to our Dot Cloud SaaS platform will depend in significant part on our ability to anticipate industry evolution, practices and standards. Additionally, we will need to continue to enhance existing solutions and introduce new solutions and features on a timely basis to keep pace with technological developments both within our industry and in related industries, and to remain compliant with any federal, state, local, or foreign regulations that apply to us or our customers. However, we may prove unsuccessful either in developing new solutions or in expanding the set of third-party applications and devices with which our solutions integrate, particularly as we expand our solutions into use cases that have not been our historical focus and as we continue to refine our efforts to hire, develop, and retain engineering talent. In addition, the success of any enhancement or new solution depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or solution. Any new solutions we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue, particularly with respect to use cases that have not been our historical focus. If any of our competitors implements new technologies before we are able to implement them or better anticipates the innovation and integration opportunities in related industries, our business may be adversely affected.

Another part of our growth strategy is to sell additional subscriptions to existing customers as they increase their number of connected assets, such as vehicles, warehouses, and yards. However, our customers may not continue to grow and expand their operations, or may opt not to purchase additional subscriptions from us to cover their expanded operations. A decrease in our ability to sell additional subscriptions to our Dot Cloud SaaS platform to our existing customers could have an adverse effect on our business, financial condition, and results of operations.

Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size and expected growth of our target markets may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, we may not successfully penetrate these markets and our business could fail to grow at a similar pace, if at all.

We may not be able to successfully execute our strategic initiatives or meet our long-term financial goals.

A significant part of our business strategy is to focus on long-term growth over short-term financial results. We expect to continue making significant expenditures on engineering talent, sales, hiring and marketing efforts and expenditures to develop new features, integrations, capabilities, and enhancements to our solution and further expand the use cases addressed by our solutions. We have been engaged in strategic initiatives to expand the scope of our core business to improve long-term stockholder value, to improve our cost structure and efficiency, and to increase our selling efforts and develop new business. We may not be able to successfully execute these or other strategic initiatives or execute these initiatives on our expected timetable. If we are not successful in expanding our use cases and obtaining operational efficiencies, our business, financial condition, and results of operations could be harmed.

Our dependence on a limited number of joint design manufacturers and suppliers of manufacturing services and critical components within our supply chain for our IoT devices may adversely affect our results of operations.

Our devices are made using an outsourced manufacturing business model that utilizes joint design manufacturers. We depend on a limited number of joint design manufacturers to allocate sufficient manufacturing capacity to meet our needs, to produce devices, or components thereof, of acceptable quality at acceptable yields, and to deliver those devices or components to us on a timely basis. We are subject to the risk of shortages and long lead times in the supply of these devices and components. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We have in the past experienced and may in the future experience component shortages, and the predictability of the availability of these components may be limited. We cannot assure you that our inventory will be sufficient for our needs or that future disruptions to our supply of devices or materials will not occur. Any delay in the shipment of devices or any other necessary materials delays our ability to recognize revenue for subscriptions purchased by our customers.

In addition, some of our suppliers, joint design manufacturers, and logistics providers may have more established relationships with larger volume device manufacturers, and as a result of such relationships, such suppliers may choose to limit or terminate their relationship with us. Developing suitable alternate sources of supply for these devices and components may be time-consuming, difficult, and costly, and we may not be able to source these devices and components on terms that are favorable to us, or at all, which may adversely affect our ability to meet our requirements or provide our customers with needed devices in a timely or cost-effective manner. Because our customers often must install devices before being able to fully utilize our Dot Cloud SaaS platform, any interruption or delay in the supply of any of these devices or components, or the inability to obtain these devices or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to onboard new customers. In addition, increased device or component costs would negatively impact our results of operations.

Our dependence on a key supplier in Israel and the possibility of having to switch suppliers may adversely affect our results of operations.

We have a key component for one of our products that is made and supported in Israel. While this supplier has remained stable for us to date, there is a risk that the situation may change. We have developed an alternative path that we can use to obtain similar functionality, but switching costs include delays in delivery and some feature disruption in our operations.

If we are not able to develop and timely introduce new solutions and features for our Dot Cloud SaaS platform that achieve market acceptance, keep pace with technological developments, and meet emerging regulatory requirements, our business, financial condition, and results of operations would be harmed.

Our ability to attract new customers and increase revenue from existing customers depends in large part on our ability to enhance and improve our existing solutions and to introduce compelling new solutions and features that reflect the changing nature of our customers’ needs and the regulations to which they are subject. The success of any enhancement to our Dot Cloud SaaS platform depends on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with existing technologies, and overall market acceptance. Factors outside of our control, such as developing laws and regulations, regulatory orders, competitive product offerings, and changes in demand for our solution may also materially impact the successful implementation of new solutions. Any new solution that we develop may not be introduced in a timely or cost-effective manner, may contain bugs or other defects, or may not achieve the market acceptance necessary to generate significant revenue.

Further, the development of new solutions can be difficult, time-consuming and costly. There are inherent risks and uncertainties associated with offering new solutions, especially when new markets are not fully developed, related technology standards are not mature, or when the laws and regulations regarding a new solution are evolving. If we are unable to successfully develop and timely introduce new solutions, enhance our existing Dot Cloud SaaS platform to meet customer requirements, or otherwise gain market acceptance, our business, financial condition, and results of operations would be harmed.

Our sales pipeline is immature, and as such, revenue forecasts and projections are likely to be unstable through fiscal year 2025.

We anticipate typical sales cycles to be nine to twelve months for most of our opportunities and are only six months into an aggressive pivot to active sales and marketing. As such, revenue forecasts and projections are likely to be unstable through fiscal year 2025, as we mature our best opportunities and add depth to our pipeline. While we will provide our best forecast and communicate changes as they occur, investors should be warned that this instability in revenue is the nature of emerging from a startup mode into a more mature growth organization.

The length of our sales cycle can be unpredictable, particularly with respect to sales to large customers, and our sales efforts may require considerable time and expense.

It is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers. Customers with substantial or complex organizations may choose to deploy our solutions in large increments on a periodic basis. Accordingly, customers may purchase subscriptions for significant dollar amounts on an irregular and unpredictable basis. Because of our limited operating history and the nature of our business, we cannot predict the timing or cost of these sales and deployment cycles. Variations in the sales cycles among our customers based on the size and complexity of their operations, as well as the possibility that customers may purchase new subscriptions sporadically with short lead times, which may adversely impact our ability to anticipate the timing and amount of revenue and contract value from new customers.

In particular, part of our strategy is to target sales to larger customers. Sales to larger customers involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations, such as longer sales cycles (which typically last several months and in some cases have exceeded one year), more complex customer product requirements and expectations related to invoicing and payment terms, substantial upfront sales costs, and less predictability in completing some of our sales. For example, large customers may require considerable time to evaluate and test our solution prior to purchasing a subscription. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our solution, the discretionary nature of purchasing and budget cycles, the competitive nature of evaluation and purchasing approval processes, the customer’s contemplated use case, the specific deployment plan of each customer, the complexity of the customer’s organization, and the difficulty of such deployment, as well as whether a sale is made directly by us or through other partners. Moreover, large customers often begin to deploy our solution on a limited basis but nevertheless may require a greater level of support from our customer support personnel and negotiate pricing discounts, which increases our upfront investment in the sales effort with no guarantee that sales to these customers will justify our substantial upfront investment. If we fail to effectively manage these risks associated with sales cycles, sales timing uncertainty, sales to large customers and collection of payment from our customers, our business, financial condition, and results of operations may be adversely affected.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, or changing customer needs, requirements or preferences, our Dot Cloud SaaS platform may become less competitive.

The industries in which we participate are subject to rapid technological change. The introduction of new technologies will continue to have a significant effect on competitive conditions to which we are subject. In order to continue to provide value for our customers, we must offer innovative solutions that allow our customers to track and manage their equipment, employees, sites and other connected assets on a timely basis. Certain technologies and industry developments may negatively impact our ability to compete within certain industry segments. If we are unable to develop new solutions that provide utility to our customers and provide enhancements and new features for our existing solutions that keep pace with rapid technological and regulatory change, our revenues and results of operations could be adversely affected.

To keep pace with technological and competitive developments, we have in the past invested, and may continue to invest, in complementary businesses, technologies, products, services, and other assets that expand the solutions that we can offer our customers. We may make these investments without being certain that they will result in products or enhancements that will be accepted by existing or prospective customers or that will achieve market acceptance. If we are unable to successfully enhance our Dot Cloud SaaS platform to meet evolving customer requirements, increase adoption and use cases of our solution, and develop new solutions and features, then our business, financial condition, and results of operations would be adversely affected.

We rely on industry standards and technology developed and maintained outside of our control. For example, many of our solutions depend on cellular, GPS, and Wi-Fi technology and are built upon such technologies. We do not control the development of such technologies, and so it may be possible in the future that the components of the underlying technologies that interface with or are built into our solution develop in ways that are not beneficial to our growth and technological capabilities. If these technologies do not continue to be improved or are replaced with alternative technologies that we do not effectively adapt to, our ability to innovate may be diminished and our market appeal and value to customers may be harmed.

We face intense and increasing competition, and we may not be able to compete effectively, which could reduce demand for our solution and adversely affect our business, revenue growth, and market share.

The markets for the solutions and use cases for which we compete are new and rapidly evolving. Our historical competition has been specific to the individual solution sets that we target, or specific to operational groupings. For example, certain of our solution compete with historical RFID and Barcode companies such as Zebra, Honeywell, Smartrac and HID Global.

Competition in these markets is based on several factors, including the comprehensiveness of a solution; feature set breadth and extensibility; analytical capability; ease of adoption; platform reliability, security and scalability; customer support; ability to realize cost savings; brand awareness and reputation; and the strength of sales, marketing and channel partnerships.

Some of our competitors may have greater financial resources, greater brand recognition, larger sales forces and marketing budgets than us, as well as broader distribution networks. Large corporations, in particular, may be able to utilize their distribution networks and existing relationships to offer new solutions, in addition to solutions in other verticals already being provided to customers. We expect additional competition as our market grows and rapidly changes, and we may choose to enter or expand into new markets as well. We expect competition to increase as other established and emerging companies enter the markets in which we compete, as customer requirements evolve and as new products and services and technologies are introduced. Certain of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, distribution, professional services, or other resources and greater name recognition than we do. In addition, certain of our current and potential competitors have strong relationships with current and potential customers and extensive knowledge of industries with physical operations. As a result, our current and potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements or devote greater resources than we can to the development, promotion, and sale of their products and services. Moreover, certain of these companies are bundling their products and services into larger deals or subscription renewals, often at significant discounts as part of a larger sale. In addition, some current and potential competitors may offer products or services that address one or a limited number of functions at lower prices or with greater depth than our solution. Our current and potential competitors may develop and market new technologies with comparable functionality to our solution. As a result, we may experience reduced gross margins, longer sales cycles, and loss of market share. This could lead us to decrease prices, implement alternative pricing structures, or introduce products and services available for free or a nominal price in order to remain competitive. We may not be able to compete successfully against current and future competitors, and our business, financial condition, and results of operations will be harmed if we fail to meet these competitive pressures.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future channel partners, OEM partners, and other strategic technology companies. By doing so, these competitors may increase their ability to meet the needs of our existing or potential customers. In addition, our current or prospective indirect sales channel partners may establish cooperative relationships with our current or future competitors. These relationships may limit our ability to sell or certify our solution through specific distributors, technology providers, database companies, and distribution channels and allow our competitors to rapidly gain significant market share. These developments could limit our ability to obtain revenue from existing and new customers. If we are unable to compete successfully against current and future competitors, our business, financial condition, and results of operations would be harmed.

If we do not develop devices that are compatible with third-party hardware, software and infrastructure, including the many evolving wireless industry standards, our ability to introduce and sell new subscriptions to access our Dot Cloud SaaS platform could suffer.

In order to support customers’ adoption of our Dot Cloud SaaS platform, we develop devices that are compatible with a wide variety of hardware, software and infrastructure. Not only must we ensure our devices are compatible with applications and technologies developed by our partners and vendors, but we must also ensure that our devices can interface with third-party hardware, software or infrastructure that our customers may choose to adopt. To the extent that a third party were to develop software applications or devices that compete with ours, that provider may choose not to support our solution. In particular, our ability to accurately anticipate evolving wireless technology standards and ensure that our devices comply with these standards in relevant respects is critical to the functionality of our devices. Any failure of our devices to be compatible or comply with the hardware, software, or infrastructure — including wireless communications standards — utilized by our customers could prevent or delay their implementation of our Dot Cloud SaaS platform and require costly and time-consuming engineering changes. Additionally, if an insufficient number of wireless operators or subscribers adopt the standards to which we design our devices, our ability to introduce and sell subscriptions to our Dot Cloud SaaS platform would be harmed.

The competitive position of our Dot Cloud SaaS platform depends in part on its ability to operate with a wide variety of data sources and infrastructure, and if we are not successful in maintaining and expanding the compatibility of our solutions with such data sources and infrastructure, our business, financial condition, and results of operations could be adversely impacted.

The competitive position of our Dot Cloud SaaS platform depends in part on its ability to operate with a wide array of physical sensors and devices — including devices manufactured by us and by third parties, other software and database technologies, and communications, networking, computing and other infrastructure. As such, we must continuously modify and enhance our Dot Cloud SaaS platform to be compatible with evolving hardware, software, and infrastructure that are used by our current and potential partners, vendors and customers. In the future, one or more technology companies may choose not to support the interoperation of their hardware, software, or infrastructure with solutions such as ours, or our solutions may not otherwise support the capabilities needed to operate with such hardware, software, or infrastructure. We intend to facilitate the compatibility of our Dot Cloud SaaS platform with a wide variety of hardware, software, and infrastructure by maintaining and expanding our business and technical relationships. If we are not successful in achieving this goal, our business, financial condition, and results of operations could be adversely impacted.

Our ability to grow our business is dependent in part on strategic relationships we develop and maintain with third parties.

We believe that our ability to increase our sales depends in part on maintaining and strengthening relationships with parties such as channel partners, OEM partners, and other strategic technology companies. Once a relationship is established, we likely will dedicate significant time and resources to it in an effort to advance our business interests, and there is no assurance that any strategic relationship will achieve our business purposes or that the resources we use to develop the relationship will be cost-effective. Parties with whom we establish strategic relationships also work with companies that compete with us. We have limited, if any, control as to whether these parties devote adequate resources to our strategic relationships. Further, companies with whom we maintain strategic relationships may de-emphasize their dealings with us or become competitors in the future. We also have limited, if any, control as to other business activities of these parties and we could experience reputational harm because of our association with such parties if they fail to execute on business initiatives, are accused of breaking the law or suffer reputational harm for other reasons. All of these factors could materially and adversely impact our business and results of operations.

Changes in our subscription or pricing models could adversely affect our business, financial condition and results of operations.

The sales price for subscriptions to access our Dot Cloud SaaS platform may decline for a variety of reasons, including competitive pricing pressures, discounts, anticipation of the introduction of new solutions and features, changes in pricing models for existing solutions and access to our solutions (including changes as to the timing of customers’ payments over the course of their subscriptions) or promotional programs. As we expand our offerings, new competitors introduce new solutions or services that compete with ours, or we enter into new international markets, we may be unable to attract new customers using the same pricing models as we have historically used. Larger competitors, including new entrants to our market, may reduce the price of offerings that compete with ours or may bundle them with other offerings and provide them for free. Any decrease in the sales prices for access to our Dot Cloud SaaS platform, without a corresponding decrease in costs or increase in sales volume, would adversely affect our revenue and gross profit.

We may also have difficulty determining the appropriate price structure for new solutions. Regardless of the pricing model used, larger customers may demand higher price discounts than have been given in the past, or are given to other customers. As a result, we may be required to reduce our prices, offer shorter contract durations or offer alternative pricing models. If we do not maintain our prices and gross profits at levels that will allow us to achieve and maintain profitability, our business, financial condition, and results of operations will be harmed.

Our results of operations and our business metrics are likely to fluctuate significantly on a quarterly basis in future periods and may not fully reflect the underlying performance of our business, which makes our future results difficult to predict and could cause our results of operations to fall below expectations.

Our results of operations and business metrics have fluctuated from quarter-to-quarter in the past and may continue to vary significantly in the future so that period-to-period comparisons of our results of operations and business metrics may not be meaningful. Accordingly, our financial results in any one quarter should not be relied upon as indicative of future performance.

Our quarterly results of operations and business metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, may be difficult to predict, and may or may not fully reflect the underlying performance of our business. Among the factors that may cause fluctuations in our quarterly financial results and our business metrics are those listed below:

•        Our ability to attract new customers, particularly large customers;

•        Our ability to retain and expand our relationships with existing customers;

•        Our ability to successfully expand our business domestically and internationally;

•        Our ability to gain new channel partners and retain existing channel partners;

•        Our ability to attract and retain key employees and other qualified personnel;

•        Fluctuations in the growth rate of the overall market that our solution addresses;

•        Our ability to effectively manage our growth;

•        Fluctuations in the mix of our revenue;

•        The amount and timing of operating expenses related to the maintenance and expansion of our business and operations, including continued investments in sales and marketing, research and development and general and administrative resources;

•        Network outages or performance degradation of our cloud service;

•        Information security or cybersecurity breaches;

•        General economic, industry and market conditions;

•        Changes in law and regulations affecting our and our customers’ businesses or product requirements;

•        Increases or decreases in the number of subscriptions or pricing changes upon any renewals of customer agreements;

•        Changes in our pricing policies or those of our competitors;

•        The budgeting cycles and purchasing practices of customers;

•        Decisions by potential customers to purchase alternative solutions from other vendors;

•        Insolvency or credit difficulties confronting our customers, which could adversely affect their ability to purchase or pay for a subscription to use our solution;

•        The cost and potential outcomes of future litigation or other disputes;

•        Future accounting pronouncements or changes in our accounting policies;

•        Our overall effective tax rate, including impacts caused by any reorganization in our corporate tax structure and any new legislation or regulatory developments;

•        Fluctuations in stock-based compensation expense;

•        Trade protection measures (such as tariffs and duties) and import or export licensing requirements;

•        Fluctuations in foreign currency exchange rates;

•        Our timing and success in introducing new features and Applications to the market, including integrations of our solution with additional third-party software and devices;

•        The actions of our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

•        Our ability to successfully manage and realize the anticipated benefits of any future acquisitions of businesses, solutions, or technologies;

•        The timing of expenses related to the development or acquisition of businesses, solutions, or technologies and potential future charges for impairment of goodwill from acquired companies; or

•        Other risk factors described in this prospectus.

If we are unable to achieve and sustain a level of liquidity sufficient to support our operations and fulfill our obligations, our business, financial condition, and results of operations could be adversely affected.

We actively monitor and manage our cash and cash equivalents so that sufficient liquidity is available to fund our operations and other corporate purposes. In the future, increased levels of liquidity may be required to adequately support our operations and initiatives and to mitigate the effects of business challenges or unforeseen circumstances. If we are unable to achieve and sustain such increased levels of liquidity, we may suffer adverse consequences, including reduced investment in our platform development, difficulties in executing our business plan and fulfilling our obligations, and other operational challenges. Any of these developments could adversely affect our business, financial condition, and results of operations.

Our business is exposed to risks related to third-party financing of our customers’ subscriptions to our Dot Cloud SaaS platform.

Historically, some of our customers have relied on third parties to finance their purchase of subscriptions to our Dot Cloud SaaS platform. This need to arrange third-party credit may lengthen our sales cycles or otherwise lengthen the amount of time required to negotiate customer agreements. Our channel may provide customers seeking financing with contact information for lenders that are known to them through their financing of other customers’ subscriptions. These arrangements can create challenging dynamics for us when disputes arise between a customer and a lender to whom we have introduced a customer. In the event that financing is not available to those of our customers who require it, on commercially reasonable terms or at all, we could experience reduced sales, extended sales cycles, and increased churn. In the event of a dispute between a customer and a lender, we could suffer reputational harm and damage to our relationships with customers and those that provide financing to our customers. The occurrence of any of these would adversely impact our business, financial condition, and results of operations.

We may not be able to maintain and expand our business if we are not able to hire, retain and manage qualified personnel, and in particular, our key personnel.

Our success in the future depends in part on the continued contribution of our executive, technical, engineering, sales, marketing, operations and administrative personnel. Recruiting and retaining skilled personnel in the industries in which we operate, including engineers and other technical staff and skilled sales and marketing personnel, is highly competitive. In addition, the success of any future acquisitions depends in part on our retention and integration of key personnel from the acquired company or business.

Although we may enter into employment agreements with members of our senior management and other key personnel, these arrangements are at-will and do not prevent any of our management or key personnel from leaving the company. If we are not able to attract or retain qualified personnel in the future, or if we experience delays in hiring required personnel, particularly qualified technical and sales personnel, we may not be able to maintain and expand our business.

Further, we rely in part on direct sales employees to sell our products in the United States and internationally. We are focused on increasing the size and effectiveness of our sales force, marketing activities, sales management team and corporate infrastructure, as well as exploring further relationships with third-party resellers. At present, we intend to significantly increase the size of our current direct sales organization and to more efficiently leverage our expanded sales force to increase sales coverage for our solution and to support significant channel growth. We cannot assure you that we will be able to attract and retain the additional personnel necessary to grow and expand our business and operations. Further, we expect that the onboarding of new sales and marketing personnel will take considerable time to enable new employees to ramp up to full productivity. If we are unable to expand our sales force at sufficiently high levels and onboard new sales personnel successfully, our ability to attract new customers may be harmed, and our business, financial condition and results of operations would be adversely affected. In addition, any failure to adequately train our employees on how to communicate the uses and benefits of our solution to potential and existing customers may prevent us from increasing our market share and revenue. If we fail to identify, attract, retain and motivate these highly skilled personnel, we will be unable to achieve our growth expectations, and our business, financial condition, and results of operations may be harmed.

Our ability to achieve customer renewals and increase sales of our products is dependent on the quality of our customer success and support teams, and our failure to offer high quality support would have an adverse effect on our business, reputation, and results of operations.

Our customers depend on our customer support team to resolve issues and our customer success team to realize the full benefits relating to our Dot Cloud SaaS platform. If we do not succeed in helping our customers quickly resolve post-deployment issues or provide effective ongoing support and education on our Dot Cloud SaaS platform, our ability to sell additional subscriptions to, or renew subscriptions with, existing customers or expand the value of existing customers’ subscriptions would be adversely affected and our reputation with potential customers could be damaged. Many large customers have more complex IT environments and require higher levels of support than smaller customers. If we fail to meet the requirements of these larger customers, it may be more difficult to grow sales with them.

Additionally, it can take several months to recruit, hire, and train qualified engineering-level customer support employees. We may not be able to hire such employees fast enough to keep up with demand, particularly if the sales of our products exceed our internal forecasts. To the extent that we are unsuccessful in hiring, training, and retaining adequate customer support employees, our ability to provide adequate and timely support to our customers, and our customers’ satisfaction with our products, will be adversely affected. Our failure to provide and maintain high-quality support services would have an adverse effect on our business, reputation, and results of operations.

If we are not able to maintain and enhance our brand, our business, financial condition, and results of operations may be harmed.

We believe that maintaining and enhancing our reputation as a differentiated and category-defining company is critical to our relationships with our existing customers and to our ability to attract new customers. We also believe that the importance of brand recognition will increase as competition in our market increases, and that brand and reputation are particularly important in the physical operations industry given the potential impact of any failure of our solution on the physical operations of our customers. The successful promotion of our brand attributes will depend on a number of factors, including our and our channel partners’ marketing efforts, our ability to continue to develop high-quality solutions and our ability to successfully differentiate our solutions and devices from those of competitors. In addition, independent industry analysts may provide reviews of our solution and our competitors’ products, which could influence the perception of the relative value of our Dot Cloud SaaS platform in the marketplace. If these reviews are negative, or less positive as compared to those of our competitors’ products, our brand may be harmed.

The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new markets, and as more sales are generated through our channel partners. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors, and we could lose customers or fail to attract potential customers, any of which would harm our business, financial condition, and results of operations.

If we cannot maintain our company culture as we grow, our success and our business and competitive position may be harmed.

We believe that our success to date has been driven in part by our company’s cultural principles of focusing on customer success, building for the long term, adopting a growth mindset, being inclusive and winning as a team. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our culture. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As a result, if we fail to maintain our company culture, our business and competitive position may be harmed.

We typically provide service-level commitments under our subscription agreements. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service or face subscription termination with refunds of prepaid amounts, which would lower our revenue and harm our business, financial condition, and results of operations.

Our subscription agreements typically contain service-level commitments, and our agreements with larger customers may carry higher service-level commitments than those provided to customers generally. If we are unable to meet the stated service-level commitments, including failure to meet the uptime and response time requirements under our customer subscription agreements, we may be contractually obligated to provide these customers with service credits, which could significantly affect our revenue in the periods in which the failure occurs and the credits are applied. We could also face subscription terminations and a reduction in renewals, which could significantly affect both our current and future revenue. We offer multiple tiers of subscriptions to our products and, as such, our service-level commitments will increase if more customers choose higher tier subscriptions. Any service-level failures could also damage our reputation, which could also adversely affect our business, financial condition, and results of operations.

A real or perceived defect, security vulnerability, error, or performance failure in our Dot Cloud SaaS platform could cause us to lose revenue, damage our reputation, and expose us to liability, and our product liability insurance may not adequately protect us.

Our Dot Cloud SaaS platform is inherently complex and, despite extensive testing and quality control, has in the past contained and may in the future contain defects or errors, especially when first introduced, or not perform as contemplated. These defects, security vulnerabilities, errors, or performance failures could cause damage to our reputation, loss of customers or revenue, order cancellations, service terminations, or lack of market acceptance of our software. Our customers within the physical operations industry are particularly sensitive to the reliability of our products because a failure of a vehicle or piece of machinery connected to our solution could have a significant impact on their business or employees, including leading to death or serious bodily injury. As the use of our solution, including features and solutions that were recently developed, continues to expand to even more sensitive, secure, or mission-critical uses by our customers, we may be subject to increased scrutiny, potential reputational risk, or potential liability should our solution fail to perform as intended in such deployments. We have in the past needed, and may in the future need, to issue corrective releases to fix these defects, security vulnerabilities, errors or performance failures, which could require us to allocate significant research and development and customer support resources to address these problems. When required to correct device bugs or to implement proactive firmware updates to our devices, we have implemented over-the-air firmware updates to devices that are deployed in the field. If such updates do not perform as anticipated, they may prolong interruptions and performance problems and otherwise impact our reputation and relationship with our customers. Additionally, an improperly configured or deployed update may cause performance issues or disable certain devices in the field, as has occurred in the past. Such an error would require us to fix or replace such devices and may harm our relationship with the impacted customer or customers.

In addition, any data that we license from third parties for potential use in our solution may contain errors or defects, which could negatively impact the analytics that our customers perform on or with such data. This may have a negative impact on how our solution is perceived by our current and potential customers and could materially damage our reputation and brand.

Any limitation of liability provisions that may be contained in our customer, user, third-party vendor, service provider, and partner agreements may not be enforceable or adequate or effective as a result of existing or future applicable laws or unfavorable judicial decisions, and they may not function to limit our liability arising from regulatory enforcement or otherwise. The sale and support of our solution entail the risk of liability claims, which could be substantial in light of the use of our solution in enterprise-wide environments.

In addition, our insurance against this liability may not be adequate to cover a potential claim and may be subject to exclusions, including the possibility that the insurer will deny coverage as to any future claim or exclude from our coverage such claims in policy renewals. The denial of our claims by our insurers or the successful assertion of claims by others against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or coinsurance requirements, could have a material adverse effect on our business, financial condition, results of operations and reputation. Further, there are no assurances that adequate product liability insurance will continue to be available to us in the future on commercially reasonable terms or at all.

Challenges in implementation or incorrect use of, or our customers’ failure to update, our solution could result in customer dissatisfaction and negatively affect our business and growth prospects.

Our solution is often operated in large scale, distributed IT environments, including across a wide array of devices and connected assets. Implementing our solutions in such environments can be a complex and lengthy process, particularly for certain of our customers who are less experienced with respect to the implementation of cloud-based platforms such as ours. Our customers and some partners require training and experience in the proper use of and the benefits that can be derived from our solution to maximize its potential. If users of our Dot Cloud SaaS platform do not implement, use, or update our Dot Cloud SaaS platform correctly or as intended, then inadequate performance and/or security vulnerabilities may result. Because our customers rely on our software and hardware to manage a wide range of operations, the incorrect implementation, use of, or our customers’ failure to update, our software and hardware or our failure to train customers on how to use our solution productively may result in customer dissatisfaction and negative publicity and may adversely affect our reputation and brand. Our failure to effectively provide training and implementation services to our customers could result in lost opportunities for follow-on sales to these customers and decreased subscriptions by new customers, which would adversely affect our business and growth prospects.

Acquisitions, strategic investments, partnerships, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, financial condition, and results of operations.

We have in the past and may in the future seek to acquire or invest in businesses, joint ventures, and technologies that we believe could complement or expand our Dot Cloud SaaS platform, enhance our technology, or otherwise offer growth opportunities. Further, our anticipated proceeds from this offering increase the likelihood that we will devote resources to exploring larger and more complex acquisitions and investments than we have previously attempted. Any such acquisitions or investments may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us, their software is not easily adapted to work with our solution, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. Any such transactions that we are able to complete may not result in the synergies or other benefits we expect to achieve, which could result in substantial impairment charges. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our financial position, costs, and financial flexibility.

We may require additional capital to fund our business and support our growth, and any inability to generate or obtain such capital may adversely affect our business and financial condition.

In order to support our growth and respond to business challenges, such as developing new solutions or devices to stay competitive, acquiring new technologies, and improving our infrastructure, we have made significant financial investments in our business and we intend to continue to make such investments. As a result, we may need to engage in equity or debt financings to provide the funds required for these investments and other business endeavors. If we raise additional funds through equity or convertible debt issuances, our existing stockholders may suffer significant dilution and these securities could have rights, preferences, and privileges that are superior to that of holders of our common stock. If we obtain additional funds through debt financing, the terms of such indebtedness may involve restrictive covenants making it difficult to engage in capital raising activities and pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired and our business and financial condition may be adversely affected.

We may be subject to product liability, warranty and recall claims that may increase the costs of doing business and adversely affect our business, financial condition, and results of operations.

We are subject to a risk of product liability or warranty claims if our Dot Cloud SaaS platform and our devices actually or allegedly fail to perform as expected or result, or are alleged to result, in bodily injury and/or property damage. Certain technologies incorporated in our devices may increase the risk profile of such devices. While we maintain what we believe to be reasonable insurance coverage to appropriately respond to such liability exposures, large product liability claims, if made, could exceed our insurance coverage limits and insurance may not continue to be available on commercially acceptable terms, if at all. There can be no assurance that we will not incur significant costs to defend these claims or that we will not experience any product liability losses in the future. In addition, if any of our devices are, or are alleged to be, defective, we may be required to participate in recalls and exchanges of such devices or customer claims against us. The future cost associated with providing product warranties and/or bearing the cost of repair or replacement of our products, or a refund of customer expenses, could exceed our historical experience and have a material adverse effect on our business, financial condition, and results of operations.

As we launch our first family of hardware products, there is a heightened risk of product quality issues. As such, we are subject to a risk of product liability or warranty claims if our Dot Cloud Saas platform and our devices actually or allegedly fail to perform as expected or result, or are alleged to result, in bodily injury and/or property damage. Certain technologies incorporated in our devices may increase the risk profile of such devices. Our experienced team is working to mitigate any product quality issues but despite best efforts, it is historically most likely that issues will arise during this initial launch and stabilization period which extends through fiscal year 2025. While we maintain what we believe to be reasonable insurance coverage to appropriately respond to such liability exposures, large product liability claims, if made, could exceed our insurance coverage limits and insurance may not continue to be available on commercially acceptable terms, if at all. There can be no assurance that we will not incur significant costs to defend these claims or that we will not experience any product liability losses in the future. In addition, if any of our devices are, or are alleged to be, defective, we may be required to participate in recalls and exchanges of such devices or customer claims against us. The future cost associated with providing product warranties and/or bearing the cost of repair or replacement of our products, or a refund of customer expenses, could exceed our historical experience and have a material adverse effect on our business, financial condition, and results of operations.

If currency exchange rates fluctuate substantially in the future, the results of our operations, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Our international customer contracts are denominated in currencies other than the U.S. dollar. Changes in currency exchange rates over the course of customers’ contract terms may impact the amount of revenue we recognize from a customer from period to period, even in the absence of changes to that customer’s subscriptions. Additionally, currency fluctuations in certain countries and regions may negatively impact actual prices that customers and partners are willing to pay in those countries and regions. Further, we incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher, which could have a negative impact on our results of operations. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks.

Managing the supply of our devices is complex. Insufficient supply and inventory may result in lost sales opportunities or delayed revenue, while excess inventory may harm our gross margins.

Our third-party manufacturers and suppliers procure components for our devices based on our forecasts, and we generally do not hold significant inventory for extended periods of time. These forecasts are based on estimates of future demand for our products, which can be adjusted based on historical trends and analysis and for overall market conditions, and we cannot guarantee the accuracy of our forecasts. In order to reduce manufacturing lead times and plan for adequate component supply, from time to time we may issue forecasts for components and products that are non cancelable and nonreturnable.

Our inventory management systems and related supply chain visibility tools may be inadequate to enable us to forecast accurately and effectively manage supply of our devices. Supply management remains an increased area of focus as we balance the need to maintain supply levels that are sufficient to ensure competitive lead times against the risk of obsolescence because of rapidly changing technology and end-customer requirements. If we ultimately determine that we have excess supply, we may have to record a reserve for excess manufacturing costs or reduce our prices and write-down inventory, either of which in turn could result in lower gross margins. Alternatively, insufficient supply levels may lead to shortages that result in delayed revenue or loss of sales opportunities altogether as potential end customers are unable to access our Dot Cloud SaaS platform and, as a result, turn to competitors’ products that are readily available. Additionally, any increases in the time required to manufacture our devices or ship these devices could result in supply shortfalls. If we are unable to effectively manage our supply and inventory, our results of operations could be adversely affected.

Our business may be materially and adversely impacted by U.S. and global market and economic conditions adverse to industries that depend on physical operations.

We generate our revenue from selling subscriptions to our solutions to industries that depend on physical operations. These industries include transportation, wholesale and retail trade, healthcare, transportation, aviation, construction, field services, logistics, utilities and energy, government, manufacturing, and others. Given the concentration of our business activities in these industries, we will be particularly exposed to certain economic downturns affecting these industries, in particular with respect to our fleet-focused solutions. U.S. and global market and economic conditions have been, and continue to be, disrupted and volatile. General business and economic conditions that could affect us and our customers include fluctuations in economic growth, debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, and the strength of the economies in which we and our customers operate. A poor economic environment could result in significant decreases in demand for our Dot Cloud SaaS platform, including the delay or cancellation of current or anticipated customer engagements.

Operational challenges and volatile economic conditions have presented and may in the future present difficulties in our ability to timely collect accounts receivables from our customers due to their deteriorating financial condition. In addition, our existing customers may be acquired by or merged into other entities that use our competitors’ products, they may decide to terminate their relationships with us for other reasons, or they may go out of business, each of which would have an adverse effect on our future revenue.

Our business may be materially and adversely impacted by U.S. and global macroeconomic market and economic conditions and uncertainties generally.

Unfavorable conditions in the economy, both in the United States and abroad, may negatively affect the growth of our business and our results of operations. For example, our business and results of operations could be affected by global macroeconomic trends and events such as inflationary pressure, interest rate increases and declines in consumer confidence, widespread disruptions of supply chains and freight and shipping channels, increased prices for many goods and services (including fluctuating fuel costs), labor shortages, delayed or reduced spending on IT products, and significant volatility and disruption of financial markets, as well as other conditions arising from international conflicts, such as the ongoing conflict between Russia and Ukraine, geopolitical tensions involving China, and the conflict in Israel and Gaza, uncertainty around the outcome of political elections, and the emergence of pandemics and epidemics. We are continuously monitoring these global events and other macroeconomic developments and how they may impact us directly or indirectly as a result of the effects on our customers and suppliers.

Our current operations are international in scope, and we plan further geographic expansion, creating a variety of operational challenges.

A component of our growth strategy involves the further expansion of our operations and customer base internationally. We are continuing to adapt to and develop strategies to address international markets, but there is no guarantee that such efforts will have the desired effect. For example, we anticipate that we will need to establish relationships with new partners in order to expand into certain countries, and if we fail to identify, establish, and maintain such relationships, we may be unable to execute on our expansion plans. We intend to increase the scope of our international activities as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources.

Our current and future international business and operations involve a variety of risks, including:

•        slower than anticipated availability and adoption of cloud and hybrid infrastructures by international businesses;

•        changes in a specific country’s or region’s political, economic, or legal and regulatory environment, including Brexit, pandemics, tariffs, export quotas, custom duties, trade disputes, tax laws and treaties, particularly due to economic tensions and trade negotiations or other trade restrictions, trade wars, or long-term environmental risks;

•        the need to adapt and localize our solution for specific countries;

•        greater difficulty collecting accounts receivable, longer sales and payment cycles, and different pricing environments;

•        new, evolving, potentially inconsistent and often more stringent regulations relating to privacy, data protection and data security and the unauthorized use of, or access to, commercial, biometric, and/or personal information, particularly in Europe;

•        differing labor regulations, including with respect to wage and hour laws, that make it harder to do business in certain regions such as Europe;

•        challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs that are specific to each jurisdiction;

•        difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;

•        increased travel, real estate, infrastructure, legal and compliance costs associated with international operations;

•        increased financial accounting and reporting burdens and complexities;

•        currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•        limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•        new and different sources of competition;

•        laws and business practices favoring local competitors or general market preferences for local vendors;

•        limited or insufficient intellectual property protection or difficulties obtaining, maintaining, protecting, or enforcing our intellectual property rights, including our trademarks and patents, or obtaining necessary intellectual property licenses from third parties;

•        political instability or terrorist activities;

•        pandemics or epidemics that could result in decreased economic activity in certain markets, decreased use of our products and services, or in our decreased ability to import, export, or sell our products and services to existing or new customers in international markets;

•        exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act (FCPA), U.S. domestic bribery laws, the UK Bribery Act, and similar laws and regulations in other jurisdictions;

•        burdens of complying with U.S. and non-U.S. export control laws and regulations, including Export Administration Regulations (EAR); or

•        burdens of complying with laws and regulations related to taxation; and regulations, adverse tax burdens, and foreign exchange controls that could make it difficult to repatriate earnings and cash.

If we invest substantial time and resources to further expand our international operations and are unable to do so successfully and in a timely manner, our business and results of operations will suffer.

Our wholly-owned subsidiary in Puerto Rico intends to apply for certain incentives under Act 60 (described below), and granting of those benefits may be delayed or denied.

Our Puerto Rican subsidiary has applied, or will apply, for various incentives under Act 60, described below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SEE ID — Hardware Sales.” While we believe that our Puerto Rican subsidiary qualifies for such benefits, its eligibility must be reviewed and approved by the applicable taxing authorities, and the granting of such benefits could be delayed or denied.

We have entered into, or expect to enter into, various arrangements with our subsidiary in Puerto Rico regarding the intercompany provision of services. Applicable taxing authorities could challenge the prices for these services.

We have entered into, or intend to enter into, several contractual arrangements with our Puerto Rican subsidiary. We have made, or intend to make, loans to our Puerto Rican subsidiary and charge market-rate interest on those loans. Our Puerto Rican subsidiary is expected to pay us for corporate services and to pay us royalties in exchange for the use of certain intellectual property. We intend to use valid pricing methodologies to establish arm’s length prices for these arrangements. However, a taxing authority could challenge whether the terms of these arrangements are arm’s length and could require us to make a “transfer pricing” adjustment and assess us for additional taxes. Additionally, under applicable United States tax laws, income of the Puerto Rican subsidiary may be taxable to us on a current basis, even if cash is not distributed from the subsidiary. If our “transfer pricing” is challenged, it could increase the amount of such taxable income. Similar concerns should be expected to apply to our planned subsidiaries in Europe and India, if and when established.

Legal, Regulatory or Compliance Risks

The SEC has recently adopted new rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such rules may increase SUAC’s costs and the time needed to complete SUAC’s initial business combination and may constrain the circumstances under which SUAC could complete a business combination.

On January 24, 2024, the SEC adopted new rules (the “SPAC Rules”), relating to disclosures in business combination transactions between special purpose acquisition companies (“SPACs”) such as SUAC and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (“Investment Company Act”). Certain of the procedures that SUAC, a potential business combination target, or others may determine to undertake in connection with the SPAC Rules, or pursuant to the SEC’s views expressed in the SPAC Rules, may increase the costs and the time required to consummate a business combination, and may constrain the circumstances under which SUAC could complete a business combination.

If SUAC were deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to complete an initial business combination and instead may be required to liquidate SUAC. To avoid that result, on the 24-month anniversary of the effective date of the registration statement of SUAC’s initial public offering (the “IPO Registration Statement”), SUAC liquidated the securities held in the Trust Account and transferred all funds in the Trust Account to cash. As a result of such transfer, SUAC will likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount that our public stockholders would receive upon any redemption or liquidation of SUAC.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like SUAC, that may not complete its initial business combination within 24 months after the effective date of its IPO Registration Statement. We did not complete our initial business combination within 24 months of the effective date of SUAC’s IPO Registration Statement. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate SUAC. If we are required to liquidate SUAC, our investors would not be able to realize the benefits of owning stock in the Company, including the potential appreciation in the value of SUAC’s stock and warrants following such a transaction, and SUAC’s warrants would expire worthless.

The funds in the Trust Account have, since SUAC’s IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of SUAC being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), SUAC on the 24-month anniversary of the effective date of the IPO Registration Statement, instructed CST, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of our initial business combination or liquidation. As a result of the liquidation, SUAC will receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of SUAC.

Changes in applicable tax laws, regulations or administrative interpretations thereof may materially adversely affect our financial condition, results of operations and cash flows.

Holdings could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on the use of net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), enacted on March 27, 2020, relaxed certain of the limitations imposed by the TCJA for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the TCJA and the CARES Act for future years is difficult to quantify, but these changes could materially adversely affect holders of the Holdings Common Stock or Holdings. In addition, on August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which among other things, imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023. Other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest or effect other changes that could have a material adverse effect on Holdings’ business, results of operations and financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.

In addition, Holdings’ effective tax rate and tax liability are based on the application of current income tax laws, regulations, and treaties. These laws, regulations and treaties are complex, and the manner in which they apply to Holdings and its diverse set of business arrangements is often open to interpretation. Significant management judgment is required in determining Holdings’ provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets. The tax authorities could challenge Holdings’ interpretation of laws, regulations, and treaties, resulting in additional tax liability or adjustment to its income tax provision that could increase its effective tax rate. Changes to tax laws may also adversely affect Holdings’ ability to attract and retain key personnel.

Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We operate a global business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the Foreign Corrupt Practices Act, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. These laws that prohibit companies and their employees and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, improper payments or anything of value to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, agents or other parties or representatives fail to comply with these laws and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, results of operations and financial condition.

We have begun to implement an anti-corruption compliance program and policies, procedures and training designed to foster compliance with these laws; however, our employees, contractors, and agents, and companies to which we outsource some of our business operations, may take actions in violation of our policies or applicable law. Any such violation could have an adverse effect on our reputation, business, operating results and prospects.

Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal, or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

The federal government or independent standards organizations may implement significant regulations or standards that could adversely affect our ability to produce or market our products.

Our products transmit radio frequency waves, the transmission of which is governed by the rules and regulations of the Federal Communications Commission (FCC), as well as other federal and state agencies. Our ability to design, develop and sell our products will continue to be subject to these rules and regulations, as well as many other federal, state, local and foreign rules and regulations, for the foreseeable future.

In addition, our Dot Cloud SaaS platform may become subject to independent industry standards. The implementation of unfavorable regulations or industry standards, or unfavorable interpretations of existing regulations by courts or regulatory bodies, could require us to incur significant compliance costs, cause the development of the affected products to become impractical, or otherwise adversely affect our ability to produce or market our solution. The adoption of new industry standards applicable to our products may require us to engage in rapid product development efforts that would cause us to incur higher expenses than we anticipated. In some circumstances, we may not be able to comply with such standards, which could materially and adversely affect our ability to generate revenues through the sale of our products.

Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various federal, state, local, and foreign governmental agencies, including agencies responsible for monitoring and enforcing compliance with various legal obligations, covering topics including privacy and data protection, telecommunications, intellectual property, employment and labor, workplace safety, the environment, consumer protection, governmental trade sanctions, import and export controls, anti-corruption and anti-bribery, securities, and tax. In certain jurisdictions, these regulatory requirements may be more stringent than in the United States. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

•        investigations, enforcement actions, and sanctions;

•        mandatory changes to our solutions and services;

•        disgorgement of profits, fines, and damages;

•        civil and criminal penalties or injunctions;

•        claims for damages by our customers or channel partners;

•        termination of contracts;

•        loss of intellectual property rights; and

•        temporary or permanent debarment from sales to government organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, and results of operations could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, financial condition, and results of operations.

Additionally, companies in the technology industry have recently experienced increased regulatory scrutiny. Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new use cases for our solutions could also raise a number of new regulatory issues. These factors could materially and adversely affect our business, financial condition, and results of operations.

Our failure to comply with the requirements of applicable environmental legislation and regulation could have a material adverse effect on our revenue and profitability.

Production and marketing of products in certain states and countries may subject us to environmental and other regulations. In addition, certain states and countries may pass new regulations requiring our products to meet certain requirements to use environmentally friendly components. For example, the European Union has issued two directives relating to chemical substances in electronic products. The Waste Electrical and Electronic Equipment Directive (WEEE) makes producers of certain electrical and electronic equipment financially responsible for the collection, reuse, recycling, treatment and disposal of equipment placed in the European Union market. The Restrictions of Hazardous Substances Directive (RoHS) bans the use of certain hazardous materials in electrical and electronic equipment which are put on the market in the European Union. In the future, various countries, including the United States or other state or local governments, may adopt further environmental compliance programs and requirements. If we fail to comply with these regulations in connection with the manufacture of our devices, we may face regulatory fines, changes to our business practices, and other penalties, and may not be able to sell our devices in jurisdictions where these regulations apply, which could have a material adverse effect on our revenue and profitability.

We are subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. Any actual or perceived failure to comply with such obligations could harm our business. We receive, collect, store, process, transfer, and use personal information and other data relating to users of our solutions, our employees and contractors, and other persons. For example, certain of our solutions collect and store facial recognition data, which is subject to heightened sensitivity and regulation. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of certain data, including facial recognition data and other personal information. We are subject to numerous federal, state, local, and international laws, directives, and regulations regarding privacy, data protection, and data security and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, the scope of which are changing, subject to differing interpretations, and may be inconsistent across jurisdictions or conflict with other legal and regulatory requirements. We are also subject to certain contractual obligations to third parties related to privacy, data protection and data security. We strive to comply with our applicable policies and applicable laws, regulations, contractual obligations, and other legal obligations relating to privacy, data protection, and data security to the extent possible. However, the regulatory framework for privacy, data protection and data security worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other legal obligations or our practices. Further, any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of users or other data subjects for the collection, use, retention or disclosure of such data must be obtained, could increase our costs and require us to modify our solutions, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process user data or develop new solutions and features.

We also expect that there will continue to be new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions. For example, the data protection landscape in Europe is currently evolving, resulting in possible significant operational costs for internal compliance and risks to our business. The European Union adopted the General Data Protection Regulation (GDPR), which became effective in May 2018, and contains numerous requirements and changes from previously existing European Union laws, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Among other requirements, the GDPR regulates the transfer of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. Failure to comply with the GDPR could result in penalties for noncompliance. The United Kingdom enacted legislation that substantially implements the GDPR and provides for substantial penalties in a manner similar to the GDPR. It is unclear how United Kingdom data protection laws or regulations will develop in the medium to longer term and how data transfers to and from the United Kingdom will be regulated. Further, some countries also are considering or have enacted legislation requiring local storage and processing of data that could increase the cost and complexity of delivering our services.

Various United States privacy laws are potentially relevant to our business, including the Federal Trade Commission Act, Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM Act), and the Telephone Consumer Protection Act. Any actual or perceived failure to comply with these laws could result in a costly investigation or litigation resulting in potentially significant liability, loss of trust by our users, and a material and adverse impact on our reputation and business.

Additionally, in June 2018, California passed the California Consumer Privacy Act (CCPA), which provides new data privacy rights for California consumers and new operational requirements for covered companies. Specifically, the CCPA provides that covered companies must provide new disclosures to California consumers and afford such consumers new data privacy rights that include the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to request to opt-out of certain sales of such personal information. The CCPA became operative on January 1, 2020. The California Attorney General can enforce the CCPA, including seeking an injunction and civil penalties for violations. The CCPA also provides a private right of action for certain data breaches that is expected to increase data breach litigation. The CCPA may require us to modify our data practices and policies and to incur substantial costs and expenses in an effort to comply. A new privacy law, the California Privacy Rights Act (CPRA), was approved by California voters in the November 3, 2020 election and went into effect on January 1, 2023. The CPRA significantly modified the CCPA, resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. A number of other states, such as Illinois, Texas, Washington, Virginia and Colorado, have implemented, or are considering implementing, their own versions of privacy legislation, which could increase our potential liability and cause us to incur substantial costs and expenses in an effort to comply and otherwise adversely affect our business. Some of those laws, including Illinois’ Biometric Information Privacy Act, also provide consumers with a private right of action for certain violations and large potential statutory damages awards.

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or data security, may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, other obligations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our solution. Additionally, if third parties we work with violate applicable laws, regulations or contractual obligations, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

A portion of our revenue is generated by sales to government entities, which are subject to a number of challenges and risks.

Sales to government entities are subject to a number of risks. Selling to government entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Despite our efforts, we may not be able to obtain the requisite certifications to sell to certain government entities, and government certification requirements for products like ours may change, thereby restricting our ability to sell to the U.S. federal government, state governments, or non-U.S. government sectors until we have attained the appropriate certification. Government demand and payment for our products may be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our products. Additionally, any actual or perceived privacy, data protection, or data security incident, or even any perceived defect with regard to our practices or measures in these areas, may negatively impact public sector demand for our products.

Government entities may have statutory, contractual, or other legal rights to terminate contracts with us for convenience or due to a default, and any such termination may adversely affect our future results of operations. Governments routinely investigate and audit government contractors, and any unfavorable audit could result in the government refusing to continue buying our subscriptions, a reduction of revenue, or fines or civil or criminal liability if the audit uncovers improper or illegal activities, which could materially and adversely affect our business, financial condition, and results of operations.

Failure to comply with laws, regulations, or contractual provisions applicable to our business could cause us to lose government customers or our ability to contract with the U.S. and other governments.

As a government contractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and inclusion on government contract vehicles, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling subscriptions to our solution to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in our ability to do business with a government could materially and adversely impact our business, results of operations, financial condition, public perception, and growth prospects.

We are required to comply with governmental export control, economic sanctions and import laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, financial condition, and results of operations.

Exports, reexports and certain transfers of our solution, including the underlying technology and source code and products, may be subject to governmental, including United States and European Union, export control and economic sanctions laws and regulations. Certain of our products, technologies, and services are, and may in the future be, subject to the EAR. U.S. export control laws and regulations and economic sanctions include various restrictions and license requirements, including prohibiting the shipment of certain products, technology, software and services to U.S. embargoed or sanctioned countries, governments, and persons. Complying with export control, economic sanctions and import laws and regulations for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities. While we take precautions to prevent our platform, products, services, technology and software from being exported, reexported or transferred in violation of these laws, if we were to fail to comply with U.S. export laws, U.S. Customs regulations and import regulations, U.S. economic sanctions, and other countries’ import and export laws, we could be subject to substantial civil and criminal penalties, including fines for the company and incarceration for responsible employees and managers, and the possible loss of export privileges.

Additionally, the export control laws and regulations impose licensing, filing and reporting requirements on encryption and products, technologies and software that incorporate or use certain encryption. We incorporate encryption technology into certain of our products and our products, software and technology may require export authorization including by license, a license exception or other appropriate government authorization for export, reexport or transfer outside of the United States. In addition, various countries regulate the import of certain encryption technology, including import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. We cannot assure you that inadvertent violations of such laws have not occurred or will not occur in connection with the distribution of our products and services despite the precautions we take. Governmental regulation of encryption technology and regulation of imports or exports, or our failure to obtain any required import or export approval for our products, technology, software, services or platform could harm our international sales and adversely affect our results of operations.

Further, if our channel or other partners fail to obtain any appropriate import, export, or re-export licenses or permits, we may also be harmed, become the subject of government investigations or penalties, and incur reputational harm. In addition, access to our supply chain in China may be further restricted by future U.S. actions taken against China, such as Chinese suppliers being targeted by U.S. sanctions or being added to lists of denied persons maintained by the U.S. Department of Commerce Bureau of Industry and Security (BIS). Changes in our platform, products, services, technology and software or changes in export and import regulations may create delays in the introduction of our Dot Cloud SaaS platform in international markets, prevent our customers with international operations from deploying our platform globally or, in some cases, prevent the export or import of our platform to certain countries, governments, or persons altogether. Any change in export or import laws or regulations, economic sanctions, or related legislation, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons, or technologies targeted by such laws and regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell subscriptions to our platform to, existing or potential customers with international operations. Any decreased use of our platform, products, services, technology and software or limitation on our ability to export or sell our platform would likely harm our business, financial condition, and results of operations.

Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our products.

We are subject to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that require us to conduct due diligence on and disclose whether or not our products contain conflict minerals as defined under these provisions. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in our devices. In addition, we incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of minerals that may be used in or necessary for the production of our devices and, if applicable, potential changes to devices, processes, or sources of supply as a consequence of such due diligence activities. It is also possible that we may face reputational harm if we determine that certain of our devices contain minerals not determined to be conflict-free or if we are unable to alter our products, processes, or sources of supply to avoid such materials.

Regulation changes in the use of artificial intelligence are unpredictable and therefore we are not able to accurately predict how potential regulatory changes in artificial intelligence space may affect our current and future offerings.

Artificial intelligence (“AI”) is enabled by or integrated into some of our existing solutions and may play an increased role in our future offerings. The use of AI is a topic that has attracted the attention of lawmakers and regulators recently. It is hard to predict, especially in a presidential election year, what changes may come in this area in the near future. We encourage all investors to be vigilant to public policy developments in this area and will report on applicable constraints as they potentially emerge.

We may face fines, penalties, or other costs, either directly or vicariously, if any of our partners, resellers, contractors, vendors or other third parties fail to adhere to their compliance obligations under our policies and applicable law.

We use a number of third parties to perform services or act on our behalf in areas like sales, network infrastructure, administration, research, and marketing. It may be the case that one or more of those third parties fail to adhere to our policies or violate applicable federal, state, local, and international laws, including but not limited to, those related to corruption, bribery, economic sanctions, and export/import controls. Despite the significant efforts in asserting and maintaining control and compliance by these third parties, we may be held fully liable for third parties’ actions as fully as if they were a direct employee of ours. Such liabilities may create harm to our reputation, inhibit our plans for expansion, or lead to extensive liability either to private parties or government regulators, which could adversely impact our business, financial condition, and results of operations.

Risks Related to Cybersecurity and Technology

Security incidents or real or perceived errors, failures or bugs in our systems or our website could impair our operations, result in loss of personal customer information, damage our reputation, and brand, and harm our business and operating results.

Our continued success is dependent on our systems, applications, and software continuing to operate and to meet the changing needs of our customers and users. We rely on our technology and engineering staff and vendors to successfully implement changes to and maintain our systems and services in an efficient and secure manner. Like all information systems and technology, our website may contain material errors, failures, vulnerabilities or bugs, particularly when new features or capabilities are released, and may be subject to computer viruses or malicious code, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website or online app shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information.

If we experience compromises to our security that result in technology performance, integrity, or availability problems, the complete shutdown of our website or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, customers may lose trust and confidence in us, and customers may decrease the use of our website or stop using our website entirely. Because the techniques used to obtain unauthorized access, disable, or degrade service, or sabotage systems change frequently, often they are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Even if we take steps that we believe are adequate to protect us from cyber threats, hacking against our competitors or other companies could create the perception among our customers or potential customers that our website is not safe to use.

A significant impact on the performance, reliability, security, and availability of our systems, software, or services may harm our reputation, impair our ability to operate, retain existing customers or attract new customers, and expose us to legal claims and government action, each of which could have a material adverse impact on our financial condition, results of operations, and growth prospects.

We are fundamentally in the data business, and as such have taken steps to use leading edge encryption and security measures in our IT deployments. However, the risk is real that our systems could be penetrated and cause business disruption and damage our brand in the marketplace.

Our continued success is dependent on our systems, applications, and software continuing to operate and to meet the changing needs of our customers and users. We rely on our technology and engineering staff and vendors to successfully implement changes to and maintain our systems and services in an efficient and secure manner. Like all information systems and technology, our website may contain material errors, failures, vulnerabilities or bugs, particularly when new features or capabilities are released, and may be subject to computer viruses or malicious code, break-ins, phishing impersonation attacks, attempts to overload our servers with denial-of-service or other attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website or online app shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information.

If we experience compromises to our security that result in technology performance, integrity, or availability problems, the complete shutdown of our website or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, customers may lose trust and confidence in us, and customers may decrease the use of our website or stop using our website entirely. Because the techniques used to obtain unauthorized access, disable, or degrade service, or sabotage systems change frequently, often they are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Even if we take steps that we believe are adequate to protect us from cyber threats, hacking against our competitors or other companies could create the perception among our customers or potential customers that our website is not safe to use.

A significant impact on the performance, reliability, security, and availability of our systems, software, or services may harm our reputation, impair our ability to operate, retain existing customers or attract new customers, and expose us to legal claims and government action, each of which could have a material adverse impact on our financial condition, results of operations, and growth prospects.

If we experience a security breach or incident affecting our customers’ assets or data, our data or devices, our Dot Cloud SaaS platform, or other systems, our Dot Cloud SaaS platform may be perceived as not being secure, our reputation may be harmed and our business could be materially and adversely affected.

As part of our business, we process, store, and transmit our customers’ information and data as well as our own, including in our Dot Cloud SaaS platform, networks, and other systems, and we rely on third parties that are not directly under our control to do so as well. We and many of our third-party partners, including our service providers, have security measures and disaster response plans in place to help protect our customers’ data, our data, our solution, and other systems against unauthorized access. However, we cannot assure you that these security measures and disaster response plans will be adequate or effective against all security threats, including those from malicious insiders, ransomware and other malware, denial of service and other attacks, and natural disasters and other sources of disruptions to the operation of our Dot Cloud SaaS platform or our or our third-party partners’ other operations, including power outages and telecommunications and other failures. Our or our third-party partners’ systems and security measures may be breached or otherwise fail as a result of malicious insiders or third-party action, including intentional misconduct by computer hackers, phishing and other means of social engineering, including fraudulent inducement of employees or customers to disclose sensitive information such as usernames or passwords, and employee error or malfeasance. Advances in computer capabilities, new technological discoveries or other developments may result in cyberattacks becoming more sophisticated and more difficult to detect. Any such breach or failure could result in the loss, corruption, or unavailability of data or someone acquiring our or our customers’ data or obtaining unauthorized access to our customers’ data, our data, our Dot Cloud SaaS platform, or other systems. Because a security breach could materialize and techniques used by malicious actors continue to evolve, we and our third-party partners may be unable to anticipate security breaches and implement adequate preventative measures. We incur significant costs in our efforts to detect and prevent security breaches and other security-related incidents and we expect to incur additional costs in connection with improvements to our systems and processes to prevent further breaches and incidents. In the event of a future breach or incident, we could be required to expend additional significant capital and other resources in an effort to prevent further breaches or incidents, which may require us to divert substantial resources. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause. Each of these could require us to divert substantial resources.

Third parties may also conduct attacks designed to temporarily deny customers access to our Dot Cloud SaaS platform or to disrupt or otherwise impede such access or our solutions’ performance. Any actual or perceived security breach or incident affecting our Dot Cloud SaaS platform or operations, or data we or our service providers process or maintain, denial of service attack or other disruption to our Dot Cloud SaaS platform could result in a loss of customer confidence in the security or integrity of our solution and damage to our brand and reputation, reduce the demand for our solution, disrupt our normal business operations, require us to spend material resources to correct the breach or incident and otherwise respond to it, expose us to legal liabilities including claims and litigation by private parties, regulatory investigations and other proceedings, and indemnity obligations, and materially and adversely affect our financial condition and results of operations. These risks will increase as we continue to grow the scale and functionality of our Dot Cloud SaaS platform and as we process, store, and transmit increasingly large amounts of information and data, which may include proprietary or confidential data or personal or identifying information. Our liability in connection with any security breaches, incidents, cyberattacks or other disruptions to our solution or operations may not be adequately covered by insurance, and such events may result in an increase in our costs for insurance or insurance not being available to us on economically feasible terms, or at all. Insurers may also deny us coverage as to any future claim. Any of these results could harm our growth prospects, financial condition, business and reputation.

Abuse or misuse of our internal platform controls and system tools could cause significant harm to our business and reputation.

In order to provide real-time support to our customers, we have created internal platform controls and system tools that are used by our employees to diagnose and correct customer issues. If our employees were to intentionally abuse these platform controls and system tools, for example, by interfering with or altering our devices or our customers’ connected assets and accessing our customers’ data, or otherwise violate company policies, our customers could be significantly harmed. For example, our employees have historically had access to customers’ data, and although we have implemented greater access controls over time, such controls may not ensure that our employees’ use of customers’ data is in all cases appropriate. Any abuse or misuse by our employees of our internal platform controls and system tools, even if inadvertent, could result in potential legal liability and reputational damage to both our customers and us. Accordingly, any improper conduct, abuse or misuse, intentional or otherwise, of our platform controls and system tools could significantly and adversely harm our business and reputation.

Business disruptions or performance problems associated with our technology and infrastructure, including interruptions, delays, or failures in service from our third-party data center hosting facilities and other third-party services, could adversely affect our results of operations.

Continued adoption of our solution depends in part on the ability of our existing and potential customers to access our solution within a reasonable amount of time. We have experienced, and may in the future experience, disruptions, data loss, outages, and other performance problems with our solution and infrastructure due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints, or other security-related incidents. If our solution is unavailable or if our users and customers are unable to access our solution within a reasonable amount of time, or at all, we may experience a decline in renewals, damage to our brand, or other harm to our business. The impact upon our customers may be further heightened by the nature of our solution connecting to their physical infrastructure, which may impede or harm their fleet, equipment, sites or other physical operations. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition, and results of operations could be adversely affected.

A significant portion of our critical business operations are concentrated in the United States and are supported by third-party hosting facilities. We are an automated business, and a disruption or failure of our systems, or of the third-party hosting facilities and other third-party services that we use, could cause delays in completing sales and providing services. For example, from time to time, our data center hosting facilities have experienced outages. Such disruptions or failures could also include a major earthquake, blizzard, fire, cyber-attack, act of terrorism, or other catastrophic event, or a decision by one of our third-party service providers to close facilities that we use without adequate notice, or other unanticipated problems with the third-party services that we use, including a failure to meet service standards.

Interruptions or performance problems with either our technology and infrastructure or our data center hosting facilities could, among other things:

•        result in the destruction or disruption of any of our critical business operations, controls, or procedures or information technology systems;

•        severely affect our ability to conduct normal business operations;

•        result in a material weakness in our internal control over financial reporting;

•        cause our customers to terminate their subscriptions;

•        result in our issuing credits or paying penalties or fines;

•        harm our brand and reputation;

•        adversely affect our renewal rates or our ability to attract new customers; or

•        cause our solution to be perceived as not being secure.

Any of the above could adversely affect our business, financial condition, and results of operations.

We may be unable to prevent or address the misappropriation of our data.

From time to time, third parties may misappropriate our data through website scraping, robots or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites or online apps may misappropriate data and attempt to imitate our brand or the functionality of our website. If we become aware of such websites or online apps, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites or online apps in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites or online apps operating outside of the United States, our available remedies may not be adequate to protect us against the effect of the operation of such websites or online apps. Regardless of whether we can successfully enforce our rights against the operators of these websites or online apps, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.

We rely on third-party software for certain essential financial and operational services, and a failure or disruption in these services could materially and adversely affect our ability to manage our business effectively.

We rely on third-party software to provide many essential financial and operational services to support our business, including enterprise resource planning, customer relationship management, and human capital management. Many of these vendors are less established and have shorter operating histories than traditional software vendors. Moreover, many of these vendors provide their services to us via a cloud-based model instead of software that is installed on our premises. As a result, we depend upon these vendors to provide us with services that are always available and are free of errors or defects that could cause disruptions in our business processes. Any failure by these vendors to do so, or any disruption in our ability to access the Internet, would materially and adversely affect our ability to effectively manage our operations.

Failure to protect our proprietary technology and intellectual property rights could substantially harm our business and results of operations.

Our success depends to a significant degree on our ability to protect our proprietary technology, methodologies, know-how, and branding. We rely on a combination of trademarks, copyrights, patents, trade secrets and other intellectual property laws, contractual restrictions, and technical organizational security and confidentiality procedures to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property rights may be limited or inadequate. For instance, we will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights, or unauthorized or unlawful use of our software, technology or intellectual property rights. We also cannot guarantee that our intellectual property rights will provide competitive advantages to us, that our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our relationships with third parties, that any of our pending or future patent applications will have the coverage originally sought, or that we will not lose the ability to assert our intellectual property rights against or to license our technology to others and collect royalties or other payments. Further, the laws of some countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate.

In addition, despite our precautions, it may be possible for unauthorized third parties to copy our products, use information that we regard as proprietary to create offerings that compete with ours, or infringe upon or misappropriate our intellectual property. There is also no guarantee that third parties will abide by the terms of our agreements or that we will be able to adequately enforce our contractual rights. We may also be unable to prevent third parties from acquiring or using domain names or trademarks that are similar to, infringe upon, or diminish the value of our trademarks and other proprietary rights, thereby impeding our ability to build brand identity and possibly leading to potential confusion in the market and damage to our reputation and business.

If we fail to protect our intellectual property rights adequately, our competitors or other third parties may gain access to our proprietary technology and our business may be harmed. In addition, defending our intellectual property rights might entail significant resources and expenses, as detailed below.

There can be no assurance that our patents or patent applications will be enforceable or otherwise upheld as valid.

Any patents, trademarks, or other intellectual property rights that we have obtained or may obtain may be challenged by others or invalidated, circumvented, abandoned or lapse. As of June 30, 2024, our patent portfolio consisted of 2 issued U.S. patents, and 1 U.S. patent applications pending for examination. As of June 30, 2024, we did not] have any non-U.S. patents or patent applications. There can be no assurance that our patent applications will result in issued patents. Even if we continue to seek patent protection in the future, we may be unable to obtain further patent protection for our technology. There can also be no assurance that our patents or application will be equally enforceable or otherwise protected by the laws of non-U.S. jurisdictions.

In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations; however, such patent protection could later on prove to be important to our business. Further, any patents may not provide us with competitive advantages, or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

To protect our trade secrets, confidential information and distribution of our proprietary information, we generally enter into confidentiality, non-compete, proprietary, and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other parties. We also have entered into confidentiality agreements to protect our confidential information delivered to third parties for research and other purposes. No assurance can be given that these agreements will be effective in controlling access to trade secrets, confidential information and distribution of our proprietary information, especially in certain U.S. states and countries that are less willing to enforce such agreements. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products. In addition, others may independently discover our trade secrets and confidential information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions, and failure to obtain or maintain trade secret protection, or our competitors’ obtainment of our trade secrets or independent development of unpatented technology similar to ours or competing technologies, could adversely affect our competitive business position.

In order to protect our intellectual property rights and proprietary technology, we may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our intellectual property rights and proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our products, impair the functionality of our products, delay introductions of new products, result in our substituting inferior or more costly technologies into our products, or injure our brand and reputation.

We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

Third parties may in the future claim that our operations and solutions infringe their intellectual property rights, and such claims may result in legal claims against our customers and us. These claims may damage our brand and reputation, harm our customer relationships, and result in liability for us. We expect the number of such claims will increase as the number of solutions and the level of competition in our market grows, the functionality of our solution overlaps with that of other products and services, and the volume of issued patents and patent applications continues to increase. We may have agreed in certain customer contracts to indemnify customers, and have accepted tenders for indemnification from certain of such customers, for expenses or liabilities they incur as a result of third-party intellectual property infringement claims associated with our solution. To the extent that any claim arises as a result of third-party technology we use in our solutions, we may be unable to recover from the appropriate third party any expenses or other liabilities that we incur.

Companies in the software and technology industries, including some of our current and potential competitors, own patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them than we do. Furthermore, patent holding companies, non-practicing entities, and other patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us. Third parties may assert patent, copyright, trademark, or other intellectual property rights against us, our channel partners, our technology partners, or our customers. We may be subject to litigation in the future, that claims we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims, which is not uncommon in our industry. These and other possible disagreements could lead to delays in the collaborative research, development or commercialization of our solutions, or could require or result in costly and time-consuming litigation that may not be decided in our favor. Any such event could materially and adversely affect our financial condition and results of operations.

There may be third-party intellectual property rights, including issued or pending patents, that cover significant aspects of our technologies or business methods. In addition, if we acquire or license technologies from third parties, we may be exposed to increased risk of being the subject of intellectual property infringement due to, among other things, our lower level of visibility into the development process with respect to such technology and the care taken to safeguard against infringement risks. These claims may damage our brand and reputation, harm our customer relationships, and create liability for us.

Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights, and may require us to indemnify our customers for liabilities they incur as a result of such claims. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort, and expense, and may affect the performance or features of our solution. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit or stop sales of our solution and may be unable to compete effectively. Any of these results would adversely affect our business operations and financial condition.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions, as we have a lower level of visibility into the development process with respect to acquired technology or the care taken to safeguard against infringement risks. Third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition. Any of these results would harm our business, results of operations and financial condition. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

Issues in the use of artificial intelligence (“AI”) in our solution may result in reputational harm or liability.

AI is enabled by or integrated into some of our existing solutions and may play an increased role in our future offerings. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. AI algorithms may be flawed. Datasets may be insufficient, of poor quality, or contain biased information. Inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of AI solutions. If the recommendations, forecasts, or analyses that AI applications assist in producing are or are alleged to be deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Some AI scenarios may also present ethical issues. Though our business practices are designed to mitigate many of these risks, if we enable or offer AI solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.

Our use of open source software could negatively affect our ability to sell subscriptions to our Dot Cloud SaaS platform and subject us to possible litigation.

Our Dot Cloud SaaS platform incorporates open source software, and we expect to continue to incorporate open source software in our Dot Cloud SaaS platform in the future. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our solution or other products we may develop in the future. We also rely upon third-party, non-employee contractors to perform certain development services on our behalf, and we cannot be certain that such contractors will comply with our review processes or not incorporate software code made available under open source licenses into our proprietary code base.

We may be found to have used open source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies and procedures. For example, certain kinds of open source licenses may require that any person who creates a product or service that contains, links to, or is derived from software that was subject to an open source license must also make their own product or service subject to the same open source license. If these requirements are found to apply to our products and we fail to comply with them, we may be subject to certain requirements, including requirements that we offer additional portions of our solutions for no cost, that we make available additional source code for modifications or derivative works we create based upon, incorporating or using the open source software, and that we license such modifications or derivative works under the terms of applicable open source licenses.

If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our products that contained the open source software, or required to comply with onerous conditions or restrictions on these products, which could disrupt the distribution and sale of these products. In addition, there have been claims challenging the ownership rights in open source software against companies that incorporate open source software into their products, and the licensors of such open source software provide no warranties or indemnities with respect to such claims. Moreover, we cannot assure you that our processes for controlling our use of open source software in our solution will be effective. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products, or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis. We and our customers may also be subject to suits by parties claiming infringement, misappropriation or violation due to the reliance by our solutions on certain open source software, and such litigation could be costly for us to defend or subject us to an injunction.

Some open source projects provided on an “as-is” basis have known vulnerabilities and architectural instabilities which, if used in our product and not properly addressed, could negatively affect the security or performance of our product. Any of the foregoing could require us to devote additional research and development resources to re-engineer our solutions, could result in customer dissatisfaction, and may adversely affect our business, financial condition, and results of operations.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, misappropriation, violation, and other losses.

Our agreements with customers and other third parties have in some cases included indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, misappropriation or violation, damages caused by us to property or persons, or other liabilities relating to or arising from our solution or other contractual obligations. Large indemnity payments could harm our business, financial condition, and results of operations. Pursuant to certain agreements, we do not have a cap on our liability and any payments under such agreements would harm our business, financial condition, and results of operations. Although we normally contractually limit our liability with respect to some of these indemnity obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.

We rely on the availability of licenses to third-party technology that may be difficult to replace or that may cause errors or delay implementation of our solution should we not be able to continue or obtain a commercially reasonable license to such technology.

Our Dot Cloud SaaS platform relies on software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these solutions or to seek new licenses for existing or new solutions. There can be no assurance that the necessary licenses would be available on commercially acceptable terms, if at all. Third parties may terminate their licenses with us for a variety of reasons, including actual or perceived failures or breaches of contractual commitments, or they may choose not to renew their licenses with us. In addition, we may be subject to liability if third-party software that we license is found to infringe, misappropriate, or otherwise violate intellectual property or privacy rights of others. The loss of, or inability to obtain, certain third-party licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could result in product roll-backs or delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our solutions, and it may have a material adverse effect on our business, financial condition, and results of operations. Moreover, the use by our solution of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to differentiate our solution from products of our competitors and could inhibit our ability to provide the current level of service to existing customers.

Changes in or the loss of third-party licenses could lead to our solutions becoming inoperable or the performance of our solutions being materially reduced, resulting in the potential need to incur additional research and development costs to ensure continued performance of our solutions or a material increase in the costs of licensing, and we may experience decreased demand for our solutions.

Risks Related to Being a Public Company

The market price and trading volume of Holdings Common Stock and warrants may be highly volatile and could decline significantly following the Business Combination.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of Holdings Common Stock and Holdings Public Warrants in spite of our operating performance. Holdings cannot assure you that the market price of Holdings Common Stock and Holdings Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including any of the risks presented under this section entitled “Risk Factors” or presented elsewhere in this proxy statement/prospectus, and, among others, the following:

•        Holdings operating and financial performance, quarterly or annual earnings relative to similar companies;

•        publication of research reports or news stories about Holdings, Holdings’ competitors or Holdings’ industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        the public’s reaction to Holdings’ press-releases, other public announcements and filings with the SEC;

•        announcements by Holdings or Holdings’ competitors of acquisitions, business plans or commercial relationships;

•        any major change in the Holdings Board or senior management;

•        sales of Holdings Common Stock by Holdings, Holdings’ directors, executive officers, principal shareholders;

•        adverse market reaction to any indebtedness Holdings may incur or securities we may issue in the future;

•        short sales, hedging and other derivative transactions in Holdings Common Stock;

•        exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance-linked investments;

•        Holdings’ creditworthiness, financial condition, performance and prospects;

•        Holdings’ dividend policy and whether dividends on Holdings Common Stock have been, and are likely to be, declared and paid from time to time;

•        perceptions of the investment opportunity associated with Holdings Common Stock relative to other investment alternatives;

•        regulatory or legal developments;

•        changes in general market, economic, and political conditions, such as inflationary pressures, rising interest rates, potential recession, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism;

•        conditions or trends in our industry, geographies or customers;

•        changes in accounting standards, policies, guidance, interpretations, or principles; and

•        threatened or actual litigation or government investigations.

In addition, broad market and industry factors may negatively affect the market price of Holdings Common Stock, regardless of Holdings’ actual operating performance, and factors beyond Holdings’ control may cause Holdings’ stock price to decline rapidly and unexpectedly. In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Holdings’ may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on Holdings’ business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject Holdings to significant liabilities.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Holdings following the business combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Holdings’ management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for Holdings Common Stock will be influenced by the research and reports that industry or securities analysts publish about Holdings or its business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts-initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

As a public company, we will become subject to additional laws, regulations, and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management’s attention.

As a company with publicly traded securities, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the Nasdaq and other applicable securities laws and regulations.

These rules and regulations require that we adopt additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial, and other compliance costs. These new obligations will also make other aspects of our business more difficult, time-consuming, or costly and increase demand on our personnel, systems, and other resources. For example, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to commit significant resources, hire additional staff, and provide additional management oversight. Furthermore, as a result of disclosure of information in this proxy statement/prospectus and in our Exchange Act and other filings required of a public company, our business and financial condition will become more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of Holdings Common Stock, fines, sanctions, other regulatory actions, and civil litigation, any of which could negatively affect the price of Holdings Common Stock.

The Proposed Holdings Charter will provide that the Court of Chancery of the State of Delaware, or the federal district courts within the State of Delaware if the Court of Chancery does not have jurisdiction, will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act.

The Proposed Holdings Charter which will become effective upon the closing of the Business Combination will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (3) any action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL, the Proposed Holdings Charter or Proposed Holdings Bylaws, or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, unless Holdings consents in writing to the selection of an alternate forum, the federal courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Proposed Holdings Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Proposed Holdings Charter and Proposed Holdings Bylaws to be inapplicable or unenforceable in such action.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our Proposed Holdings Charter and Proposed Holdings Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

A significant portion of our total outstanding shares of Holdings Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Holdings Common Stock to drop significantly, even if our business is doing well.

The Business Combination Agreement contemplates that, at the Closing, Holdings will enter into Registration Rights and Lock-Up Agreements with each of Holdings, SEE ID, and certain of the holders of SEE ID Shares, pursuant to, and on the terms and conditions of which, subject to certain exceptions, such holders shall not transfer or make any announcement of any intention to effect a transfer of any of the equity interests of securities of Holdings beneficially owned by the holder during the period ending 180 days following the date of such Registration Rights and Lock-Up Agreement.

Following the applicable expiration of the lock-up period, Holdings, SEE ID, and the holders of SEE ID Shares subject to the Registration Rights and Lock-Up Agreements will not be restricted from selling shares of Holdings Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Holdings Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Holdings Common Stock. Upon completion of the Business Combination, Holdings, and certain of the holders of SEE ID Shares will collectively own approximately 57.39% of Holdings Common Stock, translating to a 57.39% voting interest, assuming that no public stockholders redeem their Public Shares in connection with the Business Combination.

As restrictions on resale end and registration statements for the sale of shares of Holdings Common Stock by the parties to the registration rights agreement are available for use, the sale or possibility of sale of these shares of Holdings Common Stock, could have the effect of increasing the volatility in the market price of Holdings Common Stock, or decreasing the market price itself.

Holdings Warrants will become exercisable for Holdings Common Stock, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the Closing, there will be 31,350,000 outstanding Holdings Warrants to purchase 15,675,000 shares of Holdings Common Stock at an exercise price of $11.50 per share, which Holdings Warrants will become exercisable 30 days after the completion of the Business Combination. To the extent such Holdings Warrants are exercised, additional shares of Holdings Common Stock will be issued, which will result in dilution to the holders of Holdings Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares Holdings Common Stock in the public market or the fact that such Holdings Warrants may be exercised could adversely affect the market price of Holdings Common Stock.

Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•        our ability to maintain and attract new customers;

•        the continued development and upgrading of our technology platform;

•        the timing and success of new product, service, feature, and content introductions by us or our competitors or any other change in the competitive landscape of our market;

•        pricing pressure as a result of competition or otherwise;

•        delays or disruptions in our supply chain;

•        errors in our forecasting of the demand for our products and services, which could lead to lower revenue or increased costs, or both;

•        increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        successful expansion into international markets;

•        the diversification and growth of our revenue sources;

•        our ability to maintain gross margins and operating margins;

•        constraints on the availability of consumer financing or increased down payment requirements to finance purchases of our products;

•        system failures or breaches of security or privacy;

•        adverse litigation judgments, settlements, or other litigation-related costs, including content costs for past use;

•        changes in the legislative or regulatory environment, including with respect to insurance and consumer product regulations;

•        fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•        changes in our effective tax rate;

•        changes in accounting standards, policies, guidance, interpretations, or principles; and

•        changes in business or macroeconomic conditions, including lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.

The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of Holdings Common Stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting.

Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

As a private company, we do not currently have any internal audit function. To comply with the requirements of being a public company, we have undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of Holdings Common Stock could be negatively affected. We could also become subject to investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which could require additional financial and management resources. In addition, if we fail to remedy any material weakness, our financial statements could be inaccurate, and we could face restricted access to capital markets.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make Holdings Common Stock less attractive to investors.

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•        be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•        be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

•        be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act; and

•        be exempt from any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or be required to deliver a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

We currently intend to take advantage of each of the exemptions described above. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find Holdings Common Stock less attractive as a result, which may result in a less active trading market for Holdings Common Stock and higher volatility in our stock price. We could be an emerging growth company for up to five years following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, though we may cease to be an emerging growth company earlier if (1) we have more than $1.07 billion in annual gross revenue, (2) we qualify as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, or (3) we issue, in any three-year period, more than $1.0 billion in non-convertible debt securities held by non-affiliates. We cannot predict if investors will find Holdings Common Stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of Holdings Common Stock.

The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of the Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls, and employees.

The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

In addition, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act when we cease to be an emerging growth company. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have already engaged additional resources to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of the Holdings Board and qualified executive officers.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt, or a combination of both. However, the lapse or waiver of any lock up restrictions or any sale or perception of a possible sale by our stockholders, and any related decline in the market price of Holdings Common Stock, could impair our ability to raise capital. Separately, additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to Holdings Common Stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on Holdings Common Stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of Holdings Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of Holdings Common Stock and diluting their interest.

The forecasts of market growth and other projections included in this proxy statement/prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at a similar rate, if at all.

Growth forecasts and projections are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in this proxy statement/prospectus relating to the expected growth in the direct to consumer vehicle and consumer product protection plan market, including estimates based on our own internal survey data, as well as any corresponding projections related to our potential performance, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this proxy statement/prospectus, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

Holdings’ business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause Holdings to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Holdings Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our Board’s attention and resources from Holdings’ business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to Holdings’ future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Holdings may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

We may amend the terms of the Holdings Public Warrants in a manner that may be adverse to holders of Holdings Public Warrants with the approval by the holders of at least 50% of the then outstanding Holdings Public Warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of Holdings Common Stock purchasable upon exercise of a Holdings Public Warrant could be decreased, all without a warrant holder’s approval.

The Holdings Public Warrants will be issued in registered form under a warrant agreement, which will provide that the terms of the Holdings Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Holdings Public Warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. Accordingly, we may amend the terms of the Holdings Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Holdings Public Warrants approve of such amendment. Although our ability to amend the terms of the Holdings Public Warrants with the consent of at least 50% of the then outstanding Holdings Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Holdings Public Warrants, convert the Holdings Public Warrants into cash or Holdings Common Stock, shorten the exercise period or decrease the number of shares of Holdings Common Stock purchasable upon exercise of a Holdings Public Warrant.

Your unexpired Holdings Public Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Holdings Public Warrants worthless.

Outstanding Holdings Public Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Holdings Public Warrant, provided that the last reported sales price of the Holdings Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Holdings sends the notice of Redemption to the Holdings Public Warrantholders. If and when the Holdings Public Warrants become redeemable by Holdings, Holdings may not exercise its Redemption Rights if the issuance of shares of Holdings Common Stock upon exercise of the Holdings Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or Holdings is unable to effect such registration or qualification, subject to Holdings’ obligation in such case to use its best efforts to register or qualify the shares of Holdings Common Stock under the blue sky laws of the state of residence in those states in which the SUAC Public Warrants were initially offered by SUAC in its IPO. Redemption of the outstanding Holdings Public Warrants could force you to (i) exercise your Holdings Public Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for Redemption, is likely to be substantially less than the market value of your Holdings Public Warrants. None of the Holdings Private Placement Warrants will be redeemable by Holdings so long as they are held by their initial purchasers or their permitted transferees.

Risks Related to SUAC

SUAC’s stockholders may be held liable for claims by third parties against SUAC to the extent of distributions received by them upon Redemption of their shares.

If SUAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against SUAC which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by SUAC’s stockholders. Furthermore, because SUAC intends to distribute the proceeds held in the Trust Account to SUAC’s Public Stockholders promptly after expiration of the time SUAC has to complete an initial business combination, this may be viewed or interpreted as giving preference to SUAC’s Public Stockholders over any other potential creditors with respect to access to, or distributions from SUAC’s assets. Furthermore, the SUAC Board may be viewed as having breached its fiduciary duties to SUAC or SUAC’s creditors and/or having acted in bad faith, thereby exposing itself and SUAC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against SUAC for these reasons.

Although SUAC seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with SUAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Stockholders, as well as distributions to Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Stockholders or claims challenging the enforceability of the waiver.

If third parties bring claims against SUAC, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Stockholders may be less than $10.00 per share.

SUAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against SUAC. Although SUAC seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with SUAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SUAC’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SUAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to SUAC than any alternative.

Examples of possible instances where SUAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SUAC and agree not seek recourse against the Trust Account for any reason. Upon Redemption of SUAC’s Public Shares, if SUAC is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, SUAC will be required to provide for payment of claims of creditors that were not waived that may be brought against SUAC within the ten years following Redemption. Accordingly, the Redemption Price received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Pursuant to the Insider Letter Agreement, the Sponsor has agreed that it will be liable to SUAC if and to the extent any claims by a vendor (other than SUAC’s independent registered public accounting firm) for services rendered or products sold to SUAC, or a prospective target business with which SUAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under SUAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. SUAC believes that the Sponsor’s only assets are securities of SUAC, and SUAC has neither undertaken any efforts to independently verify whether the Sponsor has sufficient funds available to satisfy its indemnification obligations, nor asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and Redemptions could be reduced to less than $10.00 per Public Share without any meaningful recourse against the Sponsor. In such event, SUAC may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

None of SUAC’s officers or directors will indemnify SUAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

SUAC’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, SUAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SUAC currently expects that its independent directors would take legal action on behalf of SUAC against the Sponsor to enforce their indemnification obligations to SUAC, it is possible that SUAC’s independent directors, in exercising their business judgment, may choose not to do so in any particular instance. If SUAC’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to SUAC’s Public Stockholders.

If, after SUAC distributes the proceeds in the Trust Account to its Public Stockholders, SUAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SUAC that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the SUAC Board may be viewed as having breached their fiduciary duties to SUAC’s creditors, thereby exposing the members of the SUAC Board and SUAC to claims of punitive damages.

If, after SUAC distributes the proceeds in the Trust Account to its Public Stockholders, SUAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SUAC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by SUAC’s stockholders. In addition, the SUAC Board may be viewed as having breached its fiduciary duty to SUAC’s creditors and/or having acted in bad faith, thereby exposing itself and SUAC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to its Public Stockholders, SUAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SUAC that is not dismissed, the claims of creditors in such proceedings may have priority over the claims of SUAC’s stockholders and the per-share amount that would otherwise be received by SUAC’s stockholders in connection with SUAC’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to SUAC’s Public Stockholders, SUAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against SUAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in SUAC’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of SUAC’s stockholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by SUAC’s Public Stockholders in connection with its liquidation would be reduced.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments, and results of operations of SUAC.

SUAC is subject to laws and regulations enacted by national, regional, and local governments. In particular, SUAC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments, and results of operations of SUAC. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on SUAC’s business and results of operations.

SUAC SPECIAL MEETING OF THE STOCKHOLDERS

General

SUAC is furnishing this proxy statement/prospectus to SUAC Stockholders as part of the solicitation of proxies by SUAC’s Board for use at the Special Meeting to be held on ____, 2024, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to SUAC’s stockholders on or about [•], 2024 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides SUAC Stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time, and Place of Special Meeting

The Special Meeting will be held via live webcast at [•], Eastern Time, on ____, 2024, to consider and vote upon the proposals to be submitted to the Special Meeting, including, if necessary, the adjournment proposal. The Special Meeting can be accessed by visiting www.cstproxy.com/[___]/2024, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent.

If you do not have access to Internet, you can listen only to the meeting by dialing 1 877-770-3647 in the U.S. and Canada (or +1 312-780-0854 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number [•]. Please note that you will not be able to vote or ask questions at the Stockholder Meeting if you choose to participate telephonically.

Registering for the Special Meeting

Pre-registration at www.cstproxy.com/[____]/2024 is recommended but is not required in order to attend.

Any SUAC Stockholder wishing to attend the virtual meeting should register for the meeting by ______, 2024. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of SUAC Common Stock:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to www.cstproxy.com/[______]/2024, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial stockholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the Special Meeting date in order to ensure access.

Purpose of the SUAC Special Meeting of the Stockholders

At the Special Meeting, SUAC is asking holders of the SUAC Common Stock:

•        To consider and vote upon a proposal to adopt and approve the Business Combination Agreement and the Business Combination, including the SUAC Merger. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

•        To consider and vote upon a proposal to adopt and approve the Proposed Holdings Charter. A copy of the Proposed Holdings Charter is attached to this proxy statement/prospectus as Annex B;

•        To consider and vote upon, on a non-binding advisory basis, the Advisory Charter Proposals;

•        To consider and vote upon the Nasdaq Proposal;

•        To consider and vote upon the NTA Proposal;

•        To consider and vote upon the Equity Incentive Plan Proposal; and

•        To consider and vote upon the Adjournment Proposal, if it is presented at the Special Meeting.

Recommendation of the SUAC Board with Respect to the Proposals

The SUAC Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of SUAC’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the NTA Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

Record Date; Who is Entitled to Vote

SUAC has fixed the close of business on [•], as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the Record Date, there were [•] shares of SUAC Common Stock outstanding and entitled to vote. Each share of SUAC Common Stock is entitled to one vote per share at the Special Meeting.

The Initial Stockholders and other officers and directors at the time of the IPO entered into a letter agreement to vote their shares of SUAC Class B Common Stock and any shares of SUAC Class A Common Stock purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, the Sponsor owns approximately 93.21% of the total outstanding shares of SUAC Class A Common Stock and SUAC Class B Common Stock.

Quorum

The presence, in person (which would include presence at the virtual Special Meeting) or by proxy, of holders of shares of outstanding capital stock of SUAC representing a majority of the voting power of all outstanding shares of capital stock of SUAC entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Organizational Document Proposal, but will have no effect on the outcome of any other proposal in this proxy statement/prospectus.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but their effect on the proposals in this proxy statement/prospectus differ as follows:

•        An abstention will have no effect on the Advisory Charter Proposals and the Adjournment Proposal.

•        In contrast, an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, Organizational Document Proposal and the NTA Proposal. Moreover, for purposes of the NASDAQ Proposal, the Nasdaq considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposal.

Vote Required for Approval

The following votes are required for each proposal at the Special Meeting:

•        Business Combination Proposal:    The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of SUAC Class A Common Stock and SUAC Class B Common Stock, voting as a single class.

•        Organizational Document Proposal:    The approval of the Organizational Document Proposal requires the affirmative vote of holders of a majority of the outstanding shares of SUAC Class A Common Stock and SUAC Class B Common Stock, voting as a single class.

•        Advisory Charter Proposals:    The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of SUAC Class A Common Stock and SUAC Class B Common present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•        Nasdaq Proposal:    The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of SUAC Class A Common Stock and SUAC Class B Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•        NTA Proposal:    The approval of the NTA Proposal requires the affirmative vote (in person or by proxy) of holders of 65% of the outstanding shares of SUAC Class A Common Stock and SUAC Class B Common Stock, voting as a single class.

•        Equity Incentive Plan Proposal:    The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by SUAC Class A Common Stock and SUAC Class B Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of SUAC Class A Common Stock and SUAC Class B Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination.

The adoption of each of the Nasdaq Proposal, NTA Proposal and Equity Incentive Plan Proposal, is dependent upon the approval of the Conditions Precedent Proposals. Therefore, if Conditions Precedent Proposals are not approved, then none of the Nasdaq Proposal, NTA Proposal and Equity Incentive Plan Proposal will have any effect, even if approved by SUAC stockholders. None of the Advisory Charter Proposals or the Adjournment Proposal is conditioned on the approval or adoption of any other proposal. If our stockholders do not approve each of the Conditions Precedent Proposals, the Business Combination may not be consummated.

Voting Your Shares

Each share of SUAC Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of SUAC Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of SUAC Common Stock at the Special Meeting.

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by SUAC’s board “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the NTA Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote in Person.    We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at www.cstproxy.com/[_____]/2024, in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Revoking Your Proxy

SUAC Stockholders may send a later-dated, signed proxy card to SUAC’s Secretary at the set forth below so that it is received by SUAC’s Secretary prior to the vote at the Special Meeting (which is scheduled to take place ______, 2024) or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. SUAC Stockholders also may revoke their proxy by sending a notice of revocation to SUAC’s Secretary, which must be received by SUAC’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank, or another nominee, you must contact your broker, bank, or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a SUAC Stockholder and have any questions about how to vote or direct a vote in respect of your shares of SUAC Common Stock, please contact:

ShoulderUp Technology Acquisition Corp.
125 Townpark Drive, Suite 300
Kennesaw, Georgia 30144
Attn: Phyllis Newhouse
Telephone: (650) 276-7040

Vote of SUAC’s Sponsor, Directors and Officers

With respect to the Business Combination, pursuant to the Sponsor Support Agreement, the Initial Stockholders holding an aggregate of 11,800,000 shares of SUAC Common Stock (constituting approximately 93.21% of the outstanding shares of SUAC Common Stock) have agreed to vote their respective shares of SUAC Common Stock in favor of each of the Proposals.

SUAC’s Sponsor, directors and officers have waived any redemption rights, including with respect to any shares of SUAC Common Stock purchased in the IPO or in the aftermarket, in connection with the Business Combination. The shares of SUAC Class B Common Stock (and shares of SUAC Class A Common Stock previously issued in exchange for shares of SUAC Class B Common Stock) held by our Sponsor have no redemption rights upon SUAC liquidation and will be worthless if no Business Combination is effected by us by November 19, 2024. However, Sponsor and SUAC’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.

Redemption Rights

Public Stockholders may seek to redeem the shares of SUAC Class A Common Stock that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination or do not vote in relation to the proposed Business Combination. Any Public Stockholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares issued in the IPO, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares issued in the IPO, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The Initial Stockholders will not have redemption rights with respect to any shares of SUAC Common Stock owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through SUAC Units and you elect to separate your SUAC Units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on ________, 2024 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that SUAC redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC (Deposit/Withdrawal At Custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of SUAC Units must elect to separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their SUAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the SUAC Units into the underlying Public Shares and public warrants, or if a holder holds SUAC Units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that SUAC instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then SUAC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, SUAC will promptly return any shares previously delivered by public holders.

The closing price of shares of SUAC Class A Common Stock on [•] was $[•]. Prior to exercising redemption rights, stockholders should verify the market price of shares of SUAC Class A Common Stock as they may receive higher proceeds from the sale of their shares of SUAC Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SUAC cannot assure our stockholders that they will be able to sell their shares of SUAC Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem the Public Shares you hold, no later than the close of the vote on the Business Combination Proposal, and deliver your Public Shares (either physically or electronically) to the transfer agent, prior to 5:00 p.m., Eastern Time, on _____, 2024 (two business days prior to the vote at the special meeting), and the Business Combination is consummated.

Appraisal Rights

Neither SUAC stockholders nor SUAC Warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

SUAC is soliciting proxies on behalf of the SUAC Board. This solicitation is being made by mail but also may be made by telephone or in person. SUAC and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SUAC will bear the cost of the solicitation.

SUAC will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SUAC will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding SUAC or our securities, our Initial Stockholders, SEE ID and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of SUAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved, or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of SUAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. SUAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of SUAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL NO. 1: THE BUSINESS COMBINATION PROPOSAL

SUAC is asking its stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the ShoulderUp Merger and SEE ID Merger. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below entitled “— The Business Combination Agreement,” for more detailed information concerning the Business Combination and the Business Combination Agreement. We also urge our stockholders to read carefully the Business Combination Agreement in its entirety before voting on this proposal. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus and the following descriptions are qualified in their entirety by the full text of Annex A.

Our Existing SUAC Charter provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of our then outstanding shares of SUAC Common Stock.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination. Any terms used herein but not otherwise defined have the meanings ascribed to them in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties, and covenants that the respective parties made to each other as of the date of the agreement or other specific dates. The assertions embodied in those representations, warranties, covenants, closing conditions and other terms were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules of SEE ID, which is not filed publicly, and which is subject to a contractual standard of materiality and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

We do not believe that these schedules contain information that is material to an investment decision.

General; Structure of the Business Combination

On March 18, 2024, we entered into the Business Combination Agreement by and among SUAC, Holdings, ShoulderUp Merger Sub, SEI Merger Sub, and SEE ID, which provides for (i) ShoulderUp Merger Sub to merge with and into SUAC in the ShoulderUp Merger, with SUAC surviving the ShoulderUp Merger as a wholly-owned subsidiary of Holdings (“SUAC Surviving Company”); and (ii) simultaneously with the ShoulderUp Merger, SEI Merger Sub will merge with and into SEE ID in the SEE ID Merger, with SEE ID surviving the SEE ID Merger as a wholly-owned subsidiary of Holdings (the “Surviving Company”).

The following diagram illustrates the ownership structure of SUAC, Holdings, ShoulderUp Merger Sub, SEI Merger Sub and SEE ID prior to the Business Combination and then after the Business Combination.

Prior to the Business Combination

SUAC Stockholders and Warrantholders 100%
SEE ID Stockholders
ShoulderUp Technology Acquisition Corporation (Delaware Corporation) (“SUAC”)
CID HoldCo, Inc.
(Delaware Corporation) (“Holdings”)
SEE ID, Inc. (Nevada)
SEI Merger Sub (Delaware)
ShoulderUp Merger Sub (Delaware)

After the Business Combination

SUAC Stockholders and Warrantholders
[__]% Max Redemption
SEE ID Stockholders [__]%
[•]% No Redemption/No Redemption /
PIPE Investors [__]%
CID HoldCo, Inc.
(Delaware)
("Holdings")
ShoulderUp Technology
Acquisition Corporation
(Delaware)
("ShoulderUp Surviving
Company")
SEE ID, Inc.
(Nevada)
("Surviving Company")

Consideration to be Received in the Business Combination

The Consideration payable to the shareholders of SEE ID in connection with the Business Combination consists of the SEE ID Merger Consideration.

SEE ID Merger Consideration

SEE ID Merger Consideration to each SEE ID Share issued and outstanding immediately prior to the Effective Time is equal to a number of shares of Holdings Common Stock equal to the (a) quotient of (i) the Aggregate Merger Consideration Value divided by (ii) $10.00.

Closing of the Business Combination

We expect to consummate the Business Combination no later than three business days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to the Closing of the Business Combination.”

Conditions to the Closing of the Business Combination

•        Each of the representations and warranties of SEE ID relating to Corporate Organization of SEE ID, Subsidiaries, Authority, No Conflicts and Brokers, in each case shall be true and correct in all material respects as of the date of execution of the Business Combination Agreement and the Closing Date as though made on the Closing Date (without giving any effect to any limitation as to “materiality” or Material Adverse Effect or any similar limitation set forth therein). The representations and warranties of SEE ID relating to Capitalization shall be true and correct in all respects as of the date execution of the Business Combination Agreement and as of the Closing Date as though made on the Closing Date, except for de minimis inaccuracies. All other representations and warranties of SEE ID contained in the Business Combination Agreement shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality” or Material Adverse Effect or any similar limitation set forth therein), except where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

•        SEE ID shall have performed or complied in all material respects with all agreements and covenants required by SEE ID to be performed or complied with by it on or prior to the Effective Time.

•        SEE ID shall have delivered to SUAC a certificate, dated the date of Closing, signed by an officer of SEE ID, certifying as to the satisfaction of the conditions relating to SEE ID’s representations and warranties, covenants and no occurrence of a Material Adverse Effect in respect to SEE ID.

•        No event shall have occurred between execution of the Business Combination Agreement and Closing Date that has had a Material Adverse Effect.

•        SEE ID shall deliver to SUAC counterparts to a Registration and Lock-Up Agreement.

•        The Stockholder Support Agreement shall be in full force and effect, and no Key Company Stockholder (as defined in the Business Combination Agreement) shall have attempted to repudiate or disclaim any of its or his obligations thereunder.

•        The FIRPTA Tax certificates of SUAC and SEE ID shall have been delivered to Holdings.

•        SEE ID shall have timely delivered to SUAC the PCAOB Financial Statements (as defined in the Business Combination Agreements).

•        Certain agreements identified on a schedule shall have been terminated.

SEE ID Conditions to Closing of the Business Combination

The obligations of SEE ID to consummate the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SEE ID:

•        The representations and warranties of SUAC, Holdings and the Merger Subs relating to Corporate Organization, Organizational Docs, Authority, No Conflicts and Brokers in each case shall be true and correct in all material respects as of the date of execution of the Business Combination Agreement and the Closing Date as though made on the Closing Date (without giving any effect to any limitation as to “materiality” or Material Adverse Effect or any similar limitation set forth therein). The representations and warranties of the SUAC, Holdings, and the Merger Subs relating to Capitalization shall be true and correct in all respects as of the date execution of the Business Combination Agreement and as of the Closing Date as though made on the Closing Date, except for de minimis inaccuracies. All other representations and warranties of SUAC, Holdings and the Merger Subs contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to

“materiality” or Material Adverse Effect or any similar limitation set forth therein), except where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

•        SUAC, Holdings and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time.

•        SUAC shall have delivered to SEE ID a certificate, dated the date of Closing, signed by an officer of SUAC, Holdings and the Merger Subs, certifying as to the satisfaction of the conditions relating to SUAC’s, Holdings’ and the Merger Sub’s representations and warranties, covenants and no occurrence of a Material Adverse Effect.

•        SUAC shall have cash and cash equivalents in an aggregate amount of not less than $6,000,000 including the cash available to SUAC from the Trust Account (after any redemptions by the SUAC stockholders and the payment of any Trust Account expenses) and the proceeds from the PIPE Financing, after deducting all Outstanding SUAC Transaction Expenses, all Outstanding SEE ID Transaction Expenses, and all Company Change of Control Payments.

•        SUAC Liabilities (as defined as “ShoulderUp Liabilities” in the Business Combination Agreement) shall not exceed $250,000.

•        SUAC shall have delivered to SEE ID counterparts to the Registration Rights and Lock-Up Agreement duly executed by Holdings, Sponsor, and each other holder of SUAC Class B Common Stock.

•        Holdings shall be listed on, and in compliance with, the requirements of Nasdaq.

•        A supplemental listing shall have been filed with Nasdaq and effective as of the Closing Date listing the shares constituting the SEE ID Merger Consideration.

•        Certain employment agreements shall have been entered into with key employees.

•        There shall be no outstanding, pending or threatened Actions against SUAC or any Affiliate that would reasonably be expected to have a Material Adverse Effect in respect to SUAC or to prevent the timely consummation of the Transactions.

•        SUAC or Holdings, as applicable, will close simultaneously with the Closing a line of credit (including an equity line of credit with respect to the Holdings common stock) on customary terms of no less than $50,000,000 and no greater than $100,000,000, which shall not count towards the Minimum Proceeds.

•        The SUAC Warrants shall have been amended to remove the ability of the holders of the SUAC Warrants to exercise on a cashless basis.

•        The Sponsor Support Agreement shall be in full force and effect, and the Sponsor shall not have attempted to repudiate or disclaim any of its obligations thereunder.

Representations, Warranties and Covenants

Under the Business Combination Agreement, Holdings, SUAC, and the Merger Subs made customary representations and warranties, including those relating to: organization, organizational documents, capitalization, authority, no conflicts, financial statements, title to assets, contracts, permits and compliance, SEC filings, absence of certain changes or events, absence of litigation, board approval, certain business practices, interested party transactions, no prior operations of the Merger Subs, brokers, the SUAC trust fund, employees, taxes, listing, investigation and reliance, and disclaimer of other representations and warranties.

Under the Business Combination Agreement, SEE ID made customary representations and warranties regarding itself and its subsidiaries, including those relating to: organization and qualification, subsidiaries, organizational documents, capitalization, authority, no conflicts, permits and compliance, information privacy and security compliance, financial statements, absence of certain changes or events, absence of litigation, employee benefits plans, labor and employment matters, real property and title to assets, intellectual property, taxes, environmental matters, material contracts, international trade law, insurances, board submission and stockholder vote requires, certain business practices, interested party transactions, government contracts, exchange act, investment company act, brokers, proxy statement/registration statement, brokers, bank accounts and powers of attorney, and disclaimer of other representations and warranties.

Termination

The Business Combination Agreement may be terminated, and the transaction contemplated thereby abandoned, respectively, as follows:

(a)     By mutual written consent of SEE ID and SUAC;

(b)    By either SUAC or SEE ID if the Effective Time shall not have occurred prior to August 31, 2024;

(c)     By either SUAC or SEE ID if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

(d)    by either SUAC or the SEE ID if any of the ShoulderUp Proposals shall fail to receive the requisite vote for approval at the SUAC Stockholders’ Meeting (including any adjournments or postponements thereof) or by the requisite shareholders of Holdings or the Merger Subs;

(e)     by SUAC if SEE ID shall have failed to deliver the Written Consent to ShoulderUp within five (5) days after the effectiveness of this Registration Statement;

(f)     by SUAC upon a breach of any representation, warranty, covenant or agreement on the part of the SEE ID set forth in the Business Combination Agreement, or if any representation or warranty of the SEE ID shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) and 8.2(b) of the Business Combination Agreement would not be satisfied (“Terminating SEE ID Breach”); provided that SUAC has not waived such Terminating SEE ID Breach and SUAC, Holdings and the Merger Subs are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating SEE ID Breach is curable by SEE ID, SUAC may not terminate the Business Combination Agreement under Section 9.1(f) of the Business Combination Agreement for so long as SEE ID continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SUAC to SEE ID;

(g)    by the SEE ID upon a breach of any representation, warranty, covenant or agreement on the part of SUAC, Holdings or the Merger Subs set forth in the Business Combination Agreement, or if any representation or warranty of SUAC, Holdings or the Merger Subs shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) and 8.3(b) of the Business Combination Agreement would not be satisfied (“Terminating SUAC Breach”); provided that SEE ID has not waived such Terminating ShoulderUp Breach and SEE ID is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating SUAC Breach is curable by SUAC, Holdings and the Merger Subs, SEE ID may not terminate the Business Combination Agreement under Section 9.1(g) of the Business Combination Agreement for so long as SUAC, Holdings and the Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the SEE ID to SUAC; or

(h)    by SUAC if the PCAOB Financial Statements shall not have been delivered to SUAC by SEE ID on or before June 15, 2024.

Effect of Termination

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will immediately become void, without any liability on the part of any party thereto, except in the case of termination subsequent to a willful material breach of this Agreement by a party hereto, or Article X of the Business Combination Agreement, and any corresponding definitions.

Fees and Expenses

If the Business Combination Agreement is terminated in accordance with its terms, each of the Parties to the Business Combination Agreement will bear its own expenses in connection with the negotiation and execution of the Business Combination Agreement, the performance of its obligations thereunder and the consummation of the Business Combination, including, all fees and expenses of its advisors, legal counsel, accountants, consultants, experts and financial advisers. If the Business Combination is consummated, Holdings shall pay the Outstanding SEE ID Transaction Expenses. On the Closing Date, SUAC and Holdings shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SEE ID Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of SEE ID’s stockholders. For the avoidance of doubt, SEE ID shall not pay any regulatory expenses (SEC, FINRA or other) if the Closing does not occur.

Holdings shall pay for the Outstanding SUAC Transaction Expenses. On the Closing Date, SUAC and Holdings shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SUAC Transaction Expenses.

Covenants of the Parties

Interim Operating Covenants of SUAC

From the date of the Business Combination Agreement until the earlier of the Business Combination closing or termination of the Business Combination Agreement (the “Interim Period”), ShoulderUp, Holdings and the Merger Subs agree that, unless SEE ID otherwise consents in writing (such consent not to be unreasonably withheld, conditioned, or delayed), they shall: (x) conduct their business in the ordinary course of business and in a manner consistent with past practice, (y) use their commercially reasonable efforts to preserve substantially intact the business organization of SUAC, to keep available the services of the current officers, key employees and consultants of SUAC and to preserve the current relationships of SUAC with customers, suppliers and other persons with which SUAC has significant business relations, and (z) conduct its business in material compliance with applicable Law and to notify SUAC immediately in the event that any of the representations contained in the Business Combination Agreement ceases to be true and complete in all material respects.

Furthermore, during the Interim Period, neither ShoulderUp nor Holdings nor the Merger Subs shall, except with the prior written consent of SEE ID (such consent not to be unreasonably withheld, conditioned, or delayed):

•        amend or otherwise change the organization documents of SUAC, Holdings or the Merger Subs or form any direct or indirect subsidiary of SUAC, other than Holdings or the Merger Subs;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the organizational documents of SUAC;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the ShoulderUp Common Stock, Holdings Common Stock, the Merger Subs Common Stock, Holdings Warrants or ShoulderUp Warrants (each as defined in the Business Combination Agreement) except for redemptions from the Trust Fund that are required pursuant to the organizational documents of SUAC;

•        other than PIPE Financings, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SUAC, Holdings or the Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SUAC, Holdings or the Merger Subs;

•        acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person, or all or a significant portion of the assets of such Person;

•        sell or dispose of all or a significant portion of the assets of SUAC, Holdings or the Merger Subs (including, without limitation, by merger, consolidation, or any other business combination) to any Person;

•        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SUAC, Holdings, or the Merger Subs, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, including any working capital loan from the Sponsor or its affiliates;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

•        make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of SUAC, Holdings or the Merger Subs;

•        amend the Trust Agreement or any other agreement related to the Trust Account;

•        take any action or omit to take any action that would have a material adverse effect on either SUAC, Holdings or the Merger Subs or any subsidiary or affiliate of either;

•        materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of SUAC’s, Holdings’ or the Merger Subs’ material rights thereunder, in each case, in a manner that is adverse to SUAC, Holdings or the Merger Subs; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Covenants of SUAC, Holdings, ShoulderUp Merger Sub, and SEI Merger Sub

In addition, SUAC made certain customary covenants and agreements in the Business Combination Agreement, including, among others, the following:

•        SUAC shall use reasonable best efforts to obtain the expiration or termination of the applicable waiting periods under the HSR Act as necessary to consummate and make effective prior to the Termination Date, the transaction contemplated by the Business Combination Agreement.

•        SUAC and Holdings will (i) maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation of officers and directors for director and officer indemnifiable claims specified above that are no less favorable to those persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of the Business Combination Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law.

•        For a period of six (6) years from the Effective Time, Holdings and SUAC will, to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by SUAC’s, SEE ID’s or its subsidiaries’ directors’ and officers’ liability insurance policies for liability prior to the date hereof, on terms not less favorable than the terms of such current insurance coverage.

•        Prior to or at the Closing, SUAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the payment of the Outstanding SEE ID Transaction Expenses and Outstanding SUAC Transaction Expenses; and (b) the balance, if any, of the assets in the Trust Account, if any, after payment of the amounts required under the Business Combination Agreement, to be disbursed to SUAC.

•        SUAC and Holdings shall provide SEE ID reasonable access during the Interim Period, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of SUAC.

•        SUAC and Holdings will use reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on NASDAQ at Closing.

•        SUAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

•        SUAC shall keep SEE ID apprised of the status of matters relating to the completion of the Business Combination and work cooperatively in connection with obtaining all required consents, authorizations, orders, or approvals of any governmental authority.

Interim Operating Covenants of SEE ID

During the Interim Period, SEE ID agrees that, unless SUAC otherwise consents in writing (such consent not to be unreasonably withheld, conditioned, or delayed), it shall: (x) conduct its business in the ordinary course of business and in a manner consistent with past practice, (y) use its commercially reasonable efforts to preserve substantially intact the business organization of SEE ID, to keep available the services of the current officers, key employees and consultants of SEE ID and to preserve the current relationships of SEE ID with customers, suppliers and other persons with which SEE ID has significant business relations, and (z) conduct its business in material compliance with applicable Law and to notify SUAC immediately in the event that any of the representations contained in the Business Combination Agreement ceases to be true and complete in all material respects.

Furthermore, during the Interim Period, SEE ID shall not, except with the prior written consent of SUAC (such consent not to be unreasonably withheld, conditioned, or delayed):

•        amend or otherwise change its articles of incorporation or bylaws, except as expressly permitted pursuant to the Business Combination Agreement;

•        other than Permitted Financings (as defined in the Business Combination Agreement), issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of SEE ID, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SEE ID or (B) any material assets of SEE ID,

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except in connection with a debt or equity financing, or in connection with the conversion of any SAFE Instrument or exercise of any options;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•        (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $50,000; or (B) incur any indebtedness for borrowed money in excess of $50,000 or issue any debt securities (other than Permitted Financings) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

•        (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of SEE ID as of the date of the Business Combination Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $100,000;

•        amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by GAAP or applicable Law;

•        make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

•        other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement and reflected on the disclosure schedules of SEE ID or that SEE ID is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of SEE ID, other than in the ordinary course of business consistent with past practice;

•        adopt, amend and/or terminate any Plan (as defined in the Business Combination Agreement) except as may be required by applicable Law, is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;

•        materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract (as defined in the Business Combination Agreement) or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of SEE ID’s material rights thereunder, in each case, in a manner that is adverse to SEE ID except in the ordinary course of business;

•        make any alterations or improvements to the Leased Real Property (as defined in the Business Combination Agreement), or amend any written or oral agreements affecting the Leased Real Property; and

•        intentionally permit any material item of intellectual property of SEE ID to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property of SEE ID; or enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Covenants of SEE ID

In addition, SEE ID made certain customary covenants and agreements in the Business Combination Agreement, including, among others, the following:

•        SEE ID shall use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as necessary to consummate and make effective prior to the Termination Date, the transaction contemplated by the Business Combination Agreement.

•        SEE ID shall use reasonable best efforts to provide SUAC and Holdings true and complete copies of its audited financial statements for the twelve (12) month periods ended December 31, 2022 and December 31, 2023 not later than May 31, 2024, and (ii) the unaudited financial statements of SEE ID for the three month period ended March 31, 2024 and each completed quarterly period required to be included in this Registration Statement, each audited or reviewed, as applicable, by a U.S. accounting firm registered with the PCAOB (collectively, the “PCAOB Financial Statements”) not later than June 15, 2024.

•        SEE ID a shall use reasonable best efforts to deliver to SUAC and Holdings true and complete copies of any additional reviewed financial statements of SEE ID for each completed quarterly period required to be included in any amendment or supplement to this Registration Statement or in the Current Report on Form 8-K to be filed with the SEC within four (4) business days following the Effective Time (the “Super 8-K”) as requested by SUACor as soon as practicable prior to the due date for filing any such amendment or supplement or the due date for the Super 8-K.

•        SEE ID shall use reasonable best efforts to provide to SUAC by the fifteenth (15th) day of the following month, a true and complete copy of the unaudited balance sheet of SEE ID for the preceding month (each, an “Interim Monthly Balance Sheet”), and the related reviewed statements of operations and cash flows (or equivalent financial statements, as applicable) of SEE ID for such month then ended (such financial statements, including the Interim Monthly Balance Sheet, the “Interim Monthly Financial Statements”).

•        SEE ID will promptly inform SUAC of any event or circumstance that would cause the Proxy Statement/Registration Statement as of the date thereto to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

•        SEE ID shall obtain and deliver to SUAC consent of at least a majority of the holders of issued and outstanding SEE ID Shares, pursuant to which the stockholders of SEE ID have agreed, among other things, to vote in favor of the adoption and approval of Business Combination Agreement, the Business Combination and the other documents contemplated thereby, and the transactions contemplated thereby.

•        SEE ID shall keep SUAC apprised of the status of matters relating to the completion of the Business Combination and work cooperatively in connection with obtaining all required consents, authorizations, orders, or approvals of any governmental authority.

Joint Covenants of SUAC and SEE ID

In addition, each of SUAC, Holdings and SEE ID has agreed, among other things, to the following:

•        (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Business Combination; (ii) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SUAC, SEE ID, or their respective affiliates are required to obtain in order to consummate the Business Combination, including any required approvals of parties to material contracts with SEE ID or its subsidiaries; and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions precedent to Closing the Business Combination or otherwise to comply with the Business Combination Agreement and to consummate the Business Combination as soon as practicable.

•        use reasonable best efforts to prepare and mutually agree upon and file a joint information statement/ proxy statement joint information statement.

•        shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement/Information Statement and any amendment to the Proxy Statement/Information Statement filed in response thereto.

•        (i) cause the Proxy Statement/Prospectus to be disseminated to SUAC’s stockholders in compliance with applicable law; (ii) establish the record date for, duly call, give notice of, convene, and hold the Special Meeting in accordance with the DGCL for a date no later than thirty days following the SEC Clearance Date; and (iii) solicit proxies from the holders of SUAC Common Stock to vote in favor of each of the Business Combination proposals.

•        during the Interim Period, SEE ID shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any person (other than SUAC and/or any of its affiliates or representatives) concerning any purchase of any of SEE ID Shares or other equity securities of SEE ID or the issuance and sale of any securities of, or membership interests in, SEE ID or its subsidiaries or any merger or sale of substantial assets involving SEE ID or its subsidiaries, other than immaterial assets or assets sold in the ordinary and usual course of business.

•        none of SUAC, SEE ID or any of their respective affiliates shall make any public announcement or issue any public communication regarding the Business Combination Agreement or the Business Combination, or any matter related to the foregoing, without first obtaining the prior consent of SEE ID or SUAC, except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case SUAC or SEE ID, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance.

•        the parties shall mutually agree on the terms of any equity compensation plans promptly after the signing of the Business Combination Agreement.

•        each of SEE ID, SUAC and Holdings agree that each shall use their commercially reasonable best efforts to enter into and consummate agreements with investors relating to the PIPE Financing (a “PIPE Investment”). Each of SEE ID, SUAC and Holdings shall use, and shall cause their respective representatives to use, their respective commercially reasonable best efforts to cause such PIPE Investment to occur. Any PIPE Investment shall be subject to approval by SEE ID (which consent shall not be unreasonably withheld) within 10 days of receipt of PIPE Investment terms.

Trust Account Waiver

As of August 31, 2024, there was $9,375,040 maintained in a trust account at Citigroup (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee, pursuant to the Investment Management Trust Agreement, dated November 16, 2021 (the “Trust Agreement”). Prior to the closing of the Business Combination, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement, the SUAC organizational documents and SUAC’s final prospectus dated November 16, 2021.

Material Adverse Effect

Under the Business Combination Agreement, certain warranties of SUAC and SEE ID are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such warranties has occurred.

Pursuant to the Business Combination Agreement, the material adverse effect definition applicable to SEE ID means any event, circumstance, change, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of SEE ID; or (b) would prevent, materially delay or materially impede the performance by SEE ID of its obligations under the Business Combination Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or would be a SEE ID Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of the Business Combination Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which SEE ID operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) the commencement or continuation of acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, epidemic, pandemic, disease outbreak, natural disaster, or other acts of God, (vi) any actions taken or not taken by SEE ID as required or allowed by the Business Combination Agreement or any Ancillary Agreement, (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which SUAC has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction, or (ix) any failure, in and of itself, by SEE ID to meet any internal or published projections, forecasts, or revenue or earnings predictions, except in the cases of clauses (i) through (iii), to the extent that SEE ID is disproportionately affected thereby as compared with other participants in the industries in which SEE ID operates.

Pursuant to the Business Combination Agreement, the material adverse effect definition applicable to SUAC, Holdings and the Merger Subs means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of SUAC or its Subsidiaries; or (b) would prevent, materially delay or materially impede the performance by SUAC, Holdings or the Merger Subs of their respective obligations under the Business Combination Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SUAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of the Business Combination Agreement; (ii) any change or proposed changes in or change in the interpretation in accounting or reporting principles, requirements or other considerations for Special Purpose Acquisition Companies promulgated by the SEC; (iii) events or conditions generally affecting the industries or geographic areas in which Holdings, or SUAC operates; (iv) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (v) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (vi) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vii) any actions taken or not taken by either SUAC, Holdings or the Merger Subs as required by the Business Combination Agreement or any Ancillary Agreement, (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction, or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which SEE ID has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (i) through (iv), to the extent that Holdings, SUAC or the Merger Subs are disproportionately affected thereby as compared with other participants in the industry in which SUAC operates.

Amendment; Waiver

No amendment of any provision of the Business Combination Agreement will be valid unless it is duly authorized in writing executed in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

On May 8, 2024, the parties to the Business Combination Agreement agreed to extend the following deadlines: (i) for SEE ID to deliver to SUAC and Holdings true and complete copies of the audited financial statements of the Company for the twelve (12) month periods ended December 31, 2022 and December 31, 2023 from April 30, 2024 to May 31, 2024; (ii) for SEE ID to deliver to SUAC and Holdings true and complete copies of the PCAOB Financial Statements from May 15, 2024 to June 15, 2024; and (iii) the Business Combination Agreement may be terminated, and the Mergers and the Business Combination may be abandoned prior to the Effective Time by SUAC if the PCAOB Financial Statements not have been delivered to SUAC by SEE ID from on or before May 15, 2024, to June 30, 2024.

Any party to the Business Combination Agreement may, at any time prior to closing of the Business Combination, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of the Business Combination Agreement or agree to an amendment or modification to the Business Combination Agreement by an agreement in writing executed in the same manner as the Business Combination Agreement.

Governing Law

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Nonsurvival of Representations, Warranties and Covenants

Except in the case of intentional misrepresentation or intentional omission of a material fact with regard to any representation or warranty contained in the Business Combination Agreement (as modified by disclosure schedules, as applicable) or a certificate delivered or in connection with the Business Combination Agreement that constitutes common law fraud under Delaware Law (“Fraud”), none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing of the Business Combination, and except in the case of Fraud, all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after Closing of the Business Combination in respect thereof), except for (a) those covenants and agreements contained in the Business Combination Agreement that by their terms expressly apply in whole or in part after Closing of the Business Combination Agreement and then only with respect to any breaches occurring after closing of the Business Combination Agreement, and (b) Article X of the Business Combination Agreement and any corresponding definitions set forth in Article I of the Business Combination Agreement.

Certain Agreements Related to the Business Combination

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders of SUAC and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the special meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, each of the directors of SUAC entered into the Sponsor Support Agreement with SUAC and SEE ID, pursuant to which each such director and Sponsor agreed to vote approval and adoption of the Business Combination Agreement and vote against any action that would reasonably be expected to materially interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions set forth in the Business Combination Agreement. In addition, such Initial Stockholders also agreed that they would not sell, assign or otherwise transfer any of the Sponsor Shares (as defined therein) unless the buyer, assignee or transferee is a controlled affiliate of such Initial Stockholder and shall execute the Sponsor Support Agreement or a joinder agreement to the Sponsor Support Agreement.

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, certain stockholders representing approximately 99.45% of the issued and outstanding equity interests of SEE ID entered into the Stockholder Support Agreement with SUAC and SEE ID, pursuant to which such SEE ID Stockholders agreed to vote all Shares beneficially owned by them in favor of approval and adoption of the Business Combination Agreement and approval of the Business Combination, and vote against any action that would resulting in a breach of any covenant, representation or warranty of SEE ID under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Business Combination. In addition, such SEE ID Stockholders also agreed that they would not sell, assign, or otherwise transfer any of the SEE ID Shares held by them, with certain limited exceptions, unless the buyer, assignee or transferee is a controlled affiliate of a stockholder of SEE ID and executes the Stockholder Support Agreement or a joinder agreeing to become party to the Stockholder Support Agreement.

Registration Rights and Lock-Up Agreement

The Business Combination Agreement provides that, upon the consummation of the Business Combination, SUAC, Holdings and certain holders of greater than 5% of Holdings after the consummation of the Business Combination will enter into a Registration Rights and Lock-Up Agreement. Under the Registration Rights and Lock-Up Agreement, following the consummation of the Business Combination, certain stockholder signatories thereto will have “shelf” and “piggyback” registration rights. The Registration Rights and Lock-Up Agreement also provides that Holdings will pay certain expenses relating to such registrations and indemnify the stockholder signatories thereto against (or make contributions in respect of) certain liabilities that may arise under the Securities Act. This summary is qualified by reference to the complete text of the form of Registration Rights and Lock-Up Agreement, which is filed as an exhibit to the registration statement of which this information statement/prospectus forms a part.

The agreements shall also provide that holders of SUAC Class B Common Stock (“Holders”), pursuant to, and on the terms and conditions of which, subject to certain exceptions, such Holders (as defined in the Registration Rights and Lock-Up Agreement) shall, for the Lock-Up Period beginning on the Closing Date, not transfer or make any announcement of any intention to effect a transfer, in respect of the shares beneficially owned or otherwise held by such Holders prior to the termination of the applicable lock-up period, subject to certain customary exceptions, including, but not limited to:

•        transactions relating to shares of common stock acquired in open market transactions after the Effective Date of the Business Combination Agreement;

•        Transfers of shares of common stock of Holdings or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

•        Transfers by will or intestate succession upon death or pursuant to a qualified domestic order or in connection with a divorce settlement;

•        Transfers of shares of common stock of Holdings to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; and

•        pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Holdings’ stockholders having the right to exchange their shares of Holdings common stock for cash, securities or other property.

Proposed Holdings Charter and Proposed Holdings Bylaws

At or prior to the Closing, Holdings will, subject to receipt of the Holdings Required Vote, adopt (i) the Proposed Holdings Charter and (ii) the Proposed Holdings Bylaws, to establish a structure containing Holdings Common Stock, which will carry such economic and voting rights as set forth in the Proposed Holdings Charter and the Proposed Holdings Bylaws, and Holdings Preferred Stock, which will carry only such voting rights as set forth in the Proposed Holdings Charter and the Proposed Holdings Bylaws. See the sections entitled “Proposal No. 2 The Organizational Documents Proposal” and the “Proposal No. 3 The Advisory Charter Proposals” beginning on pages 122 and 124, respectively, of this proxy statement/prospectus, respectively.

The forms of the Proposed Holdings Charter and Proposed Holdings Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, and are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Background of the Business Combination

SUAC is a blank check company incorporated in Delaware on May 20, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SUAC has sought to capitalize on the substantial deal sourcing, investing and operating expertise of its management team and SUAC’s advisors to identify and combine with a business that provides technology and cybersecurity solutions.

The terms of the Business Combination are the result of arms’-length negotiations among the representatives of SUAC and SEE ID. The following is a brief description of the background of these negotiations and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation or communication among the parties to the Business Combination Agreement or their representatives.

On November 19, 2021, SUAC consummated its IPO resulting in the sale of 30,000,000 units, including 3,500,000 Units sold as a result of the full exercise of the underwriters’ over-allotment option. Each Unit consists of one share of SUAC Class A Common Stock, and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of SUAC Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment.

The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $300,000,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of the IPO and the sale of the Units, SUAC consummated a private placement of 1,350,000 Private Placement Units at a price of $10.00 per Private Placement Units, issued to the Sponsor, generating gross proceeds of $13,500,000. Each private placement unit consists of one private placement share and one-half of one private placement warrant and each private placement warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment.

$306,000,000 of the net proceeds from the IPO and certain proceeds from the private placement with our Sponsor were deposited in the Trust Account established for the benefit of SUAC’s public stockholders.

Citigroup Global Markets Inc. (“Citigroup”), as representatives of the underwriters of the IPO, became entitled to deferred underwriting commissions in connection with the consummation of SUAC’s initial business combination. On September 19, 2024, Citigroup waived all of their portion of the deferred underwriting fees totaling $11,200,000.

Prior to the consummation of its IPO, neither SUAC, nor anyone on its behalf, selected a target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with a target business.

Following the completion of the IPO, at the direction of the SUAC Board, SUAC’s management team commenced a search for potential business combination targets, with a focus on identifying a U.S. company in the technology-enabled business services or cybersecurity services sectors. The focus of this targeted search was potential business combination targets which the SUAC Board and SUAC’s management team believed, based on their experience, could satisfy certain key criteria for a business combination target, including, among others: (i) long term growth prospects; (ii) strong management teams; (iii) high barriers to entry; (iv) opportunities for further acquisitions; (v) potential for strong recurring revenues; and (vi) sustainable operating margins and attractive free cash flow characteristics. However, SUAC was not limited by these target characteristics, which were not exhaustive, and evaluations relating to the merits of each potential business combination were based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that the SUAC Board and SUAC’s management team deemed relevant.

In the process that led to identifying SEE ID as an attractive investment opportunity, subsequent to the IPO through November 1, 2023, SUAC’s management team identified over 200 potential business combination targets in various industries, including businesses operating in the cybersecurity and technology sectors, evaluated over 35 of such potential targets through initial meetings and entered into non-disclosure agreements with approximately 10 potential business combination targets (in addition to SEE ID). Of the potential targets with which SUAC entered into non-disclosure agreements, SUAC’s management team ultimately identified 5 potential business combination targets (including SEE ID) that SUAC believed could satisfy one or more of its key criteria for a business combination target, engaged in varying levels of preliminary due diligence on each and evaluated and analyzed each as a potential business combination target based on, among other things, publicly available information and other market research available to SUAC’s management team and the SUAC Board and the SUAC management team’s existing knowledge of the potential targets as a result of their network and existing relationships. This preliminary diligence, evaluation and analysis with respect to each potential business combination target identified was focused on business, operational and financial matters.

On April 20, 2023, SUAC held a special meeting of its stockholders (the “First Special Meeting”). At the special meeting, the SUAC’s stockholders approved an amendment to the SUAC Charter to extend the date by which SUAC must consummate a business combination transaction from May 19, 2023, to November 19, 2023. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of April 21, 2023. In connection with the stockholders’ vote to approve the charter amendment, holders of 25,845,428 shares of Public Stock exercised their right to redeem their shares for cash at an approximate price of $10.43 per share, which resulted in an aggregate payment to such redeeming holders of $269,597,445.

During April 2023, SUAC and the Sponsor entered into agreements (the “April Non-Redemption Agreements”) with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the First Special Meeting. The April Non-Redemption Agreements provide for the allocation of 1,000,000 Founder Shares held by the Sponsor in exchange for such investors agreeing to hold and not redeem certain public shares at the First Special Meeting. Certain of the parties to the April Non-Redemption Agreements are also members of the Sponsor.

One of the potential targets (“Company A”) was a digital content subscription service provider. In April 2022, SUAC executed a non-disclosure agreement and had an initial introductory meeting with Company A. From April 2022 through June 2022, members of SUAC’s management team engaged in discussions with representatives of Company A regarding a potential business combination. During this time period, the parties attempted to negotiate a letter of intent. Due to the valuation expectations of Company A, SUAC decided not to pursue a potential transaction with Company A in June 2023.

A second potential target (“Company B”) was a designer and developer of software solutions. In May 2023, SUAC executed a non-disclosure agreement and had an initial introductory meeting with Company A. From May 2023 through September 2023, members of SUAC’s management team engaged in discussions with representatives of Company B regarding a potential business combination. During this time period, the parties attempted to negotiate a letter of intent. Due to Company B deciding to pursue a transaction with another party, SUAC decided not continue to pursue a potential transaction with Company A in June 2023.

A third potential target (“Company C”) was a material solutions business. In July 2023, SUAC executed a non-disclosure agreement with Company C. From July 2023 through August 2023, members of SUAC’s management team engaged in discussions with representatives of Company C regarding a potential business combination. During this term period, the parties attempted to negotiate a letter of intent. Due to the valuation expectations with Company C, SUAC decided not to pursue a potential transaction with Company C in August 2023.

A fourth potential target (“Company D”) was an urban mobility technology company based in the United States. In September 2023, SUAC executed a non-disclosure agreement and had an initial introductory meeting with Company D. Thereafter, members of SUAC’s management team engaged in discussions with representatives of Company D and started a preliminary assessment of its business performance. In October 2023, SUAC and Company D entered into a non-binding letter of intent related to a potential business combination. From October 10, 2023, through November 20, 2023, SUAC started the due diligence process (including legal, financial and tax diligence) and engaged in discussions with Company D’s management and investment banker regarding strategy, business plan, valuation and other key consideration. In November 2023, the letter of intent was terminated because SUAC’s management team determined that Company D was not ready to be a public company.

On November 17, 2023, SUAC held a special meeting of its stockholders (the “Second Special Meeting”). At the Second Special Meeting, SUAC’s stockholders approved an amendment to the SUAC charter to extend the date by which the Company must consummate a business combination from November 19, 2023, to May 19, 2024. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of

November 15, 2023. In connection with the stockholders’ vote to approve the charter amendment, holders of 2,170,004 shares of Public Stock exercised their right to redeem their shares for cash at an approximate price of $10.55 per share, which resulted in an aggregate payment to such redeeming holders of $22,904,010.

During November 2023, the Company and the Sponsor entered into agreements (the “November Non-Redemption Agreements”) with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the Second Special Meeting. The November Non-Redemption Agreements provide for the allocation of 376,000 Founder Shares held by the Sponsor in exchange for such investors agreeing to hold and not redeem certain public shares at the Special Meeting. Certain of the parties to the November Non-Redemption Agreements are also members of the Sponsor.

With respect to SEE ID, on November 20, 2023, representatives of SUAC spoke with Cohen & Company Capital Markets, SUAC’s financial advisor (“Cohen”) regarding SEE ID. Following this discussion, Ms. Newhouse, Mr. Williams and Cohen engaged in conversations with SEE ID regarding a potential business combination between SUAC and SEE ID. As a result of these discussions, SUAC’s management team identified SEE ID as a business that potentially met SUAC’s criteria as a business combination target.

On November 20, 2023, representatives of SUAC spoke with representatives of Cohen regarding SEE ID and the potential business combination between SUAC and SEE ID.

On November 21, 2023, SUAC and SEE ID executed a non-disclosure agreement in order to facilitate the evaluation and review of SEE ID by SUAC and its representatives and advisors in connection with a proposed business combination. On November 21, 2023, Ms. Newhouse, Mr. Williams, and other members of the SUAC team first met via videoconference with the management team of SEE ID, including Ed Nabrotzky and other members of the SEE ID team.

On November 21, 2023, representatives of SUAC began to negotiate a non-binding letter of intent (the “LOI”) with SEE ID. The LOI included provisions regarding an exclusivity period (60 days after the date of the letter), non-disclosure terms, and a term sheet. The LOI, among other things, contemplated a pre-money, fully diluted enterprise value ranging from $130 million, subject to further due diligence by SUAC and further negotiation between the parties, PIPE investment of up to $25 million dollars at a purchase price of $10 per share. The LOI also provided for entry into lock-up agreements, a registration rights agreement, voting agreement and a new equity incentive plan. As of the date of this proxy statement/prospectus, no PIPE investment has been made and the LOI was superseded by the Business Combination Agreement.

On November 22, 2023, Ms. Newhouse and Mr. Williams, along with representatives from DLA Piper LLP in their capacity as outside legal counsel to SUAC, met via videoconference to discuss the terms of the LOI with SEE ID.

On November 22, 2023, Ms. Newhouse and Mr. Williams met with representatives from DLA Piper LLP and representatives of Cohen to discuss the potential transaction.

On November 22, 2023, Ms. Newhouse and Mr. Williams further discussed the terms of the LOI and on such date, SUAC delivered to Mr. Nabrotzky at SEE ID an updated draft of such LOI.

On November 27, 2023, SUAC and SEE ID, with assistance from DLA and SEE ID’s legal counsel for the Business Combination, Rice Reuther Sullivan & Carroll, LLP (“RRSC”), respectively, further modified the LOI and ultimately executed it on such date.

On December 1, 2023, representatives of SUAC submitted initial written diligence questions to the SEE ID team.

On December 1, 2023, SUAC received notice from the New York Stock Exchange (the “NYSE”) that the Company, as of November 28, 2023, was not in compliance with the continued listing standards of the NYSE and on December 19, 2023, was delisted.

On December 11, 2023, SUAC and its advisors sent a diligence request list, requesting SEE ID to produce certain documents and information not already contained in the virtual data room.

On December 11, 2023, on behalf of SUAC, DLA distributed an initial draft of the Business Combination Agreement to RRSC, which set forth the proposed terms and conditions of the Business Combination.

On December 28, 2023, SUAC held an annual meeting of its stockholders. At the Annual Meeting, the Company’s stockholders approved an amendment to the SUAC charter to allow for the right of a holder of Class B common stock of the Company to convert its shares of Class B common stock into shares of Class A common stock on a one-to-one basis at any time and from time to time at the election of the holder. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of December 29, 2023.

On January 11, 2024, SEE ID provided representatives of SUAC access to an online data room for purposes of conducting further business, financial, operational, accounting, legal, tax, intellectual property and other due diligence with respect to SEE ID, so that SUAC could begin to conduct an evaluation of the SEE ID business.

Between November 27, 2023 and March 18, 2024, representatives of SUAC conducted business, operational, financial, and legal due diligence with respect to SEE ID, based on, among other things, information available in the online data room, including governing documents, commercial contracts, financial statements, performance metrics and other key legal and financial diligence materials, written responses from representatives of SEE ID and a customary due diligence calls with representatives and advisors of SEE ID, such due diligence calls further described below.

During the same time period, and in conjunction with the ongoing negotiations and revisions of the Business Combination Agreement, DLA, RRSC and Holland & Hart, LLP exchanged revised drafts of the Stockholder Support Agreement, Sponsor Support Agreement, Amendment to the Letter Agreement and Registration Rights Agreement, Second Amended and Restated Certificate of Incorporation of SUAC, Amended and Restated Certificate of Incorporation of Holdings, Bylaws of Holders, and Amended and Restated Articles of Incorporation of SEE ID.

On January 30, 2024, and February 5, 2024, SUAC and SEE ID (as well as their legal and banking advisors) held an “all-hands” videoconference to discuss the status of the Business Combination Agreement and other ancillary agreements (together with the Business Combination Agreement, the “Transaction Agreements”).

From February 5, 2024, to March 18, 2024, attorneys representing both SUAC and SEE ID met on several occasions to negotiate and draft the Transaction Agreements.

On March 4, 2024, the SUAC Board held a special meeting by videoconference to review whether the transaction as contemplated in the Business Combination Agreement was advisable, fair to and in the best interests of SUAC and its stockholders. During the meeting of the SUAC Board, DLA described the structure of the transaction and the scope and result of its due diligence review of SEE ID and provided advice on the fiduciary duties of the directors with regard to the transaction. At the conclusion of the meeting, the SUAC Board determined by vote of its directors that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the Merger, are advisable, fair to and in the best interests of SUAC subject to finalization of the Transaction Agreements. The SUAC Board authorized the officers of SUAC to review and approve the final forms of the Transaction Agreements.

Following the SUAC Board’s conditional approval, DLA and SEE ID’s counsel exchanged proposed final versions of each of the Transaction Documents. On March 18, 2024, the officers of SUAC reviewed and unanimously approved the final forms of the Transaction Agreements and the parties entered into the Business Combination Agreement.

On March 22, 2024, SUAC and SEE ID issued a joint press release announcing the execution of the Business Combination Agreement. Later that day, SEE ID filed a Current Report on Form 8-K announcing the transactions contemplated by the Business Combination Agreement and filing with the SEC the Transaction Agreements.

On May 17, 2024, SUAC held a special meeting of its stockholders (the “Third Special Meeting”). At the Third Special Meeting, SUAC’s stockholders approved an amendment to the SUAC Charter to extend the date by which SUAC must consummate a business combination transaction from May 19, 2024, to November 19, 2024. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of May 17, 2024.

In connection with the Third Special Meeting, holders of 1,125,154 shares of Public Stock exercised their right to redeem their shares for cash at an approximate price of $10.78 per share, which resulted in an aggregate payment to such redeeming holders of $12,136,736.

During May 2024, SUAC and the Sponsor entered into agreements (the “May Non-Redemption Agreements”) with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the Third Special Meeting. The May Non-Redemption Agreements provide for the allocation of 266,666 Founder Shares held by the Sponsor in exchange for such investors agreeing to hold and not redeem certain public shares at the Third Special Meeting. Certain of the parties to the May Non-Redemption Agreements are also members of the Sponsor.

SUAC Board of Directors’ Reasons for the Approval of the Business Combination

The SUAC Board considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, the SUAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the SUAC Board may have given different weight to different factors. This explanation of the reasons for the SUAC Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” The SUAC Board considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Business Combination Agreement and the Business Combination, including, but not limited to, the following:

•        the SUAC board’s knowledge and understanding of SUAC’s business, operations, financial condition, asset quality, earnings and prospects, and of SEE ID’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the conversation had with, and the presentations made by, SEE ID officers as part of SUAC’s due diligence review and information provided by SEE ID’s financial advisors;

•        SEE ID’s earnings track record and the market performance;

•        the ability of SUAC’s shareholders to benefit from SEE ID’s potential growth and stock appreciation since it is more likely that the combined entity will have superior future earnings and prospects compared to SUAC’s earnings and prospects on an independent basis due to greater operating efficiencies and better penetration of commercial and consumer markets;

•        the perceived ability of SEE ID to complete a Business Combination from a financial and regulatory perspective;

•        the fact that the outside date under the Business Combination Agreement allows for sufficient time to complete the Business Combination;

•        the level of effort that SEE ID must use under the Business Combination Agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of any adverse conditions;

•        its review of the potential costs associated with executing the Business Combination Agreement, including change in control, severance and related costs, as well as estimated advisor fees, which the SUAC board concluded were reasonable and would not affect the advice from, or the work performed by executive management of SUAC or SUAC’s financial advisors in connection with the evaluation of the merger and the Business Combination Agreement by SUAC’s board;

•        the complementary aspects of the SUAC and SEE ID businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management operating styles;

•        its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions, continued industry consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions, and the likely effects of these factors on SUAC’s and the combined company’s potential growth, development, productivity, profitability and strategic options; and

•        its belief that the business combination is more favorable to SUAC’s shareholders than the alternatives to the business combination, which belief was formed based on the careful review undertaken by the SUAC board, with the assistance of its management and outside legal and financial advisors.

In the course of its deliberations, the SUAC Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•        The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

•        The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of SUAC’s stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•        Economic downturns and market conditions beyond SEE ID’s control, including a recession or Covid-19 resurgence, could adversely affect its business, financial condition, results of operations and prospects.

•        The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain SUAC’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated.

•        SEE ID may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and SEE ID’s businesses may suffer if they are unable to successfully integrate acquired businesses or otherwise manage the growth associated with multiple acquisitions.

After considering the foregoing potentially negative and potentially positive reasons, the SUAC Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the SUAC Board to vote in favor of the Business Combination, SUAC stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors, officers and advisors have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that each of Initial Stockholders has waived its right to redeem any of Founder Shares and Public Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, which have been or will be converted into 10,450,000 shares of SUAC Class A Common Stock in accordance with the terms of the Existing SUAC Charter and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $103,559,500 based on the closing price of $9.91 per public share on September 24, 2024;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of SUAC Class A Common Stock sold in the IPO and the number of Class A Common Stock that the Initial Stockholders will receive upon Closing of the Business Combination, the Initial Stockholders may earn a positive rate of return on their investment even if the Class A Common Stock trades below the price initially paid for the Class A Common Stock in the IPO and public shareholders experience a negative rate of return following the completion of the Business Combination. Thus, our Sponsor and its affiliates may have more of an economic interest for us to, rather than liquidate if we fail to complete our initial business combination, enter into an initial business combination on potentially less favorable terms with potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, that would be the case if such parties had paid the full offering price for their Founder Shares;

•        the fact that each of the Initial Stockholders has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if SUAC fails to complete an initial business combination by November 19, 2024;

•        the fact that the Sponsor paid $25,000 for the Private Placement Units that included 1,350,000 Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one-half share of SUAC Class A Common Stock at $11.50 per whole share; if SUAC does not consummate an initial business combination by November 19, 2024, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the Private Placement Warrants held by the Sponsor will be worthless; the Private Placement Warrants held by the Sponsor had an estimated aggregate market value of approximately $40,500 based upon the closing price of $0.03 per warrant on July 2, 2024;

•        if the Trust Account is liquidated, including in the event SUAC is unable to complete an initial business combination within the required time period, Sponsor has agreed that it will be liable to SUAC if and to the extent any claims by a third-party for services rendered or products sold to SUAC, or a prospective target business with which SUAC has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination Agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act; and

•        the fact that [•] SUAC’s financial advisor will be entitled to receive a placement agency and financial advisory fees, as applicable, upon completion of the Business Combination.

In addition, you should also keep in mind that SEE ID’s directors and officers may have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        the fact that Sheldon Paul is a board member who is also an investor in SEE ID and the owner of a partner distribution company, Pope Technologies LLC.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding SUAC or our securities, our initial stockholders, SEE ID and/or its respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of SUAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of SUAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. SUAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of SUAC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Certain Other Benefits in the Business Combination

In addition to the interests of SUAC’s directors and officers in the Business Combination, stockholders should be aware that SUAC engaged [•] to act as its financial advisor pursuant to which SUAC will pay [•] a fee of $[•], with payment due at, and conditioned upon, the closing of the Business Combination.

Accordingly, if the Business Combination, or any other initial business combination, is not consummated, [•] will not receive its placement agency and financial advisory fees.

[•] has an interest in SUAC and Holdings completing a business combination that will result in the payment of a financial advisory fee and, potentially, a placement agency fee. In considering approval of the Business Combination, SUAC’s stockholders should be aware that [•]’s has a financial interest that is different from, or in addition to, the interests of our stockholders and should consider the roles of [•] in light of the commissions and fees that [•] is entitled to receive if the Business Combination is consummated.

Satisfaction of 80% Test

It is a requirement under the Existing SUAC Charter that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of August 31, 2024, the balance of funds in the Trust Account was approximately $9,375,040, and SUAC had taxes payable on the income earned on the Trust Account. In reaching its conclusion that the Business Combination meets the 80% test, the SUAC Board looked at SEE ID’s enterprise value of approximately $130,000,000. In determining whether the enterprise value represents the fair market value of SEE ID, the SUAC Board considered all of the factors described in the section entitled “The Business Combination Proposal — The SUAC Board of Directors’ Reasons for Approval of the Business Combination,” and the fact that the purchase price for SEE ID was the result of an arm’s length negotiation. As a result, the SUAC Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the SUAC Board, the SUAC Board believes that the members of our management team are qualified to determine whether the Business Combination meets the 80% test. The SUAC Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Anticipated Accounting Treatment

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SUAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Holdings will represent a continuation of the financial statements of SEE ID with the Business Combination treated as the equivalent of SEE ID issuing shares for the net assets of SUAC, accompanied by a recapitalization. The net assets of SUAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SEE ID in future reports of Holdings.

SEE ID has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•        SEE ID unit holders will have a relative majority of the voting power of Holdings;

•        The Holdings Board will have seven members, and SEE ID’s unit holders will have the ability to nominate the majority of the members of the Holdings Board;

•        SEE ID’s senior management will comprise the senior management of Holdings and be responsible for the day-to-day operations; and

•        The intended strategy and operations of Holdings will continue SEE ID’s current strategy and operations.

We currently expect the private placement warrants held by the Sponsor to remain liability classified instruments upon the Closing. We also currently expect the public warrants to be reclassified from liability classified instruments to equity classified instruments upon the Closing.

Exchange Listing

The SUAC Class A Common Stock and SUAC Public Warrants are currently traded on the OTC under the symbols “SUAC” and “SUAC WS,” respectively. Certain of our shares of SUAC Class A Common Stock and SUAC Public Warrants currently trade as SUAC Units consisting of one share of SUAC Class A Common Stock and one-half of one redeemable SUAC Public Warrant and are listed on the OTC under the symbol “SUAC.U.” The SUAC Units will automatically separate into component securities of Holdings upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Holdings intends to apply for listing the shares of the Holdings Common Stock and Holdings Public Warrants on the Nasdaq under the symbols “DAIC” and “DAIC.W,” respectively, upon the Closing.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent SUAC’s good faith estimate of such amounts.

Sources and Uses of Proceeds (Assuming no redemptions) (in milions)

Sources		Uses
Seller Common Equity Rollover	$	Seller Common Equity Rollover	$
Cash in Trust		SUAC Sponsor Loan Exchanged for Common
Existing Cash Balance		Pro Forma Cash to Balance Sheet
New Debt		Debt Repayment
Cash Transaction Expenses
Total Sources	$	Total Uses	$

Holdings Board Following the Business Combination

The initial board of directors of Holdings following the Business Combination will consist of seven members. Immediately following the Closing, the Holdings Board will be as set forth in the section entitled “Management of Holdings Following the Business Combination.”

Headquarters

Holdings will be headquartered at 5661 Cameron Street, Las Vegas, NV 89118.

Redemption Rights

Pursuant to the Existing SUAC Charter, a public stockholder may request that SUAC redeem all or a portion of such public stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through SUAC Units and you elect to separate your SUAC Units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on [____], 2024 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that SUAC redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of SUAC Units must elect to separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds SUAC Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of such public stockholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the transfer agent, SUAC will redeem each share of SUAC Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that SUAC instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares issued in the IPO, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares issued in the IPO, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

In order for public stockholders to exercise their redemption rights in respect of the Business Combination Proposal, public stockholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on [___], 2024 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, SUAC will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the public stockholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants.

Vote Required for Approval

The approval of the Business Combination (and consequently, the adoption and approval of the Business Combination Agreement and the Business Combination, including the ShoulderUp Merger) requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of SUAC Class A Common Stock and SUAC Class B Common Stock, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal and the Organizational Document Proposal at the Special Meeting.

The Sponsor has agreed to vote any shares of SUAC Common Stock owned by the Sponsor in favor of the Business Combination Proposal, which includes the adoption and approval of the Business Combination Agreement and the ShoulderUp Merger. As of the record date, the Sponsor owns approximately 93.21% of the issued and outstanding shares of SUAC Common Stock.

Recommendation of the SUAC Board

THE SUAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of SUAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of SUAC and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 2: THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

SUAC’s stockholders are being asked to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the Proposed Holdings Charter, which, if approved, would take effect upon the Closing. If the Business Combination Proposal is approved and the Business Combination is to be consummated, Holdings will adopt the Proposed Holdings Charter under the DGCL as described below.

The Proposed Holdings Charter will:

•        establish the capital structure of Holdings following the Business Combination, authorizing: (i) [290,000,000] shares of Holdings Common Stock, par value $0.0001 per share; and (ii) [10,000,000] shares of Preferred Stock, par value $0.0001 per share, the rights of which may be designated from time to time by the Holdings Board.

•        have three classifications of directors on the Holdings Board;

•        provide the ability of holders of Holdings Common Stock to act by written consent in lieu of a meeting, subject to certain limitations as pertaining to the rights of holders of any outstanding series of Preferred Stock;

•        affirm the Court of Chancery of the State of Delaware or the federal district courts of the United States as the sole and exclusive forum for certain actions or proceeding brought on behalf of Holdings, subject to certain limitations;

•        not contain provisions with respect to restricting corporate opportunities; and

•        not contain provisions specific to SUAC’s status as a blank check company.

The Holdings Organizational Documents differ materially from the Existing SUAC Organizational Documents. The table set forth in the Advisory Proposals section contains a summary of the principal changes proposed between the Existing SUAC Organizational Documents and the Holdings Organizational Documents. This summary is qualified by reference to the complete text of the Proposed Holdings Charter and the Proposed Holdings Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All stockholders are encouraged to read each of the Holdings Organizational Documents in its entirety for a more complete description of its terms.

For a discussion of the reasons for the approval of certain provisions in the Proposed Holdings Charter, see “The Advisory Charter Proposals — Reasons for the Approval of the Advisory Charter Proposals” below.

Authorized Capital Stock

The SUAC Board believes that it is important for us to have available for issuance a number of authorized shares of Holdings Common Stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination, to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Forum

The Proposed Holdings Charter which will become effective upon the closing of the Business Combination will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (3) any action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL, the Proposed Holdings Charter or Proposed Holdings Bylaws, or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, unless Holdings consents in writing to the selection of an alternate forum, the federal courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Proposed Holdings Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Proposed Holdings Charter and Proposed Holdings Bylaws to be inapplicable or unenforceable in such action.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our Proposed Holdings Charter and Proposed Holdings Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Blank Check Company

The SUAC Board has determined it is in the best interest of SUAC and its stockholders to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve SUAC and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

Vote Required for Approval

The approval of the Organizational Document Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of SUAC Class A Common Stock and SUAC Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Organizational Document Proposal.

Under the Business Combination Agreement, the approval of the Organizational Document Proposal is a condition to the consummation of the Closing. In addition, if the Business Combination Proposal is not approved, the Organizational Document Proposal will have no effect, even if approved by the SUAC Stockholders.

The Sponsor has agreed to vote any shares of SUAC Common Stock owned by the Sponsor in favor of the Organizational Document Proposal. As of the record date, the Sponsor owns approximately 93.21% of the issued and outstanding shares of SUAC Common Stock.

Recommendation of the SUAC Board

THE SUAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENT PROPOSAL.

The existence of financial and personal interests of SUAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of SUAC and its stockholders and what she, he or they may believe is best for herself, himself, or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 3: THE ADVISORY CHARTER PROPOSALS

Overview

As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, SUAC is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Proposed Holdings Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Organizational Document Proposal, but pursuant to SEC guidance, SUAC is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on SUAC or the SUAC Board (separate and apart from the approval of the Organizational Document Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Document Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, SUAC intends that the Proposed Holdings Charter will take effect upon the Closing (assuming approval of the Organizational Document Proposal).

Advisory Charter Proposals

The following table sets forth a summary of the governance provisions applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed Holdings Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Holdings Charter in its entirety for a more complete description of its terms.

Advisory Charter Proposal	Existing SUAC Charter	Proposed Holdings Charter
Advisory Proposal A — Changes in Share Capital

The Existing SUAC Charter authorizes 321,000,000 shares, consisting of (a) 320,000,000 shares of Common Stock, including 300,000,000 shares of SUAC Class A Common Stock and 20,000,000 shares of SUAC Class B Common Stock, and(b) 1,000,000 shares of preferred stock.

The Proposed Holdings Charter would authorize [300,000,000] shares, consisting of (a) [290,000,000] shares of Common Stock and (b) [10,000,000] shares of Preferred Stock.
Advisory Proposal B — Classification of the Board of Directors	The Existing SUAC Charter provides that the SUAC Board is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.	The Proposed Holdings Charter is consistent with the SUAC Charter.
Advisory Proposal C — Forum Selection

The Existing SUAC Charter provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, will be the exclusive forum for certain actions and claims.

The Proposed Holdings Charter is consistent with the SUAC Charter.
Advisory Proposal D — Required Vote to Amend the Bylaws

The Existing SUAC Charter provides that the bylaws may only be adopted, amended, altered or repealed with the approval of a majority of the SUAC Board or by the holders of a majority of SUAC’s outstanding shares.

The Proposed Holdings Charter provides that the Proposed Holdings Bylaws may be amended, altered or repealed with the approval of a majority of the Holdings Board and without the assent of vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Proposed Holdings Charter.

Reasons for the Approval of the Advisory Charter Proposals

Advisory Charter Proposal A — Changes in Share Capital

The Proposed Holdings Charter is intended to provide adequate authorized share capital to accommodate the issuance of shares of Holdings Common Stock as part of the stock consideration in the Business Combination and (ii) provide flexibility for future issuances of shares of stock of Holdings if determined by the Holdings Board to be in the best interests of Holdings after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

The Proposed Holdings Charter will establish post-transaction capital structure, authorizing: (i) [290,000,000] shares of Holdings Common Stock, par value $0.0001 per share, and (ii) [10,000,000] shares of Preferred Stock, par value $0.0001 per share, the rights of which may be designated from time to time by the Holdings Board.

Advisory Charter Proposal B — The Proposed Holdings Charter will classify the directors of Holdings’ Board into Class I, Class II or Class III. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the Holdings Board pursuant to the amendment and restatement of Holdings’ Charter and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Holdings Board pursuant to the amendment and restatement of Holdings’ Charter, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Holdings Board pursuant to the amendment and restatement of Holdings’ Charter, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the Holdings’ Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Holdings’ Board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

Advisory Charter Proposal C — Reaffirming the Court of Chancery of the State of Delaware as Exclusive Forum Similar to that provided under the Existing SUAC Charter, the Proposed Holdings Charter is intended to assist Holdings in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.

The SUAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that following the Business Combination, Holdings will continue to be incorporated in Delaware and Delaware law generally applies to such matters. If the Court of Chancery does not have jurisdiction over the action, then other state district courts located in the State of Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. If no state district court in the State of Delaware has jurisdiction over any such action, then a federal court located within the State of Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Holdings’ defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. For these reasons, the SUAC Board believes that providing for the Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of Holdings and its stockholders. At the same time, the SUAC Board believes that Holdings should have the ability to consent to an alternative forum on a case-by-case basis where the Board of Holdings determines that Holdings’ interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in the Court of Chancery.

Corporate Name and Perpetual Existence

The SUAC Board believes that making Holdings’ corporate existence perpetual is desirable to reflect the Business Combination with SEE ID and to clearly identify Holdings as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and the SUAC Board believes that it is the most appropriate period for Holdings following the Business Combination.

Blank Check Company

The SUAC Board has determined it is in the best interest of SUAC to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve SUAC and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

Vote Required for Approval

The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of SUAC Class A Common Stock and SUAC Class B Common Stock present virtually or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting, abstentions and broker non-votes will have no effect on the outcome of the vote on the Advisory Charter Proposals.

As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on SUAC or the SUAC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Document Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these Proposals, SUAC intends that the Proposed Holdings Charter will take effect upon the Closing (assuming approval of the Organizational Document Proposal).

The Sponsor has agreed to vote any shares of SUAC Common Stock owned by the Sponsor in favor of the Advisory Charter Proposals. As of the record date, the Sponsor owns approximately 93.21% of the issued and outstanding shares of SUAC Common Stock.

Recommendation of the SUAC Board

THE SUAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS

The existence of financial and personal interests of SUAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of SUAC and its stockholders and what she, he or they may believe is best for herself, himself, or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 4: THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal and the Organizational Document are approved, our stockholders are also being asked to approve the Nasdaq Proposal.

The Nasdaq Proposal is a proposal to approve, assuming the Business Combination Proposal and the Organizational Document Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the Nasdaq, the issuance of more than 20% of our issued and outstanding Holdings Common Stock (i) pursuant to the terms of the Business Combination Agreement and (iii) the issuance of Holdings Common Stock pursuant to the Business Combination Agreement in connection with the Business Combination that, in each case, may result in SEE ID or the investors acquiring shares owning more than 20% of the outstanding Holdings Common Stock.

If the Nasdaq Proposal is adopted, 13,000,000 shares of Holdings Common Stock are issuable to former equity holders of SEE ID pursuant to the Business Combination Agreement, which will represent approximately 57.39% of the 22,652,080 shares of Holdings Common Stock outstanding following the Business Combination, assuming (a) none of SUAC’s Public Stockholders exercise redemption rights with respect to their Public Shares, and (b) no exercise of SUAC’s outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until 30 days after the completion of the Business Combination).

Reasons for the Approval of the Nasdaq Proposal

We are seeking stockholder approval in order to comply with Nasdaq rules.

First, pursuant to Nasdaq rules, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Business Combination Agreement, Holdings currently expects to issue an estimated 22,652,080 million shares of Holdings Common Stock in connection with the Business Combination, which represents more than 20% of the aggregate of SUAC Class A Common Stock and SUAC Class B Common Stock outstanding prior to the Business Combination. Accordingly, SUAC is seeking the approval of its stockholders for the foregoing issuances.

Second, pursuant to Nasdaq rules, stockholder approval is required prior to an issuance that will result in a change of control of SUAC. The issuances of shares of Holdings Common Stock in the Business Combination will result in a change of control of SUAC. Accordingly, SUAC is seeking the approval of its stockholders for such issuances.

In the event that this proposal is not approved by our stockholders, the Business Combination may not be consummated. In the event that this proposal is approved by our stockholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Holdings Common Stock pursuant to the Business Combination Agreement, Holdings will not issue such shares of Holdings Common Stock.

The Nasdaq Listing Condition is a condition to the obligations of SUAC and SEE ID to consummate the Business Combination. The Nasdaq Listing Condition may not be satisfied, and SUAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by the parties to the Business Combination Agreement. If SUAC is unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated, but Holdings is not listed on Nasdaq or any other national securities exchange, Holdings may become subject to the “penny stock” rules, which would make it more difficult to trade Holdings Common Stock. See “Risk Factors — Risks Related to Business Combination — SUAC cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, SUAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Holdings Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Holdings’ shares.”

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of SUAC Class A Common Stock and SUAC Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (including virtually) at the Special Meeting will have no effect on the outcome of the vote on the Nasdaq Proposal. However, for purposes of this proposal, the Nasdaq considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” this proposal.

The adoption of the Nasdaq Proposal is dependent upon approval of the Conditions Precedent Proposals. Therefore, if either the Business Combination Proposal or the Organizational Document Proposal is not approved, the Nasdaq Proposal will have no effect, even if approved by the SUAC Stockholders.

The Sponsor has agreed to vote any shares of SUAC Common Stock owned by the Sponsor in favor of the Nasdaq Proposal. As of the record date, the Sponsor owns approximately 93.21% of the issued and outstanding shares of SUAC Common Stock.

Recommendation of the SUAC Board

THE SUAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL

The existence of financial and personal interests of SUAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of SUAC and its stockholders and what she, he or they may believe is best for herself, himself, or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 5: THE NTA PROPOSAL

Overview

As discussed elsewhere in this proxy statement/prospectus, SUAC is asking its stockholders to approve the NTA Proposal. The adoption of the NTA Proposal is dependent upon the approval of the Conditions Precedent Proposals. Therefore, if Conditions Precedent Proposals are not approved, then the NTA Proposal will have no effect, even if approved by SUAC stockholders. If the NTA Proposal and the Conditions Precedent Proposals are approved at the Special Meeting, the following amendments (the “NTA Amendments”) will be made to the Existing SUAC Charter, which shall be effective, if adopted and implemented by SUAC, immediately prior to the consummation of the proposed Business Combination.

A copy of the NTA Amendments to the Existing SUAC Charter is attached to this proxy statement/prospectus as Annex H.

Reasons for the NTA Amendments

SUAC stockholders are being asked to adopt the proposed amendments to the Existing SUAC Charter prior to the Closing, which, in the judgment of the SUAC Board, could facilitate the consummation of the Business Combination if SUAC’s net tangible assets would be below $5,000,001 immediately prior to and following the Closing. The Existing SUAC Charter limits SUAC’s ability to consummate an initial business combination, or to redeem shares of SUAC Common Stock in connection with an initial business combination, if it would cause SUAC to have less than $5,000,001 in net tangible assets. The purpose of such limitation was initially to ensure that SUAC’s Common Stock would not be deemed a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the SUAC Common Stock will be exchanged for Holdings Common Stock in connection with the consummation of the Business Combination and Holdings Common Stock, if listed, would not be deemed to be a “penny stock” since it would be listed on Nasdaq, SUAC is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that SUAC’s net tangible assets would be less than $5,000,001 immediately prior to and upon the consummation of the Business Combination, the Existing SUAC Charter would prevent SUAC from being able to consummate the Business Combination even if all other conditions to Closing are met. If the Business Combination is consummated, then the Existing SUAC Charter, as amended by the NTA Amendments, will be replaced in its entirety by the Proposed Charter upon the Closing of the Business Combination and all of the references in this proxy statement/prospectus to the “Existing SUAC Charter” shall be deemed to mean the Existing SUAC Charter as amended by amendments contained in this NTA Proposal. Even if the NTA Proposal and the Condition Precedent Proposals are approved, the Nasdaq Listing Condition may not be satisfied, and SUAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition by the parties to the Business Combination Agreement. If SUAC is unable to meet the Nasdaq Listing Condition, the Nasdaq Listing Condition is waived and the Business Combination is consummated but Holdings is not listed on Nasdaq or any other national securities exchange, Holdings may become subject to the “penny stock” rules, which would make it more difficult to trade Holdings Common Stock. For more information, see the sections entitled “Risk Factors — Risks Related to the Business Combination — SUAC cannot assure you that the Nasdaq Listing Condition will be satisfied or that Holdings will be able to comply with the continued listing standards of Nasdaq if it is listed. If the Nasdaq Listing Condition is not satisfied, SUAC would be unable to consummate the Business Combination without a waiver of the Nasdaq Listing Condition” and “— If not listed on the Nasdaq or other national securities exchange, the shares of Holdings Common Stock may become subject to the “penny stock” rules, and it would become more difficult to trade Holdings’ shares.”

Vote Required for Approval

The approval of the NTA Proposal requires the affirmative vote of 65% of the issued and outstanding shares of SUAC Common Stock, voting together as a single class at a meeting at which a quorum is present.

The Sponsor has agreed to vote any shares of SUAC Common Stock owned by the Sponsor in favor of the NTA Proposal. As of the record date, the Sponsor owns approximately 93.21% of the issued and outstanding shares of SUAC Common Stock, and as a result owns sufficient shares to approve the NTA Proposal.

The adoption of the NTA Proposal is dependent on the approval of the Conditions Precedent Proposals. Therefore, if either the Business Combination Proposal or the Organizational Document Proposal is not approved, the NTA Proposal will have no effect, even if approved by the SUAC Stockholders.

Recommendation of the SUAC Board

THE SUAC BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL

The existence of financial and personal interests of SUAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of SUAC and its stockholders and what she, he or they may believe is best for herself, himself, or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 6: THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

Our Board recommends that the stockholders approve the Equity Incentive Plan. The following is a summary of certain terms and conditions of the Equity Incentive Plan. This summary is qualified in its entirety by reference to the 2024 Equity Incentive Plan, which is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the entirety of the Equity Incentive Plan.

Summary of the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to advance the interests of the post-combination company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the post-combination company and its subsidiaries following the closing of the Business Combination.

Approval of the Equity Incentive Plan by the Company’s stockholders is required, among other things, to: (i) comply with stock exchange listing rules requiring stockholder approval of equity compensation plans; and (ii) allow the grant of incentive stock options to employees under the Equity Incentive Plan.

If this Equity Incentive Plan Proposal is approved by the Company’s stockholders, the Equity Incentive Plan will become effective immediately as of the closing of the Business Combination. If the Company’s stockholders do not approve this Proposal, the Equity Incentive Plan will not become effective. Approval of the Equity Incentive Plan by the Company’s stockholders will allow the post-combination company to grant incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, stock appreciation rights or “SARs”, restricted stock awards, restricted stock units awards, performance units, performance shares, cash-based awards, and other stock-based awards at levels determined appropriate by the post-combination company’s board of directors (the “Board”) or the Board’s compensation committee (the “Committee”) following the Closing of the Business Combination. The Equity Incentive Plan will allow the post-combination company to utilize the foregoing types of equity and cash incentives to attract, retain and motivate employees, officers, directors, and consultants following the Closing of the Business Combination.

Holdings’ employee equity compensation program, as implemented under the Equity Incentive Plan, will allow the post-combination company to remain competitive with comparable companies in its industry by giving it resources to attract and retain talented individuals. Approval of the Equity Incentive Plan will provide the post-combination company with flexibility to use equity compensation and other incentive awards to attract, retain and motivate talented employees, officers, directors, and consultants.

Best Practices Integrated into the Post-Combination Company’s Equity Compensation Program and the Equity Incentive Plan

The Equity Incentive Plan includes provisions that are designed to protect the interests of the stockholders of the post-combination company following its effectiveness and to reflect corporate governance best practices including:

•        Awards granted under the Equity Incentive Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any “clawback” policy or similar provisions required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, or as specified in a particular award agreement.

•        All stock options and stock appreciation rights granted under the Equity Incentive Plan must, in general, have an exercise price not less than the fair market value of a share of common stock of the post-combination Company (the “Common Stock”) on the effective date the stock option or stock appreciation right is granted.

•        Certain material amendments to the Equity Incentive Plan require stockholder approval, as described below.

•        The Equity Incentive Plan contains a limit on non-employee director awards

Information Regarding the Post-combination Agreement Company’s Equity Incentive Program

It is critical to the post-combination company’s long-term success that the interests of its employees, directors, officers, and consultants are tied to its success as “owners” of the business. Approval of the Equity Incentive Plan will allow the post-combination company to grant incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, restricted stock awards, restricted stock units awards, performance units, performance shares, cash-based awards, and other stock-based awards at levels determined appropriate by its the post-combination company’s Board or the Committee following the Closing of the Business Combination in order to attract new employees, directors, officers, and consultants, retain existing employees, directors, officers, and consultants, and to motivate such persons to exert maximum efforts for the post-combination company’s success. The Equity Incentive Plan will allow the post-combination company to utilize these foregoing types of equity and cash incentive awards with flexibility to offer competitive equity compensation packages to retain and motivate the talent necessary for the post-combination company.

If the Company’s proposal to approve the Equity Incentive Plan is approved by the Company’s stockholders, the post-combination company will reserve [#] shares (the “Base Reserve”) following the Closing of the Business Combination available for grant under the Equity Incentive Plan as of the effective time of the Closing of the Business Combination increased each year by 2% of the Base Reserve. This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants under the Equity Incentive Plan.

Description of the Equity Incentive Plan

The material features of the Equity Incentive Plan are described below. The following description of the Equity Incentive Plan is a summary only and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan. Stockholders are urged to read the actual text of the Equity Incentive Plan in its entirety.

Purpose

The purpose of the Equity Incentive Plan is to advance the interests of the post-combination company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such person to contribute to the growth and profitability of the post-combination company and its subsidiaries.

Types of Awards

The terms of the Equity Incentive Plan provide for the grant of incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, restricted stock awards, restricted stock units awards, performance units, performance shares, cash-based awards, and other stock-based awards.

Options.    The Committee will be authorized to grant options to purchase shares of Common Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Equity Incentive Plan will be subject to terms, including the exercise price and the conditions and timing of exercise, determined by the Committee and specified in the applicable award agreement (including, if applicable, the attainment of any performance goals and/or criteria, as shall be determined by the Committee). The maximum aggregate number of shares of Common Stock that may be issued through the exercise of incentive stock options granted under the Equity Incentive Plan is three times the plan’s base share reserve described above. In general, the exercise price per share of Common Stock for each option granted under the Equity Incentive Plan will not be less than the fair market value of the share at the time of grant. The maximum term of an option granted under the Equity Incentive Plan will be ten years from the date of grant (or five years in the case of incentive stock options granted to a 10% stockholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent that method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date the cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as the extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash, by check, or in cash equivalent, or the Committee may, in its discretion and to the extent permitted by law, allow the payment to be made through a broker-assisted cashless exercise mechanism, a stock tender exercise, a net exercise method, or by any other method that the Committee determines to be appropriate.

Stock Appreciation Rights.    The Committee will be authorized to award SARs under the Equity Incentive Plan. SARs will be subject to the terms and conditions established by the Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of Common Stock or any combination of cash and shares of Common Stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Equity Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to the SARs. SARs will be subject to terms established by the Committee and reflected in the applicable award agreement (including, if applicable, the attainment of any performance goals and/or criteria, as shall be determined by the Committee).

Restricted Stock.    The Committee will be authorized to award restricted stock under the Equity Incentive Plan. Each award of restricted stock will be subject to the terms and conditions established by the Committee, including any dividend or voting rights (and any performance goals and/or criteria upon whose attainment the restricted period shall lapse in part or full). Restricted stock awards are shares of Common Stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a fair market value equal to the amount of the dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to the dividends (except as otherwise provided in the applicable award agreement).

Restricted Stock Unit Awards.    The Committee will be authorized to award restricted stock unit awards under the Equity Incentive Plan. The Committee will determine the terms of the restricted stock units, including any dividend rights (and any performance goals and/or criteria upon whose attainment the restricted period shall lapse in part or full). Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of Common Stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of Common Stock at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a fair market value equal to the amount of the dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to the dividends (except as otherwise provided in the applicable award agreement).

Shares Available for Awards

Subject to adjustment for specified changes in the post-combination company’s capitalization as set forth in the Equity Incentive Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Equity Incentive Plan will be equal to [#] shares (the “Base Reserve”) as of the effective time of the Closing of the Business Combination increased each year by 2% of the Base Reserve. Subject to compliance with the requirements of Section 409A of the Code and any other applicable provisions of the Code and regulations thereunder, and with other applicable law or requirements (including applicable stock exchange requirements), the post-combination company’s Board or the Committee may authorize the issuance or assumption of benefits under the Equity Incentive Plan in connection with any business combination, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate without affecting the number of shares of Common Stock reserved or available for awards under the Plan. In addition, subject to compliance with applicable laws, and stock exchange listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Equity Incentive Plan to individuals who were not employees or directors of the post-combination company or a parent or subsidiary of the post-combination company prior to the transaction and will not reduce the number of shares otherwise available for issuance under the Equity Incentive Plan.

Shares issued under the Equity Incentive Plan will consist of authorized but unissued or reacquired shares of Common Stock. No fractional shares of Common Stock will be delivered under the Equity Incentive Plan.

The following shares of Common Stock will become available again for issuance under the Equity Incentive Plan: (i) any shares subject to a stock award that are not issued because such stock award expired or was canceled or terminated without all of the shares covered by such stock award having been exercised or settled in full; (ii) any shares subject to any portion of a stock award that is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased for an amount not greater than the award’s purchase price by the post-combination company; (iv) any shares reacquired by the post-combination company or withheld in satisfaction of tax withholding obligations on a stock award; and (v) any shares reacquired by the post-combination company or withheld as consideration for the exercise price of a stock option.

Non-Employee Director Award Limit

Annual compensation awarded to any nonemployee director during each calendar year, including both shares of stock subject to awards and any cash fees paid to such nonemployee director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the nonemployee director, expense reimbursements or distributions from any deferred compensation program applicable to the nonemployee director), may not exceed $1,000,000 in total value, or $2,000,000 in the calendar year in which any nonemployee director is initially elected to the Board (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

Administration

The Equity Incentive Plan will be administered by the Committee, or if at any time there is no committee, the Board; provided, however, that the Board may in its discretion exercise any or all of such powers granted to the committee. The Board and the Committee may each be considered to be a “Plan Administrator” for purposes of this Equity Incentive Plan Proposal. Subject to the terms of the Equity Incentive Plan, except to the extent otherwise required under Section 409A and, for an award of an option intended to be an incentive stock option, Section 422 of the Code, the Plan Administrator has full and final power and authority to make all determinations and take all actions with respect to the Equity Incentive Plan or any award as Plan Administrator may deem advisable to the extent not inconsistent with the provisions of the Equity Incentive Plan or applicable law, including: determine the recipients of awards, the types of awards to be granted, the number of shares of Common Stock subject to or the cash value of awards, the terms and conditions of awards granted, and the criteria to be satisfied by participants as a condition to receipt of performance awards under the Equity Incentive Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Equity Incentive Plan.

Amendment and Termination

The Plan Administrator may at any time amend the Equity Incentive Plan or any outstanding award and may at any time terminate or suspend the Equity Incentive Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent, alter the terms of the Plan so as to materially adversely affect a participant’s rights under an award without the consent of the Participant. Consistent with any applicable law, regulation or rule, including the rules of any stock exchange, the Equity Incentive Plan requires stockholder approval of certain material revisions to the Equity Incentive Plan, including: (a) an increase in the maximum aggregate number of shares of Common Stock that may be issued under the Equity Incentive Plan (except by operation of the provisions of the Equity Incentive Plan relating to changes in the post-combination company’s capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) or as otherwise required by applicable law, regulation, or rule. No awards may be made under the Equity Incentive Plan following the ten-year anniversary of the earlier of the date that the board of directors or the stockholders of the post-combination company approve the Equity Incentive Plan, but previously granted awards may continue in accordance with their terms beyond that date unless earlier terminated by the Plan Administrator. Notwithstanding the foregoing, if, for purposes of Section 422(b)(2) of the Code, the Board readopts the Equity Incentive Plan as a new plan, and such readoption is approved by the stockholders of the post-combination company, the Committee may extend the period during which awards may be granted under the Equity Incentive Plan until no later than ten years from the earlier of the date that the readoption of the Equity Incentive Plan was approved by the Board or the stockholders of the post-combination company.

Eligibility

All of the post-combination company’s (including its affiliates) employees, directors who are also treated as an employee, non-employee directors, officers, and consultants will be eligible to participate in the Equity Incentive Plan following the Closing of the Business Combination and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Equity Incentive Plan only to the post-combination company’s employees (including officers and directors who are also treated as an employee) and employees of its parent and subsidiary corporations (as determined in accordance with Section 422 and Section 424 of the Code). The Plan Administrator may also select as participants prospective officers, employees and service providers who have accepted an offer of employment or another service relationship from post-combination company or one of the post-combination company subsidiaries. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with the post-combination company’s (or its affiliates). Following the Closing, the post-combination company is expected to have approximately 60 employees, 6 non-employee directors and other individual service providers who will be eligible to receive awards under the Equity Incentive Plan.

Terms and Conditions of Awards

All Awards

Generally, the Plan Administrator will determine the terms of all awards under the Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to the post-combination company’s Common Stock subject to awards.

Awards Requiring Exercise

Incentive stock options and, except as provided in the award agreement, nonqualified stock options, may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee or the employee’s guardian or legal representative. Upon the cessation of a participant’s employment with the post-combination company, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

•        All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company other than for Cause (as defined in the Equity Incentive Plan) will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) three months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

•        All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to death will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised (provided that a participant’s service will be deemed to have terminated due to death if the participant dies within three (3) months (or such other period provided by the participant’s award agreement) after the participant’s termination of service for any reason other than for Cause); and

•        All stock options and SARs held by a participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to Disability (as defined in the Equity Incentive Plan) will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% of the fair market value of the Common Stock subject to such award, as determined on the effective date of the grant, or such higher amount as the Plan Administrator may determine; provided that incentive stock options granted to participants who own stock of the post-combination company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the post-combination company or any parent corporation, subsidiary corporation or affiliate of the post-combination company (a “Ten Percent Holder”) must have an exercise price per share not less than 110% of the fair market value of a share of Common Stock on the effective date the incentive stock option is granted. Notwithstanding the foregoing, options may have an exercise price less than the minimum exercise price set forth above if (i) such option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code and (ii) the option price of such assumed or substituted option was at least equal to 100% of the fair market value of a share of Common Stock on the original date of grant. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 409A of the Code.

Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant. Incentive stock options granted to a Ten Percent Holder will have a maximum term not to exceed five years from the date of grant.

Effect of a Change in Control

In the event of a “Change in Control” as described in the Equity Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Equity Incentive Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a Change in Control or are not exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. The Plan Administrator may provide for the acceleration of exercisability, vesting and/or settlement of any or all outstanding awards upon such terms and to such extent as it determines, except that the exercisability and vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The Equity Incentive Plan also authorizes the Plan Administrator, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares of Common Stock upon a Change in Control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the consideration to be paid per share of Common Stock of the post-combination company in the Change in Control transaction reduced by the exercise price per share, if any, under the award.

The Equity Incentive Plan defines a “Change in Control” to include the occurrence of any one or a combination of (a) any “person” (other than certain persons specified by the Equity Incentive Plan) becoming the direct or indirect “beneficial owner” of more than 50% of the total fair market value or combined voting power of the post-combination company’s then outstanding securities entitled to vote in the election of directors; (b) a date specified by the Committee following stockholder approval of a plan of liquidation or dissolution of the post-combination company; or (c) the occurrence of any of the following events upon which the stockholders of the post-combination company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the combined voting power of outstanding securities entitled to vote in the election of directors of the post-combination company, its successor or the entity to which the assets of the post-combination company were transferred: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the post-combination company representing more than 50% of the total combined voting power of the post-combination company’s voting stock, (ii) a merger or consolidation to which the post-combination company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the post-combination company (other than a sale, exchange or transfer to one or more subsidiaries of the post-combination company).

However, in certain instances, the term “Change in Control” may be given a more limited meaning. If an amount treated as nonqualified deferred compensation within the meaning of Section 409A of the Code would become payable under the Plan by reason of a change in control event, that event must qualify as a change in the ownership or effective control of the post-combination company or a change in the ownership of substantial portion of the assets of the post-combination company within the meaning of Section 409A.

Changes in and Distributions with Respect to Company Common Stock

In the event of a business combination, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change affecting the post-combination company’s Common Stock, or in the event of payment of a dividend or distribution to the stockholders of the post-combination company in a form other than Common Stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares of our stock, the Plan Administrator will make appropriate and proportionate adjustments to the maximum number of shares that may be delivered under the Equity Incentive Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, and to any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the Equity Incentive Plan.

Effect of Section 280G and Section 4999 of the Code in Connection with a Change in Control

If any acceleration of vesting pursuant to an award granted under the Equity Incentive Plan and any other payment or benefit received or to be received by a participant in the Equity Incentive Plan would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the participant may elect to reduce the amount of any acceleration of vesting called for under the award in order to avoid such characterization.

Clawback Policy

The Plan Administrator may specify in any award agreement that an award granted under the Equity Incentive Plan and the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but are not limited to, termination of the participant’s service for Cause (within the meaning of the Equity Incentive Plan) or any act by the participant, whether before or after termination of service, that would constitute Cause for termination of service, or any accounting restatement due to material noncompliance of the post-combination company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that clawback or similar provisions applicable to awards are required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, awards granted under the Equity Incentive Plan will be subject to such provisions.

If the post-combination company is required to prepare an accounting restatement due to the material noncompliance of the post-combination company, as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the post-combination company for (i) the amount of any payment in settlement of an award received by such participant during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of securities of the post-combination company during such 12-month period.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Equity Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary further assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options.    Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to Holdings for federal income tax purposes in connection with the grant or exercise of the incentive stock option or the disposition of the shares acquired on exercise of the option.

If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize compensation income (taxable at ordinary rate) at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by Holdings for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to individuals designated in those Sections. Finally, if incentive stock options (granted under all stock plans of the post-combination company and its parent and subsidiary corporations, including the Equity Incentive Plan) first become exercisable by a participant in any one year for shares having an aggregate value as of on the date of the grant of such options in excess of $100,000 (determined under Section 422(d) of the Code), the portion of such options representing such excess will be treated as non-qualified stock options for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. Holdings will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs.    No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will realize compensation income (taxable at ordinary rates) in an amount equal to the fair market value of the payment received in respect of the SAR. Holdings will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock.    The taxation of an award of restricted stock will vary based on whether the participant makes a timely election under Section 83(b) of the Code. If the participant does not make an election under Section 83(b) of the Code, on the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for restricted stock forfeited subsequently required to be returned to Holdings. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act). Holdings will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock Units.    A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash (which are not subject to substantial risk of forfeiture) pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. Holdings will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. If a restricted stock unit is settled in stock subject to a substantial risk of forfeiture, the participant will be subject to tax in the same manner as described above with respect to Restricted Stock.

New Plan Benefits

Grants of awards under the Equity Incentive Plan are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the future benefits that will be received by any participants under the Equity Incentive Plan.

Effective Date; Term

If this Equity Incentive Plan Proposal is approved by the Company’s stockholders, the Equity Incentive Plan will be effective immediately upon the closing of the Business Combination. No award will be granted under the Equity Incentive Plan on or after the tenth anniversary of the earlier of the Equity Incentive Plan being approved by the board of directors or the stockholders of the post-combination company. Notwithstanding the foregoing, if, for purposes of Section 422(b)(2) of the Code, the board of directors of the post-combination company readopts the Equity Incentive Plan as a new plan, and such readoption is approved by the stockholders of the post-combination company, the Committee may extend the period during which awards may be granted until no later than ten (10) years from the earlier of the date that readoption of the Equity Incentive Plan was approved by the Board or the stockholders of the post-combination company. Any award outstanding under the Equity Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Interest of Directors and Executive Officers

All members of our Board and all of our executive officers are eligible for awards under the Equity Incentive Plan and, thus, have a personal interest in the approval of the Equity Incentive Plan.

Form S-8

Following the consummation of the business combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Common Stock issuable under the Equity Incentive Plan.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of SUAC Class A Common Stock and SUAC Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.

The adoption of the Equity Incentive Plan Proposal is dependent upon approval of the Conditions Precedent Proposals. Therefore, if either the Business Combination Proposal or the Organizational Document Proposal is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by the SUAC Stockholders.

Recommendation of the Board of Directors

Our Board believes that the Equity Incentive Plan will provide us with the continued ability to link participants’ pay to stockholder returns, and that it is a critical compensation component in our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by aligning their interests with the interests of our stockholders.

PROPOSAL NO. 7: THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows the SUAC Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Conditions Precedent Proposals, the Advisory Charter Proposals, the Nasdaq Proposal, the NTA Proposal, or the Equity Incentive Plan Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the SUAC Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Conditions Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of SUAC Class A Common Stock and SUAC Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

The Adjournment Proposal is not conditioned upon any other proposal.

The Sponsor has agreed to vote any shares of SUAC Common Stock owned by the Sponsor in favor of the Adjournment Proposal, if necessary. As of the record date, the Sponsor owns approximately 93.21% of the issued and outstanding shares of SUAC Common Stock.

Recommendation of the SUAC Board

THE SUAC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of SUAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of SUAC and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2024, and the unaudited pro forma condensed combined statements of operations for the period ended June 30, 2024 and for the year ended December 31, 2023 are based on the historical financial statements of SUAC and SEE ID. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2024

	SEE ID, Inc.	ShoulderUp Technology Acquisition Corporation	Scenario 1			Scenario 2			Scenario 3			Scenario 4
			(Assuming No Redemptions into Cash)			(Assuming 50% Redemptions into Cash)			(Assuming 75% Redemptions into Cash)			(Assuming Maximum Redemptions into Cash)
			Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets
Cash	$1,050,766	$290,466	$9,297,875	A	$933,078	$9,297,875	A	$(3,679,916)	$9,297,875		$(5,986,413)	$9,297,875		$(8,292,910)
			259,679	B		259,679	B		259,679	B		259,679	B
			(259,679)	C		(259,679)	C		(259,679)	C		(259,679)	C
			—	D1		(4,612,994)	D2		(6,919,491)	D3		(9,225,988)	D4
			(48,800)	E		(48,800)	E		(48,800)	E		(48,800)	E
			(132,576)	F		(132,576)	F		(132,576)	F		(132,576)	F
			(3,046,381)	G		(3,046,381)	G		(3,046,381)	G		(3,046,381)	G
			(178,272)	H		(178,272)	H		(178,272)	H		(178,272)	H
			(5,000,000)	I		(5,000,000)	I		(5,000,000)	I		(5,000,000)	I
			(2,000,000)	J		(2,000,000)	J		(2,000,000)	J		(2,000,000)	J
			700,000	T		700,000	T		700,000	T		700,000	T
Accounts receivable	18,083	—	—		18,083	—		18,083	—		18,083	—		18,083
Prepaid expenses	10,950	—	—		10,950	—		10,950	—		10,950	—		10,950
Total current assets	1,079,799	290,466	(408,154)		962,111	(5,021,148)		(3,650,883)	(7,327,645)		(5,957,380)	(9,634,142)		(8,263,877)

Noncurrent assets
Capitalized software development costs	1,289,038	—	—		1,289,038	—		1,289,038	—		1,289,038	—		1,289,038
Cash held in trust account	—	9,297,875	(9,297,875)	A	—	(9,297,875)	A	—	(9,297,875)	A	—	(9,297,875)	A	—
Total noncurrent assets	1,289,038	9,297,875	(9,297,875)		1,289,038	(9,297,875)		1,289,038	(9,297,875)		1,289,038	(9,297,875)		1,289,038
Total assets	$2,368,837	$9,588,341	$(9,706,029)		$2,251,149	$(14,319,023)		$(2,361,845)	$(16,625,520)		$(4,668,342)	$(18,932,017)		$(6,974,839)

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	75,822	1,187,020	—		1,262,842	—		1,262,842	—		1,262,842	—		1,262,842
Accrued expenses	18,313	—	—		18,313	—		18,313	—		18,313	—		18,313
Payroll liabilities	47,572	—	—		47,572	—		47,572	—		47,572	—		47,572
Franchise tax payable	—	48,800	(48,800)	E	—	(48,800)	E	—	(48,800)	E	—	(48,800)	E	—
Income tax payable	—	132,576	(132,576)	F	—	(132,576)	F	—	(132,576)	F	—	(132,576)	F	—
Excise tax payable	—	3,046,381	(3,046,381)	G	—	(3,046,381)	G	—	(3,046,381)	G	—	(3,046,381)	G	—
Due to related party	—	178,272	(178,272)	H	—	(178,272)	H	—	(178,272)	H	—	(178,272)	H	—
Convertible promissory note – related party		275,000	—		275,000	—		275,000	—		275,000	—		275,000
Total current liabilities	141,707	4,868,049	(3,406,029)		1,603,727	(3,406,029)		1,603,727	(3,406,029)		1,603,727	(3,406,029)		1,603,727

Long-term liabilities
SAFE agreements ITD Q2-2024	8,162,171	—	(8,162,171)	K	—	(8,162,171)	K	—	(8,162,171)	K	—	(8,162,171)	K	—
SAFE agreements Q3-2024			1,067,284	T	—	1,067,284	T	—	1,067,284	T	—	1,067,284	T	—
			(1,067,284)	S	—	(1,067,284)	S	—	(1,067,284)	S	—	(1,067,284)	S	—
Non-redemption agreements derivative liability	—	10,901,760	(10,901,760)	Q	—	(10,901,760)	Q	—	(10,901,760)	Q	—	(10,901,760)	Q	—
Deferred underwriting commissions	—	11,200,000	(11,200,000)	L	—	(11,200,000)	L	—	(11,200,000)	L	—	(11,200,000)	L	—
Total long-term liabilities	8,162,171	22,101,760	(30,263,931)		—	(30,263,931)		—	(30,263,931)		—	(30,263,931)		—
Total liabilities	8,303,878	26,969,809	(33,669,960)		1,603,727	(33,669,960)		1,603,727	(33,669,960)		1,603,727	(33,669,960)		1,603,727

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
As of June 30, 2024

	SEE ID, Inc.	ShoulderUp Technology Acquisition Corporation	Scenario 1			Scenario 2			Scenario 3			Scenario 4
			(Assuming No Redemptions into Cash)			(Assuming 50% Redemptions into Cash)			(Assuming 75% Redemptions into Cash)			(Assuming Maximum Redemptions into Cash)
			Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Temporary equity
Class A common stock subject to possible redemption	—	9,225,988	(9,225,988)	D1	—	(9,225,988)	D1	—	(9,225,988)	D1		(9,225,988)	D1

Stockholders’ equity/(deficit)
Preferred stock, $0.0001 par value	—	—	—		—			—			—			—
Class A common stock, $0.0001 par value	—	135	—		135			135			135			135
			86	D1	86	43	D2	43	21	D3	21	—	D4	—
			1,300	P	1,300	1,300	P	1,300	1,300	P	1,300	1,300	P	1,300
			1,045	R	1,045	1,045	R	1,045	1,045	R	1,045	1,045	R	1,045
Convertible Class B common stock, $0.0001 par value	—	1,045	(1,045)	R	—	(1,045)	R	—	(1,045)	R	—	(1,045)	R	—
Common stock, $0.001 par value	108,975	—	(108,975)	M	—	(108,975)	M	—	(108,975)	M	—	(108,975)	M	—
Total Class A common stock, $0.0001 par value	108,975	1,180	(107,589)		2,566	(107,632)		2,523	(107,654)		2,501	(107,675)		2,480

Additional paid-in capital	305,828	—	—		9,361,984			4,749,033			28,451,194			26,144,718
			9,225,902	D1		4,612,951	D2		2,306,476	D3		—	D4
			108,975	M		108,975	M		108,975	M		108,975	M
			8,162,171	K		8,162,171	K		8,162,171	K		8,162,171	K
			1,067,284	S		1,067,284	S		1,067,284	S		1,067,284	S
			(8,906,876)	N		(8,906,876)	N		17,101,760	N		17,101,760	N
			(600,000)	O		(600,000)	O		(600,000)	O		(600,000)	O
			(1,300)	P		(1,300)	P		(1,300)	P		(1,300)	P

Subscription receivable		(600,000)	600,000	O	—	600,000	O	—	600,000	O	—	600,000	O	—
Accumulated deficit	(6,349,844)	(26,008,636)	8,906,876	N	(8,717,128)	8,906,876	N	(8,717,128)	(17,101,760)	N	(34,725,764)	(17,101,760)	N	(34,725,764)
			(367,284)	T		(367,284)	T		(367,284)	T		(367,284)	T
			(5,000,000)	I		(5,000,000)	I		(5,000,000)	I		(5,000,000)	I
			10,901,760	Q		10,901,760	Q		10,901,760	Q		10,901,760	Q
			11,200,000	L		11,200,000	L		11,200,000	L		11,200,000	L
			(2,000,000)	J		(2,000,000)	J		(2,000,000)	J		(2,000,000)	J
Total stockholders’ equity/(deficit)	(5,935,041)	(26,607,456)	33,189,919		647,422	28,576,925		(3,965,572)	26,270,428		(6,272,069)	23,963,931		(8,578,566)
Total liabilities and stockholders’ equity/(deficit)	$2,368,837	$9,588,341	$(9,706,029)		$2,251,149	$(14,319,023)		$(2,361,845)	$(16,625,520)		$(4,668,342)	$(18,932,017)		$(6,974,839)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
As of June 30, 2024

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

____________

A.       To reflect the release of the full amount held in the Trust Account as all amounts held in the Trust Account are to be released upon the consummation of the Business Combination to either be used to satisfy the exercise of redemption rights or for use by the Combined Company.

B.       To reflect the additional funds withdrawn from the Trust Account not yet remitted to tax authority as of June 30, 2024. The funds belonged to the Trust Account as of June 30, 2024.

C.       To reflect a deduction from ShoulderUp bank account as of June 30, 2024 as these were the additional funds withdrawn from the Trust Account but not yet remitted to the tax authority as of June 30, 2024.

D1.    At the close of business combination, the full amount in temporary equity will be either transferred to permanent equity or split between the permanent equity and cash to reflect the amount of redemption. Scenario 1 assumes no Public Stockholders of ShoulderUp Technology exercise their Redemption Rights. To reflect the transfer of the remaining 859,414 shares of the Common Stock to permanent equity ($9,225,988).

D2.     Scenario 2 assumes 50% of the Public Stockholders of ShoulderUp Technology exercise their Redemption Rights. To reflect the redemption of 429,707 shares of ShoulderUp Technology Common Stock and the transfer of the remaining 429,707 shares of the ShoulderUp Technology Common Stock to permanent equity ($4,612,951).

D3.     Scenario 3 assumes 75% of the Public Stockholders of ShoulderUp Technology exercise their Redemption Rights. To reflect the redemption of 644,561 shares of ShoulderUp Technology Common Stock and the transfer of the remaining 214,854 shares of the ShoulderUp Technology Common Stock to permanent equity ($2,306,476).

D4.     Scenario 4 assumes maximum number of the Public Stockholders of ShoulderUp Technology exercise their Redemption Rights. To reflect the redemption of all 859,414 shares of the ShoulderUp Technology Common Stock ($9,225,988).

E.       To reflect the payment of the franchise taxes at the Closing, as if the Closing had occurred on June 30, 2024.

F.        To reflect the payment of the income taxes at the Closing, as if the Closing had occurred on June 30, 2024.

G.       To reflect the payment of the excise taxes at the Closing, as if the Closing had occurred on June 30, 2024.

H.       To reflect the payment of amounts due at the Closing to related parties of ShoulderUp Technology, as if the Closing had occurred on June 30, 2024.

I.        Reflects the payment of estimated ShoulderUp Technology transaction expenses at Closing which has a cap of $5,000,000.

J.        Reflects the payment of estimated SEE ID transaction expenses at Closing which has a cap of $2,000,000.

K.       To reflect the conversion of all SAFE agreements from inception through June 30, 2024 to permanent equity.

L.       To reflect the waive of the full deferred underwriting fees of $11,200,000

M.      Eliminates the historical par value of SEE ID under each of the four scenarios. The par value of the Combined Company Common Stock will be $0.0001 per share.

N.       To reflect the elimination of the historical accumulated deficit of ShoulderUp Technology, the accounting acquiree

O.       To reflect the elimination of the historical subscription receivable of ShoulderUp Technology which will not be received upon the consummation of the Business Combination.

P.        Reflects the par value of shares of ShoulderUp Technology Capital Stock issued to the holders of the SEE ID Equity Securities for a total of 13,000,000 shares of the Combined Company Common Stock.

Q.       To reflect the settlement of Non-redemption and Assignment of Economic Interest Agreement upon the consummation of the Business Combination. The ShoulderUp sponsor agreed to transfer an aggregate of 1,642,666 shares of Class B Common Stock held by the Sponsor to the Public Stockholders immediately following the consummation of an initial business combination.

R.       To reflect the conversion of Class B common stock into shares of Class A common stock automatically upon the consummation of the Business Combination on a one-for-one basis.

S.       To reflect the conversion of SAFE agreements issued in the third quarter of 2024 to permanent equity.

T.       To reflect SAFE Agreement issuances during Q3 2024 including principal payments received in the amount of $700,000 and change in fair value as of September 30, 2024 in the amount of $367,284.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Period Ended June 30, 2024

	SEE ID, Inc.	ShoulderUp Technology Acquisition Corporation	Scenario 1			Scenario 2			Scenario 3			Scenario 4
			(Assuming No Redemptions into Cash)			(Assuming 50% Redemptions into Cash)			(Assuming 75% Redemptions into Cash)			(Assuming Maximum Redemptions into Cash)
			Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue	$101,995	$—	$—		$101,995	$—		$101,995	$—		$101,995	$—		$101,995
Cost of revenue	10,009	—	—		10,009	—		10,009	—		10,009	—		10,009
Gross profit	91,986	—	—		91,986	—		91,986	—		91,986	—		91,986

Operating expenses
Sales and marketing	1,124,586	—	—		1,124,586	—		1,124,586	—		1,124,586	—		1,124,586
General and administrative	1,423,377	691,362	—		2,114,739	—		2,114,739	—		2,114,739	—		2,114,739
Research and development	273,313	—	—		273,313	—		273,313	—		273,313	—		273,313
Franchise tax expense	—	51,295	—		51,295	—		51,295	—		51,295	—		51,295
Total operating expenses (income)	2,821,276	742,657	—		3,563,933	—		3,563,933	—		3,563,933	—		3,563,933
Income (loss) from operations	(2,729,290)	(742,657)	—		(3,471,947)	—		(3,471,947)	—		(3,471,947)	—		(3,471,947)

Other income and expenses:
Interest income from operating account	—	6,791	—		6,791	—		6,791	—		6,791	—		6,791
Change in fair value of derivative liability	—	(319,680)	319,680	V	—	319,680	V	—	319,680	V	—	319,680	V	—
Income from cash and investments held in trust account	—	485,344	(485,344)	W	—	(485,344)	W	—	(485,344)	W	—	(485,344)	W	—
Change in fair value of SAFE agreements ITD Q2-2024	(424,721)	—	424,721	X	—	424,721	X	—	424,721	X	—	424,721	X	—
Total other income (loss), net	(424,721)	172,455	259,057		6,791	259,057		6,791	259,057		6,791	259,057		6,791

Net income (loss) before income taxes	(3,154,011)	(570,202)	259,057		(3,465,156)	259,057		(3,465,156)	259,057		(3,465,156)	259,057		(3,465,156)
Income tax expense	—	(92,576)	92,576	W	—	92,576	W	—	92,576	W	—	92,576	W	—
Net income (loss)	$(3,154,011)	$(662,778)	$351,633		$(3,465,156)	$351,633		$(3,465,156)	$351,633		$(3,465,156)	$351,633		$(3,465,156)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
For the Period Ended June 30, 2024

	SEE ID, Inc.	ShoulderUp Technology Acquisition Corporation	Scenario 1		Scenario 2		Scenario 3		Scenario 4
			(Assuming No Redemptions into Cash)		(Assuming 50% Redemptions into Cash)		(Assuming 75% Redemptions into Cash)		(Assuming Maximum Redemptions into Cash)
			Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations
Weighted average Combined Company Common Stock shares outstanding – basic and diluted	—	—	—	25,659,414	—	25,229,707	—	25,014,854	—	24,800,000
Net loss per Combined Company Common Stock share – basic and diluted	—	—	—	$(0.14)	—	$(0.14)	—	$(0.14)	—	$(0.14)
Weighted average SEE ID Common Stock shares outstanding – basic and diluted	107,425,521	—	—	—	—	—	—	—	—	—
Net loss per SEE ID Common Stock share – basic and diluted	$(0.03)	—	—	—	—	—	—	—	—	—
Weighted average shares outstanding of Class A common stock, basic and diluted	—	1,712,553	—	—	—	—	—	—	—	—
Basic and diluted net income per share, Class A common stock	—	$(0.05)	—	—	—	—	—	—	—	—
Weighted average shares outstanding of Class B common stock, basic and diluted	—	11,800,000	—	—	—	—	—	—	—	—
Basic and diluted net income per share, Convertible Class B common stock	—	$(0.05)	—	—	—	—	—	—	—	—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
For the Period Ended June 30, 2024

Notes to the unaudited Pro Forma Condensed Combined Statements of Operations

____________

V.       Reflects the reversal of the fair value adjustment on ShoulderUp Technology’s Non-redemption agreements derivative liability as the agreements are considered fulfilled as if the Business Combination is considered effective on January 1, 2024.

W.      Represents the elimination of investment income related to the investments in the ShoulderUp Technology Trust Account as of the beginning of the period and the corresponding income tax expense under the four redemption scenarios.

X.       Reflects the reversal of the fair value adjustment on SEE ID SAFE notes as of June 30, 2024 as the notes are considered converted into the common stock of SEE ID as of the beginning of the Business Combination considered effective on January 1, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2023

	SEE ID, Inc.	ShoulderUp Technology Acquisition Corporation	Scenario 1			Scenario 2			Scenario 3			Scenario 4
			(Assuming No Redemptions into Cash)			(Assuming 50% Redemptions into Cash)			(Assuming 75% Redemptions into Cash)			(Assuming Maximum Redemptions into Cash)
			Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets
Cash	$605,760	$403,456	$21,099,267	A	$11,725,325	$21,099,267	A	$1,171,213	$21,099,267		$(4,105,844)	$21,099,267		$(9,382,900)
			411,858	B		411,858	B		411,858	B		411,858	B
			(411,858)	C		(411,858)	C		(411,858)	C		(411,858)	C
			—	D1		(10,554,113)	D2		(15,831,169)	D3		(21,108,225)	D4
			(38,800)	E		(38,800)	E		(38,800)	E		(38,800)	E
			(301,072)	F		(301,072)	F		(301,072)	F		(301,072)	F
			(2,925,014)	G		(2,925,014)	G		(2,925,014)	G		(2,925,014)	G
			(118,272)	H		(118,272)	H		(118,272)	H		(118,272)	H
			(5,000,000)	I		(5,000,000)	I		(5,000,000)	I		(5,000,000)	I
			(2,000,000)	J		(2,000,000)	J		(2,000,000)	J		(2,000,000)	J
Accounts receivable	4,778	—	—		4,778	—		4,778	—		4,778	—		4,778
Prepaid expenses	155,845	—	—		155,845	—		155,845	—		155,845	—		155,845
Total current assets	766,383	403,456	10,716,109		11,885,948	161,997		1,331,836	(5,115,060)		(3,945,221)	(10,392,116)		(9,222,277)

Noncurrent assets
Capitalized software development costs	927,176	—	—		927,176	—		927,176	—		927,176	—		927,176
Cash held in trust account	—	21,099,267	(21,099,267)	A	—	(21,099,267)	A	—	(21,099,267)	A	—	(21,099,267)	A	—
Total noncurrent assets	927,176	21,099,267	(21,099,267)		927,176	(21,099,267)		927,176	(21,099,267)		927,176	(21,099,267)		927,176
Total assets	$1,693,559	$21,502,723	$(10,383,158)		$12,813,124	$(20,937,271)		$2,259,012	$(26,214,327)		$(3,018,045)	$(31,491,383)		$(8,295,101)

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	1,734	798,071	—		799,805	—		799,805	—		799,805	—		799,805
Accrued expenses	23,505	—	—		23,505	—		23,505	—		23,505	—		23,505
Payroll liabilities	18,868	—	—		18,868	—		18,868	—		18,868	—		18,868
Franchise tax payable	—	38,800	(38,800)	E	—	(38,800)	E	—	(38,800)	E	—	(38,800)	E	—
Income tax payable	—	301,072	(301,072)	F	—	(301,072)	F	—	(301,072)	F	—	(301,072)	F	—
Excise tax payable	—	2,925,014	(2,925,014)	G	—	(2,925,014)	G	—	(2,925,014)	G	—	(2,925,014)	G	—
Due to related party	—	118,272	(118,272)	H	—	(118,272)	H	—	(118,272)	H	—	(118,272)	H	—
Total current liabilities	44,107	4,181,229	(3,383,158)		842,178	(3,383,158)		842,178	(3,383,158)		842,178	(3,383,158)		842,178

Long-term liabilities
SAFE agreements	4,602,950	—	(4,602,950)	K	—	(4,602,950)	K	—	(4,602,950)	K	—	(4,602,950)	K	—
Non-redemption agreements derivative liability	—	6,646,080	(6,646,080)	Q	—	(6,646,080)	Q	—	(6,646,080)	Q	—	(6,646,080)	Q	—
Deferred underwriting commissions	—	11,200,000	(11,200,000)	L	—	(11,200,000)	L	—	(11,200,000)	L	—	(11,200,000)	L	—
Total long-term liabilities	4,602,950	17,846,080	(22,449,030)		—	(22,449,030)		—	(22,449,030)		—	(22,449,030)		—
Total liabilities	4,647,057	22,027,309	(25,832,188)		842,178	(25,832,188)		842,178	(25,832,188)		842,178	(25,832,188)		842,178

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
As of December 31, 2023

	SEE ID, Inc.	ShoulderUp Technology Acquisition Corporation	Scenario 1			Scenario 2			Scenario 3			Scenario 4
			(Assuming No Redemptions into Cash)			(Assuming 50% Redemptions into Cash)			(Assuming 75% Redemptions into Cash)			(Assuming Maximum Redemptions into Cash)
			Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Temporary equity
Class A common stock subject to possible redemption	—	21,108,225	(21,108,225)	D1	—	(21,108,225)	D1	—	(21,108,225)	D1		(21,108,225)	D1

Stockholders’ equity/(deficit)
Preferred stock, $0.0001 par value	—	—	—		—			—			—			—
Class A common stock, $0.0001 par value	—	135	—		135			135			135			135
			198	D1	198	99	D2	99	50	D3	50	—	D4	—
			1,300	P	1,300	1,300	P	1,300	1,300	P	1,300	1,300	P	1,300
			1,045	R	1,045	1,045	R	1,045	1,045	R	1,045	1,045	R	1,045
Convertible Class B common stock, $0.0001 par value	—	1,045	(1,045)	R	—	(1,045)	R	—	(1,045)	R	—	(1,045)	R	—
Common stock, $0.001 par value	108,975	—	(108,975)	M	—	(108,975)	M	—	(108,975)	M	—	(108,975)	M	—
Total Class A common stock, $0.0001 par value	108,975	1,180	(107,477)		2,678	(107,576)		2,579	(107,625)		2,530	(107,675)		2,480

Additional paid-in capital	133,360	—	—		17,164,101			6,610,088			22,367,071			17,090,065
			21,108,027	D1		10,554,014	D2		5,277,006	D3		—	D4
			108,975	M		108,975	M		108,975	M		108,975	M
			4,602,950	K		4,602,950	K		4,602,950	K		4,602,950	K
			(8,187,911)	N		(8,187,911)	N		12,846,080	N		12,846,080	N
			(600,000)	O		(600,000)	O		(600,000)	O		(600,000)	O
			(1,300)	P		(1,300)	P		(1,300)	P		(1,300)	P

Subscription receivable		(600,000)	600,000	O	—	600,000	O	—	600,000	O	—	600,000	O	—
Accumulated deficit	(3,195,833)	(21,033,991)	8,187,911	N	(5,195,833)	8,187,911	N	(5,195,833)	(12,846,080)	N	(26,229,824)	(12,846,080)	N	(26,229,824)
			(5,000,000)	I		(5,000,000)	I		(5,000,000)	I		(5,000,000)	I
			6,646,080	Q		6,646,080	Q		6,646,080	Q		6,646,080	Q
			11,200,000	L		11,200,000	L		11,200,000	L		11,200,000	L
			(2,000,000)	J		(2,000,000)	J		(2,000,000)	J		(2,000,000)	J

Total stockholders’ equity/(deficit)	(2,953,498)	(21,632,811)	36,557,255		11,970,946	26,003,143		1,416,834	20,726,086		(3,860,223)	15,449,030		(9,137,279)
Total liabilities and stockholders’ equity/(deficit)	$1,693,559	$21,502,723	$(10,383,158)		$12,813,124	$(20,937,271)		$(2,259,012)	$(26,214,327)		$(3,018,045)	$(31,491,383)		$(8,295,101)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
As of December 31, 2023

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

____________

A.      To reflect the release of $21,099,267 held in the Trust Account as all amounts held in the Trust Account are to be released upon the consummation of the Business Combination to either be used to satisfy the exercise of redemption rights or for use by the Combined Company.

B.       To reflect the additional funds withdrawn from the Trust Account not yet remitted to the tax authority as of December 31, 2023. The funds belonged to the Trust Account as of December 31, 2023.

C.      To reflect a deduction from ShoulderUp bank account as of December 31, 2023 as these were the additional funds withdrawn from the Trust Account not yet remitted to the tax authority as of December 31, 2023.

D1.    At the close of business combination, the full amount in temporary equity will be either transferred to permanent equity or split between the permanent equity and cash to reflect the amount of redemption. Scenario 1 assumes no Public Stockholders of ShoulderUp Technology exercise their Redemption Rights. To reflect the transfer of the remaining 1,984,568 shares of the Common Stock to permanent equity ($21,108,225).

D2.    Scenario 2 assumes 50% of the Public Stockholders of ShoulderUp Technology exercise their Redemption Rights. To reflect the redemption of 992,284 shares of ShoulderUp Technology Common Stock and the transfer of the remaining 992,284 shares of the ShoulderUp Technology Common Stock to permanent equity ($10,554,113).

D3.    Scenario 3 assumes 75% of the Public Stockholders of ShoulderUp Technology exercise their Redemption Rights. To reflect the redemption of 1,488,426 shares of ShoulderUp Technology Common Stock and the transfer of the remaining 496,142 shares of the ShoulderUp Technology Common Stock to permanent equity ($5,277,006).

D4.    Scenario 4 assumes maximum number of the Public Stockholders of ShoulderUp Technology exercise their Redemption Rights. To reflect the redemption of all 1,984,568 shares of the ShoulderUp Technology Common Stock ($21,108,225).

E.       To reflect the payment of the franchise taxes at the Closing, as if the Closing had occurred on December 31, 2023.

F.       To reflect the payment of the income taxes at the Closing, as if the Closing had occurred on December 31, 2023.

G.      To reflect the payment of the excise taxes at the Closing, as if the Closing had occurred on December 31, 2023.

H.      To reflect the payment of amounts due at the Closing to related parties of ShoulderUp Technology, as if the Closing had occurred on December 31, 2023.

I.        Reflects the payment of estimated ShoulderUp Technology transaction expenses at Closing which has a cap of $5,000,000.

J.        Reflects the payment of estimated SEE ID transaction expenses at Closing which has a cap of $2,000,000.

K.      To reflect the conversion of all SAFE notes to permanent equity.

L.       To reflect the waive of the full deferred underwriting fees of $11,200,000

M.      Eliminates the historical par value of SEE ID under each of the four scenarios. The par value of the Combined Company Common Stock will be $0.0001 per share.

N.      To reflect the elimination of the historical accumulated deficit of ShoulderUp Technology, the accounting acquiree

O.      To reflect the elimination of the historical subscription receivable of ShoulderUp Technology which will not be received upon the consummation of the Business Combination.

P.        Reflects the par value of shares of ShoulderUp Technology Capital Stock issued to the holders of the SEE ID Equity Securities for a total of 13,000,000 shares of the Combined Company Common Stock.

Q.      To reflect the settlement of Non-redemption and Assignment of Economic Interest Agreement upon the consummation of the Business Combination. The ShoulderUp sponsor agreed to transfer an aggregate of 1,376,000 shares of Class B Common Stock held by the Sponsor to the Public Stockholders immediately following the consummation of an initial business combination.

R.      To reflect the the conversion of Class B common stock into shares of Class A common stock automatically upon the consummation of the Business Combination on a one-for-one basis.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Period Ended December 31, 2023

	SEE ID, Inc.	ShoulderUp Technology Acquisition Corporation	Scenario 1			Scenario 2			Scenario 3			Scenario 4
			(Assuming No Redemptions into Cash)			(Assuming 50% Redemptions into Cash)			(Assuming 75% Redemptions into Cash)			(Assuming Maximum Redemptions into Cash)
			Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue	$439,640	$—	$—		$439,640	$—		$439,640	$—		$439,640	$—		$439,640
Cost of revenue	86,888	—	—		86,888	—		86,888	—		86,888	—		86,888
Gross profit	352,752	—	—		352,752	—		352,752	—		352,752	—		352,752

Operating expenses
Sales and marketing	449,936	—	—		449,936	—		449,936	—		449,936	—		449,936
General and administrative	742,041	999,143	—		1,741,184	—		1,741,184	—		1,741,184	—		1,741,184
Research and development	837,453	—	—		837,453	—		837,453	—		837,453	—		837,453
Franchise tax expense	—	200,400	—		200,400	—		200,400	—		200,400	—		200,400
Total operating expenses (income)	2,029,430	1,199,543	—		3,228,973	—		3,228,973	—		3,228,973	—		3,228,973
Income (loss) from operations	(1,676,678)	(1,199,543)	—		(2,876,221)	—		(2,876,221)	—		(2,876,221)	—		(2,876,221)

Other income and expenses:
Interest income from operating account	—	1,945	—		1,945	—		1,945	—		1,945	—		1,945
Change in fair value of derivative liability	—	(3,112,640)	3,112,640	V	—	3,112,640	V	—	3,112,640	V	—	3,112,640	V	—
Income from cash and investments held in trust account	—	5,823,923	(5,823,923)	W	—	(5,823,923)	W	—	(5,823,923)	W	—	(5,823,923)	W	—
Change in fair value of SAFE agreements	(263,239)	—	263,239	X	—	263,239	X	—	263,239	X	—	263,239	X	—
Total other income (loss), net	(263,239)	2,713,228	(2,448,044)		1,945	(2,448,044)		1,945	(2,448,044)		1,945	(2,448,044)		1,945

Net income (loss) before income taxes	(1,939,917)	1,513,685	(2,448,044)		(2,874,276)	(2,448,044)		(2,874,276)	(2,448,044)		(2,874,276)	(2,448,044)		(2,874,276)
Income tax expense	—	(1,181,348)	1,181,348	W	—	1,181,348	W	—	1,181,348	W	—	1,181,348	W	—
Net income (loss)	$(1,939,917)	$332,337	$(1,266,696)		$(2,874,276)	$(1,266,696)		$(2,874,276)	$(1,266,696)		$(2,874,276)	$(1,266,696)		$(2,874,276)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
For the Year Ended December 31, 2023

	SEE ID, Inc.	ShoulderUp Technology Acquisition Corporation	Scenario 1		Scenario 2		Scenario 3		Scenario 4
			(Assuming No Redemptions into Cash)		(Assuming 50% Redemptions into Cash)		(Assuming 75% Redemptions into Cash)		(Assuming Maximum Redemptions into Cash)
			Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations	Pro Forma Adjustments	Pro Forma Statement of Operations
Weighted average Combined Company Common Stock shares outstanding – basic and diluted	—	—	—	25,659,414	—	25,229,707	—	25,014,854	—	24,800,000
Net loss per Combined Company Common Stock share – basic and diluted	—	—	—	$(0.11)	—	$(0.11)	—	$(0.11)	—	$(0.12)
Weighted average SEE ID Common Stock shares outstanding – basic and diluted	96,284,551	—	—	—	—	—	—	—	—	—
Net loss per SEE ID Common Stock share – basic and diluted	$(0.02)	—	—	—	—	—	—	—	—	—
Weighted average shares outstanding of Class A common stock, basic and diluted	—	13,810,919	—	—	—	—	—	—	—	—
Basic and diluted net income per share, Class A common stock	—	$0.01	—	—	—	—	—	—	—	—
Weighted average shares outstanding of Class B common stock, basic and diluted	—	10,450,000	—	—	—	—	—	—	—	—
Basic and diluted net income per share, Convertible Class B common stock	—	$0.01	—	—	—	—	—	—	—	—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
For the Year Ended December 31, 2023

Notes to the unaudited Pro Forma Condensed Combined Statements of Operations

____________

V.       Reflects the reversal of the fair value adjustment on ShoulderUp Technology’s Non-redemption agreements derivative liability as the agreements are considered fulfilled as if the Business Combination is considered effective on January 1, 2023.

W.      Represents the elimination of investment income related to the investments in the ShoulderUp Technology Trust Account as of the beginning of the period and the corresponding income tax expense under the four redemption scenarios.

X.      Reflects the reversal of the fair value adjustment on SEE ID SAFE notes as the notes are considered converted into the common stock of SEE ID as of the beginning of the Business Combination considered effective on January 1, 2023.

INFORMATION ABOUT SUAC

General

SUAC is a blank check company incorporated on May 20, 2021, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. SUAC focused its search on businesses that have their primary operations in the technology services industry. Based on our business activities, SUAC is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Phyllis Newhouse who serves as our Chief Executive Officer, and Janice Bryant Howroyd, who serves as one of our directors, also served as directors and/or officers of Athena Technology Acquisition Corp., a blank check company that consummated its initial public offering in March 2021. In conjunction with a successful PIPE raise of $165,000,000, in July 2021, Athena Technology Acquisition Corp. entered into a definitive agreement for a business combination with Heliogen, Inc, a provider of AI-enabled concentrated solar power, which closed on December 30, 2021.

IPO and Private Placement

On November 19, 2021, SUAC consummated its initial public offering (“IPO”) of 30,000,000 units, at $10.00 per unit, generating gross proceeds of $300 million. On August 30, 2021, the Sponsor paid $25,000 in consideration for 9,833,333 Founder Shares. Up to 1,250,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In November 2021, the Company effected a 1.0627119 for 1 stock split of the Class B common stock, so that the Sponsor owns an aggregate of 10,450,000 Founder Shares. Up to 1,190,000 of the Founder Shares would have been forfeited depending on the extent to which the underwriters’ over-allotment option is not exercised. Because of the underwriters’ full exercise of the over-allotment option on November 19, 2021, 1,190,000 shares were no longer subject to forfeiture.

Simultaneously with the closing of the IPO, we consummated the private placement of 1,350,000 private units (the “SUAC Private Placement Units”) for an aggregate purchase price of $13,500,000. Upon the closing of our IPO on November 19, 2021, $306,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in the initial public offering and the sale of private shares were placed in the Trust Account.

Upon the closing of the IPO and the Private Placement, $300,000,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). Except for the withdrawal of interest to pay taxes, if any, and up to $100,000 to fund the cost of dissolution, the Existing SUAC Charter provides that none of the funds held in trust will be released from the Trust Account, until the earlier of (i) the completion of our initial business combination; (ii) the redemption of any of the shares of SUAC Class A Common Stock sold as part of the SUAC Units sold in our IPO (“Public Shares”) properly submitted in connection with a stockholder vote to amend the Existing SUAC Charter (A) to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete an initial business combination within 18 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the Public Shares if we are unable to complete an initial business combination within 18 months from the closing of the IPO. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Financial Position

With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination of consideration to be paid to the target business.

Effecting a Business Combination

General

SUAC is not presently engaged in, and SUAC will not engage in, any substantive commercial business until it completes the Business Combination with SEE ID or another target business.

Fair Market Value of Target Business

The Existing SUAC Charter requires that we consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account at the time of our signing a definitive agreement in connection with our initial business combination. The SUAC Board determined that this test was met in connection with the proposed Business Combination.

Redemption Rights for Holders of Public Shares Upon Consummation of Our Initial Business Combination

We will provide our public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to the limitations and on the conditions described herein. The redemption rights will include the requirement that any beneficial owner on behalf of which a redemption right is being exercised must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. The Initial Stockholders have entered into a letter agreement with SUAC, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may have acquire during or after the IPO in connection with the completion of our initial business combination.

If a stockholder vote is not required and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to the Existing SUAC Charter: (a) conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E under the Exchange Act, which regulate issuer tender offers; and (b) file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A under the Exchange Act, which regulates the solicitation of proxies.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing SUAC Charter provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). In addition, a public shareholder, together with any Affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the public shares.

Facilities

We currently maintain our principal executive offices at 125 Townpark Drive, Suite 3000, Kennesaw, Georgia 30144. The cost for this space is included in the $10,000 per-month fee to our sponsor. We are charged for general and administrative services commencing on the date of Initial Public Offering pursuant to a letter agreement between us and our Sponsor. We believe, based on rents and fees for similar services, that the fee charged by our Sponsor is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the stage of the business combination process SUAC is in. Accordingly, management has spent, and may continue to spend, more time negotiating and processing the Business Combination (and consequently spend more time on our affairs) than had been spent prior to locating a target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full-time employees prior to the consummation of a business combination.

Legal Proceedings

To the knowledge of our management, there is no material litigation, arbitration or governmental proceeding currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Competition

If we succeed in effecting the Business Combination with SEE ID, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

SUAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC.

SUAC Directors and Executive Officers

SUAC’s current directors and officers are as follows:

Name	Age
Phyllis W. Newhouse	62
Stacey Abrams	50
Lauren C. Andersen	66
Shawn Henry	62
Janice Bryant Howroyd	71
Rashaun Williams	54

Phyllis Newhouse, CEO and Director

Phyllis Newhouse has served as our Chief Executive Officer since inception. Ms. Newhouse is known as a pioneer in cybersecurity. Ms. Newhouse is an entrepreneur, retired military senior non-commissioned officer, mentor, founder and Chief Executive Officer of XtremeSolutions, Inc., an Atlanta-based cybersecurity firm (“XSI”), and a founder, Chief Executive Officer and Director of Athena Technology Acquisition Corp., a blank check company focused on identifying acquisitions of business in technology, direct to consumer and fintech industries. While serving in the United States Army on various assignments, Ms. Newhouse focused on national security and worked on several projects, which outlined the Cyber Espionage Task Force. After her service in the army, Ms. Newhouse founded XSI in 2002, which offers a wide range of IT expertise and provides industry leading, state-of-the-art information technology and cybersecurity services and solutions. XSI has employees in 42 states, with 40% of its workforce made up of veterans. In 2019, Ms. Newhouse founded ShoulderUp, a nonprofit dedicated to connecting and supporting women in their entrepreneurial journeys. Ms. Newhouse currently serves on the board of directors of the Technology Association of Georgia, is a member of the Business Executives for National Security, and since April 2021, has served on the Board of Directors of the Sabre Corporation. She also serves on the executive board and is a member of the Women President Organization. Ms. Newhouse also serves on the Board of Directors of Girls Inc., a nonprofit organization that encourages all girls to be “Strong, Smart, and

Bold.” Ms. Newhouse received her B.A. in Liberal Arts Science from Saint Leo College in 1986, she is a graduate of the Institute of Entrepreneurial Leadership program sponsored by John F. Kennedy University, and she received an Honorary Doctor of Philosophy from CICA International University.

Stacey Abrams, Director

Stacey Abrams has served as the chief executive officer, chief financial officer and secretary of Sage Works Production, Inc. In addition, Ms. Abrams has served as the founder and executive director of Southern Economic Advancement Project since 2019. From 2007 to 2017, Ms. Abrams served as a State Representative of the Georgia General Assembly and as the minority leader from 2011 to 2017. She has been the chief executive officer of Sage Works, LLC since September 2002. She previously served as the chief executive officer of the Third Sector Development from August 1998 until March 2019, as a Senior Vice President of NOWaccount Network Corporation from 2010 to 2016 and as Secretary from 2012 to 2016. Ms. Abrams is also a New York Times best-selling author. Ms. Abrams received a B.A. in Interdisciplinary Studies from Spelman College, a Master of Public Affairs from the University of Texas Lyndon B. Johnson School of Public Affairs, and a J.D. from Yale University.

Lauren C. Andersen, Director

Since 2013, Ms. Anderson has served as the Chief Executive Officer of LC Anderson International Consulting. She previously held various leadership roles within the Federal Bureau of Investigation (“FBI”) over a nearly thirty-year career where she spearheaded investigations and operations, domestically and internationally, in 24 countries. Ms. Anderson has served an advisor to the U.S. Comptroller General at the Government Accountability Office on international security, intelligence, criminal justice, law enforcement, and women’s leadership and as an advisor with Stellar Solutions, a global-systems engineering service provider since January 2021. From February 2021 until January 2023, Ms. Anderson has served as an Independent Director for Imageware, a public biometrics technology company. Ms. Anderson has an Honorary Doctorate of Humane Letters from LIM College and holds a B.A. in Psychology from Muhlenberg College. She has completed executive programs at each of Harvard Business School, Northwestern University’s Kellogg School of Management, Cambridge Judge Business School, and the George C. Marshall European Center for Security Studies in Garmisch, Germany. Ms. Anderson is well-qualified to serve on our Board because of her extensive experience in technology and cybersecurity sectors, and her leadership experience in the government.

Shawn Henry, Director

Since April 2012, Mr. Henry has served as President of CrowdStrike Services and Chief Security Officer of CrowdStrike, Inc. (“CrowdStrike”), leading a world-class team of cybersecurity professionals in investigating and mitigating targeted attacks on corporate and government networks globally. Prior to joining CrowdStrike, from 1989 to 2012, Mr. Henry worked at the United States Federal Bureau of Investigation (the “FBI”), where he oversaw half of the FBI’s investigative operations, in his final role as Executive Assistant Director, including all FBI criminal and cyber investigations worldwide, international operations, and the FBI’s critical incident response to major investigations and disasters. He also oversaw computer crime investigations spanning the globe and received the Presidential Rank Award for Meritorious Executive for his leadership in enhancing the FBI’s cyber capabilities. Henry lectures at leading universities and is a faculty member at the National Association of Corporate Directors. Mr. Henry has served on the Advisory Boards of the Georgetown University Law Center Cybersecurity Law Institute since 2016, DoControl since 2020, the Anti-Defamation League Center for Technology and Society since 2016, and the Hofstra University School of Engineering and Applied Science from 2016 until 2024. Mr. Henry has served on the Board of the Global Cyber Alliance since 2015. Mr. Henry earned a Bachelor of Business Administration from Hofstra University and a Master of Science in Criminal Justice Administration from Virginia Commonwealth University. Additionally, Mr. Henry is a graduate of the Homeland Security Executive Leadership Program of the Naval Postgraduate School. Mr. Henry is well-qualified to serve on our Board because of his extensive experience in the cybersecurity sector, and his leadership and directorship experience.

Janice Bryant Howroyd, Director

Since September 1978, Ms. Howroyd has served as the founder and chief executive officer of the ActOne Group, an international talent and technology enterprise focusing on employment and talent management solutions. Ms. Howroyd has served as a board member of the Los Angeles Economic Development Corporation, as well as the Women’s Business Enterprise National Counsel Global Business Committee, where she works to promote opportunities for women-owned businesses. Ms. Howroyd previously served on the Board of Advisors for the White House Initiative on Historically Black Colleges and Universities during the Obama Administration. Ms. Howroyd also served on the Federal Communications Commission’s Advisory Committee on diversity and digital empowerment to encourage women and minorities to create digital enterprises. Ms. Howroyd received a B.A. in English from North Carolina A&T State University.

Rashaun Williams, Director

Rashaun Williams is a venture capitalist, family office investor and adjunct professor with over 150 investments under his belt and over 40 exits. Mr. Williams is currently a general partner in the MVP All-Star Fund, a late stage tech fund; a private equity investor out of his family office Value Investment Group and adjunct professor at Morehouse College. He co-founded venture capital fund Queensbridge Venture Partners where he was an early investor in companies like Robinhood, Coinbase, Casper, Ring, PillPack, Lyft & Dropbox. Over the last twenty years he has been primarily responsible for bringing capital to emerging, diverse and alternative markets while working at Wall Street firms such as Goldman Sachs, Wachovia Securities & Deutsche Bank. In 2007 he founded Dixsville Partners, a private equity fund investing in infrastructure development and mineral companies in West Africa. Mr. Williams has successfully started, invested in and exited several companies. With a passion for financial literacy and entrepreneurship Mr. Williams founded the Kemet Institute in 2001, a non-profit focused on providing free financial literacy, entrepreneurship and life skills classes to under-served communities and schools. In 2015 he was appointed to the Board of Trustees for Fisk University. He is a member of Kappa Alpha Psi, Inc. and summa cum laude graduate of Morehouse College.

Number and Terms of Office of Officers and Directors

Our board of directors consists of seven members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual meeting) serving a three-year term. The term of office of the second class of directors, consisting of Shawn Henry and Janice Bryant Howroyd, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Rashaun Williams, Phyllis Newhouse and Stacey Abrams will expire at the third annual meeting of stockholders. The term of office of the first class of directors, consisting of Lauren C. Anderson, will expire at our fourth annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The SUAC Board is authorized to appoint officers as it deems appropriate pursuant to our Existing SUAC Charter.

Director Independence

An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have four “independent directors” as defined in applicable SEC rules. Our board of directors has determined that each of Lauren C. Anderson, Shawn Henry, and Janice Bryant Howroyd is an “independent director” as defined in the applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the SUAC Board

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of our audit committee, our compensation committee and our nominating and corporate governance committee is composed solely of independent directors. Subject to phase-in rules, Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the board of directors. Lauren C. Anderson, Shawn Henry and Janice Bryant Howroyd serve as members of our audit committee, and Lauren C. Anderson chairs the audit committee. Each of Lauren C. Anderson, Shawn Henry and Janice Bryant Howroyd meet the independent director standard under Rule 10A-3(b)(l) under the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Shawn Henry qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Lauren C. Anderson, and Janice Bryant Howroyd serve as members of our compensation committee. Lauren C. Anderson, and Janice Bryant Howroyd are independent under applicable listing standards and applicable SEC rules.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the OTC and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. Shawn Henry, and Stacey Abrams serve as members of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual meeting or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.

Director Nominations

The nominating and corporate governance committee will recommend to SUAC Board candidates for nomination for election at the annual meeting of the stockholders. Prior to the Business Combination, the SUAC Board will also consider director candidates recommended for nomination by holders of the SUAC Class B Common Stock during such times as they are seeking proposed nominees to stand for election at an annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Prior to the Business Combination, holders of SUAC Class A Common Stock will not have the right to recommend director candidates for nomination to the SUAC Board.

SUAC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the SUAC Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We will file a copy of our Code of Business Conduct and Ethics is filed as an exhibit to the registration statement of which this prospectus is a part. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. See the section of this prospectus entitled “Where You Can Find Additional Information.” If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or OTC rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SUAC

The following discussion and analysis provides information which SUAC’s management believes is relevant to an assessment and understanding of SUAC’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial Information of SUAC” the audited annual consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with our unaudited pro forma consolidated financial information as of and for the years ended December 31, 2021, and 2022 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SUAC” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of SUAC and its consolidated subsidiaries.

Overview

We are a blank check company incorporated in Delaware on May 20, 2021, for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

On November 19, 2021, we consummated our IPO of 30,000,000 units, at $10.00 per unit, generating gross proceeds of $300 million.

Simultaneously with the closing of the IPO, we consummated the private placement of 1,350,000 private units for an aggregate purchase price of $13,500,000.

Upon the closing of our IPO on November 19, 2021, $306,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in the initial public offering and the sale of private shares were placed in the Trust Account.

If we are unable to complete the initial business combination on or before the current termination date or and extended date, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us but net of taxes payable (and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We cannot assure you that our plans to complete our initial business combination will be successful.

Recent Developments

On April 20, 2023, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a business combination transaction from May 19, 2023, to November 19, 2023 (the date which is 24 months from the closing date of the Company’s initial public offering of units). The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of April 21, 2023. In connection with Special Meeting, holders of 25,845,428 shares of the Company’s Class A common stock exercised their right to redeem their shares for a cash redemption price of approximately $10.43 per share, or an aggregate redemption amount of $269,597,445. Following such redemptions, approximately 4,154,572 shares of Class A common stock remain issued and outstanding.

On October 16, 2023, the Company announced that it has entered into a non-binding letter of intent for a potential business combination with Airspace Experience Technologies, Inc., a pioneer in the urban mobility market. The non-binding letter of intent was terminated on December 1, 2024.

On November 17, 2023, the Company, held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date (the “Termination Date”) by which the Company must consummate a business combination (the “Charter Extension”) from November 19, 2023 (the “Original Termination Date”) to May 19, 2024 or such earlier date as may be determined by the Company’s board of directors in its sole discretion (the “Charter Extension Date”). The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of November 15, 2023. In connection with the Extension Amendment Proposal, holders of 2,170,004 shares of the Company’s common stock properly exercised their right to redeem their shares. $22,904,010 or $10.55 per share was withdrawn from the Trust Account, leaving $20,946,765 in the Trust Account after the redemptions.

On December 19, 2023, the NYSE filed a Form 25 to delist the Company securities. The delisting was effective on December 29, 2023. The securities are expected to be quoted on the Pink Sheets, but there can be no assurance that this will occur.

On December 28, 2023, the Company held an annual meeting of its stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to allow for the right of a holder of Class B common stock of the Company to convert its shares of Class B common stock into shares of Class A common stock on a one-to-one basis at any time and from time to time at the election of the holder. The newly issued Class A common stock would not have any redemption rights and would continue to be subject to a lock-up period upon consummation of the business combination.

On May 17, 2024, the Company held a special meeting of its stockholders (the “May 17 Special Meeting”). At the May 17 Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the Termination Date by which the Company must consummate a business combination from May 19, 2024 to November 19, 2024 or such earlier date as may be determined by the Company’s board of directors in its sole discretion. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of May 17, 2024. In connection with the extension amendment proposal at the May 17 Special Meeting, holders of 1,125,154 shares of the Company’s common stock properly exercised their right to redeem their shares (and did not withdraw their redemption) for a cash redemption price of approximately $10.78 per share, or an aggregate redemption amount of $12,190,859. Following such redemptions, approximately $9,311,610 will remain in the trust account and 859,414 shares of common stock will remain issued and outstanding.

On September 19, 2024, one of the underwriters, Citigroup, waived all of their portion of the deferred underwriting fees totaling $11,200,000.

Non-Redemption Agreements

During April 2023, the Company and the Sponsor entered into agreements (the “April Non-Redemption Agreements”) with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the Special Meeting at which a proposal to amend to the Company’s Certificate of Incorporation to effect an extension of time for the Company to consummate an initial business combination (the “April Charter Amendment Proposal”) from May 19, 2023 to November 19, 2023 (the “April Extension”). The April Non-Redemption Agreements provide for the allocation of 1,000,000 Founder Shares held by the Sponsor in exchange for such investors agreeing to hold and not redeem certain public shares at the Special Meeting. Certain of the parties to the Non-Redemption Agreements are also members of the Sponsor.

During November 2023, the Company and the Sponsor entered into agreements (the “November Non-Redemption Agreements”) with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the Special Meeting at which a proposal to amend to the Company’s Certificate of Incorporation to effect an extension of time for the Company to consummate an initial business combination (the “November Charter Amendment Proposal”) from November 19, 2023 to May 19, 2024 (the “November Extension”). The November Non-Redemption Agreements provide for the allocation of 376,000 Founder Shares held by the Sponsor in exchange for such investors agreeing to hold and not redeem certain public shares at the Special Meeting. Certain of the parties to the Non-Redemption Agreements are also members of the Sponsor.

During May 2024, SUAC and the Sponsor entered into agreements (the “May Non-Redemption Agreements” and together with the April Non-Redemption Agreements, and the November Non-Redemption Agreement, collectively, the “Non-Redemption Agreements”) with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the Third Special Meeting at which a proposal to amend to the Company’s

Certificate of Incorporation to effect an extension of time for the Company to consummate an initial business combination (the “May Charter Amendment Proposal”) from May 19, 2024 to November 19, 2024 (the “May Extension”). The May Non-Redemption Agreements provide for the allocation of 266,666 Founder Shares held by the Sponsor in exchange for such investors agreeing to hold and not redeem certain public shares at the Third Special Meeting. Certain of the parties to the May Non-Redemption Agreements are also members of the Sponsor.

The Non-Redemption Agreements shall terminate on the earlier of (a) the failure of the Company’s stockholders to approve the Extension at the Meeting, or the determination of the Company not to proceed to effect the Extension, (b) the fulfillment of all obligations of parties to the Non-Redemption Agreements, (c) the liquidation or dissolution of the Company, or (d) the mutual written agreement of the parties.

Additionally, pursuant to the Non-Redemption Agreements, the Company has agreed that until the earlier of (a) the consummation of the Company’s initial business combination; (b) the liquidation of the trust account; and (c) 24 months from consummation of the Company’s initial public offering, the Company will maintain the investment of funds held in the trust account in interest-bearing United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. The Company has also agreed that it will not use any amounts in the trust account, or the interest earned thereon, to pay any excise tax that may be imposed on the Company pursuant to the Inflation Reduction Act (IRA) of 2022 (H.R. 5376) due to any redemptions of public shares at the Special Meeting, in connection with a liquidation of the Company if it does not effect a business combination prior to its termination date by the Company.

SEE ID Business Combination Agreement

On March 18, 2024, we entered into a Business Combination Agreement (such agreement, the “Business Combination Agreement” and such business combination, the “Business Combination”) by and among CID HoldCo, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of ShoulderUp (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“SEI Merger Sub” and together with ShoulderUp Merger Sub, the “Merger Subs”) and SEE ID, Inc., a Nevada corporation (“SEE ID”).

Pursuant to the Business Combination Agreement and subject to the terms and conditions set forth therein, (i) ShoulderUp Merger Sub will merge with and into SUAC (the “ShoulderUp Merger”), whereby the separate existence of ShoulderUp Merger Sub will cease and SUAC will be the surviving entity of the ShoulderUp Merger and become a wholly owned subsidiary of Holdings (the “ShoulderUp Surviving Company”), and (ii) simultaneously with the ShoulderUp Merger, SEI Merger Sub will merge with and into SEE ID (the “SEE ID Merger” and together with the ShoulderUp Merger, the “Mergers”), the separate existence of SEI Merger Sub will cease and SEE ID will be the surviving entity of the SEE ID Merger and a direct wholly owned subsidiary of Holdings (the “Surviving Company”).

Upon the closing of the transactions, it is expected that Holdings will be listed on the Nasdaq Stock Market LLC.

There are no assurances that the Business Combination will close, the consummation of which remains subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, a registration statement of Holdings becoming effective and approval of the Business Combination by the stockholders of SUAC and SEE ID.

Results of Operations

Our entire activity from inception up to June 30, 2024, was for our formation and preparation for our IPO, and subsequent to the IPO, identifying a target company for a business combination. We will not generate any operating revenues until the closing and completion of our initial business combination, at the earliest.

For the three months ended June 30, 2024, we had net loss of approximately $0.2 million, which consisted of the general and administrative expenses of approximately $330,000, change in fair value of derivative liability of approximately $72,000, franchise tax expense of approximately $1,400 and income tax expense of approximately $49,000, offset by income from investments held in the Trust Account and operating account of approximately $230,000.

For the three months ended June 30, 2023, we had net income of approximately $855,000, which consisted of income from investments held in the Trust Account and operating account of approximately $1.5 million, offset by general and administrative expenses of approximately $272,000, franchise tax expense of approximately $50,000, change in fair value of derivative liability of $30,000 and income tax expense of approximately $308,000.

For the six months ended June 30, 2024, we had net loss of approximately $0.6 million, which consisted of the general and administrative expenses of approximately $690,000, change in fair value of derivative liability of approximately $320,000, franchise tax expense of approximately $51,000 and income tax expense of approximately $93,000, offset by income from investments held in the Trust Account and operating account of approximately $492,135.

For the three months ended March 31, 2024, we had net loss of approximately $0.4 million, which consisted of the general and administrative expenses of approximately $410,000, change in fair value of derivative liability of approximately $248,000, franchise tax expense of approximately $53,000 and income tax expense of approximately $44,000, offset by income from investments held in the Trust Account and operating account of approximately $262,147.

For the three months ended March 31, 2023, we had net income of approximately $2.4 million, which consisted of income from investments held in the Trust Account and operating account of approximately $3.3 million, offset by general and administrative expenses of approximately $206,000, franchise tax expense of approximately $50,400, and income tax expense of approximately $680,000.

For the year ended December 31, 2023, we had net income of approximately $0.3 million, which consisted of the income from investments held in the Trust Account and operating account of approximately $5.8 million, offset by general and administrative expenses of approximately $1 million, franchise tax expense of approximately $0.2 million, change in fair value of derivative liability of approximately $3.1 million, and income tax expense of approximately $1.2 million.

For the year ended December 31, 2022, we had net income of approximately $2.4 million, which consisted of the income from investments held in the Trust Account and operating account of approximately $4.4 million, offset by general and administrative expenses of approximately $0.9 million, franchise tax expense of approximately $0.2 million, and income tax expense of approximately $0.9 million.

Liquidity and Going Concern Consideration

As of June 30, 2024, the Company had $290,466 in its operating bank account and working capital deficit of approximately $4.6 million. As of June 30, 2024, the Company had $335,304 in its operating bank account and working capital deficit of approximately $4.2 million. As of December 31, 2023, the Company had $403,456 in its operating bank account and working capital deficit of approximately $4.2 million. The amounts of cash on hand as of June 30, 2024, March 31, 2024 and December 31, 2023 relate to the amounts that were withdrawn from the Trust for payment of income and Delaware Franchise Taxes and cannot be used for any other purpose.

In addition, we have $600,000 in subscription receivable, which will be used to satisfy our liquidity needs. Our liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash contribution of $25,000 from the Sponsor to purchase Founder Shares, and an advance from the Sponsor of approximately $29,000. We repaid $24,000 on November 19, 2021 and the remaining $5,000 remains outstanding and is due on demand. Subsequent to the consummation of the Initial Public Offering, our liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering, over-allotment and the Private Placement held outside of the Trust Account. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Of the net proceeds from the IPO and associated Private Placements, $306,000,000 of cash was placed in the Trust Account and $1,656,890 of cash was held outside of the Trust Account and was available for the Company’s working capital purposes.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below. As of December 31, 2023, there were no amounts outstanding under any Working Capital Loans. On April 2, 2024, the Sponsor committed to providing the Company a working capital loan in the amount of $275,000, of which $175,000 was funded on April 2, 2024, and $100,000 was funded on April 10, 2024.

Assessment of Going Concern Considerations

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate November 19, 2024. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, and completing the proposed Business Combination with SEE ID pursuant to the terms of the Business Combination Agreement. On April 2, 2024, the sponsor committed to providing the Company a working capital loan in the amount of $275,000, of which $175,000 was funded on April 2, 2024, and $100,000 was funded on April 10, 2024.

Franchise and Income Tax Withdrawals from Trust Account

Since completion of its IPO on November 19, 2021, and through December 31, 2023, the Company withdrew $2,636,344 from the Trust Account to pay its liabilities related to the income and Delaware franchise taxes. Through December 31, 2023, the Company remitted $2,224,486 to the respective tax authorities, which resulted in remaining excess of funds withdrawn from the Trust Account, but not remitted to the government authorities of $411,858. Additionally, as of June 30, 2024, the Company had accrued but unpaid income tax liability of $132,576 and unpaid liability for the Delaware franchise tax of $48,800, As of June 30, 2024, the Company had $290,466 in its operating account and inadvertently used $76,954 of the funds withdrawn from the Trust Account for payment of other operating expenses not related to taxes. Based on review of the circumstances above, management determined that this use of funds was not in accordance with the Trust Agreement.

On April 2, 2024, the Sponsor committed to providing the Company a working capital loan in the amount of $275,000, of which $175,000 was funded on April 2, 2024, and $100,000 was funded on April 10, 2024. On April 10, 2024, the Company remitted $261,072 to Internal Revenue Service for its income tax liability and $38,800 (net of accrued interest) to Delaware Department of State for its franchise tax liability. The Sponsor’s working capital loan also replenished the Company’s operating account to maintain the remaining difference of $71,985 between amounts withdrawn from the Trust Account and remitted to the tax authorities, which will be used solely for payment of its income and Delaware franchise tax obligations. The Company continues to incur further tax liabilities and intends to cover such liabilities from the funds in its operating account and, if necessary, from the proceeds from the promissory note to Sponsor, without additional withdrawals from the Trust Account, until the excess of the funds withdrawn from the Trust Account over the amounts remitted to the government authorities is cured.

Critical Accounting Estimates

The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The only item that involves critical accounting estimates is non-redemption agreements derivative liability. The value of non-redemption derivative liability represents an estimate of the fair value of founder shares that the Sponsor will have to transfer to the non-redeeming shareholders with which the Sponsor entered in connection with shareholder votes to extend the period of the initial business combination. Such value is determined by the qualified valuation firm at the end of each reporting period using Monte Carlo simulation method. Some of the inputs used in the Monte Carlo are based on the observable market values, including the price of the Company’s shares and risk-free rate, while term represents management’s best estimate of the time necessary to complete the business combination, estimates of volatility are based on the average values for a sample of comparable companies and probability of successful business combination represents management estimate taking into timing and constraints related to management efforts to complete the business combination. For detailed discussion of inputs used by management in estimating the value of non-redemption agreements derivative liability please refer to the note 9 to the condensed consolidated financial statements.

BUSINESS OF SEE ID

Industry Background

Digital transformation is imperative for companies to compete in the current commercial environment. Those companies that successfully transform their businesses through modern applications, digital workflows, and intuitive user experiences often benefit from loyal customers, innovative offerings, and scalable business models that drive greater profitability and dominate competition. The proliferation of smart devices, growth in cloud applications, increasingly disparate user bases, Artificial Intelligence (AI) and heightened customer expectations are together driving digital adoption. This transformation has already happened across many large industries. In the retail, advertising, media, and information technology industries, for example, innovative, digital-first entrants have disrupted older business models, fundamentally changing the way they operate. Many industries that depend on physical operations, however, have been slower to adopt digital transformation. Despite their size and critical position in the worldwide economy, many companies in industries that depend on physical operations, such as logistics, manufacturing, construction, mining, health care and others still largely rely on manual processes, siloed data, spreadsheets, and legacy software. These industries represent a massive, underpenetrated market for digital transformation.

The State of Operations Today

Many operations-intensive businesses rely on high-value assets and equipment, deploy large field workforces that need coordination, manage complex logistics that require precision, and navigate industry-specific workflows that call for specialized knowledge. These businesses prioritize safety, efficiency and sustainability, while needing to adhere to a myriad of regulatory requirements. Businesses that depend on physical operations are in a unique position to leverage connected IoT assets to generate real-time operational data and deploy AI to drive insights, pursue automation, and improve efficiency in their business processes. For operations-intensive businesses to stay competitive and agile, there is an imperative to adopt digital technologies, and a significant business risk from complacency. Yet the industrial market has been slow to adopt IoT technology or AI advances in their operations.

Challenges with Operations include:

•        Lack of Data Access and Siloed Systems.    Many assets used for physical operations, such as vehicle fleets, machinery, factories, and remote equipment generate enormous amounts of operational data which often cannot be accessed. Even when the data can be accessed, it resides in multiple siloed systems made up of software and hardware components from various vendors. Lack of data access and siloed systems make it difficult to unify data in the cloud and develop actionable business insights.

•        Breadth and Diversity of Data.    The breadth and diversity of data collected from physical operations limits the ability for users to consolidate different data types and make better operational decisions. This data, which can be both structured and unstructured, can be challenging to cleanse and normalize before analysis.

•        Reliance on Legacy Tools.    Many operations-intensive businesses run on legacy software designed to manage and monitor individual tasks. Others still rely on spreadsheets and paper. These legacy tools were built decades ago and are not designed for scalable analytics.

•        Limited In-House Innovation.    Businesses with physical operations typically have limited engineering personnel, IT resources, and funds dedicated to identifying causes of inefficiency and opportunities to avoid future safety, security or sustainability issues. These businesses have traditionally relied on third-party vendors to seek ways to improve their business processes.

•        Compliance Burden.    Businesses with extensive physical operations are subject to an increasingly complex patchwork of regulations that cover the range of their physical operations footprint, from environmental conditions to workplace safety and employee monitoring. Compliance with these regulations can be complicated, costly, and time-consuming.

•        Rugged Environments and Uses.    Industrial processes often operate in rugged environments, including both indoor and outdoor settings. Many IoT implementations are made first for consumers and office spaces, where devices do not need to meet these standards. The environment and rough handling of the industrial market makes adoption harder.

Use of IoT in Connected Operations

Technological advances have made it possible for companies to visualize their operations digitally in the cloud in real time. These advances include:

•        Proliferation of Connected Physical Assets.    According to data from IDC, the number of connected IoT assets, such as machinery, vehicles, warehouses, and factories, is expected to significantly increase, from approximately 33 billion in 2021 to 39 billion by 2024.

•        Advances in Cloud-Based Big Data.    The cloud has significantly lowered computing and storage costs, which has enabled massive amounts of data to be processed and analyzed efficiently. With these advances, more businesses are transitioning to the cloud, which simplifies data extraction and data integration.

•        Faster and Cheaper Wireless Capabilities.    The proliferation of Bluetooth Low Energy and advances in cellular technology have increased the bandwidth and lowered the cost of wireless connectivity. These improvements enable more IoT devices to cost-effectively connect to the cloud, making it feasible to stream real-time data and high-definition video. The 5G rollout in the U.S. and around the world will continue to further these advancements.

•        Improvements in Camera and Sensor Technology.    Cameras and other sensor technology have experienced rapid innovation, with improvements in capture quality at lower cost. Cameras and other sensors have become smaller, more affordable, more energy-efficient, and more sensitive, resulting in their widespread proliferation.

•        More Powerful Artificial Intelligence.    AI algorithms are becoming increasingly accurate and flexible, while AI processing capabilities at the edge and in the cloud are growing. The resulting AI capabilities make it possible to analyze quantities of operations and IoT data too voluminous for ordinary human analysis or legacy software, and to distill it down in real-time.

Our Company

SEE ID, Inc., a Nevada corporation, helps businesses digitally transform their operations using IoT and AI technology. With significant innovations in RF networking, use of vision system overlays and a cloud-based AI engine, the company offers a differentiated asset tracking and workflow management solution for operations intensive enterprises.

Overview

SEE ID offers a SAAS platform for customer subscription that provides intelligent, real-time tracking and visibility of high value assets from one convenient application. This unique tracking capability is paired with intelligent software algorithms, including machine learning and AI, to provide enhanced safety, assurance and efficiency for important processes in the enterprise.

Real-time asset tracking services allow customers to improve many workflows. For example, inspecting a vehicle as it is approaching to know when a high value asset is on board before it leaves a secure area. This allows operators to respond, halt the vehicle, and investigate. Customer security will know what is leaving and whether it is scheduled to leave. This capability can also be used at gates, docks or storage locations to automatically grant access and record movements for accountability.

Another common application is tracking inventory. SEE ID provides a unique capability to dynamically sweep item inventory with roving, inexpensive readers powered by batteries. Due to their low cost and wireless capability, these inexpensive readers can be deployed on pallets, fork trucks, shelves or even people to provide coverage of the location of interest. As a result of this capability, SEE ID technology is disruptive to legacy logistics systems which are either inadequate to gather this level of detail or much more expensive and inflexible to deploy.

SEE ID systems automatically process inbound and outbound personnel or items, using RF tags or access cards, while AI-enabled cameras verify the asset is the one expected. This real-time, two-layer authentication streamlines customers’ access control process, allowing them to track assets in real time and identify anything that is not authorized. This capability can be especially valuable when providing edge intelligence to automation or robotics systems.

Another example application is guided spotting and collision avoidance for vehicles. SEE ID not only provides a system that can track autonomous or piloted vehicles generally but if desired can overlay a precise tracking implementation that enables collision detection and avoidance. With attachment to a governor on the vehicle, the system can slow or stop the vehicle to prevent collision with another asset or person in real-time.

Using the SEE ID rules engine, customers can set conditions for automatic alerts or actions to be taken related to specified parameters set by users in their application. Using the system also allows the organization to begin collecting valuable data, which can be analyzed to glean insights for better decision making across any organization or fed into an advanced AI implementation. To the extent customers are comfortable enabling it, SEE ID provides the capability to enable machine learning and AI intervention in complex processes to enhance safety, assurance and efficiency.

As a result of the unique process visibility provided by their innovations, SEE ID is often implemented as an edge system producing rich data streams for other supervisory systems of record. Powerful commercial partnerships are intended to be formed with large ERP, MES or WMS system players in the targeted vertical markets.

In short, SEE ID brings a next generation capability to know when, where and why assets move in the enterprise, providing an opportunity to apply AI to complex edge processes.

The following table is a summary of the state of development of each of our software products and services offerings:

Software Capitalization	Description	Current state of development	Currently under development	Timing for commercial release	Remaining estimated costs
BLE Protocol	Software protocol development for communication between bridges	1.0 released (July 18, 2024)	1.1 in progress	2025 Q1	$300,000
Locating Protocol	Software protocol development for locating items	1.0 in progress		2025 Q1	$150,000
Web Backend	Software infrastructuring to support web services	1.0 released (July 18, 2024)	1.1 in progress	2025 Q1	$200,000
Rest API	RestFull interface development for 3rd party software connection	1.0 released (July 18, 2024)	1.1 in progress	2025 Q1	$50,000
Web Front End	User interface to web services	1.0 released (July 18, 2024)	1.1 in progress	2025 Q1	$200,000
AWS Services	Development of structure to use AWS service modules	1.0 released (July 18, 2024)	1.1 in progress	2025 Q1	$100,000
CI/CD Pipelines	Integration and deployment tool development	1.0 released (July 18, 2024)	1.1 in progress	2025 Q1	$10,000
LORA LoRa & Reliability	Long range communication protocol development	1.0 released (July 18, 2024)	1.1 in progress	2025 Q1	$100,000
Total Projected Software Development Cost					$1,110,000

Real-Time Location Systems (“RTLS”)

RTLS is a real-time indoor and outdoor location tracking system that locates and monitors any person, asset or vehicle within a defined zone covered by a radio frequency (“RF”) network.

RTLS tags are made up of a small antenna, motion sensors, RTLS microprocessor, and a battery. Most batteries on RTLS tags can last for months (continuous movement) or many years (occasional movement) before needing to be recharged or replaced. The tags transmit a few times in a second or once every few seconds or minutes, depending on how often customers need to refresh the location data for their application.

Customers can utilize UWB or BLE indoors; LORA, GPS and 4G/5G outdoors. Using combinations of these technologies SEE ID can bridge the gap between inside and outside to give customers a comprehensive tracking solution for their yard, cross dock, airport, sea port, warehouse or distribution center — anywhere they need to track people, assets or vehicles — whether indoors or outside. SEE ID deploys tags and readers from many other vendors as part of their system when appropriate for the application.

A unique aspect of SEE ID is that they provide passive (battery free) transponders at BLE frequencies, in fact they are the only company offering an industrial passive BLE transponder. Using this capability, SEE ID can deploy systems that combine inexpensive passive tags on general items with more expensive battery powered tags on items of greater interest to create a cost-effective tracking system.

It is also uncommon for tracking companies to use RF and Vision systems in combination. With the advent of inexpensive AI cameras, it has become cost effective for SEE ID to pair these vision systems with their RF tracking systems to provide comprehensive coverage.

Tracking Services

SEE ID provides personnel tracking enabled with passive or wireless rechargeable ID badges or belt clips, allowing data-driven efficiency and safety. Both indoor and outdoor tracking capabilities are supported by SEE ID innovative technology.

Personnel and vehicles can often be tracked with vision systems as well. In many instances, tracking through key POI (Points of Interest) with RF and vision is essential to provide enhanced safety or assurance for the organization.

In addition, SEE ID utilizes vehicle telematics systems where appropriate to track vehicles over wide areas.

Sensors (temperature, motion, pressure etc.) are also often deployed as part of the system to track key process parameters and can be inputs into the rules engine.

Solutions

For customers that need to know when, where and why assets and personnel are moving, and to have assurance that orders are progressing, SEE ID provides a variety of solutions, including the following:

Inventory Management and Control

Warehouses and cross docks are a primary use case for the tracking and process control features of the SEE ID system. Real-time Inventory, Picking, Packing and Putting are all applications supported by the system and to which SEE ID provides disruptive, next generation capability.

Manufacturing

Any operation where material, manpower and machines are working in concert is a primary area where SEE ID offers comprehensive solutions. Tracking inventory levels in supermarkets, picking areas or assembly sites are typical applications. Solutions for transportation and fulfillment between work cells, managing RTIs and providing data for automated material systems and robotics are also offered. The SEE ID solution extends across campus manufacturing and can tie tracking between multiple buildings, outdoor storage areas and work cells together.

Mining and Construction

The dynamic nature of these sites makes them particularly good areas for SEE ID battery powered and long-range wireless solutions. Solutions include machine and material inventory tracking, personnel tracking, guided spotting and collision avoidance. Vision systems are often combined with tracking at these sites to manage contractors and access control.

Military Operations and Logistics

Supporting primarily material flow and security applications, SEE ID provides the military with an easy to deploy, dynamic and secure means of tracking material and important workflows. Inventory applications include munitions, materials, consumable supplies and many classes of assets and equipment. Visitor and contractor check-in, base-wide tracking as well as selected personnel applications in the battlefield are also of interest. Vehicles, safety equipment and tool tracking are also important applications.

Airport and Aviation Ground Support Management

SEE ID solutions allow customers to create a connected network of vehicles, ground support equipment (“GSE”) and personnel with more control over the coordination of airport services.

Many customers have large, outdoor areas where asset tracking in open space is very helpful. Traditional infrastructure is often too dense and expensive to install in this use case, but the SEE ID outdoor tracking solution meshes seamlessly with its indoor tracking solutions to provide a comprehensive solution that compliments customers’ existing systems. This helps avoid common problems, including lost or stolen assets, delays in locating GSE and inefficient use of resources.

The SEE ID solution is designed to improve efficiency and optimize workflows by providing real-time tracking and control over all the resources at terminals and in cargo areas. With automated asset tracking solutions for aviation, customers can track employees enterprise-wide (indoors and outdoors), maximize the utilization of GSE assets, and track line maintenance teams, parts, tools and kits to maximize productivity.

Forklift Collision Warning

The forklift collision avoidance solution is simple, promotes compliance and is flexible with the needs of customers. The solution involves minimal infrastructure investment and can be connected through the CAN bus port, allows customers to improve their regulatory compliance by having control over forklift movements for collision warning, and can be bundled with a forklift tracking system for a more comprehensive indoor location solution.

Medical Logistics

The RTLS healthcare system includes a comprehensive digital pattern of human and asset movement and their use and interaction, so that customers get actionable insights to improve patient experience and outcome while optimizing internal logistics.

SEE ID provides a comprehensive solution that compliments customers’ existing systems. Customers can track staff and patients enterprise-wide, and maximize the utilization of medical equipment and supplies in hospitals, austere medical environments or medical and emergency vehicles. The solution improves efficiency and optimizes workflows by providing real-time tracking and control. This helps avoid common problems including lost or stolen assets, delays in locating critical medical supplies and inefficient use of resources. Not only do SEE ID solutions allow for the tracking of medical and emergency vehicles, they also provide item-level tracking within vehicles, trailers or any kind of storage or transportation container.

Yard Management

Yard management RTLS systems enable improved material handling processes, security, safety, and turnaround times. By providing a bridge between what’s happening inside the facility and transportation, yard management systems (“YMS”) create valuable opportunities for businesses to improve their yard processes and profitability.

YMS are a combination of software and hardware working together to oversee the movement of trucks and trailers within manufacturing, distribution, warehousing and delivery facilities. The primary goal of yard management is to make business operations more efficient. Yard management systems help improve efficiency, safety, and ease of inventory loading/unloading, transportation management, and warehouse management. YMS provides real-time location information of trailers in the yard so employees can stage trailers to docks and fulfill orders efficiently.

Artificial Intelligence

Our solution operates as an edge execution and intelligence module, almost always integrated with an enterprise software (ERP, MES, WMS, etc) system of record. Traditionally these enterprise software packages have relied on training personnel to execute orders and workflows, with little or no tracking of the interim steps between significant process milestones.

We track and direct actions with much more detail than historical systems, due largely to our advanced IoT data collection capabilities. This additional data not only fills in gaps in the enterprise workflow records to create a more complete digital thread of the process, it provides a rich data source for enhancing enterprise execution through the use of AI. There are three primary ways that AI technology is applied in our solution:

1)      We use AI Cameras as one of our means of data collection. This means that one or more cameras may be installed in the enterprise to monitor designated areas of interest. We capture the data streams from these cameras and use AI algorithms to recognize various objects moving in frame. Algorithms used are currently simple object recognition, i.e. we determine the object is a box, a person, a forklift, etc. Where a trackable tag has been applied to the object (RFID, Barcode, etc.), we correlate the image seen with the trackable information recorded and use probability filters to overlay the trackable information with the observed object. This enables enhanced intelligent tracking of assets using the overlay of digital image capture and the tracking information (identification number of the asset, parameter fields, location information and date and time stamps generated during associated movements) stored in our database. We anticipate that our AI Camera module will likely be enhanced in the future to include more advanced object recognition, such as long-range symbology (barcode) reading, facial recognition for personnel and greater learning capabilities to distinguish between various packages, tools or equipment in a given enterprise.

2)      We use a Rules Engine to allow our administrative users to set rules that should not be violated in their particular application. Examples of typical rules may include constraints such as not loading through a certain dock door after 4:00 pm, always having two bins worth of material in every pick station, restricting aisle access to one machine at a time, etc. Our Rules Engine uses real-time tracking information as input to monitor and enforce the rules set by the user. Alarms can be set to inform supervisors to intervene and I/O devices can be triggered to prevent violation of the rules. The data set for this AI action includes the digital image capture and the tracking information (identification number of the asset, parameter fields, location information and date and time stamps generated during associated movements) stored in our database.

3)      We use AI to implement Enhanced Workflows. Our software supports common material handling workflows including Pick, Put, Pack, Inventory and Inspect. In performing these tasks, operators in the future can be assisted by intelligent algorithms that work in the background to provide context, meaning and analysis of the data supporting the action they are being asked to do. For example, a picker can have his jobs prioritized in real-time to meet timelines the AI system calculates are required for upstream operators, an inspector can have suspected batches flagged based on a combination of parameters observed by the system or a forklift operator can be directed to put material in a bay that is optimized for quickest access for a future action. This enhanced function can be displayed as suggestions for the operator to consider or enabled to act directly on the order being executed to direct the operator. The AI engine has a learning element that allows it to assist more effectively over time as it learns the workflows of the particular enterprise.

The data sets used to enhance workflows include the same digital image capture and tracking information (identification number of the asset, parameter fields, location information and date and time stamps generated during associated movements) stored in our database as our other AI implementations. However this feature also depends on a meta-data object we call a Recipe. The Recipe encodes the concept that any action in tracking, transforming or transporting an asset requires specified conditions, time and resources to be accomplished. In the future, the AI algorithms will attempt to optimize all aspects of the recipe to most effectively achieve the outcome required by the enterprise management system.

In connection with developing and implementing our AI algorithms, we use the following third-party toolkits:

AWS Services:

—     AWS KVS: Used for video streaming, not inherently AI, but can be integrated with AI for video analysis in the future.

Libraries:

—     YOLOv8 & YOLOv10: These are object detection models specifically used for AI purposes, particularly computer vision.

—     open-cv: An open-source library used for computer vision tasks, commonly used in AI applications.

—     deepsort: Used for tracking objects, often paired with AI models like YOLO for real-time AI-based tracking.

—     pytorch: A deep learning library, essential for AI and machine learning model development.

—     numpy: A fundamental library for numerical computations, frequently used in AI tasks for handling data arrays.

AI Tools & Data:

—     Stable Diffusion: An AI model for generating images.

—     Midjourney: An AI tool for generating images from text prompts.

—     Adobe Firefly: AI-powered creative tools for image and video editing.

—     Roboflow: A platform that assists in building computer vision models, supporting AI workflows.

Tools:

—     labelImg: Used for labeling images, an important step in AI model training, especially for computer vision.

Corporate Structure

The company anticipates having 45 full-time equivalent employees in 2024. These resources are organized into five major departments, each headed by an executive as shown below:

Organization

45 FTE

ED NABROTZKY
CEO/President

BOB RENY
CRO

BILL RENY
CXO

VIJAYAN NAMBIAR
CTO

CHARLES MADDOX
CFO

Sales

- Deliver Bookings and Billings Targets
  - YoY Growth
- Key Account targeting & expansion
- Manage Reps and Channel
- Sales Engineers
- Commissions & Incentives
- Policy Compliance
- Sales Analytics & Reports

8

Marketing

- Brand Building
- Demand Generation
  - Sales
  - Stock
- Promotions and Events
- SEO and Advertising
- Nurture Campaigns

3

Professional Services

- Pre-Sales Services
  - Systems Engineering
- Post Sales Services
  - Project Management
  - Installation
  - Technical Support
  - Training
- User Manuals and Documentation
- Product Management
  - Competitive Research

5

Research & Development

- Architecture & Roadmap
- Product Development
- Technology Research
- Cyber Security
- Certifications & Compliance
- Labs and Equipment
- Standards orgs and conferences
- Inventions and Trade Secrets

23

18 in India

General & Administration

- Finance
  - Investor Relations
  - Tax and Accounting
- HR
- IT
- Legal
  - Contracts
  - Patents
- Manufacturing
- Vendors
- Purchasing

5

The company is based in the United States with four existing or planned locations of activity:

Las Vegas, Nevada — hosts our Go-To-Market team including our Sales, Marketing and Professional Services leadership, a Western Experience Center for demonstrations as well as customer and channel training facilities.

Bethesda, Maryland — hosts our General & Administration leadership team, an Eastern Experience Center for demonstrations as well as customer and channel training facilities.

Worcester, Massachusetts — hosts our R&D group, including a lab space with testing equipment and meeting facilities to host customer integration meetings. Note that while our US-based developers are clustered around this location, a significant portion of our R&D developers are located in Bangalore, India and access the lab equipment remotely to conduct tests and validation.

Manati, Puerto Rico — the site of our hardware manufacturing, a small factory producing selected tags and bridges that are specific to the unique tracking system of the company.

Competition

The asset, personnel and material flow management industry is highly fragmented, with most vendors offering software and/or hardware solutions addressing specific industry verticals or specific solution sets. Our competition can be described from several perspectives as follows:

Market Leaders in Tracking and AutoID Systems

Zebra — Zebra Technologies Corporation is a mobile computing company based in San Francisco, California, specializing in technology used to sense, analyze, and act in real time. The company manufactures and sells marking, tracking, and computer printing technologies. Its products include mobile computers and tablets, software, thermal barcode label and receipt printers, RFID smart label printers/encoders/fixed & handheld readers/antennas, autonomous mobile robots (AMR’s) & machine vision (MV), and fixed industrial scanning hardware & software. As the largest incumbent in the US market, with a legacy in printer manufacturing and barcode systems, its business model is focused on growing and developing new technology via acquisition, including a $3.5B deal to buy Motorola Solutions business in 2014.

Samsara — Samsara Inc. is an IoT company headquartered in San Francisco, California, that provides software and insights for physical operations. The company reports over 20,000 customers across North America and Europe. Samsara developed a connected operations cloud platform that provides insights to physical operations organizations in the transportation, construction, energy, utilities, public sector and retail industries, and supports the safety and efficiency of those operations. The company’s initial public offering raised $805 million in December 2021. They use a SAAS model with most of their revenue in ARR software subscriptions.

HID Global — Originally a German multinational, they were purchased by a Swedish company and relocated their corporate headquarters to Texas. The company is known for its Access Control and Security products and services and have expanded to all aspects of RFID and barcoding, including real-time tracking and AI.

Niche or Regional Tracking System Players

The market is crowded with small players as is typical in periods of generational transition. Many are attempting to apply IoT technology in a specific way or focused on a particular vertical application.

Company	Location	Product Name/Logo	Notes
Link Labs	Annapolis, MD		BLE with a patented overlay protocol XLE (extreme low energy). Phase-ranging with 3 – 7 years battery life and accuracy in asset location to within a meter. Use pRFID too.
Cognosos	Atlanta, GA		BLE with Location AI technology, LoRA distance backhaul using Semtech LPWA, 1-3m accuracy. Use pRFID too.
True Spot	Irving, TX		BLE system, focused on Health Care market
Blueiot	Beijing, China		They claim to have done a BLE implementation with accuracy to 10cm.
Dusun	Hangzhou, China		Lorawan and BLE, some zigbee, broad hardware offer.
Mokosmart	Shenzen, China		Big hardware maker, #1 in our space for privale labelling
Milesight	Xiamen, Fujian, China		Use Lora, BLE and video feeds in their system
Digital Matter	Perth, AUS		Telematics and tracking systems, LoRA and BLE
Abeeway	Biot, France		Lorawan and BLE, indoor and outdoor capability
Kontakt.io	Krakow, Poland		Initially a hardware vendor, have grown into full solution with hardware as a key element
Ubisense	Cambridge, UK		UWB high precision tracking is the focus, also have a line of BLE tracking solutions.
Radiant RFID	Austin, Texas		UHF RFID systems, attempting to migrate to next generation technology
Sensolus	Ghent, Belgium		Tracking and workflow systems
Litum	Izmir, Turkey		UWB high precision tracking is the focus, also have a line of BLE tracking solutions.
Savi	Alexandria, VA		Military supplier, long range tracking tags for containers and pallets. ISO 18000-7
Inpixion	Palo Alto, CA		Use of BLE and UWB as needed. Open architecture. Inpixon is a business unit of XTI Aerospace, Inc.

Combined, these smaller players represent approximately $350M in annual sales. Most are using a transactional model, selling software and hardware bundled into a solution with a one-time fee, often with a maintenance fee for each year of operation.

There are industry specific players, particularly in Health Care, where the requirements can be quite specific and the use cases focused.

Competition is from all over the word, with many of the most important competitors centered in the US market, although China is a big part of this list even if they are not explicitly identified. Many of the devices designed by these players are made in China via contractors.

There is also a wide technology spread. Some specialize in precise location services using UWB. Some are strictly BLE or LoRA shops.

Note that this list does not include all of the passive RFID and barcode system companies also active in the market. Their legacy footprint represents one of the best market opportunities to convert.

Company	Location	Product Name/Logo	Notes
Link Labs	Annapolis, MD		BLE with a patented overlay protocol XLE (extreme low energy). Phase-ranging with 3 – 7 years battery life and accuracy in asset location to within a meter. Use pRFID too.
Cognosos	Atlanta, GA		BLE with LocationAI technology, LoRA distance backhaul using Semtech LPWA, 1-3m accuracy. Use pRFID too.
True Spot	Irving, TX		BLE system, focused on Health Care market
Blueiot	Beijing, China		They claim to have done a BLE implementation with accuracy to 10cm.
Dusun	Hangzhou, China		Lorawan and BLE, some zigbee, broad hardware offer.
Mokosmart	Shenzen, China		Big hardware maker, #1 in our space for privale labelling
Milesight	Xiamen, Fujian, China		Use Lora, BLE and video feeds in their system
Digital Matter	Perth, AUS		Telematics and tracking systems, LoRA and BLE
Abeeway	Biot, France		Lorawan and BLE, indoor and outdoor capability
Kontakt.io	Krakow, Poland		Initially a hardware vendor, have grown into full solution with hardware as a key element
Ubisense	Cambridge, UK		UWB high precision tracking is the focus, also have a line of BLE tracking solutions.
Radiant RFID	Austin, Texas		UHF RFID systems, attempting to migrate to next generation technology
Sensolus	Ghent, Belgium		Tracking and workflow systems
Litum	Izmir, Turkey		UWB high precision tracking is the focus, also have a line of BLE tracking solutions.
Savi	Alexandria, VA		Military supplier, long range tracking tags for containers and pallets. ISO 18000-7
Inpixion	Palo Alto, CA		Use of BLE and UWB as needed. Open architecture. Inpixon is a business unit of XTI Aerospace, Inc.
Airista	Timonium, Maryland		Partnership with Cisco, wifi and BLE product line with good software interfaces

Company	Location	Product Name/Logo	Notes
Centrak	Newtown, PA		Health care focus, Indoor location using wifi and BLE VA contract win was very large.
Pozyx	Ghent, Belgium		Indoor and outdoor rtls. Use of GPS BLE and other technologies opportunistically
Sewio	Brno, Czech Republic		Primarily a UWB player, competing in the precision location space. Some edge cases with BLE
Ekahau	Reston, VA		Wifi and BLE locating health care and indoor focus
Stanley Healthcare	Litchfield, UK		Health care focus, Indoor location using wifi and BLE

Automation and Sensor Companies

Large automation players such as Honeywell, Siemens, Rockwell Automation, Mitsubishi, Panasonic, Omron, Sick, Schneider Electric and their peers are adept at selling hardware and software solutions to improve operations in the target markets of the company. Many of them are involved in IoT/AI and have incubators or have acquired small companies that are direct competitors to the company. While they can compete in specific applications, this group are more often seen as complimentary to the solutions of the company. Their channel partners are prime targets to take on the solution set provided by the company to augment existing offerings from their primary line card.

ERP, MES or WMS Players

This group includes Korber, SAP, Microsoft, Oracle, Blue Yonder, Infor, Manhattan Associates etc. and can compete with the company in some applications but are most often commercial partners in the solution. SEE ID will act as an edge module that is integrated into their platform for enhanced visibility, safety, assurance, or execution in the system.

Infrastructure and Integrator Vendor Consultants

IBM, CiscoJuniper Networks, JMA, Sirerra Wireless, Dell, Arista, HPE have some extensive infrastructure and software of their own to enhance systems processes. This group can be very competitive with the company in capturing enterprise digital migration adoption, they have a primary mission of being the “pipe” that the enterprise looks to for the future. Once they have mindshare in an account, they often play a primary role in specifying other systems (particularly hardware) with the customer to enhance the process over time, leveraging their position, AI and workflow software can be competitive but are not the focus of their mission, often providing only general solutions. They are complementary at the edge level and may be cultivated as channel partners for our solutions.

Workflow Automation, Integration & AI Vendor Consultants

Microsoft, Appian, SS&C Blue Prism, Pegasystems, Automation Anywhere, UiPath have some extensive software to enhance systems processes. This group can be very competitive with the company in capturing enterprise digital migration adoption, they have a primary mission of being the “pane of glass” that the enterprise looks to for the future of their digital enterprise. Once they have mindshare in an account, they often play a primary role in specifying other systems with the customer to enhance the process over time, leveraging their position. Their dashboard, AI and workflow software are competitive, but they are complementary at the edge level and may be cultivated as channelcommercial partners for our hardware solutionsIoT system.

Competitive Factors

The principal competitive factors in the markets in which we operate include:

•        AI Implementation — while this is an emerging area, we are investing heavily in this battleground feature. We believe that soon the most important aspect of the buying decision will be the extent to which AI has been implemented to simplify the complex logistics processes and intervene when needed to enable greater enterprise performance.

•        TCO (Total Cost of Ownership) — Our systems are intended to run for decades in an enterprise, with costs over that time playing a key role in the buying decision. The ability for the customer to extend the system easily, not be subject to custom programming charges, avoid proprietary devices and keep pace with data structure and security changes is an important competitive advantage.

•        ROI (Return on Investment) — Our value to the enterprise vs the benefit is part of every buy decision. This includes the total cost of ownership over time and the installation costs borne by the customer during adoption of the system. The impact we have on key workflows (inventory, order processing, picking, packing, putting etc) is measurable and significant. Our unique ability to use low-cost passive transponders (less than a tenth of the cost of the active transponders used by almost every other competitor) is a key factor in our success. The long-range nature of our radio network (up to 15 miles) also impacts this equation by lowering the infrastructure required for operation.

•        Accuracy and Reliability — many competitors advertise pinpoint location accuracy to win customers. However, most processes do not need location accuracy better than a couple of meters to direct and execute their operations. What is more important for the enterprise, is the reliability of the identification of the asset. Since our patented mesh system can normally identify the presence of an asset at two sigma (95%) for very minimal cost or three sigma (99.7%) at a somewhat higher cost, we are in an enviable market leadership position relative to customer need.

•        Support Services — The processes that we impact are critical to the functioning of an enterprise. To commit to this new technology, users need to know they will have support when things inevitably go wrong. Use of an extensive channel partner network means they will have a trusted local partner to assist them, with a powerful technology vendor behind them. Backing the channel with high-availability support lines and customer service is essential.

•        Friendly country sourcing — So many competitors rely on Chinese or Taiwan sourcing, excluding them from consideration for USA Government or Military contracts and making them less desirable for private sector selection. Sourcing from DFAR compliant countries and making our core components in the USA positions us particularly well for the crucial US market.

Based on these factors, we believe we are positioned favorably against our competitors. However, some of our competitors have substantially greater financial resources, greater brand recognition, larger sales forces and marketing budgets, as well as broader distribution networks. Large corporations may be able to utilize their distribution networks and existing relationships to offer new solutions in addition to solutions already being provided to customers. We expect additional competition as our market grows and rapidly changes, and we may choose to enter or expand into new markets as well.

Growth Strategies

We intend to pursue the following growth strategies:

Focused Customer Acquisition:    With a rapidly digitizing market, we believe that there is a significant opportunity to continue to grow our customer base as we promote our capabilities. We plan to continually invest in our sales and marketing coverage, including channel partners, and leverage our go-to-market model to continue acquiring new customers.

Expand Within Our Existing Customer Base.    Once we solve the first problem for our customers, we see a significant opportunity to expand application adoption within that same account. This includes increasing the number of physical assets enrolled as well as expanding across our customers’ multiple sites and divisions.

Customer-centric Innovation and Rapid Product Releases.    Our architecture was designed as a platform from the beginning to enable fast turns and parallel development. This means we can move at a faster cadence than anyone else in bringing enhanced products to market and in enhancing our products as customer needs emerge. Our goal is to continue to add market-driven capabilities and product features on at least a quarterly basis.

Channel development.    Our vision is to be a channel focused company. Rapid acquisition of targeted channel partners in all of the global markets will be a primary metric. Our unique technology, very attractive commercial model, as well as the training and support capability we offer will drive channel acquisition.

Expand Technology Partnerships and Integrations.    Our use of COTS devices and integration with existing software for many of our solutions makes us useful collaborators in our markets. We leverage the combined expertise of multiple partners, each looking at specific technical and commercial areas to ensure we are at the forefront. This solutions stance also enables commercial growth, as we are referenced into accounts and opportunities by our partners. Our backend software integrations are especially important here. Continued growth in integrations will strengthen our ecosystem, further increasing the opportunity to attract customers that prioritize interoperability with their existing applications. We also believe that additional partnerships will further enhance our distribution capabilities.

Expand Internationally.    A key focus of our company is to continue to expand our global reach. In the short term we are already expanding channel in Europe and expect to form a sales company in Southern Germany or Northern Switzerland next year. To support our offshore engineering team, add customer support capability and some sales opportunities already emerging in the region, we also plan to form an Indian subsidiary in 2025. Note that our product platforms were designed from the outset to meet international standards and regulations.

Monetizing data streams.    As a data producer, the company has access to valuable data that is of interest to industry analysts, financial markets, insurance providers, Equipment OEMs, regulatory bodies and many other stakeholders. Current EULAs and contracts allow the company to use non-PII data for any purpose, including for sale. This emerging opportunity to monetize the data streams can be significant in the future.

Acquisitions.    Note that it is likely that we will also look to accelerate growth by acquisition. Potential targets are being evaluated based on the extent to which they can help us in one or more of the strategies’ above.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”. These risks include the following:

•        We have a history of operating losses as we have built our technology and market position, and we may not be able to achieve or sustain profitability on a consistent basis for an extended period of time.

•        Our rapid growth makes it difficult to evaluate future prospects and increases the risk that we will not continue to grow at or near projected rates. Forecasts may be unreliable.

•        While this has not happened in our history to date, our emerging technology may encounter failures, up to and including broad recalls, as we continue to product maturity and beyond. With this comes the threat of financial penalties and legal action from customers.

•        Regulatory uncertainty, particularly in the AI space, makes it difficult to anticipate potential impacts on the business of the company.

•        The IoT and AI spaces already have a history of IP challenges and litigation. Our patents may be challenged, and suits may be brought against us, especially as we gain momentum and public success. This may result in unexpected legal costs, settlements, license fees and barriers to growth.

Facilities

We are headquartered in Las Vegas, Nevada, where we also host a Customer Experience Center in the warehouse area of one of our channel partners. Our management and administrative staff are in Bethesda, MD where we maintain an office for east coast customer engagement, government meetings and supporting lobbying activity.

Our embedded development team and DFM capability is built around our CTO in Worcester, MA and our core software team is in Bangalore India. At the time of this filing, we are in the process of setting up our manufacturing subsidiary with assembly and test lines in Puerto Rico.

	Admin	Corporate HQ	Systems Lab	Assembly & Test	EU Subsidiary	India Subsidiary
Location	Bethesda, Maryland	Las Vegas Nevada	Worcester Massachusetts	Manati Puerto Rico	DE or CH	Bangalore India
Size (sq ft)	2,969	2,000	600	800	TBD
Terms	63 months	annual sub-lease	monthly lease	monthly sub-lease
Lessor	IN-REL 7500 OGR, LLC	POPE TECHNOLOGIES	WORCLAB	ENZYMATIC
Monthly Cost	$7,051.38	$3,500	$650	$1,250

We do not own any real property. We believe that these facilities are suitable to meet our needs in the short term, and that, when needed, suitable additional or alternative space will be available to accommodate any expansion of our operations.

Intellectual Property

Intellectual property rights are important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties, and other contractual protections, to protect our intellectual property rights, including our proprietary technology, software, know-how and brand.

Although we rely on intellectual property rights, including patents, copyrights, trademarks and trade secrets, as well as contractual protections to establish and protect our proprietary rights, we believe that factors such as the technological and creative skills of our personnel, creation of new services, features and functionality, and frequent enhancements to our offerings are equally important to establishing and maintaining our technology position.

We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers and partners. We generally require our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and we control and monitor access to our software, documentation, proprietary technology and other confidential information. Our policy is to require all employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information. In addition, we generally enter into confidentiality agreements with our customers and partners. See the section titled [“Risk Factors — Intellectual Property”] for a discussion of risks related to our intellectual property.

Regulatory Environment

We are subject to a wide variety of laws and regulations in the United States and other jurisdictions and devote considerable resources to compliance with these laws and regulations.

We are subject to laws and regulations governing issues such as privacy, data security, telecommunications, the use of biometric data, labor and employment, anti-discrimination, whistleblowing and worker confidentiality obligations, product liability, consumer protection and warnings, marketing, taxation, competition, arbitration agreements and class action waiver provisions, and terms of service, among other issues. We could become subject to additional legal or regulatory requirements if laws, regulations, or guidance change in the jurisdictions in which we operate. This could include the need to obtain new and different types of licenses or certifications to offer certain products or functionalities. Overall, we are committed to complying with, and helping our customers comply with, applicable regulations and requirements, and we will continue to devote significant internal resources to these efforts.

See the section titled [“Risk Factors — Risks Related to Government Regulation”] for additional information about the laws and regulations to which we are subject and the risks to our business associated with such laws and regulations.

Data Protection and Privacy Program

We are dedicated to protecting and securing the data of our customers as part of our overall data protection and privacy program.

In addition to the privacy and security measures that we incorporate into the design, engineering, and testing processes for our solution, we have company-wide policies that describe how we collect, use, protect and disclose data. We provide ongoing training to our employees to appropriately handle and secure data. We are also able to assist our customers in demonstrating their compliance with applicable data protection and privacy regulations through the use of template accountability documentation (e.g., data protection impact assessments and supporting policies), which can be configured and tailored by customers to address their particular use cases and organizational requirements. We offer EU Model Clauses, also known as Standard Contractual Clauses, for the purpose of helping enable our customers’ continued compliance with the changing regulatory landscape in connection with transferring personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, highlighting a commitment to protect personal information in accordance with a set of privacy principles that offer meaningful privacy protections and recourse for EU individuals. We also maintain a self-certification under EU-US and Swiss-US Privacy Shield. We hold our service providers and sub processors to the same high data-protection and privacy standards to which we hold ourselves, including through contractual commitments and periodic reviews and audits.

See the section titled [“Risk Factors — Risks Related to Government Regulation”] for additional information about the laws and regulations to which we are subject and the risks to our business associated with such laws and regulations.

Material Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SEE ID

Please read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes included in this filing. Some of the information contained in the following discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that could impact our business. In particular, we encourage you to review the risks and uncertainties described in “Risks Relating to SEE ID” or included elsewhere in this report. These risks and uncertainties could cause actual results to differ materially from those projected in forward-looking statements contained in this report or implied by past results and trends. Forward-looking statements are statements that attempt to forecast or anticipate future developments in our business, financial condition, or results of operations. These statements, like all statements in this report, speak only as of their date (unless another date is indicated), and we undertake no obligation to update or revise these statements in light of future developments.

This section generally discusses our financial condition and results of operations for fiscal years 2022 and 2023, and year-to-year comparisons between Q2 results in 2023 and 2024 in accordance with GAAP. A discussion of our financial condition and results of operations and our liquidity and capital resources for fiscal year 2023, and year-to-year comparisons between fiscal years 2022 and 2023 can be found under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the fiscal year ended December 31, 2023 and for Q2 of our Fiscal 2024.

Overview

SEE ID, Inc., a Nevada corporation, helps businesses digitally transform their operations using IoT and AI technology. With significant innovations in RF networking, use of vision system overlays and a cloud-based AI engine, the company offers a differentiated asset tracking and workflow management solution for operations intensive enterprises.

Our vision is based on the application of AI to the complex problem sets encountered in enterprise logistics, leveraging our inventions in real-time IoT networking and cloud-based software to power the intelligence of the system. AI not only learns where the bottlenecks and failures in the system are, it can intervene in critical workflows to smooth out issues before they become barriers to execution.

Our Dot Cloud consolidates data from the IoT devices deployed with our customers. The core of our value is in this software, with the ability to interface to existing systems easily, collect data from multiple sources and consolidate those inputs into a single intelligent view. In addition to our open interface flexibility, we provide a unique value using passive transponders, active beacons, camera feeds, and manual inputs for a comprehensive system.

We leverage the capabilities of a strong global distribution and VAR (value-added reseller) channel to provide local customer support and source many complementary third-party hardware devices to satisfy the diverse needs of the applications. Some of our channels specialize in particular vertical industries, such as Health Care, Entertainment, Construction, Mining, Manufacturing etc. Other partners have specialties in core technologies, such as ERP (enterprise resource planning)/WMS (warehouse management systems)/MES (manufacturing execution systems), auto-ID, vision systems or IT where they add complementary skills and services. Our VARs also add specialty user interfaces to suit the needs of the industry or to automate workflows for a customer. We are committed to maintaining a single code base for all subscribers, which is regularly enhanced with new features, and do not intend to create custom branches that are difficult to maintain and support.

We were founded in 2021 and have achieved significant progress since our inception. We began as a small team developing our core cloud engine and integrating COTS (commercial-off-the-shelf) hardware to produce our trackable data. Working with several lighthouse customers, including Caterpillar and the USAF, we refined our concepts and technology, entering 2024 with a fully functional enterprise class software application that includes an initial Rules Engine AI feature. Seeing the limitation of COTS devices and an opportunity to differentiate our technology, we began our first hardware project at the end of 2023, developing a unique, patent pending RF (radio frequency) bridge to gather data and enhance productivity at the edge. This platform is due for release in the fourth quarter of 2024, with 10 of the 52 SKUs on the roadmap being offered in the initial promotions.

While the technology development continues in earnest, we have shifted our resources to the front end of the business in 2024, beginning to promote our solution and build an aggressive sales pipeline. It is notable that we already have orders in hand for these devices and are building the demand with pre-release communications now. Details on that progress are outlined below (Sales Pipeline) with our order book poised to grow rapidly in the latter half of the year.

We are headquartered in Las Vegas, Nevada, where we also host a Customer Experience Center in the warehouse area of one of our channel partners. Our management and administrative staff are in Bethesda, MD where we maintain an office for east coast customer engagement, government meetings and supporting lobbying activity. Our embedded development team and DFM capability is built around our CTO in Worcester, MA and our core software team is in Bangalore India. On July 31, 2024, the Company incorporated Dot Works, Inc., a Puerto Rico corporation, as a wholly-owned subsidiary to operate a manufacturing business with assembly and test lines in Puerto Rico.

For the fiscal years ended December 31, 2022 and 2023, our total revenue was $1.032 million. In these periods, revenue was earned primarily from the delivery of feasibility study reports to customers seeking to gain insight into how data driven tracking could improve their business. The six months ended June 30, 2024 contributed $101,995 in revenue, while we began to invest more heavily in sales and marketing, driving a sales cycle that will take 9-12 months to mature. We anticipate closing the third quarter with minimal revenue as we continue development of our software as a service (SAAS) and develop our Zero Infrastructure Mesh (ZIM) technology software protocols.

	Q2 2024	2023	2022
Sales	$101,995	$439,640	$591,751

Our Business Model

In each of the past two fiscal years, we generated revenues from sales of hardware and implementation services for experimental projects. As we emerge aggressively from initial development into the market, we are shifting to the intended subscriptions model and emphasizing subscriber acquisition. With a strategy of avoiding hardware sales, software customizations and legacy interfaces (we leverage channel partners for these elements of the solution), we expect to continue to realize very high margins on our revenue going forward.

	Q2 2024	2023	2022
Sales	$101,995	$439,640	$591,751
Cost of Sales	$10,009	$86,888	$148,560
Gross Profit	$91,986	$352,752	$443,191
Gross Margin	90.2%	80.2%	74.9%

Software development of our core hosted application is being capitalized, in accordance with ASC 350-40, Intangibles — Goodwill and Other — General Intangibles Other than Goodwill. At the conclusion of the second quarter of 2024, the capitalized value of our software is now more than $1.2M.

	Q2 2024	2023	2022
Current assets
Cash	$1,050,766	$605,760	$826,582
Accounts receivable	$18,083	$4,778	$112,786
Prepaid expenses	$10,950	$155,845	$522
Total current assets	$1,079,799	$766,383	$939,890
Other assets
Capitalized software development costs	$1,289,038	$927,176	$254,857
Total assets	$2,368,837	$1,693,559	$1,194,747

We made significant adjustments to our operating expense investments year over year. We have placed a heavy emphasis on our go-to-market resources, working with outsource firms for demand generation, public relations and marketing services. Our Sales team has increased significantly, with two senior executives running the department, three account reps and two sales engineers in place to date. We expect this spend to increase in each quarterly report throughout the 2024 year as we continue to deploy significant resources in this area.

Operating expenses	Q2 2024	Q2 2023
Research and development	$273,313	$473,287
General and administrative	$1,423,378	$367,028
Sales and marketing	$1,124,586	$179,576

In Research and Development, we have moved a significant cohort of our engineering team offshore, recognizing that our Indian development team is much more cost efficient than the US-based team and continues to be a very productive resource for us. We will maintain only our core architectural and DFM resources in the USA going forward with the exception of supplementary product teams being formed locally upon more substantial government contract awards that would justify them.

The G&A spend is dramatically affected by costs relating to the Business Combination and SEC compliance, as we work to complete the Business Combination and become publicly traded. These overheads will level out once the transaction has been completed, but with the cost of public compliance we will continue to spend at a much higher level than in past periods.

Capitalization and Liabilities

We have utilized SAFE notes as our means of financing the enterprise to date. As of the end of the second quarter of 2024, we have issued $8.16M in SAFE notes. No other significant liabilities are being carried at the present time.

	Q2 2024	2023	2022
Current liabilities
Accounts payable	75,822	1,734	12,441
Accrued expenses	18,313	23,505	3,298
Payroll liabilities	47,572	18,868	34,695
Total current liabilities	$141,707	$44,107	$50,434

Long-term liabilities
SAFE agreements	$8,162,171	$4,602,950	$2,219,711
Total liabilities	$8,303,878	$4,647,057	$2,270,145

Sales Approach

A subscription to our Dot Cloud includes IoT data collection. We generally price our subscriptions on a per enrolled asset basis and with an application multiplier. For example, an enterprise using our Inventory application that also installed a Security module would count as two subscriptions. If the assets are being tracked and the AI engine is being used to manage them, then the enrollment fee pre asset is increased.

Once installed, our system becomes a critical part of the operations of the enterprise, typically expanding in scope as the users become familiar with the capabilities and look for additional ways to use the system in their operations. We expect a high rate of retention amongst our subscribers. We share a small portion of the subscription with the channel partner who supplies Level 2 support for the customer and cultivates them for future expansion.

Revenue was earned primarily from the delivery of feasibility study reports to customers seeking to gain insight into how data driven tracking could improve their business. We recognize revenue upon acceptance of our feasibility report.

Our go-to-market strategy is focused on landing new customers and expanding their adoption of our solution to have an ever-increasing share of customers. We are committed to selling through channel partners to enable faster growth and avoid the entanglements of stocking, hardware support and regional support presence. Our partner program is emerging but will expand rapidly through the remainder of 2024 and 2025.

Additionally, we are working to offer self-service and low-touch inbound sales to attract a broad range of smaller customers onto our platform in future periods.

Our Customers

Our solution is used by businesses of varying sizes across a broad range of industries which depend on logistics operations. This includes transportation, construction, wholesale and retail trade, field services, logistics, utilities and energy, government, healthcare and education, manufacturing, food and beverage, and others. Our industry-agnostic approach and the horizontal applicability of our solution enable us to deploy our platform in virtually any business and use case.

We target small to medium-sized businesses ($50M up to $1B) who have a large volume of assets but may not have an optimal solution to manage them. When we encounter these targets, we assess the fiscal opportunity and also their technological maturity to quickly filter the most attractive prospects. Initial deal sizes typically range from $150k to $250k for the first application, with potential of expanding to an ARR (annual recurring revenue) of $1M – $3M at maturity across the enterprise. As our business scales, we expect to increasingly focus our sales efforts on larger customers.

A major sales focus is multi-application adoption. We often start solving a local problem within one division and expand both application and geographic adoption over time. Regardless of how our customers begin, we focus on expanding their usage by working with our channel partners to cultivate full-scale rollouts across their geographies and divisions.

Zero Infrastructure Mesh (ZIM) Software Network

Our preference is to use COTS hardware in our solution whenever possible and focus our resources on adding value in our software (AI) solution; however, some of our innovations in RF and cooperative IoT have been difficult to implement over the existing commercially available devices. As a result, we began in 2023 to create our own patent-pending Zero Infrastructure Mesh (ZIM) Software Network, which is designed to scan BLE tags and provide item-level visibility.

In order to enable our ZIM Software Network, we also began designing a ZIM Bridge platform. This platform fully implements the power of our ZIM (Zero Infrastructure Mesh) software protocol with the long-range (up to 15 miles) capability of our LRL (Long Range Locating) backhaul. In addition to this core innovation, several other optimizations and innovations are built into the platform making it a key component of our SaaS product strategy.

We initially quoted production of this design via contract manufacturing, but in assessing the resultant data we have chosen to assemble and test this platform ourselves through a wholly-owned subsidiary in Puerto Rico we plan to form in Q3 of 2024 called “Dot Works”. All hardware manufacturing will be accomplished within this subsidiary. This will enable a significantly lower cost point and retain the inherent advantages of our unique flexibility to adapt inventories to opportunities. Under Puerto Rico Incentive Code 60 (“Act 60”), the local authorities in Puerto Rico have offered significant incentives, subsidizing machinery, equipment and labor, and providing tax credits for us going forward from the already low corporate tax rate of 4%.

In addition to the excellent cost basis, this location also enables us to claim “Made in the USA” status for government and military sales, highly differentiating us from our typical “Made in China” competitors. The plastics, stamped parts, and printed circuit board assemblies will still be made by contract manufacturers. This subsidiary’s operations are expected to begin during the fourth quarter of 2024. We plan to order the components and equipment necessary to build this hardware in Q3 of 2024. We will also begin the firmware development in Q3.

Other Anticipated Subsidiaries or Expansion

India — We have been operating in the Bangalore region of India for almost 3 years with many of the same staff being paid as contractors during that time. We anticipate that in early 2025 we will form a subsidiary there to meet local statutory requirements of maintaining a software development team for the long term. We also anticipate adding online support resources to this location to enable 24/7 support capability to our contracts around the world. Sales in the India, SEA and Middle East region will initially be driven from this subsidiary.

Europe — Many of our current prospects have operations in Europe and at least two major channel partners have already been engaged to begin to prepare European sales activity. We anticipate that at some time in 2025 we will form a sales office to support these customers and activities, likely in a central European location such as southern Germany or Switzerland.

Forecasts

Management has prepared the following financial projections as an integral component of our strategic planning process, informing critical decisions related to budgetary allocations, human resource management, and expansion initiatives. While the following projections are not derived from historical financial results or operational track records, they have been meticulously developed based on a comprehensive analysis of our current sales pipeline and market opportunities.

The projections incorporate management’s best estimates and judgments regarding future market conditions, industry trends, and company-specific factors that may impact our financial performance. It is important to note that these forward-looking projections are inherently subject to uncertainties and may differ materially from actual results.

These projections serve as a strategic tool for internal planning purposes and should not be regarded as a guarantee of future performance. They reflect management’s vision for the company’s growth trajectory and operational objectives, taking into account various assumptions and potential scenarios.

Investors and other stakeholders should exercise caution when interpreting these projections, as they are based on current expectations and beliefs, which may change as new information becomes available or as market conditions evolve.

Based on the potential revenue amounts in our sales pipeline stages, the material assumptions that were used by managements, include, but are not limited to, the following;

•        Pipeline Conversion Rates:    The progression from each stage of the sales pipeline to the next is assumed to follow historical conversion rates, with a focus on maximizing the transition from “Contract Negotiation” to “Closed Won.”

•        Revenue Recognition:    Revenue is recognized based on successful conversion at each stage, particularly emphasizing the “Verbal Commit” and “Contract Negotiation” stages, which show significant potential values.

•        Market Conditions:    Assumes stable market conditions that support the projected bookings and billings growth, with no significant economic downturns affecting client budgets or spending.

•        Sales Cycle Duration:    The time taken for prospects to move through the pipeline stages is consistent with past trends, allowing for accurate forecasting of revenue realization within fiscal periods.

•        Product and Service Demand:    The demand for hardware (HW), annual recurring revenue (ARR), and services will align with projections, driven by current market trends and customer needs.

•        Operational Capacity:    The company has sufficient resources and operational capacity to handle increased sales volumes as projected, without compromising service quality or delivery timelines.

•        Pricing Strategy:    Pricing remains competitive and consistent with current strategies, ensuring that projected margins are achievable across all product lines.

•        Customer Retention and Acquisition:    Assumes steady customer retention rates and successful acquisition of new clients, contributing to sustained growth in bookings and billings.

These assumptions are critical for achieving the projected financial outcomes and are subject to change based on evolving business conditions and market dynamics.

Based on current data and opportunities, as well as the resources we are seeking to capitalize through our market offering, and subject to the risk factors discussed throughout this registration statement, we estimate the following results for the upcoming reporting periods.

(in thousands)	FY2024 Total	FY2025			FY2025 Total
		HW	ARR	Services
		20%	65%	15%
Bookings	9,920	6,000	19,500	4,500	30,000
Billings	5,850	3,600	4,800	4,000	12,400
Revenue	4,388	3,600	4,000	3,200	10,800
Gross Margin	3,291	2,340	3,680	2,080	8,100
Gross Margin %	75.0%	65.0%	92.0%	65.0%	75.0%

The forecast reflects that our bookings are going to be typically 3 – 5 year contracts with only a portion of the contract to be billed in the period. Revenue lags billings in ARR and services, as we have typically experienced a percentage of prepaids that are not fully earned by the period close. Hardware (HW) revenues are transactional and fully earned when billed on shipment. Gross Margin calculations are consistent with our current experience and pricing but may vary as we expand our operations and customer base. All forecasts are subject to risks described herein. including in the section “Risks Related to the Company.”

While these periods are important to establish initial commercial traction, they are equally important as a foundational transition in our corporate operations, as we mature our sales pipeline and establish our brand. These numbers represent the best estimates of management based on current metrics, but results may vary significantly. These projections still reflect the views of management.

Key Business Metrics

ARR (Annual Recurring Revenue)

We believe that ARR is a key indicator of the trajectory of our business performance, enables measurement of the progress of our business initiatives, and serves as an indicator of future growth. We define ARR as the annualized value of subscription contracts that have commenced revenue recognition as of the measurement date. ARR highlights trends that may be less visible from our financial statements due to ratable revenue recognition. ARR does not have a standardized meaning and is not necessarily comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and is not intended to be combined with or replace it. ARR is not a forecast, and the active contracts at the date used in calculating ARR may or may not be extended or renewed. As we are in the first year of our commercial offering in the market, this metric has almost no value presently and will begin to be reported in the third quarter.

Assets Enrolled

Our core offering is the AI value we add from our Dot Cloud software. As such, one of the best proxies for adoption is the growth in the count of “Assets Enrolled” in our software. Our subscription contracts scale based on the number of assets under management, making this a leading indicator of revenue growth. At present, we have only initial Asset Enrollment as a result of pilot programs or test sites being operated to close larger customer opportunities. As we are in the first year of our commercial offering in the market, this metric has almost no value presently and will begin to be reported in the second quarter.

Customer Acquisition & Retention (CAR)

We intend to drive new customer acquisition by continuing to invest significantly in sales and marketing to engage our prospective customers, increase brand awareness, and drive adoption of our Dot Cloud. Our ability to attract new customers depends on a number of factors, including the effectiveness of our sales and marketing efforts, macroeconomic factors and their impact on our customers’ businesses, and the success of our efforts to expand across verticals and internationally. We measure overall new bookings (purchase orders received in the period) as well as the ordinal count of new customers placing purchase orders. As we are in the first year of our commercial offering in the market, this metric has almost no value presently and will begin to be reported in the second quarter.

Components of Results of Operations

Revenue

We provide access to our Dot Cloud through subscription arrangements, where the customer is charged a per-subscription fee for access for a specified term. Subscription agreements contain multiple service elements for one or more of our cloud-based Applications via mobile app(s) or a website that enable data collection and provide access to the cellular network, IoT devices (which we also refer to as connected devices), and support services delivered over the term of the arrangement. Our subscription contracts will typically have an initial term of three to five years and are generally non-cancelable and non-refundable, subject to limited exceptions under our standard terms of service and other exceptions for public sector customers, who are often subject to annual budget appropriations cycles. Our Connected Dot Cloud and IoT devices are highly interdependent and interrelated, and represent a combined performance obligation within the context of the contract. As such, while we report bookings based on signed contracts for subscriptions and billings based on invoices generated by performance under those contacts, revenue is always recognized in matching periods of performance.

Allocation of Overhead Costs

Overhead costs that are not substantially dedicated for use by a specific functional group are allocated based on headcount. Such costs include costs associated with office facilities, depreciation of property and equipment, IT and security expenses, and other expenses, such as corporate software, subscription services, and insurance. Manufacturing overheads are allocated to production based on volume.

Cost of Revenue

Cost of revenue consists primarily of the amortization of IoT device costs associated with subscription agreements, cellular-related costs, third-party cloud infrastructure expenses, customer support costs, warranty charges, and employee-related costs directly associated with our customer support and operations, including salaries, employee benefits and stock-based compensation, amortization of internal-use software development and certain cloud computing implementation costs, expenses related to shipping and handling, packaging, fulfillment, warehousing, write-downs of excess and obsolete inventory, and allocated overhead costs.

As our customers expand and increase, the use of our Dot Cloud driven by additional IoT devices and Applications, our cost of revenue may vary from quarter to quarter as a percentage of our revenue due to the timing and extent of these expenses. We intend to continue to invest additional resources in our Dot Cloud and customer support and operations personnel as we grow our business. The level and timing of investment in these areas will affect our cost of revenue in the future.

Operating Expenses

Research and Development

Research and development expenses consist primarily of employee-related costs, including salaries, employee benefits and stock-based compensation, depreciation and other expenses related to prototyping IoT devices, product initiatives, software subscriptions, hosting used in research and development, and allocated overhead costs. We continue to focus our research and development efforts on adding new features and products and enhancing the utility of our Dot Cloud. We capitalize the portion of our internal-use software development costs that meets the criteria for capitalization. We expect our research and development expenses to generally increase in absolute dollars for the foreseeable future as we continue to invest in research and development efforts to enhance our Dot Cloud. Our research and development expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Sales and Marketing

Sales and marketing expenses consist primarily of employee-related costs directly associated with our sales and marketing activities, including salaries, employee benefits and stock-based compensation, and sales commissions. Sales and marketing expenses also include expenditures related to advertising, media, marketing, promotional costs, free trial expenses, brand awareness activities, business development, corporate partnerships, travel, conferences and events, professional services, and allocated overhead costs. We also have a heavy reliance on contracted services in these areas which are reflected in the department spend. We plan to continue to invest in sales and marketing to grow our customer base and increase our brand awareness. As a result, we expect our sales and marketing expenses to increase in absolute dollars for the foreseeable future. Our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

General and Administrative

General and administrative expenses consist of employee-related costs for executive, finance, legal, human resources, facilities, and certain IT personnel, including salaries, employee benefits and stock-based compensation, professional fees for external legal, accounting, recruiting and other consulting services, bad debt, allocated overhead costs, and unallocated lease costs. We expect our general and administrative expenses to continue to increase in absolute dollars for the foreseeable future to support our growth and because of additional costs associated with legal, accounting, compliance, insurance, investor relations, and other areas associated with being a public company. Our general and administrative expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Comparison of quarters ended June 30, 2023, and 2024

Revenue, Cost of Revenue, Gross Profit, and Gross Margin

Historical revenue has been transactional in nature, related to Research and Development grants or paid Proof of Concept installations. Our costs related to these activities do not necessarily reflect future costs of sales following the deployment of our Dot Cloud SaaS solution. In the six months ended June 30, 2024, we had only begun our investment in the sales and marketing ramp up and the results reflect the historical small pilot activities we have done as we productize our emerging technology.

Q2 – YOY Comparison	2024 Q2	2023 Q2	Change	% Change
Revenue	$101,995	$172,384	$(70,389)	(40.83)%
COGS	$10,009	$56,102	$(46,093)	(82.16)%
Gross Profit	$91,986	$116,282	$(24,296)	(20.89)%
Margin %	90.19%	67.45%	22.73%	33.70%

Investments in Innovation and Future Growth (Strategic OPEX Investment levels)

Our performance is driven by continuous innovation on our Dot Cloud, our innovations in IoT data collection and our advances in applying AI to our customer problem sets. Our investments in Sales and Marketing drive brand and solution awareness and generate demand. We will continuously invest in adding new applications and methods to our solution and presence over time. Our performance is also impacted by our ability to scale our headcount across our business to support our growth. We remain committed to aggressively investing in our Sales and Marketing capacity and maintaining our Research and Development organization, and to driving revenue growth globally.

Operational Spending

Our spend for the six months ended June 30, 2024 reflects the significant pivot towards the market, with Sales & Marketing spend increasing by $945,010 or by 526.2% year over year. We expect to increase this further in the third quarter to take advantage of additional public investment to build this department as the tip of the spear for growth.

	Q2 2024	Q2 2023	Change	% Change
Sales & Marketing	$1,124,586	$179,576	$945,010	526.2%
Percentage of Revenue	1,102.5%	104.2%

Our spend for the six months ended June 30, 2024 in Research & Development reflects some of the changes we made in offshoring more of our team, while still growing capacity through hiring overseas and contracting strategic resources. While we reduced our expense, we actually grew our capacity by the equivalent of 12 man-years of effort. This has allowed us to add a hardware team and expand our AI team while still controlling costs.

	Q2 2024	Q2 2023	Change	% Change
Research & Development	$273,313	$473,287	$(199,974)	(42.3)%
Percentage of Revenue	268.0%	274.6%

Expanding Within Our Existing Customer Base (Share of Subscribers)

We believe that there is a significant opportunity to expand sales to existing customers following their initial adoption of our Dot Cloud. We will expand our customer base by selling more applications and expanding use of existing applications across geographies and divisions. Our ability to expand within our customer base will depend on a number of factors, including our customers’ satisfaction, pricing, competition, macroeconomic factors, and changes in our customers’ spending levels. While there are many factors involved in this expansion, the Customer Success department will be the key internal driver to retention and expansion of customer revenue. At this juncture it is not a significant part of our operational expense, but will be built out as our bookings increase and our channel support requirements come online.

General & Admin Expenses

As we move towards becoming a public company, the costs of regulatory compliance will be evident in our spend on G&A. The change in period expense is entirely comprised of costs from this activity.

	Q2 2024	Q2 2023	Change	% Change
General & Admin	$1,423,377	$367,028	$1,056,350	287.8%
Percentage of Revenue	1,395.5%	212.9%	1,182.6%

Comparison of year ended December 31, 2022 and 2023

Revenue, Cost of Revenue, Gross Profit, and Gross Margin

Historical revenue has been transactional in nature, related to Research and Development grants or paid Proof of Concept installations. Our costs related to these activities do not necessarily reflect future costs of sales following the deployment of our Dot Cloud SaaS solution. In the six months ended June 30, 2023, we had only begun our investment in the sales and marketing ramp up and the results reflect the historical small pilot activities we have done as we productize our emerging technology.

YOY Comparison	2023	2022	Change	% Change
Revenue	$439,640	$591,751	$(152,111)	(25.7)%
COGS	$86,888	$148,560	$(61,672)	(41.5)%
Gross Profit	$352,752	$443,191	$(90,439)	(20.4)%
Margin %	80.20%	74.90%	5.3%	7.1%

Investments in Future Growth (Strategic OPEX Investment levels)

Our market leadership is supported by continuous innovation on our Dot Cloud, our inventions in IoT data collection and our advances in applying AI to our customer problem sets. We continuously invest in adding new applications and methods to our solution. As such, spending on research and development will always be an important part of our strategy.

However, the driving force that will fuel our company is market growth. Our recent pivot to move most of our spending to Sales & Marketing shows a commitment to our go-to-market strategy. We recognize the need to grow adoption and expand brand awareness as we rise in the space. This fiscal year is a critical period to add productive resources to ensure success is sustained.

Adding additional compliance and oversight resources as we grow and especially as we make a public offering, is a natural and essential step. In addition, our small operations team will continue to grow as the demand increases from our maturing sales pipeline.

Operational Spending

YOY Comparison	2023	2022	Change	% Change
R&D	837,453	712,592	124,861	17.5%
Sales & Marketing	742,041	361,058	380,983	105.5%
General & Admin	449,936	210,706	239,230	113.5%
Total OPEX	$2,029,430	$1,284,356	745,074	58.0%

Other (expenses)

	For the Year Ended December 31,		Variance
	2023	2022	$	%
Other (expenses):
Interest expense	$—	$(8,805)	$(8,805)	(100)%
Change in fair value of SAFE agreements	(263,239)	(118,260)	144,979	123%
Total other expenses	$(263,239)	$(127,065)	$136,174	23%

The Company did not carry debt during the first quarters of 2022 and 2023 or the years ended December 31, 2022 and 2023 nor did it have other income.

Provision for Income Taxes

No provision is made for tax at this time as the company has not generated taxable income at this stage.

Liquidity and Capital Resources

Liquidity is a measure of our ability to access sufficient cash flows to meet the short-term and long-term cash requirements of our business operations. Since our founding, we have financed our operations primarily through seed investment in the form of SAFE agreements. We anticipate funding in connection with the Business Combination, as described above and that such funding will be sufficient for the next 12 months. Our future capital requirements will depend on many factors, including, but not limited to, our growth, our ability to attract and retain customers, the continued market acceptance of our solution, the timing and extent of spending necessary to support our efforts to develop our Dot Cloud and meet our performance obligations related to subscription sales of the same, the expansion of sales and marketing activities, and the impact of macroeconomic conditions on us and our customers’ and partners’ businesses. Further, we may enter into arrangements to acquire or invest in businesses, products, services, and technologies. We will need to raise additional capital in the future to finance our operations and expand our business.

Going Concern

In connection with the company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management anticipates the company will continue to incur operating losses for the foreseeable future. These conditions raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans with regard to these matters include generating sufficient revenues and seeking additional financing arrangements. Although management continues to pursue these plans, there is no assurance the company will be successful in obtaining sufficient revenues from its products, and/or obtaining financing or equity investments on terms acceptable to the company.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this filing are prepared in accordance with GAAP. We believe that the following accounting policies involve a high degree of judgment and complexity. These are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Management analyzed the impact of using the estimates on its financial statement line items and has considered the impact of the estimates within each of the critical accounting policies below.

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	—	Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.
Level 2	—

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The Company reviews the fair value hierarchy classification on an as needed basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. The Company recognizes transfers into and out of levels within the fair value hierarchy in the appropriate period in which the actual event or change in circumstances that caused the transfer to occur.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, prepaid expenses, accounts payable, accrued expenses, and other current liabilities, approximate their recorded values due to their short-term maturities.

Revenue Recognition

Revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

We determine revenue recognition through the following steps:

1.      Identification of the contract, or contracts, with a customer;

2.      Identification of the performance obligations in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of revenue when, or as, we satisfy a performance obligation.

We offer feasibility studies which allow customers to gain insight into how data driven tracking could improve their business. As part of our studies, off-the-shelf components are installed on customer-owned assets which enable data to be captured by our beta Zero Infrastructure Mesh (ZIM) technology network. These feasibility studies allow the refinement of our software protocols and provide essential information for the continued development of our solution. Customers receive the information captured in our feasibility study reports. These feasibility study reports are the only performance obligation in our contracts.

We determined that the single promise to our customers is satisfied at a point in time. In reaching this conclusion, we considered the context of the contract and the nature of our promise to provide the customer with actionable insights to improve the management of their operations in a feasibility report.

The single performance obligation is satisfied at a point in time, as our customers do not consume the benefits of our studies until their feasibility report is delivered. Accordingly, the fixed consideration related to the performance obligation is recognized on when control of the feasibility report is transferred to the customer which is upon acceptance.

The estimates involved in revenue recognition pertains to determination of standalone selling price. Management considered the data inputs for the standalone selling price and determined that customer contract price is the best estimate of the standalone selling price. The estimates applied have been reasonable in the past and the likelihood of change in estimate to impact the standalone selling price is remote.

Internal-Use Software Development

We capitalize qualifying internal-use software development costs related to our SAAS solution. The costs consist of personnel costs (including related benefits and stock-based compensation) and consulting costs that are incurred during the development stage. Capitalization of costs begins when three criteria are met: (1) the preliminary development efforts are successfully completed, (2) management has authorized and committed project funding, and (3) it is probable that the project will be completed and the software will be used as intended.

Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all substantial testing. Costs related to preliminary project activities and post-implementation operating activities are expensed as incurred.

Capitalized costs are captured in other assets under the caption capitalized software development costs on the balance sheet. These costs are not yet amortized as our SAAS solution has not been deployed.

Management considers use of estimates in determining the appropriate allocation of personnel costs (including fringe benefits and stock compensation) and software development consultants’ costs to software capitalization. Such costs were analyzed for reasonableness and the current basis (evaluation of project plans and stage) is determined to be best estimate of the costs capitalized during the period. The estimates applied have been reasonable in the past and the likelihood of change in estimate to impact the software cost capitalized is remote.

MANAGEMENT OF HOLDINGS FOLLOWING THE BUSINESS COMBINATION

Unless the context requires otherwise, references to “Holdings,” “we,” “us” or “our” in this section are to the business and operations of Holdings and its subsidiaries following the Business Combination.

Executive Officers and Directors After the Business Combination

Upon the Closing, the business and affairs of Holdings will be managed by or under the direction of the board of directors of Holdings. We currently expect that the directors and executive officers of Holdings upon the Closing will include the following:

Executive Officers	Age	Positions
Edmund Nabrotzky		Chief Executive Officer, Director (Class III)
Charles Maddox		Chief Financial Officer and Chief Operating Officer
Directors
Dr. Sheldon Paul		Director (Class I)
Joanna Burkey		Director (Class II)
Holly Grey		Director (Class II)
Dr. David Carlson		Director (Class III)
Jeff Saling		Director (Class III)

Executive Officers

Ed Nabrotzky.    Mr. Nabrotzky is the co-founder and Chief Executive Officer of SEE ID. Mr. Nabrotzky previously served as the President of Litum from January 2022 to August 2022, served as an Adjunct Faculty Member at the Simon Business School, University of Rochester from December 2019 to June 2022, and served as the Director, Sales & Strategy at Panasonic North America from January 2019 to October 2021. From September 2011 to January 2019, Mr. Nabrotzky served as the Chief Solutions Officer at Omni-ID. Mr. Nabrotzky also served as the President of Dynamic e-Horizons Inc. from August 2009 to March 2012. Prior to that, he was with Molex as the Group Product Marketing from January 2006 to December 2009. Mr. Nabrotzky started his career with Woodhead Industries Inc. in April 1998 and served the company until December 2006 as the VP & General Manager. Mr. Nabrotzky is preparing to defend his dissertation in completing a PhD in Technology Management from Indiana State University, an MBA from Ivey Business School at Western University, and a B.Sc. in Computer Science from Western University. Mr. Nabrotzky has been selected to serve as a member of the Board of Directors of Holdings because of the perspective and experience he brings as our co-founder and Chief Executive Officer as well as his management experience.

Vijayan Nambiar.    Mr. Nambiar is Chief Technology Officer of SEE ID. Ms. Nambiar brings over 24 years of experience in leading product development from conception to field rollout for a variety of next-gen embedded real-time hardware & cloud solutions. Ms. Nambiar holds a Masters in Computer Science and an MBA, showcasing a solid educational foundation in both technical and business domains. As a former Senior Manager of Strategy at Verizon, Mr. Nambiar managed the 5G device ecosystem and the Fios Wi-Fi router teams. During his tenure at Verizon, Mr. Nambiar successfully shipped over 5 million devices and generated more than $1.5 billion in revenue, underscoring his ability to drive substantial business growth and innovation. Mr. Nambiar’s entrepreneurial spirit is evidenced by his involvement in three startups as part of the founding engineering team. Notably, his work at SimpliVity culminated in a significant achievement when the company was acquired by HP for $650 million. Mr. Nambiar’s deep understanding of the startup environment and strategic execution has been pivotal in driving technological advancements and successful exits.

Non-Employee Directors

Jeff Saling is a serial entrepreneur, seasoned executive, and prolific investor with over 30 years of experience in launching, scaling, and exiting startups in the SaaS and cloud domains. He is currently the executive director and co-founder of StartUpNV, Nevada’s non-profit statewide startup accelerator, where he leads the vision, strategy, and operations to support and accelerate the growth of Nevada-based startups. Jeff is also an active angel investor and co-president of Sierra Angels, one of the longest running angel groups in the US, and a general partner of 1864 Fund, a seed-stage venture capital fund that invests in high-potential startups outside of traditional venture enclaves.

He is passionate about creating a vibrant and diverse startup ecosystem in Nevada, and he leverages his extensive network, expertise, and resources to connect founders with mentors, customers, talent, and capital. In addition, Jeff is an adjunct professor in the College of Engineering at the University of Nevada, Reno, where he teaches entrepreneurship and innovation courses.

Joanna Burkey is a transformational leader, board director, and senior executive with deep experience in cybersecurity, technology, and digital transformation. Joanna has held a variety of roles throughout her career, primarily focusing on cybersecurity, strategy, engineering and risk. She is passionate about increasing diversity within technology and using her decades of experience in security and risk to serve others. Her experience in crisis and risk management in addition to her technical acumen inform her boardroom expertise in the areas of audit/risk, governance, and compliance. She has held senior executive roles at multiple global corporations and has lived and worked in both the US and Europe. Her most recent corporate role was as the Chief Information Security Officer (CISO) at HP Inc, and she now serves as an advisor and consultant to multiple enterprises. The breadth of her roles has covered a wide spectrum from customer facing to internal shared services, and spanned company sizes from twelve employees to four hundred thousand. She has been on the front end of transformational change at technology leaders such as HP Inc and Siemens AG, and is therefore able to take the best practices and lessons learned into other entities that are beginning, or are on, similar journeys of transformation. Joanna is a director and member of the audit and compensation committees at Beyond Inc (NYSE: BYON) and an independent director and chair of the risk/compliance committee at ReliabilityFirst Corporation. She is a member of the NACD Texas TriCities board and holds both Directorship Certification from NACD (National Association of Corporate Directors) and Qualified Technology Executive certification from DDN (Digital Directors Network). Joanna is also a publicly recognized thought leader and speaker with excellent communication skills. She was named to the Top 100 CISOs in 2022 and has been published in multiple articles as well as the book Tribe of Hackers: Security Leaders. She has a Computer Science and Mathematics background from both Angelo State University and the University of Texas Austin, as well as a certificate in Finance and Accounting from Stanford Graduate School of Business.

Dr. Sheldon W. Paul is an obstetrician-gynecologist in Las Vegas, Nevada and is affiliated with Summerlin Hospital Medical Center. He received his medical degree from University of Nevada Reno School of Medicine and has been in practice for more than 25 years. Dr. Paul has developed, owned and operated multiple clinics over his years of practice. He has also branched into other several other successful businesses and investments, including early investments in Dot Ai. Dr. Paul is a founder and controlling member of Pope Technologies LLC, which is SEE ID’s primary distributor and currently subleases office space to SEE ID. He brings unique practical entrepreneurial experience to the board.

David Carlson, DO, MBA has been the Chief Medical Officer in South King County for Virginia Mason Franciscan Health since 2023. He recently served as a medical director for Seamar Community Health Centers in Pierce and Thurston Counties from during 2023. Prior to joining VMFH, Dr. Carlson served as chief physician officer for Multicare from 2017 to 2022, chief physician executive for Hospital Sisters Health System from 2014 to 2017, and chief medical officer for Conemaugh Health System in Johnstown, PA from 2007 to 2014. Previous leadership roles also include Ochsner Clinic Foundation in Baton Rouge, LA; Summit Health System in Chambersburg, PA; and Lovelace Health Systems in Albuquerque, NM. Dr. Carlson is a member and is currently Chairman of the Board for the Physician Insurance Company, and has been a board member of United Way Pierce County since 2018. He has also served on the boards of the Washington Healthcare Alliance and Physicians of Southwest Washington. Dr. Carlson is a board-certified family practice physician, with a subspecialty in geriatrics. He earned his Bachelor of Science degree from Pennsylvania State University, his medical degree from Philadelphia College of Osteopathic Medicine, and his Master of Business Administration from Alvernia University.

Holly Grey has been the Chief Financial Officer of Exabeam since November 2021. Ms. Grey has over 25 years of experience in high growth technology companies. Prior to Exabeam, from 2013 to 2020, Ms. Grey was SVP Finance at Forescout Technologies, where she was responsible for all financial and accounting operations and led Forescout through its successful initial public offering. Before Forescout, from 2008 to 2013, Ms. Grey was SVP Finance at Accuray Incorporated, a publicly traded medical device technology company. Prior to Accuray, from 2000 to 2008, Ms. Grey was VP Finance at Aspect Software, leading the organization through significant growth, including multiple M&A transactions. Ms. Grey started her career in public accounting at Arthur Andersen, from 1995 to 2000, and earned a bachelor’s degree in accounting at Boston College.

Family Relationships

William Reny, the Chief Experience Officer of SEE ID, and Robert Reny, the Chief Revenue Officer of SEE ID, are brothers. There are no other family relationships among any of our directors or executive officers.

Board Composition

Holdings’ business and affairs will be organized under the direction of the Holdings board of directors. The primary responsibilities of the Holdings board of directors will be to direct the management of the business and affairs of the company by providing oversight, strategic guidance, counseling, and direction to Holdings’ management. The Holdings board of directors will meet on a regular basis and additionally as required.

The Proposed Holdings Charter provides that the Holdings Board will consist of three classes of directors, Class I, Class II and Class III, with the members of the board of directors of Holdings be elected serve as Class I, Class II and Class III directors to serve staggered terms until the first, second and third annual meeting of the stockholders of Holdings, respectively, held after the amendment and restatement of Holdings’ Charter, or until their respective successors are duly elected and qualified, or until their earlier resignation, removal, or death. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Any director may be removed from office by the stockholders of Holdings as provided in Section 141(k) of the DGCL only for cause.

Assuming the Proposed Holdings Charter is approved, the initial members of the Holdings board of directors are expected to be as follows and designated to the following classes:

Director	Class
Dr. Sheldon W. Paul	Class I
Class I
Joanna Burkey	Class II
Holly Grey	Class II
Dr. David Carlson	Class III
Jeff Saling	Class III

Director Independence

Upon the Closing, the Holdings board of directors is expected to determine that each of the directors on the Holdings board of directors other than [•] and [•], will qualify as independent directors, as defined under the rules of the Securities Exchange, and the Holdings board of directors will consist of a majority of “independent directors,” as defined under the rules of the SEC and the Securities Exchange relating to director independence requirements. In addition, Holdings will be subject to the rules of the SEC and the Securities Exchange relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of the Holdings Board of Directors in Risk Oversight/Risk Committee

Upon the Closing, one of the key functions of the Holdings board of directors will be informed oversight of Holdings’ risk management process. The Holdings board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Holdings board of directors as a whole, as well as through various standing committees of the Holdings board of directors that address risks inherent in their respective areas of oversight. In particular, the Holdings board of directors will be responsible for monitoring and assessing strategic risk exposure and Holdings’ audit committee will have the responsibility to consider and discuss Holdings’ major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

The audit committee will also monitor compliance with legal and regulatory requirements. Holdings’ compensation committee will also assess and monitor whether Holdings’ compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the Closing, the Holdings board of directors will have three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee.

Following the Closing, copies of the charters for each committee will be available on Holdings’ website.

Audit Committee

Holdings’ audit committee will consist of [•]. The Holdings board of directors will determine that each of the members of the audit committee will satisfy the independence requirements of the Securities Exchange and Rule 10A-3 under the Exchange Act and be able to read and understand fundamental financial statements in accordance with the Securities Exchange’s audit committee requirements. In arriving at this determination, the Holdings board of directors will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

[•] will serve as the chair of the audit committee. The Holdings board of directors will determine that qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Securities Exchange’s rules. In making this determination, the Holdings board of directors will consider formal education and previous experience in financial roles. Both Holdings’ independent registered public accounting firm and management will periodically meet privately with Holdings’ audit committee.

The functions of this committee are expected to include, among other things:

•        evaluating the performance, independence and qualifications of Holdings’ independent auditors and determining whether to retain Holdings’ existing independent auditors or engage new independent auditors;

•        reviewing Holdings’ financial reporting processes and disclosure controls;

•        reviewing and approving the engagement of Holdings’ independent auditors to perform audit services and any permissible non-audit services;

•        reviewing the adequacy and effectiveness of Holdings’ internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of Holdings’ internal audit function;

•        reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by Holdings;

•        obtaining and reviewing at least annually a report by Holdings’ independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•        monitoring the rotation of partners of Holdings’ independent auditors on Holdings’ engagement team as required by law;

•        prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of Holdings’ independent auditor;

•        reviewing Holdings’ annual and quarterly financial statements and reports, including the disclosures contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such periodic reports, and discussing the statements and reports with Holdings’ independent auditors and management;

•        reviewing with Holdings’ independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of Holdings’ financial controls and critical accounting policies;

•        reviewing with management and Holdings’ auditors any earnings announcements and other public announcements regarding material developments;

•        establishing procedures for the receipt, retention and treatment of complaints received by Holdings regarding financial controls, accounting, auditing or other matters;

•        preparing the report that the SEC requires in Holdings’ annual proxy statement;

•        reviewing and providing oversight of any related party transactions in accordance with Holdings’ related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including Holdings’ code of ethics;

•        reviewing Holdings’ major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•        reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Holdings will comply with future requirements to the extent they become applicable to Holdings.

Compensation Committee

Holdings’ compensation committee will consist of [•], and [•] will serve as the chair of the compensation committee. The Holdings board of directors will determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of the Securities Exchange. The functions of the committee are expected to include, among other things:

•        reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•        reviewing and approving the compensation and other terms of employment of Holdings’ executive officers;

•        reviewing and approving performance goals and objectives relevant to the compensation of Holdings’ executive officers and assessing their performance against these goals and objectives;

•        making recommendations to the Holdings board of directors regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Holdings board of directors;

•        reviewing and making recommendations to the Holdings board of directors regarding the type and amount of compensation to be paid or awarded to Holdings’ non-employee board members;

•        reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•        administering Holdings’ equity incentive plans, to the extent such authority is delegated by the Holdings board of directors;

•        reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for Holdings’ executive officers;

•        reviewing with management Holdings’ disclosures under the caption “Compensation Discussion and Analysis” in Holdings’ periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such periodic report or proxy statement;

•        preparing an annual report on executive compensation that the SEC requires in Holdings’ annual proxy statement; and

•        reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Holdings board of directors.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Securities Exchange rules and regulations. Holdings will comply with future requirements to the extent they become applicable to Holdings.

Nominating and Corporate Governance Committee

Holdings’ nominating and corporate governance committee will consist of Jeff Saling (Chairperson), Joanna Burke (Cyber sub-committee Chairperson), Holly Gray (Audit sub-committee Chairperson), Dr. Sheldon Paul (at large), Ed Nabrotzky (at large), Stacy Abrams (at large) and Dr. David Carlson (Governance sub-committee Chairperson) [•]. The Holdings board of directors will determine that each of the members of Holdings’ nominating, and corporate governance committee will satisfy the independence requirements of the Securities Exchange.

Dr. David Carlson will serve as the chair of Holdings’ nominating and corporate governance committee. The functions of this committee are expected to include, among other things:

•        identifying, reviewing and making recommendations of candidates to serve on the Holdings board of directors;

•        evaluating the performance of the Holdings board of directors, committees of the Holdings board of directors and individual directors and determining whether continued service on the Holdings board of directors is appropriate;

•        evaluating nominations by stockholders of candidates for election to the Holdings board of directors;

•        evaluating the current size, composition and organization of the Holdings board of directors and its committees and making recommendations to the Holdings board of directors for approvals;

•        developing a set of corporate governance policies and principles and recommending to the Holdings board of directors any changes to such policies and principles;

•        reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Holdings board of directors current and emerging corporate governance trends; and

•        reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Holdings board of directors, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Securities Exchange rules and regulations. Holdings will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Holdings’ compensation committee has ever been an executive officer or employee of Holdings. None of Holdings’ intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Holdings board of directors or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Holdings Charter and Proposed Holdings Bylaws will provide indemnification and advancement of expenses for the Holdings’ directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Holdings has entered into, or will enter into, indemnification agreements with each of its directors and officers. Under the terms of such indemnification agreements, the Holdings will be required to indemnify each of the Holdings’ directors and officers, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of officer of the Holdings or any of its subsidiaries or was serving at the request of the Holdings in an official capacity of another entity. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Proposed Holdings Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Holdings’ rights and the rights of the Holdings’ stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Holdings’ directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Proposed Holdings Bylaws provide that Holdings will, in certain situations, indemnify Holdings’ directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

Holdings plans to maintain a directors’ and officers’ insurance policy pursuant to which Holdings’ directors and officers are insured against liability for actions taken in their capacities as directors and officers. SUAC believes these provisions in the Proposed Holdings Charter and the Proposed Holdings Bylaws, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The Holdings board of directors will adopt a code of business conduct and ethics, or the Code of Conduct, applicable to all of Holdings’ employees, executive officers, and directors. The Code of Conduct will be available on Holdings’ website. Information contained on or accessible through Holdings’ website is not a part of this proxy statement/prospectus. The nominating and corporate governance committee of the Holdings board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Holdings expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The Holdings board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that Holdings is able to recruit and retain qualified directors. Following the Closing, Holdings intends to develop a non-employee director compensation program that is designed to align compensation with Holdings’ business objectives and the creation of stockholder value, while enabling Holdings to attract, retain, incentivize, and reward directors who contribute to the long-term success of Holdings.

SEE ID EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for SEE ID’s named executive officers who are identified in the 2023 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on SEE ID’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that SEE ID adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

SEE ID’s named executive officers for the year ended December 31, 2023, which consisted of SEE ID’s chief executive officer and the next two most highly compensated executive officers, were:

•        Ed Nabrotzky, Chief Executive Officer;

•        Charles Maddox, Chief Financial Officer/Chief Operations Officer; and

•        Vijayan Nambiar, Chief Technology Officer.

Summary Compensation Table

The following table sets forth information regarding the compensation of SEE ID’s named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Option Awards ($)		Nonequity Incentive Compensation	Bonus ($)	All Other Compensation ($)	Total ($)
Ed Nabrotzky	2023	$229,999.90		—	—	—	$5,820.62		$235,820.52
Chief Executive Officer	2022	$72,508.07		—	—	—	$931		$73,439.07
Charles Maddox	2023	$229,999.90		—	—	—	—		$229,999.90
Chief Financial Officer/Chief Operations Officer	2022	$72,243.56		—	—	—	—		$72,508.07
Vijayan Nambiar	2023	$229,999.90		—	—	—	—		$229,999.90
Chief Technology Officer	2022	$148,910.20	$	[_______][11]	—	—	—	$	[148,910.20]

____________

11      RRSC NTD: Vijayan Nambiar was granted 12,750,000 options in 2022. SEE ID’s CPA is working on the value, per accounting rules ASC 718.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2023:

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Ed Nabrotzky	9/1/2021	2,100,000	—	0.143	9/1/26	—	—	—	—
Charles Maddox	9/1/2021	2,100,000	—	0.143	9/1/26	—	—	—	—
Vijayan Nambiar	5/7/2022	12,750,000	—	0.0042	5/7/32	—	—	—	—

____________

(1)      Each of the outstanding equity awards was granted pursuant to SEE ID’s 2021 Equity Incentive Plan.

Employment Agreements

Set forth below is a description of the current employment agreements of the named executive officers as of December 31, 2023. Each employment agreement of the named executive officers does not have a specific term and provides that the applicable named executive officer is an at-will employee. Certain other key employees of SEE ID, will be entering into new employment agreements in connection with the Business Combination, which are discussed below in detail (see “Employment Agreements Effective as of the Closing”).

Agreement between Edmund Nabrotzky and SEE ID

Mr. Nabrotzky is employed by SEE ID for the position of Chief Executive Officer (CEO), and his duties are those normally associated with his position and such duties as are assigned to him from time to time, subject to the oversight and direction of the Board of Directors of SEE ID or its designee. Mr. Nabrotzky’s annual base salary as of December 31, 2023 was $230,000.00 and he is entitled to receive a cash bonus from SEE ID as incentive for key performance milestones, to be paid in amounts and at such times as are reasonably determined by the Board of Directors of SEE ID.

Agreement between Charles Maddox and SEE ID

Mr. Maddox is employed by SEE ID for the positions of Chief Operating Officer and Chief Financial Officer, and his duties are those normally associated with his position and such duties as are assigned to him from time to time, subject to the oversight and direction of the CEO or his designee. Mr. Maddox’s annual base salary as of December 31, 2023 was $230,000.00 and he is eligible to receive an annual cash bonus from SEE ID’s net income, to be paid in amounts and at such times as are reasonably determined by the Board of Directors of SEE ID.

Agreement between Vijayan Nambiar and SEE ID

Mr. Nambiar is employed by SEE ID for the position of Chief Technology Officer, and his duties are those normally associated with his position and such duties as are assigned to him from time to time, subject to the oversight and direction of the CEO or his designee. Mr. Nambiar’s annual base salary as of December 31, 2023 was $230,000.00.

Change of Control Payments

Under the [SEE ID Transaction Bonus Plan], the following Change of Control Payments (as defined in the Business Combination Agreement) are due to the following executive officers of SEE ID at the Closing of the Business Combination:

•        Edmund Nabrotzky (Chief Executive Officer): $320,000

•        Charles Maddox (Chief Financial Officer/Chief Operations Officer): $250,000

•        Vijayan Nambiar (Chief Technology Officer): $200,000

•        Bob Reny (Chief Revenue Officer): $60,000

•        Bill Reny (Chief Experience Officer): $170,000

Certain Change of Control Payments could constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Prior to the Closing, the SEE ID intends to (i) solicit from each person who has a right to Change of Control Payments that would be deemed to constitute “parachute payments” a waiver of such person’s rights to some of such payments (a “Parachute Payment Waiver”) so that all remaining payments applicable to such person shall not be deemed “excess parachute payments” that would not be deductible under Section 280G of the Code (“Waived 280G Payments”) and (ii) submit to the SEE ID stockholders for approval all Waived 280G Payments that may be received by a person who has delivered a Parachute Payment Waiver in accordance with Section 280G(b)(5)(B) of the Code. If the requisite approval is not obtained, the applicable Waived 280G Payment will not be made to the extent that it would cause any amount to constitute a “parachute payment.”

The Combined Company may adopt other change of control bonus plans in the future.

Sales Incentive Plan

A [Sales Incentive Plan] will be adopted to incentivize the business development team’s achievement of certain performance targets, and such plan will be subject to change from time to time. Certain employees may receive cash commissions and/or incentive stock options under the sales incentive plan.

Compensation Structure

Following the Business Combination, Holdings intends to engage a third-party compensation consultant to identify a peer group of similarly situated companies and assist Holdings with designing an appropriate compensation structure, targeting a structure and compensation metrics that are within the median range for peer group companies.

Limitation of Liability and Indemnification

The amended and restated certificate of incorporation of the Combined Company and amended and restated bylaws, each to be effective upon the Closing, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits the amended and restated certificate of incorporation of the Combined Company from limiting the liability of our directors for the following:

•        any breach of the director’s duty of loyalty to us or to our stockholders;

•        acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•        unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•        any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The amended and restated certificate of incorporation of the Combined Company does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law.

This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in the amended and restated certificate of incorporation of the Combined Company and amended and restated bylaws, we intend to enter into an indemnification agreement with each member of our board of directors and each of our officers prior to the Closing. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the amended and restated certificate of incorporation of the Combined Company and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

SUAC Related Person Transactions

On August 30, 2021, the Sponsor paid $25,000 in consideration for 9,833,333 Founder Shares. Up to 1,250,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In November 2021, the Company effected a 1.0627119 for 1 stock split of the Class B common stock, so that the Sponsor owns an aggregate of 10,450,000 Founder Shares. Up to 1,190,000 of the Founder Shares would have been forfeited depending on the extent to which the underwriters’ over-allotment option is not exercised. Because of the underwriters’ full exercise of the over-allotment option on November 19, 2021, 1,190,000 shares were no longer subject to forfeiture.

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 1,350,000 Private Units at a price of $10.00 per Private Unit, or $13,500,000, of which $600,000 has not been funded as of June 30, 2024, and December 31, 2023, and was recorded as subscription receivable. Each Private Unit consists of one share of Class A common stock and one-half of one warrant. Each whole warrant is exercisable to purchase one-half whole share of Class A common stock at $11.50 per whole share.

We currently utilize office space at $10,000 per month from our sponsor as our executive offices. Commencing on the date of this prospectus, we will pay our sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Any of the foregoing payments to our sponsor, repayments of loans from our sponsor or repayments of working capital loans prior to our initial business combination will be made using funds held outside the trust account.

On August 30, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. Any drawdown under the loan were non-interest bearing, unsecured and were due at the earlier of March 31, 2022, or the closing of the IPO. As of December 31, 2022, there were no borrowing under the note. The facility is no longer available to the Company subsequent to the IPO.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Registration Rights and Lock-Up Agreements

The Business Combination Agreement provides that, upon the consummation of the Mergers, Holdings, Sponsor and certain equity holders of SEE ID will enter into a Registration Rights and Lock-Up Agreement. Under the Registration Rights and Lock-up Agreement, following the consummation of the Mergers, certain stockholder signatories thereto will have “shelf” and “piggyback” registration rights. The Registration Rights and Lock-Up Agreement also provides that Holdings will pay certain expenses relating to such registrations and indemnify the stockholder signatories thereto against (or make contributions in respect of) certain liabilities that may arise under the Securities Act. This summary is qualified by reference to the complete text of the form of Restated Registration Rights and Lock-Up Agreement, which is filed as an exhibit to the registration statement of which this information statement/ prospectus forms a part.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, each of the directors of SUAC entered into the Sponsor Support Agreement with SUAC and SEE ID, pursuant to which each such director and Sponsor agreed to vote in favor of the approval and adoption of the Business Combination Agreement and vote against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions set forth in the Business Combination Agreement. In addition, such Initial Stockholders also agreed that they would not sell, assign or otherwise transfer any of the Sponsor Shares (as defined therein) unless the buyer, assignee or transferee is a controlled affiliate of such Initial Stockholder and executes the Sponsor Support Agreement or a joinder agreeing to become party to the Sponsor Support Agreement.

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, certain stockholders representing at approximately 99.45% of the issued and outstanding equity interests of SEE ID entered into the Stockholder Support Agreement with SUAC and SEE ID, pursuant to which such SEE ID Stockholders agreed to vote all Shares beneficially owned by them in favor of approval and adoption of the Business Combination Agreement and approval of the Business Combination, and vote against any action that would resulting in a breach of any covenant, representation or warranty of SEE ID under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Business Combination to be consummated. In addition, such SEE ID Stockholders also agreed that they would not sell, assign, or otherwise transfer any of the SEE ID Shares held by them, with certain limited exceptions, unless the buyer, assignee or transferee is a controlled affiliate of a stockholder of SEE ID and executes the Stockholder Support Agreement or a joinder agreeing to become a party to the Stockholder Support Agreement.

Indemnification Agreements

We have entered into, and plan on entering into, indemnification agreements with each of our directors and executive officers. The indemnification agreements, the Proposed Holdings Charter and the Proposed Holdings Bylaws, which will become effective upon the completion of the Business Combination, will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “SEE ID Executive Compensation — Limitation of Liability and Indemnification of Directors and Officers.”

SEE ID Group Related Person Transactions

On or about March 15, 2024, SEE ID entered into a Purchase Order with Pope Technologies LLC for certain products, hardware, installation, programming, subscription, and training. Pope Technologies LLC is owned by Dr. Paul, who is a director.

On or about March 15, 2024, SEE ID entered into a Customer Agreement with PRB Transportation, LLC, which is owned, in part, by Charles Maddox and Jeff Andersen, a stockholder of SEE ID.

As of July 1, 2024, SEE ID currently sub-leases from Pope Technologies LLC certain office space in Las Vegas, Nevada. Pope Technologies LLC is owned by Dr. Paul, who is a director.

As of March 1, 2024, SEE ID currently sub-leases from Enzymatic Holdings Corp., LLC certain manufacturing and development space in Campo Alegre Manati, Puerto Rico. Enzymatic Holdings Corp., LLC is owned, in part, by Charles Maddox, Edmund Nabrotzky and Jeff Andersen, a stockholder of SEE ID.

Related Person Transaction Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Holdings Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Holdings or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of Holdings’ executive officers or a member of Holdings Board;

•        any person who is known by Holdings to be the beneficial owner of more than 5% of our voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that Holdings will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of SUAC Common Stock as of [__] and (ii) expected beneficial ownership of Holdings Common Stock immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that all public shares are redeemed by:

•        Each person who is, or is expected to be, the beneficial owner of the more than 5% of issued and outstanding shares of Holdings Common Stock or of SUAC Common Stock;

•        Each of SUAC’s current executive officers and directors;

•        Each person who will be become an executive officer or director of Holdings post-Business Combination; and

•        All executive officers and directors of SUAC as a group pre-Business Combination and all executive officers and directors of Holdings post Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of SUAC pre-Business Combination is based on 12,659,414 shares of Common Stock (including 859,414 Public Shares, 1,350,000 shares of SUAC Class A Common held by the Sponsor and 10,450,000 shares of SUAC Class B Common Stock held by certain of SUAC’s directors) as of the date set forth above.

The expected beneficial ownership of shares of Holdings Common Stock post-Business Combination, assuming none of the Public Shares are redeemed, has been determined based upon the following: [•].

The expected beneficial ownership of shares of Holdings Common Stock post-Business Combination, assuming the maximum number of public shares have been redeemed, has been determined based on the following: [•].

The beneficial ownership information below excludes the shares of Holdings Common Stock issuable upon exercise of the Public Warrants and the Private Placement Warrants and expected to be issued or reserved under the Equity Incentive Plan or the Employee Stock Option Plan.

	Shares of ShoulderUp Technology Acquisition Corporation Common Stock (Pre-Business Combination)				Shares of CID HoldCo, Inc. Common Stock (Post-Business Combination)
	Class A	Class B(2)	Total		Assuming No Redemptions		Assuming Max Redemptions
Name of Beneficial Owner	Shares	Shares	Shares	Percent	Shares	Percent	Shares	Percent
Directors and Executive Officers of SUAC(1)
Phyllis Newhouse(3)	1,350,000	10,450,000	11,800,000	93.21	9,326,000		9,326,000
Rashaun Williams	—	—	—	—	—	—	—	—
Shawn Henry	—	—	—	—	—	—	—	—
Lauren C. Anderson	—	—	—	—	—	—	—	—
Janice Bryant Howroyd	—	—	—	—	—	—	—	—
Stacey Abrams	—	—	—	—	—	—	—	—
All executive officers and directors as a group (seven individuals)	1,350,000	10,450,000	11,800,000	93.21	9,326,000		9,326,000
Five Percent Holders of SUAC
ShoulderUp Technology Sponsor LLC(3)	1,350,000	10,450,000	11,800,000	93.21	11,800,000		11,800,000

	Shares of ShoulderUp Technology Acquisition Corporation Common Stock (Pre-Business Combination)				Shares of CID HoldCo, Inc. Common Stock (Post-Business Combination)
	Class A	Class B(2)	Total		Assuming No Redemptions		Assuming Max Redemptions
Name of Beneficial Owner	Shares	Shares	Shares	Percent	Shares	Percent	Shares	Percent
Directors and Executive Officers of Holdings(4)
William Reny	—	—	—	—	44,625,000		44,625,000
Charles Maddox	—	—	—	—	18,285,000		18,285,000
Edmund Nabrotzky	—	—	—	—	31,875,000		31,875,000
Vijayan Nambiar	—	—	—	—	—	—	—	—
Robert Reny	—	—	—	—	—	—	—	—
Toni Buhrke	—	—	—	—	—	—	—	—
[x]
All executive officers and directors as a group (x individuals)
Five Percent Holders of Holdings

____________

(1)      Unless otherwise noted, the business address of each of the following is 125 Townpark Drive, Suite 300, Kennesaw, GA 30144.

(2)      Interests consist of founder shares, classified as Class B common stock, and private placement shares after the initial public offering. Such shares will automatically convert into shares of Class A common stock upon the consummation of the initial business combination on a one-for-one basis, subject to adjustment as described therein. In connection with the Company’s extension of the deadline by which it has to consummate a business combination, on April 5, 2023, the Company and its Sponsor, entered into certain agreements with one or more third parties (the “Non-Redeeming Stockholders” in exchange for the Non-Redeeming Stockholders agreeing not to redeem the Company’s Public Shares at the April 2023 special meeting of stockholders called by the Company at which the Founder Share Amendment Proposal was approved (the “Non-Redemption Agreements”). The Non-Redemption Agreements provide for the allocation of up to 1,000,000 Founder Shares to the Non-Redeeming Stockholders, which shares will be transferred to the Non-Redeeming Stockholders at the closing of a Business Combination, among satisfaction of other conditions; however, subsequent to the April 2023 special meeting of stockholders, the Non-Redeeming Stockholders may elect to redeem any Public Shares held.

(3)      ShoulderUp Technology Sponsor LLC is the record holder of the shares reported herein. Phyllis Newhouse is the managing member of our sponsor and has voting and investment discretion with respect to the common stock held of record by our sponsor. By virtue of these relationships, Phyllis Newhouse may be deemed to have beneficial ownership of the securities held of record by our sponsor. Each of our officers, directors and advisors is, directly or indirectly, a member of our sponsor or have direct or indirect economic interests in our sponsor, and each of them disclaims any beneficial ownership of any shares held by our sponsor except to the extent of his or her ultimate pecuniary interest.

(4)      Unless otherwise noted, the business address of each of the following is 5661 S Cameron St, Suite 100, Las Vegas, NV 89118.

DESCRIPTION OF SECURITIES

As a result of the Business Combination, SEE ID Stockholders who receive shares of Holdings Common Stock in the Business Combination will become Holdings’ stockholders. Your rights as a Holdings stockholder will be governed by Delaware law, the Proposed Holdings Charter and Proposed Holdings Bylaws. The following description of the material terms of the Holdings’ capital stock, including the Holdings Common Stock to be issued to SUAC Stockholders in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law, the Proposed Holdings Charter and the Proposed Holdings Bylaws carefully and in their entirety because they describe your rights as a holder of shares of Holdings Common Stock.

In connection with the Business Combination, Holdings will amend and restate its Holdings Organizational Documents, which differ materially from the Existing SUAC Organizational Documents. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Holdings Charter and Proposed Holdings Bylaws, each of which will be in effect upon the consummation of the Business Combination assuming the Business Combination Proposal is approved and adopted. The forms of Proposed Holdings Charter and Proposed Holdings Bylaws are attached as Annex B to this proxy statement/prospectus.

The purpose of Holdings is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, and assuming the Business Combination Proposal and this proposal are approved and adopted, Holdings’ authorized capital stock will consist of [•] shares of common stock, par value $0.0001 per share. Unless the Holdings’ Board determines otherwise, Holdings will issue all shares of its capital stock in uncertificated form.

Common Stock

Holders of shares of Holdings Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.

Upon the Holdings’ liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors, the holders of common stock will be entitled to receive pro rata the Holdings’ remaining assets available for distribution. Holders of Holdings Common Stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Holdings Common Stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences, and privileges of holders of the common stock will be subject to those of the holders of any shares of Holdings preferred stock that the Board may authorize and issue in the future.

As of [•], the Record Date, there were 12,659,414 shares of SUAC Common Stock issued and outstanding and one holder of record of SUAC Common stock. After giving effect to the Business Combination (assuming no Public Shares of SUAC have been redeemed and no SUAC warrants have been exercised), we expect that there will be approximately 22,652,080 million shares of Holdings Common Stock outstanding, consisting of (i) 13.0 million shares (including shares underlying Holdings Options) issued of the SEE ID Members, (ii) 859,414 shares held by Public Stockholders, and (iii) 8,792,666 shares issued to the Initial Stockholders, after giving effect to certain forfeitures and new issuances.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one-half share of Holdings Common Stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of Business Combination, provided that Holdings has an effective registration statement under the Securities Act covering the shares of Holdings Common Stock issuable upon exercise of the warrant and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder of warrants may exercise their warrants only for a whole number of shares of Holdings Common Stock. This means only a whole warrant may be exercised at a given time by a holder of warrant and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Holdings will not be obligated to deliver any shares of Holdings Common Stock upon the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Holdings Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Holdings’ satisfying its obligations described below with respect to registration. No warrant will be exercisable, and we will not be obligated to issue a share of Holdings Common Stock upon exercise of a warrant unless the share of Holdings Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such Public Warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Holdings be required to net cash settle any warrant.

The Holdings Common Stock underlying the Warrants is being registered on the registration statement of which this prospectus is a part. Holdings will use its best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. During any period in which Holdings fails to maintain an effective registration statement with respect to the shares of Holdings Common Stock the warrants, holders of warrants may, until such time as there is such an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if Holdings Common Stock is, at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Holdings may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Holdings so elects, Holdings will not be required to file or maintain in effect a registration statement, and in the event Holdings do not so elect, Holdings will use its best efforts to register or qualify the shares of Holdings Common Stock under applicable blue sky laws to the extent an exemption is not available.

Redemption

Once the Warrants become exercisable, Holdings may call the Warrants for redemption (except as described herein with respect to the Private Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the closing price of the Holdings Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Holdings send the notice of redemption to the warrant holders.

Holdings will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Holdings Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Holdings Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable, Holdings may exercise its redemption right even if Holdings is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Holdings has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Holdings issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Holdings Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional shares of Holdings Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Holdings will round down to the nearest whole number of shares of Holdings Common Stock to be issued to the holder. If, at the time of exercise, the warrants are exercisable for a security other than Holdings Common Stock pursuant to the warrant agreement (for instance, if Holdings is not the surviving company in a subsequent business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for securities other than Holdings Common Stock, the surviving company will use its commercially reasonable efforts to register under the Securities Act the securities issuable upon the exercise of the warrants within 15 business days of the closing of an initial business combination.

Redemption Procedures

A holder of a warrant may notify Holdings in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of [•]% or [•]% (or such other amount as specified by the holder) of the Holdings Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Holdings Common Stock is increased by a share capitalization payable in shares of Holdings Common Stock, or by a sub-division of shares of Holdings Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Holdings Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of C Holdings Common Stock. A rights offering to holders of Holdings Common Stock entitling holders to purchase shares of Holdings Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Holdings Common Stock equal to the product of (a) the number of shares of Holdings Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Holdings Common Stock) multiplied by (b) one minus the quotient of (i) the price per share of Holdings Common Stock paid in such rights offering divided by (ii) the historical fair market value. For these purposes (x) if the rights offering is for securities convertible into or exercisable for shares of Holdings Common Stock, in determining the price payable for Holdings Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (y) “historical fair market value” means the volume-weighted average price of shares of Holdings Common Stock as reported during the ten-trading day period ending on the trading day prior to the first date on which the Holdings Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Holdings, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to holders of Holdings Common Stock on account of such Holdings Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Holdings Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Holdings Common Stock issuable on exercise of each warrant), do not exceed $0.50, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Holdings Common Stock in respect of such event.

If the number of outstanding shares of Holdings Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Holdings Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Holdings Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Holdings Common Stock.

Whenever the number of shares of Holdings Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Holdings Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Holdings Common Stock so purchasable immediately thereafter.

In addition, if (x) Holdings issues additional shares of Holdings Common Stock or equity-linked securities at an issue price or effective issue price of less than $[•] per share of Holdings Common Stock (with such issue price or effective issue price to be determined in good faith by the Holdings Board) (the “Newly Issued Price”), and (y) the volume-weighted average trading price of our shares of Holdings Common Stock during the 10-trading day period starting on the trading day prior to the day on which Holdings consummate our initial business combination (such price, the “Market Value”) of shares of Holdings Common Stock is below $[___] per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to [___]% of the higher of the Market Value and the Newly Issued Price, and the $[___] per share redemption trigger price described under “— Redemption” will be adjusted (to the nearest cent) to be equal to [___]% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Holdings Common Stock (other than those described above or that solely affects the par value of such Holdings Common Stock), or in the case of any merger or consolidation of Holdings with or into another corporation (other than a consolidation or merger in which Holdings are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Holdings Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Holdings as an entirety or substantially as an entirety in connection with which Holdings are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Holdings Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Holdings Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Holdings in connection with redemption rights held by stockholders as provided for in its amended and restated certificate of incorporation or as a result of the redemption of Holdings Common Stock by Holdings if a proposed initial business combination is presented to Holdings’ stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Holdings Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Holdings Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Holdings Common Stock in such a transaction is payable in the form of Holdings Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Holdings. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders thereof. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Holdings Common Stock and any voting rights until they exercise their Warrants and receive Class A Common Stock. After the issuance of Holdings Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Warrants

In connection with the Business Combination, the Private Warrants will be issued to SUAC Sponsor, its officers and directors and other persons or entities affiliated with SUAC Sponsor (and their permitted transferees) in exchange for the SUAC Private Placement Warrants held by the Sponsor immediately following the Sponsor’s forfeiture of such SUAC Private Placement Warrants.

Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Warrants (including the Holdings Common Stock issuable upon exercise of such Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to certain officers and directors and other persons or entities affiliated with the holder of such Private Warrants) and they will not be redeemable by Holdings so long as they are held by SUAC Sponsor, members of SUAC Sponsor, or their permitted transferees. SUAC Sponsor, members of SUAC Sponsor, or their permitted transferees have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than SUAC Sponsor, members of SUAC Sponsor, or their permitted transferees, the Private Warrants will be redeemable by Holdings in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise its Private Warrants on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Holdings Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Holdings Common Stock underlying the warrants, multiplied by the excess of the “exercise fair market value” (defined below) over the exercise price of the warrants by (y) the exercise fair market value. The “exercise fair market value” will mean the average reported closing price of the Holdings Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The Private Warrants will be exercisable on a cashless basis so long as they are held by SUAC Sponsor, members of SUAC Sponsor, or their permitted transferees because they may be affiliated with Holdings following the Business Combination. If they remain affiliated with Holdings, their ability to sell Holdings’ securities in the open market will be significantly limited. Holdings has policies in place that prohibit insiders from selling Holdings’ securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Holdings’ securities, an insider cannot trade in Holdings’ securities if they are in possession of material non-public information.

Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Holdings Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Holdings believes that allowing the holders to exercise such Private Warrants on a cashless basis is appropriate.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Holdings Board. The time and amount of dividends will be dependent upon, among other things, the Holdings’ business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Holdings Board may regard as relevant. Dividends may be payable in cash, stock or property of the Holdings.

Holdings currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.

Board of Directors

The Proposed Holdings Charter provides that the Holdings Board will consist of three classes of directors, Class I, Class II and Class II, with the members of the board of directors of Holdings being elected to serve as Class I, Class II and Class III directors to serve staggered terms until the first, second and third annual meeting of stockholders of Holdings, respectively, held after the amendment and restate of Holdings’ Charter, or until their respective successors are duly elected and qualified, or until their earlier resignation, removal, or death. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Any director may be removed from office by the stockholders of Holdings as provided in Section 141(k) of the DGCL only for cause.

Anti-Takeover Provisions

The Proposed Holdings Charter and Proposed Holdings Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Holdings Board, which we believe may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Holdings Board the power to discourage acquisitions that some stockholders may favor. Additionally, the creation of a classified board of directors may prevent attempts by our stockholders to replace or remove our current management.

Authorized but Unissued Shares

The authorized but unissued shares of Holdings Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Holdings Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Stockholders’ Meetings

The Proposed Charter will provide that stockholders may not take action by written consent to remove a director. As a result, a holder controlling a majority of Holdings capital stock would not be able to amend the Holdings’ bylaws or remove directors without holding a meeting of stockholders called for that purpose in accordance with the Holdings’ bylaws. Further, the Proposed Charter will provide that only the chairperson of the Holdings Board, the Chief Executive Officer of the Holdings, or a majority of the Holdings Board, by resolution, may call a special Stockholders’ Meeting of the Holdings stockholders, thus prohibiting a Holdings stockholder from calling a special Stockholders’ Meeting. These provisions might delay the ability of the Holdings’ stockholders to force consideration of a proposal or for the Holdings’ stockholders controlling a majority of the Holdings’ capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Proposed Holdings Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Generally, in order for any matter to be “properly brought” before an annual meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of the Holdings Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Holdings Board, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) was a stockholder both at the time of giving the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures specified in the Proposed Holdings Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must provide Timely Notice (as defined herein) thereof in writing and in proper form to the secretary of the Holdings. To be timely, a stockholder’s notice must be received at, the Holdings’ principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be received, not earlier than the close of business 120 days before the meeting and not later than the later of (x) the close of business 90 days before the meeting or (y) the close of business on the 10th day following the day on which public disclosure of the date of such annual meeting was first made by Holdings (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or Stockholders’ Meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Holdings Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered written Timely Notice in proper form to the Holdings’ secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Proposed Holdings Bylaws will provide that the bylaws may be amended or repealed by a majority vote of the Holdings Board or by the holders of at least a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting as a single class. The Proposed Charter can be amended in accordance with the DGCL which requires approval by the Holdings Board and stockholders of the Holdings.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter and Proposed Holdings Bylaws will provide indemnification and advancement of expenses for the Holdings’ directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Holdings has entered into, or will enter into, indemnification agreements with each of its directors and officers. Under the terms of such indemnification agreements, the Holdings will be required to indemnify each of the Holdings’ directors and officers, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of officer of the Holdings or any of its subsidiaries or was serving at the request of the Holdings in an official capacity of another entity. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Proposed Holdings Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director.

The effect of this provision is to restrict the Holdings’ rights and the rights of the Holdings’ stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Holdings’ stockholders will have appraisal rights in connection with a merger or consolidation of the Holdings. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any Holdings stockholder may bring an action in the Holdings’ name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Holdings’ shares at the time of the transaction to which the action relates.

Forum Selection

The Proposed Holdings Bylaws will provide that unless Holdings consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Holdings, (ii) any claim of breach of a fiduciary duty owed by any of the Holdings’ directors, officers, stockholders, employees or agents to the Holdings or the Holdings’ stockholders, (iii) any claim against the Holdings, its directors, officers or employees arising under its charter, bylaws or the DGCL, the Proposed Holdings Charter or Proposed Holdings Bylaws or (iv) any claim against the Holdings, its directors, officers or employees governed by the internal affairs doctrine. The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Transfer Agent and Registrar

The transfer agent and registrar for the Holdings Common Stock is Continental Transfer & Trust Company, LLC.

Trading Symbol and Market

We intend to apply for the listing of the Holdings Common Stock and Warrants on Nasdaq under the symbols DAIC and DAIC.W respectively, upon the consummation of the Business Combination.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMBINED COMPANY COMMON STOCK

Pursuant to Rule 144, a person who has beneficially owned restricted Holdings Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Holdings at the time of, or at any time during the three months preceding, a sale and (ii) Holdings is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Holdings was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Holdings Common Stock shares for at least six months but who are affiliates of Holdings at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Holdings Common Stock then outstanding; or

•        the average weekly reported trading volume of the Holdings Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Holdings under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Holdings.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, the Holdings will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-Up Restrictions

Sponsor Letter Agreement

On November 16, 2021, as amended on March 18, 2024, the Sponsor Letter Agreement was entered into among SUAC, the Sponsor and the insiders listed thereunder.

The table below sets forth certain details relating to the material terms of the Sponsor Letter Agreement.

Certain Material Terms of the SUAC IPO Letter Agreement	Summary of Certain Material Terms
Who is subject to the agreement?	The Sponsors and officers and directors of SUAC (collectively, the “Insiders”)
Voting Agreement

The Insiders will vote any SUAC Common Stock they own in favor of any proposed business combination and will not redeem such shares. However, the Insiders are entitled to redemptions and liquidation rights with respect to any SUAC Common Stock held by them if SUAC fails to consummate a business combination within the time period set forth in the Existing SUAC Charter (the “Termination Date”).

Indemnification Agreement

In the event of liquidation of the Trust Account upon the failure of SUAC to consummate its initial business combination by Termination Date, the Sponsor shall indemnify and hold harmless SUAC against any and all loss, liability, claim, damage and expenses whatsoever to which SUAC may become subject as a result of any claim by (i) any third party for services rendered or products sold to SUAC or (ii) any prospective target business with which SUAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement; provided, however, that such indemnification of SUAC by the Sponsors (x) shall apply only to the extent necessary to ensure that such claims by a third party or a target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share is then held in the Trust Account due to reductions in the value of the trust assets, less taxes payable, (y) shall not apply to any claims by a third party or a target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under SUAC’s indemnity of the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Lock-up Period	Not to transfer, assign or sell any of their Founder Shares, Private Placement Units or SUAC Warrants until the 180-day anniversary of the consummation of a Business Combination.

Registration Rights and Lock-Up Agreement

The Business Combination Agreement provides that, upon the consummation of the Business Combination, SUAC, Holdings and certain holders of greater than 5% of Holdings after the consummation of the Business Combination will enter into a Registration Rights and Lock-Up Agreement. Under the Registration Rights and Lock-Up Agreement, following the consummation of the Business Combination, certain stockholder signatories thereto will agree to a lock-up pursuant to which they will not transfer their shares of Holdings Common Stock for at least 180 days after the Closing of the Business Combination, subject to certain exceptions.

The table below sets forth certain details relating to the material terms of the Registration Rights and Lock-Up Agreement that the Sponsor and certain holders of greater than 5% of Holdings will enter into with Holdings at the Closing.

Certain Material Terms of the Registration Rights and Lock-Up Agreement	Summary of Certain Material Terms
Who is subject to the agreement?	Holders of greater than 5% of Holdings after the Business Combination (each a “Holder” and together, the “Holders”).
Lock-Up Shares	Any shares of Holdings Common Stock beneficially owned or owned of record by such Holder.
Lock-Up Period	Not to transfer, assign or sell any shares of Holdings Common Stock held by a Holder until the 180-day anniversary of the consummation of the Business Combination (the “Lock-Up Period”).
Exceptions to the Lock-Up Agreement

The Lock-Up Period shall not apply to (i) transactions relating to shares of Common Stock acquired in open market transactions after the effective date of the Registration Rights and Lock-Up Agreement; (ii) transfers of shares of Holdings Common Stock or any security convertible into or exercisable or exchangeable for Holdings Common Stock as a bona fide gift; (iii) transfers of shares of Holdings Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the Holders or any other person with whom the Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iv) transfers by will or intestate succession upon the death of the Holders; (v) the transfer of shares of Holdings Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement; (vi) if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (x) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, (y) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the Holder, or (z) Transfers to any investment fund or other entity controlled or managed by the Holder, or to any investment manager or investment advisor of the Holder or an affiliate of any such investment manager or investment advisor; (vii) transfers to Holdings’s or the Holder’s officers, directors or their affiliates; (viii) subject to any restrictions imposed on the Holder under the Securities Act or the Exchange Act or any policies of Holdings, pledges of shares of Holdings Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); (ix) transactions pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control (as defined in the Registration Rights and Lock-Up Agreement) of Holdings, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Holdings Common Stock subject to the Registration Rights and Lock-Up Agreement shall remain subject to the Registration Rights and Lock-Up Agreement; (x) transfers to the Holdings in connection with the repurchase by Holdings from a Holder of any Holdings Common Stock pursuant to a repurchase right arising upon the termination of the Holder’s employment or service with Holdings; and (xi) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications in the opinion attached as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is a part, the statements of law and legal conclusions set forth below represent the opinion of DLA Piper LLP.

Subject to the limitations and qualifications set forth herein, the following is a summary of the material

U.S. federal income tax consequences to holders of SUAC Common Stock, SUAC Warrants, SEE ID Common Stock, and SEE ID SAFEs with respect to (i) an election by the holders of shares of SUAC Common Stock to have SUAC redeem such shares for cash, (ii) the Mergers and (iii) the post-Merger ownership and disposition of Holdings Common Stock and Holdings Warrants (collectively, “Holdings securities”) acquired pursuant to the Mergers. This summary applies only to holders of SUAC Common Stock, SUAC Warrants, SEE ID Common Stock, or SEE ID SAFEs that hold such stock or securities as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is general in nature and does not constitute tax advice. This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of SUAC Common Stock, SUAC Warrants, SEE ID Common Stock, or SEE ID SAVEs in light of such holder’s individual circumstances or status, nor does it address tax consequences applicable to holders of SUAC Common Stock, SUAC Warrants, SEE ID Common Stock, or SEE ID SAFEs subject to special rules, such as:

•        dealers in securities or foreign currency;

•        broker-dealers;

•        traders in securities that elect to use a mark-to-market method of accounting;

•        tax-exempt organizations;

•        financial institutions, banks, or trusts;

•        mutual funds;

•        life insurance companies, real estate investment trusts and regulated investment companies;

•        holders that actually or constructively own 10% or more of SUAC’s or SEE ID’s voting stock;

•        holders that hold SUAC Common Stock, SUAC Warrants, SEE ID Common Stock, or SEE ID SAFEs as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•        holders that have a functional currency other than the U.S. dollar;

•        holders that received SUAC Common Stock or SEE ID Common Stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•        U.S. expatriates;

•        controlled foreign corporations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to SUAC Common Stock, SUAC Warrants, SEE ID Common Stock, or SEE ID SAFEs being taken into account in an applicable financial statement;

•        passive foreign investment companies;

•        pass-through entities or investors in pass-through entities;

•        holders liable for the alternative minimum tax; or

•        holders that do not own their SUAC Common Stock, SUAC Warrants, SEE ID Common Stock, or SEE ID SAFEs as capital assets.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such change could impact the conclusions discussed below. This summary does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax, or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

Neither SUAC nor SEE ID has sought or intends to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the subjects addressed in this summary. There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement characterized as a partnership for U.S. federal income tax purposes) holds SUAC Common Stock, SUAC Warrants, SEE ID Common Stock, or SEE ID SAFEs, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold SUAC Common Stock, SUAC Warrants SEE ID Common Stock, or SEE ID SAFEs, and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of an exercise of redemption rights or the Mergers.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE MERGERS AND OTHER EVENTS DESCRIBED BELOW, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this summary, a “U.S. Holder” means a beneficial owner of SUAC Common Stock, SUAC Warrants, SEE ID Common Stock, or SEE ID SAFEs that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state therein or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of Shares of SUAC Common Stock

If the ShoulderUp Merger takes place in connection with a redemption of SUAC Common Stock, the U.S. federal income tax consequences to a U.S. Holder that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of SUAC Common Stock will depend on whether such redemption qualifies as a sale or exchange of SUAC Common Stock under Section 302(a) of the Code. If the redemption qualifies as a sale or exchange of the shares of SUAC Common Stock, the U.S. Holder will be treated in the same manner as described under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities” below. If the redemption does not qualify as a sale or exchange of shares of SUAC Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under “— U.S. Holders — Taxation of Distributions on Holdings Common Stock.” Whether the redemption qualifies as a sale or exchange of the shares of SUAC Common Stock or is treated as a distribution with respect to the shares of SUAC Common Stock will depend on the total amount of SUAC Common Stock treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder, as discussed below) relative to all of SUAC Common Stock outstanding both before and after the redemption (including any shares of SUAC Common Stock owned by Holdings after the ShoulderUp Merger). The redemption of shares of SUAC Common Stock will generally be treated as a sale or exchange (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in SUAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only shares actually owned by such U.S. Holder, but also shares of SUAC Common Stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain family members of such U.S. Holder (in the case of an individual) and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder (if not an individual), as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of SUAC Common Stock or Holdings Common Stock which could be acquired pursuant to the exercise of SUAC Warrants or Holdings Warrants.

In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by Holdings in the Business Combination). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of SUAC Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of SUAC Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. A redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SUAC. Whether a redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SUAC will depend on such holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”. A U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption.

If a redemption does not qualify as a sale or exchange, the U.S. Holder will be treated as receiving a distribution from SUAC and the tax effects will be as described under “— U.S. Holders — Taxation of Distributions on Holdings Common Stock,” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares of SUAC Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Holdings Warrants or possibly in other shares constructively owned by such U.S. Holder. U.S. Holders of SUAC Common Stock are urged to consult their own tax advisors regarding the tax consequences of a redemption of all or a portion of their SUAC Common Stock pursuant to an exercise of redemption rights.

The Conversion of SEE ID SAFEs into SEE ID Common Stock in Connection with the SEE ID Merger

In connection with the SEE ID Merger, the SEE ID SAFEs will convert into a number of shares of SEE ID Common Stock, which shall be exchanged for Holdings Common Stock in the SEE ID Merger. The federal income tax treatment of SAFEs is uncertain. The Company intends to treat the conversion of SEE ID SAFEs into SEE ID Common Stock as a tax-free transaction. However, there can be no assurance that such treatment will be respected, If the conversion of SEE ID SAFEs is not treated as a tax-free transaction, there could be tax consequences to the holders of SEE ID SAFEs.

Holders of SEE ID SAFEs are urged to consult with their tax advisors regarding the treatment of the conversion of their SEE ID SAFEs into SEE ID Common Stock.

The Receipt of Holdings Common Stock in the Mergers

Subject to the discussion below regarding the SUAC Warrants, the surrender by a U.S. Holder of the shares of SUAC Common Stock or SEE ID Common Stock in exchange for shares of Holdings Common Stock pursuant to the Merger is intended to qualify as a non-recognition transaction pursuant to Section 351(a) of the Code. DLA Piper LLP (US), tax counsel to Holdings, will opine that the Merger should qualify as a non-recognition transaction pursuant to Section 351(a) of the Code. Counsel’s opinion is rendered at “should” and not “will” comfort because the determination of whether the “transferee” in a Section 351 transaction is a so called “investment company” for purposes of Section 351(e) is inherently factual and will depend on circumstances at the time of closing. However, the provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond our control.

Provided that the Mergers qualify as exchanges pursuant to Section 351(a), the aggregate adjusted tax basis of the shares of Holdings Common Stock received by a U.S. Holder in the ShoulderUp Merger or SEE ID Merger should be equal to the aggregate adjusted tax basis of the shares of SUAC Common Stock or SEE ID Common Stock surrendered by such U.S. Holder in the ShoulderUp Merger or SEE ID Merger, as applicable. In addition, the holding period of such Holdings Common Stock should include the period during which the shares of SUAC Common Stock surrendered in the ShoulderUp Merger, or the period during which the shares of SEE ID Common Stock surrendered in the SEE ID Merger, were held by such U.S. Holder, although the running of the holding period for the shares of SUAC Common Stock may be suspended as a result of any redemption rights with respect thereto.

In the event that the ShoulderUp Merger or the SEE ID Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, the ShoulderUp Merger or the SEE ID Merger (as applicable) will be treated as a taxable sale or exchange of SUAC Common Stock or SEE ID Common Stock (as applicable) by U.S. Holders in exchange for Holdings Common Stock. In such case, subject to the discussion of backup withholding below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its shares of SUAC Common Stock or SEE ID Common Stock (as applicable). Any such capital gain or loss generally will be long term capital gain or loss if the U.S. Holder’s holding period in the shares of SUAC Common Stock or SEE ID Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Holder on a taxable sale or exchange of SUAC Common Stock or SEE ID Common Stock is subject to certain limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder on a taxable sale or exchange of SUAC Common Stock or SEE ID Common Stock pursuant to the ShoulderUp Merger or the SEE ID Merger (as applicable) will be an amount equal to the difference between (i) the fair market value of the Holdings Common Stock received by the U.S. Holder in the ShoulderUp Merger or SEE ID Merger (as applicable) and (ii) the U.S. Holder’s adjusted tax basis in SUAC Common Stock or SEE ID Common Stock surrendered therefor. A U.S. Holder’s adjusted tax basis in the shares of SUAC Common Stock or SEE ID Common Stock surrendered generally will equal the U.S. Holder’s acquisition cost of such shares, reduced by any prior distributions with respect to such shares treated as a return of basis.

The Mergers have not been structured to qualify as a tax-deferred reorganization pursuant to Section 368 of the Code, and neither SUAC nor SEE ID has obtained a ruling from the IRS regarding the U.S. federal income tax consequences of the Mergers, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.

The Receipt of Holdings Warrants in the ShoulderUp Merger

The ShoulderUp Merger, together with the SEE ID Merger, is intended to qualify for non-recognition treatment under Section 351 of the Code, but not as a reorganization pursuant to Section 368 of the Code. As a result of not qualifying as a reorganization pursuant to Section 368 of the Code, the warrant-for-warrant exchange will be a taxable exchange.

A U.S. Holder of only SUAC Warrants would realize and recognize gain or loss in such exchange in an amount equal to the difference between the fair market value of Holdings Warrants received by such U.S. Holder in the ShoulderUp Merger and the adjusted tax basis of the SUAC Warrants surrendered by such U.S. Holder in the ShoulderUp Merger. If such U.S. Holder surrenders both SUAC Common Stock and SUAC Warrants in the ShoulderUp Merger in exchange for both Holdings Common Stock and Holdings Warrants, such U.S. Holder of SUAC Common Stock and SUAC Warrants should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (whether or not recognized) by such U.S. Holder (generally, the excess of (x) the sum of the fair market value of the SUAC Common Stock and SUAC Warrants over (y) such U.S. Holder’s aggregate adjusted tax basis in the SUAC Common Stock and SUAC Warrants) and (ii) the fair market value of the Holdings Warrants received by such U.S. Holder in such exchange. As a result of such an exchange, such U.S. Holder should have a tax basis in the Holdings Common Stock equal to the tax basis in the SUAC Common Stock and SUAC Warrants surrendered, plus any gain recognized in the exchange, less the fair market value of the Holdings Warrants received. In addition, such U.S. Holder’s tax basis in the Holdings Warrants should be the fair market value determined on the date of the ShoulderUp Merger. The holding period for the Holdings Common Stock should include the period during which the U.S. Holder held its SUAC Common Stock, and the holding period for the Holdings Warrants should start on the day after the ShoulderUp Merger.

In the event that the ShoulderUp Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, the ShoulderUp Merger will be treated as a taxable sale or exchange of SUAC Warrants or SUAC Warrants and SUAC Common Stock, as may be applicable to any particular U.S. Holder, by U.S. Holders in exchange for Holdings Warrants or Holdings Warrants and Holdings Common Stock, as may be applicable. In such case, the same rules as described above in the section entitled “— U.S. Holders — The Receipt of Holdings Common Stock in the Mergers,” describing U.S. federal income tax consequences in the event that the ShoulderUp Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, will apply to U.S. Holders. U.S. Holders of SUAC Warrants are strongly urged to consult with their tax advisors regarding the treatment of their warrants in connection with the ShoulderUp Merger.

The Receipt of Holdings Options in the SEE ID Merger

In connection with the SEE ID Merger, the Company Options (whether vested or unvested) will be assumed by Holdings and converted into Holdings Options. The Company intends to treat this option rollover as a tax-free transaction. However, the federal income tax laws governing options are complex, and there can be no assurance that such treatment will be respected. If the exchange of Company Options for Holdings Options is not treated as a tax-free transaction, there could be tax consequences to the holders of Company Options.

Holders of Company Options are urged to consult with their tax advisors regarding the treatment of the exchange of Company Options for Holdings Options in connection with the SEE ID Merger.

Taxation of Distributions on Holdings Common Stock

If the redemption of a U.S. Holder’s shares of SUAC Common Stock is treated as a distribution, as discussed above under the section entitled “— Redemption of Shares of SUAC Common Stock,” and in the event of any future distributions with respect to Holdings Common Stock (or deemed distributions), such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Holdings’ (or SUAC’s, as the case may be) current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in SUAC Common Stock or Holdings Common Stock, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of SUAC Common Stock or Holdings Common Stock, as applicable, and will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities.”

Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to SUAC Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities

If the redemption of a U.S. Holder’s shares of SUAC Common Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “— Redemption of Shares of SUAC Common Stock,” and in the event of any future sale or other taxable disposition of Holdings Common Stock or Holdings Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in SUAC Common Stock, Holdings Common Stock or Holdings Warrants so disposed of. A U.S. Holder’s adjusted tax basis in SUAC Common Stock, Holdings Common Stock, or Holdings Warrants generally will equal the U.S. Holder’s acquisition cost less any prior distributions paid (or deemed paid) to such U.S. Holder treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the SUAC Common Stock, Holdings Common Stock or Holdings Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the

SUAC Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Holdings Warrant

Except as discussed below with respect to the cashless exercise of a Holdings Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of shares of Holdings Common Stock on the exercise of Holdings Warrants for cash. A U.S. Holder’s adjusted tax basis in a Holdings Common Stock received upon exercise of the Holdings Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for the shares of Holdings Common Stock received upon exercise of the Holdings Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Holdings Warrant and will not include the period during which the U.S. Holder held the Holdings Warrant. If a Holdings Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax adjusted basis in the Holdings Warrant.

The tax consequences of a cashless exercise of a Holdings Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because (i) the exercise is not a gain or loss realization event (a “non-realization event”) or (ii) the exercise is treated as a recapitalization for U.S. federal income tax purposes. In case of either non-realization event or recapitalization, a U.S. Holder’s adjusted tax basis in the Holdings Common Stock received would equal such holder’s adjusted tax basis in the Holdings Warrants exercised therefore. If the cashless exercise were treated a non-realization event, a U.S. Holder’s holding period in the shares of Holdings Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Holdings Warrants. If the cashless exercise were treated as a recapitalization, the holding period in the shares of Holdings Common Stock would include the holding period of the Holdings Warrants exercised, therefore.

It is also possible that a cashless exercise of a Holdings Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Holdings Warrants treated as surrendered to pay the exercise price of the Holdings Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the shares of Holdings Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the Holdings Warrants and (ii) the sum of the U.S. Holder’s adjusted tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been actually exercised for cash). In this case, a U.S. Holder’s adjusted tax basis in the shares of Holdings Common Stock received would equal the U.S. Holder’s adjusted tax basis in the Holdings Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the shares of Holdings Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Holdings Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of the Holdings Warrants.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” means a beneficial owner of SUAC Common Stock, SUAC Warrants, SEE ID Common Stock, or SEE ID SAFEs that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Redemption of Shares of SUAC Common Stock

The U.S. federal income tax consequences to a non-U.S. Holder of SUAC Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of the shares of SUAC Common Stock generally will depend on the U.S. federal income tax characterization of such redemption as a sale or distribution, as described above under “— U.S. Holders — Redemption of Shares of SUAC Common Stock.” If the redemption qualifies as a sale or exchange of the shares of SUAC Common Stock, the non-U.S. Holder will be treated in the same manner as described under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of

Holdings Securities” below. If the redemption is treated as a distribution with respect to the shares of SUAC Common Stock, the non-U.S. Holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under “— Non-U.S. Holders — Taxation of Distributions on Holdings Common Stock.”

Non-U.S. Holders of SUAC Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their SUAC Common Stock pursuant to an exercise of redemption rights.

The Receipt of Holdings Common Stock in the Mergers

The U.S. federal income tax consequences to the non-U.S. Holders as a result of the Mergers generally are the same as to the U.S. Holders as described above in section entitled “— U.S. Holders — The Receipt of Holdings Common Stock in the Mergers.” However, different U.S. federal income tax consequences will apply to the non-U.S. Holders of SUAC Common Stock as a result of the ShoulderUp Merger, or to the non-U.S. Holders of SEE ID Common Stock, if SUAC or SEE ID, respectively, is a “United States real property holding corporation” within the meaning of Section 897(c)(2) (“USRPHC”) at any time during the lesser of (i) the five-year period ending on the date the ShoulderUp Merger or SEE ID Merger (as applicable) occurs and the period during which the non-U.S. Holders held the shares of SUAC Common Stock or SEE ID Common Stock ending on the date the ShoulderUp Merger or SEE ID Merger (as applicable) occurs. Generally, if SUAC or SEE ID is a USRPHC during the lesser of the two time periods described above, a non-U.S. Holder’s gain (or loss) realized on its transfer of the shares of SUAC Common Stock or SEE ID Common Stock in exchange for the shares of Holdings Common Stock would be subject to tax in the United States in the same manner as if such non-U.S. Holder was engaged in a trade or business within the United States and such gain (or loss) was effectively connected with the conduct of such trade or business (as described below), unless certain exceptions apply. Neither SUAC nor SEE ID believes that it has been or will be a USRPHC, but there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding SUAC’s or SEE ID’s status as a USRPHC and the U.S. federal income tax consequences of the ShoulderUp Merger to them if SUAC or SEE ID is a USRPHC.

In the event that the ShoulderUp Merger or The SEE ID Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, the ShoulderUp Merger or the SEE ID Merger (as applicable) will be treated as a taxable sale or exchange of SUAC Common Stock or SEE ID Common Stock (as applicable) by non-U.S. Holders in exchange for the Holdings Common Stock in the same manner as described under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Disposition of Holdings Securities.”

Neither SUAC nor SEE ID has obtained a ruling from the IRS regarding the U.S. federal income tax consequences of the Mergers, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.

The Receipt of Holdings Warrants in the ShoulderUp Merger

U.S. federal income tax consequences to non-U.S. Holders as a result of the ShoulderUp Merger with respect to SUAC Warrants will be the same as to the U.S. Holders as described in the section entitled “— U.S. Holders — The Receipt of Holdings Warrants in the ShoulderUp Merger,” except, if any gain or loss is required to be recognized with respect to SUAC Warrants, such gain or loss will be subject to the rules described above in the section entitled “— Non-U.S. Holders — The Receipt of Holdings Common Stock in the Mergers,” describing U.S. federal income tax consequences in the event that the ShoulderUp Merger does not qualify as a non-recognition transaction pursuant to Section 351 of the Code. In addition, the rules described above regarding SUAC’s status as a USRPHC are equally applicable to non-U.S. Holders of only SUAC Warrants or SUAC Warrants and SUAC Common Stock.

Gain or Loss on Sale, Taxable Exchange or Other Disposition of Holdings Securities

After the Mergers, non-U.S. Holders of Holdings securities may sell or dispose of their Holdings securities. Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. Holder on the taxable disposition of the Holdings securities generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code (see the discussion above entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities”), and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the sale or other taxable disposition of the Holdings securities occurs and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the sale or other taxable disposition of the Holdings securities, exceeds any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

•        Holdings is or has been a USRPHC at any time during the shorter of the five-year period ending on the date of sale or other disposition (whether taxable or not) or the period that the non-U.S.

Holder held such securities disposed of, and, in the case where shares of Holdings Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of the SUAC Common Stock of Holdings at any time within the shorter of the five-year period preceding the sale or other disposition or such non-U.S. Holder’s holding period for the shares of Holdings Common Stock.

With respect to the third bullet point above (if applicable to a particular non-U.S. Holder), gain recognized by such non-U.S. Holder on the sale or other taxable disposition of the Holdings securities will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, a purchaser of Holdings Common Stock from such non-U.S. Holder would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. holder. There can be no assurance that Holdings Common Stock will be treated as regularly traded on an established securities market. Holdings does not believe that it has been or will be a USRPHC for U.S. federal income tax purposes but there can be no assurance in this regard.

Taxation of Distributions on Holdings Common Stock

After the Mergers, Holdings may make distributions with respect to its stock.

Subject to the discussion of backup withholding and FATCA below, in general, any distributions, to the extent paid from Holdings’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. Holder’s adjusted tax basis in the shares of Holdings Common Stock (and, subject to the discussion below under “— Information Reporting Requirements and Backup Withholding,” “— Foreign Account Tax Compliance Act,” and the third bullet point above under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding). To the extent the distribution exceeds the non-U.S. Holder’s adjusted tax basis, it will be treated as gain realized from the sale or exchange of Holdings Common Stock, which will be treated as described above under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Securities.” Dividends paid to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise or Lapse of Holdings Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Holdings Warrant, or the lapse of a Holdings Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a Holdings Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Disposition of Holdings Securities” above.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with the redemption of SUAC Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. For example, a non-U.S. Holder who is an individual may be required to provide a valid IRS Form W-8BEN, a non-U.S. Holder that is an entity may be required to provide a valid IRS Form W-8BEN-E, and, in the event of income treated as effectively connected to a U.S. trade or business, a non-U.S. Holder (whether an individual or an entity) may be required to provide a valid IRS Form W-8ECI. A U.S. Holder may also be subject to backup withholding and may be required to provide certain certification that it is a U.S. person for U.S. federal income tax purposes in order to avoid such backup withholding. For example, a U.S. Holder may be required to provide a valid IRS Form W-9. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., a U.S. source dividend) and also include the entire gross proceeds from the sale or other disposition of stock of U.S. corporations, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS recently issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds from dispositions of stock (but not dividends). Pursuant to these proposed Treasury Regulations, the corporation and any other withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded. Accordingly, the entity through which shares of SUAC Common Stock are held will affect the determination of whether such withholding is required. Similarly, “withholdable payments” (e.g., dividends) in respect of, Holdings Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Holdings Common Stock.

APPRAISAL RIGHTS

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at ShoulderUp Technology Acquisition Corp., 125 Townpark Drive, Suite 300, Kennesaw, GA 30144, to inform us of his or her request; or

If a bank, broker, or other nominee holds the shares, the stockholder should contact the bank, broker, or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS

The SUAC Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at Holdings’ 2024 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and Proposed Holdings Bylaws.

In addition, Proposed Holdings Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to Holdings at our offices at 5661 Cameron Street, Las Vegas, NV 89118, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Holdings. Nominations and proposals also must satisfy other requirements set forth in Proposed Holdings Bylaws. The Chairman of Holdings Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

SUAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SUAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

ShoulderUp Technology
Acquisition Corp. 125
Townpark Drive, Suite 300
Kennesaw, GA 30144
Tel: (212) 404-7002
Attn: Phyllis W. Newhouse

If you are a stockholder and would like to request documents, please do so no later than five (5) business days before the special meeting in order to receive them before the special meeting. If you request any documents from SUAC or the proxy solicitor, they will be delivered will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to SUAC has been supplied by SUAC, and all such information relating to SEE ID has been supplied by SEE ID. Information provided by either SUAC or SEE ID does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of SUAC for the Special Meeting. SUAC has not authorized anyone to give any information or make any representation about the Business Combination, SUAC or SEE ID that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

LEGAL MATTERS

DLA Piper LLP (US) will pass upon the validity of the securities of Holdings to be issued in connection with the Business Combination offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of ShoulderUp Technology Acquisition Corp. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report herein, appearing elsewhere in this proxy statement/prospectus and included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SEE ID, Inc. as of and for the years ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their report herein, appearing elsewhere which report expresses an unqualified opinion, and included in this proxy statement/prospectus and included in reliance upon such report and given the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, SUAC and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of SUAC’s annual report to stockholders and SUAC’s proxy statement/prospectus. Upon written or oral request, SUAC will deliver a separate copy of the annual report to stockholder and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that SUAC deliver single copies of such documents in the future.

Stockholders receiving multiple copies of such documents may request that SUAC deliver single copies of such documents in the future. Stockholders may notify SUAC of their requests by calling or writing SUAC at SUAC at 125 Townpark Drive, Suite 300, Kennesaw, Georgia 30144 (if before the Business Combination) or Holdings at 7500 Old Georgetown Road, Suite 901 Bethesda, Maryland 20814 (if after the Business Combination).

TRANSFER AGENT AND REGISTRAR

The transfer agent for SUAC’s securities is Continental Stock Transfer & Trust Company.

INDEX TO FINANCIAL STATEMENTS

SHOULDERUP TECHNOLOGY ACQUISITION CORPORATION FINANCIAL STATEMENTS

Unaudited Financial Statements as of June 30, 2024 and 2023

Audited Financial Statements as of and for the year ended December 31, 2023, and
December 31, 2022

SEE ID, Inc.

Unaudited Financial statements:

Audited Financial Statements as of and for the year ended December 31, 2023, and
December 31, 2022

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(unaudited)
Assets:
Current assets:
Cash	$290,466	$403,456
Total current assets	290,466	403,456

Cash held in Trust Account	9,297,875	21,099,267
Total Assets	$9,588,341	$21,502,723

Liabilities, Class A Common Stock Subject to Possible Redemption, and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$1,187,020	$798,071
Franchise tax payable	48,800	38,800
Income tax payable	132,576	301,072
Excise tax payable	3,046,381	2,925,014
Due to related party	178,272	118,272
Convertible promissory note – related party	275,000	—
Total current liabilities	4,868,049	4,181,229
Non-redemption agreements derivative liability	10,901,760	6,646,080
Deferred underwriting commissions	11,200,000	11,200,000
Total liabilities	26,969,809	22,027,309

Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 859,414 and 1,984,568 shares issued and outstanding at redemption value of approximately $10.74 and $10.63 per share as of June 30, 2024 and December 31, 2023, respectively	9,225,988	21,108,225

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 300,000,000 shares authorized; 1,350,000 shares issued and outstanding (excluding 859,414 and 1,984,568 shares subject to possible redemption) as of June 30, 2024 and December 31, 2023, respectively	135	135
Convertible Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,450,000 shares issued and outstanding	1,045	1,045
Additional paid-in capital	—	—
Subscription receivable	(600,000)	(600,000)
Accumulated deficit	(26,008,636)	(21,033,991)
Total stockholders’ deficit	(26,607,456)	(21,632,811)
Total Liabilities, Class A Common Stock Subject to Possible Redemption, and Stockholders’ Deficit	$9,588,341	$21,502,723

The accompanying notes are an integral part of these unaudited Condensed Consolidated financial statements.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
General and administrative expenses	$333,599	$271,900	$691,362	$477,786
Franchise tax expense	(1,411)	50,000	51,295	100,400
Loss from operations	(332,188)	(321,900)	(742,657)	(578,186)

Other income (expense):
Interest income from operating account	2,156	63	6,791	70
Income from cash and investments held in Trust Account	227,832	1,514,844	485,344	4,801,013
Change in fair value of derivative liability	(72,000)	(30,000)	(319,680)	(30,000)
Total other income, net	157,988	1,484,907	172,455	4,771,083

Net (loss) income before income taxes	(174,200)	1,163,007	(570,202)	4,192,897
Income tax expense	(48,593)	(307,630)	(92,576)	(987,143)
Net (loss) income	$(222,793)	$855,377	$(662,778)	$3,205,754

Weighted average shares outstanding of redeemable Class A common stock, basic and diluted	1,440,537	12,959,058	1,712,553	21,432,455
Basic and diluted net (loss) income per share, redeemable Class A common stock	$(0.02)	$0.03	$(0.05)	$0.10

Weighted average shares outstanding of non-redeemable Class A and Class B common stock, basic and diluted	11,800,000	11,800,000	11,800,000	11,800,000
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B common stock	$(0.02)	$0.03	$(0.05)	$0.10

The accompanying notes are an integral part of these unaudited Condensed Consolidated financial statements.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Common Stock				Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Convertible Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	1,350,000	$135	10,450,000	$1,045	$—	$(600,000)	$(21,033,991)	$(21,632,811)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	—	—	(123,849)	(123,849)
Net loss	—	—	—	—	—	—	(439,985)	(439,985)
Balance – March 31, 2024 (unaudited)	1,350,000	$135	10,450,000	$1,045	$—	$(600,000)	$(21,597,825)	$(22,196,645)
Fair value of non-redemption agreements liability at issuance	—	—	—	—	—	—	(3,936,000)	(3,936,000)
Excise tax liability on share redemptions	—	—	—	—	—	—	(121,367)	(121,367)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	—	—	(130,651)	(130,651)
Net loss	—	—	—	—	—	—	(222,793)	(222,793)
Balance – June 30, 2024 (unaudited)	1,350,000	$135	10,450,000	$1,045	$—	$(600,000)	$(26,008,636)	$(26,607,456)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Common Stock				Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	1,350,000	$135	10,450,000	$1,045	$—	$(600,000)	$(10,428,727)	$(11,027,547)
Net income	—	—	—	—	—	—	2,350,377	2,350,377
Increase in redemption value of Class A common stock to possible redemption amount	—	—	—	—	—	—	(2,556,256)	(2,556,256)
Balance – March 31, 2023 (unaudited)	1,350,000	135	10,450,000	1,045	—	(600,000)	(10,634,606)	(11,233,426)
Fair value of non-redemption agreements derivative liability at issuance	—	—	—	—	—	—	(1,770,000)	(1,770,000)
Net income	—	—	—	—	—	—	855,377	855,377
Increase in redemption value of Class A common stock to possible redemption amount	—	—	—	—	—	—	(1,157,213)	(1,157,213)
Balance – June 30, 2023 (unaudited)	1,350,000	$135	10,450,000	$1,045	$—	$(600,000)	$(12,706,442)	$(13,305,262)

The accompanying notes are an integral part of these unaudited Condensed Consolidated financial statements.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(662,778)	$3,205,754
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Income from cash and investments held in Trust Account	(485,344)	(4,801,013)
Change in fair value of derivative liability	319,680	30,000
Changes in operating assets and liabilities:
Prepaid expenses	—	101,616
Accounts payable	388,948	134,785
Franchise tax payable	10,000	(82,082)
Income tax payable	(168,496)	342,143
Due to related party	60,000	30,229
Net cash used in operating activities	(537,990)	(1,038,568)

Cash Flows from Investing Activities:
Investment income released from Trust Account to pay for taxes	150,000	1,477,482
Cash withdrawn from Trust Account in connection with redemption	12,136,736	269,597,445
Net cash provided by investing activities	12,286,736	271,074,927

Cash Flows from Financing Activities:
Proceeds from convertible promissory note – related party	275,000	—
Redemptions of Class A common stock	(12,136,736)	(269,597,445)
Net cash used in financing activities	(11,861,736)	(269,597,445)

Net change in cash	(112,990)	438,914
Cash – beginning of the period	403,456	409,725
Cash – end of the period	$290,466	$848,639

Supplementary cash flow information:
Cash paid for income taxes	$261,072	$645,000

Non-cash investing and financing activities and cash paid for income taxes:
Initial classification of shareholder non-redemption agreements derivative liability	$3,936,000	$1,770,000
Excise tax liability for redemptions of Class A common stock	$261,072	$—
Cash paid for income taxes	$254,501	$645,000

The accompanying notes are an integral part of these unaudited Condensed Consolidated financial statements.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation

ShoulderUp Technology Acquisition Corp. (the “Company”) is a blank check company formed as a Delaware corporation on May 20, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to an initial Business Combination with the Company.

As of June 30, 2024, the Company has neither engaged in any operations nor generated any revenues. All activity for the period from May 20, 2021 (inception) through June 30, 2024 relates to the Company’s formation and its initial public offering (the “Initial Public Offering” or “IPO”) described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on the proceeds derived from the Initial Public Offering.

The Company’s Sponsor is ShoulderUp Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

The registration statements for the Company’s IPO were declared effective on November 17, 2021. On November 19, 2021, the Company consummated the IPO of 30,000,000 units, including 3,500,000 units pursuant to the exercise of the underwriters’ over-allotment option in full, at $10.00 per unit (the “Units”), which is discussed in Note 3, generating gross proceeds to the Company of $300,000,000. Each Unit consists of one share (the “Public Shares”) of Class A common stock, par value $0.0001 per share (“Class A common stock”), and one-half of one warrant (the “Public Warrants”). Each whole Public Warrant is exercisable to purchase one whole share of Class A common stock at $11.50 per share.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 1,350,000 private units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement, generating gross proceeds to the Company of $13,500,000, of which $600,000 has not been funded and was recorded as subscription receivable, which is described in Note 4. Each Private Unit consists of one share of Class A common stock (the “Private Placement Shares”) and one-half of one warrant (the “Private Placement Warrants”). Each whole Private Placement Warrant is exercisable to purchase one whole share of Class A common stock at $11.50 per share.

Transaction costs amounted to $17,820,368 consisting of $5,300,000 of underwriting commissions, $11,200,000 of deferred underwriting commissions, and $1,320,368 of other offering costs (including $795,000 of offering costs reimbursed by the underwriters) and was allocated between Class A common stock subject to possible redemption, Public Warrants, Private Placement Shares, and Private Placement Warrants.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on November 19, 2021, $306,000,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was deposited into a trust account (the “Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, which may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on December 28, 2023 we instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest bearing demand deposit account until the earlier of the consummation of a Business Combination or our liquidation. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay tax obligations and up to $100,000 to pay dissolution expenses, the proceeds from the IPO and the sale of the Private Shares will not be released from the Trust Account until the earlier of the completion of a Business Combination or the Company’s redemption of 100% of the outstanding public shares if it has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which the Company completes a Business Combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders are entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account initially deposited into the Trust following the closing of the IPO was $10.20 per Public Share.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation.

In accordance with SEC and its guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with Public Warrants, the initial carrying value of common stock classified as temporary equity was then allocated proceeds determined in accordance with FASB ASC 470-20. The Public Shares are subject to FASB ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately as they occur, measured at the end of each reporting period.

The initial stockholders, sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to any shares of Class B common stock, par value $0.0001 (the “Founder Shares”), Private Placement Shares and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or during any Extension Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

On April 20, 2023, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a business combination transaction from May 19, 2023, to November 19, 2023 (the date which is 24 months from the closing date of the Company’s initial public offering of units). The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of April 21, 2023. In connection with Special Meeting, holders of 25,845,428 shares of the Company’s Class A common stock exercised their right to redeem their shares for a cash redemption price of approximately $10.43 per share, or an aggregate redemption amount of $269,597,445. Following such redemptions, approximately 4,154,572 shares of Class A common stock remain issued and outstanding.

On October 16, 2023, the Company announced that it has entered into a non-binding letter of intent for a potential business combination with Airspace Experience Technologies, Inc., a pioneer in the urban mobility market. The non-binding letter of intent was terminated on December 1, 2023.

On November 17, 2023, the Company, held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date (the “Termination Date”) by which the Company must consummate a business combination (the “Charter Extension”) from November 19, 2023 (the “Original Termination Date”) to May 19, 2024 or such earlier date as may be determined by the Company’s board of directors in its sole discretion (the “Charter Extension Date”). The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of November 15, 2023. In connection with the Extension Amendment Proposal, holders of 2,170,004 shares of the Company’s common stock properly exercised their right to redeem their shares. $22,904,010 or $10.55 per share was withdrawn from the Trust Account, leaving $20,946,765 in the Trust Account after the redemptions.

On December 28, 2023, the Company held an annual meeting of its stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to allow for the right of a holder of Class B common stock of the Company to convert its shares of Class B common stock into shares of Class A common stock on a one-to-one basis at any time and from time to time at the election of the holder. The newly issued Class A common stock would not have any redemption rights and would continue to be subject to a lock-up period upon consummation of the business combination.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

On December 19, 2023, the NYSE filed a Form 25 to delist the Company securities. The delisting was effective on December 29, 2023. On March 6, 2024, pursuant to Rule 15c-211 of the U.S. Securities Exchange Act, as amended (the “Exchange Act”), as amended, a market maker filed a Form 211 with the Financial Industry Regulatory Authority, Inc. (“FINRA”) to initiate proprietary trading of the Class A common stock, the units, and the warrants of the Company. Pursuant to Rule 15c2-11 (the “Exchange Act”), the submission of Form 211 to the FINRA OTC Compliance Unit enables broker-dealers to initiate or resume trading quotes on the “pink sheets” by OTC Markets Group Inc. for securities not listed on the New York Stock Exchange or The Nasdaq Stock Market LLC. The securities are expected to be quoted on the Pink Sheets, but there can be no assurance if or when this will occur.

On May 17, 2024, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a business combination from May 19, 2024 to November 19, 2024 or such earlier date as may be determined by the Company’s board of directors in its sole discretion. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of May 17, 2024. In connection with the Extension Amendment Proposal, holders of 1,125,154 shares of the Company’s common stock properly exercised their right to redeem their shares. $12,136,736 or $10.78 per share was withdrawn from the Trust Account, leaving $9,270,270 in the Trust Account after the redemptions.

On June 27, 2024, the Company issued a press release announcing that on June 26, 2024, the Company was assigned the trading symbols SUAC, SUACU and SUACW for its common stock, units and warrants, respectively, by FINRA.

As a result, the Company’s common stock, units and warrants begin to be quoted and traded in the over-the-counter market.

Franchise and Income Tax Withdrawals from Trust Account

Since completion of its IPO on November 19, 2021, and through June 30, 2024, the Company withdrew $2,636,344 from the Trust Account to pay its liabilities related to the income and Delaware franchise taxes. Through June 30, 2024, the Company remitted $2,527,064 to the respective tax authorities, which resulted in remaining excess of funds withdrawn from the Trust Account, but not remitted to the government authorities of $109,279. Additionally, as of June 30, 2024, the Company had accrued but unpaid income tax liability of $132,576 and unpaid liability for the Delaware franchise tax of $48,800, As of June 30, 2024, the Company had $290,466 in its operating account, which included $109,279 reserved for payment of Company’s tax liabilities.

On April 2, 2024, the Company issued a convertible promissory note to the sponsor for the working capital needs in the amount of $275,000, of which $175,000 was funded on April 2, 2024, and $100,000 was funded on April 10, 2024. On April 10, 2024, the Company remitted $261,072 to Internal Revenue Service for its income tax liability and $38,800 (net of accrued interest) to Delaware Department of State for its franchise tax liability. The Sponsor’s working capital loan also replenished the Company’s operating account to maintain the remaining difference of $259,679 between amounts withdrawn from the Trust Account and remitted to the tax authorities, which will be used solely for payment of its income and Delaware franchise tax obligations. The Company continues to incur further tax liabilities and intends to cover such liabilities from the funds in its operating account and, if necessary, from additional financing from the Sponsor, without additional withdrawals from the Trust Account, until the excess of the funds withdrawn from the Trust Account over the amounts remitted to the government authorities is cured.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

Liquidity and Capital Resources

As of June 30, 2024, the Company had $290,466 in its operating bank account and working capital deficit of approximately $4.6 million. $259,679 of the amount of cash on hand as of June 30, 2024 relate to the amounts that were withdrawn from the Trust for payment of income and Delaware Franchise Taxes and can not be used for any other purpose.

In addition, the Company has $600,000 in a subscription receivable, which will be used to satisfy the Company’s liquidity needs. The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash contribution of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and an advance from the Sponsor of approximately $29,000 (see Note 5). The Company repaid $24,000 on November 19, 2021 and the remaining $5,000 remains outstanding and is due on demand. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering, over-allotment and the Private Placement held outside of the Trust Account. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of June 30, 2024 and December 31, 2023, there were no amounts outstanding under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and the mandatory liquidation date raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 19, 2024 upon the approval of the extension of the liquidation date at the special shareholder meeting on May 17, 2024. The unaudited Condensed Consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date.

Risks and Uncertainties

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On April 20, 2023, the Company’s stockholders redeemed 25,845,428 shares of the Company’s Class A common stock for a total of $269,597,445. On November 17, 2023, the Company’s stockholders redeemed 2,170,004 shares of the Company’s Class A common stock for a total of $22,904,010. The Company evaluated the classification and accounting of the share/ stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. Management has evaluated the requirements of the IR Act and the Company’s operations at the end of the reporting period and has determined that a liability of $3,046,381 should be recorded for the excise tax in connection with the above-mentioned redemptions as of June 30, 2024. This liability will be reviewed and remeasured at each reporting period.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited Condensed Consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited Condensed Consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2024 are not necessarily indicative of the results that may be expected through December 31, 2024, or any future periods.

The accompanying unaudited Condensed Consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.

The accompanying unaudited Condensed Consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on April 18, 2024.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited Condensed Consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited Condensed Consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited Condensed Consolidated financial statements. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited Condensed Consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates. Management has identified assumptions involved in the valuation of Class B shares transferred under the terms of non-redemption agreements as a critical accounting estimate.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2024 and December 31, 2023, the Company had no cash equivalents.

Cash Held in the Trust Account

The Company’s portfolio of investments was comprised of cash held in demand deposit account of June 30, 2024 and December 31, 2023.

Concentration of Credit Risk

The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, excluding the non-redemption agreements derivative liability, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” equal or approximate the carrying amounts represented in the unaudited Condensed Consolidated balance sheets, primarily due to their short-term nature (see Note 9).

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the unaudited Condensed Consolidated statements of operations each reporting period.

The Company accounts for the 15,000,000 warrants included in the Units sold in the Initial Public Offering and the 675,000 Private Placement Warrants in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

The Company accounts for the Non-Redemption Agreements (as defined in Note 6) in accordance with the guidance contained in ASC 815. Such guidance provides that the Non-Redemption Agreements are classified as liabilities. As such, the non-redemption agreements derivative liability was recorded at its initial fair value on the date of issuance, and is adjusted at each balance sheet date thereafter. Changes in the estimated fair value of the non-redemption agreements derivative liability are recognized as a non-cash gain or loss on the unaudited Condensed Consolidated statements of operations. The fair value of the derivative liability is discussed in Note 9.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

At all other times, Class A common stock is classified as stockholders’ deficit. The Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2024 and December 31, 2023, 859,414 and 1,984,568 shares of Class A common stock subject to possible redemption are presented at redemption value, respectively, as temporary equity outside of the stockholders’ deficit section of the unaudited Condensed Consolidated balance sheets.

The Company has elected to recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital (if available) and accumulated deficit.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs were allocated between the Public Shares, Public Warrants, Private Placement Shares, and Private Placement Warrants, based on a relative fair value basis, compared to total proceeds received. Additionally, at the Initial Public Offering, offering costs allocated to the Public Shares were charged against temporary equity and offering costs allocated to the Public Warrants, Private Placement Shares, and Private Placement Warrants were charged against stockholders’ deficit. Deferred underwriting commissions are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Net (Loss) Income Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Convertible Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net (loss) income per common share is calculated by dividing the net (loss) income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net (loss) income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the Over-allotment) and the private placement warrants to purchase an aggregate of 15,675,000 shares of Class A common stock in the calculation of diluted (loss) income per share, because their exercise is contingent upon future events. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the three and six months ended June 30, 2024 and 2023. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The tables below present a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share of common stock:

	For the Three Months Ended June 30,
	2024		2023
	Class A redeemable	Class A and Class B non-redeemable	Class A redeemable	Class A and Class B non-redeemable
Basic and diluted net (loss) income per common stock:
Numerator:
Allocation of net (loss) income	$(24,239)	$(198,554)	$447,710	$407,667

Denominator:
Basic and diluted weighted average common stock outstanding	1,440,537	11,800,000	12,959,058	11,800,000

Basic and diluted net (loss) income per common stock	$(0.02)	$(0.02)	$0.03	$0.03
	For the Six Months Ended June 30,
	2024		2023
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per common stock:
Numerator:
Allocation of net (loss) income	$(83,999)	$(578,779)	$2,067,472	$1,138,282

Denominator:
Basic and diluted weighted average common stock outstanding	1,712,553	11,800,000	21,432,455	11,800,000

Basic and diluted net (loss) income per common stock	$(0.05)	$(0.05)	$0.10	$0.10

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2024 and December 31, 2023, the Company had a full valuation allowance against the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in a company’s unaudited Condensed Consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company’s effective tax rate was (27.89)% and 26.45%, (11.11)% and 23.54% for the three and six months ended June 30, 2024, and 2023, respectively. The effective tax rate differs from the statutory tax rate of 21% due to the valuation allowance on the deferred tax assets.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its unaudited Condensed Consolidated financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for a smaller reporting company and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company continues to evaluate the impact of ASU 2020-06 on its unaudited Condensed Consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the financial statements.10

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited Condensed Consolidated financial statements.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

On November 19, 2021, the Company sold 30,000,000 Units, including 3,500,000 Units pursuant to the exercise of the underwriters’ over-allotment option in full, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half redeemable warrant. Each whole warrant is exercisable to purchase one whole share of Class A common stock at $11.50 per share.

Following the closing of the IPO on November 19, 2021, $306,000,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was deposited into the Trust Account. The net proceeds deposited into the Trust Account will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 1,350,000 Private Units at a price of $10.00 per Private Unit, or $13,500,000, of which $600,000 has not been funded as of June 30, 2024 and December 31, 2023 and was recorded as subscription receivable. Each Private Unit consists of one share of Class A common stock and one-half of one warrant. Each whole warrant is exercisable to purchase one whole share of Class A common stock at $11.50 per share.

Note 5 — Related Party Transactions

Founder Shares

On August 30, 2021, the Sponsor paid $25,000 in consideration for 9,833,333 Founder Shares. Up to 1,250,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In November 2021, the Company effected a 1.0627119 for 1 stock split of the Class B common stock, so that the Sponsor owns an aggregate of 10,450,000 Founder Shares. Up to 1,190,000 of the Founder Shares would have been forfeited depending on the extent to which the underwriters’ over-allotment option is not exercised. Because of the underwriters’ full exercise of the over-allotment option on November 19, 2021, 1,190,000 shares were no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination; (ii) subsequent to the initial Business Combination, if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination; and (iii) the date following the completion of the initial Business Combination on which the Company complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up”).

Convertible Promissory Note — Related Party

On August 30, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. Any drawdown under the loan were non-interest bearing, unsecured and were due at the earlier of March 31, 2022, or the closing of the IPO. As of June 30, 2024 and December 31, 2023, there was no borrowing under the note. The facility is no longer available to the Company subsequent to the IPO.

On April 2, 2024, Company issued a promissory note to the Sponsor in the amount of $275,000 for working capital needs, of which $175,000 was funded on April 2, 2024, and $100,000 was funded on April 10, 2024 for working capital requirements and payment of certain expenses in connection the Company’s Business Combination.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

The Note is due and payable on the consummation of the initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one of more businesses or entities. Upon consummation of a Business Combination, the Company shall have obligation to convert up to 270,000 of the principal amount of the Note in whole or in part into common stock of the Company at a price of $10.00 per share. The company has determined the conversion feature include in the promissory note is not required to be bifurcated and all debt proceeds received under the promissory note were allocated to the debt host. As of June 30, 2024 the promissory note to the Sponsor was fully drawn and outstanding.

Due to Related Party

In connection with the IPO, the Sponsor had advanced to the Company an aggregate of approximately $29,000, of which approximately $24,000 was repaid to the Sponsor upon the closing of the IPO. As of June 30, 2024 and December 31, 2023, approximately $5,000, remained outstanding and is due on demand, and is included in the due to related party on the accompanying unaudited Condensed Consolidated balance sheets. In addition, as of June 30, 2024 and December 31, 2023, approximately $4,300 and $4,300, respectively, is outstanding for reimbursable expenses and is included in the due to related party on the accompanying unaudited Condensed Consolidated balance sheets. The due to related party balances as of June 30, 2024 and December 31, 2023, also includes approximately $79,000 and $79,000 respectively, of administrative fees (see below).

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. As of June 30, 2024 and December 31, 2023, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

On November 16, 2021, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services through the earlier of consummation of the initial Business Combination and the Company’s liquidation. For the three and six months ended June 30, 2024, the Company incurred expenses of $30,000 and $60,000 of services under this agreement and is included in the general and administrative expenses on the accompanying Condensed Consolidated statements of operations. For the three and six months ended June 30, 2023, the Company incurred expenses of $30,000 and $60,000, respectively, of services under this agreement and is included in the general and administrative expenses on the accompanying unaudited condensed statements of operations. As of June 30, 2024 and December 31, 2023, the Company had $178,272 and $113,945 outstanding for services in connection with such agreement, respectively, and is included in the due to related party on the accompanying unaudited Condensed Consolidated balance sheets.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies

Registration and Stockholder Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Units (including securities contained therein), which were issued in a private placement simultaneously with the closing of the IPO and (iii) private placement-equivalent units (including securities contained therein) that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement signed on November 16, 2021. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 3,500,000 Units to cover over-allotments, which was exercised in full on November 19, 2021.

On November 19, 2021, the Company paid cash underwriting commissions of $5,300,000 to the underwriters.

The underwriters are entitled to a deferred underwriting commission of $11,200,000, which will be paid from the funds held in the Trust Account upon completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

Non-Redemption Agreements

During April 2023, the Company and the Sponsor entered into agreements (the “April Non-Redemption Agreements”) with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the Special Meeting at which a proposal to amend to the Company’s Certificate of Incorporation to effect an extension of time for the Company to consummate an initial business combination (the “April Charter Amendment Proposal”) from May 19, 2023 to November 19, 2023 (the “April Extension”). The Non-Redemption Agreements provide for the allocation of 1,000,000 Founder Shares held by the Sponsor in exchange for such investors agreeing to hold and not redeem certain public shares at the Special Meeting. Certain of the parties to the Non-Redemption Agreements are also members of the Sponsor.

During November 2023, the Company and the Sponsor entered into agreements (the “November Non-Redemption Agreements”, and together with the April Non-Redemption Agreements, collectively, the “Non-Redemption Agreements”) with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the Special Meeting at which a proposal to amend to the Company’s Certificate of Incorporation to effect an extension of time for the Company to consummate an initial business combination (the “November Charter Amendment Proposal”) from November 19, 2023 to May 19, 2024 (the “November Extension”). The November Non-Redemption Agreements provide for the allocation of 376,000 Founder Shares held by the Sponsor in exchange for such investors agreeing to hold and not redeem certain public shares at the Special Meeting. Certain of the parties to the Non-Redemption Agreements are also members of the Sponsor.

The Non-Redemption Agreements shall terminate on the earlier of (a) the failure of the Company’s stockholders to approve the Extensions at the Meeting, or the determination of the Company not to proceed to effect the Extensions, (b) the fulfillment of all obligations of parties to the Non-Redemption Agreements, (c) the liquidation or dissolution of the Company, or (d) the mutual written agreement of the parties.

Additionally, pursuant to the Non-Redemption Agreements, the Company has agreed that until the earlier of (a) the consummation of the Company’s initial business combination; (b) the liquidation of the trust account; and (c) 24 months from consummation of the Company’s initial public offering, the Company will maintain the

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

investment of funds held in the trust account in interest-bearing United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. The Company has also agreed that it will not use any amounts in the trust account, or the interest earned thereon, to pay any excise tax that may be imposed on the Company pursuant to the Inflation Reduction Act (IRA) of 2022 (H.R. 5376) due to any redemptions of public shares at the Special Meeting, in connection with a liquidation of the Company if it does not effect a business combination prior to its termination date by the Company.

On May 17, 2024, the Company and the Sponsor entered into Non-Redemption Agreements on substantially the same terms with certain stockholders of the Company, pursuant to which such stockholders agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 800,000 non-Redeemed shares in connection with the Special Meeting. In exchange for the foregoing commitments not to redeem such shares of Class A Common Stock, the Sponsor agreed to transfer an aggregate of 266,666 shares of Class B Common Stock held by the Sponsor to such stockholders immediately following consummation of the initial business combination if they continued to hold such Non-Redeemed shares through the Special Meeting.

The Company accounts for non-redemption agreements on a derivative liability basis and records any changes in their fair value in the statements of operations. The amount of such liability was $10,901,760 and $6,646,080 as of June 30, 2024 and December 31, 2023, respectively.

Service Provider Agreements

From time to time the Company has entered into and may enter into agreements with various service providers and advisors, including investment banks, that helped us identify targets, negotiate terms of potential Business Combinations, and that will help us consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

The Company has recorded an accrual of $573,168 of fees for legal services by outside counsel related to on-going matters and compliance with reporting obligations. In addition, the Company incurred $573,168 of fees for legal services by outside counsel related to the acquisition activities which will be payable solely on completion of the Business Combination and won’t be paid if the Business Combination does not close. This portion of the legal fees will be recorded and recognized by the Company only in the event of successful Business Combination.

SEE ID Business Combination Agreement

On March 18, 2024, the Company entered into a Business Combination Agreement (such agreement, the “Business Combination Agreement” and such business combination, the “Business Combination”) by and among CID HoldCo, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of ShoulderUp (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“SEI Merger Sub” and together with ShoulderUp Merger Sub, the “Merger Subs”) and SEE ID, Inc., a Nevada corporation (“SEE ID”).

Pursuant to the Business Combination Agreement and subject to the terms and conditions set forth therein, (i) ShoulderUp Merger Sub will merge with and into ShoulderUp (the “ShoulderUp Merger”), whereby the separate existence of ShoulderUp Merger Sub will cease and ShoulderUp will be the surviving entity of the ShoulderUp Merger and become a wholly owned subsidiary of Holdings, and (ii) following confirmation of the effective filing of the documents required to implement the ShoulderUp Merger, SEI Merger Sub will merge with and into the

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Company (the “SEE ID Merger” and together with the ShoulderUp Merger, the “Mergers”), the separate existence of SEI Merger Sub will cease and SEE ID will be the surviving entity of the SEE ID Merger and a direct wholly owned subsidiary of Holdings (the “Surviving Company”).

Upon the closing of the transactions, it is expected that Holdings will be listed on the Nasdaq Stock Market, LLC.

There are no assurances that the Business Combination will close, the consummation of which remains subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, a registration statement of Holdings becoming effective and approval of the Business Combination by the stockholders of ShoulderUp and and SEE ID.

Note 7 — Class A Common Stock Subject to Possible Redemption

The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share.

In connection with the Special Meeting held on April 20, 2023, holders of 25,845,428 shares of the Company’s Class A common stock exercised their right to redeem their Class A common stock.

In connection with the Special Meeting held on November 17, 2023, holders of 2,170,004 shares of the Company’s Class A common stock exercised their right to redeem their Class A common stock.

In connection with the Special Meeting held on May 17, 2024, holders of 1,125,154 shares of the Company’s Class A common stock exercised their right to redeem their Class A common stock.

As of June 30, 2024 and December 31, 2023, there were respectively 2,209,414 and 3,334,568 shares of Class A common stock outstanding, of which 859,414 and 1,984,568 shares were subject to possible redemption and are classified outside of permanent equity in the accompanying unaudited Condensed Consolidated balance sheets, respectively.

The Company recognizes changes in redemption value of the Class A common stock subject to possible redemption immediately as changes occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value as if liquidation were to occur at the end of the reporting period.

The Class A common stock subject to possible redemption reflected on the accompanying unaudited Condensed Consolidated balance sheets is reconciled on the following table:

Class A common stock subject to possible redemption as of December 31, 2021	$306,000,000
Increase in redemption value of Class A common stock subject to possible redemption	3,130,532
Class A common stock subject to possible redemption as of December 31, 2022	309,130,532
Redemptions	(292,501,454)
Increase in redemption value of Class A common stock subject to possible redemption	4,479,147
Class A common stock subject to possible redemption as of December 31, 2023	$21,108,225
Redemptions	(12,136,736)
Increase in redemption value of Class A common stock subject to possible redemption	254,501
Class A common stock subject to possible redemption as of June 30, 2024 (unaudited)	$9,225,988

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 from time to time in one or more series. As of June 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.

Class A Common stock — The Company is authorized to issue 300,000,000 shares of Class A common stock with a par value of $0.0001 per share. At June 30, 2024 and December 31, 2023, respectively 2,209,414 and 3,334,568 shares of Class A common stock were issued and outstanding, of which 859,414 and 1,984,568 shares of Class A common stock are subject to possible redemption (see Note 7), respectively.

Convertible Class B Common stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. On August 30, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, in consideration for 9,833,333 shares of Class B common stock, par value $0.0001. Up to 1,250,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. In November 2021, the Company effected a 1.0627119 for 1 stock split of the Class B common stock, so that the Sponsor owns an aggregate of 10,450,000 Founder Shares. Up to 1,190,000 of the Founder Shares would have been forfeited depending on the extent to which the underwriters’ over-allotment option was not exercised. Because of the underwriters’ full exercise of the over-allotment option on November 19, 2021, 1,190,000 shares are no longer subject to forfeiture. As of June 30, 2024 and December 31, 2023, there were 10,450,000 shares of Class B Common Stock issued and outstanding.

Holders of record of the Class A common stock and holders of record of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, with each share of common stock entitling the holder to one vote except as required by law.

Effective December 29, 2023, the Company amended its certificate of incorporation to allow for the right of a holder of Class B common stock of the Company to convert its shares of Class B common stock into shares of Class A common stock on a one-to-one basis at any time and from time to time at the election of the holder. The newly issued Class A common stock would not have any redemption rights and would continue to be subject to a lock-up period upon consummation of the business combination. The amendment was approved by the Company’s stockholders at a meeting held on December 28, 2023.

The shares of Class B common stock (to the extent not already converted) will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment.

Warrants — As of June 30, 2024 and December 31, 2023, there were 15,675,000 warrants issued and outstanding (15,000,000 Public Warrants and 675,000 Private Placement Warrants). Each whole warrant entitles the holder to purchase one Class A common share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination and 12 months from the closing of the IPO and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Stockholders’ Deficit (cont.)

The Company is not registering the shares of Class A common stock issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the 30-day redemption period); and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of shares of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The Company accounts for the 15,675,000 warrants that would be issued in connection with the IPO (including the 15,000,000 Public Warrants included in the Units and the 675,000 Private Placement Warrants included in the Private Units) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants meet the criteria for equity treatment due to the existence of provisions whereby adjustments to the exercise price of the warrants is based on a variable that is an input to the fair value of a “fixed-for-fixed” option and no circumstances under which the Company can be forced to net cash settle the warrants.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2024 and December 31, 2023, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

June 30, 2024

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Non-redemption agreements derivative liability	$—	$—	$10,901,760

December 31, 2023

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Non-redemption agreements derivative liability	$—	$—	$6,646,080

The Non-Redemption Agreements derivative liability were accounted for as liabilities in accordance with ASC 815 and are presented on the unaudited Condensed Consolidated balance sheets. The non-redemption agreements derivative liability are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative liability in the unaudited Condensed Consolidated statements of operations.

The Non-Redemption Agreements derivative liability were initially and as of the end of each subsequent reporting period, valued using a monte-carlo simulation model, which is considered to be a Level 3 fair value measurement. The key inputs into the monte-carlo simulation model for the Non-Redemption Agreements derivative liability were as follows:

Input	June 30, 2024	May 17, 2024	December 31, 2023
Market price of Class A common stock	$10.85	$10.82	10.72
Risk-free rate	4.94%	4.98%	4.56%
Volatility	30.8%	34.8%	39.9%
Term	1.39	1.51	1.41
Probability of successful business combination	50.0%	50.0%	50.0%
Discount for lack of marketability	7.6%	9.0%	9.9%
Threshold price	$12.00	$12.00	12.00

SHOULDERUP TECHNOLOGY ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The following table presents the changes in the fair value of the Non-Redemption Agreements derivative liability:

Fair value as of December 31, 2023	$6,646,080
Change in valuation inputs or other assumptions	247,680
Fair value as of March 31, 2024	$6,893,760
Initial fair value of non-redemption agreement dated May 17, 2024	3,936,000
Change in valuation inputs or other assumptions	319,680
Fair value as of June 30, 2024	$10,901,760

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the year ended June 30, 2024 and December 31, 2023.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the unaudited Condensed Consolidated balance sheets and up to the date the unaudited Condensed Consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited Condensed Consolidated financial statements, except as hereinafter described.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
ShoulderUp Technology Acquisition Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ShoulderUp Technology Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Franchise and Income Tax Withdrawals from Trust Account

As more fully described in Note 1 to the financial statements, the Company withdrew $2,636,344 from the Trust Account to pay liabilities related to income and Delaware franchise taxes. The Company remitted $2,224,486 of these funds withdrawn to pay for these respective taxes, leaving $411,858 of withdrawals for tax purposes that were not remitted through December 31, 2023. The Company’s cash balance as of December 31, 2023 was $403,456, therefore, the Company had used a portion of the funds withdrawn for taxes from the Trust for working capital purposes. This withdrawal and use of funds were not in accordance with the Trust Agreement.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 19, 2024 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
New York, New York
April 18, 2024
PCAOB ID Number 100

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets:
Current assets:
Cash	$403,456	$409,725
Prepaid expenses	—	244,688
Total current assets	403,456	654,413
Cash held in Trust Account	21,099,267	—
Cash and Investments held in Trust Account	—	309,744,280
Total Assets	$21,502,723	$310,398,693

Liabilities, Class A Common Stock Subject to Possible Redemption, and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$798,071	$552,059
Franchise tax payable	38,800	100,882
Income tax payable	301,072	414,724
Excise tax payable	2,925,014	—
Due to related party	118,272	28,043
Total current liabilities	4,181,229	1,095,708
Non-redemption agreements derivative liability	6,646,080	—
Deferred underwriting commissions	11,200,000	11,200,000
Total liabilities	22,027,309	12,295,708

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 1,984,568 and 30,000,000 shares issued and outstanding at redemption value of approximately $10.63 and $10.30 per share as of December 31, 2023 and 2022, respectively	21,108,225	309,130,532

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 300,000,000 shares authorized; 1,350,000 shares issued and outstanding (excluding 1,984,568 and 30,000,000 shares subject to possible redemption) as of December 31, 2023 and 2022, respectively	135	135
Convertible Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,450,000 shares issued and outstanding	1,045	1,045
Additional paid-in capital	—	—
Subscription receivable	(600,000)	(600,000)
Accumulated deficit	(21,033,991)	(10,428,727)
Total stockholders’ deficit	(21,632,811)	(11,027,547)
Total Liabilities, Class A Common Stock Subject to Possible Redemption, and Stockholders’ Deficit	$21,502,723	$310,398,693

The accompanying notes are an integral part of these financial statements.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2023	For the year ended December 31, 2022
General and administrative expenses	$999,143	$923,313
Franchise tax expense	200,400	200,000
Loss from operations	(1,199,543)	(1,123,313)
Other income:
Interest income from operating account	1,945	70
Change in fair value of derivative liability	(3,112,640)	—
Income from cash and investments held in Trust Account	5,823,923	4,409,987
Total other income	2,713,228	4,410,057
Net income before income taxes	1,513,685	3,286,744
Income tax expense	(1,181,348)	(858,724)
Net income	$332,337	$2,428,020

Weighted average shares outstanding of Class A common stock, basic and diluted	13,810,919	31,350,000
Basic and diluted net income per share, Class A common stock	$0.01	$0.06
Weighted average shares outstanding of Class B common stock, basic and diluted	10,450,000	10,450,000
Basic and diluted net income per share, Convertible Class B common stock	$0.01	$0.06

The accompanying notes are an integral part of these financial statements.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR
THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock				Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Convertible Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	1,350,000	$135	10,450,000	$1,045	$—	$(600,000)	$(9,726,215)	$(10,325,035)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	—	—	(3,130,532)	(3,130,532)
Net income	—	—	—	—	—	—	2,428,020	2,428,020
Balance – December 31, 2022	1,350,000	$135	10,450,000	$1,045	$—	$(600,000)	$(10,428,727)	$(11,027,547)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	—	—	(4,479,147)	(4,479,147)
Excise tax liability on share redemptions	—	—	—	—	—	—	(2,925,014)	(2,925,014)
Fair value of non-redemption agreements liability at issuance	—	—	—	—	—	—	(3,533,440)	(3,533,440)
Net income	—	—	—	—	—	—	332,337	332,337
Balance – December 31, 2023	1,350,000	$135	10,450,000	$1,045	$—	$(600,000)	$(21,033,991)	$(21,632,811)

The accompanying notes are an integral part of these financial statements.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2023	For the year ended December 31, 2022
Cash Flows from Operating Activities:
Net income	$332,337	$2,428,020
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of non-redemption agreements derivative liability	3,112,640	—
Income from investments held in Trust Account	(5,823,923)	(4,409,987)
Changes in operating assets and liabilities:
Prepaid expenses	244,688	288,989
Accounts payable	246,013	247,281
Accrued expenses	—	(12,874)
Franchise tax payable	(62,082)	(23,004)
Income tax payable	(113,652)	414,724
Due to related party	90,229	16,944
Net cash used in operating activities	(1,973,750)	(1,049,907)

Cash Flows from Investing Activities:
Investment income released from Trust Account to pay for taxes	1,967,481	668,862
Cash withdrawn from Trust Account in connection with redemption	292,501,454	—
Net cash provided by investing activities	294,468,935	668,862

Cash Flows Provided by Financing Activities:
Redemption of common stock	(292,501,454)	—
Net cash used in financing activities	(292,501,454)	—

Net change in cash	(6,269)	(381,045)

Cash – beginning of the period	409,725	790,770
Cash – end of the period	$403,456	$409,725

Supplemental cash flow information:
Cash paid for taxes	$1,335,000	$444,000

Non-cash investing and financing activities:
Shareholder non-redemption agreement liability	$3,533,440	$—

The accompanying notes are an integral part of these financial statements.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 1 — Organization and Business Operation

ShoulderUp Technology Acquisition Corp. (the “Company”) is a blank check company formed as a Delaware corporation on May 20, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to an initial Business Combination with the Company.

As of December 31, 2023, the Company has neither engaged in any operations nor generated any revenues. All activity for the period from May 20, 2021 (inception) through December 31, 2023 relates to the Company’s formation and its initial public offering (the “Initial Public Offering” or “IPO”) described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on the proceeds derived from the Initial Public Offering.

The Company’s Sponsor is ShoulderUp Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

The registration statements for the Company’s IPO were declared effective on November 17, 2021. On November 19, 2021, the Company consummated the IPO of 30,000,000 units, including 3,500,000 units pursuant to the exercise of the underwriters’ over-allotment option in full, at $10.00 per unit (the “Units”), which is discussed in Note 3, generating gross proceeds to the Company of $300,000,000. Each Unit consists of one share (the “Public Shares”) of Class A common stock, par value $0.0001 per share (“Class A common stock”), and one-half of one warrant (the “Public Warrants”). Each whole Public Warrant is exercisable to purchase one whole share of Class A common stock at $11.50 per share.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 1,350,000 private units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement, generating gross proceeds to the Company of $13,500,000, of which $600,000 has not been funded and was recorded as subscription receivable, which is described in Note 4. Each Private Unit consists of one share of Class A common stock (the “Private Placement Shares”) and one-half of one warrant (the “Private Placement Warrants”). Each whole Private Placement Warrant is exercisable to purchase one whole share of Class A common stock at $11.50 per share.

Transaction costs amounted to $17,820,368 consisting of $5,300,000 of underwriting commissions, $11,200,000 of deferred underwriting commissions, and $1,320,368 of other offering costs (including $795,000 of offering costs reimbursed by the underwriters) and was allocated between Class A common stock subject to possible redemption, Public Warrants, Private Placement Shares, and Private Placement Warrants.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on November 19, 2021, $306,000,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was deposited into a trust account (the “Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, which may only be invested in United States “government securities” within the meaning of Section 2(a)(16)

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 1 — Organization and Business Operation (cont.)

of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the IPO and the sale of the Private Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the IPO or during any Extension Period (as defined below), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within 18 months from the closing of the IPO or during any Extension Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public stockholders.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders are entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account initially deposited into the Trust following the closing of the IPO was $10.20 per Public Share.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation.

In accordance with SEC and its guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with Public Warrants, the initial carrying value of common stock classified as temporary equity was then allocated proceeds determined in accordance with FASB ASC 470-20. The Public Shares are subject to FASB ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately as they occur, measured at the end of each reporting period.

The initial stockholders, sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to any shares of Class B common stock, par value $0.0001 (the “Founder Shares”), Private Placement Shares and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 1 — Organization and Business Operation (cont.)

distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or during any Extension Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

On April 20, 2023, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a business combination transaction from May 19, 2023, to November 19, 2023 (the date which is 24 months from the closing date of the Company’s initial public offering of units). The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of April 21, 2023. In connection with Special Meeting, holders of 25,845,428 shares of the Company’s Class A common stock exercised their right to redeem their shares for a cash redemption price of approximately $10.43 per share, or an aggregate redemption amount of $269,597,445. Following such redemptions, approximately 4,154,572 shares of Class A common stock remain issued and outstanding.

On October 16, 2023, the Company announced that it has entered into a non-binding letter of intent for a potential business combination with Airspace Experience Technologies, Inc., a pioneer in the urban mobility market. The non-binding letter of intent was terminated on December 1, 2024.

On November 17, 2023, the Company, held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date (the “Termination Date”) by which the Company must consummate a business combination (the “Charter Extension”) from November 19, 2023 (the “Original Termination Date”) to May 19, 2024 or such earlier date as may be determined by the Company’s board of directors in its sole discretion (the “Charter Extension Date”). The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of November 15, 2023. In connection with the Extension Amendment Proposal, holders of 2,170,004 shares of the Company’s common stock properly exercised their right to redeem their shares. $22,904,010 or $10.55 per share was withdrawn from the Trust Account, leaving $20,946,765 in the Trust Account after the redemptions.

On December 28, 2023, the Company held an annual meeting of its stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to allow for the right of a holder of Class B common stock of the Company to convert its shares of Class B common stock into shares of Class A common stock on a one-to-one basis at any time and from time to time at the election of the holder. The newly issued Class A common stock would not have any redemption rights and would continue to be subject to a lock-up period upon consummation of the business combination.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 1 — Organization and Business Operation (cont.)

On December 19, 2023, the NYSE filed a Form 25 to delist the Company securities. The delisting was effective on December 29, 2023. The securities are expected to be quoted on the Pink Sheets, but there can be no assurance that this will occur.

Franchise and Income Tax Withdrawals from Trust Account

Since completion of its IPO on November 19, 2021, and through December 31, 2023, the Company withdrew $2,636,344 from the Trust Account to pay its liabilities related to the income and Delaware franchise taxes. Through December 31, 2023, the Company remitted $2,224,486 to the respective tax authorities, which resulted in remaining excess of funds withdrawn from the Trust Account, but not remitted to the government authorities of $411,858. Additionally, as of December 31, 2023, the Company had accrued but unpaid income tax liability of $301,072 and unpaid liability for the Delaware franchise tax of $38,800, As of December 31, 2023, the Company had $403,456 in its operating account and inadvertently used $8,401 of the funds withdrawn from the Trust Account for payment of other operating expenses not related to taxes. Based on review of the circumstances above, management determined that this use of funds was not in accordance with the Trust Agreement.

On April 2, 2024, the Sponsor committed to providing the Company a working capital loan in the amount of $275,000, of which $175,000 was funded on April 2, 2024, and $100,000 was funded on April 10, 2024. On April 10, 2024 the Company remitted $261,072 to Internal Revenue Service for its income tax liability and $38,800 (net of accrued interest) to Delaware Department of State for its franchise tax liability. The Sponsor’s working capital loan also replenished the Company’s operating account to maintain the remaining difference of $71,985 between amounts withdrawn from the Trust Account and remitted to the tax authorities, which will be used solely for payment of its income and Delaware franchise tax obligations. The Company continues to incur further tax liabilities and intends to cover such liabilities from the funds in its operating account and, if necessary, from the proceeds from the promissory note to Sponsor, without additional withdrawals from the Trust Account, until the excess of the funds withdrawn from the Trust Account over the amounts remitted to the government authorities is cured.

Liquidity and Capital Resources

As of December 31, 2023, the Company had $403,456 in its operating bank account and working capital deficit of approximately $4.2 million. The amounts of cash on hand as of December 31, 2023 relate to the amounts that were withdrawn from the Trust for payment of income and Delaware Franchise Taxes and can not be used for any other purpose.

In addition, the Company has $600,000 in a subscription receivable, which will be used to satisfy the Company’s liquidity needs. The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash contribution of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and an advance from the Sponsor of approximately $29,000 (see Note 5). The Company repaid $24,000 on November 19, 2021 and the remaining $5,000 remains outstanding and is due on demand. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering, over-allotment and the Private Placement held outside of the Trust Account. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of December 31, 2023 and 2022, there were no amounts outstanding under any Working Capital Loans.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 1 — Organization and Business Operation (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and the mandatory liquidation date raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 19, 2024. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to seek a further extension of the Company’s termination date.

Risks and Uncertainties

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On April 20, 2023, the Company’s stockholders redeemed 25,845,428 shares of the Company’s Class A common stock for a total of $269,597,445. On November 17, 2023, the Company’s stockholders redeemed 2,170,004 shares of the Company’s Class A common stock for a total of $22,904,010. The Company evaluated the classification and accounting of the share/ stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. Management has evaluated the requirements of the IR Act and the Company’s operations at the end of the reporting period and has determined that a liability of $2,925,014 should be recorded for the excise tax in connection with the above-mentioned redemptions as of December 31, 2023. This liability will be reviewed and remeasured at each reporting period.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchanges Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates. Management has identified assumptions involved in the valuation of Class B shares transferred under the terms of non-redemption agreements as a critical accounting estimate.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2023 and 2022, the Company had no cash equivalents.

Investments Held in the Trust Account

The Company’s portfolio of investments was comprised of cash of December 31, 2023 and of U.S. government securities as of December 31, 2022, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 2 — Significant Accounting Policies (cont.)

investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities which are presented at fair value. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, excluding the non-redemption agreements derivative liability, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” equal or approximate the carrying amounts represented in the balance sheets, primarily due to their short-term nature (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the statements of operations each reporting period.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 2 — Significant Accounting Policies (cont.)

The Company accounts for the 15,000,000 warrants included in the Units sold in the Initial Public Offering and the 675,000 Private Placement Warrants in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

The Company accounts for the Non-Redemption Agreements (as defined in Note 6) in accordance with the guidance contained in ASC 815. Such guidance provides that the Non-Redemption Agreements are classified as liabilities. As such, the non-redemption agreements derivative liability was recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the non-redemption agreements derivative liability are recognized as a non-cash gain or loss on the statements of operations. The fair value of the derivative liability is discussed in Note 9.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ deficit. The Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2023 and 2022, 1,984,568 and 30,000,000 shares of Class A common stock subject to possible redemption are presented at redemption value, respectively, as temporary equity outside of the stockholders’ deficit section of the balance sheets.

The Company has elected to recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital (if available) and accumulated deficit.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs were allocated between the Public Shares, Public Warrants, Private Placement Shares, and Private Placement Warrants, based on a relative fair value basis, compared to total proceeds received. Additionally, at the Initial Public Offering, offering costs allocated to the Public Shares were charged against temporary equity and offering costs allocated to the Public Warrants, Private Placement Shares, and Private Placement Warrants were charged against stockholders’ deficit. Deferred underwriting commissions are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Net Income Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Convertible Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income per common share is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 2 — Significant Accounting Policies (cont.)

The calculation of diluted net income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the Over-allotment) and the private placement warrants to purchase an aggregate of 15,675,000 shares of Class A common stock in the calculation of diluted income per share, because their exercise is contingent upon future events. As a result, diluted net income per share is the same as basic net income per share for the year ended December 31, 2023 and 2022. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The tables below present a reconciliation of the numerator and denominator used to compute basic and diluted net income per share of common stock:

	For the year ended December 31, 2023		For the year ended December 31, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net income	$189,188	$143,149	$1,821,015	$607,005
Denominator:
Basic and diluted weighted average common stock outstanding	13,810,919	10,450,000	31,350,000	10,450,000
Basic and diluted net income per common stock	$0.01	$0.01	$0.06	$0.06

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2023 and 2022, the Company had a full valuation allowance against the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 2 — Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for a smaller reporting company and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company continues to evaluate the impact of ASU 2020-06 on its financial statements.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On November 19, 2021, the Company sold 30,000,000 Units, including 3,500,000 Units pursuant to the exercise of the underwriters’ over-allotment option in full, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half redeemable warrant. Each whole warrant is exercisable to purchase one whole share of Class A common stock at $11.50 per share.

Following the closing of the IPO on November 19, 2021, $306,000,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was deposited into the Trust Account. The net proceeds deposited into the Trust Account will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 1,350,000 Private Units at a price of $10.00 per Private Unit, or $13,500,000, of which $600,000 has not been funded as of December 31, 2023 and 2022 and was recorded as subscription receivable. Each Private Unit consists of one share of Class A common stock and one-half of one warrant. Each whole warrant is exercisable to purchase one whole share of Class A common stock at $11.50 per share.

Note 5 — Related Party Transactions

Founder Shares

On August 30, 2021, the Sponsor paid $25,000 in consideration for 9,833,333 Founder Shares. Up to 1,250,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In November 2021, the Company effected a 1.0627119 for 1 stock split of the Class B common stock, so that the Sponsor owns an aggregate of 10,450,000 Founder Shares. Up to 1,190,000 of the Founder Shares would have been forfeited depending on the extent to which the underwriters’ over-allotment option is not exercised. Because of the underwriters’ full exercise of the over-allotment option on November 19, 2021, 1,190,000 shares were no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination; (ii) subsequent to the initial Business Combination, if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination; and (iii) the date following the completion of the initial Business Combination on which the Company complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up”).

Promissory Note — Related Party

On August 30, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. Any drawdown under the loan were non-interest bearing, unsecured and were due at the earlier of March 31, 2022, or the closing of the IPO. As of December 31, 2023, and 2022, there was no borrowing under the note. The facility is no longer available to the Company subsequent to the IPO.

Due to Related Party

In connection with the IPO, the Sponsor had advanced to the Company an aggregate of approximately $29,000, of which approximately $24,000 was repaid to the Sponsor upon the closing of the IPO. As of December 31, 2023 and 2022, approximately $5,000, remained outstanding and is due on demand, and is included in the due to related party on the accompanying balance sheets. In addition, as of December 31, 2023 and 2022, approximately $4,300 and $5,000, respectively, is outstanding for reimbursable expenses and is included in the due to related party on the accompanying balance sheets. The due to related party balances as of December 31, 2023 and 2022, also includes approximately $79,000 and $18,000 respectively, of administrative fees (see below).

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 5 — Related Party Transactions (cont.)

Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. As of December 31, 2023, and 2022, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

On November 16, 2021, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services through the earlier of consummation of the initial Business Combination and the Company’s liquidation. For year ended December 31, 2023, the Company incurred expenses of $120,000 under this agreement and is included in the general and administrative expenses on the accompanying statements of operations. For year ended December 31, 2022, the Company incurred expenses of $120,000 under this agreement and is included in the general and administrative expenses on the accompanying statements of operations. As of December 31, 2023 and 2022, the Company had $113,945 and $23,000 outstanding for services in connection with such agreement, respectively, and is included in the due to related party on the accompanying balance sheets.

Note 6 — Commitments and Contingencies

Registration and Stockholder Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Units (including securities contained therein), which were issued in a private placement simultaneously with the closing of the IPO and (iii) private placement-equivalent units (including securities contained therein) that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement signed on November 16, 2021. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 3,500,000 Units to cover over-allotments, which was exercised in full on November 19, 2021.

On November 19, 2021, the Company paid cash underwriting commissions of $5,300,000 to the underwriters.

The underwriters are entitled to a deferred underwriting commission of $11,200,000, which will be paid from the funds held in the Trust Account upon completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

Non-Redemption Agreements

During April 2023, the Company and the Sponsor entered into agreements (the “April Non-Redemption Agreements”) with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the Special Meeting at which a proposal to amend to the Company’s Certificate of Incorporation to effect an extension of time for the Company to consummate an initial business combination (the “April Charter Amendment Proposal”)

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 6 — Commitments and Contingencies (cont.)

from May 19, 2023 to November 19, 2023 (the “April Extension”). The Non-Redemption Agreements provide for the allocation of 1,000,000 Founder Shares held by the Sponsor in exchange for such investors agreeing to hold and not redeem certain public shares at the Special Meeting. Certain of the parties to the Non-Redemption Agreements are also members of the Sponsor.

During November 2023, the Company and the Sponsor entered into agreements (the “November Non-Redemption Agreements”, and together with the April Non-Redemption Agreements, collectively, the “Non-Redemption Agreements”) with third parties in exchange for them agreeing not to redeem shares of Class A common stock at the Special Meeting at which a proposal to amend to the Company’s Certificate of Incorporation to effect an extension of time for the Company to consummate an initial business combination (the “November Charter Amendment Proposal”) from November 19, 2023 to May 19, 2024 (the “November Extension”). The November Non-Redemption Agreements provide for the allocation of 376,000 Founder Shares held by the Sponsor in exchange for such investors agreeing to hold and not redeem certain public shares at the Special Meeting. Certain of the parties to the Non-Redemption Agreements are also members of the Sponsor.

The Non-Redemption Agreements shall terminate on the earlier of (a) the failure of the Company’s stockholders to approve the Extensions at the Meeting, or the determination of the Company not to proceed to effect the Extensions, (b) the fulfillment of all obligations of parties to the Non-Redemption Agreements, (c) the liquidation or dissolution of the Company, or (d) the mutual written agreement of the parties.

Additionally, pursuant to the Non-Redemption Agreements, the Company has agreed that until the earlier of (a) the consummation of the Company’s initial business combination; (b) the liquidation of the trust account; and (c) 24 months from consummation of the Company’s initial public offering, the Company will maintain the investment of funds held in the trust account in interest-bearing United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. The Company has also agreed that it will not use any amounts in the trust account, or the interest earned thereon, to pay any excise tax that may be imposed on the Company pursuant to the Inflation Reduction Act (IRA) of 2022 (H.R. 5376) due to any redemptions of public shares at the Special Meeting, in connection with a liquidation of the Company if it does not effect a business combination prior to its termination date by the Company.

Service Provider Agreements

From time to time the Company has entered into and may enter into agreements with various service providers and advisors, including investment banks, that helped us identify targets, negotiate terms of potential Business Combinations, and that will help us consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

The Company has recorded an accrual of $463,673 of fees for legal services by outside counsel related to on-going matters and compliance with reporting obligations. In addition, the Company incurred $483,295 of fees for legal services by outside counsel related to the acquisition activities which will be payable solely on completion of the Business Combination and won’t be paid if the Business Combination does not close. This portion of the legal fees will be recorded and recognized by the Company only in the event of successful Business Combination.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 7 — Class A Common Stock Subject to Possible Redemption

The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share.

In connection with the Special Meeting held on April 20, 2023, holders of 25,845,428 shares of the Company’s Class A common stock exercised their right to redeem their Class A common stock.

In connection with the Special Meeting held on November 17, 2023, holders of 2,170,004 shares of the Company’s Class A common stock exercised their right to redeem their Class A common stock.

As of December 31, 2023 and 2022, there were respectively 3,334,568 shares and 31,350,000 shares of Class A common stock outstanding, of which 1,984,568 and 30,000,000 shares were subject to possible redemption and are classified outside of permanent equity in the accompanying balance sheets, respectively.

The Company recognizes changes in redemption value of the Class A common stock subject to possible redemption immediately as changes occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value as if liquidation were to occur at the end of the reporting period.

The Class A common stock subject to possible redemption reflected on the accompanying balance sheets is reconciled on the following table:

Class A common stock subject to possible redemption as of December 31, 2021	$306,000,000
Increase in redemption value of Class A common stock subject to possible redemption	3,130,532
Class A common stock subject to possible redemption as of December 31, 2022	309,130,532
Redemptions	(292,501,454)
Increase in redemption value of Class A common stock subject to possible redemption	4,479,147
Class A common stock subject to possible redemption as of December 31, 2023	$21,108,225

Note 8 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 from time to time in one or more series. As of December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Class A Common stock — The Company is authorized to issue 300,000,000 shares of Class A common stock with a par value of $0.0001 per share. At December 31, 2023 and 2022, respectively 3,334,568 shares and 31,350,000 shares of Class A common stock were issued and outstanding, of which 1,984,568 and 30,000,000 shares of Class A common stock are subject to possible redemption (see Note 7), respectively.

Convertible Class B Common stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. On August 30, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, in consideration for 9,833,333 shares of Class B common stock, par value $0.0001. Up to 1,250,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. In November 2021, the Company effected a 1.0627119 for 1 stock split of the Class B common stock, so that the Sponsor owns an aggregate of 10,450,000 Founder Shares. Up to 1,190,000 of the Founder Shares would have been forfeited depending on the extent to which the underwriters’ over-allotment option was not exercised. Because of the underwriters’ full exercise of the over-allotment option on November 19, 2021, 1,190,000 shares are no longer subject to forfeiture. As of December 31, 2023 and 2022, there were 10,450,000 shares of Class B Common Stock issued and outstanding.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 8 — Stockholders’ Deficit (cont.)

Holders of record of the Class A common stock and holders of record of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, with each share of common stock entitling the holder to one vote except as required by law.

Effective December 29, 2023, the Company amended its certificate of incorporation to allow for the right of a holder of Class B common stock of the Company to convert its shares of Class B common stock into shares of Class A common stock on a one-to-one basis at any time and from time to time at the election of the holder. The newly issued Class A common stock would not have any redemption rights and would continue to be subject to a lock-up period upon consummation of the business combination. The amendment was approved by the Company’s stockholders at a meeting held on December 28, 2023.

The shares of Class B common stock (to the extent not already converted) will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment.

Warrants — As of December 31, 2023 and 2022, there were 15,675,000 warrants issued and outstanding (15,000,000 Public Warrants and 675,000 Private Placement Warrants). Each whole warrant entitles the holder to purchase one Class A common share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination and 12 months from the closing of the IPO and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company is not registering the shares of Class A common stock issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 8 — Stockholders’ Deficit (cont.)

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the 30-day redemption period); and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of shares of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The Company accounts for the 15,675,000 warrants that would be issued in connection with the IPO (including the 15,000,000 Public Warrants included in the Units and the 675,000 Private Placement Warrants included in the Private Units) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants meet the criteria for equity treatment due to the existence of provisions whereby adjustments to the exercise price of the warrants is based on a variable that is an input to the fair value of a “fixed-for-fixed” option and no circumstances under which the Company can be forced to net cash settle the warrants.

Note 9 — Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2023 and 2022, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

December 31, 2023:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Non-redemption agreements derivative liability	$—	$—	$6,646,080

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 9 — Fair Value Measurements (cont.)

December 31, 2022:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	$309,744,280	$—	$—

Level 1 assets include investments in a money market fund that invest solely in U.S. Treasury securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The Non-Redemption Agreements derivative liability were accounted for as liabilities in accordance with ASC 815 and are presented on the balance sheets. The non-redemption agreements derivative liability are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative liability in the statements of operations.

The Non-Redemption Agreements derivative liability were initially and as of the end of each subsequent reporting period, valued using a monte-carlo simulation model, which is considered to be a Level 3 fair value measurement. The key inputs into the monte-carlo simulation model for the Non-Redemption Agreements derivative liability were as follows:

Input	December 31, 2023	Issuance Date November 21, 2023	Issuance Date April 28, 2023
Market price of Class A common stock	$10.72	$10.58	$10.38
Risk-free rate	4.56%	5.04%	4.28%
Volatility	39.9%	44.2%	54.3%
Term	1.41	1.52	1.68
Probability of successful business combination	50.0%	50.0%	20.0%
Discount for lack of marketability	9.9%	11.4%	14.7%
Threshold price	$12.00	$12.00	$12.00

The following table presents the changes in the fair value of the Non-Redemption Agreements derivative liability:

Fair value as of December 31, 2022	$—
Initial measurement	3,533,440
Change in valuation inputs or other assumptions	3,112,640
Fair value as of December 31, 2023	$6,646,080

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2023 and 2022.

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 10 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible.

The income tax provision (benefit) consists of the following:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Current
Federal	$1,181,348	$884,112
State	—	—
Deferred
Federal	(209,820)	(193,896)
State	—	—
Valuation allowance	209,820	168,508
Income tax provision	$1,181,348	$858,724

The Company’s net deferred tax assets are as follows:

	December 31,
	2023	2022
Deferred tax assets:
Start-up/Organization costs	$209,896	$215,796
Net operating loss carryforwards	—	—
Total deferred tax assets	209,896	215,796
Valuation allowance	(209,896)	(215,796)
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2023 and 2022. No amounts were accrued for the payment of interest and penalties at December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the years ended December 31, 2023 and 2022:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of derivative warrant liabilities	0.6%	0.0%
Change in valuation allowance	4.6%	5.1%
Income tax expenses	26.2%	26.1%

SHOULDERUP TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheets and up to the date the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as hereinafter described.

SEE ID Business Combination Agreement

On March 18, 2024, the Company entered into a Business Combination Agreement (such agreement, the “Business Combination Agreement” and such business combination, the “Business Combination”) by and among CID HoldCo, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of ShoulderUp (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“SEI Merger Sub” and together with ShoulderUp Merger Sub, the “Merger Subs”) and SEE ID, Inc., a Nevada corporation (“SEE ID”).

Pursuant to the Business Combination Agreement and subject to the terms and conditions set forth therein, (i) ShoulderUp Merger Sub will merge with and into ShoulderUp (the “ShoulderUp Merger”), whereby the separate existence of ShoulderUp Merger Sub will cease and ShoulderUp will be the surviving entity of the ShoulderUp Merger and become a wholly owned subsidiary of Holdings, and (ii) following confirmation of the effective filing of the documents required to implement the ShoulderUp Merger, SEI Merger Sub will merge with and into the Company (the “SEE ID Merger” and together with the ShoulderUp Merger, the “Mergers”), the separate existence of SEI Merger Sub will cease and SEE ID will be the surviving entity of the SEE ID Merger and a direct wholly owned subsidiary of Holdings (the “Surviving Company”).

Upon the closing of the transactions, it is expected that Holdings will be listed on the Nasdaq Stock Market, LLC.

There are no assurances that the Business Combination will close, the consummation of which remains subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, a registration statement of Holdings becoming effective and approval of the Business Combination by the stockholders of ShoulderUp and SEE ID.

Subsequent to December 31, 2023, the Company determined that a portion of funds withdrawn from Trust Account for taxes was inadvertently used for payment of operating expenses. In connection with the following steps were undertaken: On April 2, 2024, the Sponsor committed to providing the Company a working capital loan in the amount of $275,000, of which $175,000 was funded on April 2, 2024, and $100,000 was funded on April 10, 2024. On April 10, 2024 the Company remitted $261,072 to Internal Revenue Service for its income tax liability and $38,800 to Delaware Department of State for its franchise tax liability.

SEE ID, INC.
BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$1,050,766	$605,760
Accounts receivable	18,083	4,778
Prepaid expenses	10,950	155,845
Total current assets	1,079,799	766,383
Other assets:
Capitalized software development costs	1,289,038	927,176
Total assets	$2,368,837	$1,693,559

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$75,822	$1,734
Accrued expenses	18,313	23,505
Payroll liabilities	47,572	18,868
Total current liabilities	141,707	44,107

Long-term liabilities:
SAFE agreements	8,162,171	4,602,950
Total liabilities	8,303,878	4,647,057

Stockholders’ deficit:
Common stock, $0.001 par value, 200,000,000 shares authorized; 108,975,000 shares issued and outstanding at June 30, 2024 and December 31, 2023	108,975	108,975
Additional paid-in capital	305,828	133,360
Accumulated deficit	(6,349,844)	(3,195,833)
Total stockholders’ deficit	(5,935,041)	(2,953,498)
Total liabilities and stockholders’ deficit	$2,368,837	$1,693,559

See accompanying notes to unaudited financial statements.

SEE ID, INC.
Statements of Operations (Unaudited)

	Six-months ended June 30,
	2024	2023
Sales	$101,995	$172,384
Cost of sales	10,009	56,102
Gross profit (loss)	91,986	116,282

Operating expenses:
General and administrative	1,423,377	367,028
Sales and marketing	1,124,586	179,576
Research and development	273,313	473,287
Total operating expenses	2,821,276	1,019,891
Loss from operations	(2,729,290)	(903,609)

Other expense:
Change in fair value of SAFE agreements	424,721	97,516
Net loss	$(3,154,011)	$(1,001,125)

Net loss per share:
Basic and diluted	$(0.03)	$(0.01)
Weighted average number of shares:
Basic and diluted	107,425,521	93,627,564

See accompanying notes to unaudited financial statements.

SEE ID, INC.
Statements of Stockholders’ Deficit (Unaudited)

Six-months ended June 30, 2024:

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balances at December 31, 2023	108,975,000	$108,975	$133,360	$(3,195,833)	$(2,953,498)
Stock-based compensation	—	—	172,468	—	172,468
Net loss	—	—	—	(3,154,011)	(3,154,011)
Balances at June 30, 2024	108,975,000	$108,975	$305,828	$(6,349,844)	$(5,935,041)

Six-months ended June 30, 2023:

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balances at December 31, 2022	108,975,000	$108,975	$71,543	$(1,255,916)	$(1,075,398)
Stock-based compensation	—	—	17,740	—	17,740
Net loss	—	—	—	(1,001,125)	(1,001,125)
Balances at June 30, 2023	108,975,000	$108,975	$89,283	$(2,257,041)	$(2,058,783)

See accompanying notes to unaudited financial statements.

SEE ID, INC.
Statements of Cash Flows (Unaudited)

	Six-months ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(3,154,011)	$(1,001,125)
Adjustments to reconcile net loss to net cash used by operating activities:
Change in fair value of SAFE agreements	424,721	97,516
Stock-based compensation	172,468	17,740
Change in operating assets and liabilities:
Accounts receivable	(13,305)	56,098
Prepaid expenses	144,895	(6,718)
Accounts payable	74,088	(10,421)
Accrued expenses	(5,192)	22,195
Payroll liabilities	28,704	(8,609)
Total adjustments	826,379	167,801
Net cash used by operating activities	(2,327,632)	(833,324)

Cash flows used by investing activities:
Capitalized software development costs	(361,862)	(310,895)

Cash flows provided by financing activities:
Proceeds from issuance of SAFE agreements	3,134,500	695,000
Net increase (decrease) in cash	445,006	(449,219)

Cash, beginning of period	605,760	826,582
Cash, end of period	$1,050,766	$377,363

See accompanying notes to unaudited financial statements.

SEE ID, INC.
Notes to Financial Statements
(Unaudited)

Note 1 — Organization and Description of the Business

Nature of Operations:

SEE ID, Inc. (“SEE ID” or the “Company”) was incorporated in the state of Nevada on December 8, 2020, to help businesses transform their operations by optimizing safety, security and efficiency of operations through real time tracking of resources. Through the Company’s extensive research and development initiatives, SEE ID’s main focus includes areas such as Industrial IoT, Indoor & Outdoor tracking with seamless transitions, Passive RFID (including Bluetooth and 5G), Collision Avoidance, real-time locating system, Dolly Management, and related supported software applications.

SEE ID is the developer of an asset tracking platform intended to push the limits of real-time precision-based location technology. The Company’s platform leverages the technologies including the patented passive and active RFID tracking solutions, low power edge camera platforms utilizing artificial intelligence, enabling users to give accuracy to all mapping technologies in areas that are troublesome. Through its technological solutions, the Company serves multiple industries including aviation, construction, delivery, military, mining, retail, sea ports, medical logistics, warehousing and manufacturing.

SEE ID’s corporate headquarters is located in Las Vegas, Nevada and the Company has offices in New York, Massachusetts and Maryland with people spread across the United States of America.

Basis of Presentation:

The accompanying interim unaudited financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) consistent with those applied in, and should be read in conjunction with, the Company’s audited financial statements and related footnotes for the year ended December 31, 2023. The unaudited financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of June 30, 2024, and its results of operations and cash flows for the three and six-month periods ended June 30, 2024 and 2023, in accordance with US GAAP. The unaudited financial statements do not include all of the information and footnotes required by US GAAP for complete financial statements, as allowed by the relevant U.S. Securities and Exchange Commission rules and regulations; however, the Company believes its disclosures are adequate to ensure the information presented is not misleading.

Going Concern:

The accompanying interim unaudited financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company incurred net losses since its inception, and has an accumulated deficit of $6,349,844 at June 30, 2024. Management anticipates the Company will continue to incur operating losses for the foreseeable future. The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital to fund its research and development (R&D) activities and meet its obligations on a timely basis. However, there can be no assurance that sufficient funding will be available to allow the Company to successfully continue its R&D activities and commercialize its product. If the Company is unable to obtain necessary funds, significant reductions in spending and the delay or cancellation of planned activities may be necessary. These actions would have a material adverse effect on the Company’s business, results of operations, and prospects. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date these interim unaudited financial statements are issued.

The accompanying interim unaudited financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

SEE ID, INC.
Notes to Financial Statements
(Unaudited)

Note 1 — Organization and Description of the Business (cont.)

Risk and Uncertainties:

The Company’s industry is subject to continual technological innovation. The Company may be required to implement new technologies or adapt existing technologies in response to changing market conditions, customer preferences, industry standards or inability to secure necessary intellectual property licenses, which could require significant capital expenditures. It is also possible that one or more of the Company’s competitors could develop a significant technological advantage that allows them to provide additional or superior products or services, or to lower their price for similar products or services, that could put the Company at a competitive disadvantage. The Company’s inability to adapt to changing technologies, market conditions or subscriber preferences in a timely manner could have a material adverse effect on their business, financial condition, cash flows or results of operations.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates:

The preparation of the Company’s unaudited financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company believes judgment is involved in determining capitalized software development costs, the expected terms of the SAFE notes, useful lives of capitalized software development costs, accrued expenses, stock-based compensation and income tax uncertainties. The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ materially from those estimates and assumptions.

Accounts Receivable:

Accounts receivable are derived from customers located primarily in North America. The Company generally does not require collateral to support customer receivables. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether revenue recognition criteria are met. The Company evaluates the collectability of its accounts receivable monthly and amounts are written off when determined to be uncollectable by management. The maximum accounting loss from the credit risk associated with accounts receivable is the amount of the receivable recorded, which is the face amount of the receivable, net of the allowance for credit losses and deferred revenue, if any. No allowance for credit losses was necessary at June 30, 2024 and December 31, 2023.

Prepaid Expenses:

Prepaid expenses are amounts paid to secure the use of assets or the receipt of services at a future date or continuously over one or more future periods. When the prepaid expenses are eventually consumed, they are charged to expense.

Software Development Costs:

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350-40, Intangibles-Goodwill and Other-Internal-Use Software, the Company capitalizes software development costs incurred on new applications or enhancements to applications during the application development phase of software for internal use to provide services to customers. These capitalized costs include certain payroll and payroll-related costs for employees and costs for outside consultants who are directly associated with and who devote time to internal-use software projects. Costs incurred prior to the application development phase and after the market release are expensed as incurred.

SEE ID, INC.
Notes to Financial Statements
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Internal-use software will be amortized on a straight-line basis over its estimated useful life from the date the project is substantially complete and ready for its intended use. The estimated useful life will be determined based on management’s judgment on how long the core technology and functionality serves internal needs and the customer base. Once projects are substantially complete, management will evaluate the useful lives of these assets on an annual basis and will test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. At June 30, 2024, no projects have been substantially completed and ready for their intended use, and no amortization was recorded in the accompanying Statements of Operations.

Impairment of Long-Lived Assets:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to their fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets. At June 30, 2024 and 2023, and for the three and six-month periods then ended, no such indicators of impairment were identified, and accordingly, no impairment losses were recognized.

Revenue Recognition:

The Company recognizes revenue in accordance with FASB ASC Topic 606, Revenue from Contracts with Customers. The Company primarily recognizes revenue from the delivery of subscription services and related professional services through a hosted cloud (SaaS) environment. Arrangements for services generally have terms of one year or less.

The subscription service revenue is recognized straight-line over the contract term. The Company determined a time-based approach is the most appropriate measure of progress because customers simultaneously receive and consume the benefits as they can access the cloud-based software under the contract terms. The Company’s subscription service arrangements are noncancelable and do not contain refund-type provisions. The Company also sells hardware related to its subscription service arrangements. These hardware components are highly interrelated with the subscription service and together represent a single performance obligation. Revenues attributable to this combined performance obligation are recognized over time as the services are delivered.

The Company also provides professional services including onboarding (implementation) services, marketing services, and product consulting. These services were evaluated to be distinct and are treated as separate performance obligations from the subscription services. Revenue related to these services are recognized over time as services are performed.

Due to the Company being in the early stages of developing its software as a service (Saas) product, revenues were primarily related to sales of hardware and implementation services for experimental projects. As such, there were no revenues recorded over time, and no deferred revenues, as of and for the six month periods ended June 30, 2024 and 2023.

Stock-Based Compensation:

The Company applies FASB ASC 718, Stock Compensation, when recording stock-based compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The assumptions used in the Black-Scholes valuation model are as follows:

Grant Price — The grant price of the issuances is determined based on the estimated fair value of the shares at the date of grant.

Risk-Free Interest Rate — The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield in effect at the time of grant.

Expected Lives — Due to the Company’s insufficient history of option activity, management utilizes the simplified approach to estimate the options’ expected term, which represents the period of time that options granted are expected to be outstanding.

SEE ID, INC.
Notes to Financial Statements
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Expected Volatility — Determined based on management’s estimate or historical volatilities of comparable companies.

Expected Dividend Yield — Based on current yield at the grant date or the average dividend yield over the historical period. The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

The stock-based compensation expense is recognized on a straight-line basis based on the number of awards expected to vest over the requisite service period, and is adjusted to reflect those awards that do ultimately vest with the offsetting credit to additional paid-in capital. For further details regarding stock-based compensation, see Note 7.

Research and Development Costs:

Expenditures related to the research and development of new products and processes are expensed as incurred. Research and development expenses consist primarily of compensation costs and fees paid to consultants and other expenses relating to the development and testing of the Company’s products.

Advertising:

The Company expenses advertising costs as incurred. For the three and six-month periods ended June 30, 2024, advertising expenses totaled $294,155 and $472,286, respectively. For the three and six-month periods ended June 30, 2023, advertising expenses totaled $21,246 and $22,996, respectively.

Income Taxes:

The Company accounts for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records valuation allowances against deferred tax assets as deemed necessary.

The Company accounts for the uncertainty in income taxes as prescribed by the minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

Fair Value of Financial Instruments:

FASB ASC Topic 820, Fair Value Measurement, (“FASB ASC 820”) establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Under the standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.

SEE ID, INC.
Notes to Financial Statements
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	—	Pricing inputs are unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	—

Pricing inputs are quoted prices for similar investments, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes assets and liabilities valued at quoted prices adjusted for legal or contractual restrictions specific to these assets and liabilities.

Level 3	—

Pricing inputs are unobservable, supported by little or no market activity, and reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

With the exception of the SAFE agreements, at June 30, 2024 and December 31, 2023, the fair value of all of the Company’s assets and liabilities approximates carrying value because of the short-term nature of these instruments. The SAFE agreements are carried at cost plus the amortized portion of the related discount, which approximates their fair value. The SAFE agreements are classified within Level 3 of the fair value hierarchy, since their fair values are determined using significant assumptions that are not observable in the market.

The method described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting dates.

Recently Issued Accounting Pronouncements:

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires entities to disclose additional information in specified categories in the reconciliation of the effective tax rate to the statutory rate for federal, state, and foreign income taxes. ASU 2023-09 also requires greater detail about individual reconciling items in the rate reconciliation to the extent the impact of those items exceeds a specified threshold and eliminates certain existing disclosures. In addition to new disclosures associated with the rate reconciliation, the standard requires information pertaining to taxes paid (net of refunds received) to be disaggregated for federal, state, and foreign taxes and further disaggregated for specific jurisdictions to the extent the related amounts exceed a quantitative threshold. The standard will be effective for annual periods in fiscal years beginning after December 15, 2024, and for interim periods for fiscal years beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively, and early adoption is permitted. The Company is continuing to assess the potential impacts of the standard, and it does not expect this pronouncement to have a material effect on its financial statements, other than the required changes to the income tax disclosures.

Management does not believe any other recently issued, but not yet effective, accounting standards could have a material effect on the Company’s financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable.

SEE ID, INC.
Notes to Financial Statements
(Unaudited)

Note 3 — Concentrations

Concentration of Credit Risk Arising From Cash Deposits in Excess of Insured Limits:

The Company maintains a cash balance with a U.S. financial institution, in which the balance exceeds the FDIC insured limit of $250,000. At June 30, 2024 and December 31, 2023, the Company’s cash balance held at the financial institution exceeded the FDIC limit by approximately $805,000 and $352,700, respectively. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Significant Customers:

A significant customer is defined as one from whom at least 10% of revenue is derived. For the three and six-month periods ended June 30, 2024, the Company had sales to three customers totaling approximately $23,000 and sales to one customer totaling approximately $94,000, which comprised approximately 100% and 92% of total revenues, respectively. For the three and six-month periods ended June 30, 2023, the Company had sales to two customers totaling approximately $26,000 and sales to three customers totaling approximately $156,000 , which comprised approximately 74% and 90% of total revenues, respectively.

Note 4 — Capitalized Software Development Costs

During the three and six-month periods ended June 30, 2024, the Company capitalized software development costs totaling $215,082 and $361,862, respectively. During the three and six-month periods ended June 30, 2023, the Company capitalized software development costs totaling $228,982 and $310,895, respectively. For the three and six-month periods ended June 30, 2024 and 2023, there was no amortization expense recorded on capitalized software development costs as the software was not substantially complete and ready for its intended use.

Note 5 — SAFE Agreements

At June 30, 2024 and December 31, 2023, the Company has issued Simple Agreements for Future Equity (the “SAFE agreements”) to investors totaling $7,351,465 and $4,116,965, respectively. Under the terms of these SAFE agreements, which have stated discount rates which range from 20% to 33%, the following will happen upon the occurrence of these events (all capitalized terms are as defined in the SAFE agreements):

a)      Equity Financing — the SAFE agreements will automatically convert into the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Discount Price.

b)      Liquidity Event — the SAFE agreements will automatically be entitled to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consumption of such Liquidity Event, equal to the greater of (i) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price.

c)      Dissolution Event — the Investor will automatically be entitled to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor in immediately prior to the consummation of the Dissolution Event.

None of these events had occurred at June 30, 2024, and the SAFE agreements remained outstanding.

In accordance with FASB ASC 815-40, Contracts in Entity’s Own Equity, the Company determined the SAFE agreements are freestanding financial instruments and accordingly are classified as “Liabilities” in the accompanying Balance Sheets. Further, in accordance with FASB ASC 470-20, Accounting for Convertible Instruments, the Company has calculated the total value of the Discount Rate of the SAFE agreements and is

SEE ID, INC.
Notes to Financial Statements
(Unaudited)

Note 5 — SAFE Agreements (cont.)

amortizing this amount using the straight-line method over the expected term of the SAFE agreements, which term was determined by management to end at December 31, 2025. During the three and six-month periods ended June 30, 2024, the Company issued additional SAFE agreements to investors totaling $1,634,500 and $3,134,500, and the change in the fair value of the SAFE agreements was $295,599 and $424,721, respectively. During the three and six-month periods ended June 30, 2023, the Company issued additional SAFE agreements to investors totaling $495,000 and $695,000, and the change in the fair value of the SAFE agreements was $53,522 and $97,516, respectively.

SAFE agreements activity is as follows:

	Six-months ended June 30,
	2024	2023
SAFE agreements at fair value, beginning of period	$4,602,950	$2,219,711
Plus: SAFE agreements issued for cash	3,134,500	695,000
Plus: Change in fair value	424,721	97,516
SAFE agreements at fair value, end of period	$8,162,171	$3,012,227

At June 30, 2024, future amortization of the unamortized value of the discount on the SAFE agreements is approximately as follows:

Amount
2024	$695,000
2025	1,374,000
$2,069,000

Note 6 — Common Stock

The Company is authorized to issue 200,000,000 shares of common stock at $0.001 par value. At June 30, 2024 and December 31, 2023, the Company had 108,975,000 shares of common stock issued and outstanding.

Note 7 — Equity Incentive Plan

In January 2021, the Company adopted the 2021 Equity Inventive Plan (the “Plan”), which provides for grants of awards in the form of incentive stock options, nonqualified stock options, and restricted stock awards to selected employees, directors, and independent contractors of the Company and its affiliates, as defined in the Plan. The aggregate number of shares of the Company’s common stock that may be issued under the Plan shall not exceed 57,477,460. The purpose of the Plan is to encourage and enable selected participants to acquire or to increase their holdings of the Company’s common stock and other equity-based interests in the Company in order to promote a closer identification of their interests with those of the Company and its stockholders. The Plan is administered by the Company’s Board of Directors, which determines the persons to whom awards will be granted, the type of awards to be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the Plan.

SEE ID, INC.
Notes to Financial Statements
(Unaudited)

Note 7 — Equity Incentive Plan (cont.)

Stock Options:

During six-month periods ended June 30, 2024, the Company did not grant any stock options.

Stock option activity for the six-month period ended June 30, 2024, is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)
Options outstanding at December 31, 2023	13,460,760	$0.010	8.29
Adjustment to options outstanding*	11,455,000	$0.003
Options granted	—
Options exercised	—
Options cancelled	—
Options outstanding at June 30, 2024	24,915,760	$0.007	6.73
Vested (i.e. exercisable) at June 30, 2024	21,835,760	$0.006	7.26

____________

*        This represents stock option for common stock awards issued prior to January 1, 2024 that were incorrectly excluded from the total number of stock options for common stock outstanding at December 31, 2023. The related stock-based compensation that should have been recorded in the prior periods was immaterial to the overall financial statements for the years ended December 31, 2023 and 2022. The Company recorded the catch-up stock-based compensation of approximately $63,000 on January 1, 2024.

During the six month period ended June 30, 2024, the Company recognized stock based compensation relating to stock options totaling $71,595, which is included in “General and administrative” in the accompanying Statements of Operations. During the six month period ended June 30, 2023, the Company did not recognize any stock based compensation relating to stock options.

At June 30, 2024, there was a total of approximately $22,000 of unrecognized stock-based compensation cost relating to outstanding stock options, which is expected to be recognized over a weighted-average period of 2.51 years.

Restricted Stock Awards:

At June 30, 2024, the outstanding restricted stock awards amounted to 32,475,000 shares of the Company’s common stock and includes restricted stock awards for 16,537,500 shares of common stock issued prior to January 1, 2024 that were incorrectly excluded from the total number of restricted stock awards for common stock outstanding at December 31, 2023. The related stock-based compensation that should have been recorded in the prior periods was immaterial to the overall financial statements for the years ended December 31, 2023 and 2022. The Company recorded the catch-up stock-based compensation of approximately $66,000 on January 1, 2024.

During the six month period ended June 30, 2024, the Company did not grant any restricted stock awards.

During the six month periods ended June 30, 2024 and 2023, the Company recognized stock based compensation relating to restricted stock awards totaling $100,873 and $17,740, respectively. Stock based compensation relating to restricted stock awards is included in “General and administrative” in the accompanying Statements of Operations.

At June 30, 2024, the Company’s unrecognized stock-based compensation costs from restricted stock awards totaled approximately $6,000, which will be recognized in July 2024.

SEE ID, INC.
Notes to Financial Statements
(Unaudited)

Note 8 — Net Loss Per Share

Earnings per share accounting requires the presentation of both basic and diluted earnings per share on the face of the statements of operations. The Company’s basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period. If there are dilutive securities, diluted income per share is computed by including common stock equivalents which includes shares issuable upon the exercise of stock options into common shares, using the treasury stock method. In periods for which the Company reports a net loss, the common stock equivalents are not included, as they would be anti-dilutive.

At June 30, 2024 and 2023, shares of common stock for stock options amounting to 24,915,760 and 19,890,760, respectively, and for unvested restricted stock awards amounting to 442,708 and 13,593,323, respectively, were not included in the calculation of diluted net loss per share because such shares are antidilutive.

Restricted stock awards can be issued to directors, executives or employees of the Company and are subject to time-based vesting. These potential shares are excluded from the computation of basic loss per share as these shares are not considered outstanding until vested.

Note 9 — Related Party Transactions

At June 30, 2024 and December 31, 2023, the Company has entered into SAFE agreements with its Chief Operating Officer totaling $28,833, which, along with the amortization of the related discount (see Note 5), amounted to $34,347 and $33,334, respectively.

On or about March 15, 2024, SEE ID entered into a Purchase Order with Pope Technologies LLC for certain products, hardware, installation, programming, subscription, and training. Pope Technologies LLC is owned by Dr. Paul, who is a director.

On or about March 15, 2024, SEE ID entered into a Customer Agreement with PRB Transportation, LLC, which is owned, in part, by Charles Maddox and Jeff Andersen, a stockholder of SEE ID.

As of July 1, 2024, SEE ID currently sub-leases from Pope Technologies LLC certain office space in Las Vegas, Nevada. Pope Technologies LLC is owned by Dr. Paul, who is a director.

As of March 1, 2024, SEE ID currently sub-leases from Enzymatic Holdings Corp., LLC certain manufacturing and development space in Campo Alegre Manati, Puerto Rico. Enzymatic Holdings Corp., LLC is owned, in part, by Charles Maddox, Edmund Nabrotzky and Jeff Andersen, a stockholder of SEE ID.

Note 10 — Subsequent Events

In June 2024, the Company entered into a noncancelable lease agreement for a facility in Bethesda, Maryland. This lease commenced on July 1, 2024, has a term of 63 calendar months, and has an initial base rent of approximately $7,000 that increases annually by three percent. Under the terms of this lease, the Company is also responsible for their proportionate share of expenses associated with the facility and its premises.

On July 31, 2024, the Company incorporated Dot Works, Inc., a Puerto Rico corporation, as a wholly-owned subsidiary to operate a manufacturing business with assembly and test lines in Puerto Rico.

Subsequent to June 30, 2024, the Company issued additional SAFE agreements to investors totaling $500,000, all of which have a stated discount rate of 33%. All other terms are consistent with the terms of the SAFE agreements in Note 5.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of SEE ID, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SEE ID, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, are in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations and an accumulated deficit that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Wolf & Company, P.C.

We have served as the Company’s auditor since 2023.

Boston, Massachusetts

May 15, 2024, except for Note 10, as to which the date is July 1, 2024

SEE ID, INC.
BALANCE SHEETS
DECEMBER 31

	2023	2022
ASSETS
Current assets
Cash	$605,760	$826,582
Accounts receivable	4,778	112,786
Prepaid expenses	155,845	522
Total current assets	766,383	939,890
Other assets
Capitalized software development costs	927,176	254,857
Total assets	$1,693,559	$1,194,747
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,734	$12,441
Accrued expenses	23,505	3,298
Payroll liabilities	18,868	34,695
Total current liabilities	44,107	50,434
Long-term liabilities
SAFE Agreements	4,602,950	2,219,711
Total liabilities	4,647,057	2,270,145
Stockholders’ deficit
Common stock, $0.001 par value, 200,000,000 shares authorized; 108,975,000 shares issued and outstanding at December 31, 2023 and 2022	108,975	108,975
Additional paid-in capital	133,360	71,543
Accumulated deficit	(3,195,833)	(1,255,916)
Total stockholders’ deficit	(2,953,498)	(1,075,398)
Total liabilities and stockholders’ deficit	$1,693,559	$1,194,747

SEE ID, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31

	2023	2022
Sales	$439,640	$591,751
Cost of sales	86,888	148,560
Gross profit	352,752	443,191
Operating expenses
Research and development	837,453	712,592
General and administrative	742,041	361,058
Sales and marketing	449,936	210,706
Total operating expenses	2,029,430	1,284,356
Loss from operations	(1,676,678)	(841,165)
Other expense
Interest expense	—	8,805
Change in fair value of SAFE Agreements	263,239	118,260
Net loss	$(1,939,917)	$(968,230)
Net loss per shares:
Basic and diluted	$(0.02)	$(0.01)
Weighted average number of shares:
Basic and diluted	96,284,551	87,304,243

SEE ID, INC.
STATEMENTS OF STOCKHOLDERS’ DEFECIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at January 1, 2022	115,350,000	$115,350	$56,462	$(287,686)	$(115,874)
Repurchase and cancellation of common stock	(6,375,000)	(6,375)	(20,400)	—	(26,775)
Stock-based compensation	—	—	35,481	—	35,481
Net loss	—	—	—	(968,230)	(968,230)
Balance at December 31, 2022	108,975,000	108,975	71,543	(1,255,916)	(1,075,398)
Stock-based compensation	—	—	61,817	—	61,817
Net loss	—	—	—	(1,939,917)	(1,939,917)
Balance at December 31, 2023	108,975,000	$108,975	$133,360	$(3,195,833)	$(2,953,498)

SEE ID, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2023	2022
Cash flows from operating activities
Net loss	$(1,939,917)	$(968,230)
Adjustments to reconcile net loss to net cash used by operating activities:
Change in fair value of SAFE agreements	263,239	118,260
Stock-based compensation	61,817	35,481
Change in operating assets and liabilities:
Accounts receivable	108,008	(112,786)
Prepaid expenses	(155,323)	(522)
Accounts payable	(10,707)	12,441
Accrued expenses	20,207	3,299
Payroll liabilities	(15,827)	34,695
Total adjustments	271,414	90,868
Net cash used by operating activities	(1,668,503)	(877,362)
Cash flows used by investing activities
Capitalized software development costs	(672,319)	(254,857)
Cash flows from financing activities
Proceeds from issuance of SAFE Agreements	2,120,000	1,791,965
Repurchase and cancellation of common stock	—	(26,775)
Net cash provided by financing activities	2,120,000	1,765,190
Net (decrease) increase in cash	(220,822)	632,971
Cash, beginning of the year	826,582	193,611
Cash, end of year	$605,760	$826,582
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$0	$8,805

SEE ID, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 1    Summary of Significant Accounting Policies

Nature of Operations:

SEE ID, Inc. (“SEE ID” or the “Company”) was incorporated in the state of Nevada on December 8, 2020, to help businesses transform their operations by optimizing safety, security and efficiency of operations through real time tracking of resources. Through the Company’s extensive research and development initiatives, SEE ID’s main focus includes areas such as Industrial IoT, Indoor & Outdoor tracking with seamless transitions, Passive RFID (including Bluetooth and 5G), Collision Avoidance, real-time locating system, Dolly Management, and related supported software applications.

SEE ID is the developer of an asset tracking platform intended to push the limits of real-time precision-based location technology. The Company’s platform leverages the technologies including the patented passive and active RFID tracking solutions, low power edge camera platforms utilizing artificial intelligence, enabling users to give accuracy to all mapping technologies in areas that are troublesome. Through its technological solutions, the Company serves multiple industries including Aviation, Construction, Delivery, Military, Mining, Retail, Sea Ports, Medical Logistics, Warehousing and Manufacturing.

SEE ID’s corporate headquarters is located in Las Vegas, Nevada and the Company has offices in New York, Massachusetts and Maryland with people spread across the United States of America.

Basis of Accounting:

The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Going Concern:

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net losses since its inception, with an accumulated deficit at December 31, 2023 and 2022, of $3,195,833 and $1,255,916, respectively. Management anticipates the Company will continue to incur operating losses for the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters include generating sufficient revenues and seeking additional financing arrangements. Although management continues to pursue these plans, there is no assurance the Company will be successful in obtaining sufficient revenues from its products, and/or obtaining financing or equity investments on terms acceptable to the Company. The financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern.

Use of Estimates:

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company believes judgment is involved in determining capitalized software development costs, the expected term of the SAFE notes, useful lives of capitalized software development costs, accrued expenses, stock-based compensation and income tax uncertainties. The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ materially from those estimates and assumptions.

SEE ID, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 1    Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk Arising From Cash Deposits in Excess of Insured Limits:

The Company maintains cash balance with a U.S. financial institution, in which balances exceed the FDIC insured limits of $250,000. At December 31, 2023 and 2022, the Company’s cash balances held at the financial institution exceeded the FDIC limit by approximately $353,000 and $575,000, respectively. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Accounts Receivable:

Accounts receivable are derived from customers located primarily in North America. The Company generally does not require collateral to support customer receivables. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether revenue recognition criteria are met. The Company evaluates the collectability of its accounts receivable monthly and amounts are written off when determined to be uncollectable by management. The maximum accounting loss from the credit risk associated with accounts receivable is the amount of the receivable recorded, which is the face amount of the receivable, net of the allowance for credit losses and deferred revenue, if any. No allowance for credit losses was necessary as of December 31, 2023 and 2022.

Prepaid Expenses:

Prepaid expenses are amounts paid to secure the use of assets or the receipt of services at a future date or continuously over one or more future periods. When the prepaid expenses are eventually consumed, they are charged to expense.

Software Development Costs:

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350-40, Intangibles-Goodwill and Other-Internal-Use Software, the Company capitalizes software development costs incurred on new applications or enhancements to applications during the application development phase of software for internal use to provide services to customers. These capitalized costs include certain payroll and payroll-related costs for employees and costs for outside consultants who are directly associated with and who devote time to internal-use software projects. Costs incurred prior to the application development phase and after the market release are expensed as incurred.

Internal-use software is amortized on a straight line basis over its estimated useful life from the date the project is substantially complete and ready for its intended use. The estimated useful life is determined based on management’s judgment on how long the core technology and functionality serves internal needs and the customer base. Once projects are substantially complete, management will evaluate the useful lives of these assets on an annual basis and will test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. As of December 31, 2023 and 2022, no projects have been substantially completed and ready for their intended use, and no amortization was recorded in the accompanying Statements of Operations.

Impairment of Long-Lived Assets:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to their fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets. At December 31, 2023 or 2022, and during the years then ended, no such indicators of impairment were identified, and accordingly, no impairment losses were recognized.

SEE ID, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 1    Summary of Significant Accounting Policies (cont.)

Revenue Recognition:

The Company recognizes revenue in accordance with FASB ASC Topic 606, Revenue from Contracts with Customers. The Company primarily recognizes revenue from the delivery of subscription services and related professional services through a hosted cloud (SaaS) environment. Arrangement for services generally have terms of one year or less. The majority of arrangements are subscriptions consisting of a fixed fee for providing the services under a contractual limit.

The subscription service revenue is recognized straight-line over the contract term. The Company determines that a time-based approach would be the most appropriate measure of progress because customers simultaneously received and consume the benefits as they can access the cloud based software under the contract terms. The Company’s subscription service arrangements are noncancelable and do not contain refund-type provisions. The Company also sells hardware related to these services and performs other professional services including onboarding (implementation) services, marketing services, and product consulting. These services were evaluated to be distinct and are treated as separate performance obligations from the subscription services. Revenue related to these services are recognized over time as services are performed.

Due to the nature of the Company being in the early stages of developing the software as a service (Saas) product, revenues were primarily related to sales of hardware and implementation services for experimental projects. As such, there were no revenues recorded over time, and no deferred revenues, as of and for the years ended December 31, 2023 and 2022.

Stock-Based Compensation:

The Company applies FASB ASC 718, Stock Compensation, when recording stock-based compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The assumptions used in the Black-Scholes valuation model are as follows:

Grant Price — The grant price of the issuances are determined based on the estimated fair value of the shares at the date of grant.

Risk-Free Interest Rate — The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield in effect at the time of grant.

Expected Lives — Due to the Company’s insufficient history of option activity, management utilizes the simplified approach to estimate the options’ expected term, which represents the period of time that options granted are expected to be outstanding.

Expected Volatility — Determined based on management’s estimate or historical volatilities of comparable companies.

Expected Dividend Yield — Based on current yield at the grant date or the average dividend yield over the historical period. The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

The stock-based compensation expense is recognized on a straight-line basis based on the number of awards expected to vest over the requisite service period, and is adjusted to reflect those awards that do ultimately vest with the offsetting credit to additional paid-in capital. For further details regarding stock-based compensation, see Note 7.

Advertising:

The Company expenses advertising costs as incurred. Advertising expenses totaled $47,850 and $6,940 for the years ended December 31, 2023 and 2022, respectively.

SEE ID, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 1    Summary of Significant Accounting Policies (cont.)

Income Taxes:

The Company accounts for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records valuation allowances against deferred tax assets as deemed necessary.

The Company accounts for the uncertainty in income taxes as prescribed by the minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

Fair Value of Financial Instruments:

FASB ASC Topic 820, Fair Value Measurement, (“FASB ASC 820”) establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Under the standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1 —	Pricing inputs are unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2 —

Pricing inputs are quoted prices for similar investments, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes assets and liabilities valued at quoted prices adjusted for legal or contractual restrictions specific to these assets and liabilities.

Level 3 —

Pricing inputs are unobservable, supported by little or no market activity, and reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

With the exception of the SAFE agreements, at December 31, 2023 and 2022, the fair value of all the Company’s assets and liabilities approximates carrying value because of the short-term nature of these instruments. The SAFE agreements are carried at cost plus the amortized portion of the related discount, which approximates their fair value. The SAFE agreements are classified within Level 3 of the fair value hierarchy, since their fair values are determined using significant assumptions that are not observable in the market.

SEE ID, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 1    Summary of Significant Accounting Policies (cont.)

The method described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Research and Development Costs:

Expenditures related to the research and development of new products and processes are expensed as incurred. Research and development expenses consists primarily of compensation costs and fees paid to consultants and other expenses relating to the development and testing of the Company’s products and totaled $837,453 and $712,592 for the years ended December 31, 2023 and 2022, respectively.

Recent Accounting Pronouncements:

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (“Topic 842”). Topic 842 requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. Topic 842 is effective for annual and interim periods beginning after December 15, 2021. The Company has concluded the adoption of Topic 842 is not applicable to the Company as the Company’s lease is short term in nature and accordingly, its adoption did not have a material impact on the Company’s financial statements and related disclosures.

In June 2016, FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), and subsequent amendment to the initial guidance: ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses (collectively, “Topic 326”). Topic 326 introduced a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables.

The estimate of expected credit losses requires entities to incorporate considerations of historical information, current information, and reasonable and supportable forecasts and will generally result in earlier recognition of allowances for losses. For the Company, Topic 326 is effective for annual and interim reporting periods beginning after December 15, 2022. Topic 326 is to be applied using the modified retrospective approach. The Company adopted Topic 326 as of January 1, 2023, noting its adoption did not have a material impact on the Company’s financial statements and related disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the Company’s financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances of policy.

Note 2    Concentrations

Significant Customers:

A significant customer is defined as one from whom at least 10% of annual revenue is derived. For the year ended December 31, 2023, the Company had sales to two customers totaling $360,584, which comprised approximately 82% of total revenues. The total accounts receivable balance of $4,778 at December 31, 2023, was from one of these customers.

For the year ended December 31, 2022, the Company had sales to one customer totaling $450,000, which comprised approximately 76% of total revenues. The accounts receivable balance at December 31, 2022, included approximately $100,000 due from this customer.

SEE ID, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 3    Risk and Uncertainties:

The Company’s industry is subject to continual technological innovation. The Company may be required to implement new technologies or adapt existing technologies in response to changing market conditions, customer preferences, industry standards or inability to secure necessary intellectual property licenses, which could require significant capital expenditures. It is also possible that one or more of the Company’s competitors could develop a significant technological advantage that allows them to provide additional or superior products or services, or to lower their price for similar products or services, that could put the Company at a competitive disadvantage. The Company’s inability to adapt to changing technologies, market conditions or subscriber preferences in a timely manner could have a material adverse effect on their business, financial condition, cash flows or results of operations.

Note 4    Capitalized Software Development Costs

During the years ended December 31, 2023 and 2022, the Company capitalized $672,319 and $254,857 to software development costs, respectively. There was no amortization expense recorded on capitalized software development costs for either of the years ending December 31, 2023 or 2022, as the software was not substantially complete and ready for its intended use.

Note 5    SAFE Agreements

During the years ended December 31, 2023 and 2022, the Company issued Simple Agreements for Future Equity (the “SAFE agreements”) to investors totaling $2,120,000 and $1,791,965, respectively. Under the terms of these SAFE agreements, which have stated discount rates of 20% or 25%, the following will happen upon the occurrence of these events (all capitalized terms are as defined in the SAFE agreements):

a)      Equity Financing — the SAFE agreements will automatically convert into the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Discount Price.

b)      Liquidity Event — the SAFE agreements will automatically be entitled to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consumption of such Liquidity Event, equal to the greater of (i) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price.

c)      Dissolution Event — the Investor will automatically be entitled to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor in immediately prior to the consummation of the Dissolution Event.

None of these events had occurred at December 31, 2023, and the SAFE agreements remained outstanding.

In accordance with FASB ASC  815 40, Contracts in Entity’s Own Equity, the Company determined the SAFE agreements are freestanding financial instruments and accordingly are classified as “Liabilities” in the accompanying Balance Sheets. Further, in accordance with FASB ASC 470-20, Accounting for Convertible Instruments, the Company has calculated the total value of the Discount Rate of the SAFE agreements and is amortizing this amount using the straight-line method over the expected term of the SAFE agreements, which was determined by management to end at December 31, 2025. For the years ended December 31, 2023 and 2022, the change in the fair value of the SAFE agreements was $263,239 and $118,260, respectively.

SEE ID, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 5    SAFE Agreements (cont.)

SAFE agreements activity is as follows for the years ended December 31:

	2023	2022
SAFE agreements at fair value, beginning of the year	$2,219,711	$309,486
Plus: SAFE Agreements issued for cash	2,120,000	1,791,965
Plus: Change in fair value	263,239	118,260
SAFE agreements at fair value, end of the year	$4,602,950	$2,219,711

At December 31, 2023, future amortization of the unamortized value of the discount is as follows:

Amount
2024	$474,688
2025	474,985
$949,673

Subsequent to December 31, 2023, and through the date these financial statements were available to be issued, the Company issued additional SAFE agreements to investors totaling $2,534,500, all of which have a stated discount rate of 33%. All other terms are consistent with the terms disclosed above.

Note 6    Common Stock

The Company is authorized to issue 200,000,000 shares of common stock at $0.001 par value. As of December 31, 2023 and 2022, the Company had 108,975,000 shares of common stock issued and outstanding. In May 2022, the Company’s largest stockholder agreed to sell, and the Company agreed to buy, 6,375,000 shares of the Company’s common stock held by the stockholder for approximately $0.0042 per share for a total purchase price of $26,775. These repurchased shares were immediately cancelled by the Company and returned to the common stock pool. In connection with this share repurchase, the Company recorded a reduction to its common stock totaling $6,375 for the par value of the shares it repurchased and recorded the excess paid to repurchase these shares totaling $20,400 as an decrease to additional paid-in capital.

Note 7    Equity Incentive Plan

In January 2021, the Company adopted the 2021 Equity Inventive Plan (the “Plan”), which provides for grants of awards in the form of incentive stock options, nonqualified stock options, and restricted stock awards to selected employees, directors, and independent contractors of the Company and its affiliates, as defined in the Plan. The aggregate number of shares of the Company’s common stock that may be issued under the Plan shall not exceed 44,625,000. The purpose of the Plan is to encourage and enable selected participants to acquire or to increase their holdings of the Company’s common stock and other equity-based interests in the Company in order to promote a closer identification of their interests with those of the Company and its stockholders. The Plan is administered by the Company’s Board of Directors, which determines the persons to whom awards will be granted, the type of awards to be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the Plan.

Stock Options:

During the years ended December 31, 2023 and 2022, the Company granted stock options to its employees to purchase 400,000 and 12,760,760 shares of its common stock, respectively, at an exercise price of $0.10 per share. The options granted all have a ten year life and have various vesting terms ranging from fully vested as of the date of grant to vesting monthly over the two years following the date of grant. There are no stock options that are in-the-money and there is no aggregate intrinsic value on any of the options granted as none of the exercise price of the underlying

SEE ID, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 7    Equity Incentive Plan (cont.)

options exceeded the estimated fair value of the Company’s common stock. The fair value of the stock options granted during the years ended December 31, 2023 and 2022, were determined to be de minimis on the dates of grant using the Black-Scholes option-pricing model, with the following assumptions:

Expected life (in years)	5.0 – 5.5
Average volatility	85%
Risk-free rates	3.06% – 3.99%
Expected dividend rate	—
Weighted-average grant date calculated fair value	$0.002

Stock option activity for the years ended December 31, 2023 and 2022, is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Options outstanding at January 1, 2022	300,000	$0.013	9.75
Options granted	12,760,760	$0.0010
Options exercised	—
Options cancelled	—
Options outstanding at December 31, 2022	13,060,760	$0.010	9.34
Options granted	400,000	$0.010
Options exercised	—
Options cancelled	—
Options outstanding at December 31, 2023	13,460,760	$0.010	8.29
Vested (i.e. exercisable) at December 31, 2023	11,335,760	$0.010	8.28

Restricted Stock Awards:

In December 2020 and August 2021, the Company granted restricted stock awards of 15,937,500 shares of the Company’s common stock to both its chief operating officer (“COO”) and chief executive officer (“CEO”), respectively. These restricted stock awards granted to the COO and CEO included vesting conditions with provisions that were considered “performance conditions” under FASB ASC 718, Stock Compensation, that management concluded were probable to occur at the time of grant. The fair value of each of these restricted awards granted to the COO and CEO was determined to be $66,938, respectively, on the dates of grant based on the estimated fair value of the Company’s common stock at those times and was being recognized in equal monthly amounts through the date the vesting conditions were expected to be achieved.

In December 2023, the Company’s board of directors approved the removal of the performance condition portion of the vesting conditions included in the Awards. As a result of this modification to the Awards, the restricted stock awarded to the COO became fully vested as of the date of the modification date and the restricted stock awarded to the CEO will become fully vested under the timing vesting condition noted in their original agreement (i.e. the third anniversary of the grant date, or August 1, 2024).

During the years ended December 31, 2023 and 2022, the Company recognized stock-based compensation relating to restricted stock awards totaling $61, 817 and $35,481, respectively, which is included in “General and administrative” in the accompanying Statements of Operations.

SEE ID, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 7    Equity Incentive Plan (cont.)

At December 31, 2023, unrecognized stock-based compensation costs from the restricted stock awards amounted to approximately $13,000, which will be recognized monthly through July 2024.

Note 8    Income Taxes

Income tax expense (benefit) consisted of the following for the years ended December 31:

	2023	2022
Current provision for income taxes	$—	$—
Deferred taxes
Federal	397,951	217,109
State	27,676	—
Change in valuation allowance	(425,627)	(217,109)
Deferred provision for income taxes	—	—
Net income tax expense (benefit)	$—	$—

The reconciliation of the statutory income tax rate to the Company’s effective tax rate for income from continuing operations follows:

	2023	2022
Deferred tax asset (liability):
Charitable contributions	$109	$105
Net operating loss	343,123	66,007
R&D Expenditures	255,835	129,328
R&D tax credit carryovers	43,669	21,669
Valuation allowance	(642,736)	(217,109)
Net deferred taxes	$—	$—

The Company has generated net operating loss carryforwards in the United States for tax purposes of approximately $1,260,000 and $314,000 as of December 31, 2023 and 2022, respectively, which can be carried forward to offset future taxable income. These net operating loss carryforwards do not expire.

Prior to the valuation allowance, the Company had a net deferred tax assets of $642,736 and $217,109 as of December 31, 2023 and 2022, respectively; however, the ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income. The Company has placed a full valuation allowance against the net deferred income tax asset.

The Company recognizes interest and penalties related to income tax matters in interest expense and general and administrative, respectively. As of December 31, 2023 and 2022, the Company has no accrued interest and penalties.

The Company is subject to taxation in the U.S. federal jurisdiction and in various state jurisdictions. The Company is currently not under examination by any tax authority.

SEE ID, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Note 9    Earnings Per Share

Earnings per share accounting requires the presentation of both basic and diluted earnings per share on the face of the statements of operations. The Company’s basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. If there are dilutive securities, diluted income per share is computed by including common stock equivalents which includes shares issuable upon the exercise of stock options into common shares, using the treasury stock method. In periods for which the Company reports a net loss, the common stock equivalents are not included, as they would be anti-dilutive.

At December 31, 2023 and 2022, shares of common stock for stock options amounting to 24,915,760 and 19,380,760, respectively, and for unvested restricted stock awards amounting to 3,098,958 and 17,817,196, respectively, were not included in the calculation of diluted net loss per share because such shares are antidilutive.

Restricted stock awards can be issued to directors, executives or employees of the Company and are subject to time-based vesting. These potential shares are excluded from the computation of basic loss per share as these shares are not considered outstanding until vested.

Note 10    Related Party Transactions

The Company entered into SAFE agreements with its Chief Operating Officer totaling $28,833, which, along with the amortization of the related discount (see Note 5), amounted to $32,655 and $30,964 at December 31, 2023, and 2022, respectively.

On or about March 15, 2024, SEE ID entered into a Purchase Order with Pope Technologies LLC for certain products, hardware, installation, programming, subscription, and training. Pope Technologies LLC is owned by Dr. Paul, who is a director.

On or about March 15, 2024, SEE ID entered into a Customer Agreement with PRB Transportation, LLC, which is owned, in part, by Charles Maddox and Jeff Andersen, a stockholder of SEE ID.

As of July 1, 2024, SEE ID currently sub-leases from Pope Technologies LLC certain office space in Las Vegas, Nevada. Pope Technologies LLC is owned by Dr. Paul, who is a director.

As of March 1, 2024, SEE ID currently sub-leases from Enzymatic Holdings Corp., LLC certain manufacturing and development space in Campo Alegre Manati, Puerto Rico. Enzymatic Holdings Corp., LLC is owned, in part, by Charles Maddox, Edmund Nabrotzky and Jeff Andersen, a stockholder of SEE ID.

Note 11    Litigation

The Company may be involved in litigation and claims arising in the ordinary course of business. It is management’s opinion that the outcome of such matters will not have a material adverse effect on the Company’s financial statements; however, the results of litigation and claims are inherently unpredictable. Regardless of outcome, litigation can have an adverse impact on the Company because of legal costs, diversion of management resources and other factors.

Note 12    Subsequent Events

The Company evaluated subsequent events through May 15, 2024, the date with which the financial statements were available to be issued. Except as disclosed in Note 5, management is not aware of any other significant events that occurred subsequent to the balance sheet date, but prior to the issuance of this report, that would have a material impact on the financial statements.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

ShoulderUp technology acquisition corp.,

CID Holdco, Inc.,

SHOULDERUP MERGER SUB, INC.,

SEI Merger Sub, inc.,

and

SEE ID, INC.

Dated as of March 18, 2024

Annex A-i

Annex A-ii

Exhibits

EXHIBIT A	Amended and Restated Certificate of Incorporation of the SPAC Surviving Corporation

EXHIBIT B	Holdings Amended and Restated Certificate of Incorporation

EXHIBIT C	Amended and Restated Articles of Incorporation of the Company Surviving Corporation

EXHIBIT D	Stockholder Support Agreement

EXHIBIT E	Sponsor Support Agreement

EXHIBIT F	Registration Rights and Lock-Up Agreement

EXHIBIT G	Sponsor Letter Agreement

SCHEDULE 3.1(a)	Company Convertible Instruments Conversion

SCHEDULE 6.2	Conduct of Business by ShoulderUp, Holdings and the Merger Subs Pending the Mergers

SCHEDULE 7.3	Key Company Stockholders

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of March 18, 2024 (as may be further amended, restated or amended and restated from time to time, this “Agreement”), is made by and among ShoulderUp Technology Acquisition Corp., a Delaware corporation (“ShoulderUp”), CID Holdco, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of ShoulderUp (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“SEI Merger Sub” and together with ShoulderUp Merger Sub, the “Merger Subs”) and SEE ID, Inc., a Nevada corporation (collectively with any predecessor entities, the “Company”). Each of ShoulderUp, Holdings, ShoulderUp Merger Sub, SEI Merger Sub, and the Company is sometimes referred to herein individually as a “Party,” and they are collectively referred to herein as the “Parties.”

WHEREAS ShoulderUp is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS Holdings is a newly incorporated Delaware corporation that is owned 100% by ShoulderUp;

WHEREAS ShoulderUp Merger Sub is a newly incorporated Delaware corporation that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the SPAC Merger (as defined below);

WHEREAS, SEI Merger Sub is a newly formed Delaware limited liability company that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the Company Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Chapter 78 and Chapter 92A of the Nevada Revised Statutes (the “Nevada Act”), (i) ShoulderUp Merger Sub will merge with and into ShoulderUp, with ShoulderUp continuing as the surviving entity (the “SPAC Merger”), and with the security holders of ShoulderUp receiving substantially equivalent securities of Holdings, and (ii) SEI Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”; the Company Merger and the SPAC Merger are together referred to herein as the “Mergers”), and with the shareholders of the Company receiving shares of Holdings Common Stock;

WHEREAS, as a result of the Mergers, ShoulderUp and the Company will become wholly-owned subsidiaries of Holdings, and Holdings will become a publicly traded company listed on a nationally-recognized stock exchange;

WHEREAS, ShoulderUp, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof substantially in the form attached hereto as Exhibit D (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock in favor of this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, ShoulderUp and the Sponsor (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Support Agreement, dated as of the date hereof substantially in the form attached hereto as Exhibit E (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor and its affiliates will vote their shares of ShoulderUp Common Stock and Class B common stock of ShoulderUp in favor of this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, as a condition to the Closing, ShoulderUp and certain stockholders of the Company shall enter into a Registration Rights and Lock-Up Agreement substantially in the form attached hereto as Exhibit F (“Registration Rights and Lock-Up Agreement”);

WHEREAS, as a condition to the Closing, the Sponsor and certain stockholders of ShoulderUp shall enter into that certain Letter Agreement, among ShoulderUp, the Sponsor and each of the executive officers and directors of ShoulderUp substantially in the form attached hereto as Exhibit G, (the “Sponsor Letter Agreement”), to provide certain transfer restriction and vesting terms on the holders of ShoulderUp Common Stock;

Annex A-1

WHEREAS, as a condition to Closing, certain investors may enter into equity or debt financing arrangements (whether through a private placement of equity, convertible debt instruments, backstop arrangements or otherwise) with ShoulderUp or Holdings, in exchange for the financing amount set forth in the applicable documents (such debt or equity financing hereinafter referred to as the “PIPE Financing”) subject to the Closing occurring;

WHEREAS, the respective boards of directors, executive committees or similar governing bodies of each of the Parties have approved and declared advisable, and have deemed to be in the best interests of each Party and its respective security holders, the Transactions, upon the terms and subject to the conditions of this Agreement, and in accordance with, as applicable, the DGCL and the Nevada Act; and

WHEREAS, for United States federal and applicable state and local income tax purposes, it is intended that each of the Mergers shall qualify as a transfer to a controlled corporation subject to Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options to the extent that Company Options are exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Merger Consideration” means a number of shares of Holdings Common Stock equal to (for clarity, expressed as a number and not a dollar amount) the quotient of (i) the Aggregate Merger Consideration Value divided by (ii) ShoulderUp Share Value.

“Aggregate Merger Consideration Value” means $130,000,000.00.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; “control” means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a person or the possession, as a director, manager, officer or equivalent position or by Contract or otherwise, of the authority to direct the management and policies of a person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by Holdings, ShoulderUp, ShoulderUp Merger Sub, SEI Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention of Combating Bribery of Foreign Officials in International Business Transactions.

“A&R ShoulderUp Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of ShoulderUp, dated November 17, 2023.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

Annex A-2

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY or the State of Nevada.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or leased and used or held for use in the conduct of the Company Business.

“Cash and Cash Equivalents” means the unrestricted cash and cash equivalents of the Company as of the Effective Time, adjusted in accordance with GAAP for (a) all checks and drafts deposited for the account of the Company or in the possession of the Company as of the specified time, (b) pending electronic funds transfers for the account of the Company or for the account of any payee of the Company, (c) cash or bank account overdrafts, and (d) all “cut” but uncashed checks issued by or to the Company that are outstanding as of the Closing Date. For the avoidance of doubt, Cash and Cash Equivalents may be a negative number.

“Company Change of Control Payment(s)” means any success, change of control, retention, transaction bonus or other similar payment or amount that the Company is required to pay to any current or former officer, director or employee of the Company or any affiliate of the Company (including any “double trigger” payments or similar amounts that may become due and payable based upon the occurrence of the Mergers or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Agreements followed by or combined with one or more additional circumstances, matters or events) pursuant to the express terms of any plan, policy, arrangement or Contract to which the Company is a party or by which any of its assets are bound as of or prior to the Closing, in each case, as a result of the consummation of the Mergers or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Agreements. The Company Change of Control Payments shall not in the aggregate exceed $1,000,000.

“Company Business” means the business of the Company as currently conducted as of the date hereof.

“Company Articles of Incorporation” means the articles of incorporation of the Company dated December 8, 2020, as such may have been amended, supplemented or modified from time to time.

“Company Closing Cash” means, as of immediately prior to the Effective Time, the sum of the Cash and Cash Equivalents of the Company.

“Company Closing Debt” means all Company Debt as of immediately prior to the Effective Time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company Convertible Notes” means each of the convertible notes by and between the Company and the noteholder named therein, whether outstanding as of the date hereof or to be issued after the date hereof and before the Closing, as amended.

“Company Board” means the board of directors of the Company.

“Company Debt” means the sum of the following obligations and liabilities of the Company: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property; (b) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (c) all guarantees of the debt of other persons; (d) all liabilities in respect of bankers’ acceptances; (e) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business); (f) leases required to be capitalized under GAAP; and (g) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing; provided, however, that each of the foregoing amounts shall only include such obligations or liabilities of: the Company that have been partially or entirely acquired by the Company as of immediately prior to the Effective Time, and shall not include any PIPE Financing.

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company under any Company Equity Plan or otherwise that is outstanding prior to the Effective Time.

Annex A-3

“Company Equityholders” means, collectively, the holders of Company Common Stock, and the holders of Company Equity Awards as of any determination time prior to the Effective Time.

“Company Equity Plan” means the Company 2021 Equity Incentive Plan, dated January 4, 2021, as amended, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive Company Common Stock.

“Company Fully Diluted Common Stock” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time, (and, for the avoidance of doubt, following the Company Convertible Instruments Conversion) plus (b) aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of Company Options that are outstanding as of immediately prior to the Effective Time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company SAFEs” means each of the Simple Agreement for Future Equity by and between the Company and the purchaser named therein, whether outstanding as of the date hereof or to be issued after the date hereof and before the Closing, as amended.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of the Company; or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or would be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) the commencement or continuation of acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, epidemic, pandemic, disease outbreak, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company as required or allowed by this Agreement or any Ancillary Agreement, (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which ShoulderUp has requested or to which it has consented or which actions are contemplated by this Agreement, (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction, or (ix) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company Option” means, as of any determination time, each option to purchase Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time, whether granted under a Company Equity Plan or otherwise.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Software” means Software owned or purported to be owned by or developed by or for the Company.

“Confidential Information” means any confidential or proprietary information, knowledge or data concerning the businesses and affairs of the Company, or any Suppliers or customers of the Company or ShoulderUp or its subsidiaries (as applicable) that is not already generally available to the public.

Annex A-4

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent (as defined in Section 7.3(a)).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Contract” shall mean any contract, mortgage, deed of trust, bond, indenture, lease, license, sublicense, note, franchise, option, warrant, right or other obligation or agreement, whether written or oral.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar ownership interest in any person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Ratio” means the quotient (for clarity, expressed as a ratio) of (a) the Aggregate Merger Consideration divided by (b) the Company Fully Diluted Common Stock.

“Fraud” means intentional misrepresentation or intentional omission of a material fact with regard to any representation or warranty contained in this Agreement (as modified by the Company Disclosure Schedule or the ShoulderUp Disclosure Schedules, as applicable) or certificate delivered or in connection with this Agreement that constitutes common law fraud under Delaware Law.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any government, any governmental or quasi-governmental entity or municipality or political or other subdivision thereof, department, commission, board, self-regulating authority, regulatory body, bureau, branch, authority, official, agency or instrumentality of the United States of America or any other nation or any political subdivision of any such Governmental Authority, and any court, tribunal, arbitrator or

Annex A-5

judicial body, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, and any official of any of the foregoing.

“Government Contract” means any Contract (including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing) entered into by the Company with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Authority is a party thereto by which the Company has agreed to provide goods or services (including one or more licenses) to such Governmental Authority, prime contractor, or upper-tier subcontractor or to any third party (including the public) on behalf of such Governmental Authority, prime contractor or upper-tier subcontractor.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdings Common Stock” means the common stock of Holdings, par value $0.0001 per share.

“Holdings Organizational Documents” means the certificate of incorporation and bylaws of Holdings, as amended, modified or supplemented from time to time.

“Holdings Warrants” means warrants to purchase shares of Holdings Common Stock, with each warrant exercisable for one share of Holdings Common Stock at an exercise price of $11.50.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, mask works, rights in topography, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names, social media accounts, websites and content; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) Software and rights in Software; (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

Annex A-6

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Key Company Stockholders” means the persons and entities listed on Schedule 7.3.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the Edmund Nabrotzky and Charles Maddox and the knowledge each such person could reasonably be expected to obtain in the course of diligently performing his or her duties for the Company, and in the case of ShoulderUp, the actual knowledge of Phyllis W. Newhouse and Rashaun Williams after due inquiry.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificates of incorporation and bylaws of ShoulderUp Merger Sub and SEI Merger Sub, as amended, modified or supplemented from time to time.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Owned Real Property” means (a) the land owned by the Company (collectively, the “Land”), together with the Company’s right, title and interest in and to all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); and (b) all right, title and interest of the Company, if any, in and to (i) any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; (ii) all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and (iii) all rights of ingress and egress to and from the Land.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permits” means any and all permits, licenses, registrations, variances, waivers, consents, exemptions, authorizations and approvals from any Governmental Authority that are required to conduct the business of Company in the manner conducted by it as of immediately prior to the Closing, in each case, that are issued or enforced by a Governmental Authority.

“Permitted Financing” means the issuance of equity or debt securities, or instruments convertible into equity securities, of the Company in an amount not to exceed 33% of the Company’s outstanding common stock, giving effect to such issuance, not including in connection with a PIPE Financing.

“Permitted Liens” means: (a) imperfections of title, easements, encumbrances, Liens or restrictions, whether or not of record, that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real

Annex A-7

property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens identified in the Financial Statements; (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest; (i) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by any applicable Laws; (j) any obligations imposed on ShoulderUp, Holdings and/or the Merger Subs under this Agreement; and (k) any and all restrictions and/or requirements imposed on the ownership, sale, transfer, pledge, holding, voting or other use and/or disposition, of securities arising under applicable securities Laws.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Protected Health Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the A&R ShoulderUp Certificate of Incorporation.

“Registered Company IP” means all Company-Owned IP that is the subject of registration or an application for registration, including domain names.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock, voting together as a single class.

“ShoulderUp Common Stock” means Class A common stock of ShoulderUp, par value $0.0001 per share.

“ShoulderUp Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Holdings, ShoulderUp or the Merger Subs; or (b) would prevent, materially delay or materially impede the performance by ShoulderUp, Holdings or the Merger Subs of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a ShoulderUp Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) any change or proposed changes in or change in the interpretation in accounting or reporting principles, requirements or other considerations for Special Purpose Acquisition Companies promulgated by the SEC; (iii) events or conditions generally affecting the industries or geographic areas in which Holdings or ShoulderUp operates; (iv) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (v) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (vi) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vii) any actions taken or not taken by either ShoulderUp, Holdings or the Merger Subs as required by this Agreement or any Ancillary Agreement, (viii) any Effect

Annex A-8

attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction, or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Holdings, ShoulderUp or the Merger Subs are disproportionately affected thereby as compared with other participants in the industry in which ShoulderUp operates.

“ShoulderUp Organizational Documents” means the A&R ShoulderUp Certificate of Incorporation, bylaws of ShoulderUp, ShoulderUp Warrant Agreement, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“ShoulderUp Share Redemption” means the election of an eligible (as determined in accordance with the ShoulderUp Organizational Documents) holder of shares of ShoulderUp Common Stock to redeem all or a portion of the shares of ShoulderUp Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable, and up to $100,000 to pay dissolution expenses) (as determined in accordance with the ShoulderUp Organizational Documents) in connection with the ShoulderUp Proposals.

“ShoulderUp Share Value” means $10.00.

“ShoulderUp Stockholders’ Approval” means the approval of the ShoulderUp Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of ShoulderUp Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a stockholder meeting duly called by the SPAC Board and held for such purpose.

“ShoulderUp Units” means one share of ShoulderUp Common Stock and one ShoulderUp Warrant.

“ShoulderUp Warrants” means warrants to purchase shares of ShoulderUp Common Stock, with each warrant exercisable for one share of ShoulderUp Common Stock at an exercise price of $11.50.

“ShoulderUp Warrant Agreement” means the Warrant Agreement, dated as of November 16, 2021, by and between ShoulderUp and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as may be amended or modified.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means ShoulderUp Technology Sponsor LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, ShoulderUp or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any return or report (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by ShoulderUp, Holdings, the Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

Annex A-9

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby (whether at the Effective Time or otherwise).

Section 1.2 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2024 Balance Sheet	§4.8(b)
Action	§4.10
Acquisition Transaction	§7.5
Agreement	Preamble
Allocation Schedule	§3.7(a)
Allocation Schedule Principles	§3.7(a)
Antitrust Laws	§7.13(a)
Blue Sky Laws	§4.5(b)
Board Submission	§4.20
Certificate of Merger	§2.2(a)
Certificates	§3.3(b)
Closing	§2.2(b)
Closing Date	§2.2(b)
Code	§3.3(h)
Company	Preamble
Company Certificate of Merger	§2.2(a)
Company Consents	§8.1(e)
Company Convertible Instruments	§3.1(a)
Company Convertible Instruments Conversion	§3.1(a)
Company Disclosure Schedule	Article IV
Company Financial Statements	§4.8(b)
Company Merger	Recitals
Company Permits	§4.6(a)
Company Stockholder Approval	§4.20
Company Surviving Corporation	§2.1(b)
Confidentiality Agreement	§7.4(b)
Continuing Employees	§7.6(b)
Contribution	§4.14(e)
Contributor	§4.14(e)
Data Security Requirements	§4.14(i)
DGCL	Recitals
Dissenter’s Rights Notice	§3.3(b)
Dissenting Shares	§3.6(a)
Effect	§1.1
Effective Time	§2.2(a)
Environmental Permits	§4.16
Equity Plan	§7.6(a)
ERISA	§4.11(a)
ERISA Affiliate	§4.11(c)
Estimated Closing Statement	§3.7(b)

Annex A-10

Defined Term	Location of Definition
Exchange Act	§4.24
Exchange Agent	§3.3(a)
Exchange Fund	§3.3(a)
Exclusivity Period	§7.5
FAR	§4.23(h)
GAAP	§1.1
Health Plan	§4.11(k)
Holdings	Preamble
Holdings Amended and Restated Certificate of Incorporation	§2.4(c)
Improvements	§1.1
Initial Post-Closing PUBCO Directors	§2.5(b)
Interim Monthly Balance Sheet	§7.14(b)
Interim Monthly Financial Statements	§7.14(b)
IRS	§4.11(b)
Land	§1.1
Law	§4.5(a)
Law Firm	§10.11
Lease	§4.13(b)
Lease Documents	§4.13(b)
Letter of Transmittal	§3.3(b)
Material Contracts	§4.17(a)
Merger Certificates	§2.2(a)
Merger Sub Board	Recitals
Merger Subs	Preamble
Mergers	Recitals
Minimum Proceeds	§8.3(f)
Nevada Act	Recitals
NV Articles of Merger	§2.2(a)
OFAC	§4.18(b)
Outside Date	§9.1(b)
Outstanding Company Transaction Expenses	§3.5(a)
Outstanding ShoulderUp Transaction Expenses	§3.5(b)
PCAOB Financial Statements	§7.14(a)
Per Share Merger Consideration	§3.2(a)
PIPE Financing	Recitals
Plans	§4.11(a)
PPACA	§4.11(k)
Prior Financial Statements	§4.8(a)
Program Requirements	§4.14(i)
Proxy Statement	§7.1(a)
PUBCO Board	§2.5(b)
Purchaser Organizational Documents	§5.3(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§7.1(a)
Released Claims	§6.3
Remedies Exceptions	§4.4
Representatives	§7.4(a)
Retained Claims	§6.3
Rollover Option	§3.8(a)
SEC	§5.10(a)

Annex A-11

Defined Term	Location of Definition
Securities Act	§5.10(a)
SEI Merger Sub	Preamble
SEI Merger Sub Common Stock	§5.3(d)
ShoulderUp	Preamble
ShoulderUp Board	Recitals
ShoulderUp Equity Securities	§5.3(a)
ShoulderUp Disclosure Schedule	Article V
ShoulderUp Financial Statements	§5.6(c)
ShoulderUp Liabilities	§5.10(c)
ShoulderUp Merger Sub	Preamble
ShoulderUp Merger Sub Common Stock	§5.3(c)5.3(b)
ShoulderUp Permits	§5.9(a)
ShoulderUp Preferred Stock	§5.3(a)
ShoulderUp Proposals	§7.2(a)
ShoulderUp SEC Reports	§5.10(a)
ShoulderUp Stockholders’ Meeting	§7.1(a)
SPAC Certificate of Merger	§2.2(a)
SPAC Merger	Recitals
SPAC Surviving Corporation	§2.1(a)
Sponsor Letter Agreement	Recitals
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Subsequent Financial Statements	§4.8(b)
Super 8-K	§7.14(a)
Terminating Company Breach	§9.1(f)
Terminating ShoulderUp Breach	§9.1(g)
Trust Account	§5.18
Trust Agreement	§5.18
Trust Fund	§5.18
Trustee	§5.18
WARN Act	§4.12(c)
Written Consent	§7.3

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Annex A-12

Article II
AGREEMENT AND PLAN OF MERGER

Section 2.1 The Mergers.

(a) SPAC Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, ShoulderUp Merger Sub shall be merged with and into ShoulderUp. As a result of the SPAC Merger, the separate corporate existence of ShoulderUp Merger Sub shall cease, and ShoulderUp shall continue as the surviving corporation of the SPAC Merger and wholly-owned subsidiary of Holdings (the “SPAC Surviving Corporation”).

(b) Company Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL and the Nevada Act, at the Effective Time, SEI Merger Sub shall be merged with and into the Company. As a result of the Company Merger, the separate corporate existence of SEI Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Company Merger and wholly-owned subsidiary of Holdings (the “Company Surviving Corporation”).

Section 2.2 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall (i) cause the SPAC Merger to be consummated by filing a certificate of merger (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by ShoulderUp and ShoulderUp Merger Sub, (ii) cause the Company Merger to be consummated by filing (a) an articles of merger (the “NV Articles of Merger”) with the Secretary of State of the State of Nevada, in such form as is required by law, and executed in accordance with, the relevant provisions of the Nevada Act and mutually agreed by the Company and SEI Merger Sub and (iii) cause the filing of a certificate of merger (the “Company Certificate of Merger” and together with the SPAC Certificate of Merger and NV Articles of Merger, the “Merger Certificates”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Company and SEI Merger Sub. The Mergers shall be consummated and become effective simultaneously at 12:01 a.m. on the Closing Date or at such other time as may be agreed by the applicable Parties in writing and specified in the Merger Certificates (the “Effective Time”).

(b) Immediately prior to such filing of the Merger Certificates in accordance with Section 2.2(a), a closing (the “Closing”) shall take place electronically through the exchange of documents and release of signatures via email (or other electronic medium), or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in the applicable provisions of the DGCL and the Nevada Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of ShoulderUp and ShoulderUp Merger Sub shall vest in the SPAC Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of ShoulderUp and ShoulderUp Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Surviving Corporation and (ii) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and SEI Merger Sub shall vest in the Company Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and SEI Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Surviving Corporation.

Section 2.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of ShoulderUp Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the SPAC Surviving Corporation, except that references therein to ShoulderUp Merger Sub shall be treated as references to the SPAC Surviving

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Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, ShoulderUp shall cause the certificate of incorporation of the SPAC Surviving Corporation to be amended and restated in its entirety as set forth on Exhibit A.

(b) At the Effective Time, the bylaws of ShoulderUp Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the SPAC Surviving Corporation, except that references therein to ShoulderUp Merger Sub shall be treated as references to the SPAC Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the SPAC Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, Holdings shall amend and restate, effective as of the Effective Time, the Holdings Certificate of Incorporation to be as set forth on Exhibit B (the “Holdings Amended and Restated Certificate of Incorporation”) and the Holdings bylaws to be as set forth on Exhibit B-2 (the “Holdings Amended and Restated Bylaws”).

(d) At the Effective Time, the Company shall cause the articles of incorporation of the Company Surviving Corporation to be amended and restated in its entirety as set forth on Exhibit C, by attaching as an exhibit the amended and restated articles of incorporation of the Company Surviving Corporation to the NV Articles of Merger filed with the Secretary of State of the State of Nevada.

(e) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Company Surviving Corporation, until thereafter amended as provided by the Nevada Act, the articles of incorporation of the Company Surviving Corporation and such bylaws, as applicable.

Section 2.5 Directors and Officers.

(a) At the Effective Time, the directors of the SPAC Surviving Corporation and the Company Surviving Corporation and the officers of the SPAC Surviving Corporation and Company Surviving Corporation shall be six (6) individuals elected by the Company (and after the Effective Time, elected by the Key Company Stockholders) and one (1) individual elected by ShoulderUp, each to hold office in accordance with the articles of incorporation and bylaws of the SPAC Surviving Corporation or Company Surviving Corporation, as applicable.

(b) The Parties shall cause the board of directors of Holdings (the “PUBCO Board”) and the officers of Holdings as of immediately following the Effective Time to be comprised of six (6) individuals elected by the Company (and after the Effective Time, elected by the Key Company Stockholders) and one (1) individual elected by ShoulderUp (such individuals comprising the PUBCO Board as of immediately following the Effective Time, collectively, the “Initial Post-Closing PUBCO Directors”), each to hold office in accordance with the Holdings Amended and Restated Certificate of Incorporation and the bylaws of Holdings. Three (3) of the individuals elected by the Company and one (1) individual elected by ShoulderUp shall meet the NASDAQ requirements of independence.

Section 2.6 PIPE Financing. The PIPE Financing shall close as of Closing.

Article III
EFFECTS OF THE MERGERS

Section 3.1 Pre-Closing Conversions.

(a) Convertible Instruments. The Company shall take all actions necessary to cause each Company SAFE and each Company Convertible Note (collectively, the “Company Convertible Instruments”) that is outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock pursuant to the terms of such Company Convertible Instrument (the “Company Convertible Instruments Conversion”), each as set forth on Schedule 3.1(a) attached hereto. All of the Company Convertible Instruments so converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of a Company Convertible Instrument shall thereafter cease to have any rights with respect to such Company Convertible Instrument.

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Section 3.2 Conversion of Securities. At the Effective Time, by virtue of the Mergers and without any action on the part of ShoulderUp, Holdings, the Merger Subs, the Company or the holders of any of the following securities:

(a) As consideration for the Company Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, following the Company Convertible Instruments Conversion) shall be converted into the right to receive a number of shares of Holdings Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”).

(b) Except for Dissenting Shares, each share of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each share of SEI Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Company Surviving Corporation.

(d) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Merger Consideration issuable to any person pursuant to Section 3.2(a) shall be calculated on an aggregate basis with respect to all shares of Company Common Stock held of record by such person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of Holdings Common Stock that would otherwise be issuable to such person following such aggregation shall be rounded up to a whole share of Holdings Common Stock.

(e) SPAC Merger.

(1) Immediately prior to the Effective Time, every issued and outstanding ShoulderUp Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of ShoulderUp Common Stock and one ShoulderUp Warrant in accordance with the terms of the applicable ShoulderUp Unit, and such underlying ShoulderUp securities shall be converted in accordance with the applicable terms of this Section 3.2(e).

(2) At the Effective Time, each issued and outstanding share of ShoulderUp Common Stock (including those described in Section 3.2(e)(1)) shall be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock, following which all shares of ShoulderUp Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of ShoulderUp Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of ShoulderUp Common Stock shall be exchanged for a certificate representing the same number of shares of Holdings Common Stock upon the surrender of such certificate in accordance with Section 3.3.

(3) At the Effective Time, each issued and outstanding ShoulderUp Warrant shall be converted into one Holdings Warrant of like tenor. The ShoulderUp Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the ShoulderUp Warrant Agreement, except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares ShoulderUp Common Stock, provided, however; that the holders of each such ShoulderUp Warrant shall deliver a duly executed counterpart to a Lock-Up Agreement with Holdings and Company, effective as of the Effective Time. At or prior to the Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Warrants remain outstanding, a sufficient number of shares of Holdings Common Stock for delivery upon the exercise of such Holdings Warrants.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. On or before the Closing Date, ShoulderUp shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by ShoulderUp and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of ShoulderUp Common Stock sufficient to deliver the

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aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of ShoulderUp Common Stock, and any dividends or distributions with respect thereto (pursuant to Section 3.3(c)), being hereinafter referred to as the “Exchange Fund”). ShoulderUp shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.3(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, but in no event later than three (3) days after the Effective Time, ShoulderUp shall use commercially reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.2: (i) a letter of transmittal, which shall be in a form reasonably acceptable to ShoulderUp and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates; and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal; and (ii) a notice of dissenter’s rights (prepared in accordance with Section 92A.430 of the Nevada Act) (the “Dissenter’s Rights Notice”), and such notice shall set the date by which the Company must receive a demand for payment on the date which shall be thirty (30) days after the date the notice is delivered to such holder of Company Common Stock. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and ShoulderUp shall cause the Exchange Agent to deliver, the Per Share Merger Consideration in accordance with the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.2(a) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.2(a).

(c) Distributions with Respect to Unexchanged Shares of ShoulderUp Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Holdings Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdings Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.3(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, Holdings shall pay or cause to be paid to the holder of the certificates representing shares of Holdings Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Holdings Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Holdings Common Stock.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdings Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to Holdings, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.3 or those holding Dissenting Shares shall thereafter look only to Holdings for the Per Share Merger Consideration to the extent permitted by applicable Law. Subject to dissenter’s rights and applicable Law, any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such

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time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdings free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, ShoulderUp, Holdings or Company Surviving Corporation shall be liable to any holder of Company Common Stock for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.3.

(h) Withholding Rights. Each of the Company Surviving Corporation and Holdings shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law; provided that the applicable withholding agent shall use commercially reasonable efforts to provide written notice at least three (3) days prior to deducting and withholding any amounts and shall reasonably cooperate with the applicable payee to mitigate or eliminate such deduction or withholding. To the extent that amounts are so withheld by the Company Surviving Corporation or Holdings, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Company Surviving Corporation or Holdings, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and approval by the Company, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.2(a).

Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Holdings for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.2(a).

Section 3.5 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to ShoulderUp and Holdings a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred at or prior to Closing and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions, which may not exceed in the aggregate $2,000,000 (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, ShoulderUp and Holdings shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, ShoulderUp and Holdings shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of ShoulderUp, Holdings or the Merger Subs for outside counsel, agents, advisors, consultants, experts, brokers, financial advisors and other service providers engaged by or on behalf of ShoulderUp, Holdings or the Merger Subs in connection with the Transactions (including the PIPE Financing), ShoulderUp’s initial public offering, or otherwise in connection with ShoulderUp’s operations and that remain unpaid (together with written invoices and wire transfer instructions for the payment thereof), which may not exceed in the

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aggregate $5,000,000 (collectively, the “Outstanding ShoulderUp Transaction Expenses”). On the Closing Date, ShoulderUp and Holdings shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding ShoulderUp Transaction Expenses.

Section 3.6 Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under Nevada Act, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Company Merger nor consented thereto in writing and who shall have properly demanded in writing the payment of fair value (as defined in Section 92A.320 of the Nevada Act) for such Company Common Stock in accordance with Sections 92A.300 through 92A.500 of the Nevada Act and otherwise complied with all of the provisions of the Nevada Act relevant to the exercise and perfection of dissenters’ rights (each, a “Dissenting Share,” and collectively, the “Dissenting Shares”), to the extent that such rights were not otherwise waived by such stockholder of the Company, shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration until such time as all rights and remedies are exercised or waived pursuant to Chapter 92A of the Nevada Act and, in any event, such stockholder of the Company shall be entitled to only such rights as are granted by the Nevada Act. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenter’s rights under Sections 92A.300 through 92A.500 of the Nevada Act, shall thereupon be deemed to have been converted its shares of Company Common Stock into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock and execution and delivery of a Letter of Transmittal, and such share of Company Capital Stock will no longer be a Dissenting Share. ShoulderUp shall comply (and following Closing, cause the Company to comply) in all respects with the applicable provisions of Section 92A.300 through 92A.500 of the Nevada Act.

(b) Prior to the Closing, the Company shall give ShoulderUp and Holdings (i) prompt notice of any demands for payment received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment under Sections 92A.300 through 92A.500 of the Nevada Act. The Company shall not, except with the prior written consent of ShoulderUp and Holdings (which consent may be by email and shall not be unreasonably delayed or withheld), make any payment with respect to any demands for payment or settle any such demands.

Section 3.7 Closing Calculations.

(a) Allocation Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to ShoulderUp and Holdings an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of shares of Company Common Stock held by each Company stockholder (including the number of shares of Company Common Stock immediately prior to the Closing), the number of shares of Company Common Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, (ii) in the case of the Company Options, the exercise price and, if applicable, the exercise date, (iii) the portion of the Aggregate Merger Consideration allocated to each Company Option pursuant to Section 3.8(a) and the portion of the Aggregate Merger Consideration allocated to each share of Company Common Stock pursuant to Section 3.2(a), as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof (including the Exchange Ratio), (iv) the exercise price of each Rollover Option (as defined below) at the Effective Time, and (v) a certification, duly executed by an authorized officer of the Company, that, to his or her knowledge and solely in his or her capacity as an officer of the Company (and without any personal liability), the information and calculations delivered pursuant to clauses (i), (ii), (iii) and (iv) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects and (B) in accordance with the Allocation Schedule Principles (as defined below). The Allocation Schedule (and the calculations and determinations contained therein) will be prepared in accordance with the applicable provisions of this Agreement, the organizational documents of the Company, and applicable Laws, in the case of the Company Options, in accordance with the Company Equity

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Plan and any applicable grant or similar agreement with respect to each Company Option (collectively, the “Allocation Schedule Principles”). The Company will review any comments to the Allocation Schedule provided by ShoulderUp or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by ShoulderUp or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) in no event shall the aggregate number of Holdings shares set forth on the Allocation Schedule that are allocated in respect of the Company Common Stock, Company Options (or, for the avoidance of doubt, the Company Equityholders) exceed the Aggregate Merger Consideration and (y) ShoulderUp, Holdings, ShoulderUp Merger Sub and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent agreement, as applicable.

(b) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to ShoulderUp a statement certified by an executive officer of Company (the “Estimated Closing Statement”) setting forth Company’s good faith estimate of (i) Company Closing Cash, (ii) Company Closing Debt, and (iii) the Company Fully Diluted Common Stock; provided, that Company may update the Estimated Closing Statement and deliver such updated Estimated Closing Statement to ShoulderUp at any time prior to 12:01 a.m. New York time on the Closing Date. Following the delivery of the Estimated Closing Statement, if ShoulderUp has any objection to any amounts included in the Estimated Closing Statement, ShoulderUp and the Company shall reasonably cooperate in good faith to resolve such objection.

(c) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to ShoulderUp a statement certified by an executive officer of the Company setting forth the Aggregate Merger Consideration that will be payable to each holder of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, the stock certificate numbers with respect thereto, and such other information as ShoulderUp may reasonably request of the Company.

Section 3.8 Treatment of Company Options.

(a) At the Effective Time, by virtue of the Company Merger and without any action of any party or any other person (but subject to, in the case of the Company, Section 3.8(c)), each Company Option (whether a Vested Company Option or an Unvested Company Option) that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by Holdings and converted into an option to purchase a number of Holdings Common Stock (such option, a “Rollover Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio; provided, however, that such conversion shall occur in a manner intended to comply with (A) the requirements of Section 409A of the Code and (B) in the case of any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except (I) as provided above in this Section 3.8(a), or (II) as to terms (1) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that are subject to any such option), or (2) such other immaterial administrative or ministerial changes as the Holdings Board may determine in good faith are appropriate to effectuate the administration of the Rollover Options.

(b) As of immediately prior to the Effective Time, all Company Equity Plans shall terminate; provided that Rollover Options shall continue to be governed by the terms of the Company Equity Plan under which the Rollover Option was granted subject to the adjustments in Section 3.8(a).

(c) At or prior to the Effective Time, the Parties and their respective boards of directors, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the treatment of the Company Options pursuant to this Section 3.8. Prior to the Closing, the Company shall take, or cause to be taken, all other reasonably necessary or appropriate actions under the Company Equity Plans, under the underlying grant, award or similar agreement, and otherwise to give effect to the provisions of this Section 3.8.

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Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement, as updated on the Closing Date (the “Company Disclosure Schedule”), the Company hereby represents and warrants to ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals does not constitute a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect. Set forth in Section 4.1(a) of the Company Disclosure Schedule is a true and complete list of the jurisdiction of incorporation of the Company and each jurisdiction in which the Company is qualified or licensed as a foreign corporation to do business in such jurisdiction.

(b) Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, the Company does not have any subsidiaries.

Section 4.2 Articles of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to ShoulderUp, Holdings and the Merger Subs a complete and correct copy of the Company Articles of Incorporation and the bylaws, as amended, modified or supplemented to date. Such Company Articles of Incorporation and bylaws are in full force and effect. The Company is not in material violation of any of the provisions of the Company Articles of Incorporation, bylaws or equivalent organizational documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and no shares of preferred stock.

(b) Section 4.3(b) of the Company Disclosure Schedule sets forth a true and complete statement, as of the date hereof, of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding as of the date hereof, and (ii) the identity of the persons that are the record owners thereof. Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, the Company does not have any issued and outstanding Equity Securities. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Option for purposes of Section 2.5 (i.e., the value of the Aggregate Merger Consideration allocated to each Company Option (determined by reference to, for the avoidance of doubt, the ShoulderUp Share Value) is in excess of the exercise (or similar) price applicable to such Company Option).

(c) The Equity Securities of the Company (i) were not issued in violation of the organizational documents of the Company, or in violation of any other Contract to which the Company is party or bound, in each case, in any material respect, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, or similar rights of any person, and (iii) have been offered, sold and issued in compliance with applicable Law, including securities Laws, in each case under clauses (ii) and (iii), in all material respects. Except for the Company Options and Company Convertible Instruments set forth on Section 4.3(a) of the Company Disclosure Schedule, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

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(d) Except as set forth on Section 4.3(d) of the Company Disclosure Schedule, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities between the Company and any other person.

(e) The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other person or the right to acquire any such Equity Security, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(f) Section 4.3(f) of the Company Disclosure Schedule sets forth a list of all Company Change of Control Payments as of the date of this Agreement.

(g) Section 4.3(g) of the Company Disclosure Schedule sets forth a true and complete statement, as of the date hereof, of (i) with respect to each Company Option, (1) the date of grant, (2) exercise price, (3) any applicable expiration (or similar) date, (4) any applicable vesting schedule (including acceleration provisions) and (5) whether such Company Option is an Incentive Stock Option, (ii) with respect to each Company Convertible Note, the exercise (or similar) price, and (iii) with respect to each Company SAFE, the applicable discount.

(h) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the stockholders of the Company, the Options and Company Convertible Instruments, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(i) Each offer and sale, redemption, and repurchase of Equity Securities, including all convertible notes, options, warrants and other rights to purchase or acquire Equity Securities, was in material compliance with all applicable Laws and exempt from the registration requirements of the Securities Act and other applicable Laws, including any applicable state securities Laws.

Section 4.4 Authority Relative to this Agreement. Subject to receiving the Company Stockholder Approval, the Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. Subject to receiving the Company Stockholder Approval, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL and Nevada Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by ShoulderUp, Holdings and the Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the Nevada Act and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.5(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Articles of Incorporation or bylaws, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, in each case, of any Governmental Authority (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, (iii) except for Company Change of Control Payments, trigger any “change of control” or other similar provision contained in, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract or any Permit, except, with respect to clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

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(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the Nevada Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement.

Section 4.6 Permits; Compliance.

(a) The Company is in possession of all material Permits that are required for the Company to own, lease, and operate its properties or to conduct the business of the Company in the manner currently conducted by the Company (the “Company Permits”), except where the failure to have such Company Permits does not constitute a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company is not in default, breach or violation of, any Material Contract or Company Permit, except, in each case, for any such defaults, breaches or violations that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

(b) The Company is, and since April 1, 2021, has been, in compliance in all material respects with all Laws applicable to the Company. The Company has not received any written notice from any Governmental Authority of a violation of any Law applicable to the Company at any time since April 1, 2021, which violation would be material to the Company.

(c) Since April 1, 2021, and except where the failure to be, or to have been in compliance with such Laws would not, individually or in the aggregate, be material to the Company, (i) there has been no action taken by the Company, or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative, or sales intermediary of the Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Law, (ii) the Company has not been convicted of violating any Anti-Corruption Laws or, to the knowledge of the Company, subject to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, and (iv) the Company has not received any written notice from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(d) The Company has timely filed all material reports, registrations, and other material documents, together with any material amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority since January 1, 2023, and has paid all material fees and assessments due and payable in connection therewith.

Section 4.7 Information Privacy and Security Compliance.

(a) Since April 1, 2021, to the knowledge of the Company, the collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information by the Company materially complies with, and has not materially violated, (i) any applicable Material Contract, (ii) any applicable Law, including Privacy/Data Security Laws, (iii) any person’s right of publicity, or (iv) any published privacy policy of the Company, then in effect. The Company has posted in accordance with Privacy/Data Security Laws a privacy policy governing its use of Personal Information on its websites and has materially complied at all times with such privacy policy.

(b) Since April 1, 2021, to the knowledge of the Company, the Company has maintained commercially reasonable security measures to protect the confidentiality, integrity and availability of Personal Information and non-public information in its possession or control, including maintaining privacy notices, policies and procedures relating to data privacy and security, and any risk assessments or certification reports received by the Company related to data privacy and security. The Company has provided training about compliance with Privacy/Data Security Laws to all employees with access to Personal Information.
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(c) Since April 1, 2021, to the knowledge of the Company, no person has gained unauthorized access to or made any unauthorized use of any Personal Information or other non-public information maintained by the Company and the Company has not been legally required to provide notice to any individuals, customers, third parties, or any Governmental Authority, nor has the Company provided any such notice relating to any unauthorized access to or use of Personal Information or other non-public information.

(d) Since April 1, 2021, to the knowledge of the Company, there have been no material security breaches in the information technology systems used by the Company, and to the Company’s knowledge, all software owned by the Company is free from any material software defect, and does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.

(e) To the knowledge of the Company, no owner of the Company is under investigation by any Governmental Authority for a violation of any Privacy/Data Security Laws; (i) the Company has not received any written notices from the Department of Justice, Federal Trade Commission, or the Attorney General of any state relating to any such violations; and (ii) to the Company’s knowledge, no representative of the Company has acted in a manner that would trigger a notification or reporting requirement under any business associate agreement to which it is a party, any Contract, or any Privacy/Data Security Laws related to the collection, use, disclosure, or security of Personal Information.

(f) Since April 1, 2021, the Company has materially complied with all applicable Material Contracts and all Privacy/Data Security Laws.

(g) The Company has performed a security risk assessment as required under any other Privacy/Data Security Law, as applicable (the “Security Risk Assessment”). The Company has addressed and remediated or has a plan to address and remediate all threats and deficiencies identified in the applicable Security Risk Assessment.

Section 4.8 Financial Statements.

(a) The Company has made available to ShoulderUp and Holdings true and complete copies of the unaudited balance sheets and the related unaudited statements of operations and cash flows (or equivalent financial statements, as applicable) for the fiscal years ended December 31, 2022 and December 31, 2023 (collectively, the “Prior Financial Statements”) of the Company, which are attached as Section 4.8(b) of the Company Disclosure Schedule. Each of the Prior Financial Statements of the Company (including the notes thereto) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject, in the case of unaudited financial statements, to the absence of notes. No financial statements of any person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(b) The Company has made available to ShoulderUp and Holdings a true and complete copy of the unaudited balance sheet of the Company for the portion of the current fiscal year ended January 31, 2024 (the “2024 Balance Sheet”), and the related reviewed statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company for such period then ended, which are attached as Section 4.8(b) of the Company Disclosure Schedule (such financial statements, including the 2024 Balance Sheet, the “Subsequent Financial Statements,” and collectively with the Prior Financial Statements, the “Company Financial Statements”). Such Subsequent Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes. When delivered by the Company for inclusion in the Proxy Statement or Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.14 of this Agreement, the PCAOB Financial Statements will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as and to the extent set forth on the Company Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the

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ordinary course of business since the date of the 2024 Balance Sheet, (ii) obligations for future performance under any Contract or (iii) liabilities and obligations which would not reasonably be expected to result in a Company Material Adverse Effect.

(d) The Company has in place disclosure controls and procedures designed to reasonably ensure that material information relating to the Company is made known to the management of the Company by others within the Company, including (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of the Company to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company. Such controls and procedures are sufficient to provide reasonable assurance that (A) transactions are executed in material accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since April 1, 2021 (i) the Company has not nor, to the Company’s knowledge, has any director, officer, employee, auditor, accountant or Representative of the Company, received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company, has harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company reflected on the Company Financial Statements or arising after the date of the 2024 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to a reasonable allowance for bad debts. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for orders in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2024 Balance Sheet, the Company has not modified or changed in any material respect its sales practices or methods.

(g) All accounts payable of the Company reflected on the Company Financial Statements or arising after the date of the 2024 Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2024 Balance Sheet, the Company has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.9 Absence of Certain Changes or Events. Since the date of the 2024 Balance Sheet, except as otherwise reflected in the Company Financial Statements, or except as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1.

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Section 4.10 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any Governmental Authority. Neither the Company nor any material property or asset of the Company is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, change in control, employment, severance, provident fund, pension, fringe benefit, sick pay and vacation plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to ShoulderUp and Holdings, if applicable (i) a true and complete copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. The Company does not have any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any of its ERISA Affiliates have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, the Company is not, nor will be, obligated, whether under any Plan or otherwise, to pay separation, severance, termination, pay in lieu of notice or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(e) Except as may be nonmaterial and included in an employment, severance or similar Contract, none of the Plans provides, nor does the Company have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar State coverage continuation Law.

(f) Each Plan is and has been within the past six (6) years administered in compliance with its terms and, in all respects, in compliance with the requirements of all applicable Laws including, without limitation, and to the extent applicable, ERISA and the Code. The Company has performed, in all respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan that has resulted or is reasonably likely

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to result in liability to the Company. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of Company, no fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h) To the knowledge of the Company, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is reasonably likely to result in material liability of the Company. There have been no acts or omissions by the Company or any of its ERISA Affiliates that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges on the Company under Sections 502 or 4071 of ERISA or Chapter 43 of the Code.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company. The Company does not maintain, administer or have any liability (contingent or otherwise) with respect to a defined benefit plan that is subject to Section 412 of the Code or Title IV of ERISA or other applicable Law. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j) The Company has complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated, in all material respects, in good faith compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

Section 4.12 Labor and Employment Matters.

(a) All employment and consulting Contracts to which the Company is a party, and with respect to which the Company has any obligation have been made available to ShoulderUp and Holdings. Section 4.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part time); (ii) location and employing entity; (iii) hire date; (iv) exemption treatment by the Company under applicable wage and hour Laws; (v) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vi) 2023 target commission, bonus or other incentive based compensation; and (vii) accrued paid time off. Except as set forth on Section 4.12(a) of the Company Disclosure Schedule, as of the date hereof, all

Annex A-26

compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company by any of its current or former employees, which Actions would be material to the Company, taken as a whole; (ii) the Company is not, nor has it been since April 1, 2021, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or similar state or foreign labor relations agency; and (iv) since April 1, 2021, there has not been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company.

(c) The Company is and for the past three (3) years has been in compliance in all respects with all applicable Laws and Contracts relating to the employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Laws), immigration, meal and rest breaks, pay equity, affirmative action obligations, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state, local or foreign Laws and orders by Governmental Authorities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority and are not liable in any material amount for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. Except as would not result in material liability for the Company, (i) all current and former employees of the Company are properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state and foreign wage and hour Laws; and (ii) all current and former independent contractors and temporary workers of the Company are properly classified under applicable Law. Within the past three (3) years, there have been no misclassification claims filed or, to the knowledge of the Company, threatened against the Company by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) There has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company under the WARN Act or similar state, local or foreign Laws.

Section 4.13 Real Property; Title to Assets.

(a) The Company has no Owned Real Property.

(b) Section 4.13(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to ShoulderUp and Holdings. Except as otherwise set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions or other Contracts granting to, and the Company is not a party to any lease, sublease, concession or other Contract granting to the Company, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, be material to the Company. The Company has not leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

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(c) There are no Contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) The Company has legal and valid title to, or, in the case of Leased Real Property, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) other Company-Owned IP material to the Company Business, including material unregistered trademarks and copyrights, Company Software, and any Business Systems owned or purported to be owned by the Company that would have a replacement cost of more than $25,000; and (iii) all Contracts to use any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products, and the Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $25,000). The Company IP specified in Section 4.14(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used or held for use in the operation of the Company Business and is sufficient for the conduct of the Company Business.

(b) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Company IP. Immediately subsequent to the Closing, the Company IP shall be owned or available for use by the Company on terms and conditions identical to those under which they own or use the Company IP immediately prior to the Closing, without payment of additional fees. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, valid and enforceable. All Registered Company IP is currently in compliance with all applicable legal requirements. No loss or expiration of any of the Company-Owned IP, or to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending.

(c) The Company has taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets, Personal Information and other Confidential Information. The Company has not disclosed any trade secrets, Personal Information or other Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, Personal Information and Confidential Information.

(d) (i) There have been no claims filed and served, or threatened in writing (including email), against the Company in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the Company’s knowledge, no other person, including any employee or former employee of Company has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company of any Company-Owned IP, or any Product, and (v) the Company has not received any formal written opinions of counsel regarding any of the foregoing.

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(e) Except as disclosed on Section 4.14(e) of the Company Disclosure Schedule, all persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of Company, or (ii) in the course of and related to his, her or its relationship with the Company (in each case a “Contribution”) have executed valid, written agreements with the Company, substantially in the form made available to the Merger Subs, Holdings or ShoulderUp, and pursuant to which such persons have irrevocably assigned to the Company all of their entire right, title, and interest in and to any Contribution, without further future consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company, and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company: (A) is in violation of any term or covenant of any agreement with any other person by virtue of such employee, consultant or independent contractor being employed by, or performing services for, the Company, or is using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP, or (C) has developed any Intellectual Property for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) The Company is not or, to the Company’s knowledge, is any other person in material breach or in material default of any agreement specified in Sections 4.14(a)(iii), 4.14(e) or 4.14(k) of the Company Disclosure Schedule.

(g) All use and distribution of Open-Source Materials by or through the Company is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. The Company has not incorporated any copyleft materials into any Company Software or otherwise used any copyleft materials, in each case, in a manner that requires the Company Software or Company-Owned IP to be subject to Copyleft Licenses.

(h) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. There has never been any material failure with respect to any of the Business Systems that has not been remedied. The Company maintains business continuity and disaster recovery plans consistent with industry standards for companies with similar resources in the same sector. The Company has purchased a sufficient number of seat licenses for their Business Systems.

(i) To the knowledge of the Company, the Company currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy, data protection, security and other policies and procedures of the Company, respectively, concerning the processing, collection, disclosure, dissemination, storage, security, sale or use of Personal Information, Confidential Information or other Business Data, (iii) industry standards to which the Company is bound, and (iv) all Program Requirements and Contractual commitments that the Company has entered into or is otherwise bound with respect to privacy, data protection, transfer and/or security (collectively, the “Data Security Requirements”). At all times, the Company has implemented and maintained, and has required third parties that process Personal Information or Confidential Information for or on behalf of the Company to implement and maintain, a written information security program and reasonable and industry standard physical, technical and administrative security safeguards to protect the security and integrity of its Business Systems, Personal Information, Confidential Information and any Business Data, including conducting regular vulnerability scans, risk assessments and remediation activities and implementing industry standard procedures preventing unauthorized access, modification, disclosure, misuse, loss, or unavailability of the foregoing and/or the introduction of Disabling Devices (“Program Requirements”). The Company has not inserted, and to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since April 1, 2021, the Company has not (x) to the Company’s knowledge, experienced any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information, Business Data, Business Systems or Product components including those that were required to be reported under applicable Data Security Requirements; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the processing, collection,

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disclosure, dissemination, storage, security, sale, or use of Personal Information or Confidential Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. The Company has not engaged in the sale of Personal information. The Company has valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

(j) The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any Data Security Requirements or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Merger Subs, Holdings or ShoulderUp from receiving or using Personal Information or other Business Data, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. To the knowledge of the Company, no employee, officer, director, or agent of the Company has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company.

(k) Except as disclosed on Section 4.14(k) of the Company Disclosure Schedule, all current officers, management employees, technical and professional employees, consultants and independent contractors of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, consultants or independent contractors of the Company are in breach of any such obligations to the Company.

(l) No funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, or research center were used in the development of any Company-Owned IP, nor does any such person have any rights, title or interest in or to any Company-Owned IP.

(m) The Company is not, nor has it ever been, a member or promoter of, or Contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company-Owned IP.

(n) No person or entity other than the Company has or has had possession of any source code for any Company Software and the consummation of the transactions contemplated herein will not result in the release of any source code for any Company Software or any other proprietary Company-Owned IP.

Section 4.15 Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns or any material Taxes that the Company is otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to the Company, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

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(b) The Company is not a party to, nor is it bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement or has a potential liability or obligation to any person as a result of or pursuant to any such Contract, arrangement or commitment other than a Contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with information reporting requirements related thereto.

(e) Section 4.15(e) of the Company Disclosure Schedule lists all service providers of the Company who are reasonably believed by the Company to be “disqualified individuals” (within the meaning of Section 280G of the Code). None of the Company or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any plan or Contract that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any person under Section 4999 of the Code.

(f) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(g) The Company does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (but excluding Contracts the primary purpose of which do not relate to Taxes), or otherwise.

(h) The Company (i) does not have any request for a ruling in respect of Taxes pending between the Company and any Tax authority; and (ii) has not entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(i) The Company has made available to ShoulderUp and Holdings true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company for Tax years 2020, 2021 and 2022.

(j) The Company has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the IRS nor any other United States or non-United States taxing authorities or agencies have asserted in writing, or, to the knowledge of the Company, has threatened to assert against the Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m) There are no Tax Liens upon any assets of the Company except for Permitted Liens.

(n) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company: (A) is not, nor has been, a “controlled foreign corporation” as defined in Section 957 of the

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Code, (B) is not, nor has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has not received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) The Company is, and has at all times been, treated as a corporation for all U.S. federal (and applicable state and local) Tax purposes.

Section 4.16 Environmental Matters. (a) The Company is not in material violation of applicable Environmental Law; (b) to the Company’s knowledge, none of the properties currently or formerly leased by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company has not received written notice from any Governmental Authority that it is currently or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances and, to the Company’s knowledge, the Company is not, in any material respect, liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company has not received written notice from any Governmental Authority that it is currently the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably expected to result in any future claims, liabilities or actions, and (f) the Company has not received written notice from any Governmental Authority that it is in material violation of any of its Environmental Permits and, to the Company’s knowledge, the Company is in material compliance with its Environmental Permits.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company is a party (such Contracts as are required to be set forth in Section 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.11(a) of the Company Disclosure Schedule being the “Material Contracts”):

(1) each Contract with consideration paid or payable to the Company of more than $100,000, in the aggregate, over any 12-month period;

(2) each Contract with suppliers to the Company for expenditures paid or payable by the Company of more than $50,000, in the aggregate, over any 12-month period;

(3) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party require annual payments of $50,000 or more by the Company;

(4) all management and employment Contracts (excluding at-will Contracts for employment that do not contain any severance, notice or change of control provisions) and all Contracts with natural person consultants and independent contractors that cannot be terminated with less than 30 days’ prior notice, in either case to which the Company is a party;

(5) all Contracts evidencing indebtedness for borrowed money in an amount greater than $25,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or lien on any of the property or assets of the Company;

(6) all partnership Contracts, joint venture or other similar Contracts;

(7) all Contracts with any Governmental Authority to which the Company is a party, other than any Company Permits;

(8) all Contracts that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(9) all Contracts that result in any person or entity holding a power of attorney from the Company that relates to the Company or its businesses;

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(10) all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a 12-month period;

(11) all Contracts involving use of any Company-Licensed IP required to be listed in Section 4.14(a) of the Company Disclosure Schedule;

(12) Contracts which involve the license or grant of rights to Company-Owned IP by the Company, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s standard form customer agreements as have been provided to ShoulderUp and Holdings; and

(13) all agreements or instruments guarantying the debts or other obligations of any person.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and the Company is not in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to ShoulderUp and Holdings true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.18 International Trade Laws.

(a) The Company is in compliance in material respects with all International Trade Laws applicable to it, except where the failure to be in compliance does not constitute a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company has obtained all export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any International Trade Law, and all such approvals and licenses are in full force and effect, except in each case as would not constitute a Company Material Adverse Effect; (ii) the Company is in material compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or, to the Company’s knowledge, threatened in writing against the Company with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company has processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) Except as would not constitute a Company Material Adverse Effect, neither the Company nor, to the Company’s knowledge, any director of or officer of any of the Company, or, to the Company’s actual knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any joint venture partner or other person in connection with any sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five years.

Section 4.19 Insurance.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums thereto have been paid; (ii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has

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occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the actual knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.20 Board Submission; Vote Required. The Company Board, by unanimous written consent, has submitted, without recommendation, to the stockholders of the Company this Agreement and the Company Merger, and submitted this Agreement and the Company Merger for consideration by the Company’s stockholders (the “Board Submission”). The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and the Company Merger and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and the Company Merger and approve the Transactions.

Section 4.21 Certain Business Practices. Since January 1, 2015, none of the Company, or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or the Company’s predecessors has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable anti-bribery or Anti-Corruption Laws. The Company has adopted and maintain adequate policies, procedures, and controls to ensure that the Company has complied and is in compliance with all applicable anti-bribery or Anti-Corruption Laws.

Section 4.22 Interested Party Transactions. Except as set forth on Section 4.22 of the Company Disclosure Schedule, the employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, 5% or greater equityholder or other affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any Contract disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any Contractual or other arrangement with the Company, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company has not, since April 1, 2021, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.23 Government Contracts.

(a) Section 4.23(a) of the Company Disclosure Schedule hereto lists and identifies each Government Contract held by the Company on which final payment has not been made (each, a “Company Government Contract”), identified by (i) contract name, (ii) customer, (iii) customer’s contract or order number, (iv) date of award, (v) period of performance, (vi) the Company’s internal project code number, (vii) contract type (e.g., firm fixed price, cost reimbursable, time and material), and (viii) contract revenue from inception to the date of the 2024 Balance Sheet (true and complete copies of which, including all modifications and amendments thereto, have been made available to ShoulderUp and Holdings).

(b) Section 4.23(b) of the Company Disclosure Schedule hereto lists and identifies each outstanding bid, proposal, offer or quotation made by the Company or by a contractor team or joint venture, in which the Company is participating, that, if accepted, would lead to a Government Contract (each, a “Company Bid”), identified by (i) the person to whom such Company Bid was made, (ii) the date submitted, (iii) the subject matter of such Company Bid, (iv) the anticipated award date, (v) the estimated period of performance, (vi) the estimated value based upon such Company Bid and (vii) whether any such Company Bid is dependent, in whole or in part, on the “small business” or other preferred status of the Company under any applicable Law (true and complete copies of which, including all modifications and amendments thereto, have been made available to ShoulderUp and Holdings).

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(c) To the knowledge of the Company, each Company Government Contract was entered into in the ordinary course of business based upon assumptions that the Company’s management believes to be reasonable. There is no Company Government Contract, for which the most recent estimated total costs of completing as estimated in good faith by the Company indicate that such Government Contract will be completed at a loss (i.e., an estimation by the Company that the Company’s total cost of performance as reasonably calculated by Company will exceed the total payments to the Company by the customer).

(d) Except as set forth on Section 4.23(d) of the Company Disclosure Schedule hereto, to the knowledge of the Company, no Company Government Contract was awarded pursuant to the Small Business Innovative Research program or on the basis of the Company having preferential status (small business, small disadvantaged business, 8(a), woman owned business, etc.).

(e) Section 4.23(e) of the Company Disclosure Schedule hereto lists and separately identifies each teaming agreement to which the Company is a party and that has not terminated or expired (true and complete copies of which, including all modifications and amendments thereto, have been made available to ShoulderUp). Each such teaming agreement is in full force and effect and is binding on the Company in accordance with its terms and, to the knowledge of the Company, the other party or parties thereto, and no such teaming agreement is subject to any oral modifications or amendments. The Company has substantially complied with all material terms and conditions of each such teaming agreement. There exist no disputes arising out of or relating to any such teaming agreement, and to the knowledge of the Company, there are no facts that might give rise to or result in such a dispute.

(f) Section 4.23(f) of the Company Disclosure Schedule hereto lists and separately identifies each material Government Contract to which the Company is a party, that has not terminated or expired and that restricts the Company’s ability to undertake additional business activities, including exclusive teaming agreements (true and complete copies of which, including all modifications and amendments thereto, have been made available to ShoulderUp and Holdings).

(g) To the knowledge of the Company, (a) each Company Government Contract was legally awarded, and (b) no such Company Government Contract (or, where applicable, the prime contract with the Governmental Authority under which such Company Government Contract was awarded) is the subject of bid or award protest proceedings. To the knowledge of the Company, no facts exist that could give rise to a claim for price adjustment under any Company Government Contract under the Truth in Negotiations Act.

(h) To the knowledge of the Company, the Company has complied in all material respects with all applicable statutory and regulatory requirements pertaining to the Company Government Contracts, including the Buy American Act, the Trade Agreements Act, the Federal Acquisition Regulation (“FAR”), agency FAR supplements, the FAR cost principles, and the Cost Accounting Standards.

(i) To the knowledge of the Company, no principal of the Company has actual knowledge of (i) any credible evidence that the Company or any of its principals, employees, agents, or subcontractors may have committed a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or of the civil False Claims Act (31 U.S.C. §§ 3729 - 3733) in connection with the award, performance or close out of any Company Government Contract, any Government Contract on which the Company received final payment on or after January 1, 2008, or any subcontract, purchase order or other contract issued by the Company to any subcontractor, supplier, vendor or firm that furnished supplies or services for performance of any Company Government Contract or any such Government Contract or (ii) any credible evidence that the Company or any such subcontractor, supplier, vendor or firm received significant overpayment(s) on any Company Government Contract or any such Government Contract, subcontract, purchase order, or other contract (other than contract financing payments as defined in FAR § 32.001).

(j) To the knowledge of the Company, the Company has complied in all material respects with all material terms and conditions, including (but not limited to) all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of the Company Government Contracts, whether incorporated expressly, by reference, or by operation of law.

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(k) To the knowledge of the Company, all facts set forth in or acknowledged by any representations, certifications, or disclosure statements made or submitted by or on behalf of the Company in connection with any Company Government Contracts and its quotations, bids and proposals for Government Contracts were current, accurate, and complete as of the date of their submission. The Company has complied in all material respects with all applicable representations, certifications, and disclosure requirements under all Company Government Contracts and each of its quotations, bids, and proposals for Government Contracts.

Section 4.24 Exchange Act; Investment Company Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 4.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.26 Proxy Statement/Registration Statement. None of the information relating to the Company supplied by the Company, or by any other person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Registration Statement will, as of the date the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first mailed to the stockholders of ShoulderUp, at the time of the ShoulderUp Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.27 Bank Accounts; Powers of Attorney. Section 4.27 of the Company Disclosure Schedule sets forth a true, correct, and complete list of the names and addresses of all banks in which the Company has depository bank accounts, safe deposit boxes or trusts, the account names and the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. No person holds a power of attorney to act on behalf of the Company.

Section 4.28 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to ShoulderUp, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to ShoulderUp, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to ShoulderUp, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF SHOULDERUP, HOLDINGS AND THE MERGER SUBS

Except as set forth on the disclosure schedule delivered by ShoulderUp, Holdings and the Merger Subs in connection with this Agreement (the “ShoulderUp Disclosure Schedule”), in the Annual Report on Form 10-K for the year ended December 31, 2022 or Quarterly Report on Form 10Q for the quarter ending September 30, 2023 filed by ShoulderUp with the SEC (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Annual Report or Quarterly Report filed by ShoulderUp with the SEC, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Annual Report or Quarterly Report filed by ShoulderUp with the SEC will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Corporate Organization),

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Section 5.3 (Capitalization), Section 5.4 (Authority Relative to This Agreement), Section 5.5 (No Conflict; Required Filings Consents) Section 5.10 (SEC Filings; Financial Statements; Sarbanes-Oxley), Section 5.12 (Absence of Litigation) and Section 5.17 (Brokers), ShoulderUp hereby represents and warrants to the Company both as of the date of this Agreement and the Effective Time, as follows

Section 5.1 Corporate Organization.

(a) Each of ShoulderUp, Holdings and the Merger Subs is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a ShoulderUp Material Adverse Effect.

(b) Holdings and the Merger Subs are the only subsidiaries of ShoulderUp. Except for Holdings and the Merger Subs, ShoulderUp does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Each of the Merger Subs is newly formed corporation organized for purposes of effecting the Mergers. The Merger Subs have conducted no business and have no assets or liabilities other than the contractual rights and obligations related to this Agreement.

Section 5.2 Certificate of Incorporation and Bylaws. Each of ShoulderUp, Holdings and the Merger Subs has prior to the date of this Agreement made available to the Company complete and correct copies of the ShoulderUp Organizational Documents, the Holdings Organizational Documents and the Merger Sub Organizational Documents. The ShoulderUp Organizational Documents, the Holdings Organizational Documents and the Merger Sub Organizational Documents (collectively, the “Purchaser Organizational Documents”) are in full force and effect. Neither ShoulderUp nor any Merger Sub is in violation of any of the provisions of the Purchaser Organizational Documents, respectively.

Section 5.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of ShoulderUp, each with a par value $0.0001 per share, consists of (i) three hundred million (300,000,000) shares of Class A common stock, (ii) twenty million (20,000,000) shares of Class B common stock, and (iii) one million (1,000,000) shares of preferred stock (“ShoulderUp Preferred Stock”). All of the issued and outstanding shares of ShoulderUp Units, ShoulderUp Common Stock and ShoulderUp Warrants (i) have been duly authorized and validly issued, fully paid and nonassessable, (ii) have been issued in compliance in all material respects with applicable securities laws and other applicable Laws, (iii) have not been subject to or issued in breach or violation of any preemptive rights or Contract, (iv) have been issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the ShoulderUp Organizational Documents, and (v) are fully vested and will not otherwise be subject to a substantial risk of forfeiture within the meaning of Code Section 83. Section 5.3(a) of the ShoulderUp Disclosure Schedule sets forth a true and complete statement, as of the date hereof, of the number and class or series (as applicable) of all of the Equity Securities of ShoulderUp issued and outstanding (the “ShoulderUp Equity Securities”). All of the Equity Securities of ShoulderUp are entitled to customary voting rights. There are no shares of ShoulderUp Preferred Stock issued and outstanding. Each ShoulderUp Warrant is exercisable for ½ share of ShoulderUp Common Stock at an exercise price of $11.50 per whole share.

(b) Subject to such changes as may be reasonably required to effect and consummate the Transactions, the authorized capital stock of Holdings consists of ten thousand (10,000) shares of Holdings Common Stock, of which zero (0) shares of Holdings Common Stock are issued and outstanding as of the date of this Agreement. As of the Effective Time, all of the issued and outstanding shares of Holdings Common Stock and Holdings Warrants (i) will have been duly authorized and will be validly issued, fully paid and non-assessable, (ii) will have been issued in compliance in all material respects with all applicable securities laws and other applicable Laws, (iii) will not have subject to or been issued in breach or violation of any preemptive rights or Contract, (iv) will have been issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdings Organizational Documents, and (v) will be fully vested and will not otherwise be subject to a substantial risk of forfeiture within the meaning of Code Section 83. All of the Equity Securities of Holdings are entitled to customary voting rights. There are no shares of Holdings Preferred Stock issued and outstanding.

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(c) As of the date of this Agreement and immediately prior to the Effective Time, the authorized capital stock of ShoulderUp Merger Sub consists of ten thousand (10,000) shares of common stock, par value $0.0001 per share (the “ShoulderUp Merger Sub Common Stock”). As of the date hereof and immediately prior to the Effective Time, all ten thousand (10,000) shares of ShoulderUp Merger Sub Common Stock are issued and outstanding and owned by Holdings. All outstanding shares of ShoulderUp Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable, have been issued and granted in compliance with all applicable securities laws and other applicable Laws, and are not subject to preemptive rights, and are held by Holdings free and clear of all Liens, other than transfer restrictions under applicable securities laws and the applicable Merger Sub Organizational Documents.

(d) As of the date of this Agreement and immediately prior to the Effective Time, the authorized capital stock of SEI Merger Sub consists of ten thousand (10,000) shares of common stock, par value $0.0001 per share (the “SEI Merger Sub Common Stock”). As of the date hereof, ten thousand (10,000) shares of SEI Merger Sub Common Stock are issued and outstanding. All outstanding shares of SEI Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by Holdings free and clear of all Liens, other than transfer restrictions under applicable securities laws and the applicable Merger Sub Organizational Documents.

(e) All outstanding ShoulderUp Units, shares of ShoulderUp Common Stock, and ShoulderUp Warrants have been duly authorized, fully paid and are non-assessable, and have been validly issued and granted in compliance with all applicable securities laws and other applicable Laws, are not subject to preemptive rights, and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the ShoulderUp Organizational Documents.

(f) The Per Share Merger Consideration being delivered by ShoulderUp and Holdings hereunder shall be duly authorized and validly issued, fully paid and non-assessable, and each such share or other security and Rollover Option shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the ShoulderUp Organizational Documents and Holdings Organizational Documents. The Per Share Merger Consideration and Rollover Options will be issued and granted in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(g) Except for securities issued by ShoulderUp pursuant to this Agreement, and the ShoulderUp Equity Securities, neither ShoulderUp nor the Merger Subs have issued any Equity Securities, including, without limitation, any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of ShoulderUp or the Merger Subs or obligating ShoulderUp or the Merger Subs to issue or sell any shares of capital stock of, or other equity interests in, ShoulderUp. All shares of ShoulderUp Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than those transfer restrictions under applicable securities laws and ShoulderUp’s Organizational Documents. Neither ShoulderUp, nor any Merger Sub nor any subsidiary of ShoulderUp is a party to, or otherwise bound by, and neither ShoulderUp, nor Holdings nor the Merger Subs nor any subsidiary of ShoulderUp has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the lock-up and registration rights disclosed in Section 5.3(g) of the ShoulderUp Disclosure Schedule, neither ShoulderUp nor the Merger Subs is a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of ShoulderUp Common Stock, ShoulderUp Common Stock, SEI Common Stock or any of the equity interests or other securities of ShoulderUp or the Merger Subs or any of their subsidiaries. Other than as set forth in the ShoulderUp Organizational Documents and in Section 5.3(g) of the ShoulderUp Disclosure Schedule, there are no outstanding Contractual obligations of ShoulderUp or the Merger Subs to repurchase, redeem or otherwise acquire any shares of ShoulderUp Common Stock. There are no outstanding Contractual obligations of ShoulderUp to make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Except for securities issued by Holdings as permitted by this Agreement, the Holdings Equity Securities and the Holdings Warrants, Holdings has not issued any Equity Securities, including, without limitation, any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Holdings or obligating Holdings to issue or sell any shares of capital stock of, or other equity interests

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in, Holdings. All shares of Holdings Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than those transfer restrictions under applicable securities laws and Holdings’ Organizational Documents. Neither Holdings nor any subsidiary of Holdings is a party to, or otherwise bound by, and neither Holdings nor any subsidiary of Holdings has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the lock-up and registration rights disclosed in Section 5.3(g) of the ShoulderUp Disclosure Schedule, Holdings is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Holdings Common Stock or any of the equity interests or other securities of Holdings or any of its subsidiaries. Other than as set forth in the Holdings Organizational Documents, there are no outstanding Contractual obligations of Holdings to repurchase, redeem or otherwise acquire any shares of Holdings Common Stock. There are no outstanding Contractual obligations of Holdings to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.4 Authority Relative to This Agreement. Each of ShoulderUp, Holdings and the Merger Subs have all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of ShoulderUp, Holdings or the Merger Subs and the consummation by each of ShoulderUp, Holdings and the Merger Subs of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of ShoulderUp, Holding or the Merger Subs are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Mergers, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of ShoulderUp Common Stock and by the holders of a majority of the then-outstanding shares of common stock of the Merger Subs, and the filing and recordation of appropriate merger documents as required by the DGCL and the Nevada Act, and (b) with respect to the issuance of ShoulderUp Common Stock and the amendment and restatement of the A&R ShoulderUp Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of ShoulderUp Common Stock). This Agreement has been duly and validly executed and delivered by ShoulderUp, Holdings and the Merger Subs and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of ShoulderUp, Holdings and the Merger Subs, enforceable against ShoulderUp, Holdings and the Merger Subs in accordance with its terms subject to the Remedies Exceptions.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of ShoulderUp, Holdings and the Merger Subs do not, and the performance of this Agreement by each of ShoulderUp, Holdings and the Merger Subs will not, (i) conflict with or violate the ShoulderUp Organizational Documents, the Holdings Organizational Documents or the Merger Sub Organizational Documents, (ii) conflict with or violate any Law applicable to each of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub or by which any of their property or assets is bound or affected, or (iii) trigger any “change of control” or other similar provision contained in, result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub pursuant to, any note, bond, mortgage, indenture, Contract lease, license, permit, franchise or other instrument or obligation to which each of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub is a party or by which each of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not individually or in the aggregate have or reasonably be expected to have a ShoulderUp Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of ShoulderUp, Holdings and the Merger Subs do not, and the performance of this Agreement by each of ShoulderUp, Holdings and the Merger Subs will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and filing and recordation of appropriate merger documents as required by the DGCL and the Nevada Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications,

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would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent ShoulderUp, Holdings and the Merger Subs from performing its material obligations under this Agreement.

Section 5.6 Financial Statements.

(a) Each of the financial statements (including the notes thereto) of ShoulderUp for the fiscal years ending December 31, 2021, and December 31, 2022 (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of ShoulderUp as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject, in the case of unaudited financial statements, to the absence of notes. No financial statements other than those of ShoulderUp are required by GAAP to be included in the consolidated financial statements of ShoulderUp.

(b) The financial statements for the quarter ending September 30, 2023 (including the notes thereto) of ShoulderUp (the “Subsequent Financial Statements”) (i) except as set forth on Section 5.6(b) of the ShoulderUp Disclosure Schedule, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of notes and subject to normal and recurring year-end adjustments, none of which are individual or in the aggregate material) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of ShoulderUp as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on Prior Financial Statements of ShoulderUp and Subsequent Financial Statements of ShoulderUp (collectively, the “ShoulderUp Financial Statements”), ShoulderUp does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since September 30, 2023, (ii) obligations for future performance under any Contract or (iii) liabilities and obligations which would not reasonably be expected to result in a ShoulderUp Material Adverse Effect.

(d) To the knowledge of ShoulderUp, Holdings and the Merger Subs, no employee of ShoulderUp, Holdings or the Merger Subs has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of ShoulderUp, Holdings, the Merger Subs or, to the knowledge of ShoulderUp, Holdings or the Merger Subs, any of their officers, employees, contractors, subcontractors or agents has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of ShoulderUp, Holdings or the Merger Subs in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 5.7 Title to Assets. Each of ShoulderUp, Holdings and the Merger Subs has good title to all of its assets, free and clear of any Liens other than Permitted Liens.

Section 5.8 Contracts. All Contracts of each of ShoulderUp, Holdings and the Merger Subs are in full force and effect and binding upon each of ShoulderUp, Holdings and the Merger Subs as applicable, and the other parties thereto. No material default by ShoulderUp, Holdings or the Merger Subs, as applicable, has occurred under any Contract and no material default by any other party has occurred under any Contract. No event has occurred, or fact, circumstance or condition exists that, with the lapse of time, the giving of notice or both, or the happening of any further event or existence of any future fact, circumstance or condition, would become a default by ShoulderUp, Holdings or the Merger Subs, as applicable, under any Contract. None of ShoulderUp, Holdings or the Merger Subs have received any notice and does not have reason to believe that any party to a Contract intends to modify, amend or terminate such Contract.

Section 5.9 Permits; Compliance.

(a) Each of ShoulderUp, Holdings and the Merger Subs is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of ShoulderUp, Holdings and the Merger Subs to own, lease and operate its properties or to carry on its business as it is now being conducted (the “ShoulderUp Permits”), except where the failure to have such ShoulderUp Permits does not constitute a Material Adverse Effect

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on ShoulderUp, Holdings or the Merger Subs. No suspension or cancellation of any of the ShoulderUp Permits is pending or, to the knowledge of ShoulderUp, Holdings and the Merger Subs, as applicable, threatened. None of ShoulderUp, Holdings or the Merger Subs is in default, breach or violation of, any Permit, except, in each case, for any such defaults, breaches or violations that would not individually or in the aggregate have or reasonably be expected to have a ShoulderUp Material Adverse Effect.

(b) None of ShoulderUp, Holdings or the Merger Subs is or has been in conflict with, or in default, breach or violation of, (i) any Law applicable to ShoulderUp, Holdings or the Merger Subs or by which any property or asset of ShoulderUp, Holdings or the Merger Subs is bound or affected, or (ii) any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which ShoulderUp, Holdings or the Merger Subs are a party or by which ShoulderUp, Holdings or the Merger Subs or any property or asset of ShoulderUp, Holdings or the Merger Subs is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a ShoulderUp Material Adverse Effect.

Section 5.10 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) ShoulderUp has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since October 26, 2021, together with any amendments, restatements or supplements thereto (collectively, the “ShoulderUp SEC Reports”). ShoulderUp, Holdings and the Merger Subs have heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by ShoulderUp, Holdings and the Merger Subs with the SEC to all agreements, documents and other instruments that previously had been filed by ShoulderUp, Holdings and the Merger Subs with the SEC and are currently in effect. As of their respective dates, the ShoulderUp SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case, as in effect at the time they were filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of ShoulderUp has filed with the SEC on a timely basis all documents required with respect to ShoulderUp by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the ShoulderUp SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of ShoulderUp as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). ShoulderUp has no off-balance sheet arrangements that are not disclosed in the ShoulderUp SEC Reports. No financial statements other than those of ShoulderUp are required by GAAP to be included in the consolidated financial statements of ShoulderUp.

(c) Except as and to the extent set forth in the ShoulderUp SEC Reports, neither ShoulderUp, Holdings nor the Merger Subs has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of ShoulderUp’s, Holdings’ and Merger Sub’s business (collectively, “ShoulderUp Liabilities”).

(d) As of the Effective Time, Holdings will be in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(e) ShoulderUp has established and maintains, and Holdings will have established and maintain, disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to ShoulderUp or Holdings, as applicable, and other material information required to be disclosed by ShoulderUp or Holdings, as applicable, in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated

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and communicated to ShoulderUp’s or Holdings’, as applicable, principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting ShoulderUp’s or Holdings’, as applicable, principal executive officer and principal financial officer to material information required to be included in ShoulderUp’s or Holdings’, as applicable, periodic reports required under the Exchange Act.

(f) There are no outstanding loans or other extensions of credit or reimbursement obligations made by ShoulderUp, Holdings or the Merger Subs to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ShoulderUp, Holdings or the Merger Subs or to Sponsor or Sponsor’s affiliates. Neither ShoulderUp nor Holdings nor the Merger Subs have taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Neither ShoulderUp nor Holdings nor the Merger Subs (including any employee thereof) nor ShoulderUp’s, Holdings’ or the Merger Subs’ independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by ShoulderUp, (ii) any fraud, whether or not material, that involves ShoulderUp’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by ShoulderUp, or (iii) any claim or allegation regarding any of the foregoing.

(h) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the ShoulderUp SEC Reports. To the knowledge of ShoulderUp or Holdings, none of the ShoulderUp SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.11 Absence of Certain Changes or Events. Since December 31, 2023, except as expressly contemplated by this Agreement, (a) ShoulderUp, Holdings and the Merger Subs have conducted their businesses in the ordinary course and in a manner consistent with past practice, (b) neither ShoulderUp nor Holdings nor the Merger Subs have sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets other than assignments or transfers in the ordinary course of business, (c) there has not been any ShoulderUp Material Adverse Effect, and (d) neither ShoulderUp nor Holdings nor the Merger Subs have taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.2.

Section 5.12 Absence of Litigation. There is no, and since the date of its formation, there has been no, Action pending or, to the knowledge of ShoulderUp, Holdings or the Merger Subs, threatened against ShoulderUp, Holdings or the Merger Subs, or any property or asset of ShoulderUp Holdings’ or the Merger Subs’, before any Governmental Authority. Neither ShoulderUp nor Holdings nor the Merger Subs, nor any material property or asset of ShoulderUp, Holdings or the Merger Subs is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of ShoulderUp, Holdings or the Merger Subs, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.13 Board Approval; Vote Required.

(a) The ShoulderUp Board and the Holdings Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, have duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of ShoulderUp, Holdings and the Merger Subs and their stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of ShoulderUp and Holdings approve and adopt this Agreement and Mergers, and directed that this Agreement and the Mergers, be submitted for consideration by the stockholders of ShoulderUp at the ShoulderUp Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of ShoulderUp or Holdings necessary to approve this Agreement, the Ancillary Agreements or the transactions contemplated herein or therein is the affirmative vote of the holders of a majority of the outstanding shares of ShoulderUp Common Stock.

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(c) The boards of directors of the Merger Subs, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of Merger Subs and their sole stockholder, (ii) approved this Agreement and the Mergers and declared their advisability, (iii) recommended that the sole stockholder of the Merger Subs approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of the Merger Subs.

(d) The only vote of the holders of any class or series of capital stock of the Merger Subs is necessary to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of the common stock of the Merger Subs.

Section 5.14 Certain Business Practices. Since January 1, 2015, none of ShoulderUp, Holdings, or the Merger Subs, or, to ShoulderUp’s, Holdings’ or the Merger Subs’ knowledge, any directors or officers, agents or employees of ShoulderUp, Holdings, the Merger Subs or their predecessors has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable anti-bribery or Anti-Corruption Laws. ShoulderUp, Holdings and the Merger Subs have adopted and maintain adequate policies, procedures, and controls to ensure that ShoulderUp, Holdings and the Merger Subs has complied and is in compliance with all applicable anti-bribery or Anti-Corruption Laws.

Section 5.15 Interested Party Transactions. Except as set forth on Section 5.15 of the ShoulderUp Disclosure Schedule, the employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, 5% or greater equityholder or other affiliate of ShoulderUp, Holdings or the Merger Subs has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that ShoulderUp, Holdings or the Merger Subs furnish or sell, or propose to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, ShoulderUp, Holdings or the Merger Subs, any goods or services; or (c) any Contractual or other arrangement with ShoulderUp, Holdings or the Merger Subs, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.15. ShoulderUp, Holdings and the Merger Subs have not, since April 1, 2021, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of ShoulderUp, Holdings or the Merger Subs, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 5.16 No Prior Operations of the Merger Subs and Holdings. The Merger Subs and Holdings were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.17 Brokers. Except as set forth on Schedule 5.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ShoulderUp, Holdings or the Merger Subs.

Section 5.18 ShoulderUp Trust Fund. As of the date of this Agreement, ShoulderUp has no less than $21,302,753.73 in the trust fund established by ShoulderUp for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Continental Stock Transfer & Trust Company (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of November 19, 2021, as amended, between ShoulderUp and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. ShoulderUp has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by ShoulderUp or the Trustee. There are no separate Contracts side letters or

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other understandings (whether written or unwritten, express or implied): (i) between ShoulderUp and the Trustee that would cause the description of the Trust Agreement in the ShoulderUp SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of ShoulderUp, that would entitle any person (other than stockholders of ShoulderUp who shall have elected to redeem their shares of ShoulderUp Common Stock pursuant to the ShoulderUp Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the ShoulderUp Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of ShoulderUp, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, ShoulderUp shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to ShoulderUp as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of ShoulderUp due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of ShoulderUp who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to ShoulderUp in connection with its efforts to effect the Mergers. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, ShoulderUp has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to ShoulderUp at the Effective Time.

Section 5.19 Employees. Other than any officers as described in the ShoulderUp SEC Reports, ShoulderUp, Holdings and the Merger Subs have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by ShoulderUp’s officers and directors in connection with activities on ShoulderUp’s behalf in an aggregate amount not in excess of the amount of cash held by ShoulderUp outside of the Trust Account, ShoulderUp and its Subsidiaries have no unsatisfied material liability with respect to any employee, officer or director. ShoulderUp, Holdings and the Merger Subs have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plan, program or arrangement.

Section 5.20 Taxes.

(a) ShoulderUp, Holdings and the Merger Subs (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that ShoulderUp, Holdings and the Merger Subs are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of ShoulderUp, Holdings and the Merger Subs, for any material Taxes of ShoulderUp, Holdings and the Merger Subs that have not been paid, whether or not shown as being due on any Tax Return.

(b) None of ShoulderUp, Holdings or the Merger Subs is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement or has a potential liability or obligation to any person as a result of or pursuant to any such Contract, arrangement or commitment other than a Contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

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(c) None of ShoulderUp, Holdings or the Merger Subs will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) None of ShoulderUp, Holdings or the Merger Subs has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which ShoulderUp was the common parent).

(e) None of ShoulderUp, Holdings or the Merger Subs has any material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (but excluding Contracts the primary purpose of which do not relate to Taxes), or otherwise.

(f) None of ShoulderUp, Holdings or the Merger Subs (i) has any request for a ruling in respect of Taxes pending between ShoulderUp and its Subsidiaries, on the one hand, and any Tax authority, on the other hand, or; (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(g) ShoulderUp, Holdings and the Merger Subs have made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by ShoulderUp, Holdings and the Merger Subs, as applicable, for Tax years 2021 and 2022.

(h) None of ShoulderUp, Holdings or the Merger Subs has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) None of ShoulderUp, Holdings or the Merger Subs has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other United States or non-United States taxing authorities or agencies have asserted in writing, or, to the knowledge of ShoulderUp, Holdings or the Merger Subs, has threatened to assert against ShoulderUp, Holdings or the Merger Subs any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax Liens upon any assets of ShoulderUp, Holdings or the Merger Subs except for Permitted Liens.

(l) None of ShoulderUp, Holdings or the Merger Subs has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of ShoulderUp, Holdings or the Merger Subs: (A) is, or has been, a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is, or has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) Each of ShoulderUp and Holdings has, and has at all times been, treated as a corporation for all U.S. federal (and applicable state and local) Tax purposes.

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Section 5.21 Listing. The issued and outstanding ShoulderUp Units, ShoulderUp Common Stock and ShoulderUp Warrants were delisted from the New York Stock Exchange on January 2, 2024. The issued and outstanding ShoulderUp Units are registered pursuant to Section 12(b) of the Exchange Act. The issued and outstanding shares of ShoulderUp Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the Effective Time, the Holdings Common Stock will be registered under the Exchange Act and will be listed for trading on NASDAQ. The issued and outstanding ShoulderUp Warrants are registered pursuant to Section 12(b) of the Exchange Act and, as of the Effective Time, the Holdings Warrants will be registered under the Exchange Act and will be listed for trading on NASDAQ. As of the date of this Agreement, there is no Action pending or, to the knowledge of ShoulderUp or Holdings, threatened in writing against ShoulderUp, Holdings or the Merger Subs by the SEC with respect to any intention by such entity to deregister the ShoulderUp Units, the shares of ShoulderUp Common Stock or ShoulderUp Warrants. None of ShoulderUp, Holdings or the Merger Subs or any of their affiliates have taken any action in an attempt to terminate the registration of the ShoulderUp Units, the shares of ShoulderUp Common Stock or the ShoulderUp Warrants.

Section 5.22 Investigation and Reliance. Each of ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. ShoulderUp, Holdings, ShoulderUp Merger Sub, SEI Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. None of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to ShoulderUp, Holdings or the Merger Subs or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions, data room or in any other form in expectation of the Transactions. Neither the Company nor any of its affiliates or their directors, officers, owners or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 5.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the ShoulderUp Disclosure Schedule), ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to any of ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of ShoulderUp, Holdings, ShoulderUp Merger Sub and SEI Merger Sub, nor any other person on behalf of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of ShoulderUp, Holdings, ShoulderUp Merger Sub or SEI Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

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Article VI
CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1(a) of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless ShoulderUp shall otherwise consent in writing (which consent may be by email and shall not be unreasonably conditioned, withheld or delayed):

(1) the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice;

(2) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations; and

(3) Company shall conduct its business in material compliance with applicable Law and to notify ShoulderUp immediately in the event that any of the representations contained herein ceases to be true and complete in all material respects.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1(b) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of ShoulderUp (which consent may be by email and shall not be unreasonably conditioned, withheld or delayed):

(1) amend or otherwise change its articles of incorporation or bylaws, except as expressly permitted hereunder;

(2) other than Permitted Financings, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or (B) any material assets of the Company,

(3) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except in connection with a debt or equity financing, or in connection with the conversion of any SAFE Instrument or exercise of any options;

(4) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(5) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $50,000; or (B) incur any indebtedness for borrowed money in excess of $50,000 or issue any debt securities (other than Permitted Financings) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(6) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current

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or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $100,000;

(7) amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by GAAP or applicable Law;

(8) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(9) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company, other than in the ordinary course of business consistent with past practice;

(10) adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(11) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case, in a manner that is adverse to the Company except in the ordinary course of business;

(12) make any alterations or improvements to the Leased Real Property, or amend any written or oral agreements affecting the Leased Real Property;

(13) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

(14) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.2 Conduct of Business by ShoulderUp, Holdings and the Merger Subs Pending the Mergers.

(a) ShoulderUp, Holdings and the Merger Subs agree that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.2(a) of the ShoulderUp Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless the Company shall otherwise consent in writing (which consent may be by email and shall not be unreasonably conditioned, withheld or delayed):

(1) ShoulderUp, Holdings and the Merger Subs shall conduct their business in the ordinary course of business and in a manner consistent with past practice;

(2) ShoulderUp, Holdings and the Merger Subs shall use their commercially reasonable efforts to preserve substantially intact the business organization of ShoulderUp, to keep available the services of the current officers, key employees and consultants of ShoulderUp and to preserve the current relationships of ShoulderUp with customers, suppliers and other persons with which ShoulderUp has significant business relations; and

(3) ShoulderUp, Holdings and the Merger Subs shall conduct their business in material compliance with applicable Law and notify the Company immediately in the event that any of the representations contained herein ceases to be true and complete in all material respects.

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(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.2(b) of the ShoulderUp Disclosure Schedule attached hereto, and (3) as required by applicable Law (including any as may be requested or compelled by any Governmental Authority), neither ShoulderUp nor Holdings nor the Merger Subs shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent may be by email and shall not be unreasonably withheld, delayed or conditioned):

(1) amend or otherwise change the ShoulderUp Organizational Documents, the Holdings Organizational Documents or the Merger Sub Organizational Documents or form any direct or indirect subsidiary of ShoulderUp, other than Holdings or the Merger Subs;

(2) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the ShoulderUp Organizational Documents;

(3) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the ShoulderUp Common Stock, Holdings Common Stock, the Merger Subs Common Stock, Holdings Warrants or ShoulderUp Warrants except for redemptions from the Trust Fund that are required pursuant to the ShoulderUp Organizational Documents;

(4) other than PIPE Financings, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of ShoulderUp, Holdings or the Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of ShoulderUp, Holdings or the Merger Subs;

(5) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person, or all or a significant portion of the assets of such Person;

(6) sell or dispose of all or a significant portion of the assets of ShoulderUp, Holdings or the Merger Subs (including, without limitation, by merger, consolidation, or any other business combination) to any Person;

(7) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ShoulderUp, Holdings or the Merger Subs, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, including any working capital loan from the Sponsor or its affiliates;

(8) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(9) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(10) liquidate, dissolve, reorganize or otherwise wind up the business and operations of ShoulderUp, Holdings or the Merger Subs;

(11) amend the Trust Agreement or any other agreement related to the Trust Account;

(12) take any action or omit to take any action that would have a ShoulderUp Material Adverse Effect on either ShoulderUp, Holdings or the Merger Subs or any subsidiary or affiliate of either;

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(13) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of ShoulderUp’s, Holdings’ or the Merger Subs’ material rights thereunder, in each case, in a manner that is adverse to ShoulderUp, Holdings or the Merger Subs; or

(14) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.3 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now, nor shall at any time hereafter, have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, in connection with or relating to this Agreement or the transactions contemplated hereby, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.3 as the “Released Claims”); provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against ShoulderUp, Holdings or the Merger Subs or any other person for legal relief against monies or other assets of ShoulderUp, Holdings or the Merger Subs held outside of the Trust Account (including any funds that have been released from the Trust Account and any asset that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the transaction contemplated hereby, including a claim for ShoulderUp, Holdings or the Merger Subs to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption rights of the public stockholders), or for fraud (the “Retained Claims”). The Company hereby irrevocably waives any Released Claims that the Company may have against the Trust Account now or in the future as a result of, or arising out of this Agreement or the transactions contemplated hereby and will not seek recourse against the Trust Account for any Released Claims; provided, however, that the Company does not waive any Retained Claims. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by ShoulderUp, Holdings and the Merger Subs and their respective affiliates to induce ShoulderUp, Holdings and the Merger Subs to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company under applicable law. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, ShoulderUp, Holdings or the Merger Subs shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event ShoulderUp, Holdings or the Merger Subs, as applicable, prevails in such action or proceeding.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Registration Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company and ShoulderUp shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ShoulderUp, as applicable), and Holdings shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) (it being understood that the Registration Statement shall include the proxy statement or prospectus (the “Proxy Statement/Prospectus”) in connection with the registration under the Securities Act of the offer and sale of Holdings Common Stock and Holdings Warrants to be issued to all of the Company stockholders and all of the ShoulderUp stockholders pursuant to this Agreement and that will be used as a proxy statement to solicit proxies from ShoulderUp stockholders in connection with the ShoulderUp Stockholders Meeting. The Company, Holdings, the Merger Subs and ShoulderUp shall furnish all information concerning such party as ShoulderUp and the Company may reasonably request in connection with such actions and the preparation of the Registration Statement, and ShoulderUp shall make any revisions to the Registration Statement regarding such information as reasonably requested by the Company. Each such party each shall use their reasonable efforts to (A) cause the Registration Statement, including the Proxy Statement/Prospectus, when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the Company, ShoulderUp and Holdings shall

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take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Holdings Common Stock or Holdings Warrants pursuant to this Agreement. As promptly as practicable after finalization and effectiveness of the Registration Statement, ShoulderUp shall use reasonable best efforts to mail (or cause to be mailed) the Proxy Statement/Prospectus to the ShoulderUp stockholders. Each of ShoulderUp, Holdings and the Company shall furnish to the other parties all information concerning itself and its Subsidiaries, officers, directors, managers, stockholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement, the Registration Statement (including the Proxy Statement/Prospectus), a current report of ShoulderUp on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of ShoulderUp, Holdings, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. hShoulderUp shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, ShoulderUp Organizational Documents, and this Agreement in the distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the ShoulderUp Stockholder Meeting, and the ShoulderUp Share Redemptions.

(b) No filing of, or amendment or supplement to the Registration Statement or any amendment or supplement to the Consent Solicitation Statement will be made by ShoulderUp, Holdings or the Company without the prior written approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). ShoulderUp, Holdings and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Holdings Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of ShoulderUp, Holdings and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) ShoulderUp and Holdings represents that the information supplied by ShoulderUp or Holdings for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of ShoulderUp and Holdings, (iii) the time of the ShoulderUp Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to ShoulderUp, Holdings or the Merger Subs, or their respective officers or directors, should be discovered by ShoulderUp or Holdings which should be set forth in an amendment or a supplement to the Registration Statement, , the Proxy Statement/Prospectus, the Consent Solicitation Statement, and/or a current report of ShoulderUp on Form 8-K, ShoulderUp and Holdings shall promptly inform the Company. All documents that ShoulderUp or Holdings is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of ShoulderUp, (iii) the time of the ShoulderUp Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform ShoulderUp. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions

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contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.2 ShoulderUp Stockholder’s Approval.

(a) ShoulderUp shall call and hold the ShoulderUp Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the ShoulderUp Proposals, and ShoulderUp shall use its reasonable best efforts to hold the ShoulderUp Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement/Prospectus is mailed to stockholders of ShoulderUp). ShoulderUp shall use its reasonable best efforts to obtain the approval and adoption of (A) this Agreement, the ShoulderUp Merger and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) any other proposals as determined by ShoulderUp and Holdings to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the ShoulderUp Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “ShoulderUp Proposals”) at the ShoulderUp Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the ShoulderUp Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

(b) Promptly following the execution of this Agreement, Holdings shall approve and adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement, as the sole stockholder of the Merger Subs.

Section 7.3 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the written consent, in form and substance reasonably acceptable to ShoulderUp and Holdings, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the execution of this Agreement, and in any event within fifteen (15) days after the execution of this Agreement.

Section 7.4 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and ShoulderUp shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, directors and other key representatives to be mutually agreed to by the parties, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such existing information (without an obligation for the Company to develop or produce information that the Company does not already possess in the form requested) concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor ShoulderUp nor ShoulderUp’s subsidiaries shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law.

(b) All information obtained by the parties pursuant to this Section 7.4 shall be kept confidential in accordance with the confidentiality agreement, dated November 21, 2023 (the “Confidentiality Agreement”), between ShoulderUp and the Company (and as to Holdings and the Merger Subs, as if they were parties thereto).

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

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Section 7.5 Exclusivity. The Company hereby agrees that, unless sooner terminated pursuant to Section 9.1, for the period beginning on the date hereof and ending on the earlier of (a) the Closing and (b) the Outside Date (the “Exclusivity Period”), that the Company will not, and the Company will cause its Representatives not to, directly or indirectly: (a) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (x) any sale of assets of the Company equal to 20% or more of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable (other than, in the case of a sale of assets by the Company in the ordinary course of business), (y) the issuance or acquisition of 20% or more of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities representing 20% or more of the combined voting power of the Company or (z) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 20% or more of the combined voting power of the Company, other than with ShoulderUp, Holdings the Merger Subs, and their Representatives (an “Acquisition Transaction”); (b) furnish or disclose any non-public information to any person or entity in connection with an Acquisition Transaction; (c) enter into any definitive agreement regarding an Acquisition Transaction; or (d) prepare or take any material steps in connection with consummating an initial public offering of any securities of the Company or any of its subsidiaries (or any successor of the Company or any of its affiliates), in each case, other than in connection with the consummation of the Transactions; provided, however, that the parties may mutually agree to extend the Exclusivity Period in writing. For the avoidance of doubt, the parties expressly acknowledge and agree that the Company’s ongoing efforts to raise additional working capital (whether by issuance of equity securities, debt securities (including convertible notes), SAFEs or using similar means) without effectuating a change of control prior to Closing, shall not constitute an Acquisition Transaction. The restrictions in this Section 7.5 shall not apply to Permitted Financings, PIPE Financings or any Line of Credit contemplated by this Agreement.

Section 7.6 Employee Benefits Matters.

(a) The parties shall cooperate to establish an equity incentive award plan for the Company Surviving Corporation with an initial award pool of Holdings Common Stock equal to 15% percent of the shares of Holdings Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share) with an automatic annual increase of 2%, and which plan shall be effective at and after the Closing (the “Equity Plan”).

(b) Holdings shall, or shall cause the Company Surviving Corporation and each of its subsidiaries, as applicable, to use commercially reasonable efforts to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Company Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or apply to the accrual of benefits under a defined benefit pension plan.

(c) The provisions of this Section 7.6 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, ShoulderUp, Holdings, the Company Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.7 Directors’ and Officers’ Indemnification.

(a) The articles of incorporation and bylaws of the Company Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a

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period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b) On the Closing Date, ShoulderUp and Holdings shall enter into customary indemnification agreements reasonably satisfactory to each of the Company, Holdings and ShoulderUp with the Initial Post-Closing PUBCO Directors and the post-Closing officers of the PUBCO and the Company Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(c) ShoulderUp and Holdings shall on and after the Closing Date, for a period of no less than six (6) years, maintain public company directors’ and officers’ liability insurance (“D&O Insurance”) with full, continuous prior acts coverage for pre-Closing acts, errors or omissions based on the status of ShoulderUp’s and the Company’s directors and officers; and the Company shall purchase and ShoulderUp and Holdings shall maintain public company D&O Insurance for post-Closing acts, errors, or omissions for as long as Holdings remains a public company. Such coverages shall be in a commercially reasonable amount and with commercially reasonable terms, but in no case in an amount lower or coverage terms narrower than that provided under the Company’s respective D&O insurance just prior to Closing.

(d) On and after the Closing Date, for a period of no less than six (6) years, ShoulderUp and Holdings shall, with regard to pre-Closing acts, errors, omissions of ShoulderUp directors and officers, maintain a certificate of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificate of incorporation or bylaws of ShoulderUp just prior to Closing.

Section 7.8 Notification of Certain Matters. The Company shall give prompt notice to ShoulderUp, and ShoulderUp and Holdings shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

Section 7.9 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review and approve in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the

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Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of ShoulderUp and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of NASDAQ, each of ShoulderUp and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which consent may be by email); provided, however, that the foregoing shall not prevent or prohibit ShoulderUp or Holdings from making any filings or disclosures that ShoulderUp or Holdings, upon the advice of counsel, determines are required to be made under the Securities Act or Exchange Act or the rules or regulations of NASDAQ. Furthermore, nothing contained in this Section 7.10 shall prevent ShoulderUp, Holdings or the Company and/or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors, subject to the requirements of the Confidentiality Agreement; provided, however, that ShoulderUp and Holdings will inform such investor or prospective investor of the confidential nature of any such information that it discloses, obtain prior written assurances from such investor or prospective investor that it will be kept confidential by such investor or prospective investor and will use such information only for purposes of evaluating an investment in ShoulderUp and Holdings and shall cause each such investor or prospective investor to treat such information as confidential and proprietary in accordance with the Confidentiality Agreement.

Section 7.11 Tax Matters.

(a) Tax Treatment. Each of ShoulderUp, Holdings, the Merger Subs and the Company shall report the SPAC Merger and the Company Merger on all Tax Returns as constituting a transaction governed by Section 351 of the Code and shall use their respective commercially reasonable efforts to cause the Company Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Company Merger from qualifying, as a contribution to a controlled corporation within the meaning of Section 351 of the Code.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance or other similar Taxes or charges arising out of the Transactions shall be borne one hundred percent (100%) by ShoulderUp if and when due. The party primarily responsible under applicable Law will file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 7.11(b), and the costs of preparing and making any such filing shall be borne one hundred percent (100%) by ShoulderUp if and when due.

(c) Tax Elections. Holdings agrees that neither it nor its affiliates (including, following the Closing, the SEI Surviving Corporation) will make an election under Section 338 of the Code (or any similar or corresponding election under state, local or foreign Tax Law), with respect to the Company Merger or otherwise with respect to the transactions contemplated by this Agreement.

Section 7.12 Stock Exchange Listing. ShoulderUp and Holdings will use reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on NASDAQ at Closing.

Section 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), ShoulderUp hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, at its sole cost and expense. The parties hereto agree to use commercially reasonable efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably and without undue time or expense requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

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(b) Each party shall, in connection with ShoulderUp’s efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. ShoulderUp hereto further covenants and agrees, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14 PCAOB Financial Statements; Balance Sheet; ShoulderUp Financial Statements.

(a) The Company shall use reasonable best efforts to deliver to ShoulderUp and Holdings true and complete copies of (i) the audited financial statements of the Company for the twelve (12) month periods ended December 31, 2022 and December 31, 2023 not later than March 31, 2024, and (ii) the unaudited financial statements of the Company for the three month period ended April 30, 2024 and each completed quarterly period required to be included in the Proxy Statement or Registration Statement, each audited or reviewed, as applicable, by a U.S. accounting firm registered with the PCAOB (collectively, the “PCAOB Financial Statements”) not later than May 15, 2024. In addition, the Company shall use reasonable best efforts to deliver to ShoulderUp and Holdings true and complete copies of any additional reviewed financial statements of the Company for each completed quarterly period required to be included in any amendment or supplement to the Proxy Statement or Registration Statement or in the Current Report on Form 8-K to be filed with the SEC within four (4) business days following the Effective Time (the “Super 8-K”) as requested by ShoulderUp or as soon as practicable prior to the due date for filing any such amendment or supplement or the due date for the Super 8-K.

(b) The Company shall use reasonable best efforts to provide to ShoulderUp by the fifteenth (15th) day of the following month, a true and complete copy of the unaudited balance sheet of the Company for the preceding month (each, an “Interim Monthly Balance Sheet”), and the related reviewed statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company for such month then ended (such financial statements, including the Interim Monthly Balance Sheet, the “Interim Monthly Financial Statements”).

(c) ShoulderUp shall provide to the Company (i) a copy of the Form 10-K for the fiscal year ending December 31, 2023 on or before April 5, 2024, and (ii) the Form 10-Q for the quarter ending March 31, 2024 and each subsequent quarter with five (5) days after such report is filed with the SEC. At the time such financials are provided and at the Effective Time, each such financial statement was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial position, results of operations, and cash flows of ShoulderUp as of the date thereof and for the period indicated therein.

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Section 7.15 Trust Account. As of the Effective Time, the obligations of ShoulderUp to dissolve or liquidate within a specified time period as contained in the A&R ShoulderUp Certificate of Incorporation will be terminated and ShoulderUp shall have no obligation whatsoever to dissolve and liquidate the assets of ShoulderUp and shall not dissolve and liquidate the assets of ShoulderUp or the Company by reason of the consummation of the SPAC Merger or otherwise, and no stockholder of ShoulderUp shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, ShoulderUp shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to ShoulderUp (to be held as available cash on the balance sheet of ShoulderUp, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.16 Financing. ShoulderUp and Holdings shall use reasonable best efforts to consummate a PIPE Financing on the terms and satisfy all conditions to the PIPE Financing that are within its control. The Company shall use its reasonable best efforts to and shall use its reasonable best efforts to cause its Representatives to, cooperate with ShoulderUp, Holdings and their Representatives in connection with the matters specified in this Section 7.16, including, without limitation, to satisfy all conditions to the PIPE Financing that are within its control. If reasonably requested by the Company, ShoulderUp and Holdings shall, to the extent it has such rights under the applicable PIPE agreements, waive any breach of any representation, warranty, covenant or agreement of the applicable PIPE agreements by any PIPE investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the applicable PIPE agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing, (ii) subject to, and condition upon, the Closing occurring substantially concurrent funding of the PIPE Financing, the Company also waives any such breach to the extent the Company is a third party beneficiary of the provision that was so breached, (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such applicable PIPE agreement with respect to such waiver. Any PIPE Financing shall be subject to approval by the Company (which approval shall not be unreasonably withheld) within 10 days of receipt of PIPE Financing terms; provided that, without limiting the forgoing, the Company shall not be required to approve PIPE Financing on terms that it reasonably believes are not market terms and, even if the PIPE Financing is deemed to be on market terms, the Company may still withhold approval if it reasonably believes such PIPE Financing would likely materially adversely effect the future business, financial condition, or results of operation of the Company. If the Company or its Representatives introduce ShoulderUp to any investor that participates in a PIPE Financing, then no investment banking or other fees shall be payable with respect to such portion of the PIPE Financing and ShoulderUp shall ensure that the engagement letter with Cohen & Company (or any successor banker) includes this covenant.

Section 7.17 Disclosure Schedules Section 7.18. The Company shall deliver its Disclosure Schedules to this Agreement to ShoulderUp and Holdings on or before twenty (20) days after the date hereof. Upon receipt, ShoulderUp and Holdings shall have ten (10) days to review such Disclosure Schedules and based on information disclosed, to terminate this Agreement.

Article VIII
CONDITIONS TO THE MERGERS

Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to ShoulderUp.

(b) ShoulderUp, Holdings and the Merger Subs Board and Stockholders’ Approval. The ShoulderUp Proposals shall have been approved and adopted by the requisite affirmative vote of the Board and stockholders of ShoulderUp, Holdings and the Merger Subs in accordance with the Proxy Statement, the DGCL, and the ShoulderUp Organizational Documents, the Holdings Organizational Documents and the Merger Sub Organizational Documents.

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(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Section 4.5(a) of the Company Disclosure Schedule, and any other Schedule attached to this Agreement, shall have been received to the reasonable satisfaction of ShoulderUp and the Company (the “Company Consents”). For the avoidance of doubt, all consents, approvals, authorizations, exemptions, and waivers from Governmental Authorities that are required to enable the parties to consummate the transactions contemplated by this Agreement shall have been obtained, to the reasonable satisfaction of ShoulderUp.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of Holdings Common Stock shall be listed on NASDAQ as of the Closing Date.

(h) Holdings Board. The parties shall have caused the Initial Post-Closing PUBCO Directors to be designated as directors on the PUBCO Board.

Section 8.2 Conditions to the Obligations of ShoulderUp, Holdings and the Merger Subs. The obligations of ShoulderUp, Holdings and the Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.4 (Authority Relative to this Agreement), Section 4.5 (No Conflict; Required Filings and Consents), and Section 4.25 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 4.3 (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except for de minimis inaccuracies set forth therein. All other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to ShoulderUp a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

Annex A-58

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors by the Company, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(f) Stockholder Support Agreement. The Stockholder Support Agreement shall be in full force and effect, and no Key Company Stockholder shall have attempted to repudiate or disclaim any of its or his obligations thereunder.

(g) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than ShoulderUp) shall have delivered, or cause to be delivered, to ShoulderUp copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(h) FIRPTA Tax Certificates. On or prior to the Closing, (1) ShoulderUp shall deliver to Holdings a properly executed certification that shares of ShoulderUp Common Stock and ShoulderUp Warrants are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Holdings with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations and (2) the Company shall deliver to Holdings a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Holdings with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) PCAOB Financial Statements. The Company shall have timely delivered to ShoulderUp the PCAOB Financial Statements.

(j) Termination of Certain Agreements. The Company shall deliver evidence of termination of the agreements set forth in Section 4.22 of the Company Disclosure Schedule.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the SEI Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of ShoulderUp, Holdings and the Merger Subs contained in Section 5.1 (Corporation Organization), Section 5.2 (Certificate of Incorporation and Bylaws), Section 5.4 (Authority Relative to This Agreement), Section 5.5 (No Conflict; Required Filings and Consents), and Section 5.17 (Brokers) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “ShoulderUp Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 5.3 (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except for de minimis inaccuracies set forth therein. All other representations and warranties of ShoulderUp, Holdings and the Merger Subs contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “ShoulderUp Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), has not had, and would not be reasonably likely to have, individually or in the aggregate, a ShoulderUp Material Adverse Effect.

(b) Agreements and Covenants. ShoulderUp, Holdings and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

Annex A-59

(c) Officer Certificate. ShoulderUp shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of ShoulderUp, Holdings and the Merger Subs, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d) Material Adverse Effect. No ShoulderUp Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Stock Exchange Listing. Holdings shall be listed on, and in compliance with requirements of, NASDAQ, and a supplemental listing shall have been filed with NASDAQ and effective as of the Closing Date, listing the shares constituting the Aggregate Merger Consideration.

(f) Minimum Proceeds. ShoulderUp shall have cash and cash equivalents in an aggregate amount not less than $6,000,000 including the cash available to ShoulderUp from the Trust Account (after any redemptions by the ShoulderUp stockholders and the payment of any Trust Account expenses) and the proceeds from the PIPE Financing, after deducting all Outstanding ShoulderUp Transaction Expenses, all Outstanding Company Transaction Expenses, and all Company Change of Control Payments (the “Minimum Proceeds”).

(g) Minimum Liabilities. ShoulderUp Liabilities shall not exceed $250,000 as of the Effective Time.

(h) Registration Rights and Lock-Up Agreement. ShoulderUp shall have delivered, or cause to be delivered, to the Company copies of the Registration Rights and Lock-Up Agreement duly executed by ShoulderUp.

(i) Sponsor Support Agreement. The Sponsor Support Agreement shall be in full force and effect, and the Sponsor shall not have attempted to repudiate or disclaim any of its obligations thereunder.

(j) Employment Agreements. Employment agreements, in the form mutually agreeable to the parties, entered into between ShoulderUp and William Reny, Charles Maddox, Edmund Nabrotzky and Vijayan Nambiar effective as of the Closing, duly executed by ShoulderUp.

(k) No Actions. There shall be no outstanding, pending or threatened Actions against ShoulderUp or any Affiliate that would reasonably be expected to have a ShoulderUp Material Adverse Effect (or a material adverse effect on Holdings) or to prevent the timely consummation of the Transactions.

(l) Line of Credit. ShoulderUp or Holdings, as applicable, will close simultaneously with the Closing a line of credit (including an equity line of credit with respect to Holdings common stock) on customary terms of no less than $50,000,000 and no greater than $100,000,000 prior to the Effective Time, which shall not count towards the Minimum Proceeds.

(m) ShoulderUp Warrants. The ShoulderUp Warrants shall have been amended to remove the ability of the holders of the ShoulderUp Warrants to exercise on a cashless basis.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or ShoulderUp, as follows:

(a) by mutual written consent of ShoulderUp and the Company (which consent may be by email); or

(b) by either ShoulderUp or the Company if the Effective Time shall not have occurred prior to August 31, 2024 (the “Outside Date”); or

(c) by either ShoulderUp or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Mergers; or

Annex A-60

(d) by either ShoulderUp or the Company if any of the ShoulderUp Proposals shall fail to receive the requisite vote for approval at the ShoulderUp Stockholders’ Meeting (including any adjournments or postponements thereof) or by the requisite shareholders of Holdings or the Merger Subs; or

(e) by ShoulderUp if the Company shall have failed to deliver the Written Consent to ShoulderUp within five (5) days after the date of effectiveness of the Registration Statement; or

(f) by ShoulderUp upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) and 8.2(b) would not be satisfied (“Terminating Company Breach”); provided that ShoulderUp has not waived such Terminating Company Breach and ShoulderUp, Holdings and the Merger Subs are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, ShoulderUp may not terminate this Agreement under this Section 9.1(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by ShoulderUp to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of ShoulderUp, Holdings or the Merger Subs set forth in this Agreement, or if any representation or warranty of ShoulderUp, Holdings or the Merger Subs shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) and 8.3(b) would not be satisfied (“Terminating ShoulderUp Breach”); provided that the Company has not waived such Terminating ShoulderUp Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating ShoulderUp Breach is curable by ShoulderUp, Holdings and the Merger Subs, the Company may not terminate this Agreement under this Section 9.1(g) for so long as ShoulderUp, Holdings and the Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to ShoulderUp; or

(h) by ShoulderUp if the PCAOB Financial Statements shall not have been delivered to ShoulderUp by the Company on or before May 15, 2024.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.2, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.3 Expenses. Except as set forth in this Section 9.3, or elsewhere in this Agreement, including, for the avoidance of doubt Section 3.5, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated. For the avoidance of doubt, the Company shall not pay any regulatory expenses (SEC, FINRA or other) if the Closing does not occur.

Section 9.4 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.5 Waiver. At any time prior to the Effective Time, (i) ShoulderUp may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of ShoulderUp, Holdings or the Merger Subs, (b) waive any inaccuracy in the representations and warranties of ShoulderUp, Holdings or the Merger Subs contained herein or in any document delivered by ShoulderUp, Holdings and/or the Merger Subs pursuant hereto and (c) waive compliance with any agreement of ShoulderUp, Holdings or the Merger Subs or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Annex A-61

Article X
GENERAL PROVISIONS

Section 10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to ShoulderUp, Holdings or the Merger Subs:

ShoulderUp Technology Acquisition Corp.
125 Townpark Drive, Suite 300
Kennesaw, GA 30144
Attention: Phyllis Newhouse, Chief Executive Officer
Email: pnewhouse@xtremesolutions-inc.com

with a copy to:

DLA Piper LLP (US)
1201 W Peachtree St NE #2800
Atlanta, GA 30309
Attention: Gerry Williams
Email: gerry.williams@dlapiper.com

if to the Company:

SEE ID, Inc.
3301 N Buffalo, Suite 120
Las Vegas, NV 89129
Attention: Ed Nabrotzky, Chief Executive Officer
Email: ed@seeidinc.com

with a copy to:

Rice Reuther Sullivan & Carroll LLP
3800 Howard Hughes Pkwy
Suite 1200
Las Vegas, Nevada 89169
Attention: Krisanne Cunningham
Email: kcunningham@rrsc-law.com

Section 10.2 Nonsurvival of Representations, Warranties and Covenants. Except in the case of Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and, except in the case of Fraud, all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Annex A-62

Section 10.4 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.4(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto (which consent may be by email).

Section 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.7 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.7 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.7.

Section 10.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy

Annex A-63

to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11 Attorney-Client Privilege Carve Out. Notwithstanding anything to the contrary herein, all communications that constitute attorney-client privileged information between the Company and Rice Reuther Sullivan & Carroll, LLP, Blais Halpert Tax Partners, LLP and/or Holland & Hart LLP (collectively, the “Law Firm”) in the course of the negotiation, documentation and consummation of the transaction contemplated herein shall not transfer with the books and records of the Company following the Closing. Accordingly, ShoulderUp, Holdings and the Merger Subs shall not have access to any such communications, or to the files of the Law Firm relating to such engagement. Notwithstanding the foregoing, in the event that a dispute arises between ShoulderUp, Holdings, the Merger Subs or the Company and a third party other than a Party after the Closing, the Company may assert the attorney client privilege to prevent disclosure of confidential communications by the Law Firm to such third party.

[Signature Page Follows.]

Annex A-64

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ShoulderUp Technology Acquisition Corp.
By:
Name:
Title:
CID Holdco, Inc.
By:
Name:
Title:
SEI Merger Sub, Inc.
By:
Name:
Title:
SHOULDERUP MERGER SUB, INC.
By:
Name:
Title:
SEE ID, INC.
By:
Name:
Title:

[Signature Page to Business Combination Agreement]

Annex A-65

EXHIBIT A
Form of Amended and Restated Articles of Incorporation of the SPAC Surviving Corporation

Annex A-66

EXHIBIT B
Holdings Amended and Restated Certificate of Incorporation

Annex A-67

EXHIBIT B-2
Holdings Amended and Restated Bylaws

Annex A-68

EXHIBIT C
Amended and Restated Articles of Incorporation of the Company Surviving Corporation

Annex A-69

EXHIBIT D
Stockholder Support Agreement

Annex A-70

EXHIBIT E
Sponsor Support Agreement

Annex A-71

EXHIBIT F
Registration Rights and Lock-Up Agreement

Annex A-72

EXHIBIT G
Sponsor Letter Agreement

Annex A-73

Schedule 3.1(a)
Company Convertible Instruments Conversion

Annex A-74

SCHEDULE 6.2
Conduct of Business by ShoulderUp, Holdings and the Merger Subs Pending the Mergers

Annex A-75

SCHEDULE 7.3
Key Company Stockholders

William Reny

Charles Maddox

Ed Nabrotzky

Jeff Anderson

Annex A-76

Annex B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CID HOLDCO, INC.

[•], 2024

CID Holdco, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.        The name of the Corporation is “CID Holdco, Inc.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on [•], 2024 (the “Original Certificate”).

2.        This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.        This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.        Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5.        The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

Article I

NAME

The name of the corporation is CID Holdco, Inc. (the “Corporation”).

Article II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV

CAPITALIZATION

Section 4.1        Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [300,000,000] shares, consisting of (a) [290,000,000] shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) [10,000,000] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Annex B-1

Section 4.2        Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3        Common Stock.

(a)        Voting.

(i)        Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)        Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii)        Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)        Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)        Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4        Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Annex B-2

Article V

BOARD OF DIRECTORS

Section 5.1        Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2        Number, Election and Term.

(a)         The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)         Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)         Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)         Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 5.3        Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

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Section 5.4        Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5        Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6        Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

Article VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1        Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2        Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3        Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if any greater proportion of voting power is required for such action at a meeting, then such greater proportion of written consents shall be required. In no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.

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Article VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1        Limitation of Director and Officer Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this Section 8.1 shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the Corporation. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2        Indemnification and Advancement of Expenses.

(a)         To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation may to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)         The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(c)         Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)         This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

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Article IX

Corporate OPPORTUNITY

Section 9.1        Corporate Opportunities and Non-Employee Directors.

(a)         In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b)         No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c)         The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d)         In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e)         To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

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(f)         Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

Article X

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

Article XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1        Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 11.2        Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3        Severability. If any provision or provisions (or any part thereof) of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any sentence of this Article XI containing any

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such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

Section 11.4        Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

[Signature Page Follows]

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IN WITNESS WHEREOF, CID Holdco, Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CID HOLDCO, INC.
By:
Name:	Phyllis W. Newhouse
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

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Annex C

Bylaws
OF
CID HOLDCO, INC.

Article I
OFFICES

Section 1.1          Registered Office. The registered office of CID HoldCo, Inc. (the “Corporation”) within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2          Other Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS

Section 2.1          Annual Meeting. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2          Special Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person or persons. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3          Notice of Stockholder Meetings. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting, unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4          Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation of the Corporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of

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business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5          Voting and Proxies.

(a)         Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting, arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)         Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)         Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i)          A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)         A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support

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service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)         Required Vote. Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless a different vote is required by the Certificate of Incorporation, in which case the Certificate of Incorporation shall govern and control the election of directors. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)         Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6          Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7          Advance Notice for Business.

(a)         Annual Meetings of Stockholders. No business (other than nominations of individual(s) for election to the Board) may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto), (ii) otherwise properly brought

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before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)          In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)         To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii)        The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the

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foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv)        In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)         Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)         Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8          Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting; and (f) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9          Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.9 and the DGCL to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the

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Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Article III
DIRECTORS

Section 3.1          Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2          Advance Notice for Nomination of Directors.

(a)         Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (y) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (z) who complies with the notice procedures set forth in this Section 3.2.

(b)         In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (y) the close of business on the 90th day before the meeting or (z) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c)         Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)         To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to

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the application of the Exchange Act to either the nomination or the Corporation; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (E) a statement of the stockholder’s intent to comply with Rule 14a-19, including the solicitation of at least 67% of the voting power of outstanding common shares, and (F) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)         If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)          In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein, including without limitation Rule 14a-19. If such requirements are not met, the Corporation may disregard the stockholder nominee. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3          Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like reimbursement of expenses for service on the committee.

Article IV
BOARD MEETINGS

Section 4.1          Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2          Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3          Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board and (b) shall be called by the Chairman of the Board or the Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent

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through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.

Section 4.4          Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5          Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6          Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Article V
COMMITTEES OF DIRECTORS

Section 5.1          Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2          Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3          Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4          Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law,

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the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

Article VI
OFFICERS

Section 6.1          Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairman of the Board, a Vice Chairman of the Board, one or more Presidents, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)         Chairman of the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board).

(b)         Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. The Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board.

(c)         President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board.

(d)         Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e)         Secretary.

(i)          The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

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(ii)         The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f)          Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g)         Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h)         Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2          Term of Office; Removal; Vacancies. The elected officers of the Corporation shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3          Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article VII
SHARES

Section 7.1          Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2          Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3          Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

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Section 7.4          Consideration and Payment for Shares.

(a)         Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of cash, tangible or intangible property or any benefit to the Corporation or any combination thereof.

(b)         Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5          Lost, Destroyed or Wrongfully Taken Certificates.

(a)         If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)         If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6          Transfer of Stock.

(a)         If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)          in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)         (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)        the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)        the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v)         such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

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(b)         Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7          Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person), upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8          Effect of the Corporation’s Restriction on Transfer.

(a)         A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice sent pursuant to Section 7.2, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)         A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice sent pursuant to Section 7.2.

Section 7.9          Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article VIII
INDEMNIFICATION

Section 8.1          Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2          Advancement of Expenses.  Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action (“advancement of expenses”), suit or proceeding upon receipt of an undertaking (an “undertaking”) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation

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as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 8.3          Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4          Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 8.5          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6          Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7          Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 65% of the voting power of all outstanding shares of capital stock of the Corporation.

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Section 8.8          Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9          Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10        Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article IX
MISCELLANEOUS

Section 9.1          Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2          Fixing Record Dates.

(a)         In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b)         In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3          Means of Giving Notice.

(a)         Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of

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electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)         Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)         Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)         Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)         Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and

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if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful. Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4          Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5          Meeting Attendance via Remote Communication Equipment.

(a)         Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)          participate in a meeting of stockholders; and

(ii)         be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)         Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting.

Section 9.6          Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7          Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8          Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee

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or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9          Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10        Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11        Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12        Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13        Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, President, or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.14        Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in Section 8.7) power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

* * * * *

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Annex D

Side Letter Agreement

November 16, 2021

ShoulderUp Technology Acquisition Corp.
125 Townpark Drive, Suite 300
Kennesaw, GA 30144

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between ShoulderUp Technology Acquisition Corp., a Delaware corporation (the “Company”), and Citigroup Global Markets Inc., as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 30,000,000 of the Company’s units (including up to 3,500,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and one-half of one redeemable warrant. Each whole warrant (each, a “Warrant”) entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in the Prospectus (as defined below). The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Units have been approved for listing on the New York Stock Exchange. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of ShoulderUp Technology Sponsor LLC (the “Sponsor”) and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each of the undersigned individuals, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. The Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Common Stock (as defined below) owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any shares of Common Stock owned by it, him or her in connection therewith.

2. The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 18 months from the closing of the Public Offering, or any extended period of time that the Company may have to consummate the Business Combination including (a) up to one instance by an additional three months for a total of up to 21 months, by depositing into the trust account for such three month extension an amount equal to $0.10 per Unit or (b) for an additional period as a result of a stockholder vote to amend the Company’s amended and restated certificate of incorporation (as it may be amended from time to time, the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the shares of Class A Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable

Annex D-1

law. The Sponsor and each Insider agrees to not propose any amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the required time period set forth in the Charter or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with (A) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination, or (B) a stockholder vote to approve an amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or in the context of a tender offer made by the Company to purchase Offering Shares (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

3. During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to, any Units, shares of Common Stock (including, but not limited to, Founder Shares), Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Common Stock (including, but not limited to, Founder Shares), Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less taxes payable, (y) shall not apply to any claims by a third party or

Annex D-2

a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 3,500,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to 1,190,000 multiplied by a fraction, (i) the numerator of which is 3,500,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 3,500,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Founder Shares will represent an aggregate of 25.0% of the Company’s issued and outstanding shares of Class A Common Stock after the Public Offering (not including shares of Class A Common Stock underlying the Warrants or Private Placement Units (as defined below)). The Sponsor further agrees that to the extent that the size of the Public Offering is increased or decreased, the Company will purchase or sell shares or effect a share repurchase or share capitalization, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the ownership of the initial shareholders prior to the Public Offering at 25.0% of its issued and outstanding Capital Shares upon the consummation of the Public Offering. In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 1,190,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of Public Shares included in the Units issued in the Public Offering and (B) the reference to 1,190,000 in the formula set forth in the first sentence of this paragraph shall be adjusted to such number of Founder Shares that the Sponsor would have to surrender to the Company in order for the initial shareholders to hold an aggregate of 25.0% of the Company’s issued and outstanding shares of Class A Common Stock after the Public Offering (not including shares of Class A Common Stock underlying the Warrants or Private Placement Units).

6. The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b) and 9, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) The Founder Shares owned by the Sponsor and each Insiders shall not be transferable or salable until the earlier to occur of: (i) one year after the completion of the Company’s initial business combination; (ii) subsequent to the Company’s initial business combination, if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination; and (iii) the date following the completion of our initial business combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (such applicable period being the “Founder Lock-Up Period”). During the Founder Lock-Up Period, the Insiders shall not, except as described in the Prospectus, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to the Founder Shares then subject to the Founder Lock-Up Period, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Founder Shares then subject to the Founder Lock-Up Period, whether any such transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (a)(i) or (a)(ii).

(b) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Units (or any share of Class A Common Stock issued or issuable upon the exercise of the Private Placement Units), until 30 days after the completion of a Business Combination (the “Private Placement Units Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

Annex D-3

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Units and shares of Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Units or the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (h) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to the Company’s completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

8. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The Sponsor and each Insider’s questionnaire furnished to the Company is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, neither the Sponsor nor any officer, nor any affiliate of the Sponsor or any officer, nor any director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

11. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Common Stock” shall mean the Class A common stock and Class B common stock, par value $0.0001 per share (“Class B Common Stock”); (iii) “Founder Shares” shall mean the 9,833,333 shares of Class B common stock issued and outstanding, and in November 2021, we effected a 1.0627119 for 1 stock split of our common stock, so that our sponsor owns an aggregate of 10,450,000 founder shares (up to 1,190,000 Shares of which are subject to complete or partial forfeiture if the over-allotment option is not exercised by the Underwriters); (iv) “Initial Stockholders” shall mean the Sponsor and any Insider that holds Founder Shares; (v) “Private Placement Units” shall mean the 1,280,000 private placement units (or up to 1,350,000 units depending on the extent to which the underwriters’ over-allotment option is exercised) that the Sponsor has agreed to purchase for an aggregate purchase price of $12,500,000 (or up to $13,250,000 depending on the extent to which the underwriters’ over-allotment option is exercised), or $10.00 per unit, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Units shall be deposited;

Annex D-4

(viii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (ix) “Warrants” shall mean the private placement warrants underlying the Private Placement Units and public warrants.

12. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each officer and director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

13. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

20. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated by November 30, 2021; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Annex D-5

Sincerely,
SHOULDERUP TECHNOLOGY SPONSOR LLC
By:	/s/ Phyllis W. Newhouse
	Name:	Phyllis W. Newhouse
	Title:	Managing Member
By:	/s/ Vincent Stewart
	Name:	Vincent Stewart
By:	/s/ Phyllis W. Newhouse
	Name:	Phyllis W. Newhouse
By:	/s/ Grace Vandercruze
	Name:	Grace Vandecruze
By:	/s/ Lauren Anderson
	Name:	Lauren Anderson
By:	/s/ Danelle Barrett
	Name:	Danelle Barrett
By:	/s/ Janice Bryant Howroyd
	Name:	Janice Bryant Howroyd
By:	/s/ Shawn Henry
	Name:	Shawn Henry
By:	/s/ Stacey Abrams
	Name:	Stacey Abrams

[Signature Page to Letter Agreement]

Annex D-6

Acknowledged and Agreed:
SHOULDERUP TECHNOLOGY ACQUISITION CORP.
By:	/s/ Phyllis W. Newhouse
	Name:	Phyllis W. Newhouse
	Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

Annex D-7

Annex DD

AMENDMENT TO THE SPONSOR LETTER

This Amendment to that certain letter agreement, dated November 16, 2021 (the “Original Letter Agreement”), by and among Athena Technology Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), ShoulderUp Technology Acquisition Corp., a Delaware corporation (“ShoulderUp”), and certain of the undersigned individuals, each of whom is a member of ShoulderUp’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders,” and together with the Sponsor and ShoulderUp, the “Parties”), dated as of March 18, 2024 (this “Amendment and Agreement”), is entered into by and among the Sponsor, ShoulderUp, CID Holdco, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of ShoulderUp (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“SEI Merger Sub” and together with ShoulderUp Merger Sub, the “Merger Subs”) and SEE ID, Inc., a Nevada corporation (collectively with any predecessor entities, the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Original Letter Agreement.

WHEREAS, this Amendment and Agreement is being delivered in connection with that certain business combination agreement (the “Business Combination Agreement”) pursuant to which ShoulderUp and Holdings will effectuate a business combination with the Company, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 13 of the Original Letter Agreement, the Original Letter Agreement may be amended by an instrument in writing and signed by the Parties; and

WHEREAS, in order to induce the Company to enter into the Business Combination Agreement, the Parties wish to amend the Original Letter Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment and Agreement, and the mutual promises contained in this Amendment and Agreement, and intending to be legally bound thereby, the Parties agree as follows:

1.      Certain Amendments to the Original Letter Agreement. The Original Letter Agreement is hereby amended as follows:

a.  Each reference to “Units”, “Class A Common Stock” and “Warrants” shall refer to Units, Class A Common Stock and Warrants of Holdings.

b. Section 11(iii) of the Original Letter Agreement is hereby replaced in its entirety with the following:

(iii) “Founder Shares” shall mean all Company shares of any nature (whether owned now or acquired in the future by any means, including the exercise or conversion of other securities convertible into or exercisable for shares of the Company) that the Sponsor and each Insider, or any of their respective Affiliates (as defined in the Business Combination Agreement), owns or has the right to acquire;

c. Section 7(a) and 7(b) of the Original Letter Agreement is hereby replaced in its entirety with the following:

(a) “Subject to Section 7(e), the Founder Shares owned by the Sponsor and each Insider immediately following consummation of the Business Combination shall not be transferable or salable until the 180-day anniversary of the consummation of a Business Combination (such applicable period being the “Founder Lock-Up Period”). Subject to Section 7(e), during the Founder Lock-Up Period, the Insiders shall not, and shall cause their Affiliates not to, except as described in the Prospectus, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to the Founder Shares then subject to the Founder Lock-Up Period, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Founder Shares then subject to the Founder Lock-Up Period, whether any such transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (a)(i) or (a)(ii).

Annex DD-1

(b) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Units or Warrants (or any share of Class A Common Stock issued or issuable upon the exercise of the Private Placement Units) held by the Sponsor or each Insider, until expiration of the Founder Shares Lock-up Period (the “Private Placement Units Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).”

d. The below is added as a new Section 7(d) of the Original Letter Agreement:

“The Sponsor agrees that upon the consummation of the Business Combination Agreement 2,650,000 of the Founder Shares (the “Unvested Shares”) shall be subject to the vesting and forfeiture provisions set forth in this Section 7(d). The Sponsor agrees that it shall not, and shall cause its affiliates not to, transfer (other than to an affiliate) any Unvested Share held by the Sponsor prior to the date such Unvested Share becomes vested pursuant to this Section 7(d).

i. 1,325,000 Founder Shares shall vest if and at such time as the closing price of the Class A Common Stock is greater than or equal to $15.00 per share over any twenty (20) trading days within any thirty (30) trading day period; and

ii. 1,325,000 Founder Shares shall vest if and at such time as the closing price of the Class A Common Stock is greater than or equal to $20.00 per share over any twenty (20) trading days within any thirty (30) trading day period.

iii. The per share stock prices referenced in Section 7(d)(i) and Section 7(d)(ii) above will be equitably adjusted on account of any changes in the equity securities of Holdings by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

iv. Any Unvested Share that remains unvested (a) pursuant to Section 7(d)(i) or 7(d)(ii) as of the expiration of the vesting period, shall be forfeited and shall be transferred by the Sponsor to Holdings for cancellation, without any consideration for such transfer.

e. The below is added as a new Section 7(e) of the Original Letter Agreement:

“The Sponsor shall use 3,150,000 of Founder Shares to maximize the amount of capital raised on behalf of the resulting public company, including pledging shares in connection with nonredemption agreements or providing price protection to PIPE investors.”

2.      Effect of Amendment. The provisions of the Original Letter Agreement, as amended by this Amendment and Agreement, remain in full force and effect. From and after the date hereof, references to “this Letter Agreement” in the Original Letter Agreement shall be deemed references to the Original Letter Agreement, as amended by this Amendment and Agreement. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, in the event the Business Combination Agreement is terminated pursuant to Article IX thereof for any reason, this Amendment and Agreement shall automatically terminate and cease to be of further force and effect.

3.      Entire Agreement. This Amendment and Agreement and the Original Letter Agreement, as amended pursuant to this Amendment and Agreement, and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4.      Miscellaneous. Sections 14, 15, 16, 17 and 18 of the Original Letter Agreement are hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment and Agreement.

* * *

Annex DD-2

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment and Agreement to be duly executed as of the day and year first above written.

Sincerely,
SHOULDERUP TECHNOLOGY SPONSOR, LLC
By:
	Name:	Phyllis W. Newhouse
	Title:	Managing Member
By:
	Name:	Rashaun Williams
By:
	Name:	Phyllis W. Newhouse
By:
	Name:	Lauren Anderson
By:
	Name:	Danelle Barrett
By:
	Name:	Janice Bryant Howroyd
By:
	Name:	Shawn Henry
By:
	Name:	Stacey Abrams

(Signature Page to Amendment to Sponsor Letter)

Annex DD-3

Acknowledged:
Company:
SEE ID, Inc.
By:
Name:
Title:
Annex DD-4

Annex E

SPONSOR Support AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of March 18, 2024, is entered into by and among ShoulderUp Technology Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), ShoulderUp Technology Acquisition Corp., a Delaware corporation (“ShoulderUp”), and SEE ID, Inc., a Nevada corporation (collectively with any predecessor entities, the “Company”), and each of the undersigned individuals, each of whom is a member of the board of directors of ShoulderUp (the “Directors” and each a “Director”).

RECITALS

WHEREAS, concurrently herewith, ShoulderUp, CID HoldCo, Inc., a Delaware corporation and wholly-owned subsidiary of ShoulderUp (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“SEI Merger Sub”), and the Company are party to that certain Business Combination Agreement, dated as of March 18, 2024 (the “BCA”), pursuant to which, on the Closing Date (as defined in the BCA), (i) ShoulderUp Merger Sub will merge with and into ShoulderUp, with ShoulderUp surviving the merger, and (ii) SEI Merger Sub will merge with and into SEI, with SEI surviving the merger (collectively, the “Business Combination”);

WHEREAS, as a condition and inducement to the willingness of ShoulderUp and the Company to enter into the BCA, and to consummate the Transactions, ShoulderUp, the Company and the Sponsor are entering into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the BCA.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, ShoulderUp and the Company hereby agree as follows:

1. Agreement to Vote. The Sponsor and each Director, in their capacity as a stockholder of ShoulderUp, hereby unconditionally and irrevocably agree that at any meeting of the stockholders of ShoulderUp (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), and any written consent of the stockholders of ShoulderUp (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours, after ShoulderUp requests such delivery), the Sponsor and each Director shall:

a. when such meeting is held, appear at such meeting or otherwise cause all shares of ShoulderUp’s Common Stock which it holds, whether as shares or as a constituent part of a unit of securities (collectively, the “Sponsor Shares”), to be counted as present thereat for purposes of establishing a quorum; and

b. vote in favor of (i) the approval and adoption of the BCA and approval of the Business Combination and all other transactions contemplated by the BCA (including any other circumstances upon which a consent or other approval is required under the ShoulderUp organizational documents or otherwise sought with respect to, or in connection with, the BCA or the Transactions) or, if there are insufficient votes in favor of approval and adoption of the BCA and approval of the Business Combination, in favor of the adjournment of such meeting to a later date; and (ii) each of the proposals and any other matters necessary or reasonably requested by ShoulderUp for consummation of the Business Combination and the other transactions contemplated by the BCA. Sponsor and each Director acknowledges receipt and review of the BCA; and

c. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Alternative Transaction other than with the Company; and (ii) any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ShoulderUp under the BCA or that would reasonably be expected to result in the failure of the Business Combination from being consummated; and (iii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the BCA, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or any Director contained in this Agreement.

Annex E-1

2. Transfer of Shares. The Sponsor and each Director agrees that they each shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Sponsor Shares, or (d) elect to cause ShoulderUp to redeem any Sponsor Shares now or at any time legally or beneficially owned by Sponsor or such Director, or submit or surrender any of its Sponsor Shares for redemption, in connection with the Transactions; provided, that the foregoing shall not prohibit the transfer of the Sponsor Shares to a controlled affiliate of such Sponsor or any Director, but only if such controlled affiliate of such Sponsor or any Director shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

3. No Solicitation of Transactions. The Sponsor and each Director agrees not to directly or indirectly, through any officer, director, Representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Sponsor and each Director shall, and shall cause its or her affiliates (as defined in the BCA) and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and its affiliates (as defined in the BCA) and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternative Transaction. If the Sponsor or any Director receives any inquiry or proposal with respect to an Alternative Transaction, then Sponsor or such Director shall promptly (and in no event later than twenty-four (24) hours after the Sponsor or such Director becomes aware of such inquiry or proposal) notify such person in writing that ShoulderUp is subject to an exclusivity agreement with respect to the sale of the Company that prohibits Sponsor or such Director from considering such inquiry or proposal.

4. Representations and Warranties of the Sponsor and the Directors. The Sponsor and each Director hereby severally, but not jointly, represents and warrants to ShoulderUp and the Company as follows:

a. The Sponsor and each such Director is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares held by the Sponsor or such Director, free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents (including, without limitation, for the purposes hereof, any agreement between or among stockholders of Sponsor) or the ShoulderUp Organizational Documents, as applicable.

b. The Sponsor and each such Director (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares owned by them, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s or such Director’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s or such Director’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

c. The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Annex E-2

d. Each such Director has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Director.

e. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor or such Director from, or to be given by the Sponsor or such Director to, or be made by the Sponsor or such Director with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor or such Director of this Agreement, the consummation of the transactions contemplated hereby or the Business Combination and the other transactions contemplated by the BCA.

f. The execution, delivery and performance of this Agreement by the Sponsor and each such Director does not, and the consummation of the transactions contemplated hereby or the Business Combination and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor or the ShoulderUp Organizational Documents, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor or such Director pursuant to any contract binding upon the Sponsor or such Director or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor or such Director, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s or such Director’s ability to perform its or her obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Business Combination or the other transactions contemplated by the BCA.

g. As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or such Director or, to the knowledge of the Sponsor or such Director, respectively, threatened against the Sponsor or such Director that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor or such Director of its or her obligations under this Agreement.

h. The Sponsor and each such Director understands and acknowledges that each of ShoulderUp and the Company is entering into the BCA in reliance upon the Sponsor’s and each such Director’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor and each such Director contained herein.

5. Further Assurances. From time to time, at either ShoulderUP’s or the Company’s request and without further consideration, the Sponsor and each Director shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Sponsor and each Director consents to and authorizes the Company or ShoulderUp, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or ShoulderUp, as applicable, reasonably determines to be necessary or advisable in connection with the Business Combination or any other transactions contemplated by the BCA or this Agreement, Sponsor’s or such Director’s identity and ownership of the Sponsor Shares, the existence of this Agreement and the nature of Sponsor’s and the Directors’ commitments and obligations under this Agreement, and Sponsor and each Director acknowledges that the Company or ShoulderUp may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. The Sponsor and each Director also agrees to promptly give the Company or ShoulderUp, as applicable, any information that is in its possession that the Company or ShoulderUp, as applicable, may reasonably request for the preparation of any such disclosure documents, and Sponsor and each Director agrees to promptly notify the Company and ShoulderUp of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Sponsor or such Director shall become aware that any such information shall have become false or misleading in any material respect.

6. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, ShoulderUp, each of the Directors, and the Company.

Annex E-3

7. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 8):

If to ShoulderUp, to it at:

ShoulderUp Technology Acquisition Corp.
125 Townpark Drive, Suite 300
Kennesaw, GA 30144
Attention:	Phyllis Newhouse, Chief Executive Officer
Email:	pnewhouse@xtremesolutions-inc.com

with a copy to:

DLA Piper LLP (US)
1201 W Peachtree St NE #2800
Atlanta, GA 30309
Attention:	Gerry Williams
Email:	gerry.williams@dlapiper.com

If to the Sponsor, to it at:

ShoulderUP Technology Sponsor LLC
125 Townpark Drive, Suite 300
Kennesaw, GA 30144
Attention:	Phyllis Newhouse, Chief Executive Officer
Email:	pnewhouse@xtremesolutions-inc.com

If to a Director, to the address or email address set forth for such Director on the signature page hereof.

If to the Company, to it at:

SEE ID, Inc.
3301 N Buffalo, Suite 120
Las Vegas, NV 89129
Attention:	Ed Nabrotzky, Chief Executive Officer
Email:	ed@seeidinc.com

Annex E-4

with a copy to (which shall not constitute notice):

Rice Reuther Sullivan & Carroll LLP
3800 Howard Hughes Pkwy, Suite 1200
Las Vegas, NV 89169
Attention:	Krisanne Cunningham
Email:	kcunningham@rrsc-law.com

9. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

10. No Third-Party Beneficiaries. The Sponsor and each Director hereby agrees that its, his, her, or their, as applicable, representations, warranties and covenants set forth herein are solely for the benefit of ShoulderUp and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

11. Governing Law and Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

12. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

14. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Annex E-5

16. Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the term “Section” refers to the specified Section of this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

17. Termination. This Agreement shall terminate upon the earliest of (i) the termination of the BCA in accordance with its terms, and (ii) the time this Agreement is terminated upon the mutual written agreement of ShoulderUp, the Company and the Sponsor (the earliest such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 1, 2 and 3 shall no longer be effective from and after the Closing of the Business Combination; provided further, that the provisions set forth in Sections 8 through 17 shall survive the Termination Date.

[Signature Pages Follow]

Annex E-6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

ShoulderUP Technology Acquisition Corp.
By:
Name:
Title:
ShoulderUP Technology Sponsor LLC
By:
Name:
Title:
SEE ID, Inc.
By:
Name:
Title:
DIRECTORS
By:
Name:	Phyllis Newhouse
Address:

[Signature Page to Sponsor Support Agreement]

Annex E-7

By:
Name:	Rashaun Williams
Address:

By:
Name:	Lauren Anderson
Address:

By:
Name:	Danelle Barrett
Address:

By:
Name:	Shawn Henry
Address:

By:
Name:	Janice Bryant Howard
Address:

By:
Name:	Stacey Abrams
Address:

[Signature Page to Sponsor Support Agreement]

Annex E-8

Annex F

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT, dated as of March 18, 2024 (this “Agreement”), by and among ShoulderUp Technology Acquisition Corp., a Delaware corporation (“ShoulderUp”), SEE ID, Inc., a Nevada corporation (collectively with any predecessor entities, the “Company”) and certain of the stockholders of the Company whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, ShoulderUp, CID Holdco, Inc., a Delaware corporation and wholly-owned subsidiary of ShoulderUp (“Holdings”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ShoulderUp (“ShoulderUp Merger Sub”), the Company, SEI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“SEI Merger Sub”), and the Company are party to that certain Business Combination Agreement, dated as of March 18, 2024 (the “BCA”), pursuant to which, on the Closing Date (as defined in the BCA), (i) ShoulderUp Merger Sub will merge with and into ShoulderUp, with ShoulderUp surviving the merger, and (ii) SEI Merger Sub will merge with and into SEI, with SEI surviving the merger (collectively, the “Business Combination”);

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock as set forth opposite such Stockholder’s name on Exhibit B hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, as a condition and inducement to the willingness of ShoulderUp and the Company to enter into the BCA, and to consummate the Transactions, ShoulderUp, the Company, and the Stockholders are entering this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the BCA.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), such Stockholder shall:

(a) when such meeting is held, appear at such meeting, or otherwise cause all of their Shares to be counted as present thereat for purposes of establishing a quorum,

(b) vote (i) in favor of the approval and adoption of the BCA and approval of the Business Combination and all other transactions contemplated by the BCA (including any other circumstances upon which a consent or other approval is required under the Company organizational documents or otherwise sought with respect to, or in connection with, the BCA or the Transactions), or, if there are insufficient votes in favor of the approval and adoption of the BCA and approval of the Business Combination and all other transactions contemplated by the BCA, in favor of the adjournment of such meeting to a later date, and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Business Combination from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA, which is attached hereto as Exhibit A; and

(c) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to the Business Combination.

Annex F-1

2. No Challenges. Each Stockholder agrees not to commence, join in, facilitate assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise against ShoulderUp, ShoulderUp Merger Sub, SEI Merger Sub, the Company, or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation, or entry into the BCA.

3. Termination of Stockholder Agreement, Related Agreements. Each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby terminates, subject to and effective immediately prior to the Closing under the BCA (provided that all Terminating Rights (as defined below) between the Company and any other holder of Company capital stock shall also terminate at such time), that certain Amended and Restated Stockholders’ Agreement, dated August 4, 2021, by and among the Company and the stockholders of the Company named therein (the “Stockholder Agreement”) and (d) if applicable to Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

4. Transfer of Shares. Each Stockholder severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, that the foregoing shall not prohibit the transfer of the Shares to a controlled affiliate of such Stockholder, but only if such controlled affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

5. No Solicitation of Transactions. Each of the Stockholders severally and not jointly, agrees not to directly or indirectly, through any officer, director, Representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Stockholder shall, and shall direct its Representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

6. Representations and Warranties. Each Stockholder severally and not jointly, represents and warrants to ShoulderUp as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

Annex F-2

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit B free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s articles of incorporation and bylaws and (iv) the Stockholder Agreement, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares (other than community property interests under applicable law, if any).

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder. Each Stockholder understands and acknowledges that each of ShoulderUp and the Company is entering into the BCA in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of each Stockholder contained herein.

(d) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that questions the beneficial or record ownership of such Stockholder of the Company, the validity of this Agreement or the performance by such Stockholder of their obligations under this Agreement.

7. Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 7 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

8. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 8(b)):

If to ShoulderUp, to it at:

ShoulderUp Technology Acquisition Corp.
125 Townpark Drive, Suite 300
Kennesaw, GA 30144
Attention: Phyllis Newhouse, Chief Executive Officer
Email: pnewhouse@xtremesolutions-inc.com

with a copy to:

DLA Piper LLP (US)
1201 W Peachtree St NE #2800
Atlanta, GA 30309
Attention: Gerry Williams
Email: gerry.williams@dlapiper.com

Annex F-3

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

If to the Company, to it at:

SEE ID, Inc.
3301 N Buffalo, Suite 120
Las Vegas, NV 89129
Attention:  Ed Nabrotzky, Chief Executive Officer
Email: ed@seeidinc.com

with a copy to (which shall not constitute notice):

Rice Reuther Sullivan & Carroll LLP
3800 Howard Hughes Pkwy, Suite 1200
Las Vegas, NV 89169
Attention:  Krisanne Cunningham
Email: kcunningham@rrsc-law.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and ShoulderUp’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Annex F-4

(i) At the request of ShoulderUp, in the case of any Stockholder, or at the request of the Stockholders, in the case of ShoulderUp, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement. Each Stockholder consents to and authorizes the Company or ShoulderUp, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or ShoulderUp, as applicable, reasonably determines to be necessary or advisable in connection with the Business Combination or any other transactions contemplated by the BCA or this Agreement, the existence and form of this Agreement (but not the identity of individual Stockholders) and the nature of the Stockholders’ commitments and obligations under this Agreement, and each Stockholder acknowledges that the Company or ShoulderUp may, in their sole discretion, file a form of this Agreement with the SEC or any other Governmental Authority or securities exchange.

(j) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, ShoulderUp, ShoulderUp Merger Sub and SEI Merger Sub.

(k) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the term “Section” refers to the specified Section of this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(l).

[Signature pages follow]

Annex F-5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHOULDERUP Technology Acquisition Corp.
By:
Name:
Title:

Signature Page to Stockholder Support Agreement

Annex F-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SEE ID, Inc.
By:
Name:
Title:

Signature Page to Stockholder Support Agreement

Annex F-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Charles Maddox
Address:

Email:

Ed Nabrotzky
Address:

Email:

Jeff Anderson
Address:

Email:

William Reny
Address:

Email:

Signature Page to Stockholder Support Agreement

Annex F-8

EXHIBIT A

Business Combination Agreement

[see attached]

Annex F-9

EXHIBIT B

Stockholder Name	Shares of Company Common Stock	Shares of Company Preferred Stock
[•]	[•]	[•]

Annex F-10

Annex G

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among CID Holdco, Inc., a Delaware corporation (the “Company”), and the parties listed on Schedule A1 hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, ShoulderUp Technology Acquisition Corp., a Delaware corporation (“ShoulderUp”), ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ShoulderUp (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ShoulderUp (“SEI Merger Sub”), and SEE ID, Inc., a Nevada corporation (“SEI”) are party to that certain Business Combination Agreement, dated as of [•], 2024 (the “Business Combination Agreement”), pursuant to which, on the Closing Date (as defined in the Business Combination Agreement), (i) ShoulderUp Merger Sub will merge with and into ShoulderUp, with ShoulderUp surviving the merger as a wholly-owned subsidiary of the Company, and (ii) SEI Merger Sub will merge with and into SEI, with SEI surviving the merger as a wholly-owned subsidiary of the Company (collectively, the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Holders designated on Schedule A hereto;

WHEREAS, ShoulderUp and ShoulderUp Technology Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and such other persons who may become parties thereto pursuant to Section 5.2 thereof, are parties to that certain Registration Rights Agreement, dated as of November 16, 2021 (as may be amended or restated or modified from time to time, the “Sponsor Registration Rights Agreement”); and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Preamble.

____________

1       Holders to be defined as only 5% or greater.

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“Change in Control” shall mean the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such transferee or group of affiliated transferees would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.

“Holders” shall have the meaning given in the Preamble.

“Lock-up Period” shall mean, with respect to the Registerable Securities, the period ending on the date that is one hundred eighty (180) days after the Effective Time (as defined in the Business Combination Agreement).

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Other Holder” shall have the meaning in subsection 2.2.1.

“Permitted Transferee” shall mean, during the Lock-up Period, any person to whom a Holder may Transfer Registrable Securities in accordance with subsection 5.2 of this Agreement, and to any permitted transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean any Common Stock held by a Holder immediately following consummation of the Business Combination. Registrable Securities include (i) any Common Stock issued or issuable upon any exercise or conversion of any warrants, (ii) shares of capital stock, or (iii) other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing sentence. As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations) or (e) such security has been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Annex G-2

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the recitals to this Agreement.

“Sponsor Registration Rights Agreement” shall have the meaning given in the recitals to this Agreement.

“Trading Day” means any day on which the Common Stock is traded on Nasdaq, or, if Nasdaq is not the principal trading market for the Common Stock on such day, then on the principal national securities exchange or securities market on which the Common Stock is then traded.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the expiration of the Lock-up Period applicable to the Registrable Securities of a Holder (if any) the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the

Annex G-3

amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, and at any time and from time to time on or after the expiration of the Lock-up Period applicable to the Registrable Securities of a Holder (if any), if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration and, if requested by the Underwriters, shall execute a customary lock-up agreement in favor of the Underwriters (in each case on substantially the same terms and conditions as all such Holders participating in such Underwritten Offering).

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights (including, without limitation, under the Sponsor’s Registration Rights Agreement) held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or

Annex G-4

the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements (including, without limitation, the Sponsor’s Registration Rights Agreement) with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time and from time to time on or after the expiration of the Lock-up Period applicable to the Registrable Securities of a Holder (if any), the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan on Form S-8 (or other successor registration statement form thereof), (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) filed on Form S-4 (or any successor registration statement form thereof), then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities and the holders of other equity securities that the Company is obligated to register in a Registration (collectively, the “Other Holders”) pursuant to separate written contractual piggy-back registration rights (including, without limitation, pursuant to the Sponsor’s Registration Rights Agreement) as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities and, subject to the provisions of subsection 2.2.2, the securities of any Other Holders to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities and, subject to the provisions of subsection 2.2.2, the securities of any Other Holders requested by the Holders or Other Holders, as applicable, pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such

Annex G-5

Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company and, if requested by the Underwriter(s), shall execute a customary lock-up agreement in favor of the Underwriters (in each case on substantially the same terms and conditions as all such Holders participating in such Underwritten Offering).

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements (including, without limitation, pursuant to the Sponsor’s Registration Rights Agreement) with any Other Holders, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Other Holders (including, without limitation, pursuant to the Sponsor’s Registration Rights Agreement), exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Stock, if any, as to which Registration has been requested by any Other Holders pursuant to separate written contractual piggy-back registration rights (including, without limitation, pursuant to the Sponsor’s Registration Rights Agreement), pro rata based on the respective number of Registrable Securities or shares of Common Stock that such Holder or Other Holder, as applicable, has requested be included in such Piggyback Registration relative to the total number of Registrable Securities and shares of Common Stock that all Holders and Other Holders have requested be included in such Piggyback Registration, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Stock, if any, as to which Registration has been requested by any Other Holders (pro rata based on the respective number of Registrable Securities and shares of Common Stock that such Holder or Other Holder, as applicable, has requested be included in such Piggyback Registration relative to the total number of Registrable Securities and shares of Common Stock that all Holders and Other Holders have requested be included in such Piggyback Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations, including, without limitation, pursuant to the Sponsor’s Registration Rights Agreement) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

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2.3 Registrations on Form S-3. The Holders of Registrable Securities may, at any time and from time to time on or after the expiration of the Lock-up Period applicable to the Registrable Securities of a Holder (if any), request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $[10,000,000].

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date of this Agreement the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

Annex G-7

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell

Annex G-9

shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
LOCK-UP

5.1 Lock-Up.

5.1.1 Except as permitted by Section 5.2, during the Lock-up Period, each Holder shall not (i) Transfer any shares of Common Stock beneficially owned or owned of record by such Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Common Stock then subject to the Lock-Up Period, whether any such transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to shares of Common Stock acquired in open market transactions after the Effective Date of this Agreement;

5.2.2 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

5.2.3 Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4 Transfers by will or intestate succession upon the death of the undersigned;

5.2.5 the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

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5.2.6 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned, or (iii) Transfers to any investment fund or other entity controlled or managed by the undersigned, or to any investment manager or investment advisor of the undersigned or an affiliate of any such investment manager or investment advisor;

5.2.7 Transfers to the Company’s or the Holder’s officers, directors or their affiliates;

5.2.8 subject to any restrictions imposed on the Holder under the Securities Act or the Exchange Act or any policies of the Company, pledges of shares of Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

5.2.9 transactions pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement;

5.2.10 Transfers to the Company in connection with the repurchase by the Company from the undersigned of any Common Stock pursuant to a repurchase right arising upon the termination of the undersigned’s employment or service with the Company; and

5.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period, provided, that in the case of any Transfer or distribution pursuant to Sections 5.2.3, 5.2.6 and 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this ARTICLE V of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 125 Townpark Drive, Suite 300, Kennesaw, GA 30144, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 A Holder may Transfer or assign, in whole or from time to time in part, to one or more Permitted Transferees, its rights and obligations under this Agreement and such rights will be Transferred to such transferee effective upon receipt by the Company of (A) written notice from such Holder stating the name and address of the transferee and identifying the number of Registrable Securities with respect to which rights under this

Annex G-12

Agreement are being Transferred and the nature of the rights so Transferred), and (B) except in the case of a Transfer to an existing Holder, a written agreement from such transferee to be bound by the terms of this Agreement. A transferee of Registrable Securities who satisfies the conditions set forth in this subsection 6.2.2 shall henceforth be a “Holder” for purposes of this Agreement.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile, PDF, DocuSign or similarly executed counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISION OF SUCH JURISDICTION, AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF DELAWARE.

6.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in such Holder’s capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.6 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor provision or rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.5, Article IV and ARTICLE V shall survive any termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
CID Holdco, Inc., a Delaware corporation
By:
Name:
Title:

[ Signature Page of Company to Registration Rights and Lock-Up Agreement ]

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HOLDERS:

Name:

Name:

Name:

Name:

[ Signature Page of Holders to Registration Rights and Lock-Up Agreement ]

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Schedule A

Holders

Name and Address of Holder	Number of Shares

Schedule A to Registration Rights and Lock-Up Agreement

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Annex H

FORM OF NTA AMENDMENTS

[To come]

Annex H-1

Annex I

CID HOLDCO, INC.

EQUITY INCENTIVE PLAN

Annex I Page No.
1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN		I-1
	1.1	Establishment	I-1
	1.2	Purpose	I-1
	1.3	Term of Plan	I-1

2.	DEFINITIONS AND CONSTRUCTION		I-1
	2.1	Definitions	I-1
	2.2	Construction	I-6

3.	ADMINISTRATION		I-6
	3.1	Administration by the Committee	I-6
	3.2	Authority of Officers	I-6
	3.3	Administration with Respect to Insiders	I-6
	3.4	Powers of the Committee	I-6
	3.5	Option or SAR Repricing	I-7
	3.6	Indemnification	I-7

4.	SHARES SUBJECT TO PLAN		I-7
	4.1	Maximum Number of Shares Issuable	I-7
	4.2	Share Counting	I-7
	4.3	Adjustments for Changes in Capital Structure	I-8
	4.4	Assumption or Substitution of Awards	I-8

5.	ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS		I-8
	5.1	Persons Eligible for Awards	I-8
	5.2	Participation in the Plan	I-8
	5.3	Incentive Stock Option Limitations	I-9
	5.4	Nonemployee Director Award Limit	I-9

6.	STOCK OPTIONS		I-9
	6.1	Exercise Price	I-9
	6.2	Exercisability and Term of Options	I-9
	6.3	Payment of Exercise Price	I-10
	6.4	Effect of Termination of Service	I-10
	6.5	Transferability of Options	I-11

7.	STOCK APPRECIATION RIGHTS		I-11
	7.1	Types of SARs Authorized	I-11
	7.2	Exercise Price	I-11
	7.3	Exercisability and Term of SARs	I-12
	7.4	Exercise of SARs	I-12
	7.5	Deemed Exercise of SARs	I-12
	7.6	Effect of Termination of Service	I-12
	7.7	Transferability of SARs	I-13

8.	RESTRICTED STOCK AWARDS		I-13
	8.1	Types of Restricted Stock Awards Authorized	I-13
	8.2	Purchase Price	I-13
	8.3	Purchase Period	I-13
	8.4	Payment of Purchase Price	I-13
	8.5	Vesting and Restrictions on Transfer	I-13

Annex I-i

Annex I Page No.
	8.6	Voting Rights; Dividends and Distributions	I-14
	8.7	Effect of Termination of Service	I-14
	8.8	Nontransferability of Restricted Stock Award Rights	I-14

9.	RESTRICTED STOCK UNITS		I-14
	9.1	Grant of Restricted Stock Unit Awards	I-14
	9.2	Purchase Price	I-14
	9.3	Vesting	I-14
	9.4	Voting Rights, Dividend Equivalent Rights and Distributions	I-15
	9.5	Effect of Termination of Service	I-15
	9.6	Settlement of Restricted Stock Unit Awards	I-15
	9.7	Nontransferability of Restricted Stock Unit Awards	I-15

10.	PERFORMANCE AWARDS		I-16
	10.1	Types of Performance Awards Authorized	I-16
	10.2	Initial Value of Performance Shares and Performance Units	I-16
	10.3	Establishment of Performance Period, Performance Goals and Performance Award Formula	I-16
	10.4	Measurement of Performance Goals	I-16
	10.5	Settlement of Performance Awards	I-18
	10.6	Voting Rights; Dividend Equivalent Rights and Distributions	I-18
	10.7	Effect of Termination of Service	I-19
	10.8	Nontransferability of Performance Awards	I-19

11.	CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.		I-19
	11.1	Grant of Cash-Based Awards	I-19
	11.2	Grant of Other Stock-Based Awards	I-19
	11.3	Value of Cash-Based and Other Stock-Based Awards	I-19
	11.4	Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards	I-19
	11.5	Voting Rights; Dividend Equivalent Rights and Distributions	I-20
	11.6	Effect of Termination of Service	I-20
	11.7	Nontransferability of Cash-Based Awards and Other Stock-Based Awards	I-20

12.	STANDARD FORMS OF AWARD AGREEMENT		I-20
	12.1	Award Agreements	I-20
	12.2	Authority to Vary Terms	I-20

13.	CHANGE IN CONTROL		I-20
	13.1	Effect of Change in Control on Awards	I-20
	13.2	Effect of Change in Control on Nonemployee Director Awards	I-21
	13.3	Federal Excise Tax Under Section 4999 of the Code	I-21

14.	COMPLIANCE WITH SECURITIES LAW.		I-21

15.	COMPLIANCE WITH SECTION 409A		I-22
	15.1	Awards Subject to Section 409A	I-22
	15.2	Deferral and/or Distribution Elections	I-22
	15.3	Subsequent Elections	I-22
	15.4	Payment of Section 409A Deferred Compensation	I-23

16.	TAX WITHHOLDING.		I-24
	16.1	Tax Withholding in General	I-24
	16.2	Withholding in or Directed Sale of Shares	I-24

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Annex I Page No.
17.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN		I-25

18.	MISCELLANEOUS PROVISIONS.		I-25
	18.1	Repurchase Rights	I-25
	18.2	Forfeiture Events	I-25
	18.3	Provision of Information	I-25
	18.4	Rights as Employee, Consultant or Director	I-25
	18.5	Rights as a Stockholder	I-26
	18.6	Delivery of Title to Shares	I-26
	18.7	Fractional Shares	I-26
	18.8	Retirement and Welfare Plans	I-26
	18.9	Beneficiary Designation	I-26
	18.10	Severability	I-26
	18.11	No Constraint on Corporate Action	I-26
	18.12	Unfunded Obligation	I-26
	18.13	Choice of Law	I-27

Annex I-iii

CID HOLDCO, INC.
EQUITY INCENTIVE PLAN

1.           ESTABLISHMENT, PURPOSE AND TERM OF PLAN

1.1         Establishment. The CID Holdco, Inc. 2024 Equity Incentive Plan (the “Plan”) is hereby established effective as of [ ], 2024, the date of the closing of the transactions contemplated by that certain business combination agreement dated as of March 18, 2024, entered into by and between ShoulderUp Technology Acquisition Corp., SEE ID, Inc., the Company, and certain other parties, following the Plan’s approval by the stockholders of the Company (the “Effective Date”).

1.2         Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3         Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the earlier of the date that the Plan was approved by the Board or the stockholders of the Company.

2.           DEFINITIONS AND CONSTRUCTION

2.1         Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)         “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b)         “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c)         “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

(d)         “Board” means the Board of Directors of the Company.

(e)         “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f)          “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).

(g)         “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement

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between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(h)         “Change in Control” means the occurrence of any one or a combination of the following:

(i)          any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)         an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)        a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(i)          “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(j)          “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers and, in such instances, references herein to the Committee shall mean the Board. Unless the Board specifically determines otherwise, each member of the Committee shall, at the time it takes any action with respect to an Award under the Plan, be a “non-employee director” within the meaning of Rule 16b-3 and an “independent director” under the rules of any stock exchange on which the Stock is listed. However, the fact that a Committee member shall fail to qualify as “non-employee director” or an “independent director” shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.

(k)         “Company” means CID Holdco, Inc., a Delaware corporation, and any successor corporation thereto.

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(l)          “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(m)        “Director” means a member of the Board.

(n)         “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(o)         “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p)         “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(q)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)          “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)          Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)         If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A or Section 422 of the Code to the extent applicable.

(s)          “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(t)          “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

Annex I-3

(u)         “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(v)         “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(w)        “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).

(x)         “Nonemployee Director” means a Director who is not an Employee.

(y)         “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(z)         “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(aa)        “Officer” means any person designated by the Board as an officer of the Company.

(bb)       “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(cc)        “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(dd)       “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(ee)        “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(ff)         “Participant” means any eligible person who has been granted one or more Awards.

(gg)       “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(hh)       “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(ii)         “Performance Award” means an Award of Performance Shares or Performance Units.

(jj)         “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(kk)       “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(ll)         “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(mm)     “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

Annex I-4

(nn)       “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(oo)       “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(pp)       “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(qq)       “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(rr)        “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.

(ss)        “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(tt)         “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(uu)       “Section 409A” means Section 409A of the Code.

(vv)       “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(ww)     “Securities Act” means the Securities Act of 1933, as amended.

(xx)       “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(yy)       “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.

(zz)        “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

(aaa)      “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(bbb)     “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

Annex I-5

(ccc)      “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(ddd)     “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.

2.2         Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.           ADMINISTRATION

3.1         Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2         Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3         Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4         Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a)         to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b)         to determine the type of Award granted;

(c)         to determine the Fair Market Value of shares of Stock or other property;

(d)         to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)         to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

(f)          to approve one or more forms of Award Agreement;

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(g)         to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h)         to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i)          to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and

(j)          to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.5         Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.

3.6         Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.           SHARES SUBJECT TO PLAN

4.1         Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to ____________ shares (the “Base Reserve”) plus an annual increase, effective as of the first day of the Company’s fiscal year beginning in the year following the fiscal year in which the Company’s stockholders approved the Plan and the first day of each subsequent fiscal year through and including the first day of the Company’s fiscal year beginning on the tenth (10th) anniversary of the commencement of such annual increase, equal to the lesser of (i) ten percent (10%) of the number of shares of Stock outstanding as of the conclusion of the Company’s immediately preceding fiscal year, or (ii) such amount, if any, as the Board may determine, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2         Share Counting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the

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Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 and Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall again become available for issuance under the Plan.

4.3         Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the annual increase set forth in Section 4.1, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion and in accordance with Section 409A and Section 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

4.4         Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of equity awards under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code, without reducing the number of shares otherwise available for issuance under the Plan. In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Employees or Directors of the Participating Company Group prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.

5.           ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS

5.1         Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2         Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

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5.3         Incentive Stock Option Limitations.

(a)         Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed a number of shares equal to three times the Base Reserve. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.

(b)         Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(c)         Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.

5.4         Nonemployee Director Award Limit. Annual compensation awarded to any Nonemployee Director during each calendar year, including both shares of Stock subject to Awards and any cash fees paid to such Nonemployee Director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Nonemployee Director, expense reimbursements or distributions from any deferred compensation program applicable to the Nonemployee Director), may not exceed $1,000,000 in total value, or $2,000,000 in the calendar year in which any Nonemployee Director is initially elected to the Board (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

6.           STOCK OPTIONS

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1         Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.

6.2         Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a

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non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3         Payment of Exercise Price.

(a)         Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) if permitted by the Committee, by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)         Limitations on Forms of Consideration.

(i)          Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(ii)         Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(iii)        Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

6.4         Effect of Termination of Service.

(a)         Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee or in an Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

(i)          Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any

Annex I-10

time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii)         Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service for any reason other than Cause.

(iii)        Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv)        Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b)         Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) or an Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5         Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7.           STOCK APPRECIATION RIGHTS

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1         Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2         Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the

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foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A.

7.3         Exercisability and Term of SARs.

(a)         Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b)         Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4         Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee and set forth in the Award Agreement, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5         Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion. The Company may elect to discontinue the deemed exercise of SARs pursuant to this Section 7.5 at any time upon notice to a Participant or to apply the deemed exercise feature only to certain groups of Participants. The deemed exercise of a SAR pursuant to this Section 7.5 shall apply only to a SAR that has been timely accepted by a Participant under procedures specified by the Company from time to time.

7.6         Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee or in an Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

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7.7         Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8.           RESTRICTED STOCK AWARDS

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1         Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2         Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3         Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4         Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5         Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

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8.6         Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7         Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8         Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.           RESTRICTED STOCK UNITS

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1         Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2         Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3         Vesting. Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

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9.4         Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5         Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6         Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement or an Election (as defined in Section 15.2). Notwithstanding the foregoing, the Committee, in its discretion, may provide in an Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7         Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

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10.         PERFORMANCE AWARDS

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1       Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2       Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3       Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4       Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance or other criteria established by the Committee (each, a “Performance Measure”), subject to the following:

(a)         Performance Measures. Performance Measures based on objective criteria shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, without limitation, as determined by the Committee:

(i)          revenue;

(ii)         sales;

(iii)        expenses;

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(iv)        operating income;

(v)         gross margin;

(vi)        operating margin;

(vii)       earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii)      pre-tax profit;

(ix)        net operating income;

(x)         net income;

(xi)        economic value added;

(xii)       free cash flow;

(xiii)      operating cash flow;

(xiv)      balance of cash, cash equivalents and marketable securities;

(xv)       stock price;

(xvi)      earnings per share;

(xvii)     return on stockholder equity;

(xviii)    return on capital;

(xix)      return on assets;

(xx)       return on investment;

(xxi)      total stockholder return;

(xxii)     employee satisfaction;

(xxiii)    employee retention;

(xxiv)    market share;

(xxv)     customer satisfaction;

(xxvi)    product development;

(xxvii)   research and development expenses;

(xxviii)  completion of an identified special project;

(xxix)    completion of a joint venture or other corporate transaction; and

(xxx)     personal performance objectives established for an individual Participant or group of Participants.

Notwithstanding the foregoing, the Committee retains discretion to select any other Performance Measures whether or not listed herein.

(b)         Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

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10.5       Settlement of Performance Awards.

(a)         Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b)         Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.

(c)         Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d)         Notice to Participants. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e)         Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement or an Election. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f)          Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6       Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become

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nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

10.7       Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, if the Participant’s Service terminates for any reason before the completion of the Performance Period applicable to the Performance Award, the Award shall be forfeited.

10.8       Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11.         CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1       Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2       Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3       Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.

11.4       Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines and set forth in the Award Agreement. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

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11.5       Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

11.6       Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

11.7       Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12.         STANDARD FORMS OF AWARD AGREEMENT

12.1       Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a Company-executed Award Agreement, which execution may be evidenced by electronic means.

12.2       Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13.         CHANGE IN CONTROL

13.1       Effect of Change in Control on Awards. In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide in an Award Agreement or otherwise for any one or more of the following:

(a)         Accelerated Vesting. In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

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(b)         Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, with appropriate adjustments in accordance with Section 4.3. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c)         Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without notice or payment of consideration to the holder thereof.

(d)         Adjustments and Earnouts. In making any determination pursuant to this Section 13.1 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company’s Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A or Section 424 of the Code.

13.2       Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b) or otherwise restricted by Section 409A, shall be settled effective immediately prior to the time of consummation of the Change in Control.

13.3       Federal Excise Tax Under Section 4999 of the Code. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

14.         COMPLIANCE WITH SECURITIES LAW

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition,

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no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.         COMPLIANCE WITH SECTION 409A

15.1       Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a)         A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b)         Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1∕2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

15.2       Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A and the Company, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

(a)         Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b)         Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.

(c)         Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

15.3       Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a)         No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

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(b)         Each subsequent Election related to a payment in settlement of an Award not described in Sections 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c)         No subsequent Election related to a payment pursuant to Section 15.4(a)(vi) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d)         Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

15.4       Payment of Section 409A Deferred Compensation.

(a)         Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i)          The Participant’s “separation from service” (as defined by Section 409A);

(ii)         The Participant’s becoming “disabled” (as defined by Section 409A);

(iii)        The Participant’s death;

(iv)        A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

(v)         A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi)        The occurrence of an “unforeseeable emergency” (as defined by Section 409A).

(b)         Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c)         Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d)         Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum or commence upon the determination that the Participant has become disabled.

(e)         Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

Annex I-23

(f)          Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(g)         Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(h)         Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

(i)          No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

16.         TAX WITHHOLDING

16.1       Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

16.2       Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

Annex I-24

17.         AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2 and 4.3), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

18.         MISCELLANEOUS PROVISIONS

18.1       Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2       Forfeiture Events.

(a)         The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.

(b)         If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve-(12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve-(12-) month period.

18.3       Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.4       Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain

Annex I-25

an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.5       Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4 or another provision of the Plan.

18.6       Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.7       Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8       Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement specifically references Awards, a general reference to “benefits” or a similar term in such agreement shall not be deemed to refer to Awards granted hereunder.

18.9       Beneficiary Designation. Subject to local laws and procedures and if the Committee so permits, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.10     Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.11     No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.12     Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its

Annex I-26

payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.13     Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

Annex I-27

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the CID Holdco, Inc. 2024 Equity Incentive Plan as duly adopted by the Board on [__________], 2024.

/s/
[ ], Secretary

Annex I-28

Annex J

FORM OF WARRANT ASSUMPTION AND ASSIGNMENT AGREEMENT

[To come]

Annex J-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that its directors, officers, employees and agents are entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees, and agents is set forth below.

Section 145. Indemnification of officers, directors, employees, and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision on the Registrant’s amended and restated certificate of incorporation is to eliminate the Registrant’s rights and those of the stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Registrant’s amended and restated certificate of incorporation, the liability of the Registrant’s directors to it or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by its stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors on a retroactive basis.

The Registrant’s amended and restated certificate of incorporation provides that it will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former officers and directors, as well as those persons who, while directors or officers of its corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s amended and restated certificate of incorporation will be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by the Registrant’s amended and restated certificate of incorporation is a contract right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director (solely in the capacity as an officer or director of its corporation) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s amended and restated certificate of incorporation permits it, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Registrant’s amended and restated certificate of incorporation.

The Registrant’s bylaws include provisions relating to the advancement of expenses and indemnification rights consistent with those set forth in the Registrant’s amended and restated certificate of incorporation. In addition, the Registrant’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s bylaws also permit it to purchase and maintain insurance, at its expense, to protect the Registrant and/or any director, officer, employee or agent of the Registrant’s corporation or another entity, trust or other enterprise against any expense, liability, or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Registrant’s bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statements Schedules.

Exhibit Number	Description of Exhibit
2.1†

Business Combination Agreement, dated as of March 18, 2024, by and among ShoulderUp, Holdings, ShoulderUp Merger Sub, SEI Merger Sub, and the Company (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1**

Amended and Restated Certificate of Incorporation Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41076) filed on November 23, 2021, and incorporated herein by reference.

3.2**

Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated April 21, 2023 Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41076) filed on April 26, 2023 and incorporated herein by reference.

3.3**	Bylaws Filed as Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (File No. 333-260503) filed on October 26, 2021 and incorporated herein by reference.
3.4	Form of Amended and Restated Certificate of Incorporation of CID HoldCo, Inc. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex B).

Exhibit Number	Description of Exhibit
3.5	Form of Bylaws of CID HoldCo, Inc. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex C).
4.1**

Specimen Class A Common Stock Certificate Filed as Exhibit 4.2 to the Company’s Amendment No.1 to Registration Statement on Form S-1 (File No. 333-260503) filed on November 8, 2021 and incorporated herein by reference.

4.2**

Specimen Unit Certificate Filed as Exhibit 4.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-260503) filed on November 8, 2021 and incorporated herein by reference.

4.3**

Specimen Warrant Certificate Filed as Exhibit 4.3 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-260503) filed on November 8, 2021 and incorporated herein by reference.

4.4**

Warrant Agreement, dated November 16, 2021, by and between the Company and Continental Stock Transfer & Trust Company Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-41076) filed on November 23, 2021 and incorporated herein by reference.

4.5*	Specimen Common Stock Certificate of CID HoldCo, Inc.
4.6*	Specimen Warrant Certificate of CID HoldCo, Inc.
5.1*	Legal opinion of DLA Piper LLP (US)
8.1*	Legal opinion of DLA Piper LLP (US) & Hart LLP
10.1

Sponsor Support Agreement, dated as of March 18, 2024, by and among ShoulderUp Technology Acquisition Corp., SEE ID, Inc., and ShoulderUp Technology Sponsor, LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex E).

10.2

Stockholder Support Agreement, dated as of March 18, 2024, by and among ShoulderUp Technology Acquisition Corp., SEE ID Inc. and certain key stockholders of SEE ID, Inc. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex F).

10.3

Registration Rights and Lock-Up Agreement, by and among ShoulderUp Technology Acquisition Corp., ShoulderUp Technology Sponsor LLC, SEE ID Stockholders, and holders of ShoulderUp Technology Acquisition Corp. Class B Common Stock. (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex G).

10.4

Letter Agreement, dated November 16, 2021, by and among the Company, each of its officers and directors and ShoulderUp Technology Sponsor LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex D).

10.5

Form of Amendment to the that certain Letter Agreement, dated November 16, 2021, by and among ShoulderUp Technology Acquisition Corp., its executive officers, its directors, and ShoulderUp Technology Sponsor LLC (attached to this proxy statement/prospectus which forms a part of this registration statement as Annex DD).

10.6**

Investment Management Trust Agreement, dated November 16, 2021, by and between the Company and Continental Stock Transfer & Trust Company Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-41076) filed on November 23, 2021 and incorporated herein by reference.

10.7**

Amendment to the Investment Management Trust Agreement, dated April 20, 2023, by and between the Company and Continental Stock Transfer & Trust Company Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41076) filed on April 26, 2023 and incorporated herein by reference.

10.8**

Registration Rights Agreement, dated November 16, 2021, by and between the Company and ShoulderUp Technology Sponsor LLC Filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-41076) filed on November 23, 2021 and incorporated herein by reference.

10.9**

Private Placement Unit Purchase Agreement, dated November 16, 2021, by and between the Company and ShoulderUp Technology Sponsor LLC Filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-41076) filed on November 23, 2021 and incorporated herein by reference.

21.1*	Subsidiaries of Registrant.
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of ShoulderUp Technology Acquisition Acquisition Corp.
23.2	Consent of Wolf & Company, P.C., independent registered public accounting firm of SEE ID, INC..
23.3	Consent of (included in Exhibit 5.1).

Exhibit Number	Description of Exhibit
23.4	Consent of (included in Exhibit 8.1).
24.1	Power of Attorney (included on signature page).
99.1*	Consent of Ed Nabrotzky to be named as director.
99.2*	Consent of Dr. Sheldon W. Paul to be named as director.
99.3*	Consent of Jeff Saling to be named as director.
99.4*	Consent of Joanna Burkey to be named as director.
99.5	Form of Proxy Card
107	Filing Fee Table

____________

*        To be filed by amendment.

**      Previously filed.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9)    To supply by means of a post-effective amendment all information concerning this transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the New York, State of New York, on October 11, 2024.

CID HOLDCO, INC.
By:	/s/ Phyllis W. Newhouse
Name:	Phyllis W. Newhouse
Title:	Chief Executive Officer
SEE ID, INC.
By:	/s/ Edmund Nabrotsky
Name:	Edmund Nabrotsky
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Phyllis W. Newhouse, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on October 11, 2024.

Signature	Title	Date
CID Holdco, Inc.
/s/ Phyllis W. Newhouse	Chief Executive Officer and Director	October 11, 2024
Phyllis W. Newhouse	(Principal Executive Officer)
/s/ Rashaun Williams	Chief Financial Officer and Director	October 11, 2024
Rashaun Williams	(Principal Executive and Accounting Officer)
SEE ID, Inc.
/s/ Edmund Nabrotsky	Chief Executive Officer and Director	October 11, 2024
Edmund Nabrotsky	(Principal Executive Officer)
/s/ Charles Maddox	Chief Financial Officer and Director	October 11, 2024
Charles Maddox	(Principal Accounting and Financial Officer)
/s/ William Reny	Director	October 11, 2024
William Reny